FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206677-19

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated September 28, 2017, may be amended or completed prior to time of sale.

$588,021,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2017-C40
(Central Index Key Number 0001716187)
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Barclays Bank PLC

(Central Index Key Number 0000312070)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Rialto Mortgage Finance, LLC
(Central Index Key Number 0001592182)

C-III Commercial Mortgage LLC
(Central Index Key Number 0001541214)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C40

Wells Fargo Commercial Mortgage Securities, Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2017-C40 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E, Class F, Class G, Class H, Class J, Class V and Class R certificates and the RR Interest) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Wells Fargo Commercial Mortgage Trust 2017-C40. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in November 2017. The rated final distribution date for the certificates is October 2050.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$23,786,000%		(5)	May 2022
Class A-2	$23,626,000%		(5)	November 2022
Class A-SB	$32,869,000%		(5)	April 2027
Class A-3	$185,000,000%		(5)	August 2027
Class A-4	$203,796,000%		(5)	September 2027
Class X-A	$469,077,000	(6)%	Variable(7)	NAP
Class X-B	$118,944,000	(8)%	Variable(9)	NAP
Class A-S	$56,122,000%		(5)	September 2027
Class B	$32,668,000%		(5)	September 2027
Class C	$30,154,000%		(5)	September 2027

(Footnotes on table on pages 3 and 4)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 61 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Wells Fargo Commercial Mortgage Securities, Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Wells Fargo Securities, LLC, Barclays Capital Inc. and Academy Securities, Inc. will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Wells Fargo Securities, LLC and Barclays Capital Inc. are acting as co-lead managers and joint bookrunners in the following manner: Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to approximately 62.6% of each class of offered certificates, and Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 37.4% of each class of offered certificates. Academy Securities, Inc. is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about October 17, 2017. Wells Fargo Commercial Mortgage Securities, Inc. expects to receive from this offering approximately [_]% of the aggregate certificate balance of the offered certificates, plus accrued interest from October 1, 2017, before deducting expenses payable by the depositor.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner
Academy Securities, Inc. Co-Manager

September      , 2017

Wells Fargo Commercial Mortgage Trust 2017-C40

Commercial Mortgage Pass-Through Certificates, Series 2017-C40

Washington
3 properties
$4,064,547
0.6% of total
Wyoming
1 property
$106,478
0.0% of total
Kansas
1 property
$5,771,950
0.8% of total
North Dakota
1 property
$4,244,702
0.6% of total
Missouri
2 properties
$14,554,989
2.1% of total
Minnesota
3 properties
$341,551
0.0% of total
Illinois
4 properties
$20,295,819
2.9% of total
Indiana
7 properties
$7,220,813
1.0% of total
New York
1 property
$60,000,000
8.5% of total
Wisconsin
6 properties
$47,911,840
6.8% of total
Michigan
7 properties
$15,963,141
2.3% of total
Ohio
4 properties
$2,143,401
0.3% of total
Pennsylvania
5 properties
$10,109,370
1.4% of total
Oregon
1 property
$228,814
0.0% of total
Connecticut
1 property
$96,283
0.0% of total
Idaho
1 property
$2,300,000
0.3% of total
New Jersey
2 properties
$20,133,373
2.9% of total
Maryland
3 properties
$10,796,145
1.5% of total
California
26 properties
$147,441,696
20.9% of total
Virginia
4 properties
$11,495,743
1.6% of total
Utah
2 properties
$8,161,625
1.2% of total
North Carolina
2 properties
$25,955,186
3.7% of total
Arizona
2 properties
$8,877,840
1.3% of total
Georgia
5 properties
$63,342,577
9.0% of total
New Mexico
1 property
$5,000,000
0.7% of total
Colorado
2 properties
$15,388,409
2.2% of total
Oklahoma
2 properties
$139,912
0.0% of total
Arkansas
1 property
$36,136
0.0% of total
Kentucky
2 properties
$4,781,115
0.7% of total
Florida
11 properties
$26,920,113
3.8% of total
Texas
35 properties
$109,055,949
15.5% of total
Louisiana
1 property
$50,000,000
7.1% of total
Tennessee
1 property
$2,500,000
0.4% of total
Percentage of
Cut-Off Date Balance
<1.0%
1.0% – 5.0%
5.1% – 20.9%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$23,786,000		30.000%	%	(5)	May 2022	2.59	11/17 – 05/22
A-2	$23,626,000		30.000%	%	(5)	November 2022	4.67	05/22 – 11/22
A-SB	$32,869,000		30.000%	%	(5)	April 2027	7.36	11/22 – 04/27
A-3	$185,000,000		30.000%	%	(5)	August 2027	9.67	04/27 – 08/27
A-4	$203,796,000		30.000%	%	(5)	September 2027	9.87	08/27 – 09/27
X-A	$469,077,000	(6)	NAP	%	Variable(7)	NAP	NAP	NAP
X-B	$118,944,000	(8)	NAP	%	Variable(9)	NAP	NAP	NAP
A-S	$56,122,000		21.625%	%	(5)	September 2027	9.91	09/27 – 09/27
B	$32,668,000		16.750%	%	(5)	September 2027	9.91	09/27 – 09/27
C	$30,154,000		12.250%	%	(5)	September 2027	9.91	09/27 – 09/27
Non-Offered Certificates
X-D	$34,344,000	(10)	NAP	%	Variable(11)	NAP	NAP	NAP
D	$34,344,000		7.125%	%	(5)	September 2027	9.91	09/27 – 09/27
E	$6,701,000		6.125%	%	(5)	September 2027	9.91	09/27 – 09/27
F	$9,214,000		4.750%	%	(5)	October 2027	9.91	09/27 – 10/27
G	$6,701,000		3.750%	%	(5)	October 2027	9.99	10/27 – 10/27
H	$3,350,000		3.250%	%	(5)	October 2027	9.99	10/27 – 10/27
J	$21,779,541		0.000%	%	(5)	October 2027	9.99	10/27 – 10/27
V(12)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(13)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Non-Offered Eligible Vertical Interest
RR Interest	$35,268,975.86		NAP	%	WAC(14)	October 2027	9.26	11/17 – 10/27

(1)	Approximate, subject to a permitted variance of plus or minus 5%. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates may vary depending upon the final pricing of the classes of principal balance certificates whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X-A, Class X-B or Class X-D certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The Class X-A certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(11)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)	The Class V certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class V certificates will only be entitled to a specified portion of distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus.

(13)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(14)	The effective interest rate for the RR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

The Class X-D, Class D, Class E, Class F, Class G, Class H, Class J, Class V and Class R certificates and the RR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	24
Risk Factors	61
The Certificates May Not Be a Suitable Investment for You	61
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	61
Risks Related to Market Conditions and Other External Factors	61
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	61
Other Events May Affect the Value and Liquidity of Your Investment	62
Risks Relating to the Mortgage Loans	62
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	62
Risks of Commercial and Multifamily Lending Generally	63
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	64
General	64
A Tenant Concentration May Result in Increased Losses	65
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	66
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	66
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	67
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	67
Early Lease Termination Options May Reduce Cash Flow	68
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	69
Retail Properties Have Special Risks	69
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	69
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	70
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	70
Office Properties Have Special Risks	71
Hotel Properties Have Special Risks	72
Risks Relating to Affiliation with a Franchise or Hotel Management Company	74
Industrial Properties Have Special Risks	75
Self Storage Properties Have Special Risks	76
Leased Fee Properties Have Special Risks	77
Multifamily Properties Have Special Risks	77
Mixed Use Properties Have Special Risks	79
Manufactured Housing Community Properties Have Special Risks	80
Condominium Ownership May Limit Use and Improvements	81
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	83
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	83
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	85

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	86
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	87
Risks Related to Zoning Non-Compliance and Use Restrictions	89
Risks Relating to Inspections of Properties	91
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	91
Insurance May Not Be Available or Adequate	91
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	92
Terrorism Insurance May Not Be Available for All Mortgaged Properties	93
Risks Associated with Blanket Insurance Policies or Self-Insurance	94
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	95
Limited Information Causes Uncertainty	95
Historical Information	95
Ongoing Information	95
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	96
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	97
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	97
Static Pool Data Would Not Be Indicative of the Performance of this Pool	98
Appraisals May Not Reflect Current or Future Market Value of Each Property	99
Seasoned Mortgage Loans Present Additional Risk of Repayment	100
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	101
The Borrower’s Form of Entity May Cause Special Risks	101
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	104
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	104
Other Financings or Ability to Incur Other Indebtedness Entails Risk	106
Tenancies-in-Common May Hinder Recovery	107
Risks Relating to Enforceability of Cross-Collateralization	108
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	108
Risks Associated with One Action Rules	108
State Law Limitations on Assignments of Leases and Rents May Entail Risks	109
Various Other Laws Could Affect the Exercise of Lender’s Rights	109
Risks of Anticipated Repayment Date Loans	109
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	110
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	110
Risks Related to Ground Leases and Other Leasehold Interests	112
Increases in Real Estate Taxes May Reduce Available Funds	113
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	114
Risks Related to Conflicts of Interest	114

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	114
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	117
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	117
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	119
Potential Conflicts of Interest of the Operating Advisor	122
Potential Conflicts of Interest of the Asset Representations Reviewer	123
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	124
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	127
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	128
Other Potential Conflicts of Interest May Affect Your Investment	129
Other Risks Relating to the Certificates	129
The Certificates Are Limited Obligations	129
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	129
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	130
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	134
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	136
General	136
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	137
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	139
Losses and Shortfalls May Change Your Anticipated Yield	139
Risk of Early Termination	140
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	140
Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively	141
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	141
You Have Limited Voting Rights	141
The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	142
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	145
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	145
Risks Relating to Modifications of the Mortgage Loans	147
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	148
Risks Relating to Interest on Advances and Special Servicing Compensation	149

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	149
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	150
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	153
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	153
Tax Considerations Relating to Foreclosure	153
REMIC Status	154
Material Federal Tax Considerations Regarding Original Issue Discount	154
Description of the Mortgage Pool	155
General	155
Co-Originated or Third-Party Originated Mortgage Loans	156
Certain Calculations and Definitions	157
Definitions	158
Mortgage Pool Characteristics	172
Overview	172
Property Types	174
Retail Properties	174
Office Properties	175
Hospitality Properties	175
Industrial Properties	179
Self Storage Properties	179
Leased Fee Properties	180
Mixed Use Properties	180
Manufactured Housing Community Properties	180
Multifamily Properties	181
Specialty Use Concentrations	181
Mortgage Loan Concentrations	183
Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	183
Multi-Property Mortgage Loans, Cross-Collateralized Mortgage Loans and Related Borrower Mortgage Loans	184
Geographic Concentrations	186
Mortgaged Properties with Limited Prior Operating History	187
Tenancies-in-Common or Diversified Ownership	188
Condominium Interests	189
Fee & Leasehold Estates; Ground Leases	189
Environmental Considerations	190
Redevelopment, Renovation and Expansion	194
Assessment of Property Value and Condition	195
Litigation and Other Considerations	195
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	196
Tenant Issues	199
Tenant Concentrations	199
Lease Expirations and Terminations	199
Expirations	199
Terminations	200
Other	201
Purchase Options and Rights of First Refusal	203
Insurance Considerations	205
Use Restrictions	207

Appraised Value	207
Non-Recourse Carveout Limitations	209
Real Estate and Other Tax Considerations	210
Delinquency Information	211
Certain Terms of the Mortgage Loans	211
Amortization of Principal	211
Due Dates; Mortgage Rates; Calculations of Interest	212
ARD Loans	212
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	213
Voluntary Prepayments	214
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	215
Defeasance	216
Releases; Partial Releases	217
Escrows	222
Mortgaged Property Accounts	223
Exceptions to Underwriting Guidelines	225
Additional Indebtedness	228
General	228
Whole Loans	229
Mezzanine Indebtedness	229
Other Secured Indebtedness	232
Preferred Equity	233
Other Unsecured Indebtedness	233
The Whole Loans	234
General	234
The Serviced Whole Loans	241
Intercreditor Agreement	241
Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans	242
Control Rights with respect to Servicing Shift Whole Loans	242
Certain Rights of each Non-Controlling Holder	242
Sale of Defaulted Mortgage Loan	243
The Non-Serviced Pari Passu Whole Loans	244
Intercreditor Agreement	244
Control Rights	245
Certain Rights of each Non-Controlling Holder	245
Custody of the Mortgage File	246
Sale of Defaulted Mortgage Loan	247
The Non-Serviced AB Whole Loans	247
The Del Amo Fashion Center Whole Loan	247
Additional Information	254
Transaction Parties	254
The Sponsors and Mortgage Loan Sellers	254
Barclays Bank PLC	254
General	254
Barclays’ Securitization Program	255
Review of Barclays Mortgage Loans	256
Barclays’ Underwriting Guidelines and Processes	258
Compliance with Rule 15Ga-1 under the Exchange Act	261
Retained Interests in This Securitization	261
Wells Fargo Bank, National Association	262
General	262

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	262
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	263
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	268
Compliance with Rule 15Ga-1 under the Exchange Act	270
Retained Interests in This Securitization	273
Rialto Mortgage Finance, LLC	273
General	273
Rialto Mortgage’s Securitization Program	274
Rialto Mortgage’s Underwriting Standards and Loan Analysis	274
Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor	279
Compliance with Rule 15Ga-1 under the Exchange Act	280
Retained Interests in This Securitization	281
C-III Commercial Mortgage LLC	281
General	281
C-III CM’s Underwriting Guidelines and Processes	283
C-III CM Mortgage Loan Originated by Parties Other Than C3CM	289
Exceptions	290
Review of Mortgage Loans for Which C-III CM is the Sponsor	290
Compliance with Rule 15Ga-1 under the Exchange Act	292
Retained Interests in This Securitization	292
The Depositor	292
The Issuing Entity	293
The Trustee	294
The Certificate Administrator	295
The Master Servicer	297
The Special Servicer	302
Affiliated Servicer	305
The Operating Advisor and Asset Representations Reviewer	308
Credit risk retention	310
General	310
RR Interest	311
Retained Certificate Available Funds	311
Priority of Distributions	311
Allocation of Retained Certificate Realized Losses	312
Excess Interest	312
Qualifying CRE Loans	312
Description of the Certificates	313
General	313
Distributions	315
Method, Timing and Amount	315
Available Funds	316
Priority of Distributions	318
Pass-Through Rates	322
Interest Distribution Amount	324
Principal Distribution Amount	324
Certain Calculations with Respect to Individual Mortgage Loans	326
Excess Interest	328
Application Priority of Mortgage Loan Collections or Whole Loan Collections	328
Allocation of Yield Maintenance Charges and Prepayment Premiums	331
Assumed Final Distribution Date; Rated Final Distribution Date	333
Prepayment Interest Shortfalls	333
Subordination; Allocation of Realized Losses	335

Reports to Certificateholders; Certain Available Information	337
Certificate Administrator Reports	337
Information Available Electronically	344
Voting Rights	349
Delivery, Form, Transfer and Denomination	350
Book-Entry Registration	350
Definitive Certificates	353
Certificateholder Communication	354
Access to Certificateholders’ Names and Addresses	354
Requests to Communicate	354
List of Certificateholders	355
Description of the Mortgage Loan Purchase Agreements	355
General	355
Dispute Resolution Provisions	367
Asset Review Obligations	367
Pooling and Servicing Agreement	367
General	367
Assignment of the Mortgage Loans	368
Servicing Standard	369
Subservicing	370
Advances	371
P&I Advances	371
Servicing Advances	372
Nonrecoverable Advances	373
Recovery of Advances	374
Accounts	376
Withdrawals from the Collection Account	378
Servicing and Other Compensation and Payment of Expenses	381
General	381
Master Servicing Compensation	387
Special Servicing Compensation	390
Disclosable Special Servicer Fees	394
Certificate Administrator and Trustee Compensation	395
Operating Advisor Compensation	395
Asset Representations Reviewer Compensation	396
CREFC® Intellectual Property Royalty License Fee	397
Appraisal Reduction Amounts	398
Maintenance of Insurance	405
Modifications, Waivers and Amendments	408
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	413
Inspections	415
Collection of Operating Information	416
Special Servicing Transfer Event	416
Asset Status Report	419
Realization Upon Mortgage Loans	423
Sale of Defaulted Loans and REO Properties	425
The Directing Certificateholder	428
General	428
Major Decisions	430
Asset Status Report	433
Replacement of the Special Servicer	433
Control Termination Event and Consultation Termination Event	434
Servicing Override	436

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans	437
Rights of the Holders of Serviced Pari Passu Companion Loans	437
Limitation on Liability of Directing Certificateholder	437
The Operating Advisor	438
General	438
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	439
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	440
Recommendation of the Replacement of the Special Servicer	442
Eligibility of Operating Advisor	443
Other Obligations of Operating Advisor	443
Delegation of Operating Advisor’s Duties	444
Termination of the Operating Advisor With Cause	444
Rights Upon Operating Advisor Termination Event	445
Waiver of Operating Advisor Termination Event	446
Termination of the Operating Advisor Without Cause	446
Resignation of the Operating Advisor	447
Operating Advisor Compensation	447
The Asset Representations Reviewer	447
Asset Review	447
Asset Review Trigger	447
Asset Review Vote	449
Review Materials	449
Asset Review	451
Eligibility of Asset Representations Reviewer	453
Other Obligations of Asset Representations Reviewer	453
Delegation of Asset Representations Reviewer’s Duties	454
Asset Representations Reviewer Termination Events	454
Rights Upon Asset Representations Reviewer Termination Event	455
Termination of the Asset Representations Reviewer Without Cause	455
Resignation of Asset Representations Reviewer	456
Asset Representations Reviewer Compensation	456
Limitation on Liability of Risk Retention Consultation Party	456
Replacement of the Special Servicer Without Cause	457
Termination of the Master Servicer or Special Servicer for Cause	461
Servicer Termination Events	461
Rights Upon Servicer Termination Event	462
Waiver of Servicer Termination Event	464
Resignation of the Master Servicer or Special Servicer	464
Limitation on Liability; Indemnification	465
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	468
Dispute Resolution Provisions	469
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	469
Repurchase Request Delivered by a Party to the PSA	469
Resolution of a Repurchase Request	470
Mediation and Arbitration Provisions	473
Servicing of the Non-Serviced Mortgage Loans	474
General	475
Servicing of the 225 & 233 Park Avenue South Mortgage Loan	478
Servicing of the Mall of Louisiana Mortgage Loan	478

Servicing of the Del Amo Fashion Center Mortgage Loan	479
Servicing of the Pleasant Prairie Premium Outlets Mortgage Loan	480
Servicing of the iStar Leased Fee Portfolio Mortgage Loan and the Magnolia Hotel Denver Mortgage Loan	481
Servicing of the Starwood Capital Group Hotel Portfolio Mortgage Loan	482
Servicing of the Servicing Shift Mortgage Loans	482
Rating Agency Confirmations	484
Evidence as to Compliance	486
Limitation on Rights of Certificateholders to Institute a Proceeding	487
Termination; Retirement of Certificates	488
Amendment	489
Resignation and Removal of the Trustee and the Certificate Administrator	492
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	493
Certain Legal Aspects of Mortgage Loans	493
California	493
Texas	494
General	495
Types of Mortgage Instruments	495
Leases and Rents	495
Personalty	496
Foreclosure	496
General	496
Foreclosure Procedures Vary from State to State	496
Judicial Foreclosure	497
Equitable and Other Limitations on Enforceability of Certain Provisions	497
Nonjudicial Foreclosure/Power of Sale	497
Public Sale	498
Rights of Redemption	499
Anti-Deficiency Legislation	500
Leasehold Considerations	500
Cooperative Shares	500
Bankruptcy Laws	501
Environmental Considerations	507
General	507
Superlien Laws	507
CERCLA	508
Certain Other Federal and State Laws	508
Additional Considerations	509
Due-on-Sale and Due-on-Encumbrance Provisions	509
Subordinate Financing	509
Default Interest and Limitations on Prepayments	510
Applicability of Usury Laws	510
Americans with Disabilities Act	510
Servicemembers Civil Relief Act	511
Anti-Money Laundering, Economic Sanctions and Bribery	511
Potential Forfeiture of Assets	512
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	512
Pending Legal Proceedings Involving Transaction Parties	515
Use of Proceeds	515
Yield and Maturity Considerations	515
Yield Considerations	515
General	515

Rate and Timing of Principal Payments	515
Losses and Shortfalls	517
Certain Relevant Factors Affecting Loan Payments and Defaults	518
Delay in Payment of Distributions	519
Yield on the Certificates with Notional Amounts	519
Weighted Average Life	519
Pre-Tax Yield to Maturity Tables	524
Material Federal Income Tax Considerations	528
General	528
Qualification as a REMIC	529
Status of Offered Certificates	531
Taxation of Regular Interests	531
General	531
Original Issue Discount	531
Acquisition Premium	534
Market Discount	534
Premium	535
Election To Treat All Interest Under the Constant Yield Method	535
Treatment of Losses	536
Yield Maintenance Charges and Prepayment Premiums	537
Sale or Exchange of Regular Interests	537
Taxes That May Be Imposed on a REMIC	538
Prohibited Transactions	538
Contributions to a REMIC After the Startup Day	538
Net Income from Foreclosure Property	538
Bipartisan Budget Act of 2015	539
Taxation of Certain Foreign Investors	539
FATCA	540
Backup Withholding	541
Information Reporting	541
3.8% Medicare Tax on “Net Investment Income”	541
Reporting Requirements	541
Certain State and Local Tax Considerations	542
Method of Distribution (Underwriter)	543
Incorporation of Certain Information by Reference	545
Where You Can Find More Information	545
Financial Information	546
Certain ERISA Considerations	546
General	546
Plan Asset Regulations	547
Administrative Exemptions	547
Insurance Company General Accounts	551
Legal Investment	551
Legal Matters	552
Ratings	553
Index of Defined Terms	556

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1

Annex A-2:	Mortgage Pool Information (Tables)	A-2-1

Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	A-3-1

Annex B:	Form of Distribution Date Statement	B-1

Annex C:	Form of Operating Advisor Annual Report	C-1

Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1

Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR

INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 24 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 61 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 556 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS

FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE DEPOSITOR FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”)) RECEIVED BY IT IN CONNECTION

WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE

CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN

CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR A PUBLIC OFFERING IN KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN KOREA OR TO ANY RESIDENT OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE

SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2017-C40.

Depositor	Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, a wholly-owned subsidiary of Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, which is a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation. The depositor’s address is 301 South College Street, Charlotte, North Carolina 28288–0166 and its telephone number is (704) 374-6161. See “Transaction Parties—The Depositor”.

Issuing Entity	Wells Fargo Commercial Mortgage Trust 2017-C40, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors; Mortgage

Loan Sellers; Originators	The sponsors of this transaction are:

●	Barclays Bank PLC, a public limited company registered in England and Wales

●	Wells Fargo Bank, National Association, a national banking association

●	Rialto Mortgage Finance, LLC, a Delaware limited liability company

●	C-III Commercial Mortgage LLC, a Delaware limited liability company

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The mortgage loan sellers will transfer to the depositor the mortgage loans set forth in the following chart, and the depositor will in turn sell the mortgage loans to the issuing entity.

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Barclays Bank PLC	17	$263,526,846	37.4%
Wells Fargo Bank, National Association	17	261,105,441	37.0
Rialto Mortgage Finance, LLC	12	109,139,205	15.5
C-III Commercial Mortgage LLC	19	71,608,026	10.2
Total	65	$705,379,517	100.0%

All of the mortgage loans were originated by their respective sellers, except (i) those certain mortgage loans part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders, (ii) that one mortgage loan to be sold by C-III Commercial Mortgage LLC was originated by JPMorgan Chase Bank, (iii) that three (3) mortgage loans to be sold by C-III Commercial Mortgage LLC were originated by Union Capital Funding LLC and (iv) one mortgage loan to be sold by Rialto Mortgage Finance, LLC was originated by Citi Real Estate Funding Inc.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Pool—General—Co-Originated or Third-Party Originated Mortgage Loans”.

Master Servicer	Wells Fargo Bank, National Association will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Prior to the applicable servicing shift securitization date, each of the servicing shift whole loans will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	C-III Asset Management LLC, a Delaware limited liability company, will act as special servicer with respect to the mortgage loans (other than any excluded special servicer loans) and any related companion loan other than with respect to the non-serviced mortgage loans and related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) reviewing, evaluating, processing and providing or withholding consent as to major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal place of business of the special servicer is located at 5221 N. O’Connor Blvd., Suite 600, Irving, Texas 75039. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”. C-III Asset Management LLC is an affiliate of C-III Commercial Mortgage LLC, a sponsor, a mortgage loan seller and an originator.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan with respect to the directing certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to select the related excluded special servicer; provided that if the resigning special servicer fails to appoint the related excluded special servicer within 30 days of the special servicer’s notice of resignation, such resigning special servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of an excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

C-III Asset Management LLC is expected to be appointed to be the special servicer by RCC Real Estate, Inc., a Delaware corporation, which, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Prior to the applicable servicing shift securitization date, each of the servicing shift whole loans, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: WFCM 2017-C40. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to the servicing shift mortgage loans if the related whole loan becomes a specially serviced loan prior to the related servicing shift securitization date. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See

“Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or servicing shift whole loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be the most subordinate class of the Class E, Class F, Class G, Class H and Class J certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is expected that on the closing date RCC Real Estate, Inc. or an affiliate will purchase or otherwise acquire the Class E, Class F, Class G, Class H, Class J and Class V certificates, and that RCC Real Estate, Inc. will be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan or (iii) any excluded loan with respect to the directing certificateholder).

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the related servicing shift securitization date, the rights of the controlling noteholder of such servicing shift whole loan are expected to be exercisable by the directing certificateholder (or the equivalent) under the servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans”. RCC Real Estate, Inc. is a wholly-owned subsidiary of Resource Capital Corp., which is externally managed by an affiliate of C-III Commercial Mortgage LLC, a sponsor, a mortgage loan seller and an originator, and C-III Asset Management LLC, the special servicer.

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party	The risk retention consultation party will have certain non-binding consultation rights in certain circumstances with respect to any specially serviced loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will generally be the party selected by the holder or holders of more than 50% of the RR Interest (by certificate balance). Wells Fargo Bank, National Association is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party or the holder of the majority of the RR Interest, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party or the holder of the majority of the RR Interest is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in October 2017 (or, in the case of any mortgage loan that has its first due date in November 2017, the date that would have been its due date in October 2017 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about October 17, 2017.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in November 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in Maryland, North Carolina, New York, California or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final

Distribution Date; Rated

Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	May 2022
Class A-2	November 2022
Class A-SB	April 2027
Class A-3	August 2027
Class A-4	September 2027
Class X-A	NAP
Class X-B	NAP
Class A-S	September 2027
Class B	September 2027
Class C	September 2027

The rated final distribution date will be the distribution date in October 2050.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-C40:

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the RR Interest and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E, Class F, Class G, Class H, Class J, Class V and Class R. The RR Interest is not being offered by this prospectus.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$23,786,000	3.372%	30.000%
Class A-2	$23,626,000	3.349%	30.000%
Class A-SB	$32,869,000	4.660%	30.000%
Class A-3	$185,000,000	26.227%	30.000%
Class A-4	$203,796,000	28.892%	30.000%
Class X-A	$469,077,000	NAP	NAP
Class X-B	$118,944,000	NAP	NAP
Class A-S	$56,122,000	7.956%	21.625%
Class B	$32,668,000	4.631%	16.750%
Class C	$30,154,000	4.275%	12.250%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Credit Risk Retention”.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1	[_ [ ]%
Class A-2	[_ [ ]%
Class A-SB	[_ [ ]%
Class A-3	[_ [ ]%
Class A-4	[_ [ ]%
Class X-A	[_ [ ]%
Class X-B	[_ [ ]%
Class A-S	[_ [ ]%
Class B	[_ [ ]%
Class C	[_ [ ]%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.04500%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00960%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan or servicing shift mortgage loan and any related companion loan) at a per annum rate equal to 0.00295%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00030%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Termination of the Master Servicer or Special Servicer For Cause—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)
Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
225 & 233 Park Avenue South	0.00250% per annum	0.25% per annum
Mall of Louisiana	0.00250% per annum	0.25% per annum
Del Amo Fashion Center	0.00125% per annum	0.25% per annum
Pleasant Prairie Premium Outlets	0.00250% per annum	0.25% per annum
iStar Leased Fee Portfolio	0.00250% per annum	0.25% per annum
Magnolia Hotel Denver	0.00250% per annum	0.25% per annum
Starwood Capital Group Hotel Portfolio	0.00250% per annum	0.25% per annum

(1)	Does not reflect the Atrisco Plaza Shopping Center mortgage loan, which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the applicable servicing shift master servicer (or primary servicer) and servicing shift special servicer will be entitled to a primary servicing fee accruing at 0.02% per annum and a special servicing fee accruing at 0.25% per annum, respectively, each as will be set out in the related servicing shift pooling and servicing agreement.

(2)	Each primary servicing fee rate described in the table and footnotes thereto is included as part of the Servicing Fee Rate.

Distributions

A. Allocation between

RR Interest and
Non-Retained Certificates	The aggregate amount available for distributions to holders of the certificates (including the RR Interest) on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated between amounts available for distribution to the holders of the RR Interest, on the one hand, and for distribution to all other certificates, on the other hand. The certificates other than the RR Interest are referred to in this prospectus as the “non-retained certificates”. The portion of such amount allocable to (a) the RR Interest will at all times be the product of such amount multiplied by 5% and (b) the non-retained certificates will at all times be the product of such amount multiplied by 95%, in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

B. Amount and Order

of Distributions on

Non-Retained Certificates	On each distribution date, funds available for distribution to the non-retained certificates (other than any yield maintenance charges and prepayment premiums and any excess interest distributable to the Class V certificates and the RR Interest) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates and other than the RR Interest has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, to reimburse the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class V and Class R certificates and the RR Interest) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the non-retained certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) and the RR Interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—RR Interest—Priority of Distributions”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D. Yield Maintenance
Charges, Prepayment
Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlements. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the non-retained certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination,
Allocation of Losses
and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of non-retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-

retained certificates. The chart also shows the allocation between the RR Interest and the non-retained certificates and the corresponding entitlement to receive principal and/or interest of certain classes of non-retained certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated between the RR Interest and the non-retained certificates and the manner in which losses allocated to the non-retained certificates are further allocated to certain classes of those certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class V and Class R certificates and other than the RR Interest) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class V or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates and RR Interest are non-offered certificates.

(3)	Other than the Class X-D, Class V and Class R certificates and RR Interest.

Other than the subordination of certain classes of non-retained certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—RR Interest—Allocation of Retained Certificate Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available
Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the RR Interest and non-retained certificates. The reduction in amounts available for distribution to the non-retained certificates will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated between the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-retained certificates are required to be further allocated among the classes of non-retained certificates (other than the Class V certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class V certificates and the RR Interest on the related distribution date as set forth in “Description of the Certificates—Available Funds—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances
A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity (or outstanding on the related anticipated repayment date (as applicable)) in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer, or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection
Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 65 fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages,

deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in 150 commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $705,379,517.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 65 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary(1)

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(2)	Whole Loan LTV Ratio(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)
225 & 233 Park Avenue South	$60,000,000	8.5%	$175,000,000	N/A	31.3%	31.3%	3.27x	3.27x
Mall of Louisiana	$50,000,000	7.1%	$275,000,000	N/A	57.0%	57.0%	1.85x	1.85x
Del Amo Fashion Center	$25,000,000	3.5%	$434,300,000	$125,700,000	39.8%	50.6%	3.34x	2.63x
Pleasant Prairie Premium Outlets	$25,000,000	3.5%	$120,000,000	N/A	50.0%	50.0%	2.66x	2.66x
iStar Leased Fee Portfolio	$20,000,000	2.8%	$207,000,000	N/A	65.6%	65.6%	2.12x	2.12x
Hilton Garden Inn Chicago/North Loop	$19,905,023	2.8%	$13,933,517	N/A	57.1%	57.1%	1.55x	1.55x
Magnolia Hotel Denver	$13,925,501	2.0%	$39,787,147	N/A	56.2%	56.2%	1.58x	1.58x
Starwood Capital Group Hotel Portfolio	$10,000,000	1.4%	$567,270,000	N/A	60.4%	60.4%	2.72x	2.72x
Atrisco Plaza Shopping Center	$5,000,000	0.7%	$14,750,000	N/A	67.4%	67.4%	1.35x	1.35x

(1)	Any unsecuritized pari passu companion loan may be further split.

(2)	Calculated including any related pari passu companion loans but excluding any related mezzanine debt and any related subordinate companion loans.

(3)	Calculated including any related pari passu companion loans and any related subordinate companion loans but excluding related mezzanine debt.

The Hilton Garden Inn Chicago/North Loop whole loan will be serviced by Wells Fargo Bank, National Association, as master servicer, and C-III Asset Management LLC, as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan“, and each related companion loan is referred to in this prospectus as a “serviced companion loan“.

The Atrisco Plaza Shopping Center whole loan (a “servicing shift whole loan“ and the related mortgage loan, a “servicing shift mortgage loan“) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (each, a “servicing shift securitization date“), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer (a “servicing shift master servicer“) and the special servicer (a “servicing shift special servicer“) designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement“). Prior to the applicable servicing shift securitization date, each servicing shift whole loan will be a “serviced whole loan“, the related mortgage loan will be a “serviced mortgage loan“ and the related companion loans will be “serviced companion loans“. On and after the applicable servicing shift securitization date, each servicing shift whole loan will be a “non-serviced whole loan“, the related mortgage loan will be a “non-serviced mortgage loan“ and the related companion loans will be “non-serviced companion loans“.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan“. The related mortgage loan is referred to as a “non-serviced mortgage loan“ and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan“ or collectively, as “non-serviced companion loans“. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Non-Serviced Whole Loans(1)(2)

Mortgage Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
225 & 233 Park Avenue South	WFCM 2017-C39	8.5%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
Mall of Louisiana	BANK 2017-BNK7	7.1%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
Del Amo Fashion Center	DAFC 2017-AMO	3.5%	KeyBank National Association	Cohen Financial, a Division of SunTrust Bank	Wilmington Trust, National Association
Pleasant Prairie Premium Outlets (3)	CGCMT 2017-P8(3)	3.5%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association
iStar Leased Fee Portfolio	MSC 2017-H1	2.8%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wells Fargo Bank, National Association
Magnolia Hotel Denver	MSC 2017-H1	2.0%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wells Fargo Bank, National Association
Starwood Capital Group Hotel Portfolio	DBJPM 2017-C6	1.4%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Directing Certificateholder
225 & 233 Park Avenue South	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Trimont Real Estate Advisors, LLC	B-Piece Income USA LLC
Mall of Louisiana	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III Debt AIV, LP
Del Amo Fashion Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Core Credit Partners A LLC
Pleasant Prairie Premium Outlets	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	Prime Finance CMBS B-Piece Holdco X, L.P.

iStar Leased Fee Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Trimont Real Estate Advisors, LLC	Argentic Securities Income USA LLC
Magnolia Hotel Denver	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Trimont Real Estate Advisors, LLC	Argentic Securities Income USA LLC
Starwood Capital Group Hotel Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	As of the closing date of the related securitization.

(2)	Does not reflect the Atrisco Plaza Shopping Center whole loan, which is a split loan comprised of two or more pari passu promissory notes, one or more of which will be included in this securitization. The remaining pari passu promissory notes will not be property of the issuing entity, and are expected to be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(3)	The CGCMT 2017-P8 securitization transaction is scheduled to close on or about September 29, 2017.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to in this prospectus without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balances and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$705,379,517
Number of mortgage loans	65
Number of mortgaged properties	150
Number of crossed loans	2
Crossed loans as a percentage	0.9%
Range of Cut-off Date Balances	$1,293,835 to $60,000,000
Average Cut-off Date Balance	$10,851,993
Range of Mortgage Rates	3.651% to 6.000%
Weighted average Mortgage Rate	4.357%
Range of original terms to maturity(2)	60 months to 240 months
Weighted average original term to maturity(2)	118 months
Range of remaining terms to maturity(2)	55 months to 120 months
Weighted average remaining term to maturity(2)	116 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	353 months
Range of remaining amortization terms(3)	61 months to 360 months
Weighted average remaining amortization term(3)	352 months
Range of Cut-off Date LTV Ratios(4)(5)	21.9% to 74.4%
Weighted average Cut-off Date LTV Ratio(4)(5)	56.6%
Range of LTV Ratios as of the maturity date(4)(5)	1.3% to 65.6%
Weighted average LTV Ratio as of the maturity date(4)(5)	50.7%
Range of U/W NCF DSCRs(5)(6)	1.16x to 3.34x
Weighted average U/W NCF DSCR(5)(6)	2.10x
Range of U/W NOI Debt Yields(5)	7.9% to 28.1%
Weighted average U/W NOI Debt Yield(5)	11.4%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	39.5%
Amortizing Balloon	32.4%
Interest-only, Amortizing Balloon	25.0%
Interest-only, ARD	2.8%
Fully Amortizing	0.2%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to one (1) mortgage loan with an anticipated repayment date, secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as iStar Leased Fee Portfolio, representing approximately 2.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, calculated as of the related anticipated repayment date.

(3)	Excludes thirteen (13) mortgage loans secured by the mortgaged properties or portfolio of mortgaged properties identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, Marketplace at Millcreek, Wilshire Pacific Plaza, Pinnacle Medical Plaza, Winslow Bay Commons, Del Amo Fashion Center, Pleasant Prairie Premium Outlets, iStar Leased Fee Portfolio, Southridge Plaza Austin, Starwood Capital Group Hotel Portfolio, Sprouts Whittier, Salida & Manteca Secured Storage Portfolio and A-1 Secure Storage, representing approximately 42.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest-only for the entire term or until the anticipated repayment date, as applicable or until the anticipated repayment date, as applicable.

(4)	With respect to the mortgaged properties or portfolio of mortgaged properties identified on Annex A-1 to this prospectus as SAVA Holdings IHG Portfolio, Magnolia Hotel Denver, Hampton Inn – Frederick, Starwood Capital Group Hotel Portfolio and Salida & Manteca Secured Storage Portfolio, securing approximately 11.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the subject loan-to-value ratio was calculated based upon a hypothetical valuation other than an “as-is” value of the related mortgaged property or portfolio valuation. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(5)	In the case of nine (9) mortgage loans secured by the mortgaged properties or portfolio of mortgaged properties identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, Mall of Louisiana, Del Amo Fashion Center, Pleasant Prairie Premium Outlets, iStar Leased Fee Portfolio, Hilton Garden Inn Chicago/North Loop, Magnolia Hotel Denver, Starwood Capital Group Hotel Portfolio and Atrisco Plaza Shopping Center, representing approximately 32.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. In general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced
Loans	As of the cut-off date, three (3) of the mortgage loans, representing approximately 3.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited
Operating History	Twenty-one (21) of the mortgaged properties or portfolio of mortgaged properties, representing approximately 12.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to eight (8) mortgage loans, representing approximately 17.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the applicable mortgage loan seller’s satisfaction of certain underwriting criteria (e.g., minimum debt service coverage ratio, underwritten management fees, underwritten vacancies, underwritten occupancy, single person entity covenants, due diligence performed and reserves).

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s

Underwriting Standards and Loan Analysis”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance
and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the U.S. credit risk retention requirements will be satisfied by Wells Fargo Bank, National Association, as retaining sponsor, see “Credit Risk Retention”.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions

Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates and the RR Interest) and deemed payment of a price specified in this prospectus for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates and the RR Interest), (iii) such holder (or holders) pay an amount equal to the RR Interest’s proportionate share of the price specified in this prospectus and (iv) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value
Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or a defaulted serviced whole loan and/or related REO properties and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then such special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity consisting of collections of post-anticipated repayment date excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class V certificates and the RR Interest will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Considerations”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class [ ] and Class [_] certificates will be issued with original issue discount and that the Class [ ] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA
Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hotel Properties Have Special Risks” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, and by changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the retail mortgaged properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to many retailers, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalog retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor tenant or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor tenant or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant, the tenant withholding some or all of its rental payments or litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interest if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Leased Fee Properties”. See also representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the

Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Multifamily Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable. See Annex A-1 for the five largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Furthermore, certain of the manufactured housing communites are, in whole or in part, in a flood zone. Even if no material borrower-owned improvements are located in the flood zone, the related borrower’s business could be adversely affected by flooding.

In addition, certain of the manufactured housing community properties may be subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Range of Remaining Terms to Maturity or ARD as of the Cut-off Date” in Annex A-2 for a stratification of the remaining terms to maturity or anticipated repayment date of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, hospitality and industrial properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Texas, Georgia, New York, Louisiana and Wisconsin. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Past Hurricanes. In late August and early September 2017, Hurricanes Harvey and Irma made landfall in in southeastern Texas and southern Louisiana (with respect to Harvey) and southwest Florida (with respect to Irma).  The landfall of Hurricane Harvey resulted in windstorms and flooding causing extensive physical damage to coastal and inland areas along the Gulf of Mexico and areas in and around the cities of Houston, Corpus Christi and Galveston.  While the full damage caused by the landfall of Hurricane Irma is not yet known, we cannot assure you that the damage will not be as or more extensive and catastrophic than that caused by Hurricane Harvey.  The long term regional and local economic and other effects of the damage caused by these storms, are not yet fully known. Potential economic effects could include regional interruptions in travel and transportation, tourism and economic activity generally in the affected areas or in the areas to which evacuees have fled. It is not possible to determine how long these effects may last.  Furthermore, we cannot assure you that displaced residents of the affected areas will return, that the economies in the affected areas will recover sufficiently to support income producing real estate at pre-storm levels or that the costs of clean-up will not have a material adverse effect on the economies.  Because standard hazard insurance policies generally do not provide coverage for damage arising from floods and windstorms, property owners in the affected areas may not be insured for the damage to their properties and, in the aggregate, this may affect the timing and extent of local and regional economic recovery.  See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”; and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 to this prospectus for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally

80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 83% in 2017 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 to this prospectus for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Additionally, the risks related to blanket insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the

Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under each of the foregoing headings.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain values other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such values other than “as-is” may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” value and “as-stabilized”, “as-renovated” or “as-complete” value, we cannot assure you that those assumptions are or will be accurate or that any such “as-stabilized”, “as-renovated” or “as-complete” value will be the value of the related mortgaged property at maturity or the anticipated repayment date (if any) or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”, “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”, “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis” and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

One (1) of the mortgage loans is a seasoned mortgage loan and was originated 179 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination; origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrowers and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Litigation Regarding the Mortgaged Properties or

Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment. See representation and warranty no. 15 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class V certificates and the RR Interest, neither of which are offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or at the anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property, and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Wells Fargo Bank, National Association, one of the sponsors and originators, the master servicer, the certificate administrator, the custodian and the anticipated initial risk retention consultation party, and of Wells Fargo Securities, LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Wells Fargo Bank, National Association and Barclays Bank PLC, each an originator, are each expected to hold a portion of the RR Interest as described in “Credit Risk Retention”, and Wells Fargo Bank, National Association is expected to be appointed as the initial risk retention consultation party by the holder of the majority of the RR Interest. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the majority of the RR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or such certificateholder holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the majority of the RR Interest by whom the risk retention consultation party was appointed (any such loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as Wells Fargo Bank, National Association or Barclays Bank PLC (in each case as holders of the RR Interest) or the risk retention consultation party is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will not directly or indirectly provide any information related to any such mortgage loan or whole loan to the related borrower party, any of such party’s employees, personnel or affiliates, in each case, involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. For the avoidance of doubt, the above covenants and restrictions will not apply to Wells Fargo Bank, National Association, in its capacity as master servicer or certificate administrator. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan. Notwithstanding such restriction, there can be no assurance that Wells Fargo Bank, National Association or Barclays Bank PLC (in each case as holders of the RR Interest) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

In addition, C-III Commercial Mortgage LLC, a sponsor, a mortgage loan seller and an originator, is an affiliate of the external manager of the parent company of RCC Real Estate, Inc., which is expected to be appointed as the initial directing certificateholder on the

Closing Date, and C-III Asset Management LLC, which is expected to be appointed as the special servicer on the Closing Date.

In addition, Rialto Mortgage Finance, LLC, a sponsor, a mortgage loan seller and an originator, is an affiliate of Rialto Capital Advisors, LLC, which is expected to be appointed as the special servicer under the BANK 2017-BNK7 pooling and servicing agreement, which is expected to govern the servicing of the Mall of Louisiana whole loan. Rialto Capital Advisors, LLC and Rialto Mortgage Finance, LLC are also affiliates of the entity that is the initial directing certificateholder under the BANK 2017-BNK7 pooling and servicing agreement.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing shift whole loan is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, in each case until the related servicing shift securitization date. At that time, the servicing and administration of the servicing shift whole loan will shift to the applicable master servicer and the applicable special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicers or servicing shift special servicers, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreements except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loans other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities“) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

Similarly, there can be no assurance that any actions Wells Fargo Bank, National Association (an Underwriter Entity) takes in its capacity as the holder of the RR Interest or as the risk retention consultation party will necessarily be aligned with the interests of the holders of other classes of certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Further, certain Underwriter Entities and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing and additional relationships and arrangements that exist among the parties to this securitization, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (each such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan with respect to the directing certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the excluded special servicer; provided that if the resigning special servicer fails to appoint the related excluded special servicer within 30 days of the special servicer’s notice of resignation, such resigning special servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of an excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the WFCM 2017-C40 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

In addition, Rialto Mortgage Finance, LLC, a sponsor, mortgage loan seller and originator, is an affiliate of Rialto Capital Advisors, LLC, the special servicer under the BANK 2017-BNK7 PSA, which governs the servicing of the Mall of Louisiana whole loan. Rialto Capital Advisors and Rialto Mortgage Finance, LLC are also affiliates of the entity that is the initial directing certificateholder under the BANK 2017-BNK7.

C-III Asset Management LLC is expected to act as the special servicer, and it is an affiliate of C-III Commercial Mortgage LLC, a sponsor, a mortgage loan seller and an originator, and the external manager of the parent company of RCC Real Estate, Inc., which is expected to be appointed as initial directing certificateholder. C-III Asset Management LLC and/or an affiliate assisted RCC Real Estate, Inc. with its due diligence of the mortgage loans prior to the Closing Date.

It is expected that Wells Fargo Bank, National Association, a sponsor, an originator, a mortgage loan seller and the holder of one of the Pleasant Prairie Premium Outlets companion loans, will act as master servicer. In addition, Wells Fargo Bank, National Association is expected to be the initial risk retention consultation party under this securitization, is the certificate administrator and the custodian under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is (i) the master servicer, the certificate administrator and the custodian under the WFCM 2017-C39 PSA, which governs the servicing and administration of the 225 & 233 Park Avenue South whole loan, (ii) expected to be a master servicer, the certificate administrator, the custodian and the initial risk retention consultation party under the BANK 2017-BNK7 PSA, which is expected to govern the servicing and administration of the Mall of Louisiana whole loan, (iii) expected to be the master servicer under the CGCMT 2017-P8 PSA, which is expected to govern the servicing and administration of the Pleasant Prairie Premium Outlets whole loan, (iv) the certificate administrator and the custodian under the DAFC 2017-AMO TSA, which governs the servicing and administration of the Del Amo Fashion Center whole loan, (v) the trustee, the certificate administrator and the custodian under the MSC 2017-H1 PSA, which governs the servicing and administration of the iStar Leased Fee Portfolio whole loan and the Magnolia Hotel Denver whole loan, and (vi) the trustee, certificate administrator and custodian under the DBJPM 2017-C6 pooling and servicing agreement, which governs the servicing and administration of the Starwood Capital Group Hotel Portfolio whole loan.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan and any servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the operating advisor standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with any of the parties to this transaction, a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with any of the parties to this transaction, a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that RCC Real Estate, Inc. or an affiliate thereof will be appointed as the initial directing certificateholder. The external manager of the parent company of RCC Real Estate, Inc. is an affiliate of both C-III Commercial Mortgage LLC, a sponsor, a mortgage loan seller and an originator, and C-III Asset Management LLC, the special servicer. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan with respect to the directing certificateholder) (or, in the case of the servicing shift mortgage loans, at the direction of the related controlling noteholder, prior to the applicable servicing shift securitization date), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any applicable excluded loan or non-serviced whole loan), (ii) the controlling noteholder of the Atrisco Plaza Shopping Center whole loan prior to the applicable servicing shift securitization date or (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the special servicer under the pooling and servicing agreement or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

Whole Loan(1)	Non-Serviced PSA	Controlling Noteholder	Initial Directing Certificateholder(2)
225 & 233 Park Avenue South	WFCM 2017-C39	WFCM 2017-C39	B-Piece Income USA LLC
Mall of Louisiana	BANK 2017-BNK7	BANK 2017-BNK7	RREF III Debt AIV, LP
Del Amo Fashion Center	DAFC 2017-AMO	DAFC 2017-AMO	Core Credit Partners A LLC
Pleasant Prairie Premium Outlets	CGCMT 2017-P8 (3)	CGCMT 2017-P8	Prime Finance CMBS B-Piece Holdco X, L.P.
iStar Leased Fee Portfolio	MSC 2017-H1	MSC 2017-H1	Argentic Securities Income USA LLC
Magnolia Hotel Denver	MSC 2017-H1	MSC 2017-H1	Argentic Securities Income USA LLC
Starwood Capital Group Hotel Portfolio	DBJPM 2017-C6	DBJPM 2017-C6	KKR Real Estate Credit Opportunity Partners Aggregate I L.P.

(1)	Does not include the Atrisco Plaza Shopping Center whole loan, for which servicing will be transferred on the related Servicing Shift Securitization Date. The initial controlling noteholder of the Atrisco Plaza Shopping Center whole loan will be Rialto Mortgage Finance, LLC or an affiliate. With respect to each such whole loan, after the securitization of the related controlling companion loan, the controlling noteholder of such whole loan will be the securitization trust into which the related controlling companion loan is deposited. The directing certificateholder after the securitization of such controlling companion loan is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related controlling companion loan was deposited.

(2)	As of the closing date of the related securitization.

(3)	The CGCMT 2017-P8 securitization transaction is scheduled to close on or about September 29, 2017.

The controlling noteholder or directing certificateholder for each non-serviced whole loan has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of the controlling companion loan at any time, for cause or without cause). See “—Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders will have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may, on a strictly non-binding basis, consult with the special servicer and recommend that such special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift securitization date, the special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, such special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the related servicing shift securitization date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced whole loans other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than any servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F, Class G, Class H, Class J and Class V certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool. Furthermore, the external manager of the parent company of the b-piece buyer is an affiliate of C-III Commercial Mortgage LLC, a sponsor, a mortgage loan seller and an originator and C-III Asset Management LLC, the special servicer.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

RCC Real Estate, Inc., or an affiliate thereof, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement and with regard to any servicing shift whole loan following the applicable servicing shift securitization date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the RR Interest, on one hand, and the non-retained certificates, on the other hand, as described in “Credit Risk Retention—RR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements“) which apply in respect of EEA-regulated credit institutions, alternative investment fund managers, investment firms and insurance and reinsurance undertakings (together, “Relevant Investors“. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant investor.

Prospective investors should be aware that a new EU risk retention regime is expected to apply, in place of the EU Risk Retention and Due Diligence Requirements, to securitizations in respect of which the relevant securities are issued on or after January 1, 2019. The legislation to implement the new regime has not yet been made, but the principal EU Regulation (the “Securitisation Regulation“) is expected to be substantially in the terms of a text issued by the Council of the European Union on June 26, 2017 (the “Council Text“). This summary assumes that the final terms of the Securitisation Regulation will be the same as the Council Text (which may not be the case). The Securitisation Regulation would apply to Relevant Investors, and also to EEA-regulated UCITS investment companies and managing companies (together, “UCITS“) and EEA-regulated institutions for occupational retirement provision and investment managers and authorized entities appointed by such institutions (together, “IORPs“). There would be material differences between the Securitisation Regulation and the EU Risk Retention and Due Diligence Requirements. With regard to securitizations in respect of which the relevant securities are issued before January 1, 2019 (“Pre-2019 Securitizations“), Relevant Investors would continue to be subject to the risk retention and due diligence requirements of the EU Risk Retention and Due Diligence Requirements, including on and after that date. The Council Text makes no express provision as to the application of any requirements of the EU Risk Retention and Due Diligence Requirements, or of the Securitisation Regulation, to UCITS or IORPs that hold or acquire any interest in respect of a Pre-2019 Securitization and, accordingly, it is not known what requirements (if any) may be applicable thereto. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Risk Retention and Due Diligence Requirements.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the Issuing Entity, the Depositor, the Underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the Offered Certificates regarding the regulatory treatment of their investment in the Offered Certificates on the Closing Date or at any time in the future.

●

Barclays Bank PLC, a sponsor, may be subject to the “bail-in” powers of national authorities in EU member states (each a “Resolution Authority“) and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the EU Bank Recovery and Resolution Directive (2014/59/EU), collectively with secondary and implementing EU rules, and national implementing legislation (the “BRRD“) gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act“) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule“). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the sponsor will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings. Subsequent to any such defeasance(s), there can be no assurance that S&P

Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or on the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or on the related anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or on the related anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S, Class B and Class C certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-retained certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of one or more classes of non-retained certificates and the RR Interest, pro rata, based on the percentage allocation entitlements of the non-

retained certificates and the RR Interest as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-retained certificates and the RR Interest, pro rata, based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the portion of losses that are realized on the mortgage loans and allocated to the non-retained certificates, first the Class J certificates, then, the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 or Class A-4 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest in respect of the non-retained certificates otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocable to the non-retained certificates will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-retained certificates will not be available to satisfy any amounts due and payable to the RR Interest. Likewise, amounts received and allocated to the RR Interest will not be available to satisfy any amounts due and payable to the non-retained certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class V certificates and the RR Interest will not have any voting rights; however, the holders of the RR Interest will be entitled to consent to amendments to the pooling and servicing agreement that would adversely affect the rights of such certificateholders.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, but will retain consultation rights, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to the Atrisco Plaza Shopping Center mortgage loan, with respect to which the holder of the related controlling companion loan prior to the applicable servicing shift securitization date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The holder of the controlling companion loan for each servicing shift whole loan will, prior to the related servicing shift securitization date, be entitled to replace the related special servicer with or without cause, regardless of whether a control termination event exists.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the specially serviced loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or the equivalent), of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation party, the controlling companion loan holder with respect to any servicing shift whole loan, and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)      may act solely in the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or (in the case of a controlling companion loan holder) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder may act solely in its own best interests;

(iii)      does not have any duties to the holders of any class of certificates other than the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder does not have any duties to any other person;

(iv)      may take actions that favor the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)       will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, the risk retention consultation party or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of any servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans. Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the special servicer or the master servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to the non-serviced mortgage loans, the operating advisor, if any, appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such trust and servicing agreement or pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO Property. Additionally, with respect to any servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loan or any servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate any of the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan), will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to a servicing shift whole loan prior to the related servicing shift securitization date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole

Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Wells Fargo Bank, National Association in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

Additionally, one of the sponsors, Barclays Bank PLC, may be subject to the “bail-in” powers of a Resolution Authority and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the BRRD gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity. See “—The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans”.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA“). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC“) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA“) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter“) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

Barclays Bank PLC, a mortgage loan seller, a sponsor and an originator, is subject to the provisions of the Insolvency Act 1986, as amended (United Kingdom Act of Parliament, 1986 ch. 45) (the “Insolvency Act“) and the Banking Act 2009, as amended (United Kingdom Act of Parliament, 2009 ch. 1) (the “Banking Act“). Under the terms of the Insolvency Act, certain transactions by an English-registered company, such as Barclays, may be challenged by an insolvency officer appointed to that company on its insolvency. Under the Banking Act, the Secretary of State, Prudential Regulation Authority, or Bank of England can apply to the court for implementation of an insolvency regime specifically for certain deposit-taking institutions. One aspect of this regime is that an insolvency officer will conduct the relevant insolvency process in such a manner as to promote protection of retail deposits held by such an institution (in combination with the United Kingdom Financial Services Compensation Scheme).

Further, under the Banking Act, specified UK authorities have extended tools to deal with the failure (or likely failure) of certain UK incorporated entities, including authorized and established entities including deposit-taking institutions and investment firms and powers to recognize and give effect to certain resolution actions in respect of the European Economic Area and third country institutions. The tools available under the Banking Act may be used in respect of relevant institutions and, in certain circumstances, their UK established banking group companies and such tools include (a) the power to issue share transfer instruments and/or orders pursuant to which there may be transferred to a commercial purchaser or a nominee of or a company wholly owned by the UK Treasury, all or some of the securities issued by a UK institution with permission to accept deposits under the FSMA (“UK Bank“) (or any UK holding company of the UK Bank). The share transfers can extend to a wide range of “securities” including shares and bonds issued by the UK Bank (or any UK holding company of the UK Bank) and warrants for such and also deferred shares or private membership rights in a building society and (b) the power to transfer all or some of the property, rights and liabilities of a UK Bank or a building society to a commercial purchaser or Bank of England entity. In certain circumstances encumbrances and trusts can be over-reached or varied. Power also exists to override any default provisions in transactions otherwise affected by these powers. Compensation may be payable in the context of share transfer instruments and/or orders and property transfer instruments. In the case of share transfers any compensation will be paid to the person who held the security immediately before the transfer, who may not be the encumbrancer. The Banking Act also includes provisions relating to two new insolvency procedures which may be commenced by specified UK authorities (bank insolvency and bank administration).

The Banking Act also vests power in the Bank of England (among other things) to override, vary or impose contractual obligations between the UK Bank (or any UK holding company of the UK Bank) and its former group undertakings (as defined in the Banking Act), for reasonable consideration, in order to enable any transferee or successor bank of the UK Bank (or any UK holding company of the UK Bank) to operate effectively. There is also power for the UK Treasury to amend the law (save for a provision made by or under the Act) by order for the purpose of enabling it to use the special resolution regime powers effectively, potentially with retrospective effect.

If an instrument or order were to be made under the Bank Act in respect of Barclays Bank PLC, such instrument or order may (among other things) affect the ability of Barclays Bank PLC to satisfy its obligations under the related Mortgage Loan Purchase Agreement and/or result in modifications to the related Mortgage Loan Purchase Agreement. As a result, the making of an instrument or order in respect of Barclays Bank PLC may affect the ability of the issuing entity to meet its obligations in respect of the certificates. While there is provision for compensation in certain circumstances under the Banking Act, there can be no assurance that certificateholders would recover compensation promptly and equal to any loss actually incurred.

As at the date of this prospectus, no order or action has been taken by the UK Treasury or the Bank of England under the Banking Act in respect of Barclays Bank PLC and there has been no indication that any such instrument or order will be made, but there can be no assurance that this will not change and/or that certificateholders will not be adversely affected by any such instrument or order if made.

An opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of Barclays’ interest in the mortgage loan by Barclays Bank PLC will constitute a true sale of such assets. Nevertheless, we cannot assure you that an interested party would not attempt to assert that such transfer was not a sale nor challenge the transaction under United Kingdom insolvency rules, nor that the transfer could not be affected by an order under the Banking Act. Even if a challenge were not successful, or if an order under the Banking Act itself was successfully challenged, resolution of such a matter could cause significant delay which may impact on payments under the certificates.

The EU Bank Recovery and Resolution Directive (2014/59/EU) (collectively with secondary and implementing EU rules, and national implementing legislation, the “BRRD“) equips national authorities in EU member states (the “Resolution Authorities“) with tools and powers for preparatory and preventive measures, early supervisory intervention and resolution of credit institutions and investment firms (collectively, “Relevant Institutions“). If a Relevant Institution enters into a mortgage loan purchase agreement with the depositor and is deemed likely to fail within the circumstances identified in the BRRD, the relevant Resolution Authority may employ such tools and powers in order to intervene in the Relevant Institution’s failure. In particular, liabilities of Relevant Institutions arising out of the mortgage loan purchase agreement (for example, liabilities requiring lenders to repurchase mortgage loans or to cure certain breaches or defects with respect to mortgage loans) and not otherwise subject to an exception, could be subject to the exercise of “bail-in” powers of the relevant Resolution Authorities (which power is just one of a number of wide powers given to Resolution Authorities for the recovery and resolution of banks and other financial institutions). If the relevant Resolution Authority decides to apply the “bail-in” tool to the liabilities of a Relevant Institution, then subject to certain exceptions set out in the BRRD, the liabilities of such Relevant Institution could, among other things, be reduced, converted to shares or other ownership interests in the Relevant Institution, its parent company or a bridge institution or extinguished in full. In addition, under the BRRD the Resolution Authority will have the power (among other tools) to transfer to a third party, rights, assets or liabilities of an institution under resolution. As a result, the depositor or the issuing entity and ultimately, the certificateholders may not be able to recover any liabilities owed by such an entity to the depositor or the issuing entity, as applicable. Further, a relevant Resolution Authority may exercise its discretions in a manner that produces different outcomes amongst institutions resolved in different EU member states. The resolution mechanisms under the BRRD correspond closely to those available to the Single Resolution Board (the “SRB“) and the European Commission under the SR Regulation (Regulation 806/2014) which applies to EU member states in the Eurozone and other member states participating in the single supervisory mechanism (the “SSM“) with the SRB taking on many of the functions assigned to national resolution authorities by the BRRD. If a member state (such as the UK) has chosen not to participate in the SSM, Relevant Institutions established in that member state are not subject to the SR Regulation, but to the BRRD as implemented in that member state. For a discussion of certain risks relating to repurchases of a mortgage loan, see “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” above.

If Barclays Bank PLC were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of the United Kingdom and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or trustee in bankruptcy of Barclays Bank PLC may argue that the sale of its interest in the mortgage loan by Barclays Bank PLC was a pledge of the receivables rather than a sale. The New York Superintendent of Financial Services, a creditor, a bankruptcy trustee or another interested party could still attempt to assert that the transfer of Barclays’ interest in the mortgage loan was not a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA“), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer (or in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to sell such mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of sixty-five (65) fixed-rate mortgage loans (the “Mortgage Loans“ or, collectively, the “Mortgage Pool“) with an aggregate principal balance as of the Cut-off Date of $705,379,517 (the “Initial Pool Balance“). The “Cut-off Date“ means the respective due dates for such Mortgage Loans in October 2017 (or, in the case of any Mortgage Loan that has its first due date in November 2017, the date that would have been its due date in October 2017 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Nine (9) of the Mortgage Loans, representing approximately 32.4% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans“) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as “Subordinate Companion Loans“). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans“ in this prospectus, and each Mortgage Loan and the related Companion Loan(s) are collectively referred to as a “Whole Loan“. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The mortgage loan sellers will transfer to the depositor the Mortgage Loans set forth in the following chart, and the depositor will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Barclays Bank PLC	17	93	$263,526,846	37.4%
Wells Fargo Bank, National Association	17	22	261,105,441	37.0
Rialto Mortgage Finance, LLC	12	16	109,139,205	15.5
C-III Commercial Mortgage LLC	19	19	71,608,026	10.2
Total	65	150	$705,379,517	100.0%

All of the Mortgage Loans were originated by their respective sellers, except (i) those certain Mortgage Loans part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders, (ii) that one Mortgage Loan to be sold by C-III Commercial Mortgage LLC was originated by JPMorgan Chase Bank, (iii) that three (3)

Mortgage Loans to be sold by C-III Commercial Mortgage LLC were originated by Union Capital Funding LLC and (iv) one Mortgage Loan to be sold by Rialto Mortgage Finance, LLC was originated by Citi Real Estate Funding Inc. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Pool—General—Co-Originated or Third-Party Originated Mortgage Loans”.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note“) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage“) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community (each, a “Mortgaged Property“).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Mall of Louisiana, representing approximately 7.1% of the Initial Pool Balance, for which Barclays Bank PLC is the mortgage loan seller, is part of a whole loan that was co-originated by Barclays Bank PLC, Citi Real Estate Funding Inc. and Bank of America, National Association. Such Mortgage Loan was underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

●	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Del Amo Fashion Center, representing approximately 3.5% of the Initial Pool Balance, for which Barclays Bank PLC is the mortgage loan seller, is part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Barclays Bank PLC, Bank of America, National Association and Société Générale. Such Mortgage Loan was underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

●	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pleasant Prairie Premium Outlets, representing approximately 3.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off-date, for which Wells Fargo Bank, National Association is the mortgage loan seller, is part of a whole loan that was co-originated by Wells Fargo Bank, National Association and Citi Real Estate Funding Inc. Such mortgage loan was underwritten pursuant to Wells Fargo Bank, National Association’s underwriting guidelines.

●	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as iStar Leased Fee Portfolio, representing approximately 2.8% of the Initial Pool Balance, for which Barclays Bank PLC is the mortgage loan seller, is part of a whole loan that was co-originated by Barclays Bank PLC, JPMorgan Chase Bank, National Association and Bank of America, National Association. Such Mortgage Loan was underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

●	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Magnolia Hotel Denver, representing approximately 2.0% of the Initial Pool Balance, for which Rialto Mortgage Finance, LLC is the mortgage loan seller, is part of a whole loan that was originated by Citi Real Estate Funding Inc. Such Mortgage Loan was underwritten pursuant to Rialto Mortgage Finance, LLC’s underwriting guidelines.

●	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Starwood Capital Group Hotel Portfolio, representing approximately 1.4% of the Initial Pool Balance, for which Barclays Bank PLC is the mortgage loan seller, is part of a whole loan that was co-originated by Barclays Bank PLC, Bank of America, National Association, JPMorgan Chase Bank, National Association and Deutsche Bank AG, New York Branch. Such Mortgage Loan was underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

●	The Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Kaysville Business Park, The Colonnade on Lake Conroe and Lloyds MHC, collectively representing approximately 1.0% of the Initial Pool Balance, for which C-III Commercial Mortgage LLC is the mortgage loan seller, were originated by Union Capital Funding, LLC. In connection with the acquisition thereof by C-III Commercial Mortgage LLC, each such Mortgage Loan was re-underwritten pursuant to C-III Commercial Mortgage LLC’s underwriting guidelines.

●	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Seneca Broadview Hills Townhomes, representing approximately 0.2% of the Initial Pool Balance, for which C-III Commercial Mortgage LLC is the mortgage loan seller, was originated by JPMorgan Chase Bank in October 2002, included in the JPMCC 2002-C2 commercial mortgage securitization and acquired by C-III Commercial Mortgage LLC through an affiliate as part of a “clean-up call” of that securitization in March 2017. In connection with its acquisition of such Mortgage Loan, C-III Commercial Mortgage LLC performed a limited re-underwriting of such Mortgage Loan to confirm whether it complied, as of the date of acquisition, with the underwriting guidelines of C-III Commercial Mortgage LLC.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on October 17, 2017 (the “Closing Date“), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the 225 & 233 Park Avenue South Mortgage Loan or the 225 & 233 Park Avenue South Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, the 225 & 233 Park Avenue South Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Mortgaged Property may be identified in this prospectus by name (for example, the 225 & 233 Park Avenue South Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1 to this prospectus.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to each Mortgage Loan with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR“ means, for any hotel property, average daily rate.

“Annual Debt Service“ generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value“ for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the related mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. For additional information, see the table in the definition of LTV Ratio below. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Cash Flow Analysis“ is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income“ means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses“ means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan or group of cross-collateralized Mortgage Loans appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance“ of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio“ for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value (including “as-is” Appraised Values that reflect a portfolio premium) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related

Mortgage Loan (or, in the case of each of the Mortgage Loans as shown in the table below, a value other than the “as-is” Appraised Value).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
SAVA Holdings IHG Portfolio(1)	5.2%	57.0%	49.3%	$64,900,000	62.3%	53.9%	$59,400,000
Magnolia Hotel Denver(2)	2.0%	56.2%	52.3%	$95,600,000	58.7%	54.6%	$91,500,000
Hampton Inn – Frederick(3)	1.5%	67.3%	50.1%	$15,200,000	79.3%	59.1%	$12,900,000

(1)	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as SAVA Holdings IHG Portfolio, representing approximately 5.2% of the Initial Pool Balance, the Appraised Value of $64,900,000 assumes the completion of the currently ongoing work associated with property improvement plans at the related Mortgaged Properties, and such Appraised Value results in a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 57.0% and 49.3%, respectively. The sum of the individual appraised values of each of the related Mortgaged Properties is $59,400,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity, assuming the $59,400,000 appraised value, are 62.3% and 53.9%, respectively.

(2)	With respect to the Magnolia Hotel Denver Mortgage Loan, representing approximately 2.0% of the Initial Pool Balance, the Appraised Value of the Mortgaged Property (that secures the Whole Loan) of $95,600,000 is the “when complete” prospective market value of the Mortgaged Property as of April 1, 2018, which assumes the completion of the currently ongoing work associated with a property improvement plan at the related Mortgaged Property. At origination of the Mortgage Loan, the related borrower deposited approximately $2,224,206 into a PIP reserve, representing approximately 115% of the estimated cost to complete the property improvement plan. The “as-is” appraised value is $91,500,000 as of March 13, 2017. Based on the $91,500,000 “as-is” appraised value, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the related Whole Loan are 58.7% and 54.6%, respectively.

(3)	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn - Frederick, representing approximately 1.5% of the Initial Pool Balance, the Appraised Value assumes the performance improvement plan, schedule to be completed in July 2019, has been completed. A $1,750,000 reserve was taken at closing, representing the outstanding performance improvement plan. The appraised value, assuming the performance improvement plan has not been completed, is $12,900,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $12,900,000 appraised value are 79.3% and 59.1%, respectively.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Starwood Capital Group Hotel Portfolio, representing approximately 1.4% of the Initial Pool Balance, the Appraised Value of $956,000,000 reflects a premium attributed to the value of the related Mortgaged Properties as a whole, and such Appraised Value results in a Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD of 60.4% and 60.4%, respectively. The sum of the individual appraised values of each of the related Mortgaged Properties is $884,700,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the sum of the individual appraised values are 65.3% and 65.3%, respectively.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Salida & Manteca Secured Storage Portfolio, representing approximately 0.9% of the Initial Pool Balance, the Appraised Value reflects a portfolio level appraisal, which includes a diversity premium based on an assumption that all of the Mortgaged Properties would be sold together as a portfolio. The Appraised Value assuming no portfolio level diversity premium is $13,640,000. The Cut-off Date LTV Ratio and an LTV Ratio at Maturity or ARD assuming the $13,640,000 value are 46.2% and 46.2%, respectively.

The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the Maturity Date Balloon or ARD Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or anticipated repayment date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios with respect to such Mortgage Loan were calculated including any related Companion Loan(s) (except that, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan). In the case of a Mortgage Loan that is cross-collateralized with one or more other Mortgage Loans, unless otherwise indicated, LTV Ratios were calculated with respect to the cross-collateralized group in the aggregate.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio“ or “Cut-off Date LTV Ratio“ generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan) as of the Cut-off Date. Unless clearly indicated otherwise, the Cut-off Date LTV Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Cut-off Date Balance of all those Mortgage Loans and the aggregate Appraised Value of all the related Mortgaged Properties securing the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-

collateralized Mortgage Loans may have a higher (and perhaps substantially higher) Cut-off Date LTV Ratio than is shown on Annex A-1 to this prospectus.

“Debt Service Coverage Ratio“, “DSCR“, “Underwritten Net Cash Flow Debt Service Coverage Ratio“, “Underwritten Debt Service Coverage Ratio“, “U/W NCF DSCR“ or “U/W DSCR“ generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

The Underwritten Net Cash Flow Debt Service Coverage Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Cash Flow generated by all the Mortgaged Properties securing the group and the aggregate Annual Debt Service payable under all of those Mortgage Loans (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Cash Flow Debt Service Coverage Ratio than is shown on Annex A-1 to this prospectus.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA“ means gross leasable area.

“In-Place Cash Management“ means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit“ means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan, but without regard to any related Subordinate Companion Loan, unless otherwise indicated. With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group and the aggregate units for the Mortgaged Properties in such group.

“LTV Ratio at Maturity or ARD“, “LTV Ratio at Maturity or Anticipated Repayment Date“ and “Balloon or ARD LTV Ratio“ generally means the ratio, expressed as a percentage, of (a) the principal balance of a Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date)with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan. Unless clearly indicated otherwise, the LTV Ratio at Maturity or ARD for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate principal balance of all those Mortgage Loans scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, and the aggregate Appraised Value of all the related Mortgaged Properties securing the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps, substantially higher) LTV Ratio at Maturity or ARD than is shown on Annex A-1 to this prospectus.

“Maturity Date Balloon or ARD Payment“ or “Balloon or ARD Payment“ means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income“ generally means, for any given period (ending on the “NOI Date“), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA“ means net rentable area.

“Occupancy Rate“ means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units, pads or beds, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date“ means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions“ denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●	“D or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

●	“D or GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, self storage or industrial/warehouse facility, any other single-purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income” below.

“Underwritten Net Cash Flow”, “Underwritten NCF”, “U/W Net Cash Flow” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). Unless clearly indicated otherwise, the Underwritten NCF Debt Yield for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NCF Debt Yield than is shown on Annex A-1 to this prospectus.

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten Net Operating Income”, “Underwritten NOI”, “U/W Net Operating Income” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratio for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Operating Income generated by all the Mortgaged Properties securing the group and the aggregate Annual Debt Service payable under all of those Mortgage Loans (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower)

Underwritten Net Operating Income Debt Service Coverage Ratio than is shown on Annex A-1.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). Unless clearly indicated otherwise and as set forth below, the Underwritten NOI Debt Yield for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NOI of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NOI Debt Yield than is shown on Annex A-1 to this prospectus.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms” or “Pads” means (a) in the case of certain Mortgaged Properties operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, or (d) in the case of certain Mortgaged Properties operated as self storage properties, the number of self storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 to this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$705,379,517
Number of Mortgage Loans	65
Number of Mortgaged Properties	150
Number of crossed loans	2
Crossed loans as a percentage	0.9%
Range of Cut-off Date Balances	$1,293,835 to $60,000,000
Average Cut-off Date Balance	$10,851,993
Range of Mortgage Rates	3.651% to 6.000%
Weighted average Mortgage Rate	4.357%
Range of original terms to maturity(2)	60 months to 240 months
Weighted average original term to maturity(2)	118 months
Range of remaining terms to maturity(2)	55 months to 120 months
Weighted average remaining term to maturity(2)	116 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	353 months
Range of remaining amortization terms(3)	61 months to 360 months
Weighted average remaining amortization term(3)	352 months
Range of Cut-off Date LTV Ratios(4)(5)	21.9% to 74.4%
Weighted average Cut-off Date LTV Ratio(4)(5)	56.6%
Range of LTV Ratios as of the maturity date(4)(5)	1.3% to 65.6%
Weighted average LTV Ratio as of the maturity date(4)(5)	50.7%
Range of U/W NCF DSCRs(5)(6)	1.16x to 3.34x
Weighted average U/W NCF DSCR(5)(6)	2.10x
Range of U/W NOI Debt Yields(5)	7.9% to 28.1%
Weighted average U/W NOI Debt Yield(5)	11.4%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	39.5%
Amortizing Balloon	32.4%
Interest-only, Amortizing Balloon	25.0%
Interest-only, ARD	2.8%
Fully Amortizing	0.2%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to one (1) Mortgage Loan with an Anticipated Repayment Date, secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as iStar Leased Fee Portfolio, representing approximately 2.8% of the Initial Pool Balance, calculated as of the related Anticipated Repayment Date.

(3)	Excludes thirteen (13) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, Marketplace at Millcreek, Wilshire Pacific Plaza, Pinnacle Medical Plaza, Winslow Bay Commons, Del Amo Fashion Center, Pleasant Prairie Premium Outlets, iStar Leased Fee Portfolio, Southridge Plaza Austin, Starwood Capital Group Hotel Portfolio, Sprouts Whittier, Salida & Manteca Secured Storage Portfolio and A-1 Secure Storage, representing approximately 42.4% of the Initial Pool Balance, that are interest only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)	With respect to the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as SAVA Holdings IHG Portfolio, Magnolia Hotel Denver, Hampton Inn – Frederick, Starwood Capital Group Hotel Portfolio and Salida & Manteca Secured Storage Portfolio, securing approximately 11.0% of the Initial Pool Balance, the subject LTV Ratio was calculated based upon a hypothetical valuation or other portfolio valuation other than an “as-is” value of the related Mortgaged Properties. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(5)	In the case of nine (9) Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, Mall of Louisiana, Del Amo Fashion Center, Pleasant Prairie Premium Outlets, iStar Leased Fee Portfolio, Hilton Garden Inn Chicago/North Loop, Magnolia Hotel Denver, Starwood Capital Group Hotel Portfolio and Atrisco Plaza Shopping Center, representing approximately 32.4% of the Initial Pool Balance, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the cut-off date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include eleven (11) Mortgage Loans, representing approximately 23.9% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail	24	$267,225,432	37.9%
Anchored	4	84,600,000	12.0
Super Regional Mall	2	75,000,000	10.6
Unanchored	10	53,823,505	7.6
Outlet Center	1	25,000,000	3.5
Shadow Anchored	5	18,463,214	2.6
Single Tenant(2)	2	10,338,713	1.5
Office	6	$156,491,377	22.2%
CBD	1	60,000,000	8.5
Suburban	3	58,791,377	8.3
Medical	2	37,700,000	5.3
Hospitality	76	$117,972,942	16.7%
Limited Service	45	42,694,630	6.1
Select Service	2	31,905,023	4.5
Extended Stay	25	28,947,116	4.1
Full Service	4	14,426,173	2.0
Industrial	11	$70,707,684	10.0%
Warehouse	4	39,955,975	5.7
Flex	7	30,751,709	4.4
Self Storage	10	$29,671,066	4.2%
Self Storage	10	29,671,066	4.2
Other	13	$29,526,304	4.2%
Leased Fee	13	29,526,304	4.2
Mixed Use	2	$12,515,141	1.8%
Multifamily/Retail	2	12,515,141	1.8
Manufactured Housing Community	4	$10,670,154	1.5%
Manufactured Housing Community	4	10,670,154	1.5
Multifamily	4	$10,599,416	1.5%
Garden	4	10,599,416	1.5
Total	150	$705,379,517	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	The Mortgaged Properties identified on Annex A-1 to this prospectus as Sprouts Whittier and Walgreens – Mansfield, TX, representing approximately 1.5% of the Initial Pool Balance, are operated as stand-alone, single-tenant retail properties.

Retail Properties

In the case of the retail properties set forth in the above chart, we note the following:

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Marketplace at Millcreek, representing approximately 5.6% of the Initial Pool Balance, Toys “R” Us, the largest tenant at the Mortgage Property, filed for Chapter 11 bankruptcy on or about September 19, 2017. Toys “R” Us currently subleases its leased space to Burlington Coat Factory. We cannot assure you that the lease will not be rejected in connection with the bankruptcy filing, or that property performance may not otherwise be affected. See “Risk Factors—Risks Related to the Mortgage Loans - Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease”.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Del Amo Fashion Center, representing approximately 3.5% of the Initial Pool Balance, the borrower and the borrower sponsor have entered into a master lease agreement in connection with three tenants, who have not yet taken occupancy or begun paying rent. For a description of the master lease, see “—Tenant Issues—Lease Expirations and Terminations—Other”.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Island Palm Shoppes, representing approximately 0.7% of the Initial Pool Balance, Payless ShoeSource, the largest tenant at the related Mortgaged Property, filed for Chapter 11 Bankruptcy on April 4, 2017. The company announced that it will close 400 stores in the United States and Puerto Rico. The space occupied by Payless ShoeSource at the related Mortgaged Property was underwritten by the related mortgage loan seller as vacant. There can be no assurance as to whether Payless Shoe Source will affirm its lease and remain in place as a tenant at the related Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Atrisco Plaza Shopping Center, representing approximately 0.7% of the Initial Pool Balance, in connection with a bus transit improvement project, the City of Albuquerque requires an approximately 12,140 square foot vacant parcel of land on the Mortgaged Property, which parcel abuts Central Avenue, N.W., and is more particularly described in the related Mortgage Loan documents (the “Vacant Parcel”). The borrower and the City of Albuquerque were negotiating a sale of the Vacant Parcel. Nevertheless, the City of Albuquerque has commenced a condemnation proceeding.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Office Properties

In the case of the office properties set forth above, see “Risk Factors—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties

In the case of the hospitality properties set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as SAVA Holdings IHG Portfolio, representing approximately 5.2% of the Initial Pool Balance, (i) a 130-room Home2Suites by Hilton hotel, located within four miles of the Candlewood Suites DFW South Mortgaged Property owned by an unaffiliated hotel owner, is scheduled to open by January 1, 2018, and according to the appraisal is expected to be 100% competitive based on its location, anticipated market orientation, price point and operating profile; (ii) a 136-room Aloft Hotel, located within five miles of the Holiday Inn DFW South Mortgaged Property owned by an unaffiliated hotel owner, is scheduled to open by December 1, 2017, and according to the appraisal is expected to be 100% competitive; and (iii) a 121-room Residence Inn by Marriott Dallas Plano owned by an unaffiliated hotel owner, located adjacent to the Staybridge Suites Plano, is scheduled to open in October 2017 and is expected to be 100% competitive.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as League City Hotel Portfolio, representing approximately 1.6% of the aggregate Initial Pool Balance, (i) a third party hotel owner is in the process of seeking approval to build a 110-room Fairfield Inn & Suites Pinnacle Park, to be located within five miles of the Hampton Inn & Suites Houston/League City Mortgaged Property owned by an unaffiliated hotel owner, which hotel, if built, would be 100% competitive due to its product and service level, and (ii) a 84-room Home2 Suites by Hilton Webster, located approximately six miles from the Candlewood Suites League City Mortgaged Property owned by an unaffiliated hotel owner, is scheduled to open in the third quarter of 2017, and is considered to be 100% competitive due to its extended-stay orientation and lower price point.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Starwood Capital Group Hotel Portfolio, representing approximately 1.4% of the Initial Pool Balance, 11 of the Mortgaged Properties securing the related Mortgage Loan are Larkspur Landing branded hotels. The Larkspur Landing franchise is affiliated with the borrower sponsor, and there are no franchise agreements in place with respect to such Mortgaged Properties. There is a license agreement between the borrowers and an affiliate of the borrower sponsor to use the intellectual property associated with the Larkspur Landing brand. The lender has received a comfort letter which provides that, upon the foreclosure, deed-in-lieu of foreclosure or appointment of a receiver for the Mortgaged Property, the lender has the right to continue using the license for a period of 12 months following any such realization or terminate the license without any fee. The comfort letter also grants the lender the right, but not the obligation, to cure defaults by the borrowers under the license agreement.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Starwood Capital Group Hotel Portfolio, representing approximately 1.4% of the Initial Pool Balance, each of the 65 Mortgaged Properties are subject to operating leases with affiliates of the related borrowers. The operating lessees are parties to the Mortgage Loan agreement and have assigned their rights under each operating lease to surrender the leasehold, subleasehold or subsubleasehold estates created by such operating lease or to terminate, cancel, modify, change, supplement, alter or amend such operating lease, except that the Mortgage Loan documents allow the borrowers to modify the operating leases to reflect adjustments in the rents payable in connection with (x) the exercise of each renewal or extension option and/or (y) within 30 days of receipt of a market study transfer pricing report prepared by an approved accountant, provided that: (A) no event of default has occurred and is then continuing; (B) such change in rents is not reasonably expected to have a material adverse effect or materially impair the operation, value or use of any Mortgaged Property; (C) the borrowers provide the lender with executed copies of all applicable modification documents; (D) after taking into account any such rental increase or decrease, the aggregate rent payable under all operating leases is not less than the greater of: (I) an amount necessary to cause the debt service coverage ratio (as calculated in the Mortgage Loan documents) to be at least equal to 1.00x and (II) an amount sufficient to enable the borrower to pay the aggregate debt servicing obligations and operating expenses; and (E) after taking into account such increase or decrease, the rent payable under such operating lease is not greater than fair market rent with respect to each applicable Mortgaged Property, as reasonably determined by the borrowers in good faith based on their commercially reasonable business judgment. In addition, long as no event of default is continuing, the borrowers may enter into immaterial, non-monetary modifications, changes, supplements, alterations or amendments, in each case, without the consent of the lender.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn - Farmville, representing approximately 0.9% of the Initial Pool Balance, a 96-room Holiday Inn Express & Suites - Brandermill located adjacent to the Mortgaged Property, which is being developed by the borrower sponsor, is scheduled to open in January 2018 and is considered 100% competitive with the Mortgaged Property.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Balance by Allocated Loan Amount	Approx. % of Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Candlewood Suites DFW South	$13,000,000	1.8%	6/8/2032	9/6/2027
Holiday Inn DFW Airport South	$12,000,000	1.7%	11/5/2018	9/6/2027
Staybridge Suites Plano	$12,000,000	1.7%	3/19/2032	9/6/2027
Hilton Garden Inn Chicago/North Loop	$19,905,023	2.8%	3/31/2035	6/11/2027
Magnolia Hotel Denver	$13,925,501	2.0%	10/30/2037	5/6/2022
Hampton Inn & Suites Houston/League City	$5,987,275	0.8%	9/2/2030	8/6/2027
Candlewood Suites League City	$4,989,396	0.7%	9/2/2025	8/6/2027
Hampton Inn - Frederick	$10,232,399	1.5%	9/30/2032	9/11/2027
Larkspur Landing Sunnyvale	$590,158	0.1%	(1)	6/1/2027
Larkspur Landing Milpitas	$497,273	0.1%	(1)	6/1/2027
Larkspur Landing Campbell	$437,238	0.1%	(1)	6/1/2027
Larkspur Landing San Francisco	$360,212	0.1%	(1)	6/1/2027
Larkspur Landing Pleasanton	$352,283	0.0%	(1)	6/1/2027
Larkspur Landing Bellevue	$313,769	0.0%	(1)	6/1/2027
Larkspur Landing Sacramento	$234,477	0.0%	(1)	6/1/2027
Hampton Inn Ann Arbor North	$228,814	0.0%	3/31/2022	6/1/2027
Larkspur Landing Hillsboro	$228,814	0.0%	(1)	6/1/2027
Larkspur Landing Renton	$226,548	0.0%	(1)	6/1/2027
Holiday Inn Arlington Northeast Rangers Ballpark	$217,486	0.0%	8/29/2022	6/1/2027
Residence Inn Toledo Maumee	$215,221	0.0%	6/11/2028	6/1/2027
Residence Inn Williamsburg	$206,159	0.0%	8/16/2019	6/1/2027
Hampton Inn Suites Waco South	$190,301	0.0%	8/31/2028	6/1/2027
Holiday Inn Louisville Airport Fair Expo	$186,902	0.0%	8/3/2022	6/1/2027

Courtyard Tyler	$183,504	0.0%	7/1/2030	6/1/2027
Hilton Garden Inn Edison Raritan Center	$183,504	0.0%	4/30/2022	6/1/2027
Hilton Garden Inn St Paul Oakdale	$181,239	0.0%	6/30/2025	6/1/2027
Residence Inn Grand Rapids West	$178,973	0.0%	10/29/2029	6/1/2027
Peoria, AZ Residence Inn	$177,840	0.0%	12/30/2018	6/1/2027
Hampton Inn Suites Bloomington Normal	$176,708	0.0%	11/30/2026	6/1/2027
Courtyard Chico	$173,309	0.0%	6/17/2031	6/1/2027
Hampton Inn Suites South Bend	$167,646	0.0%	3/31/2022	6/1/2027
Hampton Inn Suites Kokomo	$167,646	0.0%	3/31/2022	6/1/2027
Courtyard Wichita Falls	$159,717	0.0%	12/18/2029	6/1/2027
Hampton Inn Morehead	$155,186	0.0%	1/31/2030	6/1/2027
Residence Inn Chico	$150,655	0.0%	2/4/2025	6/1/2027
Courtyard Lufkin	$143,858	0.0%	10/10/2029	6/1/2027
Hampton Inn Carlisle	$142,725	0.0%	2/28/2022	6/1/2027
Springhill Suites Williamsburg	$142,725	0.0%	11/15/2019	6/1/2027
Fairfield Inn Bloomington	$141,593	0.0%	3/1/2022	6/1/2027
Waco Residence Inn	$138,194	0.0%	10/1/2027	6/1/2027
Holiday Inn Express Fishers	$129,133	0.0%	5/21/2022	6/1/2027
Larkspur Landing Folsom	$125,734	0.0%	(1)	6/1/2027
Springhill Suites Chicago Naperville Warrenville	$118,938	0.0%	5/1/2033	6/1/2027
Holiday Inn Express & Suites Paris	$117,805	0.0%	8/29/2022	6/1/2027
Toledo Homewood Suites	$117,805	0.0%	1/31/2030	6/1/2027
Grand Rapids Homewood Suites	$114,407	0.0%	1/31/2030	6/1/2027
Fairfield Inn Laurel	$106,478	0.0%	4/15/2019	6/1/2027
Cheyenne Fairfield Inn and Suites	$106,478	0.0%	8/19/2029	6/1/2027
Courtyard Akron Stow	$104,212	0.0%	10/7/2025	6/1/2027
Towneplace Suites Bloomington	$98,549	0.0%	3/20/2025	6/1/2027
Larkspur Landing Roseville	$98,549	0.0%	(1)	6/1/2027
Hampton Inn Danville	$97,416	0.0%	2/28/2022	6/1/2027
Holiday Inn Norwich	$96,283	0.0%	2/23/2022	6/1/2027
Hampton Inn Suites Longview North	$95,150	0.0%	2/28/2029	6/1/2027
Springhill Suites Peoria Westlake	$95,150	0.0%	5/1/2033	6/1/2027
Hampton Inn Suites Buda	$94,018	0.0%	1/31/2029	6/1/2027
Shawnee Hampton Inn	$94,018	0.0%	1/1/2030	6/1/2027
Racine Fairfield Inn	$91,752	0.0%	11/6/2021	6/1/2027
Hampton Inn Selinsgrove Shamokin Dam	$89,487	0.0%	2/28/2022	6/1/2027
Holiday Inn Express & Suites Terrell	$84,956	0.0%	8/29/2022	6/1/2027
Westchase Homewood Suites	$82,228	0.0%	1/31/2030	6/1/2027
Holiday Inn Express & Suites Tyler South	$81,557	0.0%	8/29/2022	6/1/2027
Holiday Inn Express & Suites Huntsville	$78,159	0.0%	8/29/2022	6/1/2027

Hampton Inn Sweetwater	$71,363	0.0%	1/31/2030	6/1/2027
Comfort Suites Buda Austin South	$60,035	0.0%	8/29/2022	6/1/2027
Fairfield Inn & Suites Weatherford	$56,637	0.0%	3/18/2029	6/1/2027
Holiday Inn Express & Suites Altus	$45,895	0.0%	8/29/2022	6/1/2027
Comfort Inn & Suites Paris	$40,779	0.0%	8/29/2022	6/1/2027
Hampton Inn Suites Decatur	$39,022	0.0%	11/30/2028	6/1/2027
Holiday Inn Express & Suites Texarkana East	$36,136	0.0%	8/29/2022	6/1/2027
Mankato Fairfield Inn	$32,383	0.0%	12/31/2030	6/1/2027
Candlewood Suites Texarkana	$25,037	0.0%	8/29/2022	6/1/2027
Country Inn & Suites Houston Intercontinental Airport East	$23,777	0.0%	8/31/2027	6/1/2027
Hampton Inn- Farmville	$6,153,606	0.9%	1/21/2026	7/6/2027
Candlewood Suites Harrisburg-Hershey	$5,987,597	0.8%	8/13/2033	8/6/2027
Best Western Plus New Cumberland Inn & Suites	$3,792,145	0.5%	11/30/2017	8/6/2027

(1)	The license agreement expires 60 days after notice of termination is delivered by either licensor or licensee pursuant to the terms of the license agreement.

See “Risk Factors—Risks Relating to the Mortgage Loans— Hotel Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Industrial Properties

In the case of the industrial properties set forth above, see “Risk Factors—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties

In the case of the self storage properties set forth above , we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Stockton Self Storage, representing approximately 0.7% of the Initial Pool Balance, the related Mortgaged Property has approximately 171 uncovered recreational vehicle parking spaces and approximately 53 covered recreational vehicle parking spaces, which collectively generate approximately 27.9% of the underwritten revenues. In addition, the related Mortgaged Property, together with other properties in the same neighborhood along the same state highway, is subject to a deferred improvement agreement with the applicable municipality that may require the related borrower to provide for the installation of sidewalks, curbs and gutters, street lights and utilities. If the related borrower is obligated to perform any additional improvements with respect to the related Mortgage Property under the terms of the deferred improvement agreement, the related loan documents provide, among other things, that the related borrower establish with the lender a reserve in the amount of 125% of the cost estimate for the additional improvements. We cannot assure you that the borrower will have sufficient funds to finance any such reserve or the related improvements.

See “Risk Factors—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leased Fee Properties

In the case of the leased fee properties set forth above, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as St. Louis Ground Lease, representing approximately 1.4% of the Initial Pool Balance, the Mortgaged Property is comprised of two constituent leased fee properties which are each owned by a separate co-borrower and are each leased to a single tenant (Hilton Hotel and Shannon’s Steakhouse).

See “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”, and “—Retail Properties Have Special Risks” in this prospectus.

Mixed Use Properties

In the case of the mixed use properties set forth above, see “Risk Factors—Mixed Use Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

●	In the case of certain manufactured housing community properties, over 10% of the pad sites are known to be occupied by “park-owned homes”. For example, with respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Country Cove MHP and Lloyds MHC, collectively securing approximately 0.7% of the Initial Pool Balance, approximately 109 of the 146 Country Cove MHP home sites (approximately 85.9% of the underwritten income) and 15 of the 64 Lloyds MHC home sites (approximately 22.9% of the underwritten income) are occupied by homes owned by an affiliate of the related borrower and rented out like apartments or that are subject to installment sales contracts. Such homes are not collateral for either of those Mortgage Loans (and the rent and other revenue from such homes was not included as part of the underwriting for those Mortgage Loans). In the case of the Lloyds MHC Mortgaged Property, there is a master lease with the borrower affiliate that owns the homes in question, pursuant to which master lease, in the event of a default on the related Mortgage Loan, all excess cash flow from the affiliate-owned homes will be passed through to the applicable borrower. In the event that any such borrower affiliate that owns homes located at the subject Mortgaged Property experiences financial difficulties, including in connection with any financing that it may have obtained in connection with those homes, such homes (none of which are collateral for the related Mortgage Loan) could be removed, thereby increasing vacancies and adversely affecting cash flow at the subject Mortgaged Property notwithstanding the existence of any master lease.

●	The Mortgaged Property identified on Annex A-1 to this prospectus as Country Cove MHP, securing a Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, is not connected to public water and sewer systems and instead is served by three on-site water wells, as well as a wastewater treatment plant and one associated post-treatment effluent discharge pond and leaching field.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Brown and Bermuda MHCs, securing a Mortgage Loan representing approximately 0.3% of the Initial Pool Balance, such Mortgaged Property consists of two adjacent manufactured housing communities with a total of 64 pad sites that are operated as one economic unit. The “Browns Estates” portion of the subject Mortgaged Property (42 pad sides) is age restricted to tenants at least 55 years of age. In addition, the “Bermuda MHP” portion of the subject Mortgaged Property (22 pad sites) utilizes well water and sewage lift stations instead of public water and sewer.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Multifamily Properties

In the case of the multifamily properties set forth in the above chart, we note the following:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Creekview Apartments and Pomona Townhomes, collectively representing approximately 0.6% of the Initial Pool Balance, the related Mortgaged Properties are student housing properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
Restaurant(1)	16	11.0%
Theater/entertainment facility(2)	2	10.6%
Medical i.e., medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools(3)	8	9.7%
Grocery store(4)	3	3.7%
Bank branch(5)	2	2.0%
Gym, fitness center or a health club(6)	3	1.8%
Educational facility(7)	1	0.7%
Student housing(8)	2	0.6%

(1)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as St. Louis Ground Lease, Shady Willow Plaza, 215 South Brea Boulevard, Island Palm Shoppes, Runway Plaza, Douglasville Center, Wanamaker Crossing, Atrisco Plaza Shopping Center, North Park Marketplace, Boulevard Square I, Ellenwood Town Center, Speedway Marketplace, Highland Plaza, The Colonnade on Lake Conroe, 15330-15350 Nordhoff Street and Shoppes of Gunbarrel Pointe.

(2)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Mall of Louisiana and Del Amo Fashion Center.

(3)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Pinnacle Medical Plaza, iStar Leased Fee Portfolio – Northside Forsyth Hospital Medical Center, Southridge Plaza Austin, Shea Medical Plaza, Heacock Business Center, Victory Shops at Eldorado, Highland Plaza and 15330-15350 Nordhoff Street.

(4)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Southridge Plaza Austin, Sprouts Whittier and Atrisco Plaza Shopping Center.

(5)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Shady Willow Plaza and Island Palm Shoppes.

(6)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Douglasville Center, Ellenwood Town Center and Shoppes of Gunbarrel Pointe.

(7)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Atrisco Plaza Shopping Center.

(8)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Creekview Apartments and Pomona Townhomes.

In addition:

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Sentinel Business Center, securing approximately 2.5% of the Initial Pool Balance, each Mortgaged Property includes a tenant that operates as a gas station or automotive service center.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Victory Shops at Eldorado, securing approximately 0.5% of the Initial Pool Balance, each Mortgaged Property includes a tenant that operates as a dry cleaner with on-site processing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
225 & 233 Park Avenue South	$60,000,000	8.5%	$348	3.27x	31.3%	Office
Mall of Louisiana	$50,000,000	7.1%	$418	1.85x	57.0%	Retail
Marketplace at Millcreek	$39,600,000	5.6%	$99	2.77x	52.2%	Retail
SAVA Holdings IHG Portfolio	$37,000,000	5.2%	$86,247	1.94x	57.0%	Hospitality
Wilshire Pacific Plaza	$32,850,000	4.7%	$305	2.42x	55.7%	Office
Pinnacle Medical Plaza	$29,000,000	4.1%	$361	2.08x	58.1%	Office
Winslow Bay Commons	$25,800,000	3.7%	$101	3.26x	45.8%	Retail
Del Amo Fashion Center	$25,000,000	3.5%	$260	3.34x(2)	39.8%(2)	Retail
Pleasant Prairie Premium Outlets	$25,000,000	3.5%	$360	2.66x	50.0%	Retail
Gehl Foods Portfolio	$22,500,000	3.2%	$36	1.59x	65.2%	Industrial
iStar Leased Fee Portfolio	$20,000,000	2.8%	NAP	2.12x	65.6%	Other
45 Eisenhower Drive	$19,949,869	2.8%	$114	1.49x	70.2%	Office
Hilton Garden Inn Chicago/North Loop	$19,905,023	2.8%	$177,165	1.55x	57.1%	Hospitality
Sentinel Business Center	$17,455,975	2.5%	$53	1.47x	72.7%	Industrial
Southridge Plaza Austin	$14,200,000	2.0%	$98	2.16x	59.2%	Retail
Top 3 Total/Weighted Average	$149,600,000	21.2%		2.66x	45.4%
Top 5 Total/Weighted Average	$219,450,000	31.1%		2.50x	48.9%
Top 15 Total/Weighted Average	$438,260,867	62.1%		2.37x	53.1%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate. In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(2)	The U/W NCF DSCR and Cut-off Date LTV Ratio with respect to the Del Amo Fashion Center Mortgage Loan based on the combined senior notes and subordinate notes are 2.63x and 50.6%, respectively.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.0% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans, Cross-Collateralized Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans and Cross-Collateralized Mortgage Loans”, representing approximately 17.8% of the Initial Pool Balance are secured by two or more properties. The Mortgage Pool also includes certain Mortgage Loans that are cross-collateralized and cross-defaulted with one another, collectively representing approximately 0.9% of the Initial Pool Balance. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan or group of cross-collateralized Mortgage Loans, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan or group of cross-collateralized Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans and Cross-Collateralized Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Multi-Property Loan or Cross-Collateralized Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
SAVA Holdings IHG Portfolio	Multi-Property	$37,000,000	5.2%
Gehl Foods Portfolio	Multi-Property	22,500,000	3.2
iStar Leased Fee Portfolio	Multi-Property	20,000,000	2.8
League City Hotel Portfolio	Multi-Property	10,976,670	1.6
Starwood Capital Group Hotel Portfolio	Multi-Property	10,000,000	1.4
Island Palm Shoppes(2)	Cross-Collateralized	4,652,500	0.7
Runway Plaza(2)	Cross-Collateralized	1,910,000	0.3
CIA Developers Office Portfolio	Multi-Property	6,491,061	0.9
Salida & Manteca Secured Storage Portfolio	Multi-Property	6,300,000	0.9
Fenton Storage Portfolio	Multi-Property	2,625,000	0.4
Total		$122,455,231	17.4%

(1)	Total may not equal the sum of such amounts listed due to rounding.

(2)	Part of a cross-collateralized group. The cross-collateralization feature is subject to termination as described under “—Certain Terms of the Mortgage Loans—Releases; Partial Releases” below.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example:

●	With respect to the Mortgaged Property identified on Annex A-1 as Mall of Louisiana, St. Louis Ground Lease and Seneca Broadview Hills Townhomes, securing approximately 8.7% of the Initial Pool Balance by allocated loan amount, such Mortgaged Property is comprised of two or more separate parcels, which are non-contiguous and/or each of which is owned by a separate borrower.

Five (5) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 16.7% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 9.3% of the Initial Pool Balance. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related

Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans that are not cross-collateralized but have borrowers that are related to each other.

Related Borrower Loans(1)

Mortgage Loan/Mortgaged Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Marketplace at Millcreek	1	$39,600,000	5.6%
Winslow Bay Commons	1	25,800,000	3.7
Total for Group 1:	2	$65,400,000	9.3%
Group 2:
Sentinel Business Center	1	$17,455,975	2.5%
Blossom Business Center	1	10,972,327	1.6
Total for Group 2:	2	$28,428,302	4.0%
Group 3:
Salida & Manteca Secured Storage Portfolio	2	$6,300,000	0.9%
A-1 Secure Storage	1	4,125,000	0.6
Total for Group 3:	3	$10,425,000	1.5%
Group 4:
Candlewood Suites Harrisburg-Hershey	1	$5,987,597	0.8%
Best Western Plus New Cumberland Inn & Suites	1	3,792,145	0.5
Total for Group 4:	2	$9,779,742	1.4%
Group 5:
Creekview Apartments	1	$2,000,000	0.3%
Pomona Townhomes	1	1,900,000	0.3
Total for Group 5:	2	$3,900,000	0.6%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

See also representation and warranty no. 42 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	26	$147,441,696	20.9%
Texas	35	$109,055,949	15.5%
Georgia	5	$63,342,577	9.0%
New York	1	$60,000,000	8.5%
Louisiana	1	$50,000,000	7.1%
Wisconsin	6	$47,911,840	6.8%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout 27 other states, with no more than 3.8% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Twenty-five (25) Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, Mall of Louisiana, 45 Eisenhower Drive, Hampton Inn & Suites Houston/League City, Candlewood Suites League City, Starwood Capital Group Hotel Portfolio - Residence Inn Williamsburg, Starwood Capital Group Hotel Portfolio - Hilton Garden Inn Edison Raritan Center, Starwood Capital Group Hotel Portfolio - Hampton Inn Morehead, Starwood Capital Group Hotel Portfolio - Springhill Suites Williamsburg, Starwood Capital Group Hotel Portfolio - Fairfield Inn Laurel, Starwood Capital Group Hotel Portfolio - Holiday Inn Norwich, Starwood Capital Group Hotel Portfolio – Country Inn & Suites Houston Intercontinental Airport East, Island Palm Shoppes, Runway Plaza, CIA Developers Office Portfolio - Coastal Technology Center, CIA Developers Office Portfolio - Trio Industrial Plaza, CIA Developers Office Portfolio - Dow Rodes Industrial Center, CIA Developers Office Portfolio - Gran central Building, Sterling Oaks, Country Cove MHP, Wayside MHC, Affordable Self Storage, Eau Gallie Self Storage, Brown and Bermuda MHCs and Lloyds MHC, securing approximately 25.1% of the Initial Pool Balance by allocated loan amount, are each located within the state of Florida or within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean, and, therefore, are more susceptible to hurricanes. See representation and warranty nos. 18 and 26 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

●	Thirty-two (32) Mortgaged Properties securing approximately 22.7% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Starwood Capital Group Hotel Portfolio - Country Inn & Suites Houston Intercontinental Airport East, representing less than 0.1% of the Initial Pool Balance by allocated loan amount, the borrower reported extensive flooding at the Mortgaged Property in connection with Hurricane Harvey, a major hurricane that made landfall in Texas on August 25, 2017. The hotel at the Mortgaged Property was evacuated and closed as of August 27, 2017. In conjunction with the origination of the Mortgage Loan, the borrower obtained an insurance policy with wind coverage at the full limit of $500,000,000 subject to a named storm limit of $250,000,000. In addition, the borrower purchased an insurance policy through the National Flood Insurance Program in an amount equal to $500,000 for building and $500,000 for contents.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as CIA Developers Office Portfolio, representing approximately 0.9% of the Initial Pool Balance, the mortgaged property consists of 4 constituent properties located in Melbourne, FL that were impacted by Hurricane Irma on or about September 10, 2017. In-place property insurance includes coverage for named storms (subject to a 5% deductible); also, $11 million aggregate flood coverage. The borrower’s report as of September 13, 2017 indicates that (i) power has been restored to all 4 properties; (ii) there is some standing water in areas but no major flooding; (iii) there is debris that requires clean-up, but is not expected to impact tenants’ ability to use the space; (iv) there are minor roof leaks in some portions of the properties, which will require some maintenance to replace ceiling tiles and the like; and (v) portions of the roof membrane and HVAC systems at Dow Rodes Industrial Center property were damaged or destroyed from winds during the storm. The report continued that roofers have started work to replace the roof membrane at the Dow Rodes Industrial Center property, anticipating completion in the coming week or two; and that HVAC repairs or replacement will begin next week, with completion expected by the end of the week. Tenants totaling 10,000 square feet – 15,000 square feet will have their ability to use the space interrupted until this work is complete. The Dow Rodes Industrial Center property contains 66,150 square feet, and the mortgaged property contains 284,500 square feet in the aggregate.

Mortgaged Properties with Limited Prior Operating History

Twenty-one (21) of the Mortgaged Properties, securing approximately 12.1% of the Initial Pool Balance by allocated loan amount (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Four (4) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Wilshire Pacific Plaza, Hilton Garden Inn Chicago/North Loop, Wayside MHC and Cypress Self Storage, representing approximately 8.4% of the Initial Pool Balance, each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Described below is certain information regarding Mortgage Loans having borrowers with diversified ownership (generally more than twenty (20) individuals having a direct ownership interest in the borrower):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, representing approximately 8.5% of the Initial Pool Balance, the related borrower is a Delaware limited liability company, the sole member of which is directly or indirectly owned by multiple investors (none of which, other than Morton F. Silver, directly or indirectly own more than 9.99% of the related sole member). Morton F. Silver owns 19.458% and his wife owns 1.666% of the related sole member.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 45 Eisenhower Drive, representing approximately 2.8% of the Initial Pool Balance, the related borrower is a Delaware limited liability company, which is owned, directly and indirectly, by multiple investors (none of which own more than 12.43% of the borrower).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Shea Medical Plaza, representing approximately 1.2% of the Initial Pool Balance, the related borrower is an Ohio limited partnership, which is owned, directly and indirectly, by multiple investors (none of which own more than 9.9% of the borrower).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Stockton Self Storage, representing approximately 0.7% of the Initial Pool Balance, the related borrower is an Arizona limited liability limited partnership with one general partner and numerous limited partners. None of the limited partners holds more than an 11.31% interest in the partnership.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as North Park Marketplace, representing approximately 0.7% of the Initial Pool Balance, the related borrower is a Delaware limited liability company, 99.997% of which is directly owned by 44 Class A Members, none of which own more than 7.41% of the borrower.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Boulevard Square I, representing approximately 0.6% of the Initial Pool Balance, the related borrower is a Delaware limited liability company, which is owned, directly and indirectly, by multiple investors (none of which own more than 10.26% of the borrower).

Condominium Interests

One (1) of the Mortgage Loans secured by Mortgaged Properties identified on Annex A-1 to this prospectus as Magnolia Hotel Denver, representing approximately 2.0% of the Initial Pool Balance, is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

●	With respect to the Magnolia Hotel Denver Mortgage Loan, representing approximately 2.0% of the Initial Pool Balance, a portion of the related Mortgaged Property consists of the related borrower’s interest in seven commercial condominium units located in a parking garage structure comprised of eighteen total condominium units. The related condominium association is governed by a board of directors that includes three directors, one of whom is elected by the borrower. The related borrower owns an approximate 24.47% interest in the condominium association and does not have control over the condominium board; however, there are no common areas other than the physical structure. The condominium declaration may not be amended or revoked without the consent of the borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”. See also representation and warranty no. 8 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)(3)(4)	146	$ 675,949,965	95.8%
Leasehold	3	25,905,323	3.7
Fee and Leasehold(5)	1	3,524,229	0.5
Total	150	$ 705,379,517	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	With respect to the Magnolia Hotel Denver Mortgage Loan, representing approximately 2.0% of the Initial Pool Balance, a portion of the related Mortgaged Property consists of a leasehold interest in commercial space (totaling approximately 6,269 square feet) located in a non-contiguous third-party owned building (which building does not constitute collateral for the Mortgage Loan). The related borrower leases the commercial space for use as a ballroom at an annual rent of approximately $175,057. The current lease is additional collateral for the Mortgage Loan and has a term that expires on July 31, 2023.

(4)	With respect to the Sterling Oaks Mortgage Loan, representing approximately 0.7% of the Initial Pool Balance, the Mortgaged Property is ground leased to the borrower; however, the related mortgage creates a lien on a combination of the fee simple and leasehold estate in the Mortgaged Property.

(5)	The related Mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

In general except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as iStar Leased Fee Portfolio, representing approximately 2.8% of the Initial Pool Balance, the Mortgage Loan is secured by the borrower’s leased fee interest in the Mortgaged Properties, which are ground leased to multiple tenants. The underwriting includes the annualized present value of contractual rent increases through the term of each respective ground lease based on a 6.0% discount rate. The current portfolio U/W NCF DSCR calculated inclusive of the present value of contractual ground rent increases through the term of each respective ground lease based on a 6.0% discount rate is equal to 2.12x. The portfolio U/W NCF DSCR if calculated inclusive of the present value of contractual ground rent increases through the final stated maturity date of the mortgage loan (4/6/2028) based on a 6.0% discount rate is equal to 1.99x. With respect to the DoubleTree Seattle Airport Mortgaged Property, the Mortgage Loan is secured in part by the borrower’s fee and leasehold interests in such Mortgaged Property. The borrower’s fee and leasehold interests are collectively ground leased to the tenant, which operates a hotel on such Mortgaged Property. The hotel is not part of the collateral for the Mortgage Loan. The borrower’s leasehold interest is owned in fee by an unrelated third party and is subject to a ground lease that expires in January 2044, which is less than 20 years from the maturity date of the Mortgage Loan.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests” and “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan (other than the Mortgaged Property identified on Annex A-1 to this prospectus as Creekview Apartments and Pomona Townhomes) no more than 11 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment

(the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Del Amo Fashion Center, representing approximately 3.5% of the Initial Pool Balance, the Phase I ESA obtained at loan origination identified the following RECs at the Mortgaged Property: (i) elevated vapor concentrations in connection with the existence of a prior on-site dry cleaners; (ii) the existence of a former steel distribution facility with metal fabrication activities; (iii) the existence of 17 oil wells previously located on the Mortgaged Property; (iv) the existence of a 280 gallon diesel storage tank used by J.C. Penney previously located at the Mortgaged Property; and (v) the existence of a former auto repair facility. The environmental consultant estimated that remedial costs in connection with the identified RECs could range between $849,000 and $7,089,000. The borrower and guarantor have provided indemnities that would cover environmental cleanup costs and liabilities for the Mortgaged Property. Such environmental indemnity provisions with respect to the Whole Loan are contained in the related non-recourse carveout guaranty, which is subject to a cap of $117,000,000.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Gehl Foods Portfolio, representing approximately 3.2% of the Initial Pool Balance, the mortgaged property consists of three constituent properties. With respect to the Main Street property (having an allocated loan amount equal to 34.7% of the total loan amount) and the Crusader Court property (having an allocated loan amount equal to 17.8% of the total loan amount), the Phase I environmental site assessment (ESA) identified a controlled recognized environmental condition (CREC) due to prior on-site site industrial operations and former underground storage tanks. A Phase II ESA conducted in 2014 revealed residual contamination at the Main Street property, but no contamination at the Crusader Court property. The Wisconsin Department of Natural Resources issued a Final Case Closure letter in May, 2017 that imposed certain conditions to maintaining closure status (affects both properties), including managing contaminated soil if disturbed, paving over or establishing engineered barriers over contamination areas; Wisconsin DNR’s approving any changes in use to the affected sites and any well installed on the affected properties; and keeping a maintenance plan and inspection log on-site for annual submission to and inspection by Wisconsin DNR.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as iStar Leased Fee Portfolio, representing 2.8% of the Initial Pool Balance, the Phase I ESA identified a group of RECs at the DoubleTree Seattle Airport Mortgaged Property in connection with a review of the regulatory database, which contained incomplete information regarding four reports of releases of petroleum and other hazardous materials at the Mortgaged Property between 2001 to 2011. An environmental insurance policy in the amount of $2,000,000 per occurrence and in the aggregate and subject to a $25,000 self-insured retention, was obtained from Great American E&S Insurance Company in lieu of a Phase II ESA. The insurance policy expires on March 30, 2030. Great American E&S Insurance Company has an S&P rating of “A+” and a Moody’s rating of “A1”.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Starwood Capital Group Hotel Portfolio, representing approximately 1.4% of the Initial Pool Balance by allocated loan amount, the Phase I ESAs obtained at origination concluded that the Hampton Inn Carlisle Mortgaged Property and the Hampton Inn Morehead Mortgaged Property have recognized environmental conditions related to the former presence of underground storage tanks at the related Mortgaged Properties. With respect to the Hampton Inn Morehead Mortgaged Property, the ESA recommended that a ground penetrating radar survey and/or magnetometer survey be conducted to determine the nature, type and extent of a potential tank observed at the Mortgaged Property, and that the borrower conduct a limited subsurface investigation to characterize any impacts to soil and/or groundwater. The ESA provided an estimated cost of $12,000-$17,000 in connection with such recommendations. With respect to the Hampton Inn Carlisle Mortgaged Property, the ESA recommended that a file review be conducted at the applicable state agency in order to determine the current status of a leaking underground storage tank case associated with the Mortgaged Property due to the former presence of two gasoline service stations at the Mortgaged Property. The ESA provided an estimated cost of $1,000 to conduct the review. At origination, the borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation in connection with the recognized environmental condition at the related Mortgaged Properties. The policy has individual and aggregate claim limits of $1.0 million and a $25,000 deductible. The current policy has an expiration date of May 24, 2030. The policy was prepaid at origination of the Mortgage Loan and was provided by Great American E&S Insurance Company, which is rated “A+” by S&P.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Stockton Self Storage, representing approximately 0.7% of the Initial Pool Balance, the Phase I ESA obtained in connection with the origination of the related Mortgage Loan indicated that: (a) a property adjacent to the subject Mortgaged Property that was occupied by a subsidiary of Occidental Chemical Corporation (“Oxychem”), was the subject of a release of hazardous materials; (b) from 1955 to 1993 (i) the adjacent property in question was used as an agricultural chemical distribution facility, (ii) dry and liquid chemicals (such as herbicides, pesticides, insecticides, fumigants and fertilizers) were stored at the site in drums, bulk containers and aboveground and underground storage tanks, (iii) the chemical storage structures were removed from the site in 1993 and (iv) upon removal of the chemical storage structures, a release of agricultural chemicals was discovered that affected the soil and groundwater; and (c) the release also appears to have impacted the groundwater at the subject Mortgaged Property. According to the Phase I ESA, since 1994, the adjacent property in question has undergone several subsurface investigations, with several groundwater monitoring wells installed at the site, and remediation activities have been performed, including the excavation and treatment of 2,900 tons of contaminated soil, the planting of eucalyptus trees to control the hydraulic gradient and to remove nitrogen from soil and groundwater, and the injection of emulsified oil to accelerate the degradation of chlorinated pollutants in the groundwater. Based on the assessment of the subject Mortgaged Property, the on-going remedial activities at the adjacent property in question and the identification of the Oxychem subsidiary as a contaminating party, the environmental consultant concluded that it is unlikely that the subject Mortgaged Property would be investigated as a source of this contamination. The environmental consultant further concluded that vapor intrusion at the subject Mortgaged Property is unlikely based on the distance (greater than 300 feet) of the leasing office and manager’s residence at the subject Mortgaged Property from the area of the impacted groundwater. The Phase I ESA indicated that no further action or investigation at the subject Mortgaged Property appeared to be then warranted.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Island Palm Shoppes, representing approximately 0.7% of the Initial Pool Balance and, pursuant to a cross-collateralization agreement, a second Mortgage Loan representing approximately 0.3% of the Initial Pool Balance, the Phase I ESA obtained in connection with the origination of the related cross-collateralized group of Mortgage Loans stated that: (a) a gasoline station present on a property adjacent to the subject Mortgaged Property was identified for a petroleum release detected in 2003; and (b) extensive subsurface investigations and remedial activities have been performed at the adjacent property in question between 2003 and 2016, including the use of monitoring wells. Based on, among other things, the level of xylenes most recently detected in close proximity to the subject Mortgaged Property, and the hydraulic gradient of the adjacent property in question relative to the subject Mortgaged Property, this release case is considered to represent a REC in connection with the subject Mortgaged Property. However, because of the active remediation, regulatory oversight, sampling data for on-site wells, distance of impacts from the buildings at the subject Mortgaged Property, and the subject Mortgaged Property’s connection to the municipal water and sewer system, no on-site remedial or investigative action was then recommended by the environmental consultant with respect to the subject Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Creekview Apartments and Pomona Townhomes, representing approximately 0.6% of the Initial Pool Balance, in lieu of obtaining a Phase I ESA, the lender obtained a $2,250,000 group lender environmental collateral protection and liability-type environmental insurance policy with $2,250,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10-year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Fenton Storage Portfolio – Fenton Storage North, representing approximately 0.1% of the Initial Pool Balance by allocated loan amount, the Phase I ESA identified a controlled REC at the Mortgaged Property in connection with the Mortgaged Property’s prior use as a concrete plant between 1953 and 1978 that involved a prior release from a UST in July 1991 and documented presence of contamination in the southeastern portion of the Mortgaged

Property. Analytical results reportedly detected concentrations of various volatile organic compounds (VOCs) in the soil and groundwater above the most restrictive Michigan Department of Environmental Quality (MDEQ) risk based screening levels. Water sampling was conducted in 2012 and no contaminants were detected in excess of the method detection limits. The ESA recommended that all available water sampling documentation be provided for review and if unavailable, to conduct four quarterly well water sampling events, followed by annual water sampling, in accordance with the MDEQ Response Activity Plan for Due Care Response Action dated February 29, 2012. In addition, the ESA recommended that in the event of a property transaction, the new owner or operator of the Mortgaged Property should submit a new Baseline Environmental Assessment (BEA) to MDEQ within 45 days of the date of transaction. At origination of the Mortgage Loan, the borrower reserved approximately $5,206 in order to complete further environmental assessments, including a new BEA.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as SAVA Holdings IHG Portfolio, representing approximately 5.2% of the Initial Pool Balance, the borrowers approximately $4,507,400 at origination for PIP renovations required by the related franchise agreements in connection with the Mortgaged Properties. The PIP renovations are expected to be completed no later than March 2019.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Magnolia Hotel Denver, representing approximately 2.0% of the Initial Pool Balance, the borrower reserved approximately $2,224,206 at origination for PIP renovations required by the related franchise agreement. The PIP renovations are expected to be completed no later than November 2017.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as League City Hotel Portfolio, representing approximately 1.6% of the Initial Pool Balance, the borrowers reserved approximately $1,086,457 at origination for PIP renovations required by the related franchise agreements in connection with the Mortgaged Properties. The PIP renovations are expected to be completed no later than February 2020.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn – Frederick, representing approximately 1.5% of the Initial Pool Balance, the lender required an up-front PIP reserve in the amount of $1,750,000 at closing in connection with the sponsor’s extension of the Franchise agreement through 2032, which was conditioned upon completion of the PIP. The PIP is expected to commence in late 2018 and be completed in 2019. Renovations include exterior improvements, corridor carpet and wallpaper replacement, and replacing guestroom soft and case goods, carpeting, mattresses and bathroom renovation, with a minimal number of rooms being taken off-line at any one time.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Starwood Capital Group Hotel Portfolio,

representing approximately 1.4% of the Initial Pool Balance, the borrowers were required to reserve approximately $5,883,991 at origination for PIPs or renovations required by the related franchise agreements in connection with seven of the Mortgaged Properties with a scheduled final completion date of June 28, 2020.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 11 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pinnacle Medical Plaza, representing approximately 4.1% of the Initial Pool Balance, the guarantor (Reza Paydar) is a claimant in an arbitration proceeding alleging breach of contract by an affiliate of another guarantor (Alex Roudi), unrelated to the Mortgaged Property. Mr. Paydar is an investor in the venture in question, and Mr. Roudi is the CEO of the investment vehicle. The arbitration involves the production of documents and information necessary for an accounting of income, and no damages are currently alleged. With respect to the mortgage loan, Mr. Paydar and Mr. Roudi provided signed statements at closing stating that the suit, regardless of the adjudicated outcome, would not materially adversely interfere with the parties’ ability to act in a commercially reasonable manner with respect to the loan, the operation of the property and all business decisions to be made in connection therewith. The loan documents require that Mr. Paydar and another guarantor (Robert V. Lankford) maintain control of the borrower and its day-to-day operations. Pursuant to the terms of the organizational documents of the borrower and related entities, Mr. Lankford and entities controlled by him would exercise sole control of the borrower in the event of a deadlock between Mr. Paydar and Mr. Roudi.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Fifty (50) of the Mortgage Loans, representing approximately 74.3% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Three (3) of the Mortgage Loans, representing approximately 13.5% of the Initial Pool Balance, were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

●	Twelve (12) of the Mortgage Loans, representing approximately 12.3% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to twenty-two (22) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Mall of Louisiana, SAVA Holdings IHG Portfolio, Wilshire Pacific Plaza, Del Amo Fashion Center, iStar Leased Fee Portfolio, 45 Eisenhower Drive, Hilton

Garden Inn Chicago/North Loop, Sentinel Business Center, Southridge Plaza Austin, Blossom Business Center, AeroPlex II, Shady Willow Plaza, Shea Medical Plaza, Douglasville Center, Wanamaker Crossing, Stockton Self Storage, Battlefield Square Shoppes, Atrisco Plaza Shopping Center, North Park Marketplace, Ellenwood Town Center, Eau Gallie Self Storage and Brown and Bermuda MHCs, representing approximately 44.8% of the Initial Pool Balance, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) within approximately the last 10 years, the Mortgaged Property was acquired by the related borrower or an affiliate thereof or a seller thereto from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Mall of Louisiana, representing approximately 7.1% of the Initial Pool Balance, the related sponsor, General Growth Properties, Inc., filed for bankruptcy protection in 2009 and emerged from bankruptcy in 2010. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as SAVA Holdings IHG Portfolio, representing approximately 5.2% of the Initial Pool Balance, entities controlled by the related borrower sponsor, Suhas S. Naik (the “Sponsor Affiliates”), filed for Chapter 11 bankruptcy in April 2010 in connection with workouts and loan extensions relating to the construction financing of three hotels, including two of the SAVA Hotel IHG Portfolio Properties (the Candlewood Suites DFW South property and the Staybridge Suites Plano property). Following completion of construction (approximately in 2007 and 2008), the Sponsor Affiliates were unable to secure traditional permanent financing despite infusing several million dollars in additional equity into the three properties. A workout settlement was reached on September

21, 2010, and the prior construction lender was repaid in full and the Sponsor Affiliates emerged from bankruptcy in August 2011.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Wilshire Pacific Plaza, representing approximately 4.7% of the Initial Pool Balance, the borrower sponsor, Parham Minoo, was involved in a mortgage default related to a construction loan on an industrial property. The loan was sold to a third party at a discount and the new lender extended the loan. The borrower sponsor ultimately sold the related property and paid the loan in full.

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Del Amo Fashion Center and Pleasant Prairie Premium Outlets, representing approximately 3.5% and 3.5% of the Initial Pool Balance, respectively, Simon Property Group, L.P., one of the related borrower sponsors, has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 45 Eisenhower Drive, representing approximately 2.8% of the Initial Pool Balance, a key principal of the borrower (but not the carve-out guarantor) reported multiple discounted payoffs, foreclosures and modifications, the majority of which closed between 2006-2008 where assets suffered declines in occupancy due to the market downturn.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hilton Garden Inn Chicago/North Loop, representing approximately 2.8% of the Initial Pool Balance, an affiliate of the borrower sponsor, United Capital Corp., was involved in mortgage default related to a limited service hotel that resulted in a 2012 discounted payoff.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as iStar Leased Fee Portfolio – One Ally Center, representing approximately 0.4% of the Initial Pool Balance by allocated loan amount, the related Mortgaged Property was acquired by the borrower sponsor in 2007 through foreclosure. In 2015, the borrower sponsor sold the improvements on the Mortgaged Property and simultaneously commenced the ground lease, becoming the ground lessor under the subject ground lease. The Mortgage Loan is secured by the related borrower’s leased fee interest in the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Sentinel Business Center, representing approximately 2.5% of the Initial Pool Balance, the sponsor reported three previous foreclosures and one distressed loan that were all bridge deals purchased between 2005 and 2007 at peak market prices. Subsequent to the collapse of the real estate market, the properties became distressed and were unable to service the debt on the loans. The related sponsor continued to manage and lease the properties while negotiating solutions with the lenders.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Southridge Plaza Austin, representing approximately 2.0% of the Initial Pool Balance, the sponsor reported six loan workouts and foreclosures between 2009 and 2015.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty no. 41 and no. 42 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Five (5) of the Mortgaged Properties identified on Annex A-1 to this prospectus as Gehl Foods Portfolio - Freistadt Road, Gehl Foods Portfolio - Main Street, Gehl Foods Portfolio - Crusader Court, Sprouts Whittier and Walgreens - Mansfield, TX, securing approximately 4.7% of the Initial Pool Balance by allocated loan amount, are leased to a single tenant.

See “—Lease Expirations and Terminations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in this prospectus.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, Mall of Louisiana, Marketplace at Millcreek, Wilshire Pacific Plaza, Pinnacle Medical Plaza, Winslow Bay Commons, Pleasant Prairie Premium Outlets, Del Amo

Fashion Center, 45 Eisenhower Drive, iStar Leased Fee Portfolio and Sentinel Business Center.

With respect to the Mortgage Loan secured, in whole or in part, by the Mortgaged Property identified in the table below, the Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity date or Anticipated Repayment Date, as applicable, of the related Mortgage Loan.

Mortgaged Property	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
Sprouts Whittier	1.0%	No	2/29/2028	9/6/2027

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

Certain other Mortgaged Properties are occupied by multiple tenants under leases that all expire during a given twelve month period ending prior to the applicable maturity date or Anticipated Repayment Date.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time.

Set forth below are certain government leases that individually are among the top 5 tenants at the related Mortgaged Property and have termination options associated with appropriation rights or are otherwise unilaterally terminable by the tenant.

Mortgaged Property	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of U/W Base Rent
Heacock Business Center	0.8%	Courthouse (Judicial Council of California, Administrative Office of the Courts)	22.1%	23.8%
		WIC (County of Riverside)	7.5%	8.1%
		Superior Court of California, County of Riverside	5.7%	5.7%

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, Mall of Louisiana, Del Amo Fashion Center and 45 Eisenhower Drive.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example:

●	Eleven (11) of the Mortgaged Properties identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, Mall of Louisiana, Wilshire Pacific Plaza, 45 Eisenhower Drive, AeroPlex II, St. Louis Ground Lease, 215 South Brea Boulevard, Douglasville Center, Atrisco Plaza Shopping Center, North Park Marketplace and Kaysville Business Park, securing approximately 29.7% of the Initial Pool Balance, have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a build out phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that renewed leases that provide free rent and have not commenced payment of rent, have tenants that are entitled to free rent periods or rent abatement in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. See Annex A-1 to this prospectus and the accompanying footnotes for additional information with respect to these Mortgage Loans.

In particular, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent as set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, representing approximately 8.5% of the Initial Pool Balance, the largest tenant, Facebook, representing approximately 39.4% of the gross leased area at the Mortgaged Property, is entitled to between 5 and 19 months of free rent, depending on the floor. The second largest tenant, Buzzfeed, representing approximately 28.7% of the gross leased area at the Mortgaged Property, is entitled to 16 months of free rent. The fourth largest tenant, T. Rowe Price, representing approximately 2.0% of the gross leased area at the Mortgaged Property, is entitled to 9 months of free rent. The borrower reserved approximately $14,864,252 at origination to cover the full amount of such free rent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Mall of Louisiana, representing approximately 7.1% of the Initial Pool Balance, the third largest tenant, Main Event, which represents approximately 6.0% of the net rentable square footage, has executed a lease but is not expected to take occupancy or commence paying rent until August 2018. In lieu of depositing a reserve for the Main Event rent obligations, the related non-recourse carveout guarantor provided a guaranty in the amount of $1,465,625.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Wilshire Pacific Plaza, representing approximately 4.7% of the Initial Pool Balance, Psych Intel, LLC, has free rent in November 2017, August 2018, September 2018 and August 2019. The lender obtained a rent concession reserve in the amount of $56,405 for related amounts.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus Del Amo Fashion Center, representing approximately 3.5% of the Initial Pool Balance, three tenants, set forth as follows, have executed leases but are not yet in occupancy or fully paying rent: (1) Dave & Buster’s (expected lease commencement date of May 2018), (2) Marshalls (expected lease commencement date of May 2018) and (3) EMC Seafood & Raw Bar (expected lease commencement date of January 2018). The borrower executed a 10 year master lease with the borrower sponsor with respect to three tenants (which, in the aggregate, represent approximately 4.5% of NRA and 5.3% of underwritten rent). The master lease provides for annual rent equivalent to the tenants’ combined annual rent, provided that such obligations are reduced pro rata upon each of the tenants taking occupancy and commencing payment of unabated rent. The lenders included the master lease income in underwritten income.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants (based on net rentable area) for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, representing approximately 8.5% of the Initial Pool Balance, Buzzfeed, the second largest tenant representing approximately 28.7% of the NRA at the Mortgaged Property, subleases a portion of its space representing approximately 4.0% of the NRA at the Mortgaged Property to Teacher Synergy, LLC through June 30, 2019. The sublease will automatically renew on a month-to-month basis after the expiration date until either Buzzfeed or Teacher Synergy, LLC give six months’ termination notice to one another.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Marketplace at Millcreek, representing approximately 5.6% of the Initial Pool Balance, Toys “R” Us, the largest tenant at the Mortgage Property, filed for Chapter 11 bankruptcy on or about September 19, 2017. Toys “R” Us currently subleases its leased space to Burlington Coat Factory.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Wilshire Pacific Plaza, representing approximately 4.7% of the Initial Pool Balance, the second largest tenant, Atkins North America, representing approximately 7.5% of NRA subleases its leased space to OmniForce, LLC.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 45 Eisenhower Drive, representing approximately 2.8% of the Initial Pool Balance, occupancy at the Mortgaged Property includes an expansion space lease of approximately 4,308 square feet for the largest tenant, M&T Bank/Hudson Savings, which leases approximately 24.4% of the NRA at the Mortgaged Property. M&T Bank/Hudson Savings is expected to take occupancy of such expansion space beginning October 15, 2017 with an outside date of December 1, 2017 and will receive one month of free rent with respect to such expansion space. All gap rent and free rent was reserved for at origination of the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Atrisco Plaza Shopping Center, representing approximately 0.7% of the Initial Pool Balance, the largest tenant, CNG Ranch, LLC, representing approximately 37.6% of NRA, subleases its leased space to Bodega Latina Corporation dba El Super, pursuant to a sublease which is scheduled to expire on September 30, 2031. Pursuant to the terms of the sublease, Bodega Latina Corporation dba El Super, pays its rent obligations under the sublease directly to the borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	Seventy-seven (77) of the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Pinnacle Medical Plaza, Del Amo Fashion Center, iStar Leased Fee Portfolio – Hilton Salt Lake, iStar Leased Fee Portfolio – DoubleTree Seattle Airport, iStar Leased Fee Portfolio – DoubleTree Mission Valley, iStar Leased Fee Portfolio – One Ally Center, iStar Leased Fee Portfolio – DoubleTree Sonoma, iStar Leased Fee Portfolio – DoubleTree Durango, iStar Leased Fee Portfolio – Northside Forsyth Hospital Medical Center, iStar Leased Fee Portfolio – NASA/JPSS Headquarters, iStar Leased Fee Portfolio – The Buckler Apartments, Starwood Capital Group Hotel Portfolio and Walgreens - Mansfield, TX, securing approximately 12.3% of the Initial Pool Balance by allocated loan amount, are each subject to a purchase option, right of first refusal or right of first offer (“ROFO” ) to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty no. 7 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pinnacle Medical Plaza, representing approximately 4.1% of the Initial Pool Balance, the largest tenant, Sharp Health Care, has a right of first offer (the “Sharp ROFO”) to purchase the property if borrower decides to market the property for sale. The Sharp ROFO is not extinguished by foreclosure; however, the Sharp ROFO does not apply to foreclosure or deed in lieu thereof.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Del Amo Fashion Center, representing approximately 3.5% of the Initial Pool Balance, Charles Schwab, has a right of first offer (the “Schwab ROFO”) to purchase its portion of the Mortgaged Property if the borrower decides to market the Mortgaged Property for sale. The Schwab ROFO is not extinguished by foreclosure; however, the Schwab ROFO does not apply to a foreclosure or deed-in-lieu thereof.

●	With respect to the Mortgage Loan secured by the portfolio of the Mortgaged Properties identified on Annex A-1 to this prospectus as iStar Leased Fee Portfolio, representing approximately 2.8% of the Initial Pool Balance, each tenant at the One Ally Center Mortgaged Property and the Northside Forsyth Hospital Medical Center Mortgaged Property has a right of first refusal in the event the borrower receives a bona fide offer from a third party to purchase the Mortgaged Property. With respect to the NASA/JPSS Headquarters Mortgaged Property, the tenant has a right of first offer in the event the borrower decides to sell the related Mortgaged Property. With respect to The Buckler Apartments Mortgaged Property, the tenant has a right of first offer and a right of first refusal with respect to the Mortgaged Property. In each case, such right of first refusal or right of first offer will not apply in connection with a foreclosure or deed-in-lieu of foreclosure (or in some cases, in connection with a sale of the related Mortgaged Property in a combined sale of at least three other real properties under a contract), but will apply to subsequent purchases. Additionally, the tenants at the Hilton Salt Lake Mortgaged Property, the DoubleTree Seattle Airport Mortgaged Property, the DoubleTree Mission Valley Mortgaged Property, the DoubleTree Sonoma Mortgaged Property and the Durango Mortgaged Property may terminate their leases with respect to an individual Mortgaged Property and offer to purchase any such individual Mortgaged Property that is materially and adversely affected by the borrower’s failure (after notice and expiration of cure periods) to provide applications to governmental authorities for any license, permit or approval necessary for the operation of such Mortgaged Property at a purchase price equal to the net present value of the base rent payable through the expiration of the then-current term. The borrower may accept or reject the tenant’s offer to purchase such individual Mortgaged Property. If the borrower rejects such offer to purchase the individual Mortgaged Property, the lease will terminate with respect to such individual Mortgaged Property and the tenant must vacate such individual Mortgaged Property in accordance with the lease. The borrower may, at all times prior to the closing date for the purchase of the individual Mortgaged Property or the termination of the lease with respect to such individual Mortgaged Property, cancel the tenant’s purchase right or termination right by obtaining the required applications to governmental authorities in sufficient time and manner so that the subject license, permit or approval is obtained or reinstated by a date that is prior to the related closing date or termination date.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Starwood Capital Group Hotel Portfolio, representing approximately 1.4% of the Initial Pool Balance, Tanager Properties Limited Partnership, the developer of the Holiday Inn Express & Suites Terrel Mortgaged Property, has the right to repurchase the Mortgaged Property in the event of a breach of the covenants, conditions and restriction of the related declaration (the “Declaration”), such as, among other defaults, the improvements and facilities on the Mortgaged Property are abandoned or permanently closed, the borrower fails to use the Mortgaged Property for its intended use for 60 days or more (other than due to a casualty to or remodeling) or the borrower otherwise violates the Declaration (including, among other things, (i) failing to comply with environmental laws, zoning laws, easements and other restrictions applicable to the Mortgaged Property, (ii) encumbering, selling or otherwise conveying or subdividing the Mortgaged Property without the prior written consent of developer, or (iii) failing to maintain the Mortgaged Property in the manner consistent with the remainder of the related shopping center site). In the event the repurchase option is exercised, the borrower are required to release the Mortgaged Property in accordance with the Starwood Capital Group Hotel Portfolio Whole Loan documents (including, without limitation, payment of the applicable release price). See “—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in this prospectus for additional information. In addition, with respect to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or its affiliates, the franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the borrower’s interest in the franchise agreement, an ownership interest in the borrower or a controlling direct or indirect interest in the borrower to a competitor of the franchisor. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a “competitor” or an affiliate of a “competitor” as defined under the franchise agreement.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged

Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Thirty-two (32) of the Mortgaged Properties, securing approximately 22.7% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 17.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

●	With respect to one hundred and nine (109) Mortgaged Properties, securing approximately 69.7% of the Initial Pool Balance by allocated loan amount, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies. See representation and warranty nos. 18 and 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to eight (8) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Marketplace at Millcreek, Winslow Bay Commons, Del Amo Fashion Center, iStar Leased Fee Portfolio, St. Louis Ground Lease, Shady Willow Plaza, Walgreens - Mansfield, TX and 15330-15350 Nordhoff Street, securing approximately 19.1% of the Initial Pool Balance, the related borrower may rely on the single tenant’s, ground lease tenant’s or owner’s association’s insurance or, in some cases, self-insurance, so long as the single tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally (but not in all cases) must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as iStar Leased Fee Portfolio - One Ally Center, iStar Leased Fee Portfolio - Northside Forsyth Hospital Medical Center, iStar Leased Fee Portfolio - NASA/JPSS Headquarters, iStar Leased Fee Portfolio - Dallas Market Center: Sheraton Suites, iStar Leased Fee Portfolio - Dallas Market Center: Marriott Courtyard, iStar Leased Fee Portfolio - The Buckler Apartments and iStar Leased Fee Portfolio - Lock-Up Self Storage Facility, securing approximately 0.7% of the Initial Pool Balance, by allocated loan amount, if the tenant at each such Mortgaged Property maintains the insurance coverage required under its related lease, the related borrower is not required to maintain the following insurance coverages: (i) property insurance, (ii) business interruption insurance, (iii) insurances during times of structural construction, (iv) boiler and machinery insurance, (v) flood insurance and (vi) earthquake insurance. See representation and warranty nos. 18 and 31 on Annex D-

1 and the exceptions to representation and warranty nos. 18 and 31 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

In addition, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Affordable Self Storage, representing approximately 0.5% of the Initial Pool Balance, the specific use permits related thereto are non-transferable and a new specific use permit must be obtained upon any transfer of ownership of the premises. The property may continue to operate if an application for a new specific use permit has been submitted. A resolution was obtained in connection with the acquisition so that the specific use permit obtained by borrower has transferability language in connection with a foreclosure; however, this does not run to a successor purchaser. The lender mitigated by adding a carve-out for losses as well as a liquidity reserve as additional collateral for the loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions thereto on Annex D-2.

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Magnolia Hotel Denver, representing approximately 2.0% of the Initial Pool Balance, the Mortgaged Property is listed as a landmark building with the National Register of Historic Places. We cannot assure you that such designation will not affect the related borrower’s ability to change the use or renovate the improvements at the Mortgaged Property in the future or affect the Mortgaged Property’s value.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth in the table below.

The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. The table below shows the LTV Ratio and appraised value for Mortgage Loans using values other than “as-is”, as well as the corresponding LTV Ratio and appraised value for such Mortgage Loans using “as-is” values.

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Other than “As-Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
SAVA Holdings IHG Portfolio(1)	5.2%	57.0%	$ 64,900,000	62.3%	$59,400,000
Magnolia Hotel Denver(2)	2.0%	56.2%	$ 95,600,000	58.7%	$91,500,000
Hampton Inn – Frederick(3)	1.5%	67.3%	$ 15,200,000	79.3%	$12,900,000

(1)	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as SAVA Holdings IHG Portfolio, representing approximately 5.2% of the Initial Pool Balance, the Appraised Value of $64,900,000 assumes the completion of the currently ongoing work associated with property improvement plans at the related Mortgaged Properties, and such Appraised Value results in a Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD of 57.0% and 49.3%, respectively. The sum of the individual appraised values of each of the related Mortgaged Properties is $59,400,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD, assuming the $59,400,000 appraised value, are 62.3% and 53.9%, respectively.

(2)	With respect to the Magnolia Hotel Denver Mortgage Loan, representing approximately 2.0% of the Initial Pool Balance, the Appraised Value of the Mortgaged Property (that secures the Whole Loan) of $95,600,000 is the “when complete” prospective market value of the Mortgaged Property as of April 1, 2018, which assumes the completion of the currently ongoing work associated with a property improvement plan at the related Mortgaged Property. At origination of the Mortgage Loan, the related borrower deposited approximately $2,224,206 into a PIP reserve, representing approximately 115% of the estimated cost to complete the property improvement plan. The “as-is” appraised value is $91,500,000 as of March 13, 2017. Based on the $91,500,000 “as-is” appraised value, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the related Whole Loan are 58.7% and 54.6%, respectively.

(3)	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn - Frederick, representing approximately 1.5% of the Initial Pool Balance, the Appraised Value assumes the performance improvement plan, schedule to be completed in July 2019, has been completed. A $1,750,000 reserve was taken at closing, representing the outstanding performance improvement plan. The appraised value, assuming the performance improvement plan has not been completed, is $12,900,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $12,900,000 appraised value are 79.3% and 59.1%, respectively.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Starwood Capital Group Hotel Portfolio, representing approximately 1.4% of the Initial Pool Balance, the Appraised Value of $956,000,000 reflects a premium attributed to the value of the related Mortgaged Properties as a whole, and such Appraised Value results in a Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD of 60.4%. The sum of the individual appraised values of each of the related Mortgaged Properties is $884,700,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the sum of the individual appraised values are 65.3%.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Salida & Manteca Secured Storage Portfolio, representing approximately 0.9% of the Initial Pool Balance, the Appraised Value reflects a portfolio level appraisal, which includes a diversity premium based on an assumption that all of the Mortgaged Properties would be sold together as a portfolio. The Appraised Value assuming no portfolio level diversity premium is $13,640,000. The Cut-off Date LTV Ratio and an LTV Ratio at Maturity or ARD assuming the $13,640,000 value are 46.2% and 46.2%, respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, representing approximately 8.5% of the Initial Pool Balance, the Mortgage Loan is full recourse to a guarantor which is a natural person that has assets other than equity in the related Mortgaged Property that are not de minimis only with respect to (i) a transfer by the borrower of ownership of all or any material portion of the real property comprising part of the Mortgaged Property, (ii) a sale, assignment, pledge or other encumbrance by borrower of the rents and (iii) bankruptcy related carveouts. All recourses for losses are recourse to another entity guarantor that does not have significant assets other than equity in the related Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus Del Amo Fashion Center, representing approximately 3.5% of the Initial Pool Balance, for so long as Simon Property Group, L.P. (the current guarantor) or certain affiliates of JPMorgan Chase Bank, N.A. (none of whom are presently guarantors but one or more of which may become a replacement guarantor in accordance with the conditions set forth in the Whole Loan documents) is the guarantor, the liability of such guarantors under the related non-recourse carveout guaranty (which also covers environmental obligations) is capped at $117,000,000 in the aggregate, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights under the guaranty.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pleasant Prairie Premium Outlets, representing approximately 3.5% of the Initial Pool Balance, the non-recourse carve-out guarantor’s, Simon Property Group, L.P., obligations under the guaranty are capped at $29 million, plus reasonable out-of-pocket costs and expenses related to guaranty enforcement. The liability cap does not apply to a replacement guarantor. The Phase I environmental site assessment performed in connection with loan origination did not identify any recognized environmental conditions and the aggregate LTV at origination was 50.0%.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gehl Foods Portfolio, representing approximately 3.2% of the Initial Pool Balance, the non-recourse carve-out guarantors are AG Net Lease (SO) Corp (currently holding an approximate 7.3% indirect ownership interest in the borrower) and AG Net Lease III Corp. (currently holding an approximate 92.7% indirect ownership interest in the borrower). Each guarantor has a stated net worth in excess of the original principal amount of the loan as of March 31, 2017. Each guarantor’s liability for the borrower’s recourse obligations is several according to its relative indirect ownership percentage in the borrower inter se at the time of determination, and, for environmental liability only, is capped on an aggregate basis at $22,500,000 (the original principal amount of the loan). The loan documents require that the guarantors’ maintain an aggregate net worth of $5,000,000 for the life of the loan.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as iStar Leased Fee Portfolio, representing approximately 2.8% of the Initial Pool Balance, upon the completion of Safety, Income and Growth Inc. (“SAFE”) becoming a public vehicle, the loan documents provide for SAFE to become the non-recourse carveout guarantor in lieu of the current guarantor, provided that SAFE has a market capitalization in excess of $500,000,000 or net worth in excess of $250,000,000. There can be no assurance as to whether, or when, any of these transactions will occur.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Starwood Capital Group Hotel Portfolio, representing approximately 1.4% of the Initial Pool Balance, the aggregate liability of the non-recourse carveout guarantor related to bankruptcy or insolvency actions may not exceed an amount equal to 20% of the principal balance of the Mortgage Loan outstanding at the time of the occurrence of such event, plus reasonable third-party collection costs actually incurred by the lender in connection with the enforcement of its rights under the guaranty or any other Mortgage Loan document. In addition, in connection with any permitted transfer under the Mortgage Loan documents that results in (x) a change of control of the borrowers and/or (y) the transfer of more than 49% of the direct or indirect equity interests in the borrowers, the borrowers are permitted to provide a substitute guarantor to act as a replacement guarantor under the nonrecourse carve-out guaranty, the environmental indemnity and, if applicable as of such date, any guaranties related to new PIPs required by any franchise agreement upon certain terms and conditions set forth in the Mortgage Loan documents, which include, without limitation, delivery of evidence that (i) such new guarantor is owned and controlled by, or under common control with, (ii) the transferee and owns at least 10% of the equity interests in the borrower, and (iii) the replacement guarantor has a net worth of not less than $400,000,000 (excluding any interests in and liabilities attributable to the Mortgaged Properties) or an equity market capitalization not less than $500,000,000 (including any interests in the Mortgaged Properties).

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Sprouts Whittier, representing approximately 1.0% of the Initial Pool Balance,

the lease with the single tenant, Sprouts Farmers Market, requires that the tenant pay all taxes due to the borrower, provided that in the event there is tax reassessment in connection with a change of ownership beginning the first day of the 60th month of the lease term and continuing through the last day of the 73rd month of the lease term, the tenant will not be obligated to pay any excess taxes as a result of such assessment. For the period commencing on the first day of the 74th month of the lease term, the tenant will be obligated to pay the full amount of its share of taxes and assessments relating to the Mortgaged Property. Notwithstanding the foregoing, pursuant to the Mortgage Loan documents, the borrower is required to pay all taxes due to the taxing authority.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twelve (12) of the Mortgage Loans, representing approximately 39.5% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Thirty-five (35) of the Mortgage Loans, representing approximately 32.6% of the Initial Pool Balance, require monthly payments of principal and interest for the entire term to stated maturity.

Seventeen (17) of the Mortgage Loans, representing approximately 25.0% of the Initial Pool Balance, provide for an initial interest-only period that expires between twelve (12) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

One (1) Mortgage Loan, representing approximately 2.8% of the Initial Pool Balance, provides for interest-only payments for the entire term to the Anticipated Repayment Date, with no scheduled amortization prior to that date; provided that if such Mortgage Loan is outstanding from and after an Anticipated Repayment Date occurring approximately 10 years following the related origination date, interest will accrue at the related Revised Rate.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
Interest-only, Balloon	12	$278,925,000	39.5%
Amortizing Balloon	34	228,448,354	32.4
Interest-only, Amortizing Balloon	17	176,300,000	25.0
Interest-only, ARD	1	20,000,000	2.8
Fully Amortizing	1	1,706,163	0.2
Total:	65	$705,379,517	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
1	5	$111,706,163	15.8%
6	26	287,666,051	40.8
11	34	306,007,303	43.4
Total:	65	$705,379,517	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0(1)	64	$703,673,354	99.8%
7	1	1,706,163	0.2
Total:	65	$705,379,517	100.0%

(1)	Includes the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Mall of Louisiana, which has a two business-day grace period for any monthly payment of debt service due, provided that the two business-day grace period may only be used once during any twelve-month period during the term of the Mortgage Loan.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

One Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as iStar Leased Fee Portfolio (an “ARD Loan”), representing approximately 2.8% of the Initial Pool Balance, provides that, after a certain date (the “Anticipated Repayment Date”), if the borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the

“Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loan.

The ARD Loan is interest-only; consequently, the repayment of the ARD Loan in full on its Anticipated Repayment Date would require a substantial payment of principal on that date (except to the extent that such ARD Loan is repaid prior thereto). The ARD provisions described above, to the extent applicable, may result in an incentive for the borrower to repay the ARD Loan on or before its Anticipated Repayment Date but the borrower will have no obligation to do so. We make no statement regarding the likelihood that such ARD Loan will be repaid on its Anticipated Repayment Date.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest will be paid to the holders of the Class V certificates and the RR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately one to seven (or in the case of the Seneca Broadview Hills Townhomes Mortgage Loan, 24) months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Fifty-three (53) of the Mortgage Loans, representing approximately 88.6% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Eight (8) of the Mortgage Loans, representing approximately 7.8% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●	Three (3) of the Mortgage Loans, representing approximately 3.4% of the Initial Pool Balance, prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the maturity date or make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) of the Mortgage Loans, representing approximately 0.2% of the Initial Pool Balance, currently permits voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a period and thereafter such Mortgage Loan is freely prepayable. Because of the seasoning of such Mortgage Loan, such Mortgage Loan had permitted defeasance but was modified to allow for prepayment as described in the prior sentence in lieu of defeasance.

Prepayment restrictions for each Mortgage Loan reflect the entire life of the Mortgage Loan. Some Mortgage Loans may be sufficiently seasoned that their Lock-out Periods have expired. See Annex A-1 to this prospectus, including the footnotes thereto, for individual prepayment restrictions and seasoning applicable to each Mortgage Loan.

In addition:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Del Amo Fashion Center, representing approximately 3.5% of the Initial Pool Balance, defeasance is permitted at any time after the earlier to occur of (a) the end of the two year period commencing on the closing date of the securitization of the last component note to be securitized (the “REMIC Prohibition Period”) and (b) May 2, 2020. If, however, the REMIC Prohibition Period occurs later than May 2, 2020, the borrower may, until the expiration of the REMIC Prohibition Period: (i) partially defease the Del Amo Fashion Center Whole Loan to the extent that the related promissory notes have been securitized more than 2 years prior to the closing of their respective securitizations, and (ii) partially prepay the balance of the Del Amo Fashion Center Whole Loan to the extent they have not been securitized for such time, together with a prepayment premium that is based on the greater of 1.0% of the outstanding balance or yield maintenance for the related amount.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	13	7.5%
4-5	46	74.6
7	5	17.7
24	1	0.2
Total	65	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not (i) prohibit transfers of non-controlling interests so long as no change of control results or, (ii) with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of fifty-seven (57) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 92.2% of the Initial Pool Balance, permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or anticipated to be paid on the related Anticipated Repayment Date, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Mall of Louisiana, representing approximately 7.1% of the Initial Pool Balance, the Mortgage Loan documents permit certain partial releases, collateral substitutions and additions of collateral, as follows.

The related borrower may acquire one or more expansion parcels (whereupon any such expansion parcel will, for purposes of this paragraph and the next paragraph, become an “Acquired Expansion Parcel”), provided, among other conditions, that the following are satisfied: (i) no event of default has occurred and is continuing under the Mortgage Loan documents; (ii) the related borrower acquires fee simple or leasehold interest in the expansion parcel and spreads the related Mortgage Loan documents to include the expansion parcel as collateral; (iii) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the expansion parcel is its own tax lot and, except under the circumstances provided for in the related Mortgage Loan documents, receipt of a Phase I environmental report or property condition report with respect to the expansion parcel; and (iv) at the request of the lender, the related borrower delivers a REMIC opinion.

The related borrower may obtain the release of (i) any vacant, unimproved, nonincome producing parcel (including an “air rights” parcel) or outlot, (ii) any Acquired Expansion Parcel or (iii) the portion of the Mall of Louisiana Mortgaged Property subject to the extension and/or widening of Picardy Street by the City of Baton Rouge, in each case, in connection with a transfer to a person other than a person owned or controlled by the related borrower, provided, among other conditions, that the following are satisfied: (1) no event of default has occurred and is continuing under the related Mortgage Loan documents; (2) as it relates to any parcel release other than an Acquired Expansion Parcel release, the lender receives (a) evidence that the parcel is not necessary for the operation or use of the Mortgaged Property and that such parcel may be readily separated from the Mortgaged Property without material diminution of the value of the Mortgaged Property and (b) a rating agency confirmation; (3) as it relates to the release of an Acquired Expansion Parcel, the lender receives from the related borrower an officer’s certificate to the effect that (a) during the time that the Acquired Expansion Parcel was a part of the Mortgaged Property, any tenants that were relocated to the Acquired Expansion Parcel from other areas of the Mortgaged Property have been replaced with tenants of comparable credit quality and paying equal or better rent than the relocated tenants, (b) to the extent existing tenants are proposed to be relocated to the Acquired Expansion Parcel after its release, the related borrower has entered into fully executed replacement leases with replacement tenants of comparable credit quality and on rental terms equal or better than the existing tenant, and (c) the release of the Acquired Expansion Parcel does not have a material adverse effect on the use or value of the Mortgaged Property, the enforcement of the Mortgage Loan documents, or the related borrower’s ability to repay the Whole Loan; (4) the loan-to-value ratio for the remaining Mortgaged Property is less than or equal to 125%, provided that the related borrower may prepay the Mall of Louisiana Whole Loan and pay the associated yield maintenance premium in order to meet the required loan-to-value ratio; and (5) at the request of the lender, a REMIC opinion is delivered.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as SAVA Holdings IHG Portfolio, representing approximately 5.2% of the Initial Pool Balance, the Mortgage Loan documents permit the release of an individual Mortgaged Property after the expiration of the lockout period provided, among other conditions: (i) the borrower makes a defeasance payment in an amount equal to 120% of the allocated loan amount with respect to the parcel to be released; (ii) following such release, the loan-to-value ratio of the remaining property is not greater than the lesser of (A) 57.0% or (B) the loan-to-value ratio immediately prior to the release and (iii) the debt service coverage ratio immediately following the release is not less than the greater of (A) 1.94x or (B) the debt service coverage ratio of the entire portfolio of Mortgaged Properties immediately prior to the release.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Winslow Bay Commons, representing approximately 3.7% of the Initial Pool Balance, following the prepayment lockout period, the loan documents permit the partial release without additional release consideration (other than certain transaction costs) of an undeveloped portion of the mortgaged property subject to certain conditions, including an opinion of counsel that the partial release satisfies REMIC requirements, among other things. The free release parcel was valued at $750,000 in the appraisal and the Loan-to-value (45.8%) presented includes excess land. The LTV excluding excess land is 46.4%.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Gehl Foods Portfolio, representing approximately 3.2% of the Initial Pool Balance, following the prepayment lockout period, the loan documents permit partial releases of any of the three individual properties, subject to certain conditions, including: (i) partial prepayment of the loan in an amount equal to 115% of the allocated amount for the release property plus the related yield maintenance premium, (ii) the post-release DSCR of the remaining property shall be no less than the greater of the DSCR for the entire property prior to the release and 1.40x, (iii) the post-release LTV for the remaining property shall be no more than the lesser of the LTV of the entire property prior to the release and 65%, (iv) the post-release debt yield of the remaining property shall be no less than the greater of the debt yield for the entire property prior to the release and 8.50%.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as iStar Leased Fee Portfolio, representing approximately 2.8% of the Initial Pool Balance, the borrower may obtain the release of one or more individual Mortgaged Properties from the lien of the applicable security instruments either by prepayment or by defeasance, subject to the satisfaction of certain conditions, including, among others, (i) payment of a release price (or, in the event of a partial release by defeasance, defeasing a release price) equal to 120% of the allocated loan amount with respect to such individual property or individual properties, (ii) satisfaction of certain loan-to-value ratio and debt service coverage ratio tests with respect to the remaining Mortgaged Properties, and (iii) satisfaction of REMIC requirements, including delivery of a REMIC opinion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as League City Hotel Portfolio, representing approximately 1.6% of the Initial Pool Balance, the Mortgage Loan documents permit the release of an individual Mortgaged Property after the expiration of the lockout period provided, among other conditions: (i) the borrower makes a defeasance payment in an amount equal to 125% of the allocated loan amount with respect to the parcel to be released; (ii) following such release, the loan-to-value ratio of the remaining property is not greater than the lesser of (A) 70.0% or (B) the loan-to-value ratio immediately prior to the release and (iii) the debt service coverage ratio immediately following the release is not less than the greater of (A) 1.60x or (B) the debt service coverage ratio of the entire Mortgaged Property immediately prior to the release.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Starwood Capital Group Hotel Portfolio, representing approximately 1.4% of the Initial Pool Balance, the borrowers may obtain the release of one or more individual Mortgaged Properties from the lien of the applicable security instruments by prepayment with yield maintenance (if applicable), subject to the satisfaction of certain conditions, including, among others,

(i) payment of an amount equal to or exceeding the Release Price (as defined below) with respect to such individual Mortgaged Property, (ii) after giving effect to the release, the debt service coverage ratio (as calculated in the Mortgage Loan documents) of the Mortgaged Properties then remaining subject to the lien of the security instruments is equal to or greater than the greater of (a) 2.65x and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately preceding such release, provided that the borrowers are permitted to prepay a portion of the Whole Loan in an amount reasonably determined by the lender necessary to satisfy the debt service coverage ratio requirement (together with the yield maintenance premium, if applicable) or deposit cash with the lender in an amount determined by the lender necessary to, after giving effect to the release, satisfy the debt service coverage ratio requirement, and (iii) satisfaction of REMIC requirements. Notwithstanding the foregoing, in the event Tanger Properties Limited Partnership exercises its repurchase right under a recorded declaration and agreement affecting the Holiday Inn Express & Suites Terrell Mortgaged Property to purchase such Mortgaged Property, the borrowers are required to promptly cause the Mortgaged Property to be released in compliance with the Mortgage Loan documents (including payment of the applicable Release Price) at such time, including, without limitation, during the lockout period. “Release Price” means the following amount: (1) if less than $57,727,000 of the Whole Loan has been prepaid in connection with prior releases, then 105% of the allocated loan amount of each such individual Mortgaged Property being released, (2) if less than $86,590,500 has been prepaid, then 110% of the allocated loan amount of each such individual Mortgaged Property being released, (3) if less than $115,454,000 has been prepaid, then 115% of the allocated loan amount of each such individual Mortgaged Property being released and (4) (A) after $115,454,000 has been prepaid or (B) if such individual Mortgaged Property being released are to be conveyed to an affiliate of the borrowers or certain of its affiliates, then the “Release Price” means in each case 120% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released. If the release of any individual Mortgaged Property causes the aggregate prepaid Whole Loan amount to exceed any of the prepayment release dollar thresholds set forth above, then the “Release Price” under the Mortgage Loan documents is required to equal the sum of (x) the portion of the allocated loan amount for such Mortgaged Property which is less than the first-applicable prepayment release dollar threshold set forth above multiplied by the corresponding percentage and (y) the portion of the allocated loan amount for such Mortgaged Property which is greater than or equal to the first-applicable prepayment release dollar threshold applied in clause (x) multiplied by the applicable percentage shown above.

●

The Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Island Palm Shoppes and Runway Plaza, respectively, representing 0.7% and 0.3%, respectively, of the Initial Pool Balance, are cross-collateralized and cross-defaulted with each other. However, such cross-collateralization and cross-default feature may be terminated in connection with the transfer of either of the related Mortgaged Properties and the assumption of the applicable Mortgage Loan by the transferee, provided that the following conditions, among others, are satisfied: (i) the debt yield for each of the subject Mortgage Loans under the related loan documents, as of the termination date and based solely on the related Mortgaged Property, is not less than 9.0%; (ii) the loan-to-value ratio of each of the subject Mortgage Loans under the related loan documents, as of the termination date and based solely on the related Mortgaged Property, is not greater than 65.0%; and (iii) the debt service coverage ratio for each of the subject

Mortgage Loans under the related loan documents, as of the termination date and based solely on the related Mortgaged Property, is not less than 1.40x. In addition, such cross-collateralization and cross-default feature may also be terminated, no earlier than the second anniversary of the Closing Date, in connection with the defeasance of either of the subject Mortgage Loans in its entirety and the release of the related Mortgaged Property for such defeased Mortgage Loan, provided that the following conditions, among others, are satisfied: (i) the other Mortgage Loan is partially defeased in an amount no less than 25% of the then outstanding principal amount thereof, without the release of any portion of the remaining Mortgaged Property; (ii) the debt yield for the undefeased portion of such other Mortgage Loan under the related loan documents, as of the defeasance date and based solely on the related Mortgaged Property, is not less than 9.0%; (iii) the loan-to-value ratio of the undefeased portion of such other Mortgage Loan under the related loan documents, as of the defeasance date and based solely on the related Mortgaged Property, is not greater than 65.0%; and (iv) the debt service coverage ratio for the undefeased portion of such other Mortgage Loan under the related loan documents, as of the defeasance date and based solely on the related Mortgaged Property, is not less than 1.40x.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Salida & Manteca Secured Storage Portfolio, representing approximately 0.9% of the Initial Pool Balance, the Mortgage Loan documents permit the release of an individual Mortgaged Property after the expiration of the lockout period provided, among other conditions: (i) the borrower makes a defeasance payment in an amount equal to 115% of the allocated loan amount with respect to the parcel to be released; (ii) following such release, the loan-to-value ratio of the remaining property is not greater than the lesser of (A) 44.2% or (B) the loan-to-value ratio immediately prior to the release and (iii) the debt service coverage ratio immediately following the release is not less than the greater of (A) 2.13x or (B) the debt service coverage ratio of the entire portfolio of Mortgaged Properties immediately prior to the release.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Fifty-one (51) of the Mortgage Loans, representing approximately 58.0% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Fifty-three (53) of the Mortgage Loans, representing approximately 59.7% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Thirty-six (36) of the Mortgage Loans, representing approximately 29.5% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Six (6) of the Mortgage Loans, representing approximately 13.0% of the Initial Pool Balance, require seasonality reserves that were deposited in connection with the origination of such Mortgage Loans and/or that are required to be funded on an ongoing basis or, in certain cases, are required to be funded upon specified trigger events.

Twenty-nine (29) of the Mortgage Loans, representing approximately 60.6% of the portion of the Initial Pool Balance that is secured in whole or in part by office, retail, mixed use and industrial properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, mixed use and industrial properties only.

Four (4) of the Mortgage Loans, representing approximately 10.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. For example, with respect to the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans:

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Mall of Louisiana, representing approximately 7.1% of the Initial Pool Balance, Main Event, the third largest tenant, representing approximately 6.0% of the net rentable area, recently executed a lease for 46,900 square feet and is expected to take occupancy in August 2018. In lieu of establishing cash reserves for such amounts, the non-recourse carve-out guarantor provided a guaranty of payment with respect to unfunded tenant allowances ($3,986,500), landlord work ($3,067,797) and 15 months of gap rent ($1,465,625) with respect to Main Event.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pleasant Prairie Premium Outlets, representing approximately 3.5% of the Initial Pool Balance, the sponsor, Simon Property Group, L.P., provided a guaranty in lieu of a reserve in connection with $416,575 in outstanding tenant improvement allowances.

In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged

Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Springing	44	$340,992,508	48.3%
Hard/Springing Cash Management	13	273,639,785	38.8
Hard/Upfront Cash Management	2	59,500,000	8.4
None	5	21,247,224	3.0
Soft/Springing Cash Management	1	10,000,000	1.4
Total:	65	$705,379,517	100%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”.

Eight (8) Mortgage Loans, representing approximately 17.2% of the Initial Pool Balance, were originated or acquired by Wells Fargo Bank, National Association and C-III Commercial Mortgage LLC with exceptions to the related mortgage loan seller’s underwriting guidelines as described in the following bullet points:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Marketplace at Millcreek, representing approximately 5.6% of the Initial Pool Balance, outstanding landlord tenant improvements related to one tenant, The Sweet Batter, were not collected at origination, which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NCF Debt Yield are 52.2%, 2.77x and 10.7%, respectively, and excluding the income attributed to The Sweet Batter, the Cut-off Date U/W NCF DSCR and U/W NCF Debt Yield would be 2.75x and 10.7%, respectively; (b) The Sweet Batter represents 0.4% of the net rentable area at the Mortgaged Property; (c) the Mortgaged Property benefits from its location in a high traffic retail corridor, directly across from the Simon-owned Mall of Georgia, which is the largest shopping mall in Georgia and according to a third party research report is rated ‘A’; (d) the Mortgaged Property is located in a dense area with a 2017 estimated population and average household income within a five-mile radius of the Mortgaged Property of 146,855 and $92,933, respectively; (e) the sponsors and guarantors have owned the Mortgaged Property for over 10 years; and (f) the Mortgaged Property is managed by DDR Property Management LLC, which has a real estate portfolio consisting of 317 shopping centers and more than 650 acres of undeveloped land throughout 35 states as well as Puerto Rico. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pinnacle Medical Plaza, representing approximately 4.1% of the Initial Pool Balance, outstanding landlord tenant improvements related to the largest tenant, Sharp Health Care, were not collected at origination, which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NCF Debt Yield are 58.1%, 2.08x and 9.1%; (b) the outstanding landlord tenant improvements owed to Sharp Health Care total less than $5,000; (c) Sharp Health Care has been in occupancy since 2008 and has expanded three times, most recently in 2016, and represents 78.0% of the net rentable area at the Mortgaged Property; (d) the Mortgaged Property benefits from its location within 13.0 miles of three Sharp Hospitals totaling over 1,000 beds: Sharp Memorial Hospital (656 beds), Sharp Mary Birch Hospital for Women & Newborns (206 beds) and Sharp Mesa Vista Hospital (158 beds); (e) the sponsors and guarantors constructed the Mortgaged Property in 2008 with Sharp Health Care as its primary tenant; and (f) the sponsors and guarantors each have more than 30 years of commercial real estate experience. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Winslow Bay Commons, representing approximately 3.7% of the Initial Pool Balance, outstanding landlord tenant improvements related to one tenant, Choice Photo Studio, were not collected at origination, which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date LTV Ratio, Cut-off Date U/W NCF DSCR and U/W NCF Debt Yield are 45.8%, 3.26x and 12.6%, respectively, and excluding the income attributed to Choice Photo Studio, the U/W NCF DSCR and U/W NCF Debt Yield would be 3.23x and 12.5%, respectively; (b) Choice Photo Studio represents 0.5% of the net rentable area at the Mortgaged Property; (c) the Mortgaged Property benefits from its location in a high traffic retail corridor, with an approximate 28,000 average daily traffic count; and (d) the Mortgaged Property is located in a dense area with a 2017 estimated population and average household income within a five-mile radius of the Mortgaged Property of 65,502 and $90,508, respectively; (e) the sponsors and guarantors have owned the Mortgaged Property for over 10 years; and (f) the Mortgaged Property is managed by DDR Property Management LLC, which has a real estate portfolio consisting of 317 shopping centers and more than 650 acres of undeveloped land throughout 35 states as well as Puerto Rico. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property, identified on Annex A-1 to this prospectus as Hampton Inn - Frederick, representing approximately 1.5% of the Initial Pool Balance, the underwritten occupancy (82.9%) is greater than 80.0%, which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgage Loan has strong metrics with a Cut-off Date U/W NOI Debt Yield, U/W NCF DSCR, Cut-off Date LTV Ratio and a balloon loan-to-value ratio of 12.6%, 1.59x, 67.3% and 50.1%, respectively, and amortizes on a 25-year schedule with no interest only period; (b) if the Mortgaged Property was underwritten to an 80.0% occupancy, the resulting U/W NOI Debt Yield and U/W NCF DSCR would be 11.7% and 1.47x, respectively; (c) the actual occupancy for the trailing 12-month period ending July 31, 2017 was 82.9%; (d) for the trailing 12-month period ending June 30, 2017, the Mortgaged Property reported occupancy, ADR and RevPAR penetration rates of 119.7%, 109.9% and 131.5%, respectively; (e) the Mortgaged Property is surrounded by numerous demand generators including the Riverside Research Park, which includes the National Cancer Institute, and Fort Detrick, which is Frederick’s largest employment center; and (f) the sponsor and guarantor developed the Mortgaged Property more than 12 years ago and has more than 35 years of commercial real estate experience. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as St. Louis Ground Lease, representing approximately 1.4% of the Initial Pool Balance, (i) the underwritten vacancy (0.0%) is less than 3.0%, and (ii) the underwritten management fee (0.0%) is less than 1.0% (collateral is the ground below improvements), which represent exceptions to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding these exceptions was supported by the following: (a) the Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NCF Debt Yield are 48.6%, 1.48x and 11.2%, respectively; and if the Mortgage Loan underwriting utilized a 3.0% vacancy and 1.0% management fee, the U/W NCF DSCR and U/W NCF Debt Yield would be approximately 1.42x and 10.0%, respectively; (b) the Mortgaged Loan is secured by the ground leases under two tenants, including Hilton Hotel, which has been in occupancy since April 1979 on 94-year ground leases, respectively; (c) for the trailing 12-month period ending April 30, 2017, the Hilton Hotel reported occupancy, ADR and RevPAR penetration rates of 114.8%, 108.0% and 124.0%, respectively; (d) the Mortgaged Property benefits from its location less than one mile east of Scottrade Center, home of the National Hockey League (“NHL”) team St. Louis Blues, and from being situated adjacent to Busch Stadium, home of the Major League Baseball (“MLB”) team St. Louis Cardinals; (e) the St. Louis Cardinals and St. Louis Blues have strong fan bases, benefiting the Hilton Hotel, with the St. Louis Cardinals having a 2016 annual attendance of 3.4 million, second most in the MLB, and an average attendance per game of more than 40,000 fans, which outpaces the MLB average by more than 10,000 fans, and the St. Louis Blues having the seventh largest average attendance in the NHL; (f) the Mortgaged Property is situated adjacent to Ballpark Village, the newest dining and entertainment district in St. Louis, which recently announced a $220.0 million expansion; (g) the sponsors and guarantors have owned the Mortgage Property for more than 10 years and have 40 years of commercial real estate experience. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Walgreens - Mansfield, TX, representing approximately 0.5% of the Initial Pool Balance, the underwritten management fee (1.0%) is less than 3.0%, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgaged Property is 100.0% leased to Walgreens (rated Baa2 and BBB by Moody’s and S&P, respectively) on a 75-year triple net lease term through June 2082; (b) the Cut-off Date LTV Ratio and U/W NCF DSCR is 56.7% and 1.37x, respectively; and if the Mortgage Loan underwriting utilized a 3.0% management fee, the U/W NCF DSCR would still be approximately 1.34x; (c) the Mortgaged Property is located in a dense area with a 2016 estimated population and average household income within a five-mile radius of the Mortgaged Property of 121,484 and $103,508, respectively; and (d) the sponsor and guarantor has owned the Mortgaged Property for over 10 years and has more than 22 years of commercial real estate experience. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Runway Plaza (such Mortgaged Property, the “Runway Plaza Mortgaged Property”, and such Mortgage Loan, the “Runway Plaza Mortgage Loan”), representing approximately 0.3% of the Initial Pool Balance, C-III Commercial Mortgage LLC originated such Mortgage Loan based on an underwritten vacancy of 0.0%, which is less than the underwritten vacancy normally employed by C-III Commercial Mortgage LLC when originating comparable mortgage loans, as described in the definition of “Underwritten Net Cash Flow” under “ – Definitions” above. However, such Mortgage Loan is cross-collateralized with the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Island Palm Shoppes (such Mortgaged Property, the “Island Palm Shoppes Mortgaged Property”, and such Mortgage Loan, the “Island Palm Shoppes Mortgage Loan”), and the cross-collateralization feature is only terminable upon satisfaction of the conditions described under “—Certain Terms of the Mortgage Loans – Releases; Partial Releases” above. In addition, the Runway Plaza Mortgaged Property is currently 100.0% occupied, and the underwritten vacancy for the Runway Plaza Mortgaged Property and the Island Palm Shoppes Mortgaged Property, together as a portfolio, satisfies the description in the definition of “Underwritten Net Cash Flow” under “ – Definitions” above. Certain characteristics of the Runway Plaza Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the factors described in the second and third preceding sentences, C-III Commercial Mortgage LLC approved inclusion of the Runway Plaza Mortgage Loan in this transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Seneca Broadview Hills Townhomes, representing approximately 0.2% of the Initial Pool Balance, such Mortgage Loan was originated by JPMorgan Chase Bank in October 2002, included in the JPMCC 2002-C2 commercial mortgage securitization and acquired by C-III Commercial Mortgage LLC through an affiliate as part of a “clean-up call” of that securitization in March 2017. In connection with its acquisition of such Mortgage Loan, C-III Commercial Mortgage LLC performed a limited re-underwriting of such Mortgage Loan to confirm whether it complied, as of the date of acquisition, with the underwriting guidelines of C-III Commercial Mortgage LLC. However, with respect to such Mortgage Loan, C-III Commercial Mortgage LLC did not: (i) order credit reports (although it did review public record searches and a LEXIS/NEXIS report); (ii) obtain a new survey; or (iii) obtain a title bring-down (although it did commission a title search). Furthermore, the subject Mortgage Loan does not provide for ongoing escrow reserves unless an event of default exists. C-III Commercial Mortgage LLC is not aware of any payment delinquencies of 30 days or more with respect to such Mortgage Loan since origination, and such Mortgage Loan is fully-amortizing and has a Cut-off Date Balance of approximately $1,706,163, a Cut-off Date LTV Ratio of 21.9% and an LTV Ratio at Maturity or ARD of 1.3%. Certain characteristics of the subject Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the fully amortizing nature and above-referenced loan-to-value ratios of the subject Mortgage Loan, C-III Commercial Mortgage LLC approved inclusion of such Mortgage Loan in this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

With respect to the Mortgage Loan secured by the portfolio of mortgaged properties identified on Annex A-1 to this prospectus as Starwood Capital Group Hotel Portfolio, representing approximately 1.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, one of the twenty-one pari passu notes comprising the related whole loan, representing approximately 4.3% of such whole loan, is held by Starwood Mortgage Funding II LLC, an affiliate of the borrower. The related co-lender agreement provides that Starwood Mortgage Funding II LLC will have no rights as a non-controlling noteholder under such agreement and will not be permitted to receive any notices, reports, information or other deliverables otherwise required to be delivered to any non-controlling noteholder under the agreement.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Subordinate Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)
225 & 233 Park Avenue South(2)	$60,000,000	8.5%	$195,000,000	$175,000,000	N/A	4.113%	31.3%	57.3%	3.27x	1.59x

(1)	Calculated including the mezzanine debt and any subordinate debt. Cut-off Date Wtd. Avg. Total Debt Interest Rate is based on the interest rate of the related Mortgage Loan, any Companion Loans and the related mezzanine loan as of the Cut-off Date, and the Cut-off Date Total Debt Underwritten NCF DSCR is calculated based on such initial interest rates.

(2)	The mezzanine debt is expected to be split into three mezzanine loans and sold to unrelated third parties. The weighted average interest rate on the split mezzanine loans will not exceed the current interest rate on the mortgage loan.

Each of the mezzanine loans related to the Mortgage Loan secured by the Mortgaged Property identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default (taking into account the cure rights exercised by the mezzanine lender) under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights exercised by the mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
225 & 233 Park Avenue South	$60,000,000	N/A	54.46%	1.67x	N/A	Yes	Yes
Gehl Foods Portfolio	$22,500,000	N/A	65.0%	1.20x	8.0%	Yes	Yes
Starwood Capital Group Hotel Portfolio(4)	$10,000,000	N/A	64.9%	2.65x(5)	N/A	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	Future mezzanine debt is permitted only after the date that is the earlier of (i) May 24, 2018 and (ii) the date that the Starwood Capital Group Hotel Portfolio Whole Loan is securitized in full.

(5)	The Combined Minimum DSCR is required to be equal to or less than 1.75x if the mezzanine loan has a floating interest rate.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related repurchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—’Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower. For example, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus, we note the following:

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pleasant Prairie Premium Outlets, representing approximately 3.5% of the Initial Pool Balance, the loan documents permit the pledge of ownership interests by a direct or indirect owner of borrower to secure a corporate or parent-level credit facility from one or more financial institutions that involve multiple underlying real estate assets.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other secured subordinate debt subject to the terms of the related Mortgage Loan document or otherwise expressly permitted by applicable law. For example:

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Del Amo Fashion Center, representing approximately 3.5% of the Initial Pool Balance, without the prior consent of the lender, the borrower is prohibited from entering into a property assessed clean energy loan that is repaid through multi-year assessments against the Mortgaged Property; provided, that the borrower is permitted to obtain such a loan (which, in each case, is not to exceed $7,000,000), subject to lender’s reasonable approval and delivery of a rating agency confirmation. Failure to timely pay such assessments may give rise to a lien against the Mortgaged Property.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as CIA Developers Office Portfolio, representing approximately 0.9% of the Initial Pool Balance, the Mortgage Loan documents may not prohibit the borrower from incurring Property Assessed Clean Energy (“PACE”) loans in connection with the related Mortgaged Property pursuant to Florida statute.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Sterling Oaks, representing approximately 0.7% of the Initial Pool Balance, the Mortgaged Property is ground leased to the borrower however, the related mortgage creates a lien on a combination of the fee simple and leasehold estate in the Mortgaged Property. The fee simple interest is also encumbered by an outstanding loan (the “Other Indebtedness”) in the original principal balance of $1,400,000, with a current outstanding balance equal to $802,163. The lender of the Other Indebtedness entered into a subordination agreement subordinating the lien, priority and right of payment of the Other Indebtedness to the Mortgage Loan.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Magnolia Hotel Denver, representing approximately 2.0% of the Initial Pool Balance, in connection with the conversion of the formerly independent hotel to a Tribute Portfolio Hotel, the related franchisor agreed to fund $2,500,000 in key money to the related borrower in two equal installment payments (the first of which was made on or before February 15, 2017 in the amount of $1,250,000) to be amortized during the term of the related franchise agreement, so long as the related borrower operates the Mortgaged Property in full compliance with the related franchise agreement. If the Mortgaged Property does not open as a Tribute Portfolio hotel by October 1, 2017, the related franchisor has the right to terminate the related franchise agreement and require the related borrower to repay the first installment payment of key money within 30 days of termination. In addition, the borrower has the right to terminate the related franchise agreement on the fifth anniversary of the opening date of the Mortgaged Property as a Tribute Portfolio hotel. In the event the borrower exercises this right, the borrower is required to repay, in addition to all sums due under the related franchise agreement, the unamortized portion of the key money funding (as calculated pursuant to the terms in the related franchise agreement.) Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as 225 & 233 Park Avenue South, Mall of Louisiana, Del Amo Fashion Center, Pleasant Prairie Premium Outlets, iStar Leased Fee Portfolio, Hilton Garden Inn Chicago/North Loop, Magnolia Hotel Denver, Starwood Capital Group Hotel Portfolio and Atrisco Plaza Shopping Center is part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“BANK 2017-BNK7 PSA” means the pooling and servicing agreement governing the servicing of the Mall of Louisiana Whole Loan.

“CGCMT 2017-P8 PSA” means the pooling and servicing agreement governing the servicing of the Pleasant Prairie Premium Outlets Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“DAFC 2017-AMO TSA” means the trust and servicing agreement governing the servicing of the Del Amo Fashion Center Whole Loan.

“DBJPM 2017-C6 PSA” means the pooling and servicing agreement governing the servicing of the Starwood Capital Group Hotel Portfolio Whole Loan.

“MSC 2017-H1 PSA” means the pooling and servicing agreement governing the servicing of the iStar Leased Fee Portfolio Whole Loan and the Magnolia Hotel Denver Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced Certificate Administrator” means with respect to (i) the 225 & 233 Park Avenue South Whole Loan, the certificate administrator under the WFCM 2017-C39 PSA, (ii) the Mall of Louisiana Whole Loan, the certificate administrator under the BANK 2017-BNK7 PSA, (iii) the Del Amo Fashion Center Whole Loan, the certificate administrator under the DAFC 2017-AMO TSA, (iv) the Pleasant Prairie Premium Outlets Whole Loan, the certificate administrator under the CGCMT 2017-P8 PSA, (v) the iStar Leased Fee Portfolio Whole Loan and the Magnolia Hotel Denver Whole Loan, the certificate administrator under the MSC 2017-H1 PSA, (vi) the Starwood Capital Group Hotel Portfolio Whole Loan, the certificate administrator under the DBJPM 2017-C6 PSA and (vii) a Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the certificate administrator under the related Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the 225 & 233 Park Avenue South Companion Loans, the Mall of Louisiana Companion Loans, the Del Amo Fashion Center Companion Loans, the Pleasant Prairie Premium Outlets Companion Loans, the iStar Leased Fee Portfolio Companion Loans, the Magnolia Hotel Denver Companion Loans and the Starwood Capital Group Hotel Portfolio Companion Loans and (ii) after the related Servicing Shift Securitization Date, the Atrisco Plaza Shopping Center Companion Loan.

“Non-Serviced Directing Certificateholder” means with respect to (i) the 225 & 233 Park Avenue South Whole Loan, the directing certificateholder (or its equivalent) under the WFCM 2017-C39 PSA, (ii) the Mall of Louisiana Whole Loan, the directing certificateholder (or its equivalent) under the BANK 2017-BNK7 PSA, (iii) the Del Amo Fashion Center Whole Loan, the directing certificateholder (or its equivalent) under the DAFC 2017-AMO TSA, (iv) the Pleasant Prairie Premium Outlets Whole Loan, the directing certificateholder (or its equivalent) under the CGCMT 2017-P8 PSA, (v) the iStar Leased Fee Portfolio Whole Loan and the Magnolia Hotel Denver Whole Loan, the directing certificateholder (or its equivalent) under the MSC 2017-H1 PSA, (vi) the Starwood Capital Group Hotel Portfolio Whole Loan, the directing certificateholder (or its equivalent) under the DBJPM 2017-C6 PSA and (vii) any Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the directing certificateholder (or its equivalent) under the related Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) the 225 & 233 Park Avenue South Whole Loan, the master servicer under the WFCM 2017-C39 PSA, (ii) the Mall of Louisiana Whole Loan, the related master servicer under the BANK 2017-BNK7 PSA, (iii) the Del Amo Fashion Center Whole Loan, the master servicer under the DAFC 2017-AMO TSA, (iv) the Pleasant Prairie Premium Outlets Whole Loan, the master servicer under the CGCMT 2017-P8 PSA, (v) the iStar Leased Fee Portfolio Whole Loan and the Magnolia Hotel Denver

Whole Loan, the master servicer under the MSC 2017-H1 PSA, (vi) the Starwood Capital Group Hotel Portfolio Whole Loan, the master servicer under the DBJPM 2017-C6 PSA and (vii) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the applicable master servicer under the related Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of the 225 & 233 Park Avenue South Mortgage Loan, the Mall of Louisiana Mortgage Loan, the Del Amo Fashion Center Mortgage Loan, the Pleasant Prairie Premium Outlets Mortgage Loan, the iStar Leased Fee Portfolio Mortgage Loan, the Magnolia Hotel Denver Mortgage Loan and the Starwood Capital Group Hotel Portfolio Mortgage Loan. On and after the applicable Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of the 225 & 233 Park Avenue South Whole Loan, the Mall of Louisiana Whole Loan, the Pleasant Prairie Premium Outlets Whole Loan, the Del Amo Fashion Center Whole Loan, the iStar Leased Fee Portfolio Whole Loan, the Magnolia Hotel Denver Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan.

“Non-Serviced PSA” means with respect to (i) the 225 & 233 Park Avenue South Whole Loan, the WFCM 2017-C39 PSA, (ii) the Mall of Louisiana Whole Loan, the BANK 2017-BNK7 PSA, (iii) the Del Amo Fashion Center Whole Loan, the DAFC 2017-AMO TSA, (iv) the Pleasant Prairie Premium Outlets Whole Loan, the CGCMT 2017-P8 PSA, (v) the iStar Leased Fee Portfolio Whole Loan and the Magnolia Hotel Denver Whole Loan, the MSC 2017-H1 PSA, (vi) the Starwood Capital Group Hotel Portfolio Whole Loan, the DBJPM 2017-C6 PSA and (vii) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the related Servicing Shift PSA.

“Non-Serviced Special Servicer” means with respect to (i) the 225 & 233 Park Avenue South Whole Loan, the special servicer under the WFCM 2017-C39 PSA, (ii) the Mall of Louisiana Whole Loan, the related special servicer under the BANK 2017-BNK7 PSA, (iii) the Del Amo Fashion Center Whole Loan, the special servicer under the DAFC 2017-AMO TSA, (iv) the Pleasant Prairie Premium Outlets Whole Loan, the special servicer under the CGCMT 2017-P8 PSA, (v) the iStar Leased Fee Portfolio Whole Loan and the Magnolia Hotel Denver Whole Loan, the special servicer under the MSC 2017-H1 PSA, (vi) the Starwood Capital Group Hotel Portfolio Whole Loan, the special servicer under the DBJPM 2017-C6 PSA and (vii) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the applicable special servicer under the related Servicing Shift PSA.

“Non-Serviced Subordinate Companion Loan” means the Del Amo Fashion Center Subordinate Companion Loans.

“Non-Serviced Trustee” means with respect to (i) the 225 & 233 Park Avenue South Whole Loan, the trustee under the WFCM 2017-C39 PSA, (ii) the Mall of Louisiana Whole Loan, the trustee under the BANK 2017-BNK7 PSA, (iii) the Del Amo Fashion Center Whole Loan, the trustee under the DAFC 2017-AMO TSA, (iv) the Pleasant Prairie Premium Outlets Whole Loan, the trustee under the CGCMT 2017-P8 PSA, (v) the iStar Leased Fee Portfolio Whole Loan and the Magnolia Hotel Denver Whole Loan, the trustee under the MSC 2017-H1 PSA, (vi) the Starwood Capital Group Hotel Portfolio Whole Loan, the trustee under the DBJPM 2017-C6 PSA and (vii) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the applicable trustee under the related Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of the 225 & 233 Park Avenue South Whole Loan, the Mall of Louisiana Whole Loan, the Del Amo Fashion Center Whole Loan, the Pleasant Prairie Premium Outlets Whole Loan, the iStar Leased Fee Portfolio Whole Loan,

the Magnolia Hotel Denver Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan. On and after each Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or Non-Serviced Mortgage Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means the Hilton Garden Inn Chicago/North Loop Mortgage Loan. Prior to each Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan will be a Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means the Hilton Garden Inn Chicago/North Loop Companion Loan. Prior to the applicable Servicing Shift Securitization Date, the Atrisco Plaza Shopping Center Companion Loan will be a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan.

“Serviced Pari Passu Whole Loan” means the Hilton Garden Inn Chicago/North Loop Whole Loan. Prior to the applicable Servicing Shift Securitization Date, each Servicing Shift Whole Loan will be a Serviced Pari Passu Whole Loan.

“Serviced Whole Loan” means the Hilton Garden Inn Chicago/North Loop Whole Loan. Prior to the applicable Servicing Shift Securitization Date, each Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Control Note on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, the Atrisco Plaza Shopping Center Mortgage Loan will be a Servicing Shift Mortgage Loan.

“Servicing Shift PSA” means the Atrisco Plaza Shopping Center PSA.

“Servicing Shift Securitization Date” means with respect to each Servicing Shift Whole Loan, the date on which the related Control Note is securitized.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes a related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Control Note on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, the Atrisco Plaza Shopping Center Whole Loan will be a Servicing Shift Whole Loan.

“Subordinate Companion Loan” means each Non-Serviced Subordinate Companion Loan.

“WFCM 2017-C39 PSA” means the pooling and servicing agreement governing the servicing of the 225 & 233 Park Avenue South Whole Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
225 & 233 Park Avenue South	$60,000,000	8.5%	$175,000,000	N/A	31.3%	31.3%	3.27x	3.27x
Mall of Louisiana	$50,000,000	7.1%	$275,000,000	N/A	57.0%	57.0%	1.85x	1.85x
Del Amo Fashion Center	$25,000,000	3.5%	$434,300,000	$125,700,000	39.8%	50.6%	3.34x	2.63x
Pleasant Prairie Premium Outlets	$25,000,000	3.5%	$120,000,000	N/A	50.0%	50.0%	2.66x	2.66x
iStar Leased Fee Portfolio	$20,000,000	2.8%	$207,000,000	N/A	65.6%	65.6%	2.12x	2.12x
Hilton Garden Inn Chicago/North Loop	$19,905,023	2.8%	$ 13,933,517	N/A	57.1%	57.1%	1.55x	1.55x
Magnolia Hotel Denver	$13,925,501	2.0%	$ 39,787,147	N/A	56.2%	56.2%	1.58x	1.58x
Starwood Capital Group Hotel Portfolio	$10,000,000	1.4%	$567,270,000	N/A	60.4%	60.4%	2.72x	2.72x
Atrisco Plaza Shopping Center	$5,000,000	0.7%	$ 14,750,000	N/A	67.4%	67.4%	1.35x	1.35x

(1)	Calculated including any related Companion Loans but excluding any related mezzanine debt and Subordinate Companion Loan.

(2)	Calculated including any related Companion Loans and any related Subordinate Companion Loan excluding mezzanine debt.

Set forth below is the identity of the initial Non-Serviced Directing Certificateholder (or equivalent entity) for each Non-Serviced Whole Loan, the securitization trust or other entity holding the controlling note in such Non-Serviced Whole Loan and the related Non-Serviced PSA under which it is being serviced.

Whole Loan(1)	Non-Serviced PSA	Controlling Noteholder	Initial Directing Certificateholder(2)
225 & 233 Park Avenue South	WFCM 2017-C39	WFCM 2017-C39	B-Piece Income USA LLC
Mall of Louisiana	BANK 2017-BNK7	BANK 2017-BNK7	RREF III Debt AIV, LP
Del Amo Fashion Center	DAFC 2017-AMO	DAFC 2017-AMO	Core Credit Partners A LLC
Pleasant Prairie Premium Outlets	CGCMT 2017-P8(3)	CGCMT 2017-P8	Prime Finance CMBS B-Piece Holdco X, L.P.
iStar Leased Fee Portfolio	MSC 2017-H1	MSC 2017-H1	Argentic Securities Income USA LLC
Magnolia Hotel Denver	MSC 2017-H1	MSC 2017-H1	Argentic Securities Income USA LLC
Starwood Capital Group Hotel Portfolio	DBJPM 2017-C6	DBJPM 2017-C6	KKR Real Estate Credit Opportunity Partners Aggregate I L.P.

(1)	Does not include the Atrisco Plaza Shopping Center Whole Loan, for which servicing will be transferred on the related Servicing Shift Securitization Date. The initial controlling noteholder of the Atrisco Plaza Shopping Center Whole Loan will be Rialto Mortgage Finance, LLC, as holder of the related Control Note. With respect to each such Whole Loan, after the related Servicing Shift Securitization Date, the controlling noteholder of such Whole Loan will be the securitization trust governed by the related Servicing Shift PSA. The initial directing certificateholder after such Servicing Shift Securitization Date is expected to be the controlling class representative or other directing certificateholder under the related Servicing Shift PSA.

(2)	As of the closing date of the related securitization.

(3)	The CGCMT 2017-P8 securitization transaction is scheduled to close on or about September 29, 2017.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(1)
225 & 233 Park Avenue South	Note A-1 Note A-2 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note	$70,000,000 $60,000,000 $60,000,000 $45,000,000	WFCM 2017-C39 CGCMT 2017-P8(2) WFCM 2017-C40 WFCM 2017-C38
Mall of Louisiana	Note A-1 Note A-2 Note A-3-1 Note A-3-2 Note A-4 Note A-5-1 Note A-5-2 Note A-6 Note A-7	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$65,000,000 $44,000,000 $30,000,000 $28,000,000 $50,000,000 $41,000,000 $17,000,000 $25,000,000 $25,000,000	BANK 2017-BNK7(3) Bank of America, N.A. CGCMT 2017-P8(2) Citi Real Estate Funding Inc. COMM 2017-COR2(4) Barclays Bank PLC CGCMT 2017-P8(2) WFCM 2017-C40 WFCM 2017-C40
Del Amo Fashion Center

Note A-1-1

Note A-1-2

Note A-1-3

Note A-1-4

Note A-2-1

Note A-2-2-A

Note A-2-2-B

Note A-2-3

Note A-2-4

Note A-3-1

Note A-3-2

Note A-3-3

Note A-3-4

Note A-4-1

Note A-4-2

Note A-4-3

Note A-4-4

Note B-1-1

Note B-1-2

Note B-1-3

Note B-1-4

Note B-2-1

Note B-2-2-A

Note B-2-2-B

Note B-2-3

Note B-2-4

Note B-3-1

Note B-3-2

Note B-3-3

Note B-3-4

Note B-4-1

Note B-4-2

Note B-4-3

Note B-4-4

Note C-1

Note C-2

Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

$12,125,000

$36,821,000

$24,547,000

$20,457,000

$12,125,000

$24,547,333

$12,273,667

$24,547,000

$20,457,000

$12,125,000

$40,912,500

$36,821,250

$4,091,250

$12,125,000

$36,821,000

$24,547,000

$20,457,000

$2,700,000

$8,179,000

$5,453,000

$4,543,000

$2,700,000

$5,452,667

$2,726,333

$5,453,000

$4,543,000

$2,700,000

$9,087,500

$8,178,750

$908,750

$2,700,000

$8,179,000

$5,453,000

$4,543,000

$15,650,000

$15,650,000

DAFC 2017-AMO

BANK 2017-BNK5

BANK 2017-BNK6

CGCMT 2017-B1

DAFC 2017-AMO

WFCM 2017-C39

Barclays Bank PLC

WFCM 2017-C38

WFCM 2017-C40

DAFC 2017-AMO

UBS 2017-C3

UBS 2017-C2

UBS 2017-C4(5)

DAFC 2017-AMO

BANK 2017-BNK5

WFCM 2017-C38

BANK 2017-BNK6

DAFC 2017-AMO

BANK 2017-BNK5

BANK 2017-BNK6

BANK 2017-BNK6

DAFC 2017-AMO

WFCM 2017-C39

Barclays Bank PLC

WFCM 2017-C38

WFCM 2017-C40

DAFC 2017-AMO

UBS 2017-C3

UBS 2017-C2

UBS 2017-C4(5)

DAFC 2017-AMO

BANK 2017-BNK5

WFCM 2017-C38

BANK 2017-BNK6

DAFC 2017-AMO

DAFC 2017-AMO

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(1)
	Note C-3 Note C-4 Note D-1 Note D-2 Note D-3 Note D-4 Note E-1 Note E-2 Note E-3 Note E-4	Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$15,650,000 $15,650,000 $10,775,000 $10,775,000 $10,775,000 $10,775,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000	DAFC 2017-AMO DAFC 2017-AMO DAFC 2017-AMO DAFC 2017-AMO DAFC 2017-AMO DAFC 2017-AMO DAFC 2017-AMO DAFC 2017-AMO DAFC 2017-AMO DAFC 2017-AMO
Pleasant Prairie Premium Outlets	Note A-1 Note A-2 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note	$34,000,000 $41,000,000 $45,000,000 $25,000,000	CGCMT 2017-P8(2) Citi Real Estate Funding Inc. Wells Fargo Bank, National Association WFCM 2017-C40
iStar Leased Fee Portfolio	Note A-1-1 Note A-1-2 Note A-1-3-1 Note A-1-3-2 Note A-2 Note A-3	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$55,000,000 $40,600,000 $20,600,000 $20,000,000 $45,400,000 $45,400,000	MSC 2017-H1 WFCM 2017-C38 WFCM 2017-C39 WFCM 2017-C40 DBJPM 2017-C6 BANK 2017-BNK5
Hilton Garden Inn Chicago/North Loop	Note A-1 Note A-2	Control Note Non-Control Note	$19,905,023 $13,933,516	WFCM 2017-C40 WFCM 2017-C39
Magnolia Hotel Denver	Note A-1 Note A-2 Note A-3	Control Note Non-Control Note Non-Control Note	$26,856,324 $12,930,823 $13,925,501	MSC 2017-H1 MSC 2017-H1 WFCM 2017-C40
Starwood Capital Group Hotel Portfolio

Note A-1

Note A-2-1

Note A-2-2

Note A-3

Note A-4

Note A-5

Note A-6-1

Note A-6-2

Note A-7

Note A-8

Note A-9

Note A-10

Note A-11

Note A-12

Note A-13-1

Note A-13-2

Note A-14

Note A-15

Note A-16-1

Note A-16-2

Note A-17

Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

$40,000,000

$45,000,000

$15,000,000

$72,500,000

$59,317,500

$50,000,000

$40,000,000

$10,000,000

$40,000,000

$20,000,000

$20,000,000

$20,000,000

$15,000,000

$15,000,000

$14,317,500

$7,500,000

$11,817,500

$25,000,000

$15,000,000

$10,000,000

$31,817,500

DBJPM 2017-C6

JPMCC 2017-JP7

JPMorgan Chase Bank, National Association

BANK 2017-BNK5

BANK 2017-BNK6

WFCM 2017-C38

WFCM 2017-C39

WFCM 2017-C40

DBJPM 2017-C6

CD 2017-CD5

JPMorgan Chase Bank, National Association

CD 2017-CD5

UBS 2017-C2

UBS 2017-C2

Deutsche Bank AG, New York Branch

UBS 2017-C2

JPMorgan Chase Bank, National Association

Starwood Mortgage Funding II LLC

JPMCC 2017-JP7

CGCMT 2017-P8(2)

CGCMT 2017-P8(2)

Atrisco Plaza Shopping Center	Note A-1 Note A-2	Control Note Non-Control Note	$14,750,000 $5,000,000	Rialto Mortgage Finance, LLC WFCM 2017-C40

(1)	Unless otherwise indicated, each note not currently held by a securitization trust is expected to be contributed to a future securitization. No assurance can be provided that any such note will not be split further.

(2)	The CGCMT 2017-P8 securitization transaction is expected to close on or about September 29, 2017.

(3)	The BANK 2017-BNK7 securitization transaction is expected to close on or about September 28, 2017.

(4)	The COMM 2017-COR2 securitization transaction is expected to close on or about September 28, 2017.

(5)	The UBS 2017-C4 securitization transaction is expected to close on or about October 18, 2017.

The Serviced Whole Loans

The Serviced Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Pari Passu Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder hereunder, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not (or, with respect to the Yeshiva University Portfolio Whole Loan, unless) such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If the special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The Del Amo Fashion Center Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Del Amo Fashion Center, representing approximately 3.5% of the Initial Pool Balance (the “Del Amo Fashion Center Mortgage Loan”), is part of a Whole Loan that is comprised of forty-six (46) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Del Amo Fashion Center Mortgage Loan is evidenced by two (2) tranches of debt, each comprised of promissory note A-2-4 (the “Trust A Note”) and promissory note B-2-4 (the “Trust B Note”)) with an aggregate Cut-off Date Balance of $25,000,000. The two tranches of debt comprising the Del Amo Fashion Center Mortgage Loan are senior/subordinate tranches with identical interest rates as set forth in Annex A-1. The notes comprising the “Del Amo Fashion Center Pari Passu Companion Loans” are also senior/subordinate debt (but are each pari passu with the related tranche of debt comprising the Del Amo Fashion Center Mortgage Loan) with identical interest rates as set forth in Annex A-1. Each Del Amo Fashion Center Pari Passu Companion Loan is comprised of one or more promissory notes, which together aggregate to thirty-two (32) promissory notes (promissory notes A-1-1, A-1-2, A-1-3, A-1-4, A-2-1, A-2-2-A, A-2-2-B, A-2-3, A-3-1, A-3-2, A-3-3, A-3-4, A-4-1, A-4-2, A-4-3 and A-4-4 (collectively, the “Companion A Notes” and, together with the Trust A Note, the “A Notes”) with an aggregate Cut-off Date Balance of $355,343,000, and promissory notes B-1-1, B-1-2, B-1-3, B-1-4, B-2-1, B-2-2-A, B-2-2-B, B-2-3, B-3-1, B-3-2, B-3-3, B-3-4, B-4-1, B-4-2, B-4-3 and B-4-4 (collectively, the “Companion B Notes” and, together with the Trust B Note, the “B Notes”) with an aggregate Cut-off Date Balance of $78,957,000, that are not included in the issuing entity. Only the Del Amo Fashion Center Mortgage Loan is included in the issuing entity. The notes comprising the “Del Amo Fashion Center Subordinate Companion Loans” are evidenced by three (3) subordinate companion loans, each of which is subordinate to the Del Amo Fashion Center Mortgage Loan and the Del Amo Fashion Center Pari Passu Companion Loans, and which are subordinate to each more senior subordinate companion loan, each such subordinate companion loan being comprised of four (4) pari passu promissory notes (promissory notes C-1, C-2, C-3 and C-4 (collectively, the “C Notes”), promissory notes D-1, D-2, D-3 and D-4 (collectively, the “D Notes”) and promissory notes E-1, E-2, E-3 and E-4 (collectively, the “E Notes”)), with a collective Cut-off Date Balance of $125,700,000 that are not included in the issuing entity. Each tranche of the Del Amo Fashion Center Mortgage Loan and the Del Amo Fashion Center Pari Passu Companion Loans are pari passu with each other in terms of priority. The Del Amo Fashion Center Subordinate Companion Loans are subordinate to the Del Amo Fashion Center Mortgage Loan and the Del Amo Fashion Center Pari Passu Companion Loans in terms of priority and subordinate to each Del Amo Fashion Center Subordinate Companion Loan that is more senior thereto to the extent described below. The Del Amo Fashion Center Mortgage Loan, the Del Amo Fashion Center Pari Passu Companion Loans and the Del Amo Fashion Center Subordinate Companion Loans are collectively referred to in this prospectus as the “Del Amo Fashion Center Whole Loan”. The Del Amo Fashion Center Pari Passu Companion Loans and the Del Amo Fashion Center Subordinate Companion Loans are referred to herein as the “Del Amo Fashion Center Companion Loans”.The rights of the holders of the promissory notes evidencing the Del Amo Fashion Center Whole Loan (the “Del Amo Fashion Center Noteholders”) are subject to an Intercreditor Agreement (the “Del Amo Fashion Center Intercreditor Agreement”). The Del Amo Fashion Center Whole Loan will be serviced and administered pursuant to the DAFC 2017-AMO TSA and the Del Amo Fashion Center Intercreditor Agreement. The following summaries describe certain provisions of the Del Amo Fashion Center Intercreditor Agreement.

Servicing

The Del Amo Fashion Center Whole Loan (including the Del Amo Fashion Center Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the DAFC 2017-AMO TSA by the related servicer (the “Del Amo Fashion Center Servicer”) and, if necessary, the related special servicer (the “Del Amo Fashion Center Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Del Amo Fashion Center Mortgage Loan”, but subject to the terms of the Del Amo Fashion Center Intercreditor Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Del Amo Fashion Center Mortgage Loan”.

Application of Payments Prior to an Event of Default

The Del Amo Fashion Center Intercreditor Agreement sets forth the respective rights of the Del Amo Fashion Center Noteholders with respect to distributions of funds received in respect of the Del Amo Fashion Center Whole Loan, and provides, in general, as follows.

Prior to the occurrence and continuance of an event of default with respect to the Del Amo Fashion Center Whole Loan, any collections received in respect of the Del Amo Fashion Center Whole Loan or Mortgaged Property will be applied to the Del Amo Fashion Center Mortgage Loan, the Del Amo Fashion Center Pari Passu Companion Loans and the Del Amo Fashion Center Subordinate Companion Loans in accordance with the DAFC 2017-AMO TSA and the Del Amo Fashion Center Intercreditor Agreement. Accordingly, subject to the right of the Del Amo Fashion Center Servicer, the Del Amo Fashion Center Special Servicer, the trustee, the certificate administrator and the operating advisor under the DAFC 2017-AMO TSA to be reimbursed for any unanticipated trust fund expenses in accordance with the DAFC 2017-AMO TSA, the monthly interest payment on the Del Amo Fashion Center Whole Loan will be applied: (i) first, to the payment of interest due and payable on each of the A Notes, pro rata and pari passu; (ii) second, to the payment of interest due and payable on each of the B Notes, pro rata and pari passu; (iii) third, to the payment of interest due and payable on each of the C Notes, pro rata and pari passu; (iv) fourth, to the payment of interest due and payable on each of the D Notes, pro rata and pari passu and (v) fifth, to the payment of interest due and payable on each of the E Notes, pro rata and pari passu; and any prepayment or repayment of the principal of the Del Amo Fashion Center Whole Loan will be applied: (a) first, to the reduction of the outstanding principal balance of each of the A Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero; (b) second, to the reduction of the outstanding principal balance of each of the B Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero; (c) third, to the reduction of the outstanding principal balance of each of the C Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero; (d) fourth, to the reduction of the outstanding principal balance of the D Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero; and (e) fifth, to the reduction of the outstanding principal balance of each of the E Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero.

Application of Payments After an Event of Default

Following the occurrence and during the continuance of an event of default with respect to the Del Amo Fashion Center Whole Loan, payments and proceeds with respect to the Del Amo Fashion Center Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to provide reimbursement to the Del Amo Fashion Center Servicer and the trustee under the DAFC 2017-AMO TSA (the “Del Amo Fashion Center Trustee”) for any nonrecoverable servicing advances and administrative advances and any interest thereon;

●	second, to provide reimbursement to holders of the A Notes for any nonrecoverable monthly debt service advances and interest thereon on the A Notes, on a pari passu and pro rata basis, then to provide reimbursement to holders of the B Notes for any nonrecoverable monthly debt service advances and interest thereon on the B Notes, on a pari passu and pro rata basis, then to provide reimbursement to holders of the C Notes for any nonrecoverable monthly debt service advances and interest thereon on the C Notes, on a pari passu and pro rata basis, then to provide reimbursement to holders of the D Notes for any nonrecoverable monthly debt service advances and interest thereon on the D Notes, on a pari passu and pro rata basis and then to provide reimbursement to holders of the E Notes for any nonrecoverable monthly debt service advances on the E Notes, on a pari passu and pro rata basis;

●	third, to provide reimbursement to the Del Amo Fashion Center Servicer and Del Amo Fashion Center Trustee, as applicable, for any servicing advances and administrative advances plus any interest thereon and any trust fund expenses;

●	fourth, to the holders of the A Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

●	fifth, to the holders of the A Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances;

●	sixth, to the holders of the A Notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	seventh, to the holders of the B Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

●	eighth, to the holders of the B Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt services advances on the B Notes;

●	ninth, to the holders of the B Notes, payments of principal on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	tenth, to the holders of the C Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

●	eleventh, to the holders of the C Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances on the C Notes;

●	twelfth, to the holders of the C Notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	thirteenth, to the holders of the D Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

●	fourteenth, to the holders of the D Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances on the D Notes;

●	fifteenth, to the holders of the D Notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	sixteenth, to the holders of the E Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

●	seventeenth, to the holders of the E Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances on the E Notes;

●	eighteenth, to the holders of the E Notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	nineteenth, to pay the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer any amounts to be applied to the payment of,

or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;

●	twentieth, to fund any other reserves to the extent then required to be held in escrow;

●	twenty-first, to pay to the holders of the A Notes any yield maintenance or other prepayment premium then due and payable to the holders of the A Notes, on a pro rata and pari passu basis, then to the holders of the B Notes any yield maintenance or other prepayment premium then due and payable to the holders of the B Notes, on a pro rata and pari passu basis, then to the holders of the C Notes any yield maintenance or other prepayment premium then due and payable to the holders of the C Notes, on a pro rata and pari passu basis, then the holders of the D Notes any yield maintenance or other prepayment premium then due and payable to the holders of the D Notes, on a pro rata and pari passu basis, and then the holders of the E Notes any yield maintenance or other prepayment premium then due and payable to the holders of the E Notes, on a pro rata and pari passu basis;

●	twenty-second, to pay the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer default interest and late fees then due and payable under the Del Amo Fashion Center Whole Loan documents, all of which will be applied in accordance with the DAFC 2017-AMO TSA;

●	twenty-third, to pay any additional servicing compensation that the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer is entitled to receive under the DAFC 2017-AMO TSA; and

●	twenty-fourth, any remaining amount will be paid pro rata to the holders of the Del Amo Fashion Center Companion Loans and the issuing entity as holder of the Del Amo Fashion Center Mortgage Loan, based on the original principal balance of the Del Amo Fashion Center Mortgage Loan and the Del Amo Fashion Center Companion Loans.

If a P&I Advance is made with respect to the Del Amo Fashion Center Mortgage Loan pursuant to the terms of the PSA, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Del Amo Fashion Center Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the Del Amo Fashion Center Companion Loans.

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the Del Amo Fashion Center Whole Loan in accordance with the DAFC 2017-AMO TSA and the Del Amo Fashion Center Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the E Notes, D Notes and C Notes have been applied to pay such amounts (it being understood that the pro rata share payable by the issuing entity under this paragraph would be determined by allocating such unanticipated trust expenses, as the case may be, first to the E Notes, then to the D Notes, then to the C Notes, then to the B Notes and then to the Class A Notes, in that order).

To the extent collections received after the final liquidation of the Del Amo Fashion Center Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the Del Amo Fashion Center Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to the E Notes, then to the D Notes, then to the C Notes, then to the B Notes and then to the A Notes, in that order) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the Del Amo Fashion Center Intercreditor Agreement will be the securitization trust created pursuant to the terms of the DAFC 2017-AMO TSA. Pursuant to the terms of the DAFC 2017-AMO TSA, the related directing certificateholder (the “Del Amo Fashion Center Directing Certificateholder”) will have consent and/or consultation rights with respect to the Del Amo Fashion Center Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Del Amo Fashion Center Mortgage Loan”.

In addition, pursuant to the terms of the Del Amo Fashion Center Intercreditor Agreement, the issuing entity, as a non-controlling note holder will (i) have the right to receive copies of all notices, information and reports that the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer, as applicable, is required to provide to the Del Amo Fashion Center Directing Certificateholder (within the same time frame such notices, information and reports to the Del Amo Fashion Center Directing Certificateholder without regard to whether or not such directing certificateholder actually has lost any rights to receive such information as a result of a consultation termination event or control termination event under the DAFC 2017-AMO TSA) with respect to any major decisions to be taken with respect to the Del Amo Fashion Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Del Amo Fashion Center Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the Del Amo Fashion Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Del Amo Fashion Center Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Del Amo Fashion Center Mortgage Loan, the related the Del Amo Fashion Center Pari Passu Companion Loans and the related the Del Amo Fashion Center Subordinate Companion Loans. Neither the Del Amo Fashion Center Servicer nor the Del Amo Fashion Center Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Del Amo Fashion Center Mortgage Loan (or its representative). The operating advisor will generally have no obligations or consultation rights under the PSA with respect to the Del Amo Fashion Center Whole Loan or any related REO Property.

Sale of Defaulted Del Amo Fashion Center Whole Loan

Pursuant to the terms of the Del Amo Fashion Center Intercreditor Agreement, if the Del Amo Fashion Center Whole Loan becomes a specially serviced loan pursuant to the terms of the DAFC 2017-AMO TSA, and if the Del Amo Fashion Center Special Servicer determines to sell the Del Amo Fashion Center Pari Passu Companion Loans in accordance with the DAFC 2017-AMO TSA, then the Del Amo Fashion Center Special Servicer will be required to sell the Del Amo Fashion Center Mortgage Loan together with the Del Amo Fashion Center Pari Passu Companion Loans and the Del Amo Fashion Center Subordinate Companion Loans as one whole loan. In connection with any such sale, the Del Amo Fashion Center Special Servicer will be required to follow the procedures set forth under the DAFC 2017-AMO TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Del Amo Fashion Center Mortgage Loan”. Proceeds of the sale of the Del Amo Fashion Center Whole Loan will be distributed in accordance with the priority of payments described in “—Application of Payments After an Event of Default” above.

Notwithstanding the foregoing, the Del Amo Fashion Center Special Servicer will not be permitted to sell the Del Amo Fashion Center Pari Passu Companion Loans together with the Del Amo Fashion Center Mortgage Loan if such loan becomes a defaulted loan without the written consent of the issuing entity as holder of the Del Amo Fashion Center Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the Del Amo Fashion Center Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Del Amo Fashion Center Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Del Amo Fashion Center Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Del Amo Fashion Center Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer in connection with the proposed sale; provided that the issuing entity may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the DAFC 2017-AMO TSA, the holder of the Del Amo Fashion Center Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to the terms of the Del Amo Fashion Center Intercreditor Agreement and the DAFC 2017-AMO TSA, the securitization trust created pursuant to the DAFC 2017-AMO TSA, as the controlling noteholder, will have the right, with or without cause, to replace the Del Amo Fashion Center Special Servicer then acting with respect to the Del Amo Fashion Center Whole Loan and appoint a replacement special servicer in accordance with the DAFC

2017-AMO TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Del Amo Fashion Center Mortgage Loan”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. § 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in February 2017 and ending on the hypothetical Determination Date in March 2017. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Barclays Bank PLC, Wells Fargo Bank, National Association, Rialto Mortgage Finance, LLC and C-III Commercial Mortgage LLC (and, solely with respect to the Seneca Broadview Hills Townhomes mortgage loan, JPMorgan Chase Bank and, solely with respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Kaysville Business Park, The Colonnade on Lake Conroe and Lloyds MHC, Union Capital Funding, LLC) are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Wells Fargo Bank, National Association, Barclays Bank PLC, Rialto Mortgage Finance, LLC and C-III Commercial Mortgage LLC on or about October 17, 2017 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Barclays Bank PLC

General

Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of

Barclays Capital Inc., one of the underwriters. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays has been engaged in commercial mortgage loan securitization in the United States since 2004. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays’ affiliates commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on September 18, 2017, Barclays’ affiliates were the loan sellers in approximately 90 commercial mortgage-backed securitization transactions. Approximately $27.2 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016 and through September 18, 2017.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays and Affiliates (as loan seller) (approximate)
2017	$3,295,587,855
2016	$3,031,242,500
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Barclays, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification

Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays also originates and acquires loans pursuant to table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including those originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

With respect to certain mortgage loans, Barclays has delegated certain of its underwriting and origination functions to table funded lenders, subject to loan-by-loan oversight and ultimate review and approval by Barclays’ professionals. These functions were all performed in substantial accordance with the mortgage loan approval procedures described in this prospectus. In all cases, mortgage loans are documented on Barclays’ approved documentation.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property), (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination.

Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated, (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Process” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Barclays’ underwriting guidelines described above in respect of the Barclays Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on August 10, 2017 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0000312070. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays Bank PLC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Barclays Bank PLC will retain $13,176,342.31 Certificate Balance of the RR Interest. However, Barclays Bank PLC or its affiliates may retain or own in the future certain classes. Any such party will have the right to dispose of such certificates (other than the RR Interest) at any time. Barclays Bank PLC will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

From time to time, Barclays is involved in civil legal proceedings and arbitration proceedings concerning matters arising in connection with the conduct of its securitization business. Although there can be no assurance as to the ultimate outcome of such matters, Barclays has denied, or believes it has meritorious defenses and will deny, liability in all significant cases pending against it in its capacity as sponsor or mortgage loan seller, and intends to defend actively each such case.

The information set forth under “—Barclays Bank PLC” has been provided by Barclays.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicer in structuring securitizations in which it is a sponsor, a mortgage loan seller and an originator. For the twelve-month period ended December 31, 2016, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $3.63 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 1,736 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $31.8 billion, which were included in 93 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicer, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to the depositor by Wells Fargo Bank for deposit into the trust fund (the “Wells Fargo Bank Mortgage Loans”).

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Pleasant Prairie Premium Outlets, representing approximately 3.5% of the Initial Pool Balance, is a component promissory note of a whole loan that was co-originated by Wells Fargo Bank and Citi Real Estate Funding Inc.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the

Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from July 1, 2014 to June 30, 2017 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)		Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)
Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation(10)	50	269,226,893.21	7.49	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	4.49	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	4.49	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C33	X	Wachovia Bank, National Association	88	2,043,814,381.00	56.74	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.00	8.70
CIK #: 0001406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation	28	195,018,502.00	5.41	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.00	8.70

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(11)	39	503,900,454.00	55.11	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.54	0	0.00	0.00	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			63	914,361,541.00	100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.54	0	0.00	0.00	0	0.00	0.00

Commercial Mortgages Asset Class Total			555	8,111,681,827.61		1	23,000,000.00		0	0.00		0	0.00		1	23,000,000.00		1	13,687,005.00		1	87,085,982.00

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)	U.S. Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 (“U.S. Bank”) v. Dexia Real Estate Capital Markets (“Dexia”), Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. U.S. Bank filed its complaint against Dexia (on December 27, 2012) arguing that Dexia had breached the terms of the related mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center (“Loan #58”) that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 for approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment, and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, the Court entered its judgment directing that Dexia repurchase Loan #58 for $19,627,961.66. On March 16, 2016, the United States Court of Appeals for the Second Circuit reversed, and ordered that judgment be entered in Dexia’s favor. On April 11, 2016, the United States District Court for the Southern District of New York entered judgment for Dexia and against U.S. Bank on U.S. Bank’s claims in the case. Because U.S. Bank did not appeal the District Court’s decision within the required 90-day period, this demand has been classified as “withdrawn”.

(11)	Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer is continuing to pursue its repurchase demand.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from April 1, 2017 through June 30, 2017 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC in August 14, 2017, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC in August 14, 2017, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $22,092,633.55 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto Mortgage”), is wholly-owned by Rialto Holdings, LLC, a Delaware limited liability company that was formed in August 2013. The executive offices of Rialto Mortgage are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

Wells Fargo Bank is the purchaser under a repurchase agreement with Rialto Mortgage Finance, LLC or with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each such mortgage loan seller and/or its respective affiliates. In the case of the repurchase facility provided to Rialto Mortgage Finance, LLC, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage Finance, LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the Cut-off Date, approximately $52,060,097. Proceeds received by Rialto Mortgage Finance, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the mortgage loans subject to that repurchase facility that are to be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Bank is the interim custodian with respect to the loan files for all of the Rialto Mortgage Loans.

Rialto Mortgage’s Securitization Program

As a sponsor and mortgage loan seller, Rialto Mortgage originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the depositor by Rialto Mortgage (the “Rialto Mortgage Loans”) were originated, co-originated or acquired from an unaffiliated third party by Rialto Mortgage. This is the forty-fifth (45th) commercial real estate debt investment securitization to which Rialto Mortgage is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto Mortgage may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto Mortgage securitized approximately $712 million, $1.49 billion, $2.41 billion and $1.93 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015 and 2016 respectively.

Neither Rialto Mortgage nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto Mortgage for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto Mortgage in the applicable MLPA as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

Rialto Mortgage’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated or acquired by Rialto Mortgage was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis. Generally, Rialto Mortgage performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of Rialto Mortgage. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by a credit committee that includes two officers of Rialto Mortgage and one officer of Lennar Corporation. If deemed appropriate, a member of the real estate team will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Rialto Mortgage typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. Rialto Mortgage typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio. In connection with the origination of an asset, Rialto Mortgage will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto Mortgage may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto Mortgage may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio. Rialto Mortgage also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto Mortgage may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. When underwriting an asset, Rialto Mortgage will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto Mortgage or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition. As part of the origination and underwriting process, Rialto Mortgage will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto Mortgage may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report. Rialto Mortgage will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report. Rialto Mortgage requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto Mortgage may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto Mortgage may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report. Rialto Mortgage generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto Mortgage will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto Mortgage uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report. If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto Mortgage generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, Rialto Mortgage may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination of an asset related to multifamily or commercial real estate, Rialto Mortgage will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto Mortgage may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto Mortgage’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto Mortgage to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto Mortgage may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto Mortgage conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto Mortgage may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto Mortgage may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto Mortgage’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto Mortgage may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto Mortgage’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto Mortgage or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto Mortgage may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions. Notwithstanding the discussion under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above, one or more of the Rialto Mortgage Loans may vary from, or not comply with, Rialto Mortgage’s underwriting policies and guidelines described above. In addition, in the case of one or more of the Rialto Mortgage Loans, Rialto Mortgage or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the Rialto Mortgage Loans were originated with any material exceptions to Rialto Mortgage’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor

Overview. Rialto Mortgage has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto Mortgage or one or more of its affiliates (the “Rialto Mortgage Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto Mortgage is the mortgage loan seller with respect to twelve (12) Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto Mortgage generally applicable with respect to Rialto Mortgage’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by Rialto Mortgage. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto Mortgage.

Database. To prepare for securitization, members of the Rialto Mortgage Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Mortgage Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Mortgage Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Mortgage Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Mortgage Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans. A data tape (the “Rialto Mortgage Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to above. The Rialto Mortgage Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Rialto Mortgage, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Rialto Mortgage and relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Mortgage Data Tape against various source documents provided by Rialto Mortgage;

●	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Mortgage Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review. Rialto Mortgage engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto Mortgage’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto Mortgage’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto Mortgage’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Mortgage Review Team of, a due diligence questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the Rialto Mortgage Loans.

Other Review Procedures. The Rialto Mortgage Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions. Based on the foregoing review procedures, Rialto Mortgage determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto Mortgage also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto Mortgage’s underwriting guidelines and procedures, except as described above under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis—Exceptions” above. Rialto Mortgage attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Rialto Mortgage will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. Rialto Mortgage, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Rialto Mortgage will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto Mortgage and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto Mortgage to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

Rialto Mortgage most recently filed a Form ABS-15G on February 1, 2017. Rialto Mortgage’s Central Index Key number is 0001592182. With respect to the period from and including July 1, 2014 to and including June 30, 2017, Rialto Mortgage does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Rialto Mortgage nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Rialto Mortgage or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Rialto Mortgage Finance, LLC” has been provided by Rialto Mortgage.

C-III Commercial Mortgage LLC

General

C-III Commercial Mortgage LLC (“C-III CM”) is a sponsor of, and a seller of certain Mortgage Loans (the “C-III CM Mortgage Loans”) into, the securitization described in this prospectus. C-III CM is a limited liability company organized under the laws of the State of Delaware on June 9, 2010. C-III Capital Partners LLC (“C-III Parent”), a Delaware limited liability company, is the sole member of C-III CM.

C-III Parent is a privately-held commercial real estate company that commenced operations in March of 2010. C-III Parent, together with its direct and indirect subsidiaries, including C-III CM, are collectively referred to herein as the “C-III Capital Group”. The C-III Capital Group is engaged in a broad range of activities, including principal investment, loan origination, CDO management, fund management and primary and special loan servicing. The principal place of business of the C-III Capital Group is located at 5221 N. O’Connor Blvd., Suite 600, Irving, Texas 75039.

C-III CM originates, and acquires from unaffiliated third party originators, multifamily, manufactured housing community and commercial mortgage loans and mezzanine loans throughout the United States. Acquired loans may have been originated using underwriting guidelines not established by C-III CM.

The following tables set forth information with respect to originations and securitizations of fixed-rate multifamily, manufactured housing community and commercial mortgage loans by C-III CM during the calendar years 2010, 2011, 2012, 2013, 2014, 2015, 2016 and the first two calendar quarters of 2017.

Originations and Securitizations of Fixed-Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	Originations(1)		Securitizations(2)
	No. of Loans	Approximate Aggregate Principal Balance at Origination	No. of Loans	Approximate Aggregate Principal Balance at Securitization

2010(3)	5	$30,090,000	0	$0
2011	35	$195,668,500	30	$181,834,330
2012	79	$365,601,000	72	$326,672,918
2013	117	$505,529,000	122	$540,435,224
2014	114	$539,760,700	97	$508,254,819
2015	138	$679,606,000	139	$629,232,102
2016	57	$254,050,500	68	$367,678,223
2017(4)	25	$148,709,500	7	$28,452,006

(1)	Includes mortgage loans that were originated by a correspondent, re-underwritten by C-III CM and acquired by C-III CM at or about the time of origination.

(2)	Excludes mortgage loans sold to issuers of collateralized debt obligations managed or administered by an affiliate of C-III CM.

(3)	C-III CM was organized on June 9, 2010.

(4)	Only for the period through June 30, 2017.

C-III Asset Management LLC, a wholly-owned subsidiary of C-III Parent, acts as the servicer of the multifamily, manufactured housing community and commercial mortgage loans that C-III CM and C-III MF (as defined below) own pending the securitization or other disposition of those loans.

Wells Fargo Central Pacific Holdings, Inc. (which is an affiliate of Wells Fargo Bank, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC) is an investor in C-III Parent and, as such, holds a less than 10% indirect equity interest in C-III CM. In addition, Wells Fargo Bank provides short-term warehousing of mortgage loans originated or acquired by C-III CM, indirectly through a repurchase facility between Wells Fargo Bank and a wholly-owned subsidiary of C-III CM, C-III Mortgage Funding LLC (“C-III MF”). C-III CM guarantees the performance by its wholly-owned subsidiary of certain obligations under that repurchase facility. All of the C-III CM Mortgage Loans (other than the Seneca Broadview Hills Townhomes Mortgage Loan (as defined below), with an aggregate Cut-off Date Balance of approximately $69,901,862, representing approximately 9.9% of the Initial Pool Balance, are currently (or, as of the Closing Date for this securitization, are expected to be) subject to such repurchase facility. C-III CM intends to use the proceeds from its sale of the C-III CM Mortgage Loans to the depositor to, among other things, reacquire the warehoused C-III CM Mortgage Loans through its wholly-owned subsidiary from Wells Fargo Bank, free and clear of any liens. Wells Fargo Bank acts (or, as of the Closing Date, is expected to act) as interim custodian for the loan files with respect to all of the C-III CM Mortgage Loans prior to securitization, which have an aggregate Cut-off Date Balance of approximately $71,608,026, representing approximately 10.2% of the Initial Pool Balance.

In addition, C-III CM or C-III MF is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to all of the C-III CM Mortgage Loans (other than the Seneca Broadview Hills Townhomes Mortgage Loan), which have an aggregate Cut-off Date Balance of approximately $69,901,862, representing approximately 9.9% of the Initial Pool Balance. Those hedging arrangements will terminate upon the pricing of such Mortgage Loans in connection with the transfer thereof to this securitization transaction.

Based on unaudited consolidated financial statements, as of June 30, 2017, C-III CM and its wholly-owned subsidiaries had total assets of approximately $554.3 million, total liabilities of approximately $376.4 million and total member’s equity of approximately $177.9 million.

In connection with commercial mortgage securitization transactions, C-III CM will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, C-III CM works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria. In connection with contributing mortgage loans to a securitization, C-III CM will make certain loan-level representations and warranties, will undertake certain loan document delivery requirements and will undertake certain obligations to repurchase or replace mortgage loans affected by uncured material breaches of those representations and warranties and/or document delivery requirements or make loss of value payments in connection therewith.

C-III CM’s Underwriting Guidelines and Processes

Set forth below is a discussion of general underwriting guidelines and processes with respect to multifamily, manufactured housing community and commercial mortgage loans originated by C-III CM for securitization.

Notwithstanding the discussion below, given the unique nature of multifamily, manufactured housing community and commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily, manufactured housing community or commercial mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily, manufactured housing community or commercial mortgage loan originated by C-III CM will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular C-III CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus. In certain circumstances, due diligence reports and assessments of the type described below that were obtained with respect to any C-III CM Mortgage Loan may have been prepared by an affiliate of C-III CM (e.g., an affiliate that is in the business of being a title agent or a zoning consultant).

A.   Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each multifamily, manufactured housing community and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third-party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

B.   Loan Approval. Prior to commitment, each multifamily, manufactured housing community and commercial mortgage loan to be originated must be approved by a loan committee that includes senior executives of C-III Parent. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

C.   Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, C-III CM’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by C-III CM and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily, manufactured housing community or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy, may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily, manufactured housing community or commercial mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

D.   Additional Debt. Certain mortgage loans originated by C-III CM may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the C-III Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

E.   Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective multifamily, manufactured housing community or commercial mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective multifamily, manufactured housing community or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, the repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by C-III CM in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

F.   Title Insurance. The borrower is required to provide, and C-III CM or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey. In some cases, the title insurance agent may be an affiliate of C-III CM.

G.  Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy

(which may be provided by an affiliate), C-III CM typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements on the portion of the property contained in the flood zone, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), each mortgage instrument typically also requires the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months; and (iii) insurance coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance).

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material borrower-owned improvements and the seismic report indicates that the probable maximum loss (“PML”) is greater than 20%.

H.       Zoning and Building Code Compliance. In connection with the origination of a multifamily, manufactured housing community or commercial mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some circumstances, zoning reports may be provided by an affiliate of C-III CM.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, C-III CM may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, C-III CM does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, C-III CM may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

I.       Escrow Requirements. Generally, C-III CM requires most borrowers to fund escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily, manufactured housing community and commercial mortgage loan originated by C-III CM. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the mortgage loan documents which may include, but not be limited to, achieving of leasing goals, achieving a specified debt service coverage ratio or satisfying other conditions.

Furthermore, C-III CM may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, C-III CM may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, C-III CM may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by C-III CM are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the borrower for the payment of taxes, or (iii) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy that covers the related mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, franchisor or unaffiliated property manager, if applicable) is obligated to maintain the insurance, (v) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager, or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or upon the occurrence or during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or

(iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the C-III CM Mortgage Loans, please see Annex A-1 to this prospectus.

C-III CM Mortgage Loan Originated by Parties Other Than C3CM

The C-III CM Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Seneca Broadview Hills Townhomes (such C-III CM Mortgage Loan, the “Seneca Broadview Hills Townhomes Mortgage Loan”), representing approximately 0.2% of the Initial Pool Balance, was originated by JPMorgan Chase Bank in October 2002, included in the JPMCC 2002-C2 commercial mortgage securitization and acquired by C-III CM through an affiliate as part of a “clean-up call” of that securitization in March 2017. In connection with its acquisition thereof, C-III CM performed a limited re-underwriting of such Mortgage Loan to confirm whether it complied with the underwriting guidelines described above at the time of acquisition. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus. However, with respect to such Mortgage Loan, C3CM did not: (i) order credit reports (although it did review public record searches and a LEXIS/NEXIS report); (ii) obtain a new survey; or (iii) obtain a title bring-down (although it did commission a title search). Furthermore, the Seneca Broadview Hills Townhomes Mortgage Loan does not provide for ongoing escrow reserves unless an event of default exists.

The C-III CM Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Kaysville Business Park, The Colonnade on Lake Conroe and Lloyds MHC, collectively representing approximately 1.0% of the Initial Pool Balance, were originated by Union Capital Funding, LLC and were acquired by C-III CM from the originator at or about the time of origination. In connection with its acquisition thereof, C-III CM re-underwrote each such Mortgage Loan to confirm whether it complied with the underwriting guidelines described above.

C-III CM originated each of the other C-III CM Mortgage Loans.

Exceptions

Notwithstanding the discussion under “—C-III CM’s Underwriting Guidelines and Processes” above, one or more of the C-III CM Mortgage Loans may vary from, or do not comply with, C-III CM’s underwriting guidelines described above. In addition, in the case of one or more of the C-III CM Mortgage Loans, C-III CM or another originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. For any material exceptions to C-III CM’s underwriting guidelines described above in respect of the C-III CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which C-III CM is the Sponsor

A.       Overview. C-III CM has conducted a review of the C-III CM Mortgage Loans in connection with the securitization described in this prospectus. C-III CM determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the C-III CM Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of C-III CM with the assistance of certain third parties. C-III CM has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the C-III CM Mortgage Loans that are being sold to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the C-III CM Mortgage Loans (rather than relying on sampling procedures).

B.       Data Tape. To prepare for securitization, C-III CM created a data tape of loan-level and property-level information, and prepared an asset summary report, relating to each C-III CM Mortgage Loan. The data tape and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by C-III CM or a third party originator during the underwriting process. After origination of each C-III CM Mortgage Loan, C-III CM may have updated the information in the data tape and the related asset summary report with respect to such C-III CM Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of C-III CM. Such updates were not intended to be, and do not serve as, a re-underwriting of any C-III CM Mortgage Loan. The C-III CM data tape was used by C-III CM to provide the numerical information regarding the C-III CM Mortgage Loans in this prospectus.

C.   Data Comparisons and Recalculation. The depositor, on behalf of C-III CM, engaged a third party accounting firm to perform certain data comparison and recalculation procedures that were designed or provided by C-III CM, relating to information in this prospectus regarding the C-III CM Mortgage Loans. These procedures included:

●	comparing the information in the C-III CM data tape against various source documents obtained or provided by C-III CM;

●	comparing numerical information regarding the C-III CM Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the C-III CM data tape; and

●	recalculating certain percentages, ratios and other formulae relating to the C-III CM Mortgage Loans disclosed in this prospectus.

D.   Legal Review. C-III CM engaged various law firms to conduct certain legal reviews of the C-III CM Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization, lender’s origination counsel for each C-III CM Mortgage Loan (other than the Seneca Broadview Hills Townhomes Mortgage Loan) reviewed a set of securitization representations and warranties provided by C-III CM and, if applicable, identified exceptions to those representations and warranties. With respect to the Seneca Broadview Hills Townhomes Mortgage Loan, C-III CM did an internal analysis of the applicability of such representations and warranties with the assistance of the counsel that represented it in connection with the acquisition of such Mortgage Loan.

Legal counsel was also engaged in connection with this securitization to assist in the review of the C-III CM Mortgage Loans. Such assistance included, among other things, a review of (i) the C-III CM data tape, (ii) C-III CM’s asset summary report or credit memorandum for each C-III CM Mortgage Loan, (iii) certain reports or other written confirmations from origination or other counsel identifying the existence, or confirming the absence, of representation and warranty exceptions relating to certain C-III CM Mortgage Loans, (iv) a due diligence questionnaire completed by C-III CM with respect to the C-III CM Mortgage Loans, and (v) select provisions in certain mortgage loan documents with respect to certain of the C-III CM Mortgage Loans.

E.   Other Review Procedures. With respect to any material pending litigation of which C-III CM was aware at the origination or acquisition, as applicable, of any C-III CM Mortgage Loan, C-III CM requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If C-III CM became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any C-III CM Mortgage Loan, C-III CM obtained information on the status of the related Mortgaged Property from the related borrower to confirm no material damage to the related Mortgaged Property.

C-III CM also reviewed the C-III CM Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any C-III CM Mortgage Loan materially deviated from the underwriting guidelines set forth under “—C-III CM’s Underwriting Guidelines and Processes” above. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

F.   Findings and Conclusions. C-III CM found and concluded with reasonable assurance that the disclosure regarding the C-III CM Mortgage Loans in this prospectus is accurate in all material respects. C-III CM also found and concluded with reasonable assurance that, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus, none of the C-III CM Mortgage Loans were originated with any material exceptions to C-III CM’s origination procedures and underwriting criteria described above.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, C-III CM filed its most recent Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on January 20, 2017. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of C-III CM is 0001541214. For the period from and including July 1, 2014 to and including June 30, 2017, C-III CM does not have any activity to report as required by Rule 15Ga-1, with respect to the repurchase and replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

C-III CM is an affiliate of the external manager of the parent company of the entity expected to purchase or otherwise acquire, on the Closing Date, the Class E, Class F, Class G, Class H, Class J and Class V Certificates. In addition, C-III Asset Management LLC, an affiliate of C-III CM, will be the special servicer for this securitization as of the Closing Date and will be entitled to the special servicing compensation described in this prospectus in connection therewith. As of the date of this prospectus, except as described above in this paragraph, neither C-III CM nor any of its affiliates has committed or is required to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, C-III CM and its affiliates are not restricted from retaining any other such certificates and may, prior to the Closing Date, determine that they wish to acquire certain other certificates in connection with the initial issuance thereof. In addition, C-III CM and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates (whether acquired on or after the Closing Date) at any time.

The information set forth under this “—C-III Commercial Mortgage LLC” subsection has been provided by C-III CM.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, is the depositor. The depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, the master servicer, the certificate administrator, the tax administrator, the custodian and the certificate registrar and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information,

(iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Wells Fargo Commercial Mortgage Trust 2017-C40 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2017, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $224 billion, of which approximately 262 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $169 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, REMIC administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $2 trillion in assets and approximately 273,000 employees as of March 31, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of March 31, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $414 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor.

Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of March 31, 2017, Wells Fargo Bank was acting as custodian of more than 223,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, the Corporate Trust Services group of Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, National Association (“Wells Fargo Bank”) in its capacity as trustee under 276 residential mortgage-backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the

261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”).

On July 11, 2017, certain PIMCO investment funds filed a civil complaint relating to Wells Fargo Bank’s setting aside reserves for legal fees and expenses in connection with the liquidation of 11 RMBS trusts at issue in the State Court Complaint.  The complaint seeks, among other relief, declarations that Wells Fargo Bank is not entitled to (i) indemnification from, (ii) advancement of funds from, or (iii) taking reserves from trust funds for legal fees and expenses it incurs in defending the claims in the State Court Complaint. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $22,092,633.55 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank will act as the master servicer under the PSA. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia Bank acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia Bank integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia Bank managers.

Wells Fargo Bank is also a sponsor, an originator, a mortgage loan seller, the certificate administrator and the custodian under this securitization, is expected to be the initial risk retention consultation party under this securitization, is the holder of one of the Pleasant Prairie Premium Outlets companion loans, and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, an underwriter. In addition, Wells Fargo Bank is (i) the master servicer, the certificate administrator and the custodian under the WFCM 2017-C39 PSA, which governs the servicing and administration of the 225 & 233 Park Avenue South Whole Loan, (ii) expected to be a master servicer, the certificate administrator, the custodian and the initial risk retention consultation party under the BANK 2017-BNK7 PSA, which is expected to govern the servicing and administration of the Mall of Louisiana Whole Loan, (iii) expected to be the master servicer under the CGCMT 2017-P8 PSA, which is expected to govern the servicing and administration of the Pleasant Prairie Premium Outlets Whole Loan, (iv) the certificate administrator and the custodian under the DAFC 2017-AMO TSA, which governs the servicing and administration of the Del Amo Fashion Center Whole Loan, (v) the trustee, the certificate administrator and the custodian under the MSC 2017-H1 PSA, which governs the servicing and administration of the iStar Leased Fee Portfolio Whole Loan and the Magnolia Hotel Denver Whole Loan, and (vi) the trustee, the certificate administrator and the custodian under the DBJPM 2017-C6 pooling and servicing agreement, which governs the servicing and administration of the Starwood Capital Group Hotel Portfolio Whole Loan. Wells Fargo Bank is the purchaser under repurchase agreements with each of Rialto Mortgage and C-III CM, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each of Rialto Mortgage and C-III CM, respectively, or in any such case by its respective affiliates. Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including, prior to their inclusion in the trust fund, some or all of the Barclays Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Barclays Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage, a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage or such affiliates of Rialto Mortgage (subject, in some cases, to the repurchase facility described above in this paragraph), including, prior to their inclusion in the trust fund, some or all of the Rialto Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Rialto Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the trust fund, some or all of the Wells Fargo Bank Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by it that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 6/30/2017
By Approximate Number:	33,605	32,716	31,128	29,623
By Approximate Aggregate Unpaid Principal Balance (in billions):	$475.4	$503.3	$506.8	$505.1

Within this portfolio, as of June 30, 2017, are approximately 20,426 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $380.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of June 30, 2017, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo Bank services in Europe through its London Branch. Wells Fargo Bank has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of June 30, 2017, its European third party servicing portfolio, which is included in the above table, is approximately $1.5 billion.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period*	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
YTD June 30, 2017	$372,321,846,653	$694,505,361	0.19%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances, “PPA” means property protection advances and “YTD” means year-to-date.

Wells Fargo Bank is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans in the US, and by Fitch and S&P as a primary servicer of commercial loans in the UK. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average

The long-term issuer ratings of Wells Fargo Bank are “AA-” by S&P, “Aa2” by Moody’s Investors Service Inc. (“Moody’s”) and “AA” by Fitch. The short-term issuer ratings of Wells Fargo Bank are “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank, as the master servicer, will remain responsible for its duties under the PSA. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in mortgage loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code (“UCC”) searches and filings; and

●	Insurance Tracking and Compliance.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

In its capacity as the master servicer, Wells Fargo Bank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $22,092,633.55 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The ability of the master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

C-III Asset Management LLC, a Delaware limited liability company (“C-III AM”), will initially be appointed to act as the special servicer (in such capacity, the “Special Servicer”) under the PSA. In such capacity, the Special Servicer will be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties pursuant to the PSA. The principal place of business of C-III AM is located at 5221 N. O’Connor Blvd., Suite 600, Irving, Texas 75039.

C-III AM, a wholly owned subsidiary of C-III Capital Partners LLC, a Delaware limited liability company, provides primary and special loan servicing for third party portfolio owners, CMBS trusts, CDOs, government agencies and C-III Capital Partners LLC and its affiliates. C-III AM has a special servicer rating of CSS1- from Fitch and a rating of MOR CS1 from Morningstar. C-III AM is also on S&P’s Select Servicer list as a U.S. Commercial Mortgage Special Servicer and is ranked “STRONG” by S&P. As of July 31, 2017, C-III AM was the named special servicer for approximately 135 transactions representing approximately 2,470 first mortgage loans, with an aggregate stated principal balance of approximately $32,567,170,105. Of those 135 transactions, 131 are commercial mortgage-backed securities transactions representing approximately 2,458 first mortgage loans, with an aggregate stated principal balance of approximately $32,273,138,343. The remaining four transactions are made up of two CDOs and two clients, which are third-party noteholders. The portfolio includes multifamily, office, retail, hospitality, industrial and other types of income-producing properties, located in the United States, Canada, Virgin Islands and Puerto Rico. With respect to such transactions as of such date, the special servicer was administering approximately 493 assets with a stated principal balance of approximately $8,684,046,591. Each of these specially serviced assets is serviced in accordance with the applicable procedures set forth in the related servicing agreement that governs the asset. Since its (including predecessors’) inception in 2002 and through July 31, 2017, C-III AM has resolved 4,254 total assets, including multifamily, office, retail, hospitality, industrial and other types of income-producing properties, with an aggregate principal balance of approximately $51,316,745,098.

C-III AM has detailed policies and operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under C-III AM servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed and updated, as needed, annually. C-III AM also has a formal disaster recovery and business continuity plan, which is reviewed annually. In the past three years there have not been any material changes to C-III AM’s policies and procedures relating to the servicing function C-III AM will perform under the PSA for assets of the same types as are included in this transaction.

C-III AM will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or any Serviced Pari Passu Companion Loan or Serviced Subordinate Companion Loan. C-III AM may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans, Serviced Pari Passu Companion Loans, Serviced Subordinate Companion Loans or otherwise. To the extent that C-III AM has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the PSA and the Servicing Standard (as defined in “The Pooling and Servicing Agreement—Servicing Standard”).

There are, to the current actual knowledge of C-III AM, no special or unique factors of a material nature involved in special servicing the particular types of assets governed by the PSA, and C-III AM’s processes and procedures for the special servicing of such assets do not materially differ from the processes and procedures employed by C-III AM in connection with special servicing of commercial mortgage–backed securitization pools generally.

C-III AM has not been the subject of a servicer event of default or servicer termination event in any securitization transaction involving commercial or multifamily mortgage loans in which C-III AM was acting as special servicer as a result of any action or inaction of C-III AM as special servicer, including as a result of C-III AM’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. C-III AM does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and therefore C-III AM believes its financial condition will not have a material impact on pool performance or performance of the Certificates.

From time to time, C-III AM is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. C-III AM does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

C-III AM (including predecessors) has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 2002. The table below contains information on the aggregate balances as of the respective calendar year ends of the portfolio of specially serviced commercial and multifamily mortgage loans and REO properties that were serviced by C-III AM as special servicer in CMBS transactions from 2013 through July 31, 2017.

Portfolio Size – CMBS Special Servicing	2013	2014	2015	2016	7/31/2017
Total	$7.3	$6.4	$6.3	$9.4	$8.4

C-III AM may enter into one or more arrangements with a Controlling Class Certificateholder, the Directing Certificateholder, a Companion Loan Holder or any person with the right to appoint or remove and replace the Special Servicer to provide for a discount and/or revenue sharing with respect to certain of the Special Servicer compensation in consideration of, among other things, C-III AM’s appointment as Special Servicer under the PSA and any related Co-Lender Agreement and limitations on such person’s right to replace the Special Servicer.

C-III AM does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances C-III AM may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

C-III AM occasionally engages consultants to perform property inspections on a property and its local market. It currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction.

There are currently no legal proceedings pending against C-III AM, or to which any property of C-III AM is subject, that are material to the Certificateholders other than the litigation described in the following paragraph, and C-III AM has no actual knowledge of any such proceedings of this type contemplated by governmental authorities.

On May 12, 2016, certain holders of certificates issued by Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Series 2007-C5 Trust (the “2007-C5 Trust”) filed suit in the Supreme Court of the State of New York, County of New York derivatively for the 2007-C5 Trust (M.H. Davidson & Co, et. al. against C-III Asset Management, LLC, Supreme Court of New York County of New York Index No. 652571/2016) alleging, among other things, that C-III AM as special servicer for the 2007-C5 Trust breached its duties to the 2007-C5 Trust by undervaluing a mortgage loan which was purchased by the third party directing certificateholder for the 2007-C5 Trust pursuant to the governing pooling and servicing agreement. The plaintiffs have alleged damages in an amount no less than $25,000,000. On July 31, 2017, the Court granted C-III AM’s motion to dismiss the suit in its entirety. The plaintiffs filed a notice of appeal on August 30, 2017. There can be no assurances as to the outcome of the appeal or the possible impact on C-III AM. However, C-III AM believes that it performed its obligations under the related pooling and servicing agreement in good faith, and that its actions were proper. C-III AM believes the plaintiffs’ claims are unfounded and intends to vigorously defend itself and contest the claims in the event the appellate court reverses the lower court’s dismissal.

C-III AM is an affiliate of the external manager of the parent company of the entity expected to purchase or otherwise acquire, on the Closing Date, the Class E, Class F, Class G, Class H, Class J and Class V Certificates issued on the Closing Date. From time to time C-III AM’s affiliates acquire commercial mortgage-backed securities including in secondary market transactions. Affiliates of C-III AM may acquire additional certificates in the future in one or more secondary market transactions. In addition, C-III AM will be the special servicer for this securitization as of the Closing Date and will be entitled to the special servicing compensation described in this prospectus. Except as described above, neither C-III AM nor any of its affiliates will acquire at closing any certificates issued by the issuing entity or any other economic interest in this securitization. Any such party will have the right to dispose of any such certificates at any time.

C-III AM is an affiliate of C-III Commercial Mortgage LLC, a sponsor, a mortgage loan seller and an originator.

The information set forth under this sub-heading “—The Special Servicer” regarding C-III AM has been provided by C-III AM.

Affiliated Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“Rialto”), was appointed to act as the special servicer under the BANK 2017-BNK7 PSA and in this capacity will initially be responsible for the servicing and administration of the Mall of Louisiana Whole Loan and any associated REO Property and, in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions and special servicer decisions and other transactions relating to the Mall of Louisiana Whole Loan. Rialto maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

Rialto has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. Rialto currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

Rialto is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager. Each of Rialto and RCM is an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder with over 8,000 employees across the country’s largest real estate markets. As of June 30, 2017, RCM was the sponsor of, and certain of its affiliates were investors in, ten private equity funds (collectively, the “Funds”) and RCM also advised four separately managed accounts, having over $5.4 billion of regulatory assets under management in the aggregate (regulatory assets under management as of March 31, 2017). Four of such Funds are focused on distressed and value-add real estate related investments and/or commercial mortgage backed securities, four of such Funds are focused on investments in commercial mortgage-backed securities and the other two Funds and the separately managed accounts are focused on mezzanine debt and credit investments. Through June 30, 2017, RCM has acquired and/or is managing over $7.4 billion of non- and sub-performing real estate assets, representing approximately 10,836 loans.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $5.3 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in approximately 78 different securitizations totaling approximately $82.6 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions.

RCM has over 350 employees as of June 30, 2017, and is headquartered in Miami with two other main offices located in New York City and Atlanta. RCM’s commercial real estate platform has ten additional offices across the U.S. and four offices in Europe.

Rialto has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. Rialto has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by Rialto for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

Rialto is subject to external and internal audits and reviews. Rialto is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. Rialto is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the FDIC transactions and the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, Rialto has been determined to be Sarbanes-Oxley compliant.

Rialto maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, Rialto has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of June 30, 2017, Rialto and its affiliates were actively special servicing approximately 530 portfolio loans with a principal balance of approximately $207 million and were responsible for approximately 467 portfolio REO assets with a principal balance of approximately $540 million.

Rialto is also currently performing special servicing for 82 commercial real estate securitizations. With respect to such securitization transactions, Rialto is administering approximately 5,631 assets with an original principal balance at securitization of approximately $84 billion. The asset pools specially serviced by Rialto include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about Rialto’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2012	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 6/30/2017
Number of CMBS Pools Named Special Servicer	16	27	45	59	75	82
Approximate Aggregate Unpaid Principal Balance(1)	$18.9 billion	$32.4 billion	$49.2 billion	$63.6 billion	$79 billion	$84.4 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	19	27	28	17	37	61
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$21 million	$101 million	$126.9 million	$141.9 million	$320 million	$587 million

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by Rialto.

(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer that are, as of the specified date, specially serviced by Rialto. Does not include any resolutions during the specified year.

In its capacity as the special servicer under the BANK 2017-BNK7 PSA, Rialto will not have primary responsibility for custody services of original documents evidencing the Mall of Louisiana Whole Loan. Rialto may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Mall of Louisiana Whole Loan or otherwise. To the extent that Rialto has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard under the BANK 2017-BNK7 PSA.

Rialto does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances Rialto may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of Rialto, no special or unique factors of a material nature involved in special servicing the Mall of Louisiana Whole Loan, as compared to the types of assets specially serviced by Rialto in other commercial mortgage-backed securitization pools generally, for which Rialto has developed processes and procedures which materially differ from the processes and procedures employed by Rialto in connection with its special servicing of commercial mortgage-backed securitization pools generally.

There have not been, during the past three years, any material changes to the policies or procedures of Rialto in the servicing function it will perform under the BANK 2017-BNK7 PSA for assets of the same type included in the BANK 2017-BNK7 securitization transaction, including the Mall of Louisiana Whole Loan. No securitization transaction in which Rialto was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of Rialto as special servicer, including as a result of a failure by Rialto to comply with the applicable servicing criteria in connection with any securitization transaction. Rialto has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. Rialto has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which Rialto is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by Rialto in connection with any securitization in which Rialto was acting as special servicer. Rialto does not believe that its financial condition will have any adverse effect on the performance of its duties under the BANK 2017-BNK7 PSA and, accordingly, Rialto believes that its financial condition will not have any material impact on the performance of the Mall of Louisiana Whole Loan or the performance of the certificates.

From time to time Rialto is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Rialto does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Mall of Louisiana Whole Loan pursuant to the BANK 2017-BNK7 PSA.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Rialto or of which any of its property is the subject, which are material to Certificateholders. Rialto occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which Rialto acts as special servicer, Rialto may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Rialto’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

Rialto is an affiliate of Rialto Mortgage, a sponsor, a mortgage loan seller and an originator. Rialto and Rialto Mortgage are also affiliates of the entity that is the initial directing holder under the BANK 2017-BNK7 PSA.

Except as described herein, neither Rialto nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. From time to time, Rialto and/or its affiliates may purchase securities, including CMBS certificates. Rialto and/or its affiliates may review this prospectus and purchase certificates issued in this offering or in the secondary market. Any such party will have the right to dispose of such certificates at any time.

The information set forth under this sub-heading “—Affiliated Servicer” regarding Rialto has been provided by Rialto.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than Non-Serviced Mortgage Loans). The operating advisor will have certain review and consultation duties with respect to activities of the special servicers. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and upon notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located in Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans focused on independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of July 31, 2017, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 112 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $116.5 billion since October

2010. As of July 31, 2017, Pentalpha Surveillance has acted as asset representations reviewer in 26 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $24.5 billion.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage-backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage-backed securitizations both during its consideration and after its adoption by the Securities and Exchange Commission in September 2014.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, either master servicer, either special servicer, the directing certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the Trust.

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as operating advisor or asset representations reviewer pursuant to the PSA or that is material to the holders of the certificates.

Neither Pentalpha nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization.

For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “Pooling and Servicing Agreement—The Asset Representations Reviewer” and “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus.

The information set forth above in this section “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance LLC.

Credit risk retention

General

Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) will apply to this securitization. The RR Interest is intended to meet the definition of a “single vertical security” that is an “eligible vertical interest” (as such terms are defined in the Credit Risk Retention Rules) and Wells Fargo Bank is acting as the retaining sponsor under the Credit Risk Retention Rules. Wells Fargo Bank and Barclays (the “Retaining Parties”) will retain the indicated amount of the RR Interest.

The RR Interest will have an aggregate Certificate Balance as of the Closing Date of approximately $35,268,975.86 and an effective interest rate equal to the WAC Rate. Wells Fargo Bank will be permitted to offset the amount of its required risk retention by the portions of the RR Interest acquired by Barclays, as originator of one or more of the securitized assets. For a description of Barclays, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

On the Closing Date, Wells Fargo Bank, a national banking association, in its capacity as Retaining Sponsor, will acquire from the Depositor, and retain, $22,092,633.55 Certificate Balance of the RR Interest, representing approximately 62.6% of the aggregate Certificate Balance of all of the RR Interest. Barclays, a public limited company registered in England and Wales, will acquire from the Depositor, and retain, $13,176,342.31 Certificate Balance of the RR Interest, representing approximately 37.4% of the aggregate Certificate Balance of all of the RR Interest. Barclays originated approximately 37.4% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. Barclays will acquire its portion of the RR Interest from the Depositor pursuant to an exchange under Rule 11(a)(1)(iv)(B) of the Credit Risk Retention Rules, whereby it will sell to the Depositor the Mortgage Loans that it has originated in exchange for cash consideration and such applicable portion of the RR Interest. The Certificate Balance of such applicable portion of the RR Interest (i) will represent a reduction in the price received by Barclays from the Depositor for the Mortgage Loans sold by Barclays to the Depositor for inclusion in the Mortgage Pool and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by Barclays in accordance with the Credit Risk Retention Rules.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the retaining sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the retaining sponsor, the Retaining Parties or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

RR Interest

Retained Certificate Available Funds

The amount available for distribution to the holders of the RR Interest on each Distribution Date will, in general, equal the sum of (i) the Required Credit Risk Retention Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the Retained Certificate Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “Retained Certificate Available Funds”).

The “Retained Certificate Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Retained Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Required Credit Risk Retention Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Distributions—Available Funds”).

Priority of Distributions

On each Distribution Date, for so long as the aggregate Certificate Balance of the RR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Retained Certificate Available Funds, in the following order of priority:

First, to the RR Interest, in respect of interest, up to an amount equal to the Retained Certificate Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest, in reduction of the Certificate Balance thereof, an amount equal to the Retained Certificate Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the RR Interest has been reduced to zero; and

Third, to the RR Interest, up to an amount equal to the unreimbursed Retained Certificate Realized Losses previously allocated to such class, plus interest in an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest on reimbursed Realized Losses distributed to the holders of the Regular Certificates (other than the RR Interest) pursuant to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth, Twenty-seventh and Thirtieth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus;

provided, however, that to the extent any Retained Certificate Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, as the REMIC residual interest, in compliance with the Code and applicable Income Tax Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur any tax liability of the REMIC trust.  The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, Income Tax Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

The effective interest rate on the RR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-Retained Percentage” is 95%.

The “Retained Certificate Interest Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Regular Certificates (other than the RR Interest) according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second, Twenty-fifth and Twenty-eighth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Retained Certificate Principal Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (a) the Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Regular Certificates (other than the RR Interest) according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third, Twenty-sixth and Twenty-ninth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Risk Retention Allocation Percentage” will equal the Required Credit Risk Retention Percentage divided by the Non-Retained Percentage.

Allocation of Retained Certificate Realized Losses

The certificate administrator will be required to allocate any Retained Certificate Realized Losses to the RR Interest.

The “Retained Certificate Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Required Credit Risk Retention Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to any related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the Certificate Balance of the RR Interest after giving effect to distributions of principal on such Distribution Date.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the RR Interest in an amount equal to the Required Credit Risk Retention Percentage of such Excess Interest distributable to all Certificates (including the RR Interest). Excess Interest will not be available to make distributions to any other class of certificates (other than the Class V certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Qualifying CRE Loans

The Retaining Parties have determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §___.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2017-C40 will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D certificates, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class V and Class R certificates and a REMIC regular interest in certificated form representing the RR Interest (the “RR Interest”).

The Class X-A, Class X-B and Class X-D certificates are referred to collectively in this prospectus as the “Class X Certificates”. The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates, the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B and Class X-D certificates), the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Non-Retained Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$23,786,000
A-2	$23,626,000
A-SB	$32,869,000
A-3	$185,000,000
A-4	$203,796,000
X-A	$469,077,000
X-B	$118,944,000
A-S	$56,122,000
B	$32,668,000
C	$30,154,000

Non-Offered Certificates
X-D	$34,344,000
D	$34,344,000
E	$6,701,000
F	$9,214,000
G	$6,701,000
H	$3,350,000
J	$21,779,541
V	NAP
R	NAP

Non-Offered Eligible Vertical Interest
RR Interest	$35,268,975.86

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or Retained Certificate Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses or Retained Certificate Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—RR Interest—Priority of Distributions”.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A Certificates (other than the Class A-S certificates) outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $469,077,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $118,944,000. The Notional Amount of the Class X-D certificates will equal the Certificate

Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $34,344,000.

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive their allocable portion of Excess Interest received on any ARD Loan allocated as described under “—Available Funds—Excess Interest” below.

“Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class V certificates and the RR Interest and the respective rights of each to receive a portion of the Excess Interest) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class V certificates will be issued by the grantor trust (the “Grantor Trust”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in November 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class V or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the RR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates and the RR Interest);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the applicable Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The amount available for distribution to holders of the Regular Certificates (other than the RR Interest) on each Distribution Date will, in general, equal the sum of (i) the Non-Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date (the “Available Funds”).

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) (x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates (other than the RR Interest) that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-Retained Percentage, and (b) (x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-Retained Percentage, and (ii) any Realized Losses and Retained Certificate Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the Retained Certificate Gain-on-Sale Remittance Amount as part of the definition of Retained Certificate Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates (other than the RR Interest) have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)   prior to the Cross-Over Date:

(a)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)       to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)       to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)       to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)       to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero; and

(f)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)  on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the

Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E, Class F and Class G certificates have been reduced to zero, to the Class H certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-eighth, to the Class J certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates have been reduced to zero, to the Class J certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class J certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirty-first, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses or Retained Certificate Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Retained Percentage of the amount of such recovery will be added to the Certificate Balance of the RR Interest, up to the lesser of (A) the Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed Retained Certificate Realized Loss previously allocated to the RR Interest; (ii) the Non-Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the order of distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-Retained Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down (and correspondingly the Retained Certificate Interest Distribution Account will increase as a result of such increase). If the Certificate Balance of any class of Principal Balance Certificates or the RR Interest is so increased, the amount of unreimbursed Realized Losses or Retained Certificate Realized Loss, as applicable, of such class of certificates will be decreased by such amount..

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates (other than the RR Interest) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class H certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class J certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-Retained Percentage of Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net

Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates (other than the RR Interest) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates (other than the RR Interest) will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates (other than the RR Interest) will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)        the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)        the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates (other than the RR Interest) will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special

Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into a Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)      all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)      the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)      any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)      the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and Retained Certificate Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates in an amount equal to the Non-Retained Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates (other than the RR Interest in an amount described under “Credit Risk Retention—RR Interest—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular collection period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner: (x)(1) to each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the RR Interest) for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the RR Interest) for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as described above, and (3) to the Class X-B certificates, any remaining portion of the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium not distributed as described above; and (y) to the RR Interest, the Required Credit Risk Retention Percentage of such Yield Maintenance Charge or Prepayment Premium.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates (other than the RR Interest), a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable, of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class E, Class F, Class G, Class H, Class J, Class V or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	May 2022
Class A-2	November 2022
Class A-SB	April 2027
Class A-3	August 2027
Class A-4	September 2027
Class X-A	NAP
Class X-B	NAP
Class A-S	September 2027
Class B	September 2027
Class C	September 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in October 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)        the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Certificateholder, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and any related Serviced Pari Passu Companion

Loans in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Aggregate Excess Prepayment Interest Shortfall”. The “Excess Prepayment Interest Shortfall” for any Distribution Date will be the Non-Retained Percentage of the Aggregate Excess Prepayment Interest Shortfall and will be allocated on that Distribution Date among each class of Regular Certificates (other than the RR Interest), pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans and allocable to the Non-Retained Certificates will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G, Class H and Class J certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Non-Retained Certificates to receive on any Distribution Date the amounts of interest and/or principal allocable to the Non-Retained Certificates and distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of Non-Retained Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-Retained Certificates on any Distribution Date will be made first, to the Class A-SB certificates, until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates, until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero and sixth, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata (based upon their respective Certificate

Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class J certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss and Retained Certificate Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Non-Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates (other than the RR Interest) after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than the RR Interest) in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class J certificates;

second, to the Class H certificates;

third, to the Class G certificates;

fourth, to the Class F certificates;

fifth, to the Class E certificates;

sixth, to the Class D certificates;

seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the RR Interest or the Class V or Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses and Retained Certificate Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses or Retained Certificate Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates (other than the RR Interest) in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above, and to the RR Interest in accordance with the payment priorities set forth in “Credit Risk Retention—RR Interest—Priority of Distributions”.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)      a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)      a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)      a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)    a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file;

●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer); and

●	a CREFC® Schedule AL file

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 31, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person (including the Directing Certificateholder and the Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the RR Interest by Certificate Balance, as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of Risk Retention Consultation Party from a party holding the requisite interest in the RR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be Wells Fargo Bank.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded

Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the RR Interest is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder, the Risk Retention Consultation Party, a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA, (2)  if such person is the Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA or (3) if such person is not the Directing Certificateholder, a Controlling Class Certificateholder or the Risk Retention Consultation Party, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the Certificate Administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate (including the RR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the RR Interest) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer or special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including the master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Moody’s Analytics, MBS Data, LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or the special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer; and

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

○	any appraisals delivered in connection with any Asset Status Report; and

○	any CREFC appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator; and

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	Any notice or documents provided to the Certificate Administrator by the Depositor or the Master Servicer directing the Certificate Administrator to post to the “Special Notices” tab.

○	the “Investor Q&A Forum”;

○	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

○	the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

The certificate administrator shall, in addition to posting the applicable notices on the “risk retention special notices” tab described above, provide email notification to any Privileged Person (other than financial market publishers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “risk retention special notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with the terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2) in the case of any Principal Balance Certificates (other than the RR Interest), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, the operating advisor or the asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates (other than the RR Interest), each determined as of the prior Distribution Date;

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class V and Class R certificates and the RR Interest will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The RR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the RR Interest for so long as the Retaining Parties require and in accordance with the PSA.

The Class R certificates may only be issued as Definitive Certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – WFCM 2017-C40

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)        the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)      an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)       the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)       the original assignment of all unrecorded documents relating to the Mortgage Loan or Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)      originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)       an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)       the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)      the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)      the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)      the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)     the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)    the original or a copy of any related mezzanine intercreditor agreement;

(xviii)   the original or a copy of all related environmental insurance policies; and

(xix)    a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Control Note on or about the applicable Servicing Shift Securitization Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)	A copy of each of the following documents:

(i)         the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)        the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)       any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)       all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)        the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)      any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)      any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)       any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)       any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)       any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)      any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     all related environmental reports; and

(xiv)     all related environmental insurance policies;

(b)	a copy of any engineering reports or property condition reports;

(c)	other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)	for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)	a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)	a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)	a copy of the appraisal for the related Mortgaged Property(ies);

(h)	for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)	a copy of the applicable mortgage loan seller’s asset summary;

(j)	a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)	a copy of all zoning reports;

(l)	a copy of financial statements of the related mortgagor;

(m)	a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)	a copy of all UCC searches;

(o)	a copy of all litigation searches;

(p)	a copy of all bankruptcy searches;

(q)	a copy of any origination settlement statement;

(r)	a copy of the insurance summary report;

(s)	a copy of organizational documents of the related mortgagor and any guarantor;

(t)	a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)	a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)	a copy of any closure letter (environmental); and

(w)	a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)	such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)	in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)	cure such Material Defect in all material respects, at its own expense,

(B)	repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C)	substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

If a cross-collateralized Mortgage Loan is required to be repurchased or substituted for and the applicable Material Defect does not constitute a Material Defect as to any other cross-collateralized Mortgage Loan in the related group of cross-collateralized Mortgage Loans (without regard to this paragraph), then the applicable Material Defect will be deemed to constitute a Material Defect as to any other cross-collateralized Mortgage Loan in the related cross-collateralized group for purposes of this paragraph, and the related mortgage loan seller will be required to repurchase or substitute for the other cross-collateralized Mortgage Loan(s) in the related cross-collateralized group unless such other cross-collateralized Mortgage Loans satisfy the Cross-Collateralized Mortgage Loan Repurchase Criteria defined below. In the event that the remaining cross-collateralized Mortgage Loans in such cross-collateralized group satisfy the Cross-Collateralized Mortgage Loan Repurchase Criteria, the applicable mortgage loan seller may elect either to repurchase or substitute for only the affected cross-collateralized Mortgage Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the cross-collateralized Mortgage Loans in the related cross-collateralized group. Any reserve or other cash collateral or letters of credit securing the cross-collateralized Mortgage Loans will be allocated among the related cross-collateralized Mortgage Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in this paragraph and the following paragraph, all other terms of the related Mortgage Loans will remain in full force and effect without any modification thereof.

Notwithstanding the immediately preceding paragraph, if the related Mortgage provides for the partial release of one or more of the cross-collateralized Mortgage Loans, the related mortgage loan seller may repurchase only that cross-collateralized Mortgage Loan required to be repurchased, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related cross-collateralized Mortgage Loan(s) fully comply with the terms and conditions of the related Mortgage, the PSA and the related MLPA, including the Cross-Collateralized Mortgage Loan Repurchase Criteria, (ii) in connection with such partial release, the related mortgage loan seller obtains an opinion of counsel (at such mortgage loan seller’s expense) to the effect that the contemplated action will not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) in connection with such partial release, the related mortgage loan seller delivers or causes to be delivered to the custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

With respect to any cross-collateralized Mortgage Loan, to the extent that the applicable mortgage loan seller is required or elects, as applicable, to repurchase or substitute for such cross-collateralized Mortgage Loan in the manner prescribed in either of the two preceding paragraphs while the trustee continues to hold any other cross-collateralized Mortgage Loans in the related cross-collateralized group, the applicable mortgage loan seller and the Enforcing Servicer, on behalf of the trustee, as assignee of the depositor, will, as set forth in the related MLPA, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the trustee, the Primary Collateral securing the Mortgage Loans still held by the trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the cross-collateralized Mortgage Loans held by such party, then both parties have agreed in the related MLPA to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related MLPA to remove the threat of material impairment as a result of the exercise of remedies.

“Cross-Collateralized Mortgage Loan Repurchase Criteria” means, with respect to any group of cross-collateralized Mortgage Loans as to which one or more (but not all) of the cross-collateralized Mortgage Loans therein are affected by a Material Defect (the cross-collateralized Mortgage Loan(s) in such cross-collateralized group affected by such Material Defect, for purposes of this definition, the “affected cross-collateralized Mortgage Loans” and the other cross-collateralized Mortgage Loan(s) in such cross-collateralized group, for purposes of this definition, the “remaining cross-collateralized Mortgage Loans”) (i) the debt service coverage ratio for all the remaining cross-collateralized Mortgage Loans for the four (4) most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the least of (a) 0.10x below the debt service coverage ratio for the cross-collateralized group (including the affected cross-collateralized Mortgage Loan(s)) set forth in Annex A-1, (b) the debt service coverage ratio for the cross-collateralized group (including the affected cross-collateralized Mortgage Loan(s)) for the four (4) preceding calendar quarters preceding the repurchase or replacement and (c) 1.25x, (ii) the loan-to-value ratio for all the remaining cross-collateralized Mortgage Loans determined at the time of repurchase or substitution based upon an appraisal obtained by the special servicer at the expense of the related mortgage loan seller shall not be greater than the greatest of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one (1) decimal place), for the entire cross-collateralized group, (including the affected cross-collateralized Mortgage Loan(s)) set forth in Annex A-1 plus 10%, (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one (1) decimal place), for the entire such cross-collateralized group, including the affected cross-collateralized Mortgage Loan(s) at the time of repurchase or substitution, and (c) 75%, (iii) the related mortgage loan seller, at its expense, shall have furnished the trustee and the certificate administrator with an opinion of counsel that any modification relating to the repurchase or substitution of a cross-collateralized Mortgage Loan shall not cause (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity, (iv) the related mortgage loan seller causes the affected cross-collateralized Mortgage Loan to become not cross-collateralized and cross-defaulted with the remaining related cross-collateralized Mortgage Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any cross-collateralized Mortgage Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Trust) and (v) (other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder shall have consented to the repurchase or substitution of the affected cross-collateralized Mortgage Loan, which consent shall not be unreasonably withheld, conditioned or delayed.

With respect to any cross-collateralized Mortgage Loan, “Primary Collateral{xe “Primary Collateral”}” means that portion of the related Mortgaged Property designated as directly securing such cross-collateralized Mortgage Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such cross-collateralized Mortgage Loan.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer or the special servicer, as applicable (in either case with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan with regard to the Directing Certificateholder or a Servicing Shift Mortgage Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan from the related non-serviced securitization trust, such mortgage loan seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Companion Loan contained in the related non-serviced securitization trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)       have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)       have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)       have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)       accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)       have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)        have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)       comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)       have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)        have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)        constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)       not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)        have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)      not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)       have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, by the Directing Certificateholder;

(o)       prohibit defeasance within two years of the Closing Date;

(p)       not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)       have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)        be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of any Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, on and after the applicable Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature, as applicable, of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial and multifamily mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan as to the Directing Certificateholder, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and, subject to the terms of the related Sub-Servicing Agreement, will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)       in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Pari Passu Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer, in its sole discretion, may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of the Serviced Companion Loans in the Companion

Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class V and Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Available Funds—Priority of Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Due Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Class V certificates and the RR Interest. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain two accounts (the “Gain-on-Sale Reserve Account” and the “Retained Certificate Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders of the Non-Retained Certificate and of the RR Interest, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account in an amount equal to the Non-Retained Percentage multiplied by such gains and into the Retained Certificate Gain-on-Sale Reserve Account in an amount equal to the Retained Certificate Risk Retention Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (other than the RR Interest)(including to reimburse for Realized Losses previously allocated to such certificates), and, amounts in the Retained Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of the Retained Certificate Available Funds to all amounts due and payable on the RR Interest (including to reimburse for Retained Certificate Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)        to remit on each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer in the applicable one-month period ending on the related Determination Date, if any;

(ii)       to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)       to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)       to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)        to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)       to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)      to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)      to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)       to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)       to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)       to recoup any amounts deposited in the Collection Account in error;

(xii)      to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)     to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)     to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)      to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)     to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)     to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)    to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)     to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)      to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency

Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Liquidation Fee /Master Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan with respect to which the master servicer acts as Enforcing Servicer and obtains (i) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (ii) Loss of Value Payments, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Liquidation Fee /Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) or for which the special servicer is the enforcing	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then	Time to time

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
	servicer for which the special servicer obtains (i) a full, partial or discounted payoff, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (iii) Loss of Value Payments, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time

Certificate Administrator / Trustee Fee / Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other	Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
	Serviced Mortgage Loan, Servicing Shift Mortgage Loan and each related Companion Loan).	Mortgage Loans.

Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan and each related Companion Loan) or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan.	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time

Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly

Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing

Asset Representations Reviewer Asset Review Fee	For each Delinquent Loan, the sum of (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off date Balance greater than or equal to $20,000,000, but	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90-days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time

Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time

P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the	Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
other Mortgage Loans.

Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial accounts with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00375% to 0.04500%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrowers:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions; provided that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;

●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) that are not Specially Serviced Loans;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and

●	late payment charges and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, (A) the master servicer shall be entitled to that portion, if any, of a penalty charge collected on a Specially Serviced Loan to the extent accrued prior to the related servicing transfer event and (B) if the related Special Servicer has partially waived any penalty charge (part of which accrued prior to the related servicing transfer event), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

A Liquidation Fee will be payable to the master servicer with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which the master servicer acts as Enforcing Servicer and obtains (i) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (ii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable).

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to (i) 0.00250% per annum with respect to the 225 & 233 Park Avenue South Mortgage Loan, (ii) 0.00250% per annum with respect to the Mall of Louisiana Mortgage Loan, (iii) 0.00250% per annum with respect to the Pleasant Prairie Premium Outlets Mortgage Loan, (iv) 0.00125% per annum with respect to the Del Amo Fashion Center Mortgage Loan, (v) 0.00250% per annum with respect to the iStar Leased Fee Portfolio Mortgage Loan and the Magnolia Hotel Denver Mortgage Loan, and (vi) 0.00250% per annum with respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan. With respect to the Servicing Shift Mortgage Loans, the master servicer (or primary servicer) (prior to the related Servicing Shift Securitization Date) or the related Non-Serviced Master Servicer (or primary servicer) (on and after the related Servicing Shift Securitization Date) will be entitled to a primary servicing fee accruing at a rate equal to 0.02% per annum. In each of the foregoing cases, such primary servicing fee rate is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of (i) a per annum rate of 0.25% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A Liquidation Fee will be payable to the special servicer with respect to each (a) non-Specially Serviced Loan with respect to which it acts as the Enforcing Servicer, (b) Specially Serviced Loan or (c) REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds or

(iii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable).

A “Liquidation Fee”, with respect to a Mortgage Loan or an REO Property, will be an amount payable from, and calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Mortgage Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)        (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Pari Passu Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)        the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)       the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)       with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)        the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)       if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90-days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan in the form of:

(i)        100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)       100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)       100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)       100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans,

(v)        50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Pari Passu Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision; and

(vi)       late payment charges and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, (A) the special servicer shall be entitled to that portion, if any, of a penalty charge collected on a Mortgage Loan or Serviced Whole Loan to the extent accrued subsequent to a special servicing transfer event and prior to the date such Mortgage Loan or Serviced Whole Loan became a Corrected Loan and (B) if the master servicer has partially waived any penalty charge (part of which accrued subsequent to the occurrence of a special servicing transfer event and prior to the date such Mortgage Loan or Serviced Whole Loan became a Corrected Loan), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

For the avoidance of doubt, with respect to any fee split (other than a fee split with regard to penalty charges) between the master servicer and the special servicer pursuant to the terms of the PSA, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however, that (x) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee will not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the master servicer decides not to charge any fee (other than penalty charges), the special servicer will still be entitled to charge the portion of the related fee the special servicer would have been entitled to if the master servicer had charged a fee and the master servicer will not be entitled to any percentage interest of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee (other than penalty charges), the master servicer will still be entitled to charge the portion of the related fee the master servicer would have been entitled to if the special servicer had charged a fee and the special servicer will not be entitled to any percentage interest of such fee charged by the master servicer.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00960% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and any Companion Loan) and REO

Loan, and will be equal to the product of a rate equal to 0.00295% per annum (the “Operating Advisor Fee Rate”)and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan and any related Companion Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the RR Interest have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts in accordance with the Servicing Standard that the applicable master servicer or the applicable special servicer, as applicable, would use to collect any borrower-paid fee not specified in the Mortgage Loan documents owed to it, and only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each

Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00030% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan, the asset representations reviewer will be required to be paid a fee equal to (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to any such Excluded

Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a)       the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)       the excess of

1.	the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Mortgage Loan will be allocated pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file and CREFC® appraisal reduction template provided to it by the special servicer and the certificate administrator will calculate the Allocated Cumulative Appraisal Reduction Amount.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal or completion of its internal valuation. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced Companion Loan, by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event other than with respect to an Excluded Loan as to the Directing Certificateholder, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction amount calculated with respect to a Non-Serviced Whole Loan will generally be allocated first, to any related Subordinate Companion Loan(s) and then, to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s) on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class J certificates, second, to the Class H certificates, third, to the Class G certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”. The resulting reduction of interest entitlements will also result in a corresponding reduction in any amount of the interest entitlement of the RR Interest.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

“Allocated Cumulative Appraisal Reduction Amount” means an amount equal to the Non-Retained Percentage of the Cumulative Appraisal Reduction Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination and for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer or the master servicer, as the case may be, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s or the special servicer’s, as the case may be, calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Allocated Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than the RR Interest) in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class J certificates, second, to the Class H certificates, third, to the Class G certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S Certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates)).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), the special servicer will use commercially reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer shall use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder. In addition, upon request of the Risk Retention Consultation Party, the special servicer (with respect to a Specially Serviced Loan) will be required to consult on a non-binding basis with the Risk Retention Consultation Party (other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party) in connection with any determination, by the special servicer, of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan and/or the consultation rights of the Risk Retention Consultation Party (solely with respect to the Specially Serviced Loans), the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan (solely with respect to Specially Serviced Loans) upon the request of the Risk Retention Consultation Party, consulting (on a non-binding basis) with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder or consultation with the Risk Retention Consultation Party (except as specified in the definition of “Master Servicer Decision”) or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced

Mortgage Loan) and any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer will only be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions with the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder) within 10 business days of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without the special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus; and provided, further, that upon the request of the Risk Retention Consultation Party, the special servicer will be required to consult (on a non-binding basis) with the Risk Retention Consultation Party regarding any such matter within such 10-day period.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision.

In connection with the processing by the master servicer of the matters described in the second preceding paragraph, after completion, the master servicer will deliver notice thereof to the special servicer and, prior to the occurrence and continuance of a Consultation Termination Event and other than in respect of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, except to the extent that the special servicer or the Directing Certificateholder, as applicable, notifies the master servicer that the special servicer or the Directing Certificateholder, as applicable, does not desire to receive notice of such items. With respect to a Mortgage Loan that is not a Specially Serviced Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder or the special servicer or the Risk Retention Consultation Party: (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements except that (other than with respect to any Excluded Loan, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) shall be required to grant waivers of more than three consecutive late deliveries of financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, except grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required for leasing activities that affect an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property that are not material parcels or material income producing parcels or any condemnation that does not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due); (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $10,000,000); (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required for earnout or performance reserve releases specifically scheduled in the PSA; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (x) any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder to split or resize notes consistent with the terms of such Intercreditor Agreement or such intercreditor, co-lender or similar agreement); (xi) any determination of Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination; (xii) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole Loan documents do not otherwise permit such principal prepayment; (xiii) any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied and (xiv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement; provided, further, that in the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to consult with the master servicer on a non-binding basis (provided that if the Directing Certificateholder fails to respond to a request for consultation within 10 business days after receipt of such request for consultation from the Master Servicer, the Master Servicer will have no further obligation to consult with the Directing Certificateholder with respect to such Master Servicer Decision provided, however, that the failure of the Directing Certificateholder to respond will not relieve the master servicer from its obligation to consult with the Directing Certificateholder on any future matters). In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent shall be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event upon consultation with the Directing Certificateholder and (b) upon request of the Risk Retention Consultation Party

(other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party), non-binding consultation with the Risk Retention Consultation Party, in each case, as provided in the PSA and described in this prospectus, and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b) upon the request of the Risk Retention Consultation Party, after non-binding consultation with the Risk Retention Consultation Party (in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer agrees to any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer will be required to notify the master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the related Other Master Servicer), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder

(other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), the Risk Retention Consultation Party (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred and is continuing, the special servicer will be required to forward any such notice to the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent shall be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause (other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xiv) of the definition thereof), the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder and other than with respect to any waiver of a “due-on-encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent shall be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder, and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-

encumbrance” clause. The master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause (other than any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

For the avoidance of doubt, with respect to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to the above described “due-on-sale” and “due-on-encumbrance” matters in relation to (i) prior to the occurrence and continuance of a Consultation Termination Event, Specially Serviced Loans; and (ii) following the occurrence and during the continuance of a Consultation Termination Event, all Mortgage Loans (for the avoidance of doubt, other than with respect to any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” or any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xiv) of the definition thereof).

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related mortgage loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related mortgage loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 (and each Mortgaged Property shall be inspected on or prior to December 31, 2019) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2018 and the calendar year ending on December 31, 2018. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans“. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) if:

(1)       the related borrower fails to make when due any balloon payment, and the borrower has not delivered to the master servicer, on or before the date on which the subject payment was due, documentation reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the master servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such a refinancing or sale, a special servicing transfer event will occur immediately);

(2)       the related borrower fails to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)       the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered, on or prior to the date on which the balloon payment will become due, documentation reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, will be required to promptly forward such documentation to the special servicer or the master servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) such refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)       a default has occurred (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)       the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)       the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)       the master servicer or the special servicer, as applicable, receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)       the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Pari Passu Companion Loan) (upon acquisition, an “REO Property“) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. The master servicer will not have any responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan“) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report“) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date“) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report“). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

●	the Risk Retention Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder, only after the occurrence and during the continuance of a Control Termination Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the direction of the Directing Certificateholder, if consistent with the Servicing Standard.

Prior to the occurrence of a Control Termination Event, the special servicer will be required to deliver each Final Asset Report to the operating advisor promptly following the approval or deemed approval of the Directing Certificateholder.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)).

Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the applicable special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued) or notice that the applicable special servicer has decided not to revise such Asset Status Report, as applicable.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to the Directing Certificateholder) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or remit to the master servicer for it to deposit) all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan (as defined below) and a sale of such Defaulted Loan would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any Companion Holder (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) and the special servicer attempts to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for such Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the event that any Non-Serviced Special Servicer fails to comply with the terms of the related Intercreditor Agreement requiring the sale of the related Non-Serviced Mortgage Loan with each related Companion Loan, as a collective whole, under certain limited circumstances to the extent permitted under the related Intercreditor Agreement, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement (and provided that the related Non-Serviced Special Servicer will not be entitled to a liquidation fee with respect to liquidation of such Non-Serviced Mortgage Loan), the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price“), the special servicer may purchase the Defaulted Loan for the Par

Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan“ means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, if the related borrower has provided documentation reasonably satisfactory in form and substance to the master servicer or special servicer, as applicable, which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, then such Mortgage Loan or Serviced Whole Loan will not be considered a Defaulted Loan unless and until such balloon payment is delinquent at least one hundred twenty (120) days; and, in any case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing and other than with respect to any Excluded Loan as to such party) and the Risk Retention Consultation Party (other than with respect to any Excluded Loan as to such party), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable judgment consistent with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person“, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related

Mortgage Loan together with each related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder(s) of the related Pari Passu Companion Loan(s), unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder), and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below, (2) the special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder or Servicing Shift Mortgage Loan), as to all Major Decisions and (3) the master servicer to the extent the Directing Certificateholder’s consent is required by the definition of “Master Servicer Decision”. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, upon the occurrence and during the continuance of a Control Termination Event, the

Directing Certificateholder will have certain consultation rights only, and upon the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder“ will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than any Servicing Shift Mortgage Loan and any Excluded Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (1) absent that selection, or (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder, provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

“Loan Specific Directing Certificateholder“ means, with respect to a Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the Loan Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Control Note, which, in the case of the Atrisco Plaza Shopping Center is currently Rialto Mortgage Finance, LLC. On and after the related Servicing Shift Securitization Date, there will be no Loan Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

The initial Directing Certificateholder with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loans) is expected to be RCC Real Estate, Inc. or an affiliate thereof.

A “Controlling Class Certificateholder“ is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class“ will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class H certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F, Class G, Class H and Class J certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the following actions as to which the Directing Certificateholder has consented in writing within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (provided that if such written consent has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to such party; and provided, further, that upon request, the special servicer (other than with respect to an Excluded Loan as to the Risk Retention Consultation Party) will also be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to such Major Decision (1) prior to the occurrence and continuance of a Consultation Termination Event, in respect of a Specially Serviced Loan, and (2) after the occurrence and during the continuance of a Consultation Termination Event, in respect of any Mortgage Loan.

Each of the following is a “Major Decision”:

(i)         any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan that comes into and continues in default;

(ii)        any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of Master Servicer Decision;

(iii)        following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)        any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”), in each case, for less than the applicable Purchase Price;

(v)         any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(vi)        any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if (i) required pursuant to the specific terms of the related Mortgage Loan documents or (ii) a release of a non-material, non-income producing parcel as described under clause (ii) or clause (v) of the definition of “Master Servicer Decision”;

(vii)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower, other than any such transfer or incurrence of debt as described under clause (xiii) of the definition of “Master Servicer Decision” or, solely with regard to Specially Serviced Loans, as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(viii)      any consent to a property management company change with respect to a Mortgage Loan for which the proposed replacement property manager is a Borrower Party, including, without limitation, approval of the termination of a manager and appointment of a new property manager;

(ix)        any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(x)         other than in the case of any non-Specially Serviced Loan, releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(xi)        any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)      any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan (except, with respect to a Non-Specially Serviced Loan, any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder to split or resize notes consistent with the terms of such Intercreditor Agreement or such intercreditor, co-lender or similar agreement), or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)      any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower;

(xiv)      agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)       determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, waiver, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvi)      other than in the case of any non-Specially Serviced Loan, and other than with respect to a ground lease (addressed in clause (xv) above), any modification, waiver or amendment of any lease, the execution of a new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease at a Mortgaged Property or REO Property, if the lease affects an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property;

(xvii)     other than in the case of any Non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(xviii)     any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related

Companion Loan or subordination of the lien of the Mortgage Loan to such easement or right of way; and

(xix)     other than in the case of any non-Specially Serviced Loan, any determination of an Acceptable Insurance Default.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to the Risk Retention Consultation Party), the special servicer will be required to provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to the PSA with respect to such Major Decision to the Risk Retention Consultation Party, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan as to the Directing Certificateholder), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan as to the Directing Certificateholder (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Certificateholder and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, none the Directing Certificateholder or any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates, and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class E certificates, the successor certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class E certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision or Master Servicer Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to such party, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Risk Retention Consultation Party or the holder of a Serviced

Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)          may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)          may act solely in the interests of the holders of the Controlling Class;

(c)          does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)          may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)          will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Servicing Shift Companion Loan, any Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’ compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. In addition, the operating advisors or equivalent parties under the Non-Serviced PSAs have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)          promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)          promptly reviewing each Final Asset Status Report; and

(c)          reviewing any Cumulative Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Cumulative Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

Prior to the occurrence and continuance of a Control Termination Event, the operating advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the special servicer may perform with respect to such Specially Serviced Loans under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means the final iteration of the related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the Risk Retention Consultation Party which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise being implemented by the special servicer in accordance with the terms of the PSA. The operating advisor is only required to review Final Asset Status Reports delivered to it by the special servicer; provided that the operating advisor will be required to request delivery of a Final Asset Status Report to the extent it has actual knowledge of such Final Asset Status Report.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan), while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)          the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)          the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)          the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)          the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Cumulative Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)          after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)         if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)        if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, the Risk Retention Consultation Party, or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer if, during the prior calendar year, no Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

In preparing any operating advisor annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard of the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of the Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)          that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been the special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)         that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)        that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)         that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)          that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including any such information contained within any Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the applicable special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)          any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)          any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)          any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)          the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)           the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), the Risk Retention Consultation Party, any Companion Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the RR Interest and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. In general, upon a Delinquent Loan becoming a Specially Serviced Loan, as part of the special servicer’s initial investigation into the circumstances that caused the Mortgage Loan to become delinquent and be transferred to the special servicer, the special servicer will typically conduct a review of the Delinquent Loan for possible breaches of representations and warranties. Given that the special servicer will commonly have already conducted such a review and discussed any findings with the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) prior to the occurrence of an Asset Review Trigger, to avoid additional fees, costs and expenses to the issuing entity, we set the Delinquent Loan percentage based on an outstanding principal balance in clause (1) of the definition of Asset Review Trigger to exceed a delinquency rate that would result in estimated losses that exceed the subordination provided by the Control Eligible Certificates. For purpose of this calculation, we assumed an average loss severity of 40%, however, we cannot assure you that any actual loss severity will equal that assumed percentage. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could also indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if Mortgage Loans representing 15 of the Mortgage Loans (by loan count) are Delinquent Loans so long as those Mortgage Loans represent at least 20% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 84 prior pools of commercial mortgage loans for which Wells Fargo Bank (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2007 (excluding 13 of such 84 pools with an outstanding balance that is equal to or less than 20% of the Initial Pool Balance), the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and June 30, 2017, was 28.6%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was 1.9%; and

the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was 14.0% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was 1.4%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case, to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)         a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)         a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)        a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)        copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)         a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)        a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)       copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan; provided, however, the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the master servicer or special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer, the master servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review

Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)          any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)         any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)        any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)        a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)        the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)        the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the RR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the RR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the RR Interest;

(c)       does not have any liability or duties to the holders of any class of certificates other than the RR Interest;

(d)       may take actions that favor the interests of the holders of one or more classes including the RR Interest over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a holder of the RR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates (other than the RR Interest) requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the Excluded Special Servicer; provided that if the resigning special servicer fails to appoint an Excluded Special Servicer within 30 days of the special servicer’s notice of resignation, such resigning special servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of an Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) (A) that confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) with respect to which Moody’s has not cited servicing concerns of such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the replacement special servicer prior to the time of determination, and (viii) is not a special servicer that has been cited by Moody’s or KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In addition, after the occurrence and during the continuation of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loan. Rather, with respect to any Servicing Shift Whole Loans: (i) prior to the related Servicing Shift Securitization Date, the holder of the related Control Note will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the related Servicing Shift Securitization Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)       either Moody’s or KBRA (or, in the case of a Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (ii) has placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by Moody’s or KBRA, as applicable (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency), within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)       the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer with respect to the related Serviced Whole Loan will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Securities Rating Agencies have provided a confirmation (or deemed confirmation) from the applicable rating agencies that such sale will not result in the downgrade, withdrawal or qualification of the then current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC, (ii) cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code or (iii) cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for any such determination in clauses (i), (ii) or (iii), the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees, costs of enforcement and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer, as applicable, with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than of the RR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder for this securitization has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the

Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a related non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating such master servicer’s analysis and recommended course of action with respect to such Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Pari Passu Companion Loan, either in such master servicer’s possession or otherwise reasonably available to the such master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), and, if applicable, after the master servicer sends the Master Servicer Proposed Course of Action Notice (as defined below), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). The Proposed Course of Action Notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election

Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (in either case, other than of the RR Interest)(each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including nonbinding arbitration) or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the

Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller(s) with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder or to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the Non-Serviced Whole Loans will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the WFCM 2017-C40 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related

Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the WFCM 2017-C40 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicers, the special servicers, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the 225 & 233 Park Avenue South Mortgage Loan

The 225 & 233 Park Avenue South Mortgage Loan will be serviced pursuant to the WFCM 2017-C39 PSA. The servicing terms of the WFCM 2017-C39 PSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The master servicer under the WFCM 2017-C39 PSA earns a servicing fee with respect to the 225 & 233 Park Avenue South Mortgage Loan that is to be calculated at 0.00250% per annum.

●	Upon the 225 & 233 Park Avenue South Whole Loan becoming a specially serviced loan under the WFCM 2017-C39 PSA, the special servicer under the WFCM 2017-C39 PSA will earn a special servicing fee payable monthly with respect to the 225 & 233 Park Avenue South Mortgage Loan accruing at a rate equal to greater of (i) 0.25% or (ii) a rate per annum that would result in a special servicing fee equal to $3,500 for the related month, until such time as such Whole Loan is no longer specially serviced.

●	The special servicer under the WFCM 2017-C39 PSA will be entitled to a workout fee equal to 1.0% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the 225 & 233 Park Avenue South Whole Loan. The workout fee is subject to a minimum fee equal to $25,000.

●	The special servicer under the WFCM 2017-C39 PSA will be entitled to a liquidation fee equal to 1.0% of net liquidation proceeds received in connection with the liquidation of the 225 & 233 Park Avenue South Whole Loan or the related Mortgaged Property. The liquidation fee is subject to a minimum fee equal to $25,000.

Prospective investors are encouraged to review the full provisions of the WFCM 2017-C39 PSA, which is available by requesting a copy from the underwriters.

Servicing of the Mall of Louisiana Mortgage Loan

The Mall of Louisiana Mortgage Loan will be serviced pursuant to the BANK 2017-BNK7 PSA. The servicing terms of the BANK 2017-BNK7 PSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The Mall of Louisiana Servicer earns a servicing fee with respect to the Mall of Louisiana Mortgage Loan that is to be calculated at 0.00250% per annum.

●	Upon the Mall of Louisiana Whole Loan becoming a specially serviced loan under the BANK 2017-BNK7 PSA, the special servicer under the BANK 2017-BNK7 PSA will earn a special servicing fee payable monthly with respect to the Mall of Louisiana Mortgage Loan accruing at a rate equal to the greater of (i) 0.25% or (ii) a rate per annum that would result in a special servicing fee equal to (A) $3,500 or (B) with respect to any mortgage loan with respect to which the related risk retention consultation party is entitled to consult with the special servicer under the BANK 2017-BNK7 PSA, for so long as the Mall of Louisiana Whole Loan is a specially serviced loan during the occurrence and continuance of a consultation termination event, $5,000, for the related month, until such time as such Whole Loan is no longer specially serviced.

●	The special servicer under the BANK 2017-BNK7 PSA will be entitled to a workout fee equal to 1.0% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Mall of Louisiana Whole Loan. The workout fee is subject to a minimum fee equal to $25,000.

●	The special servicer under the BANK 2017-BNK7 PSA will be entitled to a liquidation fee equal to 1.0% of net liquidation proceeds received in connection with the liquidation of the Mall of Louisiana Whole Loan or the related Mortgaged Property. The liquidation fee is subject to a minimum fee equal to the lesser of (i) 3.0% and (ii) such lower rateas would result in an aggregate liquidation fee equal to $25,000.

Prospective investors are encouraged to review the full provisions of the BANK 2017-BNK7 PSA, which is available by requesting a copy from the underwriters.

Servicing of the Del Amo Fashion Center Mortgage Loan

The Del Amo Fashion Center Mortgage Loan will be serviced pursuant to the DAFC 2017-AMO TSA. The servicing terms of the DAFC 2017-AMO TSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The servicer under the DAFC 2017-AMO TSA earns a servicing fee with respect to the Del Amo Fashion Center Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Del Amo Fashion Center Whole Loan becoming a specially serviced loan under the DAFC 2017-AMO TSA, the special servicer under the DAFC 2017-AMO TSA will earn a special servicing fee payable monthly with respect to the Del Amo Fashion Center Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Del Amo Fashion Center Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The special servicer under the DAFC 2017-AMO TSA will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Del Amo Fashion Center Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The special servicer under the DAFC 2017-AMO TSA will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Del Amo Fashion Center Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The DAFC 2017-AMO TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to DAFC 2017-AMO TSA.

●	The special servicer under the DAFC 2017-AMO TSA is not required to make the equivalent of compensating interest payments in respect of the Del Amo Fashion Center Whole Loan.

Prospective investors are encouraged to review the full provisions of the DAFC 2017-AMO TSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Non-Serviced AB Whole Loans—The Del Amo Fashion Center Whole Loan” in this prospectus.

Servicing of the Pleasant Prairie Premium Outlets Mortgage Loan

The Pleasant Prairie Premium Outlets Mortgage Loan is expected to be serviced by Wells Fargo Bank, as master servicer, and, if necessary, KeyBank National Association, as special servicer, pursuant to the CGCMT 2017-P8 PSA. The servicing terms of the CGCMT 2017-P8 PSA is expected to be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The master servicer under the CGCMT 2017-P8 PSA is expected to earn a servicing fee with respect to the Pleasant Prairie Premium Outlets Mortgage Loan that is to be calculated at 0.00250% per annum.

●	Upon the Pleasant Prairie Premium Outlets Whole Loan becoming a specially serviced loan under the CGCMT 2017-P8 PSA, the special servicer under the CGCMT 2017-P8 PSA is expected to earn a special servicing fee payable monthly with respect to the Pleasant Prairie Premium Outlets Mortgage Loan accruing at a rate equal to the greater of (i) 0.25% per annum and (ii) a rate per annum that would result in a special servicing fee equal to $3,500 for the related month, until such time as the Pleasant Prairie Premium Outlets Whole Loan is no longer specially serviced.

●	The special servicer under the CGCMT 2017-P8 PSA is expected to be entitled to a workout fee equal to 1.00% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Pleasant Prairie Premium Outlets Whole Loan. The workout fee is is expected to be subject to a cap of $1,000,000 and a minimum fee of $25,000.

●	The special servicer under the CGCMT 2017-P8 PSA is expected to be entitled to a liquidation fee equal to 1.00% of net liquidation proceeds received in connection with the liquidation of the Pleasant Prairie Premium Outlets Whole Loan or the related Mortgaged Property. The liquidation fee is is expected to be subject to a cap of $1,000,000 and a minimum fee of $25,000.

Prospective investors are encouraged to review the full provisions of the CGCMT 2017-P8 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans” in this prospectus.

Servicing of the iStar Leased Fee Portfolio Mortgage Loan and the Magnolia Hotel Denver Mortgage Loan

The iStar Leased Fee Portfolio Mortgage Loan and the Magnolia Hotel Denver Mortgage Loan will be serviced pursuant to the MSC 2017-H1 PSA. The servicing terms of the MSC 2017-H1 PSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The master servicer under the MSC 2017-H1 PSA earns a servicing fee with respect to the iStar Leased Fee Portfolio Mortgage Loan and the Magnolia Hotel Denver Mortgage Loan that is to be calculated at 0.00250% per annum.

●	Upon either of the iStar Leased Fee Portfolio Whole Loan or the Magnolia Hotel Denver Whole Loan becoming a specially serviced loan under the MSC 2017-H1, the special servicer under the MSC 2017-H1 PSA will earn a special servicing fee payable monthly with respect to the related Mortgage Loan accruing at a rate equal to the greater of (i) 0.25% or (ii) a rate per annum that would result in a special servicing fee equal to $3,500 for the related month, until such time as such Whole Loan is no longer specially serviced.

●	The special servicer under the MSC 2017-H1 PSA will be entitled to a workout fee that (subject to a $1,000,000 maximum in the aggregate) is generally equal to 1.0% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of either the iStar Leased Fee Portfolio Whole Loan or the Magnolia Hotel Denver Whole Loan. The workout fee under the MSC 2017-H1 PSA is generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA, but subject to the $1,000,000 cap.

●	The special servicer under the MSC 2017-H1 PSA will be entitled to a liquidation fee generally equal to the lesser of (i) 1.0% of net liquidation proceeds received in connection with the liquidation of the iStar Leased Fee Portfolio Whole Loan, the Magnolia Hotel Denver Whole Loan or the related Mortgaged Properties and (ii) $1,000,000. The liquidation fee under the MSC 2017-H1 PSA is generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA, but subject to the $1,000,000 cap.

Prospective investors are encouraged to review the full provisions of the MSC 2017-H1 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans” in this prospectus.

Servicing of the Starwood Capital Group Hotel Portfolio Mortgage Loan

The Starwood Capital Group Hotel Portfolio Mortgage Loan will be serviced pursuant to the DBJPM 2017-C6 PSA. The servicing terms of the DBJPM 2017-C6 PSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The Starwood Capital Group Hotel Portfolio Servicer earns a servicing fee with respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan that is to be calculated at 0.00250% per annum.

●	Upon the Starwood Capital Group Hotel Portfolio Whole Loan becoming a specially serviced loan under the DBJPM 2017-C6 PSA, the Starwood Capital Group Hotel Portfolio Special Servicer will earn a special servicing fee payable monthly with respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan accruing at a rate equal to 0.2500% per annum, until such time as the Starwood Capital Group Hotel Portfolio Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The Starwood Capital Group Hotel Portfolio Special Servicer will be entitled to a workout fee equal to the lesser of (1) 1.0% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Starwood Capital Group Hotel Portfolio Whole Loan and (2) $1,000,000. The workout fee is subject to a minimum fee equal to $25,000.

●	The Starwood Capital Group Hotel Portfolio Special Servicer will be entitled to a liquidation fee equal to the lesser of (1) 1.0% of net liquidation proceeds received in connection with the liquidation of the Starwood Capital Group Hotel Portfolio Whole Loan or the related Mortgaged Property and (2) $1,000,000. The liquidation fee is subject to a minimum fee equal to $25,000.

Prospective investors are encouraged to review the full provisions of the DBJPM 2017-C6 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans” in this prospectus.

Servicing of the Servicing Shift Mortgage Loans

Each Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the related Servicing Shift Securitization Date, from and after which such Servicing Shift Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement entered into in connection with the securitization of the related Control Note. In particular, with respect to each Servicing Shift Mortgage Loan:

●	Following the related Servicing Shift Securitization Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on such Servicing Shift Mortgage Loan to or on behalf of the Trust.

●	Following the related Servicing Shift Securitization Date, the applicable master servicer, the applicable special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to such Servicing Shift Whole Loan.

●	Until the related Servicing Shift Securitization Date, the applicable master servicer’s compensation in respect of such Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to such Servicing Shift Mortgage Loan. From and after the related Servicing Shift Securitization Date, the primary servicing fee on such Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead.

●	Following the related Servicing Shift Securitization Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the related Servicing Shift Whole Loan. If such master servicer or the trustee, as applicable, under the such Non-Serviced PSA, determines that a servicing advance it made with respect to such Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the related Servicing Shift Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing such Servicing Shift Whole Loan).

●	The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are materially similar in all material respects to or materially consistent with those in the PSA.

●	The related Non-Serviced PSA will provide for a liquidation fee, special servicing fee and workout fee with respect to the related Servicing Shift Mortgage Loan that are similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.25% per annum, 1.00% and 1.00%, respectively (subject to any market minimum special servicing fees and fee offsets).

Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or replacement special servicer has been appointed and currently serves as the master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Kroll Bond Rating Agency, Inc. (“KBRA”), Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the

PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Non-Retained Certificates (other than the Class V and Class R certificates) and the deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, of which (a) an amount equal to the product of (i) the Required Credit Risk Retention Percentage and (ii) the Termination Purchase Amount will be paid to the holders of the RR Interest in exchange for the surrender of the RR Interest, and (b) an amount equal to the product of (i) the Non-Retained Percentage and (ii) the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (B) below in exchange for the then-outstanding Non-Retained Certificates (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding Non-Retained Certificates (other than the Class V and Class R certificates) and (c) the master servicer consent to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class and (3)  if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b)  the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer

(which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class V and Class R certificates and the RR Interest), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and for so long as no Control Termination Event has occurred and is continuing) the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency has been received;

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest), as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in 17 C.F.R. § 239.45(b)(1)(ii), (iii) or (iv); or

(k) to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as a third-party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third-party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by KBRA, “A” by KBRA; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s and “A+” by Fitch (provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating or any other rating), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

Texas

Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure.  Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas.  A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues.  The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action.  It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness.  In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located.  Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale.  The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin.  To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time.  If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located.  Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure.  Any action for deficiency must be brought within two years of the foreclosure sale.  If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Foreclosure—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller and the holder of one of the Pleasant Prairie Premium Outlets Companion Loans, is also the master servicer, the certificate administrator and the custodian under this securitization, is expected to be the initial Risk Retention Consultation Party under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is (i) the master servicer, the certificate administrator and the custodian under the WFCM 2017-C39 PSA, which governs the servicing and administration of the 225 & 233 Park Avenue South Whole Loan, (ii) expected to be a master servicer, the certificate administrator, the custodian and the initial risk retention consultation party under the BANK 2017-BNK7 PSA, which is expected to govern the servicing and administration of the Mall of Louisiana Whole Loan, (iii) expected to be the master servicer under the CGCMT 2017-P8 PSA, which is expected to govern the servicing and administration of the Pleasant Prairie Premium Outlets Whole Loan, (iv) the certificate administrator and the custodian under the DAFC 2017-AMO TSA, which governs the servicing and administration of the Del Amo Fashion Center Whole Loan, (v) the trustee, the certificate administrator and the custodian under the MSC 2017-H1 PSA, which governs the servicing and administration of the iStar Leased Fee Portfolio Whole Loan and the Magnolia Hotel Denver Whole Loan, and (vi) the trustee, certificate administrator and custodian under the DBJPM 2017-C6 pooling and servicing agreement, which governs the servicing and administration of the Starwood Capital Group Hotel Portfolio Whole Loan.

In addition, Wells Fargo Bank is the purchaser under separate repurchase agreements with each of Rialto Mortgage and C-III CM, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each of Rialto Mortgage and C-III CM, respectively, or in any such case by its respective affiliates.

In the case of the repurchase facility provided by Wells Fargo Bank to Rialto Mortgage, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage on a revolving basis. The aggregate Cut-off Date Balance of the Rialto Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $52,060,097. Proceeds received by Rialto Mortgage in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Rialto Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to C-III CM, for which C-III CM’s wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank has agreed to purchase mortgage loans from such subsidiary on a revolving basis. C-III CM guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. The aggregate Cut-off Date Balance of the C-III CM Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $69,901,862. Proceeds received by C-III CM in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, each of the C-III CM Mortgage Loans subject to such repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, National Association, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC, holds a less than 10% indirect equity interest in C-III CM, which is a sponsor and mortgage loan seller.

C-III CM or a wholly-owned subsidiary or other affiliate thereof is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to some or all of the Mortgage Loans that C-III CM will transfer to the depositor. This hedging arrangement will terminate in connection with the contribution of those Mortgage Loans to this securitization transaction.

As a result of the matters discussed above, this securitization transaction will reduce the economic exposure of Wells Fargo Bank to the Mortgage Loans that are to be transferred by Rialto Mortgage and C-III CM, respectively, to the depositor.

Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian of the loan files for some or all of the Barclays Mortgage Loans, the Rialto Mortgage Loans and the C-III CM Mortgage Loans.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated or acquired by such mortgage loan sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related mortgage loan sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, each a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including, prior to their inclusion in the trust fund, some or all of the Barclays Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage or such affiliates of Rialto Mortgage (subject, in some cases, to the repurchase facility described above), including, prior to their inclusion in the trust fund, some or all of the Rialto Mortgage Loans.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the Wells Fargo Bank Mortgage Loans.

Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

Barclays, a sponsor, an originator, and a mortgage loan seller is the current holder of two of the Del Amo Fashion Center Companion Loans and is an affiliate of Barclays Capital Inc., and one of the underwriters.

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

Wilmington Trust, National Association, the trustee, is also the trustee under the WFCM 2017-C39 pooling and servicing agreement, the BANK 2017-BNK7 pooling and servicing agreement, the DAFC 2017-AMO trust and servicing agreement and the CGCMT 2017-P8 pooling and servicing agreement, which govern the servicing of the 225 & 233 Park Avenue Whole Loan, the Mall of Louisiana Whole Loan, the Del Amo Fashion Center Whole Loan and the Pleasant Prairie Premium Outlets Whole Loan, respectively.

C-III Asset Management LLC, which is expected to be appointed as special servicer, is an affiliate of C-III Commercial Mortgage LLC, a sponsor, a mortgage loan seller and an originator, and the external manager of the parent company of RCC Real Estate, Inc., which is expected to be appointed as the initial directing certificateholder. C-III Asset Management LLC and/or one or more of its affiliates assisted RCC Real Estate, Inc. with its due diligence of the Mortgage Loans prior to the Closing Date.

It is expected that RCC Real Estate, Inc. or an affiliate thereof will purchase or otherwise acquire the Class E, Class F, Class G, Class H, Class J and Class V certificates. C-III Commercial Mortgage LLC is an affiliate of the external manager of the parent company of the entity acquiring the Class E, Class F, Class G, Class H, Class J and Class V certificates.

Rialto Mortgage, a sponsor, mortgage loan seller and originator, is an affiliate of Rialto, the special servicer under the BANK 2017-BNK7 PSA, which governs the servicing of the Mall of Louisiana Whole Loan. Rialto and Rialto Mortgage are also affiliates of the entity that is the initial directing certificateholder under the BANK 2017-BNK7 PSA.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the Non-Retained Certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. Moreover, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the Non-Retained Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the Non-Retained Certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the Non-Retained Certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Non-Retained Certificates, on the one hand, and the RR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 469,077,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$ 118,944,000	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the Non-Retained Certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 469,077,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$ 118,944,000	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 to this prospectus and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in November 2017; and

●	the Offered Certificates are settled with investors on October 17, 2017.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2018	84%	84%	84%	84%	84%
October 2019	66%	66%	66%	66%	66%
October 2020	43%	43%	43%	43%	43%
October 2021	15%	14%	14%	13%	13%
October 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.59	2.58	2.57	2.56	2.55

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	3%	3%	2%	2%	2%
October 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.67	4.66	4.65	4.62	4.43

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	80%	80%	80%	80%	80%
October 2024	58%	58%	58%	58%	58%
October 2025	35%	35%	35%	35%	35%
October 2026	11%	11%	11%	11%	11%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.36	7.36	7.36	7.36	7.36

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.67	9.63	9.58	9.54	9.32

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.87	9.85	9.82	9.77	9.54

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.91	9.91	9.90	9.63

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.91	9.91	9.91	9.66

Percent of the Initial Certificate Balance of the Class C Certificates at the Respective CPPs Set Forth Below:
Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.91	9.91	9.91	9.66

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from October 1, 2017 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)

	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)

	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)

	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)

	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)

	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-A Certificates
Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)

	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-B Certificates
Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)

	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-S Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)

	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class B Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)

	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class C Certificates
Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)

	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “Income Tax Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates and the RR Interest (in the case of the RR Interest, excluding the right to receive Excess Interest) (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, the portions of the issuing entity consisting of the entitlements to Excess Interest and collections thereof in the Excess Interest Distribution Account, will be (i) classified as a trust under Section 301.7701-4(c) of the Income Tax Regulations and (ii) the RR Interest and the Class V Certificates will represent undivided beneficial interests in the Excess Interest under Section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The Income Tax Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, four (4) of the Mortgaged Properties securing four (4) Mortgage Loans representing 1.5% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the RR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the RR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class     certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [__] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. A Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of an RR Interest, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper Tier REMIC.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The Income Tax Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“partnership representatives ” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a partnership representative’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the sale, exchange, redemption, receipt of principal on or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter		Class A-1		Class A-2		Class A-SB		Class A-3
Wells Fargo Securities, LLC	$		$		$		$
Barclays Capital Inc.	$		$		$		$
Academy Securities, Inc.	$		$		$		$
Total	$		$		$		$

Underwriter		Class A-4		Class X-A		Class X-B		Class A-S
Wells Fargo Securities, LLC	$		$		$		$
Barclays Capital Inc.	$		$		$		$
Academy Securities, Inc.	$		$		$		$
Total	$		$		$		$

Underwriter		Class B		Class C
Wells Fargo Securities, LLC	$		$
Barclays Capital Inc.	$		$
Academy Securities, Inc.	$		$
Total	$		$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from October 1, 2017, before deducting expenses payable by the depositor (estimated at $[__], excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, a mortgage loan seller, and the holder of one of the Pleasant Prairie Premium Outlets Companion Loans, the master servicer, the certificate administrator, the custodian, the certificate registrar and the Risk Retention Consultation Party under this securitization.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Wells Fargo Securities, LLC, which is one of the underwriters, the lead manager and sole bookrunner for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Wells Fargo Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1)       the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank;

(2)       the payment by Rialto Mortgage or an affiliate thereof to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with Rialto Mortgage or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by Rialto Mortgage or an affiliate thereof under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to Rialto Mortgage in connection with the sale of those Mortgage Loans to the depositor by Rialto Mortgage; and

(3)       the payment by C-III CM or an affiliate thereof to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with C-III CM or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by C-III CM or an affiliate thereof under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to C-III CM in connection with the sale of those Mortgage Loans to the depositor by C-III CM.

As a result of the circumstances described above in this paragraph and the prior paragraph, Wells Fargo Securities, LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the Issuing Entity (file number 333-206677-19)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28288-0166, or by telephone at (704) 374-6161.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206677) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Wells Fargo Securities, LLC an individual prohibited transaction exemption, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08,

78 Fed. Reg. 41,091 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan

(“Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1)       none of the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, the certificate administrator, the operating advisor or the asset representations reviewer, or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2)       the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of Offered Certificates;

(3)       the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4)       none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates or receives a fee or other compensation from the Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of the Offered Certificates; and

(5)       the Plan Fiduciary has been informed: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties financial interests in the Plan’s acquisition of the Offered Certificates as described in this prospectus.

The above representations in this paragraph are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Sidley Austin LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in October 2050. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
17g-5 Information Provider	349
1986 Act	530
1996 Act	508
2
2007-C5 Trust	304
2015 Budget Act	539
3
30/360 Basis	389
4
401(c) Regulations	551
A
A Notes	247
AB Modified Loan	403
Accelerated Mezzanine Loan Lender	341
Acceptable Insurance Default	407
Acting General Counsel’s Letter	150
Actual/360 Basis	212
Actual/360 Loans	377
ADA	510
Additional Exclusions	406
Administrative Cost Rate	324
ADR	158
Advances	372
Advisers Act	550
Affirmative Asset Review Vote	449
Aggregate Available Funds	316
Aggregate Excess Prepayment Interest Shortfall	335
Aggregate Gain-on-Sale Entitlement Amount	317
Aggregate Principal Distribution Amount	324
Allocated Cumulative Appraisal Reduction Amount	403
Annual Debt Service	158
Anticipated Repayment Date	212
Appraisal Institute	265
Appraisal Reduction Amount	398
Appraisal Reduction Event	398
Appraised Value	159
Appraised-Out Class	404
ARD Loan	212
Assessment of Compliance	486
Asset Representations Reviewer Asset Review Fee	397
Asset Representations Reviewer Fee	396
Asset Representations Reviewer Fee Rate	397
Asset Representations Reviewer Termination Event	454
Asset Representations Reviewer Upfront Fee	396
Asset Review	451
Asset Review Notice	449
Asset Review Quorum	449
Asset Review Report	452
Asset Review Report Summary	452
Asset Review Standard	451
Asset Review Trigger	448
Asset Review Vote Election	449
Asset Status Report	419
Assumed Final Distribution Date	333
Assumed Scheduled Payment	326
Attestation Report	487
Available Funds	317
B
B Notes	247
Balloon or ARD LTV Ratio	164
Balloon or ARD Payment	164
BANK 2017-BNK7 PSA	234
Banking Act	151
Bankruptcy Code	501
Barclays	254
Barclays Data Tape	256
Barclays Mortgage Loans	256
Barclays Review Team	256
Barclays’ Qualification Criteria	257
Base Interest Fraction	331
Borrower Party	341
Borrower Party Affiliate	341
Breach Notice	360
BRRD	131, 152
C
C Notes	248
C(WUMP)O	20
Cash Flow Analysis	159
CERCLA	508
Certificate Administrator/Trustee Fee	395
Certificate Administrator/Trustee Fee Rate	395
Certificate Balance	314
Certificate Owners	352

Certificateholder	342
Certificateholder Quorum	458
Certificateholder Repurchase Request	469
Certifying Certificateholder	354
CGCMT 2017-P8 PSA	234
C-III AM	302
C-III Capital Group	281
C-III CM	281
C-III CM Mortgage Loans	281
C-III MF	282
C-III Parent	281
Class A Certificates	313
Class A-SB Planned Principal Balance	326
Class X Certificates	313
Clearstream	350
Clearstream Participants	352
Closing Date	157, 254
CMBS	61
Code	528
Collateral Deficiency Amount	403
Collection Account	376
Collection Period	317
Communication Request	355
Companion A Notes	247
Companion B Notes	247
Companion Distribution Account	376
Companion Holder	234
Companion Holders	234
Companion Loan Rating Agency	234
Companion Loans	155
Compensating Interest Payment	334
Constant Prepayment Rate	519
Consultation Termination Event	435
Control Eligible Certificates	430
Control Note	234
Control Termination Event	435
Controlling Class	429
Controlling Class Certificateholder	429
Controlling Holder	234
Corrected Loan	419
Council Text	131
CPP	520
CPR	519
CPY	519
CRE Loans	270
Credit Risk Retention Rules	310
CREFC®	338
CREFC® Intellectual Property Royalty License Fee	397
CREFC® Intellectual Property Royalty License Fee Rate	398
CREFC® Reports	338
Cross-Collateralized Mortgage Loan Repurchase Criteria	363
Cross-Over Date	321
Cumulative Appraisal Reduction Amount	403
Cure/Contest Period	452
Custodian	295
Cut-off Date	155
Cut-off Date Balance	160
Cut-off Date Loan-to-Value Ratio	162
Cut-off Date LTV Ratio	162
D
D Notes	248
D or @%(#)	166
D or GRTR of @% or YM(#)	166
D or YM(#)	166
D(#)	166
DAFC 2017-AMO TSA	234
DBJPM 2017-C6 PSA	234
Debt Service Coverage Ratio	163
Declaration	205
Defaulted Loan	426
Defeasance Deposit	217
Defeasance Loans	216
Defeasance Lock-Out Period	216
Defeasance Option	216
Definitive Certificate	350
Del Amo Fashion Center Companion Loans	248
Del Amo Fashion Center Directing Certificateholder	252
Del Amo Fashion Center Intercreditor Agreement	248
Del Amo Fashion Center Mortgage Loan	247
Del Amo Fashion Center Noteholders	248
Del Amo Fashion Center Pari Passu Companion Loans	247
Del Amo Fashion Center Servicer	248
Del Amo Fashion Center Special Servicer	248
Del Amo Fashion Center Subordinate Companion Loans	247
Del Amo Fashion Center Trustee	249
Del Amo Fashion Center Whole Loan	248
Delinquent Loan	449
Depositories	351
Determination Date	315
Diligence File	357
Directing Certificateholder	429
Disclosable Special Servicer Fees	395
Discount Rate	332

Dispute Resolution Consultation	472
Dispute Resolution Cut-off Date	471
Distribution Accounts	377
Distribution Date	315
Distribution Date Statement	338
Dodd-Frank Act	132
DOL	547
DSCR	163
DTC	350
DTC Participants	351
DTC Rules	352
Due Date	212, 317
E
E Notes	248
EDGAR	546
Effective Gross Income	159
Eligible Asset Representations Reviewer	453
Eligible Operating Advisor	443
Enforcing Party	469
Enforcing Servicer	469
ESA	191
Escrow/Reserve Mitigating Circumstances	260
EU Risk Retention and Due Diligence Requirements	130
Euroclear	350
Euroclear Operator	353
Euroclear Participants	353
Excess Interest	315
Excess Interest Distribution Account	377
Excess Modification Fee Amount	391
Excess Modification Fees	389
Excess Prepayment Interest Shortfall	335
Excluded Controlling Class Holder	340
Excluded Controlling Class Loan	341
Excluded Information	341
Excluded Loan	342
Excluded Plan	549
Excluded Special Servicer	458
Excluded Special Servicer Loan	458
Exemption	548
Exemption Rating Agency	548
F
FATCA	540
FDIA	149
FDIC	150
FIEL	22
Final Asset Status Report	440
Final Dispute Resolution Election Notice	472
Financial Promotion Order	19
FINRA	545
FIRREA	153
Fitch	300, 485
FPO Persons	19
FSMA	19
Funds	305
G
Gain-on-Sale Remittance Amount	318
Gain-on-Sale Reserve Account	378
Garn Act	509
GLA	163
Government Securities	214
Grantor Trust	315
GRTR of @% or YM(#)	166
H
High Net Worth Companies, Unincorporated Associations, Etc.	19
I
Income Tax Regulations	528
Indirect Participants	351
Initial Delivery Date	419
Initial Pool Balance	155
Initial Rate	213
Initial Requesting Certificateholder	469
In-Place Cash Management	163
Insolvency Act	151
Insurance and Condemnation Proceeds	376
Intercreditor Agreement	234
Interest Accrual Amount	324
Interest Accrual Period	324
Interest Distribution Amount	324
Interest Reserve Account	377
Interest Shortfall	324
Interested Person	427
Investor Certification	342
IORPs	131
K
KBRA	485
L
L(#)	166
Lennar	305
Liquidation Fee	392
Liquidation Fee Rate	392

Liquidation Proceeds	376
Loan Per Unit	164
Loan Specific Directing Certificateholder	429
Lock-out Period	214
Loss of Value Payment	364
Lower-Tier Regular Interests	528
Lower-Tier REMIC	315, 528
LTV Ratio	160
LTV Ratio at Maturity or Anticipated Repayment Date	164
LTV Ratio at Maturity or ARD	164
M
MAI	365
Major Decision	430
MAS	21
Master Servicer Decision	409
Material Defect	360
Maturity Date Balloon or ARD Payment	164
MLPA	355
Modification Fees	389
Moody’s	300, 485
Morningstar	300
Mortgage	156
Mortgage File	355
Mortgage Loans	155
Mortgage Note	156
Mortgage Pool	155
Mortgage Rate	324
Mortgaged Property	156
MSC 2017-H1 PSA	235
N
Net Mortgage Rate	323
Net Operating Income	165
NFA	545
NI 33-105	23
NOI Date	165
Non-Control Note	235
Non-Controlling Holder	235
Nonrecoverable Advance	373
non-retained certificates	40
Non-Retained Certificates	313
Non-Retained Percentage	312
Non-Serviced Certificate Administrator	235
non-serviced companion loan	49
Non-Serviced Companion Loan	235
non-serviced companion loans	49
Non-Serviced Directing Certificateholder	235
Non-Serviced Master Servicer	235
non-serviced mortgage loan	49
Non-Serviced Mortgage Loan	236
Non-Serviced Pari Passu Whole Loan	236
Non-Serviced PSA	236
Non-Serviced Special Servicer	236
Non-Serviced Subordinate Companion Loan	236
Non-Serviced Trustee	236
non-serviced whole loan	49
Non-Serviced Whole Loan	236
Non-U.S. Person	540
Notional Amount	314
NRA	165
NRSRO	340
NRSRO Certification	343
O
O(#)	166
OCC	262
Occupancy As Of Date	165
Occupancy Rate	165
Offered Certificates	313
OID Regulations	531
OLA	150
Operating Advisor Consulting Fee	396
Operating Advisor Expenses	396
Operating Advisor Fee	395
Operating Advisor Fee Rate	396
Operating Advisor Standard	441
Operating Advisor Termination Event	444
Other Master Servicer	237
Other PSA	237
P
P&I Advance	371
P&I Advance Date	371
Pads	171
Par Purchase Price	425
Pari Passu Companion Loans	155
Pari Passu Mortgage Loan	237
Participants	350
Parties in Interest	546
partnership representatives	539
Pass-Through Rate	322
Patriot Act	512
PCIS Persons	19
Pentalpha Surveillance	308
percentage allocation entitlement	40
Percentage Interest	315

Periodic Payments	316
Permitted Investments	315, 378
Permitted Special Servicer/Affiliate Fees	395
PIPs	194
PL	266
Plan Fiduciary	550
Plans	546
PML	266, 286
PRC	20
Pre-2019 Securitizations	131
Preliminary Dispute Resolution Election Notice	471
Prepayment Assumption	533
Prepayment Interest Excess	333
Prepayment Interest Shortfall	333
Prepayment Premium	332
Prepayment Provisions	165
Primary Collateral	364
Prime Rate	376
Principal Balance Certificates	313
Principal Distribution Amount	325
Principal Shortfall	326
Privileged Information	443
Privileged Information Exception	444
Privileged Person	340
Professional Investors	20, 21
Prohibited Prepayment	334
Promotion of Collective Investment Schemes Exemptions Order	19
Proposed Course of Action	470
Proposed Course of Action Notice	470
Prospectus	20
Prospectus Directive	18
PSA	313
PSA Party Repurchase Request	469
PTCE	551
Purchase Price	364
Q
Qualification Criteria	270, 280
Qualified Investor	18
Qualified Investors	18
Qualified Replacement Special Servicer	459
Qualified Substitute Mortgage Loan	365
Qualifying CRE Loan Percentage	312
R
RAC No-Response Scenario	484
Rated Final Distribution Date	333
Rating Agencies	485
Rating Agency Confirmation	485
RCM	305
REA	71
Realized Loss	336
REC	191
Record Date	315
Registration Statement	545
Regular Certificates	313
Regular Interestholder	531
Regular Interests	528
Regulation AB	487
Reimbursement Rate	376
Related Proceeds	374
Release Date	216
Relevant Institutions	152
Relevant Investors	130
Relevant Member State	17
Relevant Persons	19
Relief Act	511
Remaining Term to Maturity or ARD	167
REMIC	528
REMIC Prohibition Period	215
REO Account	378
REO Loan	327
REO Property	419
Repurchase Request	469
Requesting Certificateholder	472
Requesting Holders	404
Requesting Investor	355
Requesting Party	484
Required Credit Risk Retention Percentage	313
Requirements	511
Residual Certificates	313
Resolution Authorities	152
Resolution Authority	131
Resolution Failure	469
Resolved	470
Restricted Group	548
Restricted Party	444
Retained Certificate Available Funds	311
Retained Certificate Gain-on-Sale Remittance Amount	311
Retained Certificate Gain-on-Sale Reserve Account	378
Retained Certificate Interest Distribution Amount	312
Retained Certificate Principal Distribution Amount	312
Retaining Parties	310
Review Materials	450
Revised Rate	213
RevPAR	167

Rialto	305
Rialto Mortgage	273
Rialto Mortgage Data Tape	279
Rialto Mortgage Loans	274
Rialto Mortgage Review Team	279
Risk Retention Allocation Percentage	312
Risk Retention Consultation Party	341
ROFO	203
Rooms	171
Rule 15Ga-1 Reporting Period	270
Rule 17g-5	343
S
S&P	300
Scheduled Principal Distribution Amount	325
Schwab ROFO	204
Securities Act	486
Securitisation Regulation	131
Securitization Accounts	313, 378
SEL	266
Senior Certificates	313
serviced companion loan	49
Serviced Companion Loan	237
serviced companion loans	49
serviced mortgage loan	49
Serviced Mortgage Loan	237
Serviced Pari Passu Companion Loan	237
Serviced Pari Passu Companion Loan Securities	462
Serviced Pari Passu Mortgage Loan	237
Serviced Pari Passu Whole Loan	237
serviced whole loan	49
Serviced Whole Loan	237
Servicer Termination Event	461
Servicing Advances	372
Servicing Fee	387
Servicing Fee Rate	387
servicing shift master servicer	49
servicing shift mortgage loan	49
Servicing Shift Mortgage Loan	237
servicing shift pooling and servicing agreement	49
Servicing Shift PSA	237
servicing shift securitization date	49
Servicing Shift Securitization Date	237
servicing shift special servicer	49
servicing shift whole loan	49
Servicing Shift Whole Loan	237
Servicing Standard	370
SF	167
SFA	21
SFO	20
Sharp ROFO	204
Similar Law	546
SIPC	545
SMMEA	551
Special Servicer	302
Special Servicing Fee	390
Special Servicing Fee Rate	390
Specially Serviced Loans	416
Sq. Ft.	167
Square Feet	167
SRB	152
SSM	152
Startup Day	529
Stated Principal Balance	326
Structured Product	20
Structuring Assumptions	520
Subordinate Certificates	313
Subordinate Companion Loan	238
Subordinate Companion Loans	155
Subsequent Asset Status Report	419
Sub-Servicing Agreement	371
T
T-12	167
Term to Maturity	167
Termination Purchase Amount	488
Terms and Conditions	353
Tests	451
Title V	510
TMPs	539
Total Operating Expenses	160
Transaction Parties	550
TRIPRA	93
Trust	293
Trust A Note	247
Trust B Note	247
Trust REMICs	528
TTM	167
U
U.S. Person	540
U/W DSCR	163
U/W Expenses	167
U/W NCF	167
U/W NCF Debt Yield	169
U/W NCF DSCR	163
U/W Net Cash Flow	167
U/W Net Operating Income	170
U/W NOI	170
U/W NOI Debt Yield	171
U/W NOI DSCR	170
U/W Revenues	171

UCC	301, 496
UCITS	131
UK Bank	151
Underwriter Entities	117
Underwriting Agreement	543
Underwritten Debt Service Coverage Ratio	163
Underwritten Expenses	167
Underwritten NCF	167
Underwritten NCF Debt Yield	169
Underwritten Net Cash Flow	167
Underwritten Net Cash Flow Debt Service Coverage Ratio	163
Underwritten Net Operating Income	170
Underwritten Net Operating Income Debt Service Coverage Ratio	170
Underwritten NOI	170
Underwritten NOI Debt Yield	171
Underwritten Revenues	171
Units	171
Unscheduled Principal Distribution Amount	325
Unsolicited Information	451
Upper-Tier REMIC	315, 528
V
Volcker Rule	132
Voting Rights	349
W
WAC Rate	323
Wachovia Bank	262
Weighted Average Mortgage Rate	171
weighted averages	171
Wells Fargo Bank	262
Wells Fargo Bank Data Tape	269
Wells Fargo Bank Deal Team	268
Wells Fargo Bank Mortgage Loans	265
WFCM 2017-C39 PSA	238
Whole Loan	155
Withheld Amounts	377
Workout Fee	390
Workout Fee Rate	390
Workout-Delayed Reimbursement Amount	376
WTNA	294
Y
Yield Maintenance Charge	332
YM(#)	166

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag(2)	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated
1	225 & 233 Park Avenue South	Barclays		225 & 233 Park Avenue South	New York	NY	10003	Office	CBD	1909	2017
2	Mall of Louisiana	Barclays		6401 Bluebonnet Boulevard; 9168 Mall of Louisiana Boulevard; 9330 Mall of Louisiana Boulevard	Baton Rouge	LA	70836	Retail	Super Regional Mall	1997	2008
3	Marketplace at Millcreek	WFB		1600-1700 Mall of Georgia Boulevard	Buford	GA	30515	Retail	Anchored	2003
4	SAVA Holdings IHG Portfolio	RMF		Various	Various	TX	Various	Hospitality	Various	Various
4.01	Candlewood Suites DFW South	RMF		4200 Reggis Drive	Fort Worth	TX	76155	Hospitality	Extended Stay	2007
4.02	Holiday Inn DFW Airport South	RMF		14320 Centre Station Drive	Fort Worth	TX	76155	Hospitality	Select Service	2008
4.03	Staybridge Suites Plano	RMF		301 Silverglen Drive	Plano	TX	75075	Hospitality	Limited Service	2007
5	Wilshire Pacific Plaza	WFB		12301 Wilshire Boulevard	Los Angeles	CA	90025	Office	Suburban	1974	2010
6	Pinnacle Medical Plaza	WFB		10670-10672 Wexford Street	San Diego	CA	92131	Office	Medical	2008
7	Winslow Bay Commons	WFB		590 River Highway	Mooresville	NC	28117	Retail	Anchored	2003
8	Del Amo Fashion Center	Barclays		3525 West Carson Street	Torrance	CA	90503	Retail	Super Regional Mall	1961	2017
9	Pleasant Prairie Premium Outlets	WFB		11211 120th Avenue; 11601 108th Street; 110th Street	Pleasant Prairie	WI	53158	Retail	Outlet Center	1987
10	Gehl Foods Portfolio	WFB		Various	Germantown	WI	53022	Industrial	Warehouse	Various
10.01	Freistadt Road	WFB		N120 W1900 Freistadt Road	Germantown	WI	53022	Industrial	Warehouse	2005
10.02	Main Street	WFB		N116 W15970 Main Street	Germantown	WI	53022	Industrial	Warehouse	1917
10.03	Crusader Court	WFB		W160 N11736 Crusader Court	Germantown	WI	53022	Industrial	Warehouse	2002
11	iStar Leased Fee Portfolio	Barclays		Various	Various	Various	Various	Other	Leased Fee	Various	Various
11.01	Hilton Salt Lake	Barclays		255 South West Temple	Salt Lake City	UT	84101	Other	Leased Fee	1983	2012
11.02	DoubleTree Seattle Airport	Barclays		18740 International Boulevard	Seattle	WA	98188	Other	Leased Fee	1969	2011
11.03	DoubleTree Mission Valley	Barclays		7450 Hazard Center Drive	San Diego	CA	92108	Other	Leased Fee	1991	2012
11.04	One Ally Center	Barclays		500 Woodward Avenue	Detroit	MI	48226	Other	Leased Fee	1992
11.05	DoubleTree Sonoma	Barclays		1 Doubletree Drive	Rohnert Park	CA	94928	Other	Leased Fee	1987	2016
11.06	DoubleTree Durango	Barclays		501 Camino Del Rio	Durango	CO	81301	Other	Leased Fee	1986	2009
11.07	Northside Forsyth Hospital Medical Center	Barclays		4150 Deputy Bill Cantrell Memorial Road	Cumming	GA	30040	Other	Leased Fee	2017
11.08	NASA/JPSS Headquarters	Barclays		7700 and 7720 Hubble Drive	Lanham	MD	20706	Other	Leased Fee	1994
11.09	Dallas Market Center: Sheraton Suites	Barclays		2101 North Stemmons Freeway	Dallas	TX	75207	Other	Leased Fee	1989	2017
11.10	Dallas Market Center: Marriott Courtyard	Barclays		2150 Market Center Boulevard	Dallas	TX	75207	Other	Leased Fee	1989	2015
11.11	The Buckler Apartments	Barclays		401 West Michigan Street	Milwaukee	WI	53203	Other	Leased Fee	1977	2016
11.12	Lock-Up Self Storage Facility	Barclays		221 American Boulevard West	Bloomington	MN	55420	Other	Leased Fee	2008
12	45 Eisenhower Drive	Barclays		45 Eisenhower Drive	Paramus	NJ	07652	Office	Suburban	1986	2016
13	Hilton Garden Inn Chicago/North Loop	WFB		66 East Wacker Place	Chicago	IL	60601	Hospitality	Select Service	2015
14	Sentinel Business Center	Barclays		10530-10732 Sentinel Street	San Antonio	TX	78217	Industrial	Warehouse	1980	2007
15	Southridge Plaza Austin	Barclays		500 West William Cannon Drive	Austin	TX	78745	Retail	Anchored	1978
16	Magnolia Hotel Denver	RMF		818 17th Street	Denver	CO	80202	Hospitality	Full Service	1995	2016
17	North Point Village	WFB		7300 North Point Parkway	Alpharetta	GA	30022	Retail	Unanchored	2000
18	League City Hotel Portfolio	RMF		Various	League City	TX	77573	Hospitality	Various	2010	Various
18.01	Hampton Inn & Suites Houston/League City	RMF		2320 Gulf Freeway South	League City	TX	77573	Hospitality	Limited Service	2010	2015
18.02	Candlewood Suites League City	RMF		2350 Gulf Freeway South	League City	TX	77573	Hospitality	Extended Stay	2010	2016
19	Blossom Business Center	Barclays		12005-12095 Starcrest Drive	San Antonio	TX	78247	Industrial	Flex	1983
20	Hampton Inn - Frederick	WFB		1565 Opossumtown Pike	Frederick	MD	21702	Hospitality	Limited Service	2005	2013
21	Starwood Capital Group Hotel Portfolio	Barclays		Various	Various	Various	Various	Hospitality	Various	Various	Various
21.01	Larkspur Landing Sunnyvale	Barclays		748 North Mathilda Avenue	Sunnyvale	CA	94085	Hospitality	Extended Stay	2000
21.02	Larkspur Landing Milpitas	Barclays		40 Ranch Drive	Milpitas	CA	95035	Hospitality	Extended Stay	1998
21.03	Larkspur Landing Campbell	Barclays		550 West Hamilton Avenue	Campbell	CA	95008	Hospitality	Extended Stay	2000
21.04	Larkspur Landing San Francisco	Barclays		690 Gateway Boulevard	South San Francisco	CA	94080	Hospitality	Extended Stay	1999
21.05	Larkspur Landing Pleasanton	Barclays		5535 Johnson Drive	Pleasanton	CA	94588	Hospitality	Extended Stay	1997
21.06	Larkspur Landing Bellevue	Barclays		15805 Southeast 37th Street	Bellevue	WA	98006	Hospitality	Extended Stay	1998
21.07	Larkspur Landing Sacramento	Barclays		555 Howe Avenue	Sacramento	CA	95825	Hospitality	Extended Stay	1998
21.08	Hampton Inn Ann Arbor North	Barclays		2300 Green Road	Ann Arbor	MI	48105	Hospitality	Limited Service	1988	2015
21.09	Larkspur Landing Hillsboro	Barclays		3133 Northeast Shute Road	Hillsboro	OR	97124	Hospitality	Extended Stay	1997
21.10	Larkspur Landing Renton	Barclays		1701 East Valley Road	Renton	WA	98057	Hospitality	Extended Stay	1998
21.11	Holiday Inn Arlington Northeast Rangers Ballpark	Barclays		1311 Wet ‘n Wild Way	Arlington	TX	76011	Hospitality	Full Service	2008	2013
21.12	Residence Inn Toledo Maumee	Barclays		1370 Arrowhead Drive	Maumee	OH	43537	Hospitality	Extended Stay	2008	2016
21.13	Residence Inn Williamsburg	Barclays		1648 Richmond Road	Williamsburg	VA	23185	Hospitality	Extended Stay	1999	2012
21.14	Hampton Inn Suites Waco South	Barclays		2501 Marketplace Drive	Waco	TX	76711	Hospitality	Limited Service	2008	2013
21.15	Holiday Inn Louisville Airport Fair Expo	Barclays		447 Farmington Avenue	Louisville	KY	40209	Hospitality	Full Service	2008
21.16	Courtyard Tyler	Barclays		7424 South Broadway Avenue	Tyler	TX	75703	Hospitality	Limited Service	2010	2016
21.17	Hilton Garden Inn Edison Raritan Center	Barclays		50 Raritan Center Parkway	Edison	NJ	08837	Hospitality	Limited Service	2002	2014
21.18	Hilton Garden Inn St Paul Oakdale	Barclays		420 Inwood Avenue North	Oakdale	MN	55128	Hospitality	Limited Service	2005	2013
21.19	Residence Inn Grand Rapids West	Barclays		3451 Rivertown Point Court Southwest	Grandville	MI	49418	Hospitality	Extended Stay	2000	2017
21.20	Peoria, AZ Residence Inn	Barclays		8435 West Paradise Lane	Peoria	AZ	85382	Hospitality	Extended Stay	1998	2013
21.21	Hampton Inn Suites Bloomington Normal	Barclays		320 South Towanda Avenue	Normal	IL	61761	Hospitality	Limited Service	2007	2015
21.22	Courtyard Chico	Barclays		2481 Carmichael Drive	Chico	CA	95928	Hospitality	Limited Service	2005	2015
21.23	Hampton Inn Suites South Bend	Barclays		52709 Indiana State Road 933	South Bend	IN	46637	Hospitality	Limited Service	1997	2014
21.24	Hampton Inn Suites Kokomo	Barclays		2920 South Reed Road	Kokomo	IN	46902	Hospitality	Limited Service	1997	2013
21.25	Courtyard Wichita Falls	Barclays		3800 Tarry Street	Wichita Falls	TX	76308	Hospitality	Limited Service	2009	2017
21.26	Hampton Inn Morehead	Barclays		4035 Arendell Street	Morehead City	NC	28557	Hospitality	Limited Service	1991	2017
21.27	Residence Inn Chico	Barclays		2485 Carmichael Drive	Chico	CA	95928	Hospitality	Extended Stay	2005	2014
21.28	Courtyard Lufkin	Barclays		2130 South First Street	Lufkin	TX	75901	Hospitality	Limited Service	2009	2017
21.29	Hampton Inn Carlisle	Barclays		1164 Harrisburg Pike	Carlisle	PA	17013	Hospitality	Limited Service	1997	2014
21.30	Springhill Suites Williamsburg	Barclays		1644 Richmond Road	Williamsburg	VA	23185	Hospitality	Limited Service	2002	2012
21.31	Fairfield Inn Bloomington	Barclays		120 South Fairfield Drive	Bloomington	IN	47404	Hospitality	Limited Service	1995	2015
21.32	Waco Residence Inn	Barclays		501 South University Parks Drive	Waco	TX	76706	Hospitality	Extended Stay	1997	2012
21.33	Holiday Inn Express Fishers	Barclays		9791 North by Northeast Boulevard	Fishers	IN	46037	Hospitality	Limited Service	2000	2012
21.34	Larkspur Landing Folsom	Barclays		121 Iron Point Road	Folsom	CA	95630	Hospitality	Extended Stay	2000
21.35	Springhill Suites Chicago Naperville Warrenville	Barclays		4305 Weaver Parkway	Warrenville	IL	60555	Hospitality	Limited Service	1997	2013
21.36	Holiday Inn Express & Suites Paris	Barclays		3025 Northeast Loop 286	Paris	TX	75460	Hospitality	Limited Service	2009
21.37	Toledo Homewood Suites	Barclays		1410 Arrowhead Road	Maumee	OH	43537	Hospitality	Extended Stay	1997	2014
21.38	Grand Rapids Homewood Suites	Barclays		3920 Stahl Drive Southeast	Grand Rapids	MI	49546	Hospitality	Extended Stay	1997	2013
21.39	Fairfield Inn Laurel	Barclays		13700 Baltimore Avenue	Laurel	MD	20707	Hospitality	Limited Service	1988	2013
21.40	Cheyenne Fairfield Inn and Suites	Barclays		1415 Stillwater Avenue	Cheyenne	WY	82009	Hospitality	Limited Service	1994	2013
21.41	Courtyard Akron Stow	Barclays		4047 Bridgewater Parkway	Stow	OH	44224	Hospitality	Limited Service	2005	2014
21.42	Towneplace Suites Bloomington	Barclays		105 South Franklin Road	Bloomington	IN	47404	Hospitality	Extended Stay	2000	2013
21.43	Larkspur Landing Roseville	Barclays		1931 Taylor Road	Roseville	CA	95661	Hospitality	Extended Stay	1999
21.44	Hampton Inn Danville	Barclays		97 Old Valley School Road	Danville	PA	17821	Hospitality	Limited Service	1998	2013
21.45	Holiday Inn Norwich	Barclays		10 Laura Boulevard	Norwich	CT	06360	Hospitality	Full Service	1975	2013
21.46	Hampton Inn Suites Longview North	Barclays		3044 North Eastman Road	Longview	TX	75605	Hospitality	Limited Service	2008	2013
21.47	Springhill Suites Peoria Westlake	Barclays		2701 West Lake Avenue	Peoria	IL	61615	Hospitality	Limited Service	2000	2013
21.48	Hampton Inn Suites Buda	Barclays		1201 Cabelas Drive	Buda	TX	78610	Hospitality	Limited Service	2008
21.49	Shawnee Hampton Inn	Barclays		4851 North Kickapoo	Shawnee	OK	74804	Hospitality	Limited Service	1996	2013
21.50	Racine Fairfield Inn	Barclays		6421 Washington Avenue	Racine	WI	53406	Hospitality	Limited Service	1991	2016
21.51	Hampton Inn Selinsgrove Shamokin Dam	Barclays		3 Stetler Avenue	Shamokin Dam	PA	17876	Hospitality	Limited Service	1996	2013
21.52	Holiday Inn Express & Suites Terrell	Barclays		300 Tanger Drive	Terrell	TX	75160	Hospitality	Limited Service	2007	2013
21.53	Westchase Homewood Suites	Barclays		2424 Rogerdale Road	Houston	TX	77042	Hospitality	Extended Stay	1998	2016
21.54	Holiday Inn Express & Suites Tyler South	Barclays		2421 East Southeast Loop 323	Tyler	TX	75701	Hospitality	Limited Service	2000	2015
21.55	Holiday Inn Express & Suites Huntsville	Barclays		148 Interstate 45 South	Huntsville	TX	77340	Hospitality	Limited Service	2008	2013
21.56	Hampton Inn Sweetwater	Barclays		302 Southeast Georgia Avenue	Sweetwater	TX	79556	Hospitality	Limited Service	2009

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag(2)	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated
21.57	Comfort Suites Buda Austin South	Barclays		15295 South Interstate 35 Building 800	Buda	TX	78610	Hospitality	Limited Service	2009
21.58	Fairfield Inn & Suites Weatherford	Barclays		175 Alford Drive	Weatherford	TX	76086	Hospitality	Limited Service	2009	2016
21.59	Holiday Inn Express & Suites Altus	Barclays		2812 East Broadway Street	Altus	OK	73521	Hospitality	Limited Service	2008	2013
21.60	Comfort Inn & Suites Paris	Barclays		3035 Northeast Loop 286	Paris	TX	75460	Hospitality	Limited Service	2009
21.61	Hampton Inn Suites Decatur	Barclays		110 US-287	Decatur	TX	76234	Hospitality	Limited Service	2008	2013
21.62	Holiday Inn Express & Suites Texarkana East	Barclays		5210 Crossroads Parkway	Texarkana	AR	71854	Hospitality	Limited Service	2009
21.63	Mankato Fairfield Inn	Barclays		141 Apache Place	Mankato	MN	56001	Hospitality	Limited Service	1997	2016
21.64	Candlewood Suites Texarkana	Barclays		2901 South Cowhorn Creek Loop	Texarkana	TX	75503	Hospitality	Extended Stay	2009	2014
21.65	Country Inn & Suites Houston Intercontinental Airport East	Barclays		20611 Highway 59	Humble	TX	77338	Hospitality	Limited Service	2001	2017
22	AeroPlex II	CIIICM		10401 Harrison Road	Romulus	MI	48174	Industrial	Flex	2002	2017
23	St. Louis Ground Lease	WFB		620 Market Street; 1 South Broadway; 611 Walnut Street	St. Louis	MO	63102	Other	Leased Fee
24	Shady Willow Plaza	WFB		6261, 6271, 6281 & 6291 Lone Tree Way	Brentwood	CA	94513	Retail	Unanchored	2006
25	Shea Medical Plaza	Barclays		7425 East Shea Boulevard	Scottsdale	AZ	85260	Office	Medical	1998
26	215 South Brea Boulevard	WFB		215 South Brea Boulevard	Brea	CA	92821	Mixed Use	Multifamily/Retail	1999
27	Sprouts Whittier	RMF		15733-15801 East Whittier Boulevard	Whittier	CA	90603	Retail	Single Tenant	2013
28	Island Palm Shoppes	CIIICM	Crossed Group 1	16055 Highway 98	Destin	FL	32541	Retail	Shadow Anchored	2001
29	Runway Plaza	CIIICM	Crossed Group 1	1251-1253 Airport Road	Destin	FL	32541	Retail	Unanchored	1996
30	CIA Developers Office Portfolio	WFB		Various	Melbourne	FL	32934	Industrial	Flex	Various
30.01	Coastal Technology Center	WFB		715, 721, 727, 733, 739 and 745 North Drive	Melbourne	FL	32934	Industrial	Flex	1997
30.02	Trio Industrial Plaza	WFB		285, 295 and 305 North Drive	Melbourne	FL	32934	Industrial	Flex	1985
30.03	Dow Rodes Industrial Center	WFB		4250, 4260, 4270 and 4280 Dow Road	Melbourne	FL	32934	Industrial	Flex	1985
30.04	Gran central Building	WFB		751 North Drive	Melbourne	FL	32934	Industrial	Flex	1988
31	Salida & Manteca Secured Storage Portfolio	RMF		Various	Various	CA	Various	Self Storage	Self Storage	Various
31.01	Secured Self Storage of Salida	RMF		5524 Pirrone Road	Salida	CA	95368	Self Storage	Self Storage	2001
31.02	Secured Self Storage of Manteca	RMF		1540 West Yosemite Avenue	Manteca	CA	95337	Self Storage	Self Storage	2000
32	Hampton Inn - Farmville	RMF		300 Sunchase Boulevard	Farmville	VA	23901	Hospitality	Limited Service	2006	2013
33	Heacock Business Center	Barclays		13800 Heacock Street	Moreno Valley	CA	92553	Office	Suburban	1991
34	Candlewood Suites Harrisburg-Hershey	RMF		413 Port View Drive	Harrisburg	PA	17111	Hospitality	Extended Stay	2013
35	Douglasville Center	CIIICM		2750 Chapel Hill Road	Douglasville	GA	30135	Retail	Unanchored	2005
36	Wanamaker Crossing	CIIICM		6121 SW 12th Street, 1223, 1227, 1231 & 1235 SW Wanamaker Road	Topeka	KS	66609	Retail	Unanchored	2005
37	Stockton Self Storage	CIIICM		1880 West Charter Way	Stockton	CA	95206	Self Storage	Self Storage	2003	2016
38	Battlefield Square Shoppes	RMF		3030 South Glenstone Avenue	Springfield	MO	65804	Retail	Unanchored	1994
39	Atrisco Plaza Shopping Center	RMF		4104-4201 Central Avenue NW	Albuquerque	NM	87105	Retail	Anchored	1975	2008
40	Sterling Oaks	Barclays		124 West Little Creek Road	Norfolk	VA	23505	Multifamily	Garden	1942	2000
41	North Park Marketplace	Barclays		524 West New Circle Road	Lexington	KY	40511	Retail	Shadow Anchored	2000
42	Boulevard Square I	Barclays		745 31st Avenue East	West Fargo	ND	58078	Mixed Use	Multifamily/Retail	2013
43	A-1 Secure Storage	RMF		35 Matmor Road	Woodland	CA	95776	Self Storage	Self Storage	2001
44	Ellenwood Town Center	CIIICM		3056 Anvil Block Road	Ellenwood	GA	30294	Retail	Shadow Anchored	2009
45	Country Cove MHP	CIIICM		4015 North US Highway 1	Fort Pierce	FL	34946	Manufactured Housing Community	Manufactured Housing Community	1975	2014
46	Victory Shops at Eldorado	RMF		10710 Eldorado Parkway	Frisco	TX	75035	Retail	Unanchored	2016
47	Best Western Plus New Cumberland Inn & Suites	RMF		702 Limekiln Road	New Cumberland	PA	17070	Hospitality	Limited Service	2006	2014
48	Wayside MHC	CIIICM		5120 14th Street West	Bradenton	FL	34207	Manufactured Housing Community	Manufactured Housing Community	1950	2015
49	Affordable Self Storage	CIIICM		508 East Main Street	Clute	TX	77531	Self Storage	Self Storage	2008	2014
50	Speedway Marketplace	CIIICM		6321 Crawfordsville Road	Indianapolis	IN	46224	Retail	Unanchored	2017
51	Walgreens - Mansfield, TX	WFB		2901 East Broad Street	Mansfield	TX	76063	Retail	Single Tenant	2007
52	Kaysville Business Park	CIIICM		695 North 900 West	Kaysville	UT	84037	Industrial	Flex	1999
53	Eau Gallie Self Storage	CIIICM		914 St Clair Street	Melbourne	FL	32935	Self Storage	Self Storage	1986	2016
54	Highland Plaza	CIIICM		10343 Indianapolis Boulevard	Highland	IN	46322	Retail	Unanchored	2014
55	The Colonnade on Lake Conroe	CIIICM		19786 Highwway 105 West	Montgomery	TX	77356	Retail	Unanchored	2005
56	Fenton Storage Portfolio	Barclays		Various	Fenton	MI	48430	Self Storage	Self Storage	Various	Various
56.01	Fenton Storage South	Barclays		3144 Copper Avenue	Fenton	MI	48430	Self Storage	Self Storage	1978	2016
56.02	Fenton Storage North	Barclays		1159 North Leroy Street	Fenton	MI	48430	Self Storage	Self Storage	1965	2002
57	15330-15350 Nordhoff Street	WFB		15350 Nordhoff Street	North Hills	CA	91343	Retail	Shadow Anchored	2006
58	Cypress Self Storage	CIIICM		1611 Cypress Rosehill Road	Cypress	TX	77429	Self Storage	Self Storage	2001	2014
59	Shoppes of Gunbarrel Pointe	Barclays		7407 Igou Gap Road	Chattanooga	TN	37421	Retail	Shadow Anchored	2016
60	Advanced Mini Storage	Barclays		6215 North Government Way	Coeur d’Alene	ID	83815	Self Storage	Self Storage	1999	2005
61	Creekview Apartments	WFB		1145 West 9th Street	Chico	CA	95928	Multifamily	Garden	1990
62	Pomona Townhomes	WFB		581 Pomona Avenue	Chico	CA	95928	Multifamily	Garden	1986
63	Brown and Bermuda MHCs	CIIICM		2528-2540 North John Young Parkway	Kissimmee	FL	34741	Manufactured Housing Community	Manufactured Housing Community	1951	2016
64	Seneca Broadview Hills Townhomes	CIIICM		1445 Seneca Boulevard	Broadview Heights	OH	44147	Multifamily	Garden	1963
65	Lloyds MHC	CIIICM		1419 26th Avenue West	Bradenton	FL	34205	Manufactured Housing Community	Manufactured Housing Community	1951

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Number of Units(3)	Unit of Measure(3)	Cut-off Date Balance Per Unit/SF(7)	Original Balance ($)	Cut-off Date Balance ($)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate
1	225 & 233 Park Avenue South	675,756	Sq. Ft.	348	60,000,000	60,000,000	8.5%	60,000,000	N	5/31/2017	7/6/2017	6/6/2027		6/6/2027		3.65140%	0.00000%	0.00960%	0.00500%	0.00050%
2	Mall of Louisiana	776,789	Sq. Ft.	418	50,000,000	50,000,000	7.1%	43,229,552	N	7/26/2017	9/1/2017	8/1/2020	9/1/2020	8/1/2027		3.98400%	0.00000%	0.00960%	0.00500%	0.00050%
3	Marketplace at Millcreek	401,947	Sq. Ft.	99	39,600,000	39,600,000	5.6%	39,600,000	N	8/14/2017	10/11/2017	9/11/2027		9/11/2027		3.82000%	0.00295%	0.00960%	0.00500%	0.00050%
4	SAVA Holdings IHG Portfolio	429	Rooms	86,247	37,000,000	37,000,000	5.2%	32,022,889	N	8/31/2017	10/6/2017	9/6/2019	10/6/2019	9/6/2027		5.01000%	0.00295%	0.00960%	0.00500%	0.00050%
4.01	Candlewood Suites DFW South	174	Rooms		13,000,000	13,000,000	1.8%
4.02	Holiday Inn DFW Airport South	143	Rooms		12,000,000	12,000,000	1.7%
4.03	Staybridge Suites Plano	112	Rooms		12,000,000	12,000,000	1.7%
5	Wilshire Pacific Plaza	107,737	Sq. Ft.	305	32,850,000	32,850,000	4.7%	32,850,000	N	8/30/2017	10/11/2017	9/11/2027		9/11/2027		4.10000%	0.00295%	0.00960%	0.00500%	0.00050%
6	Pinnacle Medical Plaza	80,402	Sq. Ft.	361	29,000,000	29,000,000	4.1%	29,000,000	N	8/30/2017	10/11/2017	9/11/2027		9/11/2027		4.30000%	0.00295%	0.00960%	0.02250%	0.00050%
7	Winslow Bay Commons	255,598	Sq. Ft.	101	25,800,000	25,800,000	3.7%	25,800,000	N	8/14/2017	10/11/2017	9/11/2027		9/11/2027		3.82000%	0.00295%	0.00960%	0.00500%	0.00050%
8	Del Amo Fashion Center	1,769,525	Sq. Ft.	260	25,000,000	25,000,000	3.5%	25,000,000	N	5/12/2017	7/1/2017	6/1/2027		6/1/2027		3.65750%	0.00000%	0.00960%	0.00375%	0.00050%
9	Pleasant Prairie Premium Outlets	402,615	Sq. Ft.	360	25,000,000	25,000,000	3.5%	25,000,000	N	8/16/2017	10/1/2017	9/1/2027		9/1/2027		3.99500%	0.00000%	0.00960%	0.00500%	0.00050%
10	Gehl Foods Portfolio	628,657	Sq. Ft.	36	22,500,000	22,500,000	3.2%	20,495,375	N	9/14/2017	11/11/2017	10/11/2022	11/11/2022	10/11/2027		4.22000%	0.00295%	0.00960%	0.00500%	0.00050%
10.01	Freistadt Road	287,863	Sq. Ft.		10,700,000	10,700,000	1.5%
10.02	Main Street	233,652	Sq. Ft.		7,800,000	7,800,000	1.1%
10.03	Crusader Court	107,142	Sq. Ft.		4,000,000	4,000,000	0.6%
11	iStar Leased Fee Portfolio	Various	Various	NAP	20,000,000	20,000,000	2.8%	20,000,000	Y	3/30/2017	5/5/2017	4/5/2027		4/6/2027	4/6/2028	3.79500%	0.00000%	0.00960%	0.00500%	0.00050%
11.01	Hilton Salt Lake	499	Rooms		4,873,304	4,873,304	0.7%
11.02	DoubleTree Seattle Airport	850	Rooms		3,524,229	3,524,229	0.5%
11.03	DoubleTree Mission Valley	300	Rooms		3,355,419	3,355,419	0.5%
11.04	One Ally Center	957,355	Sq. Ft.		2,815,947	2,815,947	0.4%
11.05	DoubleTree Sonoma	245	Rooms		1,700,441	1,700,441	0.2%
11.06	DoubleTree Durango	159	Rooms		1,462,907	1,462,907	0.2%
11.07	Northside Forsyth Hospital Medical Center	92,573	Sq. Ft.		667,577	667,577	0.1%
11.08	NASA/JPSS Headquarters	120,000	Sq. Ft.		457,269	457,269	0.1%
11.09	Dallas Market Center: Sheraton Suites	251	Rooms		365,727	365,727	0.1%
11.10	Dallas Market Center: Marriott Courtyard	184	Rooms		329,163	329,163	0.0%
11.11	The Buckler Apartments	207	Units		320,088	320,088	0.0%
11.12	Lock-Up Self Storage Facility	104,000	Sq. Ft.		127,930	127,930	0.0%
12	45 Eisenhower Drive	174,912	Sq. Ft.	114	19,975,000	19,949,869	2.8%	16,285,033	N	9/8/2017	10/6/2017		10/6/2017	9/6/2027		4.75000%	0.00295%	0.00960%	0.00500%	0.00050%
13	Hilton Garden Inn Chicago/North Loop	191	Rooms	177,165	20,000,000	19,905,023	2.8%	16,334,165	N	6/7/2017	7/11/2017		7/11/2017	6/11/2027		4.80000%	0.00295%	0.00960%	0.00500%	0.00050%
14	Sentinel Business Center	328,412	Sq. Ft.	53	17,500,000	17,455,975	2.5%	14,145,308	N	8/4/2017	9/6/2017		9/6/2017	8/6/2027		4.49500%	0.00295%	0.00960%	0.00500%	0.00050%
15	Southridge Plaza Austin	144,285	Sq. Ft.	98	14,200,000	14,200,000	2.0%	14,200,000	N	8/28/2017	10/6/2017	9/6/2027		9/6/2027		4.20000%	0.00295%	0.00960%	0.04500%	0.00050%
16	Magnolia Hotel Denver	297	Rooms	180,851	14,000,000	13,925,501	2.0%	12,963,878	N	5/9/2017	6/6/2017		6/6/2017	5/6/2022		5.27000%	0.00000%	0.00960%	0.00500%	0.00050%
17	North Point Village	56,946	Sq. Ft.	228	13,000,000	13,000,000	1.8%	11,130,780	N	5/10/2017	6/11/2017	5/11/2019	6/11/2019	5/11/2027		4.59000%	0.00295%	0.00960%	0.03500%	0.00050%
18	League City Hotel Portfolio	164	Rooms	66,931	11,000,000	10,976,670	1.6%	9,136,580	N	7/21/2017	9/6/2017		9/6/2017	8/6/2027		5.32000%	0.00295%	0.00960%	0.00500%	0.00050%
18.01	Hampton Inn & Suites Houston/League City	81	Rooms		6,000,000	5,987,275	0.8%
18.02	Candlewood Suites League City	83	Rooms		5,000,000	4,989,396	0.7%
19	Blossom Business Center	137,236	Sq. Ft.	80	11,000,000	10,972,327	1.6%	8,891,337	N	8/4/2017	9/6/2017		9/6/2017	8/6/2027		4.49500%	0.00295%	0.00960%	0.00500%	0.00050%
20	Hampton Inn - Frederick	104	Rooms	98,388	10,250,000	10,232,399	1.5%	7,620,595	N	9/7/2017	10/11/2017		10/11/2017	9/11/2027		4.85000%	0.00295%	0.00960%	0.00500%	0.00050%
21	Starwood Capital Group Hotel Portfolio	6,366	Rooms	90,680	10,000,000	10,000,000	1.4%	10,000,000	N	5/24/2017	7/1/2017	6/1/2027		6/1/2027		4.48600%	0.00000%	0.00960%	0.00500%	0.00050%
21.01	Larkspur Landing Sunnyvale	126	Rooms		590,158	590,158	0.1%
21.02	Larkspur Landing Milpitas	124	Rooms		497,273	497,273	0.1%
21.03	Larkspur Landing Campbell	117	Rooms		437,238	437,238	0.1%
21.04	Larkspur Landing San Francisco	111	Rooms		360,212	360,212	0.1%
21.05	Larkspur Landing Pleasanton	124	Rooms		352,283	352,283	0.0%
21.06	Larkspur Landing Bellevue	126	Rooms		313,769	313,769	0.0%
21.07	Larkspur Landing Sacramento	124	Rooms		234,477	234,477	0.0%
21.08	Hampton Inn Ann Arbor North	129	Rooms		228,814	228,814	0.0%
21.09	Larkspur Landing Hillsboro	124	Rooms		228,814	228,814	0.0%
21.10	Larkspur Landing Renton	127	Rooms		226,548	226,548	0.0%
21.11	Holiday Inn Arlington Northeast Rangers Ballpark	147	Rooms		217,486	217,486	0.0%
21.12	Residence Inn Toledo Maumee	108	Rooms		215,221	215,221	0.0%
21.13	Residence Inn Williamsburg	108	Rooms		206,159	206,159	0.0%
21.14	Hampton Inn Suites Waco South	123	Rooms		190,301	190,301	0.0%
21.15	Holiday Inn Louisville Airport Fair Expo	106	Rooms		186,902	186,902	0.0%
21.16	Courtyard Tyler	121	Rooms		183,504	183,504	0.0%
21.17	Hilton Garden Inn Edison Raritan Center	132	Rooms		183,504	183,504	0.0%
21.18	Hilton Garden Inn St Paul Oakdale	116	Rooms		181,239	181,239	0.0%
21.19	Residence Inn Grand Rapids West	90	Rooms		178,973	178,973	0.0%
21.20	Peoria, AZ Residence Inn	90	Rooms		177,840	177,840	0.0%
21.21	Hampton Inn Suites Bloomington Normal	128	Rooms		176,708	176,708	0.0%
21.22	Courtyard Chico	90	Rooms		173,309	173,309	0.0%
21.23	Hampton Inn Suites South Bend	117	Rooms		167,646	167,646	0.0%
21.24	Hampton Inn Suites Kokomo	105	Rooms		167,646	167,646	0.0%
21.25	Courtyard Wichita Falls	93	Rooms		159,717	159,717	0.0%
21.26	Hampton Inn Morehead	118	Rooms		155,186	155,186	0.0%
21.27	Residence Inn Chico	78	Rooms		150,655	150,655	0.0%
21.28	Courtyard Lufkin	101	Rooms		143,858	143,858	0.0%
21.29	Hampton Inn Carlisle	97	Rooms		142,725	142,725	0.0%
21.30	Springhill Suites Williamsburg	120	Rooms		142,725	142,725	0.0%
21.31	Fairfield Inn Bloomington	105	Rooms		141,593	141,593	0.0%
21.32	Waco Residence Inn	78	Rooms		138,194	138,194	0.0%
21.33	Holiday Inn Express Fishers	115	Rooms		129,133	129,133	0.0%
21.34	Larkspur Landing Folsom	84	Rooms		125,734	125,734	0.0%
21.35	Springhill Suites Chicago Naperville Warrenville	128	Rooms		118,938	118,938	0.0%
21.36	Holiday Inn Express & Suites Paris	84	Rooms		117,805	117,805	0.0%
21.37	Toledo Homewood Suites	78	Rooms		117,805	117,805	0.0%
21.38	Grand Rapids Homewood Suites	78	Rooms		114,407	114,407	0.0%
21.39	Fairfield Inn Laurel	109	Rooms		106,478	106,478	0.0%
21.40	Cheyenne Fairfield Inn and Suites	60	Rooms		106,478	106,478	0.0%
21.41	Courtyard Akron Stow	101	Rooms		104,212	104,212	0.0%
21.42	Towneplace Suites Bloomington	83	Rooms		98,549	98,549	0.0%
21.43	Larkspur Landing Roseville	90	Rooms		98,549	98,549	0.0%
21.44	Hampton Inn Danville	71	Rooms		97,416	97,416	0.0%
21.45	Holiday Inn Norwich	135	Rooms		96,283	96,283	0.0%
21.46	Hampton Inn Suites Longview North	91	Rooms		95,150	95,150	0.0%
21.47	Springhill Suites Peoria Westlake	124	Rooms		95,150	95,150	0.0%
21.48	Hampton Inn Suites Buda	74	Rooms		94,018	94,018	0.0%
21.49	Shawnee Hampton Inn	63	Rooms		94,018	94,018	0.0%
21.50	Racine Fairfield Inn	62	Rooms		91,752	91,752	0.0%
21.51	Hampton Inn Selinsgrove Shamokin Dam	75	Rooms		89,487	89,487	0.0%
21.52	Holiday Inn Express & Suites Terrell	68	Rooms		84,956	84,956	0.0%
21.53	Westchase Homewood Suites	96	Rooms		82,228	82,228	0.0%
21.54	Holiday Inn Express & Suites Tyler South	88	Rooms		81,557	81,557	0.0%
21.55	Holiday Inn Express & Suites Huntsville	87	Rooms		78,159	78,159	0.0%
21.56	Hampton Inn Sweetwater	72	Rooms		71,363	71,363	0.0%

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Number of Units(3)	Unit of Measure(3)	Cut-off Date Balance Per Unit/SF(7)	Original Balance ($)	Cut-off Date Balance ($)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate
21.57	Comfort Suites Buda Austin South	72	Rooms		60,035	60,035	0.0%
21.58	Fairfield Inn & Suites Weatherford	86	Rooms		56,637	56,637	0.0%
21.59	Holiday Inn Express & Suites Altus	68	Rooms		45,895	45,895	0.0%
21.60	Comfort Inn & Suites Paris	56	Rooms		40,779	40,779	0.0%
21.61	Hampton Inn Suites Decatur	74	Rooms		39,022	39,022	0.0%
21.62	Holiday Inn Express & Suites Texarkana East	88	Rooms		36,136	36,136	0.0%
21.63	Mankato Fairfield Inn	61	Rooms		32,383	32,383	0.0%
21.64	Candlewood Suites Texarkana	80	Rooms		25,037	25,037	0.0%
21.65	Country Inn & Suites Houston Intercontinental Airport East	62	Rooms		23,777	23,777	0.0%
22	AeroPlex II	300,000	Sq. Ft.	33	10,000,000	10,000,000	1.4%	8,139,484	N	9/21/2017	11/11/2017		11/11/2017	10/11/2027		4.70000%	0.00295%	0.00960%	0.00500%	0.00050%
23	St. Louis Ground Lease	132,433	Sq. Ft.	72	9,600,000	9,526,304	1.4%	5,882,498	N	7/7/2017	8/11/2017		8/11/2017	7/11/2027		4.32000%	0.00295%	0.00960%	0.00500%	0.00050%
24	Shady Willow Plaza	30,181	Sq. Ft.	303	9,150,000	9,150,000	1.3%	7,991,893	N	8/1/2017	9/11/2017	8/11/2020	9/11/2020	8/11/2027		4.41000%	0.00295%	0.00960%	0.00500%	0.00050%
25	Shea Medical Plaza	42,439	Sq. Ft.	205	8,700,000	8,700,000	1.2%	7,438,717	N	8/10/2017	9/6/2017	8/6/2019	9/6/2019	8/6/2027		4.54000%	0.00295%	0.00960%	0.00500%	0.00050%
26	215 South Brea Boulevard	37,130	Sq. Ft.	223	8,300,000	8,270,439	1.2%	7,619,537	N	7/5/2017	8/11/2017		8/11/2017	7/11/2022		4.70000%	0.00295%	0.00960%	0.00500%	0.00050%
27	Sprouts Whittier	24,866	Sq. Ft.	284	7,050,000	7,050,000	1.0%	7,050,000	N	8/23/2017	10/6/2017	9/6/2027		9/6/2027		4.67000%	0.00295%	0.00960%	0.00500%	0.00050%
28	Island Palm Shoppes	25,814	Sq. Ft.	178	4,652,500	4,652,500	0.7%	3,997,999	N	8/4/2017	9/11/2017	8/11/2019	9/11/2019	8/11/2027		4.73000%	0.00295%	0.00960%	0.00500%	0.00050%
29	Runway Plaza	11,068	Sq. Ft.	178	1,910,000	1,910,000	0.3%	1,641,307	N	8/4/2017	9/11/2017	8/11/2019	9/11/2019	8/11/2027		4.73000%	0.00295%	0.00960%	0.00500%	0.00050%
30	CIA Developers Office Portfolio	284,500	Sq. Ft.	23	6,500,000	6,491,061	0.9%	5,210,861	N	8/29/2017	10/11/2017		10/11/2017	9/11/2027		4.26000%	0.00295%	0.00960%	0.00500%	0.00050%
30.01	Coastal Technology Center	90,000	Sq. Ft.		2,196,415	2,193,394	0.3%
30.02	Trio Industrial Plaza	100,000	Sq. Ft.		1,886,875	1,884,280	0.3%
30.03	Dow Rodes Industrial Center	66,150	Sq. Ft.		1,432,790	1,430,820	0.2%
30.04	Gran central Building	28,350	Sq. Ft.		983,920	982,567	0.1%
31	Salida & Manteca Secured Storage Portfolio	121,093	Sq. Ft.	52	6,300,000	6,300,000	0.9%	6,300,000	N	8/7/2017	9/6/2017	8/6/2027		8/6/2027		4.34000%	0.00295%	0.00960%	0.00500%	0.00050%
31.01	Secured Self Storage of Salida	82,718	Sq. Ft.		4,200,000	4,200,000	0.6%
31.02	Secured Self Storage of Manteca	38,375	Sq. Ft.		2,100,000	2,100,000	0.3%
32	Hampton Inn - Farmville	72	Rooms	85,467	6,175,000	6,153,606	0.9%	5,048,506	N	6/23/2017	8/6/2017		8/6/2017	7/6/2027		4.83000%	0.00295%	0.00960%	0.00500%	0.00050%
33	Heacock Business Center	76,358	Sq. Ft.	78	6,000,000	5,991,508	0.8%	4,782,804	N	9/5/2017	10/6/2017		10/6/2017	9/6/2027		4.10000%	0.00295%	0.00960%	0.00500%	0.00050%
34	Candlewood Suites Harrisburg-Hershey	71	Rooms	84,332	6,000,000	5,987,597	0.8%	5,002,407	N	7/19/2017	9/6/2017		9/6/2017	8/6/2027		5.44000%	0.00295%	0.00960%	0.00500%	0.00050%
35	Douglasville Center	25,300	Sq. Ft.	235	5,950,000	5,950,000	0.8%	4,851,133	N	9/18/2017	11/11/2017		11/11/2017	10/11/2027		4.75000%	0.00295%	0.00960%	0.00500%	0.00050%
36	Wanamaker Crossing	34,263	Sq. Ft.	168	5,800,000	5,771,950	0.8%	4,325,640	N	7/11/2017	8/11/2017		8/11/2017	7/11/2027		4.93000%	0.00295%	0.00960%	0.00500%	0.00050%
37	Stockton Self Storage	53,425	Sq. Ft.	96	5,137,500	5,137,500	0.7%	4,397,151	N	8/24/2017	10/11/2017	9/11/2019	10/11/2019	9/11/2027		4.58000%	0.00295%	0.00960%	0.00500%	0.00050%
38	Battlefield Square Shoppes	36,818	Sq. Ft.	137	5,040,000	5,028,685	0.7%	4,150,150	N	8/8/2017	9/6/2017		9/6/2017	8/6/2027		5.05000%	0.00295%	0.00960%	0.00500%	0.00050%
39	Atrisco Plaza Shopping Center	213,169	Sq. Ft.	93	5,000,000	5,000,000	0.7%	4,271,815	N	8/4/2017	9/6/2017	2/6/2019	3/6/2019	8/6/2027		4.99000%	0.00000%	0.00960%	0.02250%	0.00050%
40	Sterling Oaks	160	Units	31,208	5,000,000	4,993,253	0.7%	4,023,114	N	8/16/2017	10/6/2017		10/6/2017	9/6/2027		4.36500%	0.00295%	0.00960%	0.00500%	0.00050%
41	North Park Marketplace	46,647	Sq. Ft.	98	4,600,000	4,594,213	0.7%	3,750,245	N	8/18/2017	10/6/2017		10/6/2017	9/6/2027		4.75000%	0.00295%	0.00960%	0.00500%	0.00050%
42	Boulevard Square I	43,690	Sq. Ft.	97	4,250,000	4,244,702	0.6%	3,470,691	N	8/11/2017	10/6/2017		10/6/2017	9/6/2027		4.80000%	0.00295%	0.00960%	0.03250%	0.00050%
43	A-1 Secure Storage	62,100	Sq. Ft.	66	4,125,000	4,125,000	0.6%	4,125,000	N	8/18/2017	10/6/2017	9/6/2027		9/6/2027		4.49000%	0.00295%	0.00960%	0.00500%	0.00050%
44	Ellenwood Town Center	55,310	Sq. Ft.	75	4,125,000	4,125,000	0.6%	3,440,757	N	6/27/2017	8/11/2017	7/11/2018	8/11/2018	7/11/2027		4.59000%	0.00295%	0.00960%	0.00500%	0.00050%
45	Country Cove MHP	146	Pads	26,650	3,900,000	3,890,911	0.6%	3,192,522	N	8/1/2017	9/11/2017		9/11/2017	8/11/2027		4.87000%	0.00295%	0.00960%	0.00500%	0.00050%
46	Victory Shops at Eldorado	13,600	Sq. Ft.	279	3,800,000	3,800,000	0.5%	3,292,351	N	8/1/2017	9/6/2017	8/6/2019	9/6/2019	8/6/2027		5.05000%	0.00295%	0.00960%	0.00500%	0.00050%
47	Best Western Plus New Cumberland Inn & Suites	65	Rooms	58,341	3,800,000	3,792,145	0.5%	3,168,190	N	7/19/2017	9/6/2017		9/6/2017	8/6/2027		5.44000%	0.00295%	0.00960%	0.00500%	0.00050%
48	Wayside MHC	120	Pads	29,898	3,600,000	3,587,713	0.5%	2,950,095	N	6/28/2017	8/11/2017		8/11/2017	7/11/2027		4.90000%	0.00295%	0.00960%	0.00500%	0.00050%
49	Affordable Self Storage	46,785	Sq. Ft.	73	3,400,000	3,396,100	0.5%	2,817,525	N	9/7/2017	10/11/2017		10/11/2017	9/11/2027		5.25000%	0.00295%	0.00960%	0.00500%	0.00050%
50	Speedway Marketplace	11,200	Sq. Ft.	297	3,325,000	3,320,794	0.5%	2,708,050	N	9/8/2017	10/11/2017		10/11/2017	9/11/2027		4.72000%	0.00295%	0.00960%	0.00500%	0.00050%
51	Walgreens - Mansfield, TX	14,820	Sq. Ft.	222	3,300,000	3,288,713	0.5%	2,434,603	N	7/31/2017	9/11/2017		9/11/2017	8/11/2027		4.64000%	0.00295%	0.00960%	0.00500%	0.00050%
52	Kaysville Business Park	58,664	Sq. Ft.	56	3,300,000	3,288,321	0.5%	2,688,983	N	6/29/2017	8/11/2017		8/11/2017	7/11/2027		4.73000%	0.00295%	0.00960%	0.00500%	0.00050%
53	Eau Gallie Self Storage	57,786	Sq. Ft.	55	3,200,000	3,196,397	0.5%	2,660,192	N	8/22/2017	10/11/2017		10/11/2017	9/11/2027		5.35000%	0.00295%	0.00960%	0.00500%	0.00050%
54	Highland Plaza	12,001	Sq. Ft.	266	3,200,000	3,195,455	0.5%	2,549,004	N	8/31/2017	10/11/2017		10/11/2017	9/11/2027		4.08000%	0.00295%	0.00960%	0.00500%	0.00050%
55	The Colonnade on Lake Conroe	27,125	Sq. Ft.	99	2,700,000	2,696,622	0.4%	2,203,440	N	9/11/2017	10/11/2017		10/11/2017	9/11/2027		4.78000%	0.00295%	0.00960%	0.00500%	0.00050%
56	Fenton Storage Portfolio	85,876	Sq. Ft.	31	2,625,000	2,625,000	0.4%	2,270,135	N	7/11/2017	8/6/2017	7/6/2019	8/6/2019	7/6/2027		4.97500%	0.00295%	0.00960%	0.00500%	0.00050%
56.01	Fenton Storage South	60,283	Sq. Ft.		1,925,000	1,925,000	0.3%
56.02	Fenton Storage North	25,593	Sq. Ft.		700,000	700,000	0.1%
57	15330-15350 Nordhoff Street	7,367	Sq. Ft.	352	2,600,000	2,591,502	0.4%	2,144,600	N	6/30/2017	8/11/2017		8/11/2017	7/11/2027		5.10000%	0.00295%	0.00960%	0.00500%	0.00050%
58	Cypress Self Storage	53,250	Sq. Ft.	49	2,600,000	2,591,069	0.4%	2,128,512	N	6/30/2017	8/11/2017		8/11/2017	7/11/2027		4.87000%	0.00295%	0.00960%	0.00500%	0.00050%
59	Shoppes of Gunbarrel Pointe	10,500	Sq. Ft.	238	2,500,000	2,500,000	0.4%	2,159,048	N	7/21/2017	9/6/2017	8/6/2019	9/6/2019	8/6/2027		4.92300%	0.00295%	0.00960%	0.00500%	0.00050%
60	Advanced Mini Storage	62,400	Sq. Ft.	37	2,300,000	2,300,000	0.3%	1,978,399	N	8/31/2017	10/6/2017	9/6/2019	10/6/2019	9/6/2027		4.77000%	0.00295%	0.00960%	0.00500%	0.00050%
61	Creekview Apartments	34	Units	58,824	2,000,000	2,000,000	0.3%	1,710,506	N	8/1/2017	9/11/2017	8/11/2019	9/11/2019	8/11/2027		4.55000%	0.00295%	0.00960%	0.00500%	0.00050%
62	Pomona Townhomes	28	Units	67,857	1,900,000	1,900,000	0.3%	1,622,812	N	8/1/2017	9/11/2017	8/11/2019	9/11/2019	8/11/2027		4.50000%	0.00295%	0.00960%	0.00500%	0.00050%
63	Brown and Bermuda MHCs	65	Pads	29,195	1,900,000	1,897,696	0.3%	1,559,316	N	8/29/2017	10/11/2017		10/11/2017	9/11/2027		4.95000%	0.00295%	0.00960%	0.00500%	0.00050%
64	Seneca Broadview Hills Townhomes	151	Units	11,299	4,350,000	1,706,163	0.2%	101,595	N	10/22/2002	12/1/2002		12/1/2002	11/1/2022		6.00000%	0.00295%	0.00960%	0.00500%	0.00050%
65	Lloyds MHC	64	Pads	20,216	1,300,000	1,293,835	0.2%	818,878	N	7/19/2017	9/11/2017		9/11/2017	8/11/2027		4.99000%	0.00295%	0.00960%	0.00500%	0.00050%

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)(16)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions(4)
1	225 & 233 Park Avenue South	0.00030%	3.63600%	Actual/360	185,105.69	Interest-only, Balloon	Actual/360	120	116	120	116	0	0	4	L(28),D(87),O(5)
2	Mall of Louisiana	0.00030%	3.96860%	Actual/360	238,246.67	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),D(90),O(4)
3	Marketplace at Millcreek	0.00030%	3.80165%	Actual/360	127,810.83	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(88),O(7)
4	SAVA Holdings IHG Portfolio	0.00030%	4.99165%	Actual/360	198,850.19	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1	L(25),D(91),O(4)
4.01	Candlewood Suites DFW South
4.02	Holiday Inn DFW Airport South
4.03	Staybridge Suites Plano
5	Wilshire Pacific Plaza	0.00030%	4.08165%	Actual/360	113,796.35	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(90),O(5)
6	Pinnacle Medical Plaza	0.00030%	4.26415%	Actual/360	105,359.95	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)
7	Winslow Bay Commons	0.00030%	3.80165%	Actual/360	83,270.69	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(88),O(7)
8	Del Amo Fashion Center	0.00030%	3.64335%	Actual/360	77,256.22	Interest-only, Balloon	Actual/360	120	116	120	116	0	0	4	L(28),D(85),O(7)
9	Pleasant Prairie Premium Outlets	0.00030%	3.97960%	Actual/360	84,385.13	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(88),O(7)
10	Gehl Foods Portfolio	0.00030%	4.20165%	Actual/360	110,291.67	Interest-only, Amortizing Balloon	Actual/360	120	120	60	60	360	360	0	L(24),GRTR 1% or YM(92),O(4)
10.01	Freistadt Road
10.02	Main Street
10.03	Crusader Court
11	iStar Leased Fee Portfolio	0.00030%	3.77960%	Actual/360	64,128.47	Interest-only, ARD	Actual/360	120	114	120	114	0	0	6	L(30),GRTR 1% or YM or D(85),O(5)
11.01	Hilton Salt Lake
11.02	DoubleTree Seattle Airport
11.03	DoubleTree Mission Valley
11.04	One Ally Center
11.05	DoubleTree Sonoma
11.06	DoubleTree Durango
11.07	Northside Forsyth Hospital Medical Center
11.08	NASA/JPSS Headquarters
11.09	Dallas Market Center: Sheraton Suites
11.10	Dallas Market Center: Marriott Courtyard
11.11	The Buckler Apartments
11.12	Lock-Up Self Storage Facility
12	45 Eisenhower Drive	0.00030%	4.73165%	Actual/360	104,199.06	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
13	Hilton Garden Inn Chicago/North Loop	0.00030%	4.78165%	Actual/360	104,933.07	Amortizing Balloon		120	116	0	0	360	356	4	L(28),D(88),O(4)
14	Sentinel Business Center	0.00030%	4.47665%	Actual/360	88,617.95	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
15	Southridge Plaza Austin	0.00030%	4.14165%	Actual/360	50,390.28	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)
16	Magnolia Hotel Denver	0.00030%	5.25460%	Actual/360	77,482.04	Amortizing Balloon		60	55	0	0	360	355	5	L(29),D(26),O(5)
17	North Point Village	0.00030%	4.54165%	Actual/360	66,566.10	Interest-only, Amortizing Balloon	Actual/360	120	115	24	19	360	360	5	L(29),D(87),O(4)
18	League City Hotel Portfolio	0.00030%	5.30165%	Actual/360	61,220.20	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
18.01	Hampton Inn & Suites Houston/League City
18.02	Candlewood Suites League City
19	Blossom Business Center	0.00030%	4.47665%	Actual/360	55,702.71	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
20	Hampton Inn - Frederick	0.00030%	4.83165%	Actual/360	59,028.12	Amortizing Balloon		120	119	0	0	300	299	1	L(25),D(91),O(4)
21	Starwood Capital Group Hotel Portfolio	0.00030%	4.47060%	Actual/360	37,902.55	Interest-only, Balloon	Actual/360	120	116	120	116	0	0	4	L(12),GRTR 1% or YM(105),O(3)
21.01	Larkspur Landing Sunnyvale
21.02	Larkspur Landing Milpitas
21.03	Larkspur Landing Campbell
21.04	Larkspur Landing San Francisco
21.05	Larkspur Landing Pleasanton
21.06	Larkspur Landing Bellevue
21.07	Larkspur Landing Sacramento
21.08	Hampton Inn Ann Arbor North
21.09	Larkspur Landing Hillsboro
21.10	Larkspur Landing Renton
21.11	Holiday Inn Arlington Northeast Rangers Ballpark
21.12	Residence Inn Toledo Maumee
21.13	Residence Inn Williamsburg
21.14	Hampton Inn Suites Waco South
21.15	Holiday Inn Louisville Airport Fair Expo
21.16	Courtyard Tyler
21.17	Hilton Garden Inn Edison Raritan Center
21.18	Hilton Garden Inn St Paul Oakdale
21.19	Residence Inn Grand Rapids West
21.20	Peoria, AZ Residence Inn
21.21	Hampton Inn Suites Bloomington Normal
21.22	Courtyard Chico
21.23	Hampton Inn Suites South Bend
21.24	Hampton Inn Suites Kokomo
21.25	Courtyard Wichita Falls
21.26	Hampton Inn Morehead
21.27	Residence Inn Chico
21.28	Courtyard Lufkin
21.29	Hampton Inn Carlisle
21.30	Springhill Suites Williamsburg
21.31	Fairfield Inn Bloomington
21.32	Waco Residence Inn
21.33	Holiday Inn Express Fishers
21.34	Larkspur Landing Folsom
21.35	Springhill Suites Chicago Naperville Warrenville
21.36	Holiday Inn Express & Suites Paris
21.37	Toledo Homewood Suites
21.38	Grand Rapids Homewood Suites
21.39	Fairfield Inn Laurel
21.40	Cheyenne Fairfield Inn and Suites
21.41	Courtyard Akron Stow
21.42	Towneplace Suites Bloomington
21.43	Larkspur Landing Roseville
21.44	Hampton Inn Danville
21.45	Holiday Inn Norwich
21.46	Hampton Inn Suites Longview North
21.47	Springhill Suites Peoria Westlake
21.48	Hampton Inn Suites Buda
21.49	Shawnee Hampton Inn
21.50	Racine Fairfield Inn
21.51	Hampton Inn Selinsgrove Shamokin Dam
21.52	Holiday Inn Express & Suites Terrell
21.53	Westchase Homewood Suites
21.54	Holiday Inn Express & Suites Tyler South
21.55	Holiday Inn Express & Suites Huntsville
21.56	Hampton Inn Sweetwater

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)(16)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions(4)
21.57	Comfort Suites Buda Austin South
21.58	Fairfield Inn & Suites Weatherford
21.59	Holiday Inn Express & Suites Altus
21.60	Comfort Inn & Suites Paris
21.61	Hampton Inn Suites Decatur
21.62	Holiday Inn Express & Suites Texarkana East
21.63	Mankato Fairfield Inn
21.64	Candlewood Suites Texarkana
21.65	Country Inn & Suites Houston Intercontinental Airport East
22	AeroPlex II	0.00030%	4.68165%	Actual/360	51,863.78	Amortizing Balloon		120	120	0	0	360	360	0	L(24),D(92),O(4)
23	St. Louis Ground Lease	0.00030%	4.30165%	Actual/360	59,805.55	Amortizing Balloon		120	117	0	0	240	237	3	L(27),D(89),O(4)
24	Shady Willow Plaza	0.00030%	4.39165%	Actual/360	45,873.69	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),D(87),O(7)
25	Shea Medical Plaza	0.00030%	4.52165%	Actual/360	44,288.64	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2	L(26),D(90),O(4)
26	215 South Brea Boulevard	0.00030%	4.68165%	Actual/360	43,046.94	Amortizing Balloon		60	57	0	0	360	357	3	L(27),D(29),O(4)
27	Sprouts Whittier	0.00030%	4.65165%	Actual/360	27,817.31	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)
28	Island Palm Shoppes	0.00030%	4.71165%	Actual/360	24,213.59	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2	L(26),D(91),O(3)
29	Runway Plaza	0.00030%	4.71165%	Actual/360	9,940.45	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2	L(26),D(91),O(3)
30	CIA Developers Office Portfolio	0.00030%	4.24165%	Actual/360	32,014.16	Amortizing Balloon		120	119	0	0	360	359	1	L(25),GRTR 1% or YM(91),O(4)
30.01	Coastal Technology Center
30.02	Trio Industrial Plaza
30.03	Dow Rodes Industrial Center
30.04	Gran central Building
31	Salida & Manteca Secured Storage Portfolio	0.00030%	4.32165%	Actual/360	23,101.46	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)
31.01	Secured Self Storage of Salida
31.02	Secured Self Storage of Manteca
32	Hampton Inn - Farmville	0.00030%	4.81165%	Actual/360	32,510.15	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(89),O(4)
33	Heacock Business Center	0.00030%	4.08165%	Actual/360	28,991.90	Amortizing Balloon		120	119	0	0	360	359	1	L(25),GRTR 1% or YM(91),O(4)
34	Candlewood Suites Harrisburg-Hershey	0.00030%	5.42165%	Actual/360	33,841.81	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
35	Douglasville Center	0.00030%	4.73165%	Actual/360	31,038.02	Amortizing Balloon		120	120	0	0	360	360	0	L(24),D(92),O(4)
36	Wanamaker Crossing	0.00030%	4.91165%	Actual/360	33,670.10	Amortizing Balloon		120	117	0	0	300	297	3	L(27),D(90),O(3)
37	Stockton Self Storage	0.00030%	4.56165%	Actual/360	26,275.73	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1	L(25),D(92),O(3)
38	Battlefield Square Shoppes	0.00030%	5.03165%	Actual/360	27,210.03	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
39	Atrisco Plaza Shopping Center	0.00030%	4.95710%	Actual/360	26,810.53	Interest-only, Amortizing Balloon	Actual/360	120	118	18	16	360	360	2	L(26),D(90),O(4)
40	Sterling Oaks	0.00030%	4.34665%	Actual/360	24,934.78	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
41	North Park Marketplace	0.00030%	4.73165%	Actual/360	23,995.78	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(90),O(5)
42	Boulevard Square I	0.00030%	4.75415%	Actual/360	22,298.28	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
43	A-1 Secure Storage	0.00030%	4.47165%	Actual/360	15,648.74	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)
44	Ellenwood Town Center	0.00030%	4.57165%	Actual/360	21,121.94	Interest-only, Amortizing Balloon	Actual/360	120	117	12	9	360	360	3	L(27),D(90),O(3)
45	Country Cove MHP	0.00030%	4.85165%	Actual/360	20,627.29	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(91),O(3)
46	Victory Shops at Eldorado	0.00030%	5.03165%	Actual/360	20,515.50	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2	L(26),D(90),O(4)
47	Best Western Plus New Cumberland Inn & Suites	0.00030%	5.42165%	Actual/360	21,433.15	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
48	Wayside MHC	0.00030%	4.88165%	Actual/360	19,106.16	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(90),O(3)
49	Affordable Self Storage	0.00030%	5.23165%	Actual/360	18,774.93	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
50	Speedway Marketplace	0.00030%	4.70165%	Actual/360	17,284.70	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(90),O(5)
51	Walgreens - Mansfield, TX	0.00030%	4.62165%	Actual/360	18,605.69	Amortizing Balloon		120	118	0	0	300	298	2	L(26),D(90),O(4)
52	Kaysville Business Park	0.00030%	4.71165%	Actual/360	17,174.60	Amortizing Balloon		120	117	0	0	360	357	3	L(27),GRTR 1% or YM(89),O(4)
53	Eau Gallie Self Storage	0.00030%	5.33165%	Actual/360	17,869.24	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
54	Highland Plaza	0.00030%	4.06165%	Actual/360	15,425.24	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
55	The Colonnade on Lake Conroe	0.00030%	4.76165%	Actual/360	14,133.34	Amortizing Balloon		120	119	0	0	360	359	1	L(25),GRTR 1% or YM(92),O(3)
56	Fenton Storage Portfolio	0.00030%	4.95665%	Actual/360	14,051.49	Interest-only, Amortizing Balloon	Actual/360	120	117	24	21	360	360	3	L(27),D(88),O(5)
56.01	Fenton Storage South
56.02	Fenton Storage North
57	15330-15350 Nordhoff Street	0.00030%	5.08165%	Actual/360	14,116.69	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(89),O(4)
58	Cypress Self Storage	0.00030%	4.85165%	Actual/360	13,751.52	Amortizing Balloon		120	117	0	0	360	357	3	L(27),GRTR 1% or YM(89),O(4)
59	Shoppes of Gunbarrel Pointe	0.00030%	4.90465%	Actual/360	13,303.14	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2	L(26),D(90),O(4)
60	Advanced Mini Storage	0.00030%	4.75165%	Actual/360	12,025.63	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1	L(25),D(91),O(4)
61	Creekview Apartments	0.00030%	4.53165%	Actual/360	10,193.21	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2	L(26),GRTR 1% or YM or D(90),O(4)
62	Pomona Townhomes	0.00030%	4.48165%	Actual/360	9,627.02	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2	L(26),GRTR 1% or YM or D(90),O(4)
63	Brown and Bermuda MHCs	0.00030%	4.93165%	Actual/360	10,141.63	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
64	Seneca Broadview Hills Townhomes	0.00030%	5.98165%	Actual/360	31,164.75	Fully Amortizing		240	61	0	0	240	61	179	L(49),D(128),GRTR 1% or YM(39),O(24)
65	Lloyds MHC	0.00030%	4.97165%	Actual/360	8,572.24	Amortizing Balloon		120	118	0	0	240	238	2	L(26),GRTR 1% or YM(91),O(3)

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Grace Period Default (Days)(5)	Grace Period Late (Days)(5)	Appraised Value ($)(6)	Appraisal Date	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)	U/W NCF DSCR (x)(7)	Cut-off Date LTV Ratio(6)(7)	LTV Ratio at Maturity or ARD(6)(7)	Cut-off Date U/W NOI Debt Yield(7)	Cut-off Date U/W NCF Debt Yield(7)	U/W Revenues ($)(3)(8)(10)	U/W Expenses ($)
1	225 & 233 Park Avenue South	0	0	750,000,000	4/1/2017									3.39	3.27	31.3%	31.3%	12.6%	12.1%	48,106,942	18,601,103
2	Mall of Louisiana	0	0	570,000,000	6/23/2017									1.94	1.85	57.0%	49.3%	11.1%	10.6%	43,215,234	7,152,311
3	Marketplace at Millcreek	0	0	75,800,000	7/9/2017									3.08	2.77	52.2%	52.2%	11.9%	10.7%	6,395,033	1,669,652
4	SAVA Holdings IHG Portfolio	0	0	64,900,000	Various									2.17	1.94	57.0%	49.3%	14.0%	12.5%	13,439,151	8,261,742
4.01	Candlewood Suites DFW South			25,800,000	6/1/2018															4,079,937	2,144,314
4.02	Holiday Inn DFW Airport South			19,100,000	5/10/2017															5,295,046	3,635,497
4.03	Staybridge Suites Plano			20,000,000	6/1/2018															4,064,168	2,481,931
5	Wilshire Pacific Plaza	0	0	59,000,000	7/18/2017									2.51	2.42	55.7%	55.7%	10.4%	10.0%	4,696,734	1,265,398
6	Pinnacle Medical Plaza	0	0	49,950,000	5/24/2017									2.22	2.08	58.1%	58.1%	9.7%	9.1%	3,668,639	862,149
7	Winslow Bay Commons	0	0	56,350,000	7/17/2017									3.57	3.26	45.8%	45.8%	13.8%	12.6%	4,485,287	914,550
8	Del Amo Fashion Center	0	0	1,155,000,000	4/23/2017									3.48	3.34	39.8%	39.8%	12.9%	12.4%	81,259,520	21,915,628
9	Pleasant Prairie Premium Outlets	0	0	290,000,000	7/20/2017									2.77	2.66	50.0%	50.0%	11.2%	10.8%	22,589,594	6,316,284
10	Gehl Foods Portfolio	0	5	34,500,000	7/13/2017									1.73	1.59	65.2%	59.4%	10.2%	9.4%	2,958,752	664,174
10.01	Freistadt Road			16,450,000	7/13/2017															1,405,191	311,312
10.02	Main Street			11,950,000	7/13/2017															1,017,138	223,579
10.03	Crusader Court			6,100,000	7/13/2017															536,422	129,283
11	iStar Leased Fee Portfolio	0	0	346,160,000	Various									2.12	2.12	65.6%	65.6%	8.2%	8.2%	NAV	NAV
11.01	Hilton Salt Lake			79,900,000	2/20/2017															NAV	NAV
11.02	DoubleTree Seattle Airport			75,700,000	2/27/2017															NAV	NAV
11.03	DoubleTree Mission Valley			55,000,000	2/16/2017															NAV	NAV
11.04	One Ally Center			46,140,000	2/23/2017															NAV	NAV
11.05	DoubleTree Sonoma			27,700,000	2/15/2017															NAV	NAV
11.06	DoubleTree Durango			24,400,000	2/17/2017															NAV	NAV
11.07	Northside Forsyth Hospital Medical Center			11,000,000	2/22/2017															NAV	NAV
11.08	NASA/JPSS Headquarters			7,550,000	2/15/2017															NAV	NAV
11.09	Dallas Market Center: Sheraton Suites			6,000,000	2/20/2017															NAV	NAV
11.10	Dallas Market Center: Marriott Courtyard			5,400,000	2/20/2017															NAV	NAV
11.11	The Buckler Apartments			5,300,000	2/17/2017															NAV	NAV
11.12	Lock-Up Self Storage Facility			2,070,000	2/21/2017															NAV	NAV
12	45 Eisenhower Drive	0	0	28,400,000	6/13/2017									1.73	1.49	70.2%	57.3%	10.8%	9.3%	3,991,814	1,833,588
13	Hilton Garden Inn Chicago/North Loop	0	5	59,300,000	4/21/2017									1.74	1.55	57.1%	46.8%	11.0%	9.8%	10,141,170	6,423,078
14	Sentinel Business Center	0	0	24,000,000	7/14/2017									1.66	1.47	72.7%	58.9%	10.1%	9.0%	2,440,438	673,128
15	Southridge Plaza Austin	0	0	24,000,000	4/24/2017									2.37	2.16	59.2%	59.2%	10.1%	9.2%	2,358,838	925,089
16	Magnolia Hotel Denver	0	0	95,600,000	4/1/2018									1.78	1.58	56.2%	52.3%	11.9%	10.6%	17,515,407	11,136,515
17	North Point Village	0	0	17,750,000	4/14/2017									1.41	1.31	73.2%	62.7%	8.6%	8.1%	1,561,712	438,908
18	League City Hotel Portfolio	0	0	18,500,000	4/24/2017									2.30	2.07	59.3%	49.4%	15.4%	13.8%	4,302,120	2,612,567
18.01	Hampton Inn & Suites Houston/League City			10,100,000	4/24/2017															2,477,530	1,473,799
18.02	Candlewood Suites League City			8,400,000	4/24/2017															1,824,589	1,138,767
19	Blossom Business Center	0	0	14,750,000	7/14/2017									1.64	1.52	74.4%	60.3%	10.0%	9.2%	1,559,648	462,102
20	Hampton Inn - Frederick	0	0	15,200,000	7/21/2019									1.82	1.59	67.3%	50.1%	12.6%	11.0%	4,031,837	2,741,304
21	Starwood Capital Group Hotel Portfolio	0	0	956,000,000	4/23/2017									3.05	2.72	60.4%	60.4%	13.9%	12.4%	213,600,210	133,537,987
21.01	Larkspur Landing Sunnyvale			52,100,000	4/23/2017															7,774,225	3,291,296
21.02	Larkspur Landing Milpitas			43,900,000	4/23/2017															6,764,028	2,931,310
21.03	Larkspur Landing Campbell			38,600,000	4/23/2017															6,059,570	2,617,761
21.04	Larkspur Landing San Francisco			31,800,000	4/23/2017															5,697,514	3,043,028
21.05	Larkspur Landing Pleasanton			31,100,000	4/23/2017															5,193,352	2,547,257
21.06	Larkspur Landing Bellevue			27,700,000	4/23/2017															4,692,425	2,331,202
21.07	Larkspur Landing Sacramento			20,700,000	4/23/2017															4,214,257	2,228,775
21.08	Hampton Inn Ann Arbor North			20,200,000	4/23/2017															4,826,301	2,797,123
21.09	Larkspur Landing Hillsboro			20,200,000	4/23/2017															3,941,272	2,074,859
21.10	Larkspur Landing Renton			20,000,000	4/23/2017															4,423,020	2,551,967
21.11	Holiday Inn Arlington Northeast Rangers Ballpark			19,200,000	4/23/2017															5,568,856	3,808,855
21.12	Residence Inn Toledo Maumee			19,000,000	4/23/2017															4,066,425	2,394,233
21.13	Residence Inn Williamsburg			18,200,000	4/23/2017															3,955,706	2,438,734
21.14	Hampton Inn Suites Waco South			16,800,000	4/23/2017															4,293,844	2,707,299
21.15	Holiday Inn Louisville Airport Fair Expo			16,500,000	4/23/2017															4,185,314	2,629,134
21.16	Courtyard Tyler			16,200,000	4/23/2017															3,341,364	1,954,349
21.17	Hilton Garden Inn Edison Raritan Center			16,200,000	4/23/2017															5,848,958	4,297,603
21.18	Hilton Garden Inn St Paul Oakdale			16,000,000	4/23/2017															4,891,094	3,005,604
21.19	Residence Inn Grand Rapids West			15,800,000	4/23/2017															3,115,120	1,853,237
21.20	Peoria, AZ Residence Inn			15,700,000	4/23/2017															3,248,248	1,960,291
21.21	Hampton Inn Suites Bloomington Normal			15,600,000	4/23/2017															3,738,690	2,192,200
21.22	Courtyard Chico			15,300,000	4/23/2017															3,850,184	2,256,991
21.23	Hampton Inn Suites South Bend			14,800,000	4/23/2017															3,810,167	2,425,550
21.24	Hampton Inn Suites Kokomo			14,800,000	4/23/2017															3,680,915	2,278,112
21.25	Courtyard Wichita Falls			14,100,000	4/23/2017															3,121,444	1,900,976
21.26	Hampton Inn Morehead			13,700,000	4/23/2017															3,154,358	1,934,119
21.27	Residence Inn Chico			13,300,000	4/23/2017															3,273,835	1,934,702
21.28	Courtyard Lufkin			12,700,000	4/23/2017															2,752,597	1,904,207
21.29	Hampton Inn Carlisle			12,600,000	4/23/2017															3,439,196	2,184,723
21.30	Springhill Suites Williamsburg			12,600,000	4/23/2017															3,361,902	2,351,318
21.31	Fairfield Inn Bloomington			12,500,000	4/23/2017															3,018,966	1,596,788
21.32	Waco Residence Inn			12,200,000	4/23/2017															3,136,682	2,098,980
21.33	Holiday Inn Express Fishers			11,400,000	4/23/2017															3,176,451	2,097,965
21.34	Larkspur Landing Folsom			11,100,000	4/23/2017															2,902,483	1,927,519
21.35	Springhill Suites Chicago Naperville Warrenville			10,500,000	4/23/2017															3,321,573	2,487,672
21.36	Holiday Inn Express & Suites Paris			10,400,000	4/23/2017															2,343,673	1,451,447
21.37	Toledo Homewood Suites			10,400,000	4/23/2017															2,929,714	1,868,320
21.38	Grand Rapids Homewood Suites			10,100,000	4/23/2017															3,009,146	2,149,208
21.39	Fairfield Inn Laurel			9,400,000	4/23/2017															3,127,939	2,345,351
21.40	Cheyenne Fairfield Inn and Suites			9,400,000	4/23/2017															1,961,942	1,129,873
21.41	Courtyard Akron Stow			9,200,000	4/23/2017															3,168,035	2,155,198
21.42	Towneplace Suites Bloomington			8,700,000	4/23/2017															2,441,633	1,469,446
21.43	Larkspur Landing Roseville			8,700,000	4/23/2017															2,851,065	1,950,874
21.44	Hampton Inn Danville			8,600,000	4/23/2017															2,591,371	1,759,107
21.45	Holiday Inn Norwich			8,500,000	4/23/2017															4,801,904	3,857,696
21.46	Hampton Inn Suites Longview North			8,400,000	4/23/2017															2,322,688	1,579,337
21.47	Springhill Suites Peoria Westlake			8,400,000	4/23/2017															2,918,586	2,302,611
21.48	Hampton Inn Suites Buda			8,300,000	4/23/2017															2,627,746	1,669,033
21.49	Shawnee Hampton Inn			8,300,000	4/23/2017															1,892,474	1,198,000
21.50	Racine Fairfield Inn			8,100,000	4/23/2017															1,812,261	1,135,948
21.51	Hampton Inn Selinsgrove Shamokin Dam			7,900,000	4/23/2017															2,433,055	1,648,454
21.52	Holiday Inn Express & Suites Terrell			7,500,000	4/23/2017															2,149,392	1,457,931
21.53	Westchase Homewood Suites			9,800,000	4/23/2017															2,958,058	2,459,994
21.54	Holiday Inn Express & Suites Tyler South			7,200,000	4/23/2017															2,128,673	1,443,645
21.55	Holiday Inn Express & Suites Huntsville			6,900,000	4/23/2017															2,360,887	1,577,065
21.56	Hampton Inn Sweetwater			6,300,000	4/23/2017															1,585,686	1,121,890

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Grace Period Default (Days)(5)	Grace Period Late (Days)(5)	Appraised Value ($)(6)	Appraisal Date	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)	U/W NCF DSCR (x)(7)	Cut-off Date LTV Ratio(6)(7)	LTV Ratio at Maturity or ARD(6)(7)	Cut-off Date U/W NOI Debt Yield(7)	Cut-off Date U/W NCF Debt Yield(7)	U/W Revenues ($)(3)(8)(10)	U/W Expenses ($)
21.57	Comfort Suites Buda Austin South			5,300,000	4/23/2017															2,082,208	1,457,351
21.58	Fairfield Inn & Suites Weatherford			5,000,000	4/23/2017															1,659,116	1,281,033
21.59	Holiday Inn Express & Suites Altus			4,600,000	4/23/2017															1,417,147	1,148,513
21.60	Comfort Inn & Suites Paris			3,600,000	4/23/2017															1,157,262	859,912
21.61	Hampton Inn Suites Decatur			3,600,000	4/23/2017															1,550,317	1,308,093
21.62	Holiday Inn Express & Suites Texarkana East			4,100,000	4/23/2017															1,638,961	1,406,520
21.63	Mankato Fairfield Inn			3,600,000	4/23/2017															1,236,472	1,037,465
21.64	Candlewood Suites Texarkana			2,600,000	4/23/2017															1,239,140	1,073,951
21.65	Country Inn & Suites Houston Intercontinental Airport East			3,200,000	4/23/2017															1,363,324	1,198,984
22	AeroPlex II	0	0	17,000,000	7/26/2017									2.04	1.77	58.8%	47.9%	12.7%	11.0%	1,817,039	547,165
23	St. Louis Ground Lease	0	0	19,600,000	5/22/2017									1.48	1.48	48.6%	30.0%	11.2%	11.2%	1,062,516	0
24	Shady Willow Plaza	0	0	14,250,000	6/16/2017									1.49	1.39	64.2%	56.1%	8.9%	8.4%	1,085,172	266,877
25	Shea Medical Plaza	0	0	12,060,000	7/18/2017									1.49	1.36	72.1%	61.7%	9.1%	8.3%	1,171,713	379,428
26	215 South Brea Boulevard	0	0	14,600,000	6/1/2017									1.36	1.33	56.6%	52.2%	8.5%	8.3%	1,009,723	304,828
27	Sprouts Whittier	0	0	12,550,000	7/21/2017									1.67	1.62	56.2%	56.2%	7.9%	7.7%	734,122	177,716
28	Island Palm Shoppes	0	0	7,000,000	6/26/2017									1.49	1.39	68.1%	58.6%	9.3%	8.7%	605,607	189,302
29	Runway Plaza	0	0	2,630,000	6/26/2017									1.49	1.39	68.1%	58.6%	9.3%	8.7%	289,464	95,262
30	CIA Developers Office Portfolio	0	0	14,990,000	7/12/2017									2.70	2.29	43.3%	34.8%	16.0%	13.5%	1,780,403	741,577
30.01	Coastal Technology Center			4,600,000	7/12/2017															616,751	239,006
30.02	Trio Industrial Plaza			5,700,000	7/12/2017															556,141	240,094
30.03	Dow Rodes Industrial Center			2,780,000	7/12/2017															365,333	167,974
30.04	Gran central Building			1,910,000	7/12/2017															242,179	94,503
31	Salida & Manteca Secured Storage Portfolio	0	0	14,260,000	6/9/2017									2.95	2.88	44.2%	44.2%	13.0%	12.7%	1,311,959	494,494
31.01	Secured Self Storage of Salida			8,620,000	6/9/2017															807,648	261,952
31.02	Secured Self Storage of Manteca			5,020,000	6/9/2017															504,311	232,542
32	Hampton Inn - Farmville	0	7	9,700,000	5/9/2017									2.47	2.22	63.4%	52.0%	15.7%	14.1%	2,451,083	1,487,985
33	Heacock Business Center	0	0	13,600,000	6/30/2017									2.48	2.09	44.1%	35.2%	14.4%	12.2%	1,289,949	428,215
34	Candlewood Suites Harrisburg-Hershey	0	0	9,600,000	5/5/2017									1.99	1.81	62.4%	52.1%	13.5%	12.3%	1,886,121	1,076,965
35	Douglasville Center	0	0	8,400,000	3/28/2017									1.42	1.31	70.8%	57.8%	8.9%	8.2%	729,577	202,271
36	Wanamaker Crossing	0	0	8,100,000	5/31/2017									1.51	1.40	71.3%	53.4%	10.6%	9.8%	1,290,677	680,310
37	Stockton Self Storage	0	0	7,200,000	7/14/2017									1.49	1.46	71.4%	61.1%	9.1%	9.0%	806,294	337,479
38	Battlefield Square Shoppes	0	0	7,250,000	6/5/2017									1.62	1.52	69.4%	57.2%	10.5%	9.9%	712,326	183,360
39	Atrisco Plaza Shopping Center	0	0	29,300,000	6/16/2017									1.46	1.35	67.4%	57.6%	9.4%	8.7%	2,493,029	643,436
40	Sterling Oaks	0	0	7,500,000	7/12/2017									1.91	1.75	66.6%	53.6%	11.4%	10.5%	1,365,394	795,149
41	North Park Marketplace	0	0	6,200,000	7/18/2017									1.64	1.46	74.1%	60.5%	10.3%	9.1%	671,942	199,031
42	Boulevard Square I	0	0	5,850,000	5/22/2017									1.40	1.33	72.6%	59.3%	8.8%	8.4%	577,045	201,733
43	A-1 Secure Storage	0	0	6,900,000	6/26/2017									2.13	2.08	59.8%	59.8%	9.7%	9.5%	720,895	320,489
44	Ellenwood Town Center	0	0	5,700,000	5/12/2017									1.76	1.54	72.4%	60.4%	10.8%	9.4%	642,582	195,495
45	Country Cove MHP	0	0	7,130,000	6/16/2017									1.74	1.71	54.6%	44.8%	11.1%	10.9%	700,593	269,583
46	Victory Shops at Eldorado	0	0	5,850,000	7/3/2017									1.45	1.38	65.0%	56.3%	9.4%	9.0%	470,971	114,519
47	Best Western Plus New Cumberland Inn & Suites	0	0	5,700,000	4/26/2017									1.99	1.80	66.5%	55.6%	13.5%	12.2%	1,251,431	739,083
48	Wayside MHC	0	0	5,200,000	6/1/2017									1.49	1.47	69.0%	56.7%	9.5%	9.4%	609,866	267,798
49	Affordable Self Storage	0	0	4,990,000	5/2/2017									1.41	1.39	68.1%	56.5%	9.3%	9.2%	501,226	184,240
50	Speedway Marketplace	0	0	4,800,000	6/21/2017									1.46	1.38	69.2%	56.4%	9.1%	8.6%	390,462	86,918
51	Walgreens - Mansfield, TX	0	0	5,800,000	6/17/2017									1.38	1.37	56.7%	42.0%	9.3%	9.3%	310,400	3,104
52	Kaysville Business Park	0	0	4,720,000	5/26/2017									1.57	1.38	69.7%	57.0%	9.8%	8.6%	450,206	127,009
53	Eau Gallie Self Storage	0	0	5,000,000	6/29/2017									1.36	1.32	63.9%	53.2%	9.1%	8.9%	448,737	157,371
54	Highland Plaza	0	0	6,300,000	8/3/2017									2.11	1.95	50.7%	40.5%	12.2%	11.3%	523,362	133,225
55	The Colonnade on Lake Conroe	0	0	4,020,000	6/20/2017									1.72	1.51	67.1%	54.8%	10.8%	9.5%	433,608	142,617
56	Fenton Storage Portfolio	0	0	3,750,000	3/27/2017									1.56	1.49	70.0%	60.5%	10.0%	9.6%	509,836	246,308
56.01	Fenton Storage South			2,700,000	3/27/2017															329,484	150,841
56.02	Fenton Storage North			1,050,000	3/27/2017															180,352	95,466
57	15330-15350 Nordhoff Street	0	0	5,450,000	12/22/2016									1.87	1.87	47.6%	39.4%	12.2%	12.2%	476,488	159,396
58	Cypress Self Storage	0	0	4,010,000	4/11/2017									1.34	1.30	64.6%	53.1%	8.5%	8.3%	440,571	220,024
59	Shoppes of Gunbarrel Pointe	0	0	3,650,000	7/5/2017									1.64	1.56	68.5%	59.2%	10.5%	10.0%	334,393	72,042
60	Advanced Mini Storage	0	0	3,490,000	7/25/2017									1.53	1.49	65.9%	56.7%	9.6%	9.3%	371,387	150,439
61	Creekview Apartments	0	0	3,400,000	6/28/2017									1.62	1.52	58.8%	50.3%	9.9%	9.3%	493,113	294,720
62	Pomona Townhomes	0	0	4,200,000	6/28/2017									2.16	2.07	45.2%	38.6%	13.2%	12.6%	535,939	286,056
63	Brown and Bermuda MHCs	0	0	3,230,000	7/6/2017									1.44	1.42	58.8%	48.3%	9.3%	9.1%	355,053	179,215
64	Seneca Broadview Hills Townhomes	7	7	7,800,000	4/26/2017									1.28	1.16	21.9%	1.3%	28.1%	25.5%	1,202,805	723,097
65	Lloyds MHC	0	0	2,070,000	6/19/2017									1.34	1.30	62.5%	39.6%	10.6%	10.4%	290,344	152,690

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate(3)(8)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period(9)
1	225 & 233 Park Avenue South	29,505,839	74,333	991,923	28,439,583	97.9%	5/24/2017			TTM 3/31/2017	35,043,673	19,795,518	15,248,156	0	15,248,156			Actual 2016
2	Mall of Louisiana	36,062,923	155,358	1,473,928	34,433,637	91.8%	6/30/2017			TTM 4/30/2017	42,205,123	7,209,498	34,995,624	0	34,995,624			Actual 2016
3	Marketplace at Millcreek	4,725,381	148,720	325,287	4,251,374	97.2%	7/6/2017			TTM 6/30/2017	6,321,731	1,408,354	4,913,376	0	4,913,376			Actual 2016
4	SAVA Holdings IHG Portfolio	5,177,409	537,566	0	4,639,843	89.9%	7/31/2017	93	80	TTM 7/31/2017	13,439,151	8,212,564	5,226,587	0	5,226,587	90	80	Actual 2016
4.01	Candlewood Suites DFW South	1,935,623	163,197	0	1,772,426	94.7%	7/31/2017	68	63	TTM 7/31/2017	4,079,937	2,130,813	1,949,124	0	1,949,124	67	63	Actual 2016
4.02	Holiday Inn DFW Airport South	1,659,549	211,802	0	1,447,748	85.4%	7/31/2017	107	88	TTM 7/31/2017	5,295,046	3,616,035	1,679,011	0	1,679,011	103	88	Actual 2016
4.03	Staybridge Suites Plano	1,582,237	162,567	0	1,419,670	88.1%	7/31/2017	120	98	TTM 7/31/2017	4,064,168	2,465,716	1,598,452	0	1,598,452	111	98	Actual 2016
5	Wilshire Pacific Plaza	3,431,335	21,547	110,934	3,298,854	92.7%	9/1/2017			TTM 7/31/2017	4,200,059	1,311,824	2,888,235	0	2,888,235			Actual 2016
6	Pinnacle Medical Plaza	2,806,490	16,080	162,885	2,627,524	100.0%	8/1/2017			TTM 4/30/2017	3,653,142	858,649	2,794,493	0	2,794,493			Actual 2016
7	Winslow Bay Commons	3,570,737	86,943	225,293	3,258,501	99.4%	7/6/2017			TTM 6/30/2017	4,476,103	923,536	3,552,567	0	3,552,567			Actual 2016
8	Del Amo Fashion Center	59,343,892	223,460	2,154,999	56,965,434	85.2%	5/15/2017			TTM 3/31/2017	77,175,155	23,956,448	53,218,707	0	53,218,707			Actual 2016
9	Pleasant Prairie Premium Outlets	16,273,310	80,523	588,251	15,604,536	93.0%	7/26/2017			TTM 6/30/2017	21,668,323	5,841,756	15,826,567	0	15,826,567			Actual 2016
10	Gehl Foods Portfolio	2,294,578	94,299	90,141	2,110,139	100.0%	10/1/2017			NAV	NAV	NAV	NAV	NAV	NAV			NAV
10.01	Freistadt Road	1,093,880	43,179	42,593	1,008,107	100.0%	10/1/2017			NAV	NAV	NAV	NAV	NAV	NAV			NAV
10.02	Main Street	793,559	35,048	31,695	726,816	100.0%	10/1/2017			NAV	NAV	NAV	NAV	NAV	NAV			NAV
10.03	Crusader Court	407,140	16,071	15,853	375,216	100.0%	10/1/2017			NAV	NAV	NAV	NAV	NAV	NAV			NAV
11	iStar Leased Fee Portfolio	18,511,396	0	0	18,511,396	NAP	NAP	Various	Various	NAV	NAV	NAV	NAV	NAV	NAV	Various	Various	NAV
11.01	Hilton Salt Lake	3,300,706	0	0	3,300,706	NAP	NAP	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.02	DoubleTree Seattle Airport	5,374,280	0	0	5,374,280	NAP	NAP	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.03	DoubleTree Mission Valley	1,776,034	0	0	1,776,034	NAP	NAP	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.04	One Ally Center	3,353,970	0	0	3,353,970	NAP	NAP			NAV	NAV	NAV	NAV	NAV	NAV			NAV
11.05	DoubleTree Sonoma	1,157,870	0	0	1,157,870	NAP	NAP	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.06	DoubleTree Durango	1,155,514	0	0	1,155,514	NAP	NAP	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.07	Northside Forsyth Hospital Medical Center	654,595	0	0	654,595	NAP	NAP			NAV	NAV	NAV	NAV	NAV	NAV			NAV
11.08	NASA/JPSS Headquarters	472,292	0	0	472,292	NAP	NAP			NAV	NAV	NAV	NAV	NAV	NAV			NAV
11.09	Dallas Market Center: Sheraton Suites	524,334	0	0	524,334	NAP	NAP	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.10	Dallas Market Center: Marriott Courtyard	297,000	0	0	297,000	NAP	NAP	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.11	The Buckler Apartments	312,186	0	0	312,186	NAP	NAP			NAV	NAV	NAV	NAV	NAV	NAV			NAV
11.12	Lock-Up Self Storage Facility	132,615	0	0	132,615	NAP	NAP			NAV	NAV	NAV	NAV	NAV	NAV			NAV
12	45 Eisenhower Drive	2,158,225	34,982	259,830	1,863,413	90.0%	7/1/2017			TTM 7/31/2017	4,032,740	1,839,013	2,193,727	0	2,193,727			Actual 2016
13	Hilton Garden Inn Chicago/North Loop	3,718,092	405,647	0	3,312,445	77.1%	6/30/2017	178	137	TTM 6/30/2017	10,141,170	6,401,261	3,739,909	0	3,739,909	178	137	Actual 2016
14	Sentinel Business Center	1,767,310	49,262	151,060	1,566,988	97.4%	8/1/2017			TTM 3/31/2017	2,411,258	811,620	1,599,638	0	1,599,638			Actual 2016
15	Southridge Plaza Austin	1,433,749	20,672	106,769	1,306,308	92.3%	7/31/2017			TTM 5/31/2017	2,165,885	857,450	1,308,435	0	1,308,435			Actual 2016
16	Magnolia Hotel Denver	6,378,892	700,616	0	5,678,276	72.2%	3/31/2017	181	130	TTM 3/31/2017	17,721,537	11,394,163	6,327,374	709,350	5,618,024	181	130	Actual 2016
17	North Point Village	1,122,804	20,785	54,458	1,047,561	92.7%	4/1/2017			TTM 7/31/2017	1,320,484	332,067	988,417	0	988,417			Annualized 9 12/31/2016
18	League City Hotel Portfolio	1,689,553	172,085	0	1,517,469	79.3%	7/31/2017	88	70	TTM 7/31/2017	4,302,120	2,593,212	1,708,907	0	1,708,907	88	70	Actual 2016
18.01	Hampton Inn & Suites Houston/League City	1,003,731	99,101	0	904,629	79.9%	7/31/2017	102	82	TTM 7/31/2017	2,477,530	1,461,694	1,015,836	0	1,015,836	102	82	Actual 2016
18.02	Candlewood Suites League City	685,823	72,984	0	612,839	78.7%	7/31/2017	74	58	TTM 7/31/2017	1,824,589	1,131,519	693,071	0	693,071	74	58	Actual 2016
19	Blossom Business Center	1,097,546	20,585	64,136	1,012,824	91.5%	8/1/2017			TTM 3/31/2017	1,551,543	497,402	1,054,140	0	1,054,140			Actual 2016
20	Hampton Inn - Frederick	1,290,533	161,273	0	1,129,260	82.9%	7/31/2017	122	101	TTM 7/31/2017	4,031,837	2,722,335	1,309,502	0	1,309,502	122	101	Actual 2016
21	Starwood Capital Group Hotel Portfolio	80,062,224	8,732,831	0	71,329,392	74.6%	3/31/2017	119	89	TTM 3/31/2017	212,650,616	131,381,993	81,268,623	8,693,699	72,574,924	119	89	Actual 2016
21.01	Larkspur Landing Sunnyvale	4,482,930	310,969	0	4,171,961	83.8%	3/31/2017	200	167	TTM 3/31/2017	7,774,225	2,871,627	4,902,599	310,969	4,591,630	200	167	Actual 2016
21.02	Larkspur Landing Milpitas	3,832,718	270,561	0	3,562,157	85.7%	3/31/2017	173	148	TTM 3/31/2017	6,764,028	2,664,437	4,099,591	270,561	3,829,030	173	148	Actual 2016
21.03	Larkspur Landing Campbell	3,441,809	242,383	0	3,199,426	84.3%	3/31/2017	166	140	TTM 3/31/2017	6,059,570	2,515,114	3,544,456	242,383	3,302,074	166	140	Actual 2016
21.04	Larkspur Landing San Francisco	2,654,485	227,901	0	2,426,585	84.9%	3/31/2017	164	140	TTM 3/31/2017	5,697,514	3,015,128	2,682,386	227,901	2,454,486	164	140	Actual 2016
21.05	Larkspur Landing Pleasanton	2,646,096	207,734	0	2,438,362	82.9%	3/31/2017	137	114	TTM 3/31/2017	5,193,352	2,521,540	2,671,812	207,734	2,464,078	137	114	Actual 2016
21.06	Larkspur Landing Bellevue	2,361,223	187,697	0	2,173,526	78.8%	3/31/2017	128	101	TTM 3/31/2017	4,692,425	2,307,876	2,384,549	187,697	2,196,852	128	101	Actual 2016
21.07	Larkspur Landing Sacramento	1,985,482	168,570	0	1,816,912	83.0%	3/31/2017	111	92	TTM 3/31/2017	4,214,257	2,208,014	2,006,244	168,570	1,837,673	111	92	Actual 2016
21.08	Hampton Inn Ann Arbor North	2,029,178	193,052	0	1,836,126	73.9%	3/31/2017	137	101	TTM 3/31/2017	4,826,301	2,738,457	2,087,843	193,052	1,894,791	137	101	Actual 2016
21.09	Larkspur Landing Hillsboro	1,866,414	157,651	0	1,708,763	74.1%	3/31/2017	116	86	TTM 3/31/2017	3,941,272	2,055,158	1,886,114	157,651	1,728,463	116	86	Actual 2016
21.10	Larkspur Landing Renton	1,871,053	176,921	0	1,694,132	80.3%	3/31/2017	117	94	TTM 3/31/2017	4,423,020	2,530,182	1,892,838	176,921	1,715,917	117	94	Actual 2016
21.11	Holiday Inn Arlington Northeast Rangers Ballpark	1,760,001	222,754	0	1,537,247	78.3%	3/31/2017	115	90	TTM 3/31/2017	5,568,856	3,780,287	1,788,569	222,754	1,565,815	115	90	Actual 2016
21.12	Residence Inn Toledo Maumee	1,672,192	203,321	0	1,468,871	81.7%	3/31/2017	124	101	TTM 3/31/2017	4,066,425	2,373,963	1,692,462	203,321	1,489,141	124	101	Actual 2016
21.13	Residence Inn Williamsburg	1,516,972	158,228	0	1,358,744	73.0%	3/31/2017	134	98	TTM 3/31/2017	3,955,706	2,419,030	1,536,676	158,228	1,378,448	134	98	Actual 2016
21.14	Hampton Inn Suites Waco South	1,586,545	171,754	0	1,414,791	77.7%	3/31/2017	121	94	TTM 3/31/2017	4,293,844	2,685,829	1,608,015	171,754	1,436,261	121	94	Actual 2016
21.15	Holiday Inn Louisville Airport Fair Expo	1,556,179	167,413	0	1,388,767	72.9%	3/31/2017	136	99	TTM 3/31/2017	4,185,314	2,608,205	1,577,109	166,778	1,410,331	136	99	Actual 2016
21.16	Courtyard Tyler	1,387,014	133,655	0	1,253,360	58.8%	3/31/2017	107	63	TTM 3/31/2017	3,341,364	1,937,578	1,403,786	133,655	1,270,131	107	63	Actual 2016
21.17	Hilton Garden Inn Edison Raritan Center	1,551,356	233,958	0	1,317,397	78.1%	3/31/2017	126	99	TTM 3/31/2017	5,848,958	4,267,536	1,581,423	233,958	1,347,464	126	99	Actual 2016
21.18	Hilton Garden Inn St Paul Oakdale	1,885,490	195,644	0	1,689,847	80.0%	3/31/2017	134	107	TTM 3/31/2017	4,891,094	2,981,182	1,909,912	195,644	1,714,268	134	107	Actual 2016
21.19	Residence Inn Grand Rapids West	1,261,883	155,756	0	1,106,127	72.6%	3/31/2017	129	94	TTM 3/31/2017	3,115,120	1,837,807	1,277,313	155,756	1,121,557	129	94	Actual 2016
21.20	Peoria, AZ Residence Inn	1,287,957	129,930	0	1,158,027	80.8%	3/31/2017	121	98	TTM 3/31/2017	3,248,248	1,944,049	1,304,198	129,930	1,174,268	121	98	Actual 2016
21.21	Hampton Inn Suites Bloomington Normal	1,546,490	149,548	0	1,396,943	70.8%	3/31/2017	112	79	TTM 3/31/2017	3,738,690	2,173,520	1,565,170	149,548	1,415,623	112	79	Actual 2016
21.22	Courtyard Chico	1,593,193	154,007	0	1,439,185	84.6%	3/31/2017	130	110	TTM 3/31/2017	3,850,184	2,255,777	1,594,407	154,007	1,440,399	130	110	Actual 2016
21.23	Hampton Inn Suites South Bend	1,384,616	152,407	0	1,232,210	69.9%	3/31/2017	126	88	TTM 3/31/2017	3,810,167	2,407,885	1,402,281	152,407	1,249,874	126	88	Actual 2016
21.24	Hampton Inn Suites Kokomo	1,402,802	147,237	0	1,255,566	77.9%	3/31/2017	122	95	TTM 3/31/2017	3,680,915	2,259,704	1,421,210	147,237	1,273,974	122	95	Actual 2016
21.25	Courtyard Wichita Falls	1,220,468	124,858	0	1,095,610	77.4%	3/31/2017	110	85	TTM 3/31/2017	3,121,444	1,885,172	1,236,272	124,858	1,111,414	110	85	Actual 2016
21.26	Hampton Inn Morehead	1,220,240	126,174	0	1,094,065	66.6%	3/31/2017	108	72	TTM 3/31/2017	3,154,358	1,918,294	1,236,065	126,174	1,109,890	108	72	Actual 2016
21.27	Residence Inn Chico	1,339,133	130,953	0	1,208,180	88.0%	3/31/2017	129	114	TTM 3/31/2017	3,273,835	1,939,036	1,334,799	130,953	1,203,846	129	114	Actual 2016
21.28	Courtyard Lufkin	848,389	110,104	0	738,285	64.9%	3/31/2017	105	68	TTM 3/31/2017	2,752,597	1,890,154	862,442	110,104	752,338	105	68	Actual 2016
21.29	Hampton Inn Carlisle	1,254,473	137,568	0	1,116,905	76.1%	3/31/2017	127	96	TTM 3/31/2017	3,439,196	2,167,567	1,271,628	137,568	1,134,061	127	96	Actual 2016
21.30	Springhill Suites Williamsburg	1,010,584	134,476	0	876,108	71.7%	3/31/2017	106	76	TTM 3/31/2017	3,361,902	2,334,582	1,027,319	134,476	892,843	106	76	Actual 2016
21.31	Fairfield Inn Bloomington	1,422,178	150,948	0	1,271,230	87.1%	3/31/2017	90	78	TTM 3/31/2017	3,018,966	1,560,262	1,458,704	150,948	1,307,756	90	78	Actual 2016
21.32	Waco Residence Inn	1,037,702	125,467	0	912,234	82.0%	3/31/2017	133	109	TTM 3/31/2017	3,136,682	2,083,296	1,053,385	125,467	927,918	133	109	Actual 2016
21.33	Holiday Inn Express Fishers	1,078,486	127,058	0	951,428	67.1%	3/31/2017	111	75	TTM 3/31/2017	3,176,451	2,082,079	1,094,372	127,058	967,314	111	75	Actual 2016
21.34	Larkspur Landing Folsom	974,964	116,099	0	858,864	86.4%	3/31/2017	108	93	TTM 3/31/2017	2,902,483	1,913,175	989,308	116,099	873,208	108	93	Actual 2016
21.35	Springhill Suites Chicago Naperville Warrenville	833,901	166,079	0	667,822	67.1%	3/31/2017	103	69	TTM 3/31/2017	3,321,573	2,447,769	873,804	166,079	707,725	103	69	Actual 2016
21.36	Holiday Inn Express & Suites Paris	892,227	93,747	0	798,480	72.6%	3/31/2017	104	76	TTM 3/31/2017	2,343,673	1,439,747	903,926	93,747	810,179	104	76	Actual 2016
21.37	Toledo Homewood Suites	1,061,394	117,189	0	944,205	82.2%	3/31/2017	123	101	TTM 3/31/2017	2,929,714	1,853,671	1,076,042	117,189	958,854	123	101	Actual 2016
21.38	Grand Rapids Homewood Suites	859,938	120,366	0	739,572	84.1%	3/31/2017	125	105	TTM 3/31/2017	3,009,146	2,134,162	874,984	120,366	754,618	125	105	Actual 2016
21.39	Fairfield Inn Laurel	782,588	125,118	0	657,471	79.9%	3/31/2017	97	78	TTM 3/31/2017	3,127,939	2,329,748	798,192	125,118	673,074	97	78	Actual 2016
21.40	Cheyenne Fairfield Inn and Suites	832,069	78,478	0	753,591	74.6%	3/31/2017	119	89	TTM 3/31/2017	1,961,942	1,120,064	841,879	78,478	763,401	119	89	Actual 2016
21.41	Courtyard Akron Stow	1,012,837	126,721	0	886,115	65.9%	3/31/2017	118	78	TTM 3/31/2017	3,168,035	2,139,241	1,028,793	126,207	902,586	118	78	Actual 2016
21.42	Towneplace Suites Bloomington	972,187	122,082	0	850,105	89.1%	3/31/2017	90	80	TTM 3/31/2017	2,441,633	1,457,251	984,382	122,082	862,300	90	80	Actual 2016
21.43	Larkspur Landing Roseville	900,191	114,043	0	786,149	79.5%	3/31/2017	106	85	TTM 3/31/2017	2,851,065	1,936,930	914,135	114,043	800,092	106	85	Actual 2016
21.44	Hampton Inn Danville	832,264	103,655	0	728,609	80.0%	3/31/2017	124	99	TTM 3/31/2017	2,591,371	1,746,161	845,210	103,655	741,555	124	99	Actual 2016
21.45	Holiday Inn Norwich	944,209	192,076	0	752,132	56.7%	3/31/2017	131	74	TTM 3/31/2017	4,801,904	3,831,142	970,763	192,076	778,687	131	74	Actual 2016
21.46	Hampton Inn Suites Longview North	743,351	92,908	0	650,443	63.8%	3/31/2017	107	68	TTM 3/31/2017	2,322,688	1,567,732	754,956	92,908	662,049	107	68	Actual 2016
21.47	Springhill Suites Peoria Westlake	615,975	145,929	0	470,046	63.3%	3/31/2017	100	63	TTM 3/31/2017	2,918,586	2,275,817	642,768	145,929	496,839	100	63	Actual 2016
21.48	Hampton Inn Suites Buda	958,713	105,110	0	853,603	74.5%	3/31/2017	129	96	TTM 3/31/2017	2,627,746	1,655,917	971,829	105,110	866,719	129	96	Actual 2016
21.49	Shawnee Hampton Inn	694,474	75,699	0	618,775	77.6%	3/31/2017	106	82	TTM 3/31/2017	1,892,474	1,188,538	703,936	75,699	628,237	106	82	Actual 2016
21.50	Racine Fairfield Inn	676,314	72,490	0	603,823	68.6%	3/31/2017	116	79	TTM 3/31/2017	1,812,261	1,126,886	685,375	72,490	612,885	116	79	Actual 2016
21.51	Hampton Inn Selinsgrove Shamokin Dam	784,601	97,322	0	687,279	75.6%	3/31/2017	117	89	TTM 3/31/2017	2,433,055	1,636,332	796,723	97,322	699,401	117	89	Actual 2016
21.52	Holiday Inn Express & Suites Terrell	691,461	85,976	0	605,485	84.0%	3/31/2017	102	86	TTM 3/31/2017	2,149,392	1,447,295	702,096	85,976	616,121	102	86	Actual 2016
21.53	Westchase Homewood Suites	498,064	118,322	0	379,742	63.4%	3/31/2017	131	83	TTM 3/31/2017	2,958,058	2,445,196	512,862	118,322	394,540	131	83	Actual 2016
21.54	Holiday Inn Express & Suites Tyler South	685,027	85,147	0	599,880	65.9%	3/31/2017	98	65	TTM 3/31/2017	2,128,673	1,433,018	695,654	85,147	610,507	98	65	Actual 2016
21.55	Holiday Inn Express & Suites Huntsville	783,822	94,435	0	689,387	65.5%	3/31/2017	112	73	TTM 3/31/2017	2,360,887	1,565,291	795,596	94,435	701,160	112	73	Actual 2016
21.56	Hampton Inn Sweetwater	463,796	63,427	0	400,369	62.9%	3/31/2017	95	60	TTM 3/31/2017	1,585,686	1,113,974	471,712	63,427	408,284	95	60	Actual 2016

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate(3)(8)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period(9)
21.57	Comfort Suites Buda Austin South	624,857	83,288	0	541,569	76.8%	3/31/2017	98	75	TTM 3/31/2017	2,082,208	1,446,864	635,344	83,288	552,056	98	75	Actual 2016
21.58	Fairfield Inn & Suites Weatherford	378,083	66,365	0	311,718	63.4%	3/31/2017	82	52	TTM 3/31/2017	1,659,116	1,272,735	386,381	66,365	320,016	82	52	Actual 2016
21.59	Holiday Inn Express & Suites Altus	268,634	56,686	0	211,948	67.4%	3/31/2017	84	56	TTM 3/31/2017	1,417,147	1,141,477	275,670	56,686	218,984	84	56	Actual 2016
21.60	Comfort Inn & Suites Paris	297,350	46,290	0	251,060	67.4%	3/31/2017	84	56	TTM 3/31/2017	1,157,262	854,150	303,112	46,290	256,821	84	56	Actual 2016
21.61	Hampton Inn Suites Decatur	242,224	62,013	0	180,212	64.6%	3/31/2017	88	57	TTM 3/31/2017	1,550,317	1,300,353	249,964	62,013	187,952	88	57	Actual 2016
21.62	Holiday Inn Express & Suites Texarkana East	232,441	65,558	0	166,883	66.5%	3/31/2017	76	50	TTM 3/31/2017	1,638,961	1,398,374	240,588	65,558	175,029	76	50	Actual 2016
21.63	Mankato Fairfield Inn	199,007	49,459	0	149,548	58.0%	3/31/2017	94	54	TTM 3/31/2017	1,236,472	1,031,283	205,190	49,459	155,731	94	54	Actual 2016
21.64	Candlewood Suites Texarkana	165,190	49,566	0	115,624	75.0%	3/31/2017	55	41	TTM 3/31/2017	1,239,140	1,067,770	171,371	49,566	121,805	55	41	Actual 2016
21.65	Country Inn & Suites Houston Intercontinental Airport East	164,340	54,533	0	109,807	54.1%	3/31/2017	84	59	TTM 3/31/2017	413,730	843,600	-429,870	16,549	-446,419	88	47	Actual 2016
22	AeroPlex II	1,269,874	45,000	123,070	1,101,804	100.0%	8/4/2017			TTM 6/30/2017	1,546,912	511,307	1,035,605	0	1,035,605			Actual 2016
23	St. Louis Ground Lease	1,062,516	0	0	1,062,516	100.0%	10/1/2017			Actual 2016	969,838	0	969,838	0	969,838			Actual 2015
24	Shady Willow Plaza	818,295	6,036	45,190	767,069	100.0%	8/31/2017			TTM 7/31/2017	1,180,401	283,551	896,850	0	896,850			Actual 2016
25	Shea Medical Plaza	792,286	8,488	61,042	722,756	100.0%	7/21/2017			TTM 6/30/2017	1,134,145	384,754	749,391	0	749,391			Actual 2016
26	215 South Brea Boulevard	704,895	10,346	8,675	685,874	100.0%	6/1/2017			TTM 7/30/2017	1,045,397	339,742	705,654	0	705,654			Actual 2016
27	Sprouts Whittier	556,406	3,730	12,434	540,243	100.0%	10/1/2017			TTM 7/31/2017	569,355	0	569,355	0	569,355			Actual 2016
28	Island Palm Shoppes	416,305	4,721	22,128	389,456	86.4%	4/18/2017			TTM 5/31/2017	611,904	193,896	418,007	0	418,007			Actual 2016
29	Runway Plaza	194,203	3,874	8,301	182,028	100.0%	6/1/2017			TTM 5/31/2017	276,383	85,748	190,635	0	190,635			Actual 2016
30	CIA Developers Office Portfolio	1,038,826	59,287	101,016	878,523	84.1%	8/1/2017			TTM 7/31/2017	1,586,059	743,406	842,653	0	842,653			Actual 2016
30.01	Coastal Technology Center	377,744	18,000	30,033	329,711	91.1%	8/1/2017			TTM 7/31/2017	625,544	235,232	390,312	0	390,312			Actual 2016
30.02	Trio Industrial Plaza	316,046	17,000	36,971	262,076	69.5%	8/1/2017			TTM 7/31/2017	368,048	218,574	149,475	0	149,475			Actual 2016
30.03	Dow Rodes Industrial Center	197,359	17,199	22,455	157,706	89.8%	8/1/2017			TTM 7/31/2017	374,991	183,893	191,098	0	191,098			Actual 2016
30.04	Gran central Building	147,676	7,088	11,557	129,031	100.0%	8/1/2017			TTM 7/31/2017	217,476	105,708	111,768	0	111,768			Actual 2016
31	Salida & Manteca Secured Storage Portfolio	817,465	18,164	0	799,301	97.2%	7/25/2017			TTM 7/31/2017	1,311,959	495,911	816,048	0	816,048			Actual 2016
31.01	Secured Self Storage of Salida	545,696	12,408	0	533,288	97.3%	7/25/2017			TTM 7/31/2017	807,648	266,975	540,673	0	540,673			Actual 2016
31.02	Secured Self Storage of Manteca	271,769	5,756	0	266,013	97.0%	7/25/2017			TTM 7/31/2017	504,311	228,936	275,375	0	275,375			Actual 2016
32	Hampton Inn - Farmville	963,099	98,043	0	865,055	82.1%	4/30/2017	123	92	TTM 4/30/2017	2,683,119	1,626,346	1,056,773	0	1,056,773	123	101	Actual 2016
33	Heacock Business Center	861,734	15,272	118,107	728,355	87.7%	6/14/2017			TTM 6/30/2017	1,158,897	441,238	717,659	0	717,659			Actual 2016
34	Candlewood Suites Harrisburg-Hershey	809,156	75,445	0	733,711	78.3%	5/31/2017	91	71	TTM 5/31/2017	1,886,121	1,076,359	809,762	75,445	734,318	91	71	Actual 2016
35	Douglasville Center	527,306	4,301	35,086	487,919	100.0%	6/1/2017			TTM 5/31/2017	714,646	194,962	519,683	0	519,683			Actual 2016
36	Wanamaker Crossing	610,367	5,139	40,352	564,876	100.0%	5/22/2017			TTM 3/31/2017	1,305,899	664,301	641,598	0	641,598			Actual 2016
37	Stockton Self Storage	468,815	8,014	0	460,801	96.4%	7/17/2017			Annualized 7 7/31/2017	809,051	282,492	526,558	0	526,558			TTM 7/31/2017
38	Battlefield Square Shoppes	528,966	5,523	25,772	497,671	100.0%	6/8/2017			TTM 5/31/2017	715,996	169,100	546,897	0	546,897			Actual 2016
39	Atrisco Plaza Shopping Center	1,849,593	31,975	98,227	1,719,390	88.9%	5/31/2017			TTM 5/31/2017	2,450,611	610,186	1,840,425	0	1,840,425			Actual 2016
40	Sterling Oaks	570,245	47,040	0	523,205	97.5%	6/30/2017			TTM 6/30/2017	1,363,051	797,771	565,280	0	565,280			Actual 2016
41	North Park Marketplace	472,911	10,262	43,493	419,156	97.0%	8/1/2017			TTM 7/31/2017	594,312	194,317	399,995	0	399,995			Actual 2016
42	Boulevard Square I	375,311	7,731	11,539	356,041	100.0%	8/10/2017			TTM 6/30/2017	540,183	181,029	359,154	0	359,154			Actual 2016
43	A-1 Secure Storage	400,405	9,315	0	391,090	98.7%	7/17/2017			TTM 7/31/2017	720,895	254,822	466,073	0	466,073			Actual 2016
44	Ellenwood Town Center	447,087	8,297	49,304	389,487	96.4%	4/1/2017			TTM 3/31/2017	495,255	165,910	329,345	0	329,345			Actual 2016
45	Country Cove MHP	431,010	7,300	0	423,710	89.7%	8/9/2017			TTM 6/30/2017	700,593	247,718	452,875	0	452,875			Actual 2016
46	Victory Shops at Eldorado	356,452	2,040	13,600	340,812	100.0%	6/29/2017			Annualized 9 6/30/2017	438,908	56,066	382,842	0	382,842			Annualized 4 12/31/2016
47	Best Western Plus New Cumberland Inn & Suites	512,348	50,057	0	462,291	70.5%	5/31/2017	74	52	TTM 5/31/2017	1,251,431	738,132	513,299	50,057	463,241	74	52	Actual 2016
48	Wayside MHC	342,068	6,000	0	336,068	100.0%	5/31/2017			TTM 5/31/2017	655,644	263,199	392,446	0	392,446			Actual 2016
49	Affordable Self Storage	316,986	4,679	0	312,307	98.8%	6/30/2017			TTM 7/31/2017	497,686	136,144	361,542	125	361,417			Actual 2016
50	Speedway Marketplace	303,543	1,680	16,160	285,703	100.0%	5/31/2017			NAV	NAV	NAV	NAV	NAV	NAV			NAV
51	Walgreens - Mansfield, TX	307,296	1,482	0	305,814	100.0%	10/1/2017			TTM 6/30/2017	320,000	23	319,977	0	319,977			Actual 2016
52	Kaysville Business Park	323,198	8,528	30,323	284,346	100.0%	4/18/2017			TTM 4/30/2017	420,594	124,831	295,763	0	295,763			Actual 2016
53	Eau Gallie Self Storage	291,367	7,880	0	283,486	93.1%	5/1/2017			TTM 5/31/2017	448,737	128,500	320,238	0	320,238			Actual 2016
54	Highland Plaza	390,137	1,800	26,632	361,705	100.0%	7/19/2017			TTM 7/31/2017	534,409	91,158	443,251	0	443,251			Actual 2016
55	The Colonnade on Lake Conroe	290,990	4,069	30,460	256,462	100.0%	8/31/2017			TTM 7/31/2017	405,929	136,475	269,455	0	269,455			Annualized 8 12/31/2016
56	Fenton Storage Portfolio	263,528	12,406	0	251,122	76.7%	5/31/2017			TTM 5/31/2017	509,836	214,462	295,374	0	295,374			Actual 2016
56.01	Fenton Storage South	178,643	6,025	0	172,618	72.4%	5/31/2017			TTM 5/31/2017	329,484	131,101	198,383	0	198,383			Actual 2016
56.02	Fenton Storage North	84,886	6,381	0	78,504	86.7%	5/31/2017			TTM 5/31/2017	180,352	83,361	96,991	0	96,991			Actual 2016
57	15330-15350 Nordhoff Street	317,092	0	0	317,092	100.0%	3/31/2017			TTM 7/31/2017	453,718	150,919	302,799	0	302,799			Actual 2016
58	Cypress Self Storage	220,547	5,325	0	215,222	98.9%	6/30/2017			TTM 5/31/2017	458,333	196,641	261,691	0	261,691			Actual 2016
59	Shoppes of Gunbarrel Pointe	262,351	1,575	11,123	249,654	100.0%	3/31/2017			TTM 3/31/2017	216,344	67,273	149,071	0	149,071			Actual 2016
60	Advanced Mini Storage	220,948	6,240	0	214,708	97.2%	7/11/2017			TTM 7/30/2017	371,387	154,330	217,057	0	217,057			Actual 2016
61	Creekview Apartments	198,394	11,900	0	186,494	85.3%	7/17/2017			TTM 7/31/2017	494,767	305,657	189,110	0	189,110			Actual 2016
62	Pomona Townhomes	249,882	10,276	0	239,606	82.1%	7/17/2017			TTM 7/31/2017	528,677	316,235	212,442	0	212,442			Actual 2016
63	Brown and Bermuda MHCs	175,838	3,200	0	172,638	100.0%	6/7/2017			Annualized 6 6/30/2017	369,086	153,508	215,578	0	215,578			Actual 2016
64	Seneca Broadview Hills Townhomes	479,708	45,300	0	434,408	97.4%	8/15/2017			Actual 2016	1,204,273	758,163	446,110	0	446,110			Actual 2015
65	Lloyds MHC	137,654	3,450	0	134,204	100.0%	6/21/2017			TTM 5/31/2017	292,710	143,725	148,986	0	148,986			Actual 2016

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Second Most Recent Revenues ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period(9)	Third Most Recent Revenues ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)
1	225 & 233 Park Avenue South	35,494,619	19,250,259	16,244,360	0	16,244,360			Actual 2015	41,882,063	19,132,092	22,749,971	0	22,749,971			N
2	Mall of Louisiana	42,235,214	7,196,737	35,038,477	0	35,038,477			Actual 2015	41,979,974	7,399,438	34,580,536	0	34,580,536			N
3	Marketplace at Millcreek	6,323,982	1,432,307	4,891,676	0	4,891,676			Actual 2015	5,938,209	1,485,827	4,452,382	0	4,452,382			N
4	SAVA Holdings IHG Portfolio	13,325,171	8,144,913	5,180,258	0	5,180,258	89	80	Actual 2015	12,618,995	7,906,417	4,712,578	0	4,712,578	86	75	N
4.01	Candlewood Suites DFW South	3,994,043	2,037,596	1,956,447	0	1,956,447	66	62	Actual 2015	3,771,889	1,962,338	1,809,551	0	1,809,551	63	58	N
4.02	Holiday Inn DFW Airport South	5,276,602	3,703,582	1,573,020	0	1,573,020	102	88	Actual 2015	5,115,136	3,593,025	1,522,111	0	1,522,111	102	84	N
4.03	Staybridge Suites Plano	4,054,526	2,403,736	1,650,790	0	1,650,790	110	97	Actual 2015	3,731,970	2,351,053	1,380,917	0	1,380,917	106	90	N
5	Wilshire Pacific Plaza	3,781,447	1,261,095	2,520,352	0	2,520,352			Actual 2015	3,693,096	1,297,352	2,395,745	0	2,395,745			N
6	Pinnacle Medical Plaza	3,613,836	873,398	2,740,438	0	2,740,438			Actual 2015	3,159,621	841,559	2,318,062	0	2,318,062			N
7	Winslow Bay Commons	4,426,906	848,497	3,578,409	0	3,578,409			Actual 2015	4,342,140	832,505	3,509,635	0	3,509,635			N
8	Del Amo Fashion Center	75,673,675	24,572,583	51,101,092	0	51,101,092			Actual 2015	51,645,131	16,605,695	35,039,436	0	35,039,436			Y
9	Pleasant Prairie Premium Outlets	21,147,401	5,990,013	15,157,388	0	15,157,388			Actual 2015	20,836,161	6,247,059	14,589,102	0	14,589,102			N
10	Gehl Foods Portfolio	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.01	Freistadt Road	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.02	Main Street	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.03	Crusader Court	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
11	iStar Leased Fee Portfolio	NAV	NAV	NAV	NAV	NAV	Various	Various	NAV	NAV	NAV	NAV	NAV	NAV	Various	Various	Various
11.01	Hilton Salt Lake	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	Y
11.02	DoubleTree Seattle Airport	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	Y
11.03	DoubleTree Mission Valley	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	Y
11.04	One Ally Center	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
11.05	DoubleTree Sonoma	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	Y
11.06	DoubleTree Durango	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	Y
11.07	Northside Forsyth Hospital Medical Center	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
11.08	NASA/JPSS Headquarters	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
11.09	Dallas Market Center: Sheraton Suites	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
11.10	Dallas Market Center: Marriott Courtyard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
11.11	The Buckler Apartments	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
11.12	Lock-Up Self Storage Facility	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
12	45 Eisenhower Drive	3,527,075	1,775,498	1,751,577	0	1,751,577			Actual 2015	3,550,669	1,819,856	1,730,813	0	1,730,813			N
13	Hilton Garden Inn Chicago/North Loop	9,892,663	6,290,671	3,601,992	0	3,601,992	180	136	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
14	Sentinel Business Center	2,487,171	748,881	1,738,290	0	1,738,290			Actual 2015	2,286,895	774,277	1,512,618	0	1,512,618			N
15	Southridge Plaza Austin	2,180,043	825,562	1,354,481	0	1,354,481			Actual 2015	1,936,910	721,348	1,215,562	0	1,215,562			N
16	Magnolia Hotel Denver	17,479,164	11,409,898	6,069,266	699,470	5,369,796	178	126	Actual 2015	12,656,963	10,198,336	2,458,627	506,682	1,951,945	177	106	N
17	North Point Village	1,273,227	339,618	933,609	0	933,609			NAV	NAV	NAV	NAV	NAV	NAV			N
18	League City Hotel Portfolio	4,244,301	2,639,122	1,605,179	0	1,605,179	87	69	Actual 2015	3,533,149	2,079,827	1,453,322	0	1,453,322	92	58	N
18.01	Hampton Inn & Suites Houston/League City	2,435,836	1,493,962	941,875	0	941,875	103	80	Actual 2015	1,940,681	1,203,010	737,671	0	737,671	111	65	N
18.02	Candlewood Suites League City	1,808,465	1,145,160	663,304	0	663,304	72	58	Actual 2015	1,592,468	876,817	715,651	0	715,651	76	51	N
19	Blossom Business Center	1,544,774	506,048	1,038,726	0	1,038,726			Actual 2015	1,430,670	487,668	943,002	0	943,002			N
20	Hampton Inn - Frederick	3,868,863	2,623,452	1,245,411	0	1,245,411	119	96	Actual 2015	3,793,121	2,461,116	1,332,005	0	1,332,005	124	94	N
21	Starwood Capital Group Hotel Portfolio	214,236,030	131,010,137	83,225,892	8,756,495	74,469,398	119	89	Actual 2015	210,181,276	127,591,123	82,590,153	8,583,513	74,006,640	117	87	N
21.01	Larkspur Landing Sunnyvale	7,817,367	2,883,537	4,933,830	312,695	4,621,136	198	168	Actual 2015	7,402,221	2,747,753	4,654,468	296,089	4,358,379	180	159	N
21.02	Larkspur Landing Milpitas	6,748,863	2,649,268	4,099,595	269,955	3,829,640	172	148	Actual 2015	6,284,848	2,514,300	3,770,548	251,394	3,519,154	157	138	N
21.03	Larkspur Landing Campbell	6,251,271	2,587,620	3,663,651	250,051	3,413,600	167	145	Actual 2015	5,892,933	2,378,409	3,514,524	235,717	3,278,807	155	137	N
21.04	Larkspur Landing San Francisco	5,905,601	2,925,917	2,979,685	236,224	2,743,461	167	144	Actual 2015	5,806,373	2,810,816	2,995,558	232,255	2,763,303	159	143	N
21.05	Larkspur Landing Pleasanton	5,319,602	2,551,761	2,767,841	212,784	2,555,057	138	116	Actual 2015	4,880,674	2,372,092	2,508,582	195,227	2,313,355	125	107	N
21.06	Larkspur Landing Bellevue	4,726,484	2,312,314	2,414,170	189,059	2,225,110	130	102	Actual 2015	4,615,653	2,355,292	2,260,361	184,626	2,075,735	122	100	N
21.07	Larkspur Landing Sacramento	4,200,451	2,201,153	1,999,298	168,018	1,831,280	111	91	Actual 2015	4,176,563	2,151,269	2,025,295	167,063	1,858,232	111	91	N
21.08	Hampton Inn Ann Arbor North	4,956,425	2,798,152	2,158,273	198,257	1,960,016	136	103	Actual 2015	4,678,954	2,587,074	2,091,879	187,158	1,904,721	130	98	N
21.09	Larkspur Landing Hillsboro	4,016,848	2,029,273	1,987,576	160,674	1,826,902	115	87	Actual 2015	3,915,128	1,870,518	2,044,610	156,605	1,888,005	110	85	N
21.10	Larkspur Landing Renton	4,349,218	2,485,494	1,863,723	173,969	1,689,754	116	92	Actual 2015	4,324,596	2,397,904	1,926,692	172,984	1,753,708	114	92	N
21.11	Holiday Inn Arlington Northeast Rangers Ballpark	5,505,741	3,764,358	1,741,383	220,230	1,521,153	117	89	Actual 2015	5,424,474	3,782,113	1,642,361	216,979	1,425,382	115	87	N
21.12	Residence Inn Toledo Maumee	3,998,051	2,369,947	1,628,104	199,903	1,428,201	123	99	Actual 2015	3,874,115	2,385,465	1,488,651	193,706	1,294,945	120	96	N
21.13	Residence Inn Williamsburg	4,098,296	2,481,946	1,616,351	163,932	1,452,419	135	101	Actual 2015	3,685,293	2,250,970	1,434,323	147,412	1,286,911	127	91	N
21.14	Hampton Inn Suites Waco South	4,293,352	2,661,189	1,632,164	171,734	1,460,429	119	94	Actual 2015	4,247,264	2,584,709	1,662,555	169,891	1,492,665	116	92	N
21.15	Holiday Inn Louisville Airport Fair Expo	4,308,290	2,638,604	1,669,685	172,332	1,497,354	137	102	Actual 2015	4,124,662	2,494,315	1,630,347	164,986	1,465,361	126	98	N
21.16	Courtyard Tyler	3,429,564	1,952,446	1,477,118	137,183	1,339,935	108	65	Actual 2015	3,919,126	2,063,389	1,855,736	156,765	1,698,971	119	77	N
21.17	Hilton Garden Inn Edison Raritan Center	5,761,789	4,223,546	1,538,244	230,472	1,307,772	128	97	Actual 2015	5,493,273	4,219,650	1,273,624	219,731	1,053,893	122	93	N
21.18	Hilton Garden Inn St Paul Oakdale	4,983,720	2,993,120	1,990,600	199,349	1,791,252	135	109	Actual 2015	4,711,861	2,919,955	1,791,907	188,474	1,603,432	128	103	N
21.19	Residence Inn Grand Rapids West	3,310,952	1,852,714	1,458,239	165,548	1,292,691	128	100	Actual 2015	3,062,200	1,769,939	1,292,261	153,110	1,139,151	122	92	N
21.20	Peoria, AZ Residence Inn	3,292,301	1,922,040	1,370,261	131,692	1,238,569	121	98	Actual 2015	3,187,787	1,884,958	1,302,829	127,511	1,175,318	113	96	N
21.21	Hampton Inn Suites Bloomington Normal	3,759,689	2,190,385	1,569,304	150,388	1,418,917	112	79	Actual 2015	4,022,171	2,297,239	1,724,931	160,887	1,564,044	116	85	N
21.22	Courtyard Chico	3,812,434	2,228,761	1,583,673	152,497	1,431,176	127	108	Actual 2015	3,178,650	1,960,096	1,218,554	127,146	1,091,408	122	92	N
21.23	Hampton Inn Suites South Bend	3,779,982	2,384,057	1,395,925	151,199	1,244,725	126	87	Actual 2015	3,424,014	2,192,947	1,231,066	136,961	1,094,106	125	80	N
21.24	Hampton Inn Suites Kokomo	3,744,550	2,281,313	1,463,236	149,782	1,313,454	122	96	Actual 2015	3,524,349	2,216,867	1,307,482	140,974	1,166,508	117	91	N
21.25	Courtyard Wichita Falls	3,055,163	1,845,332	1,209,831	122,207	1,087,624	111	82	Actual 2015	2,944,157	1,831,305	1,112,852	117,766	995,086	109	79	N
21.26	Hampton Inn Morehead	3,140,885	1,903,562	1,237,323	125,635	1,111,688	110	72	Actual 2015	2,908,105	1,778,565	1,129,540	116,324	1,013,216	111	68	N
21.27	Residence Inn Chico	3,230,070	1,874,651	1,355,419	129,203	1,226,216	129	112	Actual 2015	3,017,201	1,775,051	1,242,150	120,688	1,121,462	121	105	N
21.28	Courtyard Lufkin	2,938,698	1,947,900	990,797	117,548	873,250	106	72	Actual 2015	3,391,091	2,043,961	1,347,129	135,644	1,211,486	111	83	N
21.29	Hampton Inn Carlisle	3,524,239	2,222,178	1,302,061	140,970	1,161,091	127	98	Actual 2015	3,477,412	2,119,272	1,358,140	139,096	1,219,043	125	97	N
21.30	Springhill Suites Williamsburg	3,440,078	2,325,087	1,114,991	137,603	977,388	108	77	Actual 2015	3,204,858	2,176,411	1,028,446	128,194	900,252	104	72	N
21.31	Fairfield Inn Bloomington	2,956,451	1,547,816	1,408,635	147,823	1,260,812	91	77	Actual 2015	2,237,500	1,541,274	696,227	111,875	584,352	94	58	N
21.32	Waco Residence Inn	3,115,712	2,004,788	1,110,924	124,628	986,296	130	108	Actual 2015	2,926,457	1,924,264	1,002,193	117,058	885,135	119	101	N
21.33	Holiday Inn Express Fishers	3,132,794	2,059,645	1,073,149	125,312	947,837	112	74	Actual 2015	2,880,638	1,820,094	1,060,544	115,226	945,318	109	67	N
21.34	Larkspur Landing Folsom	2,893,984	1,906,370	987,614	115,759	871,854	109	93	Actual 2015	2,842,366	1,800,822	1,041,544	113,695	927,850	108	92	N
21.35	Springhill Suites Chicago Naperville Warrenville	3,229,904	2,406,308	823,596	161,495	662,101	102	67	Actual 2015	3,334,536	2,448,695	885,840	166,727	719,114	101	70	N
21.36	Holiday Inn Express & Suites Paris	2,339,461	1,421,821	917,639	93,578	824,061	104	75	Actual 2015	2,256,662	1,366,196	890,466	90,266	800,200	105	73	N
21.37	Toledo Homewood Suites	2,879,994	1,884,358	995,636	115,200	880,436	121	99	Actual 2015	2,585,574	1,776,990	808,584	103,423	705,161	112	90	N
21.38	Grand Rapids Homewood Suites	3,082,919	2,082,919	1,000,000	123,317	876,683	123	107	Actual 2015	3,044,043	2,020,091	1,023,952	121,762	902,190	120	106	N
21.39	Fairfield Inn Laurel	3,060,436	2,307,996	752,440	122,417	630,022	97	76	Actual 2015	2,980,035	2,200,084	779,951	119,201	660,749	98	74	N
21.40	Cheyenne Fairfield Inn and Suites	2,069,004	1,150,552	918,452	82,760	835,692	121	93	Actual 2015	2,184,113	1,186,663	997,451	87,365	910,086	123	99	N
21.41	Courtyard Akron Stow	3,339,430	2,176,862	1,162,568	133,577	1,028,990	119	82	Actual 2015	3,378,668	2,032,822	1,345,847	135,147	1,210,700	117	85	N
21.42	Towneplace Suites Bloomington	2,355,692	1,397,666	958,026	117,785	840,241	90	77	Actual 2015	1,990,897	1,278,946	711,951	99,545	612,406	90	65	N
21.43	Larkspur Landing Roseville	2,791,909	1,916,526	875,383	111,676	763,707	105	82	Actual 2015	2,792,081	1,875,555	916,526	111,683	804,842	103	83	N
21.44	Hampton Inn Danville	2,521,595	1,699,299	822,297	100,864	721,433	124	96	Actual 2015	2,301,578	1,596,568	705,009	92,063	612,946	122	88	N
21.45	Holiday Inn Norwich	4,825,972	3,841,316	984,656	193,039	791,617	131	75	Actual 2015	4,347,308	3,567,286	780,022	173,892	606,130	123	66	N
21.46	Hampton Inn Suites Longview North	2,373,357	1,599,432	773,925	94,934	678,991	110	69	Actual 2015	3,058,158	1,744,990	1,313,168	122,326	1,190,842	122	90	N
21.47	Springhill Suites Peoria Westlake	2,854,364	2,241,897	612,467	142,718	469,749	102	62	Actual 2015	3,126,977	2,335,684	791,292	156,349	634,944	106	68	N
21.48	Hampton Inn Suites Buda	2,680,752	1,673,589	1,007,162	107,230	899,932	131	98	Actual 2015	2,802,930	1,693,104	1,109,826	112,117	997,709	126	102	N
21.49	Shawnee Hampton Inn	1,890,630	1,179,047	711,582	75,625	635,957	106	82	Actual 2015	1,834,041	1,189,348	644,692	73,362	571,331	105	79	N
21.50	Racine Fairfield Inn	1,800,048	1,131,876	668,172	72,002	596,170	115	78	Actual 2015	1,757,437	1,089,693	667,743	70,297	597,446	105	76	N
21.51	Hampton Inn Selinsgrove Shamokin Dam	2,342,011	1,597,998	744,013	93,680	650,333	116	85	Actual 2015	2,166,585	1,424,703	741,881	86,663	655,218	114	79	N
21.52	Holiday Inn Express & Suites Terrell	2,116,706	1,409,632	707,074	84,668	622,406	103	84	Actual 2015	2,004,889	1,331,720	673,170	80,196	592,974	98	80	N
21.53	Westchase Homewood Suites	3,210,256	2,539,999	670,257	128,410	541,847	132	90	Actual 2015	4,364,744	2,879,354	1,485,391	174,590	1,310,801	150	123	N
21.54	Holiday Inn Express & Suites Tyler South	2,077,217	1,417,416	659,801	83,089	576,713	100	63	Actual 2015	2,201,486	1,454,109	747,377	88,059	659,318	108	67	N
21.55	Holiday Inn Express & Suites Huntsville	2,407,786	1,577,861	829,925	96,311	733,614	115	75	Actual 2015	3,196,798	1,732,411	1,464,387	127,872	1,336,515	129	99	N
21.56	Hampton Inn Sweetwater	1,725,603	1,156,237	569,366	69,024	500,342	96	65	Actual 2015	2,002,056	1,321,638	680,418	80,082	600,336	101	75	N

A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Second Most Recent Revenues ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period(9)	Third Most Recent Revenues ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)
21.57	Comfort Suites Buda Austin South	2,074,254	1,436,582	637,672	82,970	554,702	99	75	Actual 2015	2,032,396	1,420,251	612,145	81,296	530,849	96	74	N
21.58	Fairfield Inn & Suites Weatherford	1,543,315	1,214,836	328,479	61,733	266,746	82	48	Actual 2015	1,465,030	1,118,625	346,406	58,601	287,804	78	46	N
21.59	Holiday Inn Express & Suites Altus	1,422,396	1,125,216	297,180	56,896	240,285	83	57	Actual 2015	1,322,219	1,070,758	251,461	52,889	198,572	79	53	N
21.60	Comfort Inn & Suites Paris	1,161,068	837,815	323,253	46,443	276,810	83	56	Actual 2015	1,058,458	770,256	288,202	42,338	245,864	82	52	N
21.61	Hampton Inn Suites Decatur	1,547,032	1,268,842	278,191	61,881	216,309	89	57	Actual 2015	1,669,635	1,274,496	395,139	66,785	328,354	89	61	N
21.62	Holiday Inn Express & Suites Texarkana East	1,621,549	1,375,953	245,596	64,862	180,734	75	50	Actual 2015	1,496,353	1,287,565	208,788	59,854	148,934	72	46	N
21.63	Mankato Fairfield Inn	1,222,539	994,407	228,133	48,902	179,231	92	53	Actual 2015	1,247,365	971,872	275,494	49,895	225,599	84	53	N
21.64	Candlewood Suites Texarkana	1,270,187	1,053,956	216,231	50,807	165,424	54	42	Actual 2015	1,127,933	919,430	208,504	45,117	163,387	58	38	N
21.65	Country Inn & Suites Houston Intercontinental Airport East	599,729	885,679	-285,950	23,989	-309,940	92	65	Actual 2015	1,363,324	1,192,163	171,162	54,533	116,629	84	59	N
22	AeroPlex II	1,573,036	510,851	1,062,185	0	1,062,185			Actual 2015	1,525,513	506,999	1,018,514	0	1,018,514			N
23	St. Louis Ground Lease	969,838	0	969,838	0	969,838			Actual 2014	969,838	0	969,838	0	969,838			N
24	Shady Willow Plaza	1,089,778	270,567	819,211	0	819,211			Actual 2015	1,045,110	268,510	776,600	0	776,600			N
25	Shea Medical Plaza	1,188,747	381,159	807,588	0	807,588			Actual 2015	1,150,046	387,124	762,922	0	762,922			N
26	215 South Brea Boulevard	1,088,081	321,507	766,574	0	766,574			Actual 2015	1,073,787	328,524	745,264	0	745,264			N
27	Sprouts Whittier	569,355	0	569,355	0	569,355			Actual 2015	569,355	0	569,355	0	569,355			N
28	Island Palm Shoppes	605,856	183,335	422,521	0	422,521			Actual 2015	601,397	183,343	418,054	0	418,054			N
29	Runway Plaza	274,341	84,710	189,631	0	189,631			Actual 2015	283,359	85,353	198,006	0	198,006			N
30	CIA Developers Office Portfolio	1,472,784	710,286	762,498	0	762,498			Actual 2015	1,330,647	701,714	628,934	0	628,934			N
30.01	Coastal Technology Center	572,828	244,668	328,159	0	328,159			Actual 2015	459,051	219,389	239,662	0	239,662			N
30.02	Trio Industrial Plaza	343,991	225,750	118,240	0	118,240			Actual 2015	341,028	243,197	97,830	0	97,830			N
30.03	Dow Rodes Industrial Center	358,946	155,733	203,213	0	203,213			Actual 2015	305,251	155,110	150,141	0	150,141			N
30.04	Gran central Building	197,020	84,134	112,885	0	112,885			Actual 2015	225,317	84,017	141,300	0	141,300			N
31	Salida & Manteca Secured Storage Portfolio	1,249,834	408,175	841,659	0	841,659			Actual 2015	1,155,255	379,226	776,029	0	776,029			N
31.01	Secured Self Storage of Salida	744,790	220,952	523,838	0	523,838			Actual 2015	686,930	212,025	474,905	0	474,905			N
31.02	Secured Self Storage of Manteca	505,044	187,223	317,821	0	317,821			Actual 2015	468,325	167,201	301,124	0	301,124			N
32	Hampton Inn - Farmville	2,635,806	1,621,602	1,014,204	0	1,014,204	123	99	Actual 2015	2,468,382	1,558,450	909,932	0	909,932	114	93	N
33	Heacock Business Center	1,105,814	437,022	668,792	0	668,792			Actual 2015	1,174,395	461,755	712,640	0	712,640			N
34	Candlewood Suites Harrisburg-Hershey	1,838,842	1,109,026	729,816	73,554	656,262	88	69	Actual 2015	1,781,887	1,049,534	732,353	71,275	661,078	87	68	N
35	Douglasville Center	680,932	207,237	473,695	0	473,695			Actual 2015	723,000	197,792	525,208	0	525,208			N
36	Wanamaker Crossing	1,335,928	648,655	687,273	0	687,273			Actual 2015	1,244,353	648,400	595,953	0	595,953			N
37	Stockton Self Storage	772,288	278,544	493,744	0	493,744			Actual 2016	673,090	259,960	413,131	0	413,131			N
38	Battlefield Square Shoppes	722,825	174,293	548,531	0	548,531			Actual 2015	715,407	193,549	521,858	0	521,858			N
39	Atrisco Plaza Shopping Center	2,513,773	591,192	1,922,581	0	1,922,581			Actual 2015	2,468,782	579,627	1,889,155	0	1,889,155			N
40	Sterling Oaks	1,309,180	806,028	503,152	0	503,152			Actual 2015	1,333,210	816,105	517,105	0	517,105			N
41	North Park Marketplace	824,703	191,739	632,964	0	632,964			Actual 2015	849,442	193,567	655,875	0	655,875			N
42	Boulevard Square I	527,773	183,812	343,961	0	343,961			Actual 2015	488,496	197,946	290,550	0	290,550			N
43	A-1 Secure Storage	685,330	249,183	436,147	0	436,147			Actual 2015	604,834	276,427	328,406	0	328,406			N
44	Ellenwood Town Center	427,697	168,178	259,519	0	259,519			Actual 2015	330,785	186,951	143,834	0	143,834			N
45	Country Cove MHP	670,610	254,150	416,460	0	416,460			Actual 2015	455,424	277,045	178,379	0	178,379			N
46	Victory Shops at Eldorado	78,229	17,650	60,579	0	60,579			NAV	NAV	NAV	NAV	NAV	NAV			N
47	Best Western Plus New Cumberland Inn & Suites	1,220,223	769,785	450,439	48,809	401,630	75	51	Actual 2015	1,343,633	803,639	539,993	53,745	486,248	73	56	N
48	Wayside MHC	649,401	272,476	376,925	0	376,925			Actual 2015	540,470	264,177	276,293	0	276,293			Y
49	Affordable Self Storage	486,560	165,714	320,846	290	320,556			Actual 2015	448,517	165,457	283,060	0	283,060			N
50	Speedway Marketplace	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
51	Walgreens - Mansfield, TX	320,000	0	320,000	0	320,000			Actual 2015	320,000	25	319,975	0	319,975			N
52	Kaysville Business Park	398,178	127,928	270,250	0	270,250			Actual 2015	371,409	108,917	262,492	0	262,492			N
53	Eau Gallie Self Storage	429,773	125,344	304,429	0	304,429			Actual 2015	325,430	110,060	215,370	0	215,370			N
54	Highland Plaza	530,720	106,181	424,539	0	424,539			Actual 2015	536,610	118,774	417,836	0	417,836			N
55	The Colonnade on Lake Conroe	385,740	123,166	262,574	0	262,574			Annualized 9 9/30/2015	305,100	123,491	181,609	0	181,609			N
56	Fenton Storage Portfolio	485,276	212,879	272,397	0	272,397			Actual 2015	450,428	209,885	240,544	0	240,544			N
56.01	Fenton Storage South	300,882	126,480	174,402	0	174,402			Actual 2015	270,533	121,798	148,735	0	148,735			N
56.02	Fenton Storage North	184,393	86,399	97,994	0	97,994			Actual 2015	179,895	88,086	91,809	0	91,809			N
57	15330-15350 Nordhoff Street	448,620	131,716	316,904	0	316,904			Actual 2015	453,492	122,554	330,938	0	330,938			N
58	Cypress Self Storage	462,403	179,220	283,183	0	283,183			Actual 2015	439,022	206,094	232,927	0	232,927			N
59	Shoppes of Gunbarrel Pointe	124,287	24,909	99,378	0	99,378			NAV	NAV	NAV	NAV	NAV	NAV			N
60	Advanced Mini Storage	341,530	136,219	205,311	0	205,311			Actual 2015	301,675	100,516	201,159	0	201,159			N
61	Creekview Apartments	477,066	279,128	197,938	0	197,938			Actual 2015	440,182	296,047	144,135	0	144,135			N
62	Pomona Townhomes	508,605	274,799	233,806	0	233,806			Actual 2015	466,990	257,226	209,764	0	209,764			N
63	Brown and Bermuda MHCs	343,879	146,583	197,296	0	197,296			Actual 2015	351,709	137,954	213,755	0	213,755			N
64	Seneca Broadview Hills Townhomes	1,180,208	797,151	383,057	0	383,057			NAV	NAV	NAV	NAV	NAV	NAV			N
65	Lloyds MHC	284,810	146,471	138,339	0	138,339			Actual 2015	295,834	138,356	157,478	0	157,478			Y

A-1-12

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Largest Tenant Name(8)(10)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(3)(8)(10)(11)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(3)(8)(10)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date
1	225 & 233 Park Avenue South	Facebook	266,460	39.4%	10/31/2027	Buzzfeed	194,123	28.7%	5/31/2026	STV	133,200	19.7%	5/31/2024
2	Mall of Louisiana	AMC Theatres	74,400	9.6%	7/21/2026	Dick’s Sporting Goods	74,061	9.5%	1/31/2019	Main Event	46,900	6.0%	6/30/2028
3	Marketplace at Millcreek	Toys “R” Us	50,000	12.4%	1/31/2020	Bed Bath & Beyond	33,889	8.4%	1/31/2020	Ross Dress For Less	30,093	7.5%	1/31/2023
4	SAVA Holdings IHG Portfolio
4.01	Candlewood Suites DFW South
4.02	Holiday Inn DFW Airport South
4.03	Staybridge Suites Plano
5	Wilshire Pacific Plaza	Open Road Films, LLC	12,740	11.8%	7/31/2018	Atkins North America	8,049	7.5%	3/31/2019	Biren Law Group	5,062	4.7%	4/30/2028
6	Pinnacle Medical Plaza	Sharp Health Care	62,710	78.0%	11/30/2027	San Diego Surgical Arts	3,859	4.8%	9/30/2028	Home Dialysis Therapies	2,988	3.7%	12/31/2024
7	Winslow Bay Commons	Dick’s Sporting Goods	45,644	17.9%	1/31/2019	Ross Dress For Less	30,187	11.8%	1/31/2019	T.J. Maxx	30,000	11.7%	3/31/2018
8	Del Amo Fashion Center	J.C. Penney	163,346	9.2%	12/31/2018	Nordstrom	138,000	7.8%	2/28/2031	Dick’s Sporting Goods	83,210	4.7%	4/30/2027
9	Pleasant Prairie Premium Outlets	Nike Factory Store	20,200	5.0%	1/31/2028	Old Navy	16,115	4.0%	1/31/2022	Under Armour	11,250	2.8%	9/30/2025
10	Gehl Foods Portfolio	Gehl Foods LLC	628,657	100.0%	6/30/2037
10.01	Freistadt Road	Gehl Foods LLC	287,863	100.0%	6/30/2037
10.02	Main Street	Gehl Foods LLC	233,652	100.0%	6/30/2037
10.03	Crusader Court	Gehl Foods LLC	107,142	100.0%	6/30/2037
11	iStar Leased Fee Portfolio
11.01	Hilton Salt Lake
11.02	DoubleTree Seattle Airport
11.03	DoubleTree Mission Valley
11.04	One Ally Center
11.05	DoubleTree Sonoma
11.06	DoubleTree Durango
11.07	Northside Forsyth Hospital Medical Center
11.08	NASA/JPSS Headquarters
11.09	Dallas Market Center: Sheraton Suites
11.10	Dallas Market Center: Marriott Courtyard
11.11	The Buckler Apartments
11.12	Lock-Up Self Storage Facility
12	45 Eisenhower Drive	M&T Bank/Hudson Savings	42,609	24.4%	7/31/2019	Koch Modular Process Systems	20,564	11.8%	2/28/2023	Camerican International	16,363	9.4%	9/30/2026
13	Hilton Garden Inn Chicago/North Loop
14	Sentinel Business Center	Travis Tile Sales	31,127	9.5%	10/31/2024	SERVPRO	30,050	9.2%	8/31/2022	Dynamex, Inc.	26,400	8.0%	7/31/2018
15	Southridge Plaza Austin	HEB Grocery	46,096	31.9%	1/31/2023	Dollar Tree	13,975	9.7%	9/30/2018	Kidz Dental	13,544	9.4%	5/31/2018
16	Magnolia Hotel Denver
17	North Point Village	Talbots	10,982	19.3%	1/31/2026	Ann Taylor Loft	7,600	13.3%	1/31/2022	Jos A. Bank Clothiers	7,397	13.0%	1/31/2023
18	League City Hotel Portfolio
18.01	Hampton Inn & Suites Houston/League City
18.02	Candlewood Suites League City
19	Blossom Business Center	Finishing Touches	10,404	7.6%	7/31/2019	Traffic Graphics Inc.	9,900	7.2%	8/31/2020	Flow Data, Inc.	9,449	6.9%	8/31/2018
20	Hampton Inn - Frederick
21	Starwood Capital Group Hotel Portfolio
21.01	Larkspur Landing Sunnyvale
21.02	Larkspur Landing Milpitas
21.03	Larkspur Landing Campbell
21.04	Larkspur Landing San Francisco
21.05	Larkspur Landing Pleasanton
21.06	Larkspur Landing Bellevue
21.07	Larkspur Landing Sacramento
21.08	Hampton Inn Ann Arbor North
21.09	Larkspur Landing Hillsboro
21.10	Larkspur Landing Renton
21.11	Holiday Inn Arlington Northeast Rangers Ballpark
21.12	Residence Inn Toledo Maumee
21.13	Residence Inn Williamsburg
21.14	Hampton Inn Suites Waco South
21.15	Holiday Inn Louisville Airport Fair Expo
21.16	Courtyard Tyler
21.17	Hilton Garden Inn Edison Raritan Center
21.18	Hilton Garden Inn St Paul Oakdale
21.19	Residence Inn Grand Rapids West
21.20	Peoria, AZ Residence Inn
21.21	Hampton Inn Suites Bloomington Normal
21.22	Courtyard Chico
21.23	Hampton Inn Suites South Bend
21.24	Hampton Inn Suites Kokomo
21.25	Courtyard Wichita Falls
21.26	Hampton Inn Morehead
21.27	Residence Inn Chico
21.28	Courtyard Lufkin
21.29	Hampton Inn Carlisle
21.30	Springhill Suites Williamsburg
21.31	Fairfield Inn Bloomington
21.32	Waco Residence Inn
21.33	Holiday Inn Express Fishers
21.34	Larkspur Landing Folsom
21.35	Springhill Suites Chicago Naperville Warrenville
21.36	Holiday Inn Express & Suites Paris
21.37	Toledo Homewood Suites
21.38	Grand Rapids Homewood Suites
21.39	Fairfield Inn Laurel
21.40	Cheyenne Fairfield Inn and Suites
21.41	Courtyard Akron Stow
21.42	Towneplace Suites Bloomington
21.43	Larkspur Landing Roseville
21.44	Hampton Inn Danville
21.45	Holiday Inn Norwich
21.46	Hampton Inn Suites Longview North
21.47	Springhill Suites Peoria Westlake
21.48	Hampton Inn Suites Buda
21.49	Shawnee Hampton Inn
21.50	Racine Fairfield Inn
21.51	Hampton Inn Selinsgrove Shamokin Dam
21.52	Holiday Inn Express & Suites Terrell
21.53	Westchase Homewood Suites
21.54	Holiday Inn Express & Suites Tyler South
21.55	Holiday Inn Express & Suites Huntsville
21.56	Hampton Inn Sweetwater

A-1-13

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Largest Tenant Name(8)(10)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(3)(8)(10)(11)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(3)(8)(10)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date
21.57	Comfort Suites Buda Austin South
21.58	Fairfield Inn & Suites Weatherford
21.59	Holiday Inn Express & Suites Altus
21.60	Comfort Inn & Suites Paris
21.61	Hampton Inn Suites Decatur
21.62	Holiday Inn Express & Suites Texarkana East
21.63	Mankato Fairfield Inn
21.64	Candlewood Suites Texarkana
21.65	Country Inn & Suites Houston Intercontinental Airport East
22	AeroPlex II	Daehan Solutions Georgia	120,000	40.0%	2/29/2024	Medline Industries, Inc	105,000	35.0%	3/31/2020	Panera, LLC	37,500	12.5%	3/31/2027
23	St. Louis Ground Lease
24	Shady Willow Plaza	Golden Dragon	7,328	24.3%	3/31/2022	Goodwill Industries	6,800	22.5%	12/31/2019	Bank of America	4,500	14.9%	3/31/2027
25	Shea Medical Plaza	Scottsdale Children’s Group	7,299	17.2%	6/30/2024	AZ Perio, PLLC	4,503	10.6%	9/30/2026	Todd K. Malan, M.D.	4,002	9.4%	12/31/2020
26	215 South Brea Boulevard	Farrell’s	6,611	17.8%	1/1/2022	T-Mobile	2,600	7.0%	2/28/2018	Destination Maternity	2,519	6.8%	1/31/2021
27	Sprouts Whittier	Sprouts Farmers Market	24,866	100.0%	2/29/2028
28	Island Palm Shoppes	Payless ShoeSource	2,836	11.0%	12/31/2018	Palm Beach Tan	2,835	11.0%	5/31/2018	Gay Lynn Enterprises LLC	2,116	8.2%	3/31/2018
29	Runway Plaza	Marsh Harbor One LLC d/b/a Beach Liquors	6,500	58.7%	4/30/2022	Merlin’s Pizza Company	1,858	16.8%	5/31/2020	Two Kings, LLC	1,404	12.7%	6/30/2022
30	CIA Developers Office Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
30.01	Coastal Technology Center	Scotts Lawn Service	7,500	8.3%	3/31/2018	Robert Blease	6,000	6.7%	7/31/2019	Holy Land Stone Company, LLC	4,500	5.0%	8/31/2019
30.02	Trio Industrial Plaza	Tactical Superiority, Inc.	18,182	18.2%	1/31/2019	ARES Defense Systems, Inc.	11,950	12.0%	9/30/2019	LGM International, Inc.	11,250	11.3%	8/31/2022
30.03	Dow Rodes Industrial Center	FBA Holding, Inc.	6,750	10.2%	12/31/2018	Eastern Kitchen, Inc.	5,400	8.2%	6/30/2018	Tamburr Motorcars, Inc.	5,400	8.2%	5/31/2020
30.04	Gran central Building	Transas Americas, Inc	12,100	42.7%	9/30/2021	Spectre Enterprises, Inc.	4,700	16.6%	6/30/2022	Airon Corporation	4,525	16.0%	4/30/2018
31	Salida & Manteca Secured Storage Portfolio
31.01	Secured Self Storage of Salida
31.02	Secured Self Storage of Manteca
32	Hampton Inn - Farmville
33	Heacock Business Center	Courthouse (County of Riverside)	16,872	22.1%	6/30/2020	WIC (County of Riverside)	5,717	7.5%	3/31/2019	Superior Court of California	4,335	5.7%	6/30/2020
34	Candlewood Suites Harrisburg-Hershey
35	Douglasville Center	Verizon Wireless (VAW) LLC	4,000	15.8%	2/1/2028	Orangetheory Fitness	2,800	11.1%	1/31/2017	Shane’s Douglasville, LLC	2,800	11.1%	8/31/2022
36	Wanamaker Crossing	Craftworks Restaurants & Breweries Group, Inc.	6,546	19.1%	12/31/2020	Buffalo Wild Wings, Inc.	5,500	16.1%	11/30/2021	On the Border	5,200	15.2%	4/30/2020
37	Stockton Self Storage
38	Battlefield Square Shoppes	Pier 1 Imports, Inc.	15,495	42.1%	2/28/2023	Vintage Stock, Inc.	12,840	34.9%	3/31/2024	Talbot’s	8,483	23.0%	1/31/2019
39	Atrisco Plaza Shopping Center	CNG Ranch, LLC	80,100	37.6%	9/30/2031	Ross Dress for Less	27,673	13.0%	1/31/2021	Brookline College	15,478	7.3%	1/31/2022
40	Sterling Oaks
41	North Park Marketplace	Ross Dress For Less, Inc.	23,942	51.3%	1/31/2028	Rainbow Southeast Leasing	4,200	9.0%	4/30/2020	Shoe Show Inc.	3,500	7.5%	11/30/2018
42	Boulevard Square I	TruIT, LLC	5,921	13.6%	9/30/2019	Spicy Pie Pizza	3,410	7.8%	12/31/2023	Epic Management, LLC	2,208	5.1%	8/31/2032
43	A-1 Secure Storage
44	Ellenwood Town Center	Dollar Tree	9,000	16.3%	3/31/2019	Workout Anytime	6,000	10.8%	10/31/2026	4th and 1	6,000	10.8%	10/31/2021
45	Country Cove MHP
46	Victory Shops at Eldorado	Pretty Nails & SPA	3,000	22.1%	5/31/2023	Discovery Kids Pediatric Dentistry	2,500	18.4%	10/30/2026	Zoom Dry Cleaning	2,400	17.6%	6/10/2023
47	Best Western Plus New Cumberland Inn & Suites
48	Wayside MHC
49	Affordable Self Storage
50	Speedway Marketplace	Chicago’s Pizza	3,000	26.8%	6/30/2027	Chipotle	2,400	21.4%	3/31/2027	Starbucks	2,200	19.6%	1/31/2027
51	Walgreens - Mansfield, TX	Walgreens	14,820	100.0%	6/30/2082
52	Kaysville Business Park	Revel Media Group, Inc.	18,381	31.3%	8/30/2021	JG Wholesale, LLC	9,650	16.4%	2/28/2018	Control System Integrators, LLC	6,480	11.0%	3/31/2018
53	Eau Gallie Self Storage
54	Highland Plaza	Massage Envy Spa	3,300	27.5%	2/29/2024	Physicians Immediate Care, LLC	3,290	27.4%	12/31/2023	Vitamin Shoppe Industries, Inc.	3,011	25.1%	11/30/2023
55	The Colonnade on Lake Conroe	Elite Repeat	8,587	31.7%	4/30/2019	Magnolia Diner	5,000	18.4%	12/31/2021	Westlake Fellowship	4,875	18.0%	12/31/2018
56	Fenton Storage Portfolio
56.01	Fenton Storage South
56.02	Fenton Storage North
57	15330-15350 Nordhoff Street	Omnipoint Communications, Inc c/o T-Mobile USA Inc.	2,500	33.9%	3/17/2022	West Coast Dental Services, Inc.	2,476	33.6%	2/28/2021	Del Taco-Ground Lease	2,391	32.5%	12/31/2026
58	Cypress Self Storage
59	Shoppes of Gunbarrel Pointe	Orangetheory Fitness	3,360	32.0%	7/31/2021	Noire, The Nail Bar	2,520	24.0%	7/31/2026	Fab’rik Boutique	1,680	16.0%	4/30/2021
60	Advanced Mini Storage
61	Creekview Apartments
62	Pomona Townhomes
63	Brown and Bermuda MHCs
64	Seneca Broadview Hills Townhomes
65	Lloyds MHC

A-1-14

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	4th Largest Tenant Name(3)(8)(10)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(10)(12)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)
1	225 & 233 Park Avenue South	T. Rowe Price	13,450	2.0%	3/31/2028	WB Wood	13,397	2.0%	12/31/2022	4/12/2017	4/13/2017				N
2	Mall of Louisiana	Nordstrom Rack	30,002	3.9%	9/30/2025	Forever 21	26,885	3.5%	1/31/2019	7/24/2017	7/24/2017				N
3	Marketplace at Millcreek	Marshalls	30,000	7.5%	5/31/2022	Stein Mart	30,000	7.5%	9/30/2023	11/8/2016	11/8/2016				N
4	SAVA Holdings IHG Portfolio									Various	5/5/2017				N
4.01	Candlewood Suites DFW South									5/10/2017	5/5/2017				N
4.02	Holiday Inn DFW Airport South									5/5/2017	5/5/2017				N
4.03	Staybridge Suites Plano									5/11/2017	5/5/2017				N
5	Wilshire Pacific Plaza	American Bullion, LLC	4,726	4.4%	10/31/2018	Cramer & Tynan, LLP	3,748	3.5%	7/31/2020	7/26/2017	7/25/2017		7/25/2017	17.0%	N
6	Pinnacle Medical Plaza	AKANE Institute of Allergy	2,238	2.8%	7/31/2021	Dr. Patel, DDS	2,004	2.5%	4/30/2023	5/31/2017	5/31/2017		5/31/2017	5.0%	N
7	Winslow Bay Commons	Homegoods	24,335	9.5%	4/30/2022	Michaels	21,300	8.3%	3/31/2023	11/14/2016	11/11/2016				N
8	Del Amo Fashion Center	AMC Theatres	76,800	4.3%	9/30/2021	Burlington Coat Factory	60,000	3.4%	1/31/2025	4/20/2017	4/17/2017		4/14/2017	12.0%	N
9	Pleasant Prairie Premium Outlets	Gap Outlet	11,000	2.7%	1/31/2022	Adidas/Rockport	10,000	2.5%	1/31/2027	7/28/2017	7/28/2017				N
10	Gehl Foods Portfolio									Various	Various				N
10.01	Freistadt Road									8/1/2017	3/6/2017				N
10.02	Main Street									5/2/2017	3/10/2017				N
10.03	Crusader Court									8/1/2017	3/13/2017				N
11	iStar Leased Fee Portfolio									Various	Various		Various	Various	N
11.01	Hilton Salt Lake									2/22/2017	2/23/2017		2/22/2017	10.0%	N
11.02	DoubleTree Seattle Airport									2/23/2017	2/23/2017		2/23/2017	12.0%	N
11.03	DoubleTree Mission Valley									2/22/2017	2/22/2017		2/22/2017	8.0%	N
11.04	One Ally Center									2/22/2017	2/22/2017				N
11.05	DoubleTree Sonoma									2/22/2017	2/28/2017		2/22/2017	6.0%	N
11.06	DoubleTree Durango									2/22/2017	2/22/2017				N
11.07	Northside Forsyth Hospital Medical Center									2/23/2017	2/23/2017				N
11.08	NASA/JPSS Headquarters									2/23/2017	2/21/2017				N
11.09	Dallas Market Center: Sheraton Suites									2/22/2017	1/23/2017				N
11.10	Dallas Market Center: Marriott Courtyard									2/23/2017	2/21/2017				N
11.11	The Buckler Apartments									2/22/2017	2/23/2017				N
11.12	Lock-Up Self Storage Facility									2/21/2017	2/23/2017				N
12	45 Eisenhower Drive	Cloud Akademie / Lightbridge	12,728	7.3%	2/28/2031	Wealth Preservation	8,098	4.6%	8/31/2023	6/20/2017	6/20/2017				N
13	Hilton Garden Inn Chicago/North Loop									12/23/2016	4/20/2017				N
14	Sentinel Business Center	Allegiance Floors / Wagner	17,200	5.2%	12/31/2020	Printed Supply, Inc.	13,500	4.1%	3/31/2020	7/17/2017	7/17/2017				N
15	Southridge Plaza Austin	Family Dollar Stores	11,400	7.9%	12/31/2019	Rent-A-Center	6,000	4.2%	10/31/2021	5/12/2017	4/24/2017				N
16	Magnolia Hotel Denver									3/28/2017	3/27/2017				N
17	North Point Village	Learning Express	6,200	10.9%	6/30/2020	Lane Bryant	5,000	8.8%	1/31/2026	4/17/2017	4/17/2017				N
18	League City Hotel Portfolio									5/2/2017	5/2/2017				N
18.01	Hampton Inn & Suites Houston/League City									5/2/2017	5/2/2017				N
18.02	Candlewood Suites League City									5/2/2017	5/2/2017				N
19	Blossom Business Center	Aces A/C Supply	9,376	6.8%	11/30/2018	Henry Schein	8,351	6.1%	6/30/2019	7/17/2017	7/17/2017				N
20	Hampton Inn - Frederick									8/2/2017	8/2/2017				N
21	Starwood Capital Group Hotel Portfolio									Various	Various		Various	Various	N
21.01	Larkspur Landing Sunnyvale									4/28/2017	4/26/2017		4/26/2017	5.0%	N
21.02	Larkspur Landing Milpitas									4/28/2017	4/19/2017		4/19/2017	13.0%	N
21.03	Larkspur Landing Campbell									4/28/2017	4/19/2017		4/28/2017	5.0%	N
21.04	Larkspur Landing San Francisco									4/28/2017	4/26/2017		4/21/2017	7.0%	N
21.05	Larkspur Landing Pleasanton									4/28/2017	4/27/2017		4/27/2017	13.0%	N
21.06	Larkspur Landing Bellevue									4/28/2017	4/21/2017		4/20/2017	7.0%	N
21.07	Larkspur Landing Sacramento									4/28/2017	4/21/2017		4/20/2017	2.0%	N
21.08	Hampton Inn Ann Arbor North									4/28/2017	4/14/2017				N
21.09	Larkspur Landing Hillsboro									4/28/2017	4/19/2017		4/24/2017	3.0%	N
21.10	Larkspur Landing Renton									4/28/2017	4/26/2017		4/20/2017	5.0%	N
21.11	Holiday Inn Arlington Northeast Rangers Ballpark									4/7/2017	4/4/2017				N
21.12	Residence Inn Toledo Maumee									4/28/2017	4/20/2017				N
21.13	Residence Inn Williamsburg									4/24/2017	4/28/2017				N
21.14	Hampton Inn Suites Waco South									4/7/2017	4/5/2017				N
21.15	Holiday Inn Louisville Airport Fair Expo									4/28/2017	4/25/2017				N
21.16	Courtyard Tyler									4/7/2017	3/29/2017				N
21.17	Hilton Garden Inn Edison Raritan Center									4/28/2017	4/20/2017				N
21.18	Hilton Garden Inn St Paul Oakdale									4/28/2017	4/18/2017				N
21.19	Residence Inn Grand Rapids West									4/28/2017	4/19/2017				N
21.20	Peoria, AZ Residence Inn									4/7/2017	4/8/2017				N
21.21	Hampton Inn Suites Bloomington Normal									4/28/2017	4/28/2017				N
21.22	Courtyard Chico									4/28/2017	4/21/2017		4/21/2017	5.0%	N
21.23	Hampton Inn Suites South Bend									4/28/2017	4/21/2017				N
21.24	Hampton Inn Suites Kokomo									4/28/2017	4/17/2017				N
21.25	Courtyard Wichita Falls									4/7/2017	4/2/2017				N
21.26	Hampton Inn Morehead									4/28/2017	4/19/2017				N
21.27	Residence Inn Chico									4/28/2017	4/19/2017		4/21/2017	5.0%	N
21.28	Courtyard Lufkin									4/7/2017	4/3/2017				N
21.29	Hampton Inn Carlisle									4/28/2017	4/25/2017				N
21.30	Springhill Suites Williamsburg									4/25/2017	4/21/2017				N
21.31	Fairfield Inn Bloomington									4/28/2017	4/20/2017				N
21.32	Waco Residence Inn									4/7/2017	4/11/2017				N
21.33	Holiday Inn Express Fishers									4/28/2017	4/26/2017				N
21.34	Larkspur Landing Folsom									4/28/2017	4/28/2017		4/27/2017	5.0%	N
21.35	Springhill Suites Chicago Naperville Warrenville									4/28/2017	4/27/2017				N
21.36	Holiday Inn Express & Suites Paris									4/7/2017	4/7/2017				N
21.37	Toledo Homewood Suites									4/7/2017	4/3/2017				N
21.38	Grand Rapids Homewood Suites									4/7/2017	4/4/2017				N
21.39	Fairfield Inn Laurel									4/28/2017	4/19/2017				N
21.40	Cheyenne Fairfield Inn and Suites									4/7/2017	4/7/2017				N
21.41	Courtyard Akron Stow									4/28/2017	4/15/2017				N
21.42	Towneplace Suites Bloomington									4/28/2017	4/25/2017				N
21.43	Larkspur Landing Roseville									4/25/2017	4/28/2017		4/27/2017	5.0%	N
21.44	Hampton Inn Danville									4/28/2017	4/20/2017				N
21.45	Holiday Inn Norwich									4/28/2017	4/21/2017				N
21.46	Hampton Inn Suites Longview North									4/7/2017	4/3/2017				N
21.47	Springhill Suites Peoria Westlake									4/28/2017	4/28/2017				N
21.48	Hampton Inn Suites Buda									4/7/2017	4/5/2017				N
21.49	Shawnee Hampton Inn									4/7/2017	4/10/2017				N
21.50	Racine Fairfield Inn									4/7/2017	3/31/2017				N
21.51	Hampton Inn Selinsgrove Shamokin Dam									4/25/2017	4/21/2017				N
21.52	Holiday Inn Express & Suites Terrell									4/7/2017	4/7/2017				N
21.53	Westchase Homewood Suites									4/10/2017	4/10/2017				N
21.54	Holiday Inn Express & Suites Tyler South									4/7/2017	4/4/2017				N
21.55	Holiday Inn Express & Suites Huntsville									4/7/2017	4/7/2017				N
21.56	Hampton Inn Sweetwater									4/7/2017	4/7/2017				N

A-1-15

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	4th Largest Tenant Name(3)(8)(10)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(10)(12)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)
21.57	Comfort Suites Buda Austin South									4/7/2017	3/30/2017				N
21.58	Fairfield Inn & Suites Weatherford									4/7/2017	4/6/2017				N
21.59	Holiday Inn Express & Suites Altus									4/7/2017	4/5/2017				N
21.60	Comfort Inn & Suites Paris									4/7/2017	4/7/2017				N
21.61	Hampton Inn Suites Decatur									4/7/2017	4/5/2017				N
21.62	Holiday Inn Express & Suites Texarkana East									4/7/2017	4/3/2017				N
21.63	Mankato Fairfield Inn									4/7/2017	4/7/2017				N
21.64	Candlewood Suites Texarkana									4/7/2017	4/4/2017				N
21.65	Country Inn & Suites Houston Intercontinental Airport East									4/7/2017	4/7/2017				N
22	AeroPlex II	DSV Solutions LLC	37,500	12.5%	11/30/2018					9/6/2017	9/6/2017				N
23	St. Louis Ground Lease										5/22/2017				N
24	Shady Willow Plaza	Carl’s Junior	4,200	13.9%	1/31/2028	Massage Season	1,351	4.5%	12/31/2018	6/16/2017	6/16/2017		6/16/2017	12.0%	N
25	Shea Medical Plaza	NextCare Urgent Care	3,844	9.1%	11/30/2019	Drs. Henderson & Weiner	3,759	8.9%	7/31/2023	7/18/2017	7/20/2017				N
26	215 South Brea Boulevard									6/8/2017	6/8/2017		6/7/2017	10.0%	N
27	Sprouts Whittier									7/21/2017	7/25/2017		7/25/2017	12.0%	N
28	Island Palm Shoppes	Frill Seekers Gifts	1,941	7.5%	MTM	Emerald Coast Hair Care, Inc	1,440	5.6%	3/31/2021	6/29/2017	6/29/2017				N
29	Runway Plaza	Subway of Destin	1,306	11.8%	6/30/2021					7/5/2017	7/5/2017				N
30	CIA Developers Office Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	7/20/2017	7/20/2017				N
30.01	Coastal Technology Center	Elite Cosmetix USA Inc.	4,500	5.0%	5/31/2021	Proformance Unlimited, Inc.	4,018	4.5%	6/30/2018	7/20/2017	7/20/2017				N
30.02	Trio Industrial Plaza	NXT-10, Inc.	7,500	7.5%	12/31/2017	Tecore Networks	3,950	4.0%	6/30/2018	7/20/2017	7/20/2017	8/24/2017			N
30.03	Dow Rodes Industrial Center	Wood Like New, LLC	4,050	6.1%	2/28/2019	Richard Vrana/Calvin Windisch	4,050	6.1%	10/31/2019	7/20/2017	7/20/2017				N
30.04	Gran central Building	Right Growth Management, LLC	3,600	12.7%	2/29/2020	Starboard Technology, Inc.	3,425	12.1%	8/31/2018	7/20/2017	7/20/2017				N
31	Salida & Manteca Secured Storage Portfolio									Various	6/16/2017		6/16/2017	Various	N
31.01	Secured Self Storage of Salida									6/20/2017	6/16/2017		6/16/2017	6.0%	N
31.02	Secured Self Storage of Manteca									6/16/2017	6/16/2017		6/16/2017	7.0%	N
32	Hampton Inn - Farmville									5/12/2017	5/12/2017				N
33	Heacock Business Center	Zymeda-Riverside Physicians	3,518	4.6%	12/31/2018	Crittenton Services For Children and Families	3,500	4.6%	6/30/2018	7/11/2017	7/11/2017		7/12/2017	11.0%	N
34	Candlewood Suites Harrisburg-Hershey									5/16/2017	5/16/2017				N
35	Douglasville Center	The Bagel Meister, LLC	2,800	11.1%	8/31/2022	Starbucks Corporation	1,700	6.7%	4/30/2021	3/7/2017	4/7/2017				N
36	Wanamaker Crossing	Lunch Money, Inc.	4,000	11.7%	4/30/2019	AAA Allied Group, Inc.	3,981	11.6%	6/30/2020	6/5/2017	6/5/2017				N
37	Stockton Self Storage									7/28/2017	7/28/2017		7/28/2017	9.0%	N
38	Battlefield Square Shoppes									6/13/2017	6/12/2017				N
39	Atrisco Plaza Shopping Center	Aaron Rents, Inc.	11,000	5.2%	4/30/2021	Peter Piper Pizza	10,103	4.7%	8/31/2026	7/19/2017	6/28/2017				N
40	Sterling Oaks									7/24/2017	7/24/2017				N
41	North Park Marketplace	Arby’s Restaurant Group	3,000	6.4%	1/31/2030	Sprint Spectrum L.P.	2,100	4.5%	3/31/2021	7/24/2017	7/24/2017				N
42	Boulevard Square I									6/27/2017	6/27/2017				N
43	A-1 Secure Storage									6/29/2017	6/29/2017		6/29/2017	6.0%	N
44	Ellenwood Town Center	2 U Beauty	5,000	9.0%	9/30/2020	Hibbett Sports	5,000	9.0%	4/30/2018	5/19/2017	5/18/2017				N
45	Country Cove MHP									6/26/2017	6/26/2017				N
46	Victory Shops at Eldorado	Luminous Dental Studio	2,200	16.2%	9/30/2026	mBrace Orthodontics	2,200	16.2%	6/30/2026	4/27/2017	4/27/2017				N
47	Best Western Plus New Cumberland Inn & Suites									5/12/2017	5/12/2017				N
48	Wayside MHC									3/13/2017	3/13/2017				N
49	Affordable Self Storage									5/4/2017	5/8/2017				N
50	Speedway Marketplace	Cellular Connection	2,000	17.9%	4/30/2027	KT Nails 2	1,600	14.3%	4/30/2027	7/10/2017	7/10/2017				N
51	Walgreens - Mansfield, TX									6/28/2017	6/27/2017				N
52	Kaysville Business Park	Douglas Beck	6,150	10.5%	6/30/2018	Revolutionary Plastics Inc	4,800	8.2%	2/29/2020	6/1/2017	6/1/2017		7/31/2017	8.0%	N
53	Eau Gallie Self Storage									7/17/2017	7/17/2017				N
54	Highland Plaza	Chipotle Mexican Grill, Inc.	2,400	20.0%	11/30/2023					8/4/2017	8/4/2017				N
55	The Colonnade on Lake Conroe	Tres Amigos	3,563	13.1%	12/31/2020	Xanadu Salon	2,625	9.7%	12/31/2017	8/1/2017	8/1/2017				N
56	Fenton Storage Portfolio									7/10/2017	Various				N
56.01	Fenton Storage South									7/10/2017	3/24/2017				N
56.02	Fenton Storage North									7/10/2017	4/3/2017				N
57	15330-15350 Nordhoff Street									1/19/2017	1/23/2017	3/31/2017	1/19/2017	8.0%	N
58	Cypress Self Storage									4/24/2017	4/24/2017				N
59	Shoppes of Gunbarrel Pointe	Jimmy John’s	1,680	16.0%	6/30/2026	I Love Juice Bar	1,260	12.0%	11/30/2023	6/5/2017	6/5/2017				N
60	Advanced Mini Storage									7/28/2017	7/31/2017				N
61	Creekview Apartments									7/3/2017			7/3/2017	6.0%	N
62	Pomona Townhomes									7/3/2017			7/3/2017	6.0%	N
63	Brown and Bermuda MHCs									7/17/2017	7/17/2017				N
64	Seneca Broadview Hills Townhomes									5/9/2017	5/9/2017				N
65	Lloyds MHC									6/23/2017	6/22/2017				N

A-1-16

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)
1	225 & 233 Park Avenue South	Y	Refinance	0	0	Springing			0	Springing			0
2	Mall of Louisiana	Y	Recapitalization	0	0	Springing			0	Springing			0
3	Marketplace at Millcreek	Y	Refinance	0	0	Springing			0	Springing			0
4	SAVA Holdings IHG Portfolio	Y	Refinance	0	470,193	49,756	Cash		96,409	Springing	Cash		0
4.01	Candlewood Suites DFW South	Y
4.02	Holiday Inn DFW Airport South	Y
4.03	Staybridge Suites Plano	Y
5	Wilshire Pacific Plaza	Y	Refinance	0	257,898	42,983	Cash		0	Springing			0
6	Pinnacle Medical Plaza	Y	Refinance	0	187,218	31,203	Cash		0	Springing			0
7	Winslow Bay Commons	Y	Refinance	0	0	Springing			0	Springing			0
8	Del Amo Fashion Center	Y	Refinance	0	0	Springing			0	Springing			0
9	Pleasant Prairie Premium Outlets	Y	Recapitalization	0	0	Springing			0	Springing			0
10	Gehl Foods Portfolio	Y	Acquisition	0	0	Springing			0	Springing			0
10.01	Freistadt Road	Y
10.02	Main Street	Y
10.03	Crusader Court	Y
11	iStar Leased Fee Portfolio	Y	Recapitalization	0	0	Springing			0	Springing			0
11.01	Hilton Salt Lake	Y
11.02	DoubleTree Seattle Airport	Y
11.03	DoubleTree Mission Valley	Y
11.04	One Ally Center	Y
11.05	DoubleTree Sonoma	Y
11.06	DoubleTree Durango	Y
11.07	Northside Forsyth Hospital Medical Center	Y
11.08	NASA/JPSS Headquarters	Y
11.09	Dallas Market Center: Sheraton Suites	Y
11.10	Dallas Market Center: Marriott Courtyard	Y
11.11	The Buckler Apartments	Y
11.12	Lock-Up Self Storage Facility	Y
12	45 Eisenhower Drive	Y	Refinance	9,375	69,175	34,587	Cash		0	Springing			0
13	Hilton Garden Inn Chicago/North Loop	Y	Acquisition	0	118,556	44,449	Cash		0	Springing			0
14	Sentinel Business Center	Y	Refinance	0	70,781	35,391	Cash		0	Springing			340,219
15	Southridge Plaza Austin	Y	Refinance	155,675	282,929	40,418	Cash		0	Springing			344,325
16	Magnolia Hotel Denver	Y	Refinance	0	0	65,371	Cash		90,712	8,247	Cash		0
17	North Point Village	Y	Refinance	0	11,402	11,403	Cash		0	Springing			0
18	League City Hotel Portfolio	Y	Refinance	0	169,457	21,182	Cash		41,501	3,294	Cash		0
18.01	Hampton Inn & Suites Houston/League City	Y
18.02	Candlewood Suites League City	Y
19	Blossom Business Center	Y	Refinance	0	37,473	18,736	Cash		0	Springing			156,692
20	Hampton Inn - Frederick	Y	Refinance	0	46,247	15,500	Cash		0	Springing			0
21	Starwood Capital Group Hotel Portfolio	Y	Refinance	0	0	Springing			0	Springing			0
21.01	Larkspur Landing Sunnyvale	Y
21.02	Larkspur Landing Milpitas	Y
21.03	Larkspur Landing Campbell	Y
21.04	Larkspur Landing San Francisco	Y
21.05	Larkspur Landing Pleasanton	Y
21.06	Larkspur Landing Bellevue	Y
21.07	Larkspur Landing Sacramento	Y
21.08	Hampton Inn Ann Arbor North	Y
21.09	Larkspur Landing Hillsboro	Y
21.10	Larkspur Landing Renton	Y
21.11	Holiday Inn Arlington Northeast Rangers Ballpark	Y
21.12	Residence Inn Toledo Maumee	Y
21.13	Residence Inn Williamsburg	Y
21.14	Hampton Inn Suites Waco South	Y
21.15	Holiday Inn Louisville Airport Fair Expo	Y
21.16	Courtyard Tyler	Y
21.17	Hilton Garden Inn Edison Raritan Center	Y
21.18	Hilton Garden Inn St Paul Oakdale	Y
21.19	Residence Inn Grand Rapids West	Y
21.20	Peoria, AZ Residence Inn	Y
21.21	Hampton Inn Suites Bloomington Normal	Y
21.22	Courtyard Chico	Y
21.23	Hampton Inn Suites South Bend	Y
21.24	Hampton Inn Suites Kokomo	Y
21.25	Courtyard Wichita Falls	Y
21.26	Hampton Inn Morehead	Y
21.27	Residence Inn Chico	Y
21.28	Courtyard Lufkin	Y
21.29	Hampton Inn Carlisle	Y
21.30	Springhill Suites Williamsburg	Y
21.31	Fairfield Inn Bloomington	Y
21.32	Waco Residence Inn	Y
21.33	Holiday Inn Express Fishers	Y
21.34	Larkspur Landing Folsom	Y
21.35	Springhill Suites Chicago Naperville Warrenville	Y
21.36	Holiday Inn Express & Suites Paris	Y
21.37	Toledo Homewood Suites	Y
21.38	Grand Rapids Homewood Suites	Y
21.39	Fairfield Inn Laurel	Y
21.40	Cheyenne Fairfield Inn and Suites	Y
21.41	Courtyard Akron Stow	Y
21.42	Towneplace Suites Bloomington	Y
21.43	Larkspur Landing Roseville	Y
21.44	Hampton Inn Danville	Y
21.45	Holiday Inn Norwich	Y
21.46	Hampton Inn Suites Longview North	Y
21.47	Springhill Suites Peoria Westlake	Y
21.48	Hampton Inn Suites Buda	Y
21.49	Shawnee Hampton Inn	Y
21.50	Racine Fairfield Inn	Y
21.51	Hampton Inn Selinsgrove Shamokin Dam	Y
21.52	Holiday Inn Express & Suites Terrell	Y
21.53	Westchase Homewood Suites	Y
21.54	Holiday Inn Express & Suites Tyler South	Y
21.55	Holiday Inn Express & Suites Huntsville	Y
21.56	Hampton Inn Sweetwater	Y

A-1-17

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)
21.57	Comfort Suites Buda Austin South	Y
21.58	Fairfield Inn & Suites Weatherford	Y
21.59	Holiday Inn Express & Suites Altus	Y
21.60	Comfort Inn & Suites Paris	Y
21.61	Hampton Inn Suites Decatur	Y
21.62	Holiday Inn Express & Suites Texarkana East	Y
21.63	Mankato Fairfield Inn	Y
21.64	Candlewood Suites Texarkana	Y
21.65	Country Inn & Suites Houston Intercontinental Airport East	Y
22	AeroPlex II	Y	Refinance	8,750	19,291	19,291	Cash		2,039	1,019	Cash		3,750
23	St. Louis Ground Lease	N	Refinance	0	0	Springing			0	Springing			0
24	Shady Willow Plaza	Y	Refinance	0	32,729	10,910	Cash		0	Springing			0
25	Shea Medical Plaza	Y	Acquisition	0	57,718	9,620	Cash		0	988	Cash		0
26	215 South Brea Boulevard	Y	Refinance	0	44,604	11,151	Cash		2,376	594	Cash		0
27	Sprouts Whittier	Y	Acquisition	0	118,360	12,525	Cash		5,192	450	Cash		0
28	Island Palm Shoppes	Y	Acquisition	2,536	21,516	2,391	Cash		2,987	2,987	Cash		393
29	Runway Plaza	Y	Acquisition	1,875	8,403	934	Cash		1,282	1,282	Cash		323
30	CIA Developers Office Portfolio	Y	Refinance	0	197,175	17,295	Cash		0	Springing			0
30.01	Coastal Technology Center	Y
30.02	Trio Industrial Plaza	Y
30.03	Dow Rodes Industrial Center	Y
30.04	Gran central Building	Y
31	Salida & Manteca Secured Storage Portfolio	Y	Refinance	0	36,704	6,991	Cash		1,959	933	Cash		0
31.01	Secured Self Storage of Salida	Y
31.02	Secured Self Storage of Manteca	Y
32	Hampton Inn - Farmville	Y	Refinance	0	25,358	3,019	Cash		8,870	939	Cash		0
33	Heacock Business Center	Y	Refinance	24,983	27,470	5,494	Cash		0	Springing			0
34	Candlewood Suites Harrisburg-Hershey	Y	Refinance	0	6,913	6,583	Cash		21,204	1,683	Cash		0
35	Douglasville Center	Y	Refinance	21,375	71,560	5,963	Cash		5,462	780	Cash		358
36	Wanamaker Crossing	Y	Refinance	1,875	57,229	28,614	Cash		7,703	856	Cash		428
37	Stockton Self Storage	Y	Acquisition	0	50,993	8,499	Cash		556	556	Cash		445
38	Battlefield Square Shoppes	Y	Refinance	0	81,120	8,584	Cash		11,672	926	Cash		0
39	Atrisco Plaza Shopping Center	Y	Refinance	0	43,708	10,927	Cash		25,260	3,437	Cash		0
40	Sterling Oaks	Y	Refinance	6,250	0	6,010	Cash		0	Springing			0
41	North Park Marketplace	Y	Refinance	91,006	52,376	5,820	Cash		0	Springing			0
42	Boulevard Square I	Y	Refinance	0	0	9,902	Cash		9,120	1,303	Cash		0
43	A-1 Secure Storage	Y	Acquisition	0	24,015	3,812	Cash		5,940	2,829	Cash		0
44	Ellenwood Town Center	Y	Acquisition	3,750	43,333	5,417	Cash		1,441	1,441	Cash		691
45	Country Cove MHP	Y	Refinance	93,000	36,077	3,608	Cash		12,148	1,012	Cash		608
46	Victory Shops at Eldorado	Y	Refinance	0	39,887	4,986	Cash		7,655	608	Cash		0
47	Best Western Plus New Cumberland Inn & Suites	Y	Refinance	0	4,379	4,171	Cash		18,792	1,491	Cash		0
48	Wayside MHC	Y	Refinance	13,438	44,780	5,598	Cash		21,168	1,764	Cash		500
49	Affordable Self Storage	Y	Acquisition	0	8,743	4,372	Cash		1,791	1,791	Cash		390
50	Speedway Marketplace	Y	Refinance	0	14,000	2,800	Cash		5,253	1,313	Cash		140
51	Walgreens - Mansfield, TX	N	Refinance	0	0	Springing			0	Springing			0
52	Kaysville Business Park	Y	Refinance	21,765	42,397	4,711	Cash		2,784	696	Cash		711
53	Eau Gallie Self Storage	Y	Refinance	20,625	23,926	2,393	Cash		1,486	1,486	Cash		762
54	Highland Plaza	Y	Refinance	0	23,533	4,707	Cash		4,235	605	Cash		150
55	The Colonnade on Lake Conroe	Y	Refinance	3,750	48,824	5,425	Cash		2,507	1,253	Cash		339
56	Fenton Storage Portfolio	Y	Acquisition	12,125	0	6,763	Cash		0	750	Cash		0
56.01	Fenton Storage South	Y
56.02	Fenton Storage North	Y
57	15330-15350 Nordhoff Street	Y	Refinance	0	34,392	4,299	Cash		3,635	727	Cash		250,000
58	Cypress Self Storage	Y	Refinance	0	37,634	6,272	Cash		5,922	1,974	Cash		444
59	Shoppes of Gunbarrel Pointe	Y	Acquisition	0	17,078	2,135	Cash		0	Springing			15,750
60	Advanced Mini Storage	Y	Refinance	0	5,546	1,849	Cash		616	616	Cash		0
61	Creekview Apartments	Y	Refinance	0	0	Springing			0	Springing			0
62	Pomona Townhomes	Y	Refinance	0	0	Springing			0	Springing			0
63	Brown and Bermuda MHCs	Y	Refinance	30,250	30,976	2,816	Cash		4,360	545	Cash		267
64	Seneca Broadview Hills Townhomes	Y	Refinance	0	0	Springing			0	Springing			0
65	Lloyds MHC	Y	Refinance	83,050	22,200	2,220	Cash		3,935	1,968	Cash		288

A-1-18

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly Replacement Reserve ($)(13)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)
1	225 & 233 Park Avenue South	Springing	0			8,106,455	Springing
2	Mall of Louisiana	Springing	0			0	Springing
3	Marketplace at Millcreek	Springing	0			0	0
4	SAVA Holdings IHG Portfolio	44,797	0	Cash		0	0
4.01	Candlewood Suites DFW South
4.02	Holiday Inn DFW Airport South
4.03	Staybridge Suites Plano
5	Wilshire Pacific Plaza	2,243	80,730	Cash		500,000	13,455
6	Pinnacle Medical Plaza	1,340; Springing	50,000	Cash		0	6,700; Springing
7	Winslow Bay Commons	Springing	0			0	0
8	Del Amo Fashion Center	Springing	0			0	Springing
9	Pleasant Prairie Premium Outlets	Springing	0			0	Springing
10	Gehl Foods Portfolio	Springing	0			0	0
10.01	Freistadt Road
10.02	Main Street
10.03	Crusader Court
11	iStar Leased Fee Portfolio	0	0			0	0
11.01	Hilton Salt Lake
11.02	DoubleTree Seattle Airport
11.03	DoubleTree Mission Valley
11.04	One Ally Center
11.05	DoubleTree Sonoma
11.06	DoubleTree Durango
11.07	Northside Forsyth Hospital Medical Center
11.08	NASA/JPSS Headquarters
11.09	Dallas Market Center: Sheraton Suites
11.10	Dallas Market Center: Marriott Courtyard
11.11	The Buckler Apartments
11.12	Lock-Up Self Storage Facility
12	45 Eisenhower Drive	2,915	0	Cash		900,000	21,864
13	Hilton Garden Inn Chicago/North Loop	33,648	0	Cash		0	0
14	Sentinel Business Center	4,105	0	Cash		164,000	13,684
15	Southridge Plaza Austin	1,804	100,000	Cash		250,000	7,815
16	Magnolia Hotel Denver	58,785	0	Cash		0	0
17	North Point Village	1,732	0	Cash		0	4,746; Springing
18	League City Hotel Portfolio	14,309	0	Cash		0	0
18.01	Hampton Inn & Suites Houston/League City
18.02	Candlewood Suites League City
19	Blossom Business Center	1,715	0	Cash		225,000	5,718
20	Hampton Inn - Frederick	13,899	0	Cash		0	0
21	Starwood Capital Group Hotel Portfolio	Amount equal to greater of: (i) 1/12 th of four 4% of the projected annual gross income from operations of the property (ii) amount required by Franchisor.	0	Cash		0	0
21.01	Larkspur Landing Sunnyvale
21.02	Larkspur Landing Milpitas
21.03	Larkspur Landing Campbell
21.04	Larkspur Landing San Francisco
21.05	Larkspur Landing Pleasanton
21.06	Larkspur Landing Bellevue
21.07	Larkspur Landing Sacramento
21.08	Hampton Inn Ann Arbor North
21.09	Larkspur Landing Hillsboro
21.10	Larkspur Landing Renton
21.11	Holiday Inn Arlington Northeast Rangers Ballpark
21.12	Residence Inn Toledo Maumee
21.13	Residence Inn Williamsburg
21.14	Hampton Inn Suites Waco South
21.15	Holiday Inn Louisville Airport Fair Expo
21.16	Courtyard Tyler
21.17	Hilton Garden Inn Edison Raritan Center
21.18	Hilton Garden Inn St Paul Oakdale
21.19	Residence Inn Grand Rapids West
21.20	Peoria, AZ Residence Inn
21.21	Hampton Inn Suites Bloomington Normal
21.22	Courtyard Chico
21.23	Hampton Inn Suites South Bend
21.24	Hampton Inn Suites Kokomo
21.25	Courtyard Wichita Falls
21.26	Hampton Inn Morehead
21.27	Residence Inn Chico
21.28	Courtyard Lufkin
21.29	Hampton Inn Carlisle
21.30	Springhill Suites Williamsburg
21.31	Fairfield Inn Bloomington
21.32	Waco Residence Inn
21.33	Holiday Inn Express Fishers
21.34	Larkspur Landing Folsom
21.35	Springhill Suites Chicago Naperville Warrenville
21.36	Holiday Inn Express & Suites Paris
21.37	Toledo Homewood Suites
21.38	Grand Rapids Homewood Suites
21.39	Fairfield Inn Laurel
21.40	Cheyenne Fairfield Inn and Suites
21.41	Courtyard Akron Stow
21.42	Towneplace Suites Bloomington
21.43	Larkspur Landing Roseville
21.44	Hampton Inn Danville
21.45	Holiday Inn Norwich
21.46	Hampton Inn Suites Longview North
21.47	Springhill Suites Peoria Westlake
21.48	Hampton Inn Suites Buda
21.49	Shawnee Hampton Inn
21.50	Racine Fairfield Inn
21.51	Hampton Inn Selinsgrove Shamokin Dam
21.52	Holiday Inn Express & Suites Terrell
21.53	Westchase Homewood Suites
21.54	Holiday Inn Express & Suites Tyler South
21.55	Holiday Inn Express & Suites Huntsville
21.56	Hampton Inn Sweetwater

A-1-19

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly Replacement Reserve ($)(13)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)
21.57	Comfort Suites Buda Austin South
21.58	Fairfield Inn & Suites Weatherford
21.59	Holiday Inn Express & Suites Altus
21.60	Comfort Inn & Suites Paris
21.61	Hampton Inn Suites Decatur
21.62	Holiday Inn Express & Suites Texarkana East
21.63	Mankato Fairfield Inn
21.64	Candlewood Suites Texarkana
21.65	Country Inn & Suites Houston Intercontinental Airport East
22	AeroPlex II	3,750	0	Cash		10,250	10,250
23	St. Louis Ground Lease	0	0			0	0
24	Shady Willow Plaza	503; Springing	12,072	Cash		0	3,898
25	Shea Medical Plaza	707	0	Cash		24,580	5,305
26	215 South Brea Boulevard	862	0	Cash		75,000	2,375
27	Sprouts Whittier	311	0	Cash		0	1,658
28	Island Palm Shoppes	393	0	Cash		46,844	1,844
29	Runway Plaza	323	0	Cash		5,692	692
30	CIA Developers Office Portfolio	4,940; Springing	100,000	Cash		100,000	5,836; Springing
30.01	Coastal Technology Center
30.02	Trio Industrial Plaza
30.03	Dow Rodes Industrial Center
30.04	Gran central Building
31	Salida & Manteca Secured Storage Portfolio	1,514	0	Cash		0	0
31.01	Secured Self Storage of Salida
31.02	Secured Self Storage of Manteca
32	Hampton Inn - Farmville	8,170	0	Cash		0	0
33	Heacock Business Center	1,273	76,358	Cash		0	0
34	Candlewood Suites Harrisburg-Hershey	6,287	0	Cash		0	0
35	Douglasville Center	358	0	Cash		50,000	2,924
36	Wanamaker Crossing	428	0	Cash		3,363	3,363
37	Stockton Self Storage	445	16,028	Cash		0	0
38	Battlefield Square Shoppes	460	0	Cash		0	2,148
39	Atrisco Plaza Shopping Center	2,665	160,000	Cash		337,000	11,014
40	Sterling Oaks	3,924	0	Cash		0	0
41	North Park Marketplace	583	34,985	Cash		0	1,892
42	Boulevard Square I	769	0	Cash		0	962
43	A-1 Secure Storage	774	0	Cash		0	0
44	Ellenwood Town Center	691	0	Cash		54,088	4,088
45	Country Cove MHP	608	0	Cash		0	0
46	Victory Shops at Eldorado	170	0	Cash		0	1,133
47	Best Western Plus New Cumberland Inn & Suites	4,171	0	Cash		0	0
48	Wayside MHC	500	0	Cash		0	0
49	Affordable Self Storage	390	0	Cash		0	0
50	Speedway Marketplace	140	0	Cash		1,347	1,347
51	Walgreens - Mansfield, TX	Springing	0			0	Springing
52	Kaysville Business Park	711	0	Cash		100,000	2,082
53	Eau Gallie Self Storage	762	40,000	Cash		0	0
54	Highland Plaza	150	0	Cash		800	800
55	The Colonnade on Lake Conroe	339	0	Cash		2,538	2,538
56	Fenton Storage Portfolio	1,034	0	Cash		0	0
56.01	Fenton Storage South
56.02	Fenton Storage North
57	15330-15350 Nordhoff Street	0	250,000	Cash		0	0
58	Cypress Self Storage	444	25,000	Cash		0	0
59	Shoppes of Gunbarrel Pointe	Springing	15,750	Cash		52,500	Springing
60	Advanced Mini Storage	520	0	Cash		0	0
61	Creekview Apartments	992	35,700	Cash		0	0
62	Pomona Townhomes	Springing	0			0	0
63	Brown and Bermuda MHCs	267	0	Cash		0	0
64	Seneca Broadview Hills Townhomes	0	0	Cash		0	0
65	Lloyds MHC	288	0	Cash		0	0

A-1-20

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	TI/LC Reserve Cap ($)(15)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description
1	225 & 233 Park Avenue South	0	Cash		0	0			TI/LC/Tenant Concessions Reserve ($14,864,252); Remaining Base Costs & Fees Reserve ($11,529,288)
2	Mall of Louisiana	0			0	0
3	Marketplace at Millcreek	0			0	0
4	SAVA Holdings IHG Portfolio	0			0	0			PIP Reserve
4.01	Candlewood Suites DFW South
4.02	Holiday Inn DFW Airport South
4.03	Staybridge Suites Plano
5	Wilshire Pacific Plaza	500,000	Cash		0	0			Rent Concession Reserve
6	Pinnacle Medical Plaza	250,000	Cash		0	0
7	Winslow Bay Commons	0			0	0
8	Del Amo Fashion Center	0			0	0			Tenant Specific TILC Reserve
9	Pleasant Prairie Premium Outlets	0			0	0			Tenant Specific TILC Reserve
10	Gehl Foods Portfolio	0			0	0
10.01	Freistadt Road
10.02	Main Street
10.03	Crusader Court
11	iStar Leased Fee Portfolio	0			0	0			Ground Rent Funds
11.01	Hilton Salt Lake
11.02	DoubleTree Seattle Airport
11.03	DoubleTree Mission Valley
11.04	One Ally Center
11.05	DoubleTree Sonoma
11.06	DoubleTree Durango
11.07	Northside Forsyth Hospital Medical Center
11.08	NASA/JPSS Headquarters
11.09	Dallas Market Center: Sheraton Suites
11.10	Dallas Market Center: Marriott Courtyard
11.11	The Buckler Apartments
11.12	Lock-Up Self Storage Facility
12	45 Eisenhower Drive	$900,000 initially, and upon M&T lease renewal, $700,000	Cash		0	0			Ground Rent Reserve
13	Hilton Garden Inn Chicago/North Loop	0			0	0			Seasonality Reserve
14	Sentinel Business Center	493,000	Cash		0	0
15	Southridge Plaza Austin	100,000	Cash		0	0
16	Magnolia Hotel Denver	0			0	0			PIP Reserve
17	North Point Village	175,000	Cash		0	0			Rent Concession ($100,000) / Tenant Specific TILC ($102,562) Reserve
18	League City Hotel Portfolio	0			0	0			PIP Reserve
18.01	Hampton Inn & Suites Houston/League City
18.02	Candlewood Suites League City
19	Blossom Business Center	268,000	Cash		0	0
20	Hampton Inn - Frederick	0			0	0			PIP Reserve
21	Starwood Capital Group Hotel Portfolio	0			0	0			Capital Work Reserve ($5,883,991); Larkspur Capital Work Reserve ($6,385,000)
21.01	Larkspur Landing Sunnyvale
21.02	Larkspur Landing Milpitas
21.03	Larkspur Landing Campbell
21.04	Larkspur Landing San Francisco
21.05	Larkspur Landing Pleasanton
21.06	Larkspur Landing Bellevue
21.07	Larkspur Landing Sacramento
21.08	Hampton Inn Ann Arbor North
21.09	Larkspur Landing Hillsboro
21.10	Larkspur Landing Renton
21.11	Holiday Inn Arlington Northeast Rangers Ballpark
21.12	Residence Inn Toledo Maumee
21.13	Residence Inn Williamsburg
21.14	Hampton Inn Suites Waco South
21.15	Holiday Inn Louisville Airport Fair Expo
21.16	Courtyard Tyler
21.17	Hilton Garden Inn Edison Raritan Center
21.18	Hilton Garden Inn St Paul Oakdale
21.19	Residence Inn Grand Rapids West
21.20	Peoria, AZ Residence Inn
21.21	Hampton Inn Suites Bloomington Normal
21.22	Courtyard Chico
21.23	Hampton Inn Suites South Bend
21.24	Hampton Inn Suites Kokomo
21.25	Courtyard Wichita Falls
21.26	Hampton Inn Morehead
21.27	Residence Inn Chico
21.28	Courtyard Lufkin
21.29	Hampton Inn Carlisle
21.30	Springhill Suites Williamsburg
21.31	Fairfield Inn Bloomington
21.32	Waco Residence Inn
21.33	Holiday Inn Express Fishers
21.34	Larkspur Landing Folsom
21.35	Springhill Suites Chicago Naperville Warrenville
21.36	Holiday Inn Express & Suites Paris
21.37	Toledo Homewood Suites
21.38	Grand Rapids Homewood Suites
21.39	Fairfield Inn Laurel
21.40	Cheyenne Fairfield Inn and Suites
21.41	Courtyard Akron Stow
21.42	Towneplace Suites Bloomington
21.43	Larkspur Landing Roseville
21.44	Hampton Inn Danville
21.45	Holiday Inn Norwich
21.46	Hampton Inn Suites Longview North
21.47	Springhill Suites Peoria Westlake
21.48	Hampton Inn Suites Buda
21.49	Shawnee Hampton Inn
21.50	Racine Fairfield Inn
21.51	Hampton Inn Selinsgrove Shamokin Dam
21.52	Holiday Inn Express & Suites Terrell
21.53	Westchase Homewood Suites
21.54	Holiday Inn Express & Suites Tyler South
21.55	Holiday Inn Express & Suites Huntsville
21.56	Hampton Inn Sweetwater

A-1-21

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	TI/LC Reserve Cap ($)(15)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description
21.57	Comfort Suites Buda Austin South
21.58	Fairfield Inn & Suites Weatherford
21.59	Holiday Inn Express & Suites Altus
21.60	Comfort Inn & Suites Paris
21.61	Hampton Inn Suites Decatur
21.62	Holiday Inn Express & Suites Texarkana East
21.63	Mankato Fairfield Inn
21.64	Candlewood Suites Texarkana
21.65	Country Inn & Suites Houston Intercontinental Airport East
22	AeroPlex II	500,000	Cash		0	0			Outstanding TI/LC Reserve
23	St. Louis Ground Lease	0			0	0
24	Shady Willow Plaza	100,000	Cash		0	0			Golden Dragon Reserve
25	Shea Medical Plaza	318,293	Cash		0	0			Free Rent Reserve
26	215 South Brea Boulevard	0	Cash		0	0			Farrell’s Estoppel Reserve
27	Sprouts Whittier	0	Cash		0	0
28	Island Palm Shoppes	87,000	Cash		0	0			Little Caesar’s TI Reserve
29	Runway Plaza	35,000	Cash		0	0
30	CIA Developers Office Portfolio	220,000	Cash		0	0			Utility Encroachment - Dow Rodes Reserve
30.01	Coastal Technology Center
30.02	Trio Industrial Plaza
30.03	Dow Rodes Industrial Center
30.04	Gran central Building
31	Salida & Manteca Secured Storage Portfolio	0			0	0
31.01	Secured Self Storage of Salida
31.02	Secured Self Storage of Manteca
32	Hampton Inn - Farmville	0			0	0			Seasonality Reserve
33	Heacock Business Center	0			0	0			Courthouse Lease Reserve
34	Candlewood Suites Harrisburg-Hershey	0			0	0
35	Douglasville Center	0	Cash		0	0
36	Wanamaker Crossing	0	Cash		0	0			Ground Lease Reserve
37	Stockton Self Storage	0			0	0
38	Battlefield Square Shoppes	0	Cash		0	0
39	Atrisco Plaza Shopping Center	0	Cash		0	0
40	Sterling Oaks	0			0	0
41	North Park Marketplace	0	Cash		0	0			Rent Abatement Reserve
42	Boulevard Square I	0	Cash		0	0
43	A-1 Secure Storage	0			0	0
44	Ellenwood Town Center	150,000	Cash		0	0
45	Country Cove MHP	0			0	0
46	Victory Shops at Eldorado	68,000	Cash		0	0
47	Best Western Plus New Cumberland Inn & Suites	0			0	0			Seasonality Reserve
48	Wayside MHC	0			0	0
49	Affordable Self Storage	0			0	0			Tax Lien Escrow
50	Speedway Marketplace	0	Cash		0	0
51	Walgreens - Mansfield, TX	0			0	0
52	Kaysville Business Park	100,000	Cash		0	0			Capital Improvement Reserve
53	Eau Gallie Self Storage	0			0	0
54	Highland Plaza	0	Cash		0	0
55	The Colonnade on Lake Conroe	152,300	Cash		0	0			Debt Service/Rollover Reserve
56	Fenton Storage Portfolio	0			0	0
56.01	Fenton Storage South
56.02	Fenton Storage North
57	15330-15350 Nordhoff Street	0			0	0
58	Cypress Self Storage	0			0	0
59	Shoppes of Gunbarrel Pointe	52,500	Cash		0	0
60	Advanced Mini Storage	0			0	0
61	Creekview Apartments	0			0	0
62	Pomona Townhomes	0			0	0
63	Brown and Bermuda MHCs	0			0	0
64	Seneca Broadview Hills Townhomes	0			0	0
65	Lloyds MHC	0			0	0

A-1-22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I (Initial) ($)(6)(8)(15)	Other Escrow I (Monthly) ($)(14)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)	Other Escrow II (Monthly) ($)(14)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback	Ownership Interest(17)	Ground Lease Initial Expiration Date
1	225 & 233 Park Avenue South	26,393,540	0	0	Cash		Buzzfeed Rollover Reserve Account	0	Springing	0				Fee
2	Mall of Louisiana	0	0	0				0	0	0				Fee
3	Marketplace at Millcreek	0	0	0				0	0	0				Fee
4	SAVA Holdings IHG Portfolio	4,507,400	0	0	Cash		Seasonality Reserve	67,129	Springing	0	Cash			Fee
4.01	Candlewood Suites DFW South													Fee
4.02	Holiday Inn DFW Airport South													Fee
4.03	Staybridge Suites Plano													Fee
5	Wilshire Pacific Plaza	122,576	0	0	Cash			0	0	0				Fee
6	Pinnacle Medical Plaza	0	0	0				0	0	0				Fee
7	Winslow Bay Commons	0	0	0				0	0	0				Fee
8	Del Amo Fashion Center	7,242,346	0	0	Guaranty		Gap Rent Reserve	828,894	0	0	Guaranty			Fee
9	Pleasant Prairie Premium Outlets	416,575	0	0	Guaranty	0		0	0	0				Fee
10	Gehl Foods Portfolio	0	0	0				0	0	0				Fee
10.01	Freistadt Road													Fee
10.02	Main Street													Fee
10.03	Crusader Court													Fee
11	iStar Leased Fee Portfolio	0	Springing	0				0	0	0				Various	Various
11.01	Hilton Salt Lake													Fee
11.02	DoubleTree Seattle Airport													Fee and Leasehold	1/31/2044
11.03	DoubleTree Mission Valley													Fee
11.04	One Ally Center													Fee
11.05	DoubleTree Sonoma													Fee
11.06	DoubleTree Durango													Fee
11.07	Northside Forsyth Hospital Medical Center													Fee
11.08	NASA/JPSS Headquarters													Fee
11.09	Dallas Market Center: Sheraton Suites													Fee
11.10	Dallas Market Center: Marriott Courtyard													Fee
11.11	The Buckler Apartments													Fee
11.12	Lock-Up Self Storage Facility													Fee
12	45 Eisenhower Drive	76,089	0	0	Cash		Rent Abatement ($35,182); Outstanding TI/LC ($108,719)	143,901	0	0	Cash			Leasehold	1/1/2058
13	Hilton Garden Inn Chicago/North Loop	0	Springing	0				0	0	0				Fee
14	Sentinel Business Center	0	0	0				0	0	0				Fee
15	Southridge Plaza Austin	0	0	0				0	0	0				Fee
16	Magnolia Hotel Denver	2,224,206	0	0	Cash			0	0	0				Fee
17	North Point Village	202,562	0	0	Cash			0	0	0				Fee
18	League City Hotel Portfolio	1,086,457	0	0	Cash		Seasonality Reserve	179,395	0	0	Cash			Fee
18.01	Hampton Inn & Suites Houston/League City													Fee
18.02	Candlewood Suites League City													Fee
19	Blossom Business Center	0	0	0				0	0	0				Fee
20	Hampton Inn - Frederick	1,750,000	0	0	Cash			0	0	0				Fee
21	Starwood Capital Group Hotel Portfolio	12,268,991	Springing	0	Cash		Ground Rent Reserve Funds	0	Springing	0				Various	Various
21.01	Larkspur Landing Sunnyvale													Fee
21.02	Larkspur Landing Milpitas													Fee
21.03	Larkspur Landing Campbell													Fee
21.04	Larkspur Landing San Francisco													Fee
21.05	Larkspur Landing Pleasanton													Fee
21.06	Larkspur Landing Bellevue													Fee
21.07	Larkspur Landing Sacramento													Fee
21.08	Hampton Inn Ann Arbor North													Fee
21.09	Larkspur Landing Hillsboro													Fee
21.10	Larkspur Landing Renton													Fee
21.11	Holiday Inn Arlington Northeast Rangers Ballpark													Fee
21.12	Residence Inn Toledo Maumee													Fee
21.13	Residence Inn Williamsburg													Fee
21.14	Hampton Inn Suites Waco South													Fee
21.15	Holiday Inn Louisville Airport Fair Expo													Fee
21.16	Courtyard Tyler													Fee
21.17	Hilton Garden Inn Edison Raritan Center													Leasehold	9/30/2076
21.18	Hilton Garden Inn St Paul Oakdale													Fee
21.19	Residence Inn Grand Rapids West													Fee
21.20	Peoria, AZ Residence Inn													Fee
21.21	Hampton Inn Suites Bloomington Normal													Fee
21.22	Courtyard Chico													Fee
21.23	Hampton Inn Suites South Bend													Fee
21.24	Hampton Inn Suites Kokomo													Fee
21.25	Courtyard Wichita Falls													Fee
21.26	Hampton Inn Morehead													Fee
21.27	Residence Inn Chico													Fee
21.28	Courtyard Lufkin													Fee
21.29	Hampton Inn Carlisle													Fee
21.30	Springhill Suites Williamsburg													Fee
21.31	Fairfield Inn Bloomington													Fee
21.32	Waco Residence Inn													Fee
21.33	Holiday Inn Express Fishers													Fee
21.34	Larkspur Landing Folsom													Fee
21.35	Springhill Suites Chicago Naperville Warrenville													Fee
21.36	Holiday Inn Express & Suites Paris													Fee
21.37	Toledo Homewood Suites													Fee
21.38	Grand Rapids Homewood Suites													Fee
21.39	Fairfield Inn Laurel													Fee
21.40	Cheyenne Fairfield Inn and Suites													Fee
21.41	Courtyard Akron Stow													Fee
21.42	Towneplace Suites Bloomington													Fee
21.43	Larkspur Landing Roseville													Fee
21.44	Hampton Inn Danville													Fee
21.45	Holiday Inn Norwich													Fee
21.46	Hampton Inn Suites Longview North													Fee
21.47	Springhill Suites Peoria Westlake													Fee
21.48	Hampton Inn Suites Buda													Fee
21.49	Shawnee Hampton Inn													Fee
21.50	Racine Fairfield Inn													Fee
21.51	Hampton Inn Selinsgrove Shamokin Dam													Fee
21.52	Holiday Inn Express & Suites Terrell													Fee
21.53	Westchase Homewood Suites													Fee
21.54	Holiday Inn Express & Suites Tyler South													Fee
21.55	Holiday Inn Express & Suites Huntsville													Fee
21.56	Hampton Inn Sweetwater													Fee

A-1-23

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I (Initial) ($)(6)(8)(15)	Other Escrow I (Monthly) ($)(14)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)	Other Escrow II (Monthly) ($)(14)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback	Ownership Interest(17)	Ground Lease Initial Expiration Date
21.57	Comfort Suites Buda Austin South													Fee
21.58	Fairfield Inn & Suites Weatherford													Fee
21.59	Holiday Inn Express & Suites Altus													Fee
21.60	Comfort Inn & Suites Paris													Fee
21.61	Hampton Inn Suites Decatur													Fee
21.62	Holiday Inn Express & Suites Texarkana East													Fee
21.63	Mankato Fairfield Inn													Fee
21.64	Candlewood Suites Texarkana													Fee
21.65	Country Inn & Suites Houston Intercontinental Airport East													Fee
22	AeroPlex II	270,000	0	0	Cash			0	0	0				Fee
23	St. Louis Ground Lease	0	0	0				0	0	0				Fee
24	Shady Willow Plaza	0	Springing	0				0	0	0				Fee
25	Shea Medical Plaza	36,944	0	0	Cash			0	0	0				Fee
26	215 South Brea Boulevard	100,000	0	0	Cash			0	0	0				Fee
27	Sprouts Whittier	0	0	0				0	0	0				Fee
28	Island Palm Shoppes	35,000	0	0	Cash		Ruyi Rent Reserve ($3,150); Little Caesar’s Rent Reserve ($5,400)	8,550	0	0	Cash			Fee
29	Runway Plaza	0	0	0				0	0	0				Fee
30	CIA Developers Office Portfolio	0	Springing	0			Utility Encroachment - Trio Reserve	0	Springing	0				Fee
30.01	Coastal Technology Center													Fee
30.02	Trio Industrial Plaza													Fee
30.03	Dow Rodes Industrial Center													Fee
30.04	Gran central Building													Fee
31	Salida & Manteca Secured Storage Portfolio	0	0	0				0	0	0				Fee
31.01	Secured Self Storage of Salida													Fee
31.02	Secured Self Storage of Manteca													Fee
32	Hampton Inn - Farmville	11,497	1,642	0	Cash			0	0	0				Fee
33	Heacock Business Center	0	Springing	0				0	0	0				Fee
34	Candlewood Suites Harrisburg-Hershey	0	0	0				0	0	0				Fee
35	Douglasville Center	0	0	0				0	0	0				Fee
36	Wanamaker Crossing	0	8,500	0	Cash			0	0	0				Leasehold	5/10/2024
37	Stockton Self Storage	0	0	0				0	0	0				Fee
38	Battlefield Square Shoppes	0	0	0				0	0	0				Fee
39	Atrisco Plaza Shopping Center	0	0	0				0	0	0				Fee
40	Sterling Oaks	0	0	0				0	0	0				Fee
41	North Park Marketplace	11,725	0	0	Cash			0	0	0				Fee
42	Boulevard Square I	0	0	0				0	0	0				Fee
43	A-1 Secure Storage	0	0	0				0	0	0				Fee
44	Ellenwood Town Center	0	0	0				0	0	0				Fee
45	Country Cove MHP	0	0	0				0	0	0				Fee
46	Victory Shops at Eldorado	0	0	0				0	0	0				Fee
47	Best Western Plus New Cumberland Inn & Suites	0	Springing	0				0	0	0				Fee
48	Wayside MHC	0	0	0				0	0	0				Fee
49	Affordable Self Storage	110,600	0	0	Cash		Liquidity Reserve	2,500	2,500	50,000	Cash			Fee
50	Speedway Marketplace	0	0	0				0	0	0				Fee
51	Walgreens - Mansfield, TX	0	0	0				0	0	0				Fee
52	Kaysville Business Park	25,000	0	0	Cash		Outstanding Revel Media Group TI Reserve	12,000	0	0	Cash			Fee
53	Eau Gallie Self Storage	0	0	0				0	0	0				Fee
54	Highland Plaza	0	0	0				0	0	0				Fee
55	The Colonnade on Lake Conroe	50,000	0	0	Cash			0	0	0				Fee
56	Fenton Storage Portfolio	0	0	0				0	0	0				Fee
56.01	Fenton Storage South													Fee
56.02	Fenton Storage North													Fee
57	15330-15350 Nordhoff Street	0	0	0				0	0	0				Fee
58	Cypress Self Storage	0	0	0				0	0	0				Fee
59	Shoppes of Gunbarrel Pointe	0	0	0				0	0	0				Fee
60	Advanced Mini Storage	0	0	0				0	0	0				Fee
61	Creekview Apartments	0	0	0				0	0	0				Fee
62	Pomona Townhomes	0	0	0				0	0	0				Fee
63	Brown and Bermuda MHCs	0	0	0				0	0	0				Fee
64	Seneca Broadview Hills Townhomes	0	0	0				0	0	0				Fee
65	Lloyds MHC	0	0	0				0	0	0				Fee

A-1-24

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Annual Ground Rent Payment(17)	Annual Ground Rent Increases	Lockbox	Whole Loan Cut-off Date Balance ($)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)
1	225 & 233 Park Avenue South			Hard/Springing Cash Management
2	Mall of Louisiana			Hard/Springing Cash Management
3	Marketplace at Millcreek			Springing
4	SAVA Holdings IHG Portfolio			Hard/Upfront Cash Management
4.01	Candlewood Suites DFW South
4.02	Holiday Inn DFW Airport South
4.03	Staybridge Suites Plano
5	Wilshire Pacific Plaza			Springing
6	Pinnacle Medical Plaza			Springing
7	Winslow Bay Commons			Springing
8	Del Amo Fashion Center			Hard/Springing Cash Management	585,000,000	1,807,796	125,700,000	125,700,000	2.74
9	Pleasant Prairie Premium Outlets			Hard/Springing Cash Management
10	Gehl Foods Portfolio			Hard/Upfront Cash Management
10.01	Freistadt Road
10.02	Main Street
10.03	Crusader Court
11	iStar Leased Fee Portfolio	Various	Various	Hard/Springing Cash Management
11.01	Hilton Salt Lake
11.02	DoubleTree Seattle Airport	$391,132	Increased by CPI every 5 years
11.03	DoubleTree Mission Valley
11.04	One Ally Center
11.05	DoubleTree Sonoma
11.06	DoubleTree Durango
11.07	Northside Forsyth Hospital Medical Center
11.08	NASA/JPSS Headquarters
11.09	Dallas Market Center: Sheraton Suites
11.10	Dallas Market Center: Marriott Courtyard
11.11	The Buckler Apartments
11.12	Lock-Up Self Storage Facility
12	45 Eisenhower Drive	$304,075	Increased by CPI every 5 years, not to exceed 10% per adjustment	Hard/Springing Cash Management
13	Hilton Garden Inn Chicago/North Loop			Hard/Springing Cash Management
14	Sentinel Business Center			Springing
15	Southridge Plaza Austin			Hard/Springing Cash Management
16	Magnolia Hotel Denver			Hard/Springing Cash Management
17	North Point Village			Springing
18	League City Hotel Portfolio			Springing
18.01	Hampton Inn & Suites Houston/League City
18.02	Candlewood Suites League City
19	Blossom Business Center			Springing
20	Hampton Inn - Frederick			Hard/Springing Cash Management
21	Starwood Capital Group Hotel Portfolio	Various	Various	Soft/Springing Cash Management
21.01	Larkspur Landing Sunnyvale
21.02	Larkspur Landing Milpitas
21.03	Larkspur Landing Campbell
21.04	Larkspur Landing San Francisco
21.05	Larkspur Landing Pleasanton
21.06	Larkspur Landing Bellevue
21.07	Larkspur Landing Sacramento
21.08	Hampton Inn Ann Arbor North
21.09	Larkspur Landing Hillsboro
21.10	Larkspur Landing Renton
21.11	Holiday Inn Arlington Northeast Rangers Ballpark
21.12	Residence Inn Toledo Maumee
21.13	Residence Inn Williamsburg
21.14	Hampton Inn Suites Waco South
21.15	Holiday Inn Louisville Airport Fair Expo
21.16	Courtyard Tyler
21.17	Hilton Garden Inn Edison Raritan Center	$275,517	Fixed escalations every 5 years
21.18	Hilton Garden Inn St Paul Oakdale
21.19	Residence Inn Grand Rapids West
21.20	Peoria, AZ Residence Inn
21.21	Hampton Inn Suites Bloomington Normal
21.22	Courtyard Chico
21.23	Hampton Inn Suites South Bend
21.24	Hampton Inn Suites Kokomo
21.25	Courtyard Wichita Falls
21.26	Hampton Inn Morehead
21.27	Residence Inn Chico
21.28	Courtyard Lufkin
21.29	Hampton Inn Carlisle
21.30	Springhill Suites Williamsburg
21.31	Fairfield Inn Bloomington
21.32	Waco Residence Inn
21.33	Holiday Inn Express Fishers
21.34	Larkspur Landing Folsom
21.35	Springhill Suites Chicago Naperville Warrenville
21.36	Holiday Inn Express & Suites Paris
21.37	Toledo Homewood Suites
21.38	Grand Rapids Homewood Suites
21.39	Fairfield Inn Laurel
21.40	Cheyenne Fairfield Inn and Suites
21.41	Courtyard Akron Stow
21.42	Towneplace Suites Bloomington
21.43	Larkspur Landing Roseville
21.44	Hampton Inn Danville
21.45	Holiday Inn Norwich
21.46	Hampton Inn Suites Longview North
21.47	Springhill Suites Peoria Westlake
21.48	Hampton Inn Suites Buda
21.49	Shawnee Hampton Inn
21.50	Racine Fairfield Inn
21.51	Hampton Inn Selinsgrove Shamokin Dam
21.52	Holiday Inn Express & Suites Terrell
21.53	Westchase Homewood Suites
21.54	Holiday Inn Express & Suites Tyler South
21.55	Holiday Inn Express & Suites Huntsville
21.56	Hampton Inn Sweetwater

A-1-25

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Annual Ground Rent Payment(17)	Annual Ground Rent Increases	Lockbox	Whole Loan Cut-off Date Balance ($)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)
21.57	Comfort Suites Buda Austin South
21.58	Fairfield Inn & Suites Weatherford
21.59	Holiday Inn Express & Suites Altus
21.60	Comfort Inn & Suites Paris
21.61	Hampton Inn Suites Decatur
21.62	Holiday Inn Express & Suites Texarkana East
21.63	Mankato Fairfield Inn
21.64	Candlewood Suites Texarkana
21.65	Country Inn & Suites Houston Intercontinental Airport East
22	AeroPlex II			Springing
23	St. Louis Ground Lease			Springing
24	Shady Willow Plaza			None
25	Shea Medical Plaza			Springing
26	215 South Brea Boulevard			Springing
27	Sprouts Whittier			Springing
28	Island Palm Shoppes			Springing
29	Runway Plaza			Springing
30	CIA Developers Office Portfolio			None
30.01	Coastal Technology Center
30.02	Trio Industrial Plaza
30.03	Dow Rodes Industrial Center
30.04	Gran central Building
31	Salida & Manteca Secured Storage Portfolio			Springing
31.01	Secured Self Storage of Salida
31.02	Secured Self Storage of Manteca
32	Hampton Inn - Farmville			Hard/Springing Cash Management
33	Heacock Business Center			Springing
34	Candlewood Suites Harrisburg-Hershey			Springing
35	Douglasville Center			Springing
36	Wanamaker Crossing	$102,000	In year 16 Annual Ground Rent shall increase to $125,000, with escalations of $25,000 every five years thereafter (including during renewal periods)	Springing
37	Stockton Self Storage			Springing
38	Battlefield Square Shoppes			Hard/Springing Cash Management
39	Atrisco Plaza Shopping Center			Springing
40	Sterling Oaks			Springing			1,400,000	802,163
41	North Park Marketplace			Springing
42	Boulevard Square I			Hard/Springing Cash Management
43	A-1 Secure Storage			Springing
44	Ellenwood Town Center			Springing
45	Country Cove MHP			Springing
46	Victory Shops at Eldorado			Springing
47	Best Western Plus New Cumberland Inn & Suites			Springing
48	Wayside MHC			Springing
49	Affordable Self Storage			Springing
50	Speedway Marketplace			Springing
51	Walgreens - Mansfield, TX			Springing
52	Kaysville Business Park			Springing
53	Eau Gallie Self Storage			Springing
54	Highland Plaza			Springing
55	The Colonnade on Lake Conroe			Springing
56	Fenton Storage Portfolio			Springing
56.01	Fenton Storage South
56.02	Fenton Storage North
57	15330-15350 Nordhoff Street			Springing
58	Cypress Self Storage			Springing
59	Shoppes of Gunbarrel Pointe			Springing
60	Advanced Mini Storage			Springing
61	Creekview Apartments			None
62	Pomona Townhomes			None
63	Brown and Bermuda MHCs			Springing
64	Seneca Broadview Hills Townhomes			None
65	Lloyds MHC			Springing

A-1-26

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor(11)	Affiliated Sponsors	Mortgage Loan Number
1	225 & 233 Park Avenue South					195,000,000	Orda Management Corporation		1
2	Mall of Louisiana						GGP Real Estate Holding I, Inc.		2
3	Marketplace at Millcreek						DDR & TIAA-CREFF JV	Group 1	3
4	SAVA Holdings IHG Portfolio						Suhas S. Naik		4
4.01	Candlewood Suites DFW South								4.01
4.02	Holiday Inn DFW Airport South								4.02
4.03	Staybridge Suites Plano								4.03
5	Wilshire Pacific Plaza						Bruce Abrams aka Behrooz Abrams; Robert Hanasab; Param Minoo aka Paul Minoo; Robert Hanasab as trustee of the Robert Hanasab Trust		5
6	Pinnacle Medical Plaza						Reza Paydar; Robert V. Lankford; Alex Roudi; JW Investments Trust; Lankford Family Trust; The Zayanderoudi Family Trust		6
7	Winslow Bay Commons						DDRTC Core Retail Fund, LLC	Group 1	7
8	Del Amo Fashion Center	2.63	50.6%	10.1%	9.7%		Simon Property Group, L.P.; Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, N.A.		8
9	Pleasant Prairie Premium Outlets						Simon Property Group, L.P.		9
10	Gehl Foods Portfolio						AG Net Lease III Corp.; AG Net Lease III (SO) Corp.		10
10.01	Freistadt Road								10.01
10.02	Main Street								10.02
10.03	Crusader Court								10.03
11	iStar Leased Fee Portfolio						iStar Inc.		11
11.01	Hilton Salt Lake								11.01
11.02	DoubleTree Seattle Airport								11.02
11.03	DoubleTree Mission Valley								11.03
11.04	One Ally Center								11.04
11.05	DoubleTree Sonoma								11.05
11.06	DoubleTree Durango								11.06
11.07	Northside Forsyth Hospital Medical Center								11.07
11.08	NASA/JPSS Headquarters								11.08
11.09	Dallas Market Center: Sheraton Suites								11.09
11.10	Dallas Market Center: Marriott Courtyard								11.10
11.11	The Buckler Apartments								11.11
11.12	Lock-Up Self Storage Facility								11.12
12	45 Eisenhower Drive						Steven Bergman; Michael Bergman		12
13	Hilton Garden Inn Chicago/North Loop						United Capital Corp.		13
14	Sentinel Business Center						Forester Investments	Group 2	14
15	Southridge Plaza Austin						Starpoint Commercial Properties		15
16	Magnolia Hotel Denver						H. Stevens Holtze III		16
17	North Point Village						Coro Realty Advisors, LLC		17
18	League City Hotel Portfolio						Mukesh Patel; Dilip C. Patel; Mahesh Patel; Kalpesh Patel; Pravin Patel; Nirav Patel		18
18.01	Hampton Inn & Suites Houston/League City								18.01
18.02	Candlewood Suites League City								18.02
19	Blossom Business Center						Forester Investments	Group 2	19
20	Hampton Inn - Frederick						Randy L. Cohen		20
21	Starwood Capital Group Hotel Portfolio						Starwood Capital Group Global, L.P.		21
21.01	Larkspur Landing Sunnyvale								21.01
21.02	Larkspur Landing Milpitas								21.02
21.03	Larkspur Landing Campbell								21.03
21.04	Larkspur Landing San Francisco								21.04
21.05	Larkspur Landing Pleasanton								21.05
21.06	Larkspur Landing Bellevue								21.06
21.07	Larkspur Landing Sacramento								21.07
21.08	Hampton Inn Ann Arbor North								21.08
21.09	Larkspur Landing Hillsboro								21.09
21.10	Larkspur Landing Renton								21.10
21.11	Holiday Inn Arlington Northeast Rangers Ballpark								21.11
21.12	Residence Inn Toledo Maumee								21.12
21.13	Residence Inn Williamsburg								21.13
21.14	Hampton Inn Suites Waco South								21.14
21.15	Holiday Inn Louisville Airport Fair Expo								21.15
21.16	Courtyard Tyler								21.16
21.17	Hilton Garden Inn Edison Raritan Center								21.17
21.18	Hilton Garden Inn St Paul Oakdale								21.18
21.19	Residence Inn Grand Rapids West								21.19
21.20	Peoria, AZ Residence Inn								21.20
21.21	Hampton Inn Suites Bloomington Normal								21.21
21.22	Courtyard Chico								21.22
21.23	Hampton Inn Suites South Bend								21.23
21.24	Hampton Inn Suites Kokomo								21.24
21.25	Courtyard Wichita Falls								21.25
21.26	Hampton Inn Morehead								21.26
21.27	Residence Inn Chico								21.27
21.28	Courtyard Lufkin								21.28
21.29	Hampton Inn Carlisle								21.29
21.30	Springhill Suites Williamsburg								21.30
21.31	Fairfield Inn Bloomington								21.31
21.32	Waco Residence Inn								21.32
21.33	Holiday Inn Express Fishers								21.33
21.34	Larkspur Landing Folsom								21.34
21.35	Springhill Suites Chicago Naperville Warrenville								21.35
21.36	Holiday Inn Express & Suites Paris								21.36
21.37	Toledo Homewood Suites								21.37
21.38	Grand Rapids Homewood Suites								21.38
21.39	Fairfield Inn Laurel								21.39
21.40	Cheyenne Fairfield Inn and Suites								21.40
21.41	Courtyard Akron Stow								21.41
21.42	Towneplace Suites Bloomington								21.42
21.43	Larkspur Landing Roseville								21.43
21.44	Hampton Inn Danville								21.44
21.45	Holiday Inn Norwich								21.45
21.46	Hampton Inn Suites Longview North								21.46
21.47	Springhill Suites Peoria Westlake								21.47
21.48	Hampton Inn Suites Buda								21.48
21.49	Shawnee Hampton Inn								21.49
21.50	Racine Fairfield Inn								21.50
21.51	Hampton Inn Selinsgrove Shamokin Dam								21.51
21.52	Holiday Inn Express & Suites Terrell								21.52
21.53	Westchase Homewood Suites								21.53
21.54	Holiday Inn Express & Suites Tyler South								21.54
21.55	Holiday Inn Express & Suites Huntsville								21.55
21.56	Hampton Inn Sweetwater								21.56

A-1-27

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor(11)	Affiliated Sponsors	Mortgage Loan Number
21.57	Comfort Suites Buda Austin South								21.57
21.58	Fairfield Inn & Suites Weatherford								21.58
21.59	Holiday Inn Express & Suites Altus								21.59
21.60	Comfort Inn & Suites Paris								21.60
21.61	Hampton Inn Suites Decatur								21.61
21.62	Holiday Inn Express & Suites Texarkana East								21.62
21.63	Mankato Fairfield Inn								21.63
21.64	Candlewood Suites Texarkana								21.64
21.65	Country Inn & Suites Houston Intercontinental Airport East								21.65
22	AeroPlex II						Larry M. Nemer		22
23	St. Louis Ground Lease						John Seravalli; Joseph Seravalli		23
24	Shady Willow Plaza						David B. Dollinger		24
25	Shea Medical Plaza						Woodside Health		25
26	215 South Brea Boulevard						Dwight Manley; any one or more entities controlled by Anthony Fanticola		26
27	Sprouts Whittier						Joseph T. Amoroso		27
28	Island Palm Shoppes						Robert S. Duncan	Group 3	28
29	Runway Plaza						Robert S. Duncan	Group 3	29
30	CIA Developers Office Portfolio						Gary Cunningham II; William Robert Anderson, Jr.; Ingram Family Trust		30
30.01	Coastal Technology Center								30.01
30.02	Trio Industrial Plaza								30.02
30.03	Dow Rodes Industrial Center								30.03
30.04	Gran central Building								30.04
31	Salida & Manteca Secured Storage Portfolio						Matthew N. Follett; Matthew N. Follett Separate Property Trust	Group 4	31
31.01	Secured Self Storage of Salida								31.01
31.02	Secured Self Storage of Manteca								31.02
32	Hampton Inn - Farmville						Douglas E. Caton		32
33	Heacock Business Center						Sunny Hills-Palladium, Inc.		33
34	Candlewood Suites Harrisburg-Hershey						Nandit Mehta; Aman J. Parekh	Group 5	34
35	Douglasville Center						Jerome A. Fink		35
36	Wanamaker Crossing						Fred L. Merrill, Jr.		36
37	Stockton Self Storage						Michael E. Ransome		37
38	Battlefield Square Shoppes						Charles Jeffrey Bether; Susan Kay Bether; the Charles Jeffrey Bether Revocable Living Trust; the Susan Kay Bether Living Trust dated February 28, 2017		38
39	Atrisco Plaza Shopping Center						Michael A. Provenzano Jr.; Michael A. Provenzano III; Richard S. Provenzano; Steven R. Provenzano; Jeffrey C. Provenzano		39
40	Sterling Oaks						Frye Properties		40
41	North Park Marketplace						Yale Realty Services Corp.		41
42	Boulevard Square I						Todd Berning; Steven Gehrtz; Jeffrey Miller		42
43	A-1 Secure Storage						Matthew N. Follett; Matthew N. Follett Separate Property Trust	Group 4	43
44	Ellenwood Town Center						Daniel Abramson		44
45	Country Cove MHP						Bradley Dressler		45
46	Victory Shops at Eldorado						Karim Ramji		46
47	Best Western Plus New Cumberland Inn & Suites						Nandit Mehta; Aman J. Parekh	Group 5	47
48	Wayside MHC						Michael P. Hickmann; Cindy McFerrin; Michael P. Hickmann Revocable Trust No. 1		48
49	Affordable Self Storage						Frank J. Borriello; Adrienne M. Cummings		49
50	Speedway Marketplace						Daniel Klausner; Angela Klausner		50
51	Walgreens - Mansfield, TX						Michael A. Giurbino; Suzanne E. Giurbino		51
52	Kaysville Business Park						Mary Jane Thomas		52
53	Eau Gallie Self Storage						James Hannon		53
54	Highland Plaza						Morris Silverman; Jeffrey D. Silverman		54
55	The Colonnade on Lake Conroe						Robert Norris		55
56	Fenton Storage Portfolio						Peter Spickenagel; Jefferey Addison		56
56.01	Fenton Storage South								56.01
56.02	Fenton Storage North								56.02
57	15330-15350 Nordhoff Street						Michael J. Seibert and Judith N. Frank as Co-Trustees of the Marital Deduction Trust Established Under the Albert and Juliette Bouzaglou Living Trust		57
58	Cypress Self Storage						Michael D. Bohn; Michael L. Moore		58
59	Shoppes of Gunbarrel Pointe						Michael D. Reynolds		59
60	Advanced Mini Storage						DYI Properties		60
61	Creekview Apartments						Michael S. Orwitz; Michael Orwitz Living Trust	Group 6	61
62	Pomona Townhomes						Michael S. Orwitz; Michael Orwitz Living Trust	Group 6	62
63	Brown and Bermuda MHCs						Stephen J. Garchik		63
64	Seneca Broadview Hills Townhomes						Jacob Goldberg; Jacob Goldberg Trust; Harvey Saks Trust		64
65	Lloyds MHC						Frank C. Bruno; Donald Carter		65

A-1-28

FOOTNOTES TO ANNEX A-1

See “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” in the Preliminary Prospectus for additional information on the 15 largest mortgage loans.

(1)	“WFB” denotes Wells Fargo Bank, National Association, “Barclays” denotes Barclays Bank PLC, “CIIICM” denotes C-III Commercial Mortgage LLC and “RMF” denotes Rialto Mortgage Finance, LLC.

(2)	For mortgage loan #28 (Island Palm Shoppes) and mortgage loan #29 (Runway Plaza), which are cross-collateralized, the cross-collateralization feature is terminable as described under “Description of the Mortgage Pool – Certain Terms of the Mortgage Loans-Releases; Partial Releases” in the preliminary prospectus.

(3)	For mortgage loan #5 (Wilshire Pacific Plaza), 21.0% of U/W Revenues are from medical office tenants.

For mortgage loan #8 (Del Amo Fashion Center), the second largest tenant (138,000 square feet), representing 7.8% of net rentable square feet, leases the collateral pad site and the improvements built on the pad site are owned by the tenant.

For mortgage loan #24 (Shady Willow Plaza), the third and fourth largest tenants (4,500 and 4,200 square feet, respectively), aggregately representing 28.8% of net rentable square feet, leases the collateral pad site and the improvements built on the pad site are owned by the tenant.

For mortgage loan #26 (215 South Brea Boulevard), 25,400 square feet are multifamily and 11,730 square feet are retail.

For mortgage loan #37 (Stockton Self Storage), the occupancy and U/W Revenue include 224 covered and uncovered RV parking spaces. The income from these spaces accounts for 27.9% of U/W Revenue.

For mortgage loan #42 (Boulevard Square I), the property consists of 30 apartment units (32,151 square feet) and 11,539 square feet of retail space.

For mortgage loan #57 (15330-15350 Nordhoff Street), the third largest tenant (2,391 square feet), representing 32.5% of net rentable square feet, leases the collateral pad site and the improvements built on the pad site are owned by the tenant.

(4)	For mortgage loan #64 (Seneca Broadview Hills Townhomes), the note was modified on September 11, 2017 to adjust the prepayment restriction from defeasance to prepayment with yield maintenance. Because of the seasoning of the mortgage loan, the lockout period has expired and the mortgage loan is currently prepayable.

(5)	For mortgage loan #2 (Mall of Louisiana), the Grace Period Default (Days) is two business days once in any trailing twelve month period.

For mortgage loan #22 (AeroPlex II), the Grace Period Late (Days) is three days once per calendar year.

For mortgage loan #32 (Hampton Inn - Farmville), the Grace Period Late (Days) is seven days for late payments, excluding the maturity date payment.

(6)	For mortgage loan #1 (225 & 233 Park Avenue South), the Appraised Value represents the as-is value assuming that the remaining contractual obligations of $32,435,604 have been escrowed for upfront and that the largest tenant has signed a letter of intent to expand on the 6th and 7th floors. The remaining contractual obligations have been reserved for and the largest tenant has signed a lease amendment to expand on the 6th and 7th floors.

For mortgage loan #4 (SAVA Holdings IHG Portfolio), the Appraised Value of the Candlewood Suites DFW South mortgaged property is based on the assumption that capital improvements of $1,140,656 are expected to be completed as of August 31, 2018; the Appraised Value of the Staybridge Suites Plano mortgaged property is based on the assumption that capital improvements of $1,409,763 are completed in a competent and timely manner. At loan origination, the borrower funded an upfront property improvement plan reserve of $4,507,400 for the portfolio

A-1-29

including capital improvements at the Candlewood Suites DFW South and Staybridge Suits Plano mortgaged properties. The appraised value of the Candlewood Suites DFW South and Staybridge Suites Plano mortgaged properties assuming the capital improvements have not been completed are $23,100,000 and $17,200,000, respectively, resulting in a portfolio appraised value of $59,400,000. The Cut-Off Date LTV Ratio and LTV Ratio at Maturity, assuming the $59,400,000 appraised value, are 62.3% and 53.9%, respectively.

For mortgage loan #7 (Winslow Bay Commons), the Appraised Value includes $750,000 attributed to excess land available for free release. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD, based on the appraised value excluding the excess land, is 46.4%.

For mortgage loan #16 (Magnolia Hotel Denver), the Appraised Value is based on the assumption that capital improvements of $1,333,000 are expected to be completed as of April 1, 2018. At loan origination, the borrower funded an upfront property improvement plan reserve of $2,224,206. The appraised value assuming the capital improvements have not been completed is $91,500,000. The Cut-Off Date LTV Ratio and LTV Ratio at Maturity, assuming the $91,500,000 appraised value, are 58.7% and 54.6%, respectively.

For mortgage loan #20 (Hampton Inn – Frederick), the Appraised Value assumes the performance improvement plan, schedule to be completed in July 2019, has been completed. A $1,750,000 reserve was taken at closing, representing the outstanding performance improvement plan. The appraised value assuming the performance improvement plan has not been completed is $12,900,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $12,900,000 appraised value are 79.3% and 59.1%, respectively.

For mortgage loan #21 (Starwood Capital Group Hotel Portfolio), the Appraised Value reflects a portfolio premium attributed to the aggregate value of the Starwood Capital Group Hotel Portfolio as a whole. The sum of the Appraised Value of each of the mortgaged properties individually is $889,200,000. The Cut-off Date LTV and LTV Ratio at Maturity or ARD based on the $889,200,000 mortgaged properties Appraised Value is 64.9%. In addition, the Appraised Value for the Residence Inn Grand Rapids West, Hampton Inn Morehead, Courtyard Lufkin, Waco Residence Inn, Toledo Homewood Suites, Grand Rapids Homewood Suites, Westchase Homewood Suites, Shawnee Hampton Inn and Racine Fairfield Inn mortgaged properties are “As Renovated”, which assumes that all amounts required for outstanding capital improvements at such properties is deposited into escrow on the origination date. A $5,883,991 escrow for, among other things, the outstanding capital improvements to the aforementioned nine mortgaged properties, was deposited at origination. The sum of the as is appraised values of the mortgaged properties individually is $884,700,000. The Cut-off Date LTV and LTV Ratio at Maturity or ARD based on the $884,700,000 as is appraised value is 65.3%, based on the Starwood Capital Group Hotel Portfolio Whole Loan.

For mortgage loan #31 (Salida & Manteca Secured Storage Portfolio), the Appraised Value reflects a portfolio level appraisal, which includes a diversity premium based on an assumption that all the mortgaged properties would be sold together as a portfolio. The appraised value assuming no portfolio level diversity premium is $13,640,000. The Cut-off Date LTV Ratio and an LTV Ratio at Maturity or ARD assuming the $13,640,000 value is 46.2%.

(7)	For mortgage loan #1 (225 & 233 Park Avenue South), the mortgage loan represents Note A-3, one of four pari passu notes, which have a combined Cut-off Date Balance of $235,000,000. Notes A-1, A-2, and A-4 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3 and A-4 in the aggregate (the “225 & 233 Park Avenue South Whole Loan”). Note A-3 represents a non-controlling interest in the 225 & 233 Park Avenue South Whole Loan.

For mortgage loan #2 (Mall of Louisiana), the mortgage loan represents Notes A-6 and A-7, two of nine pari passu notes, which have a combined Cut-off Date Balance of $325,000,000. Notes A-1, A-2, A-3-1, A-3-2, A-4, A-5-1 and A-5-2 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3-1, A-3-2, A-4, A-5-1, A-5-2, A-6, and A-7 in the aggregate (the “Mall of Louisiana Whole Loan”). Notes A-6 and A-7 represent a non-controlling interest in the Mall of Louisiana Whole Loan.

For mortgage loan #8 (Del Amo Fashion Center), the mortgage loan represents Notes A-2-4 and B-2-4, two of 34 pari passu notes, which have a combined Cut-off Date Balance of $459,300,000. The other notes are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on all

A-1-30

notes in the aggregate (the “Del Amo Fashion Center Senior Loan”). Notes A-2-4 and B-2-4 represent a non-controlling interest in the Del Amo Fashion Center Senior Loan.

For mortgage loan #9 (Pleasant Prairie Premium Outlets), the mortgage loan represents Note A-4 of four pari passu notes, which have a combined Cut-off Date Balance of $145,000,000. Notes A-1, A-2 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Notes A-1, A-2, A-3 and A-4 in the aggregate (the “Pleasant Prairie Premium Outlets Whole Loan”). Note A-4 represents a non-controlling interest in the Pleasant Prairie Premium Outlets Whole Loan.

For mortgage loan #11 (iStar Leased Fee Portfolio), the mortgage loan represents Note A-1-3-2, one of six pari passu notes, which have a combined Cut-off Date Balance of $227,000,000. Notes A-1-1, A-1-2, A-1-3-1, A-2 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1-1, A-1-2, A-1-3-1, A-1-3-2, A-2 and A-3 in the aggregate (the “iStar Leased Fee Portfolio Whole Loan”). Note A-1-3-2 represents a non-controlling interest in the iStar Leased Fee Portfolio Whole Loan.

For mortgage loan #13 (Hilton Garden Inn Chicago/North Loop), the mortgage loan represents Note A-1 of two pari passu notes, which have a combined Cut-off Date Balance of $33,838,540. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “Hilton Garden Inn Chicago/North Loop Whole Loan”). Note A-1 represents the controlling interest in the Hilton Garden Inn Chicago/North Loop Whole Loan.

For mortgage loan #16 (Magnolia Hotel Denver), the mortgage loan represents Note A-3 of three pari passu notes, which have a combined Cut-off Date Balance of $53,712,648. Notes A-1 and A-2 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, and A-3 in the aggregate (the “Magnolia Hotel Denver Whole Loan”). Notes A-1 and A-2 represent a controlling interest in the Magnolia Hotel Denver Whole Loan.

For mortgage loan #21 (Starwood Capital Group Hotel Portfolio), the mortgage loan represents Note A-6-2, one of 21 pari passu notes, which have a combined Cut-off Date Balance of $577,270,000. The other pari passu notes are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on the pari passu notes in the aggregate (the “Starwood Capital Group Hotel Portfolio Whole Loan”). Note A-6-2 represents a non-controlling interest in the Starwood Capital Group Hotel Portfolio Whole Loan.

For mortgage loan #39 (Atrisco Plaza Shopping Center), the mortgage loan represents Note A-2, one of two pari passu notes, which have a combined Cut-off Date Balance of $19,750,000. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Note A-1 and A-2 in the aggregate (the “Atrisco Plaza Shopping Center Whole Loan”). Note A-1 represents the controlling interest in the Atrisco Plaza Shopping Center Whole Loan.

(8)	In certain cases, mortgage loans may have tenants that have executed leases, but may not be fully paying rent or occupying the related leased premises that were included in the underwriting.

For mortgage loan #1 (225 & 233 Park Avenue South), the largest tenant (266,460 square feet), representing 39.4% of net rentable square feet, recently expanded to the 6th and 7th floors (67,011 square feet) and the 8th floor (40,397 square feet), which have a lease commencement date of July 1, 2018 and June 1, 2017, respectively. The tenant is currently building out both spaces. The tenant expects to take occupancy of the 8th floor space in November 2017. The free rent for the 6th and 7th floor spaces expires in December 2018 and the free rent for the 8th floor space expires in May 2018. The second largest tenant (194,123 square feet), representing 28.7% of the net rentable square feet, is receiving 16 months of free rent through September 2018. The fourth largest tenant (13,450 square feet), representing 2.0% of the net rentable square feet is receiving 9 months of free rent through February 2018. All free rent amounts were deposited into escrow by the borrower on the origination date.

For mortgage loan #2 (Mall of Louisiana), the third largest tenant (46,900 square feet), representing 6.0% of net rentable square feet, has executed a lease but has yet to take occupancy at the property or commence paying rent. The third largest tenant is expected to take occupancy in August 2018. The Sponsor has provided a full guaranty for $8,519,922 in unfunded tenant allowances, landlord costs and “gap” rent covering a 15-month period.

A-1-31

For mortgage loan #3 (Marketplace at Millcreek), the largest tenant (50,000 square feet), representing 12.4% of net rentable square feet, subleases its space through December 31, 2024.

For mortgage loan #5 (Wilshire Pacific Plaza), the second largest tenant (8,049 square feet), representing 7.5% of net rentable square feet, subleases its space for an annual base rent of $188,347 ($23.40 per square foot, expiring March 31, 2019).

For mortgage loan #12 (45 Eisenhower Drive), the largest tenant (42,609 square feet), representing 24.4% of net rentable square feet, includes 4,308 square feet of expansion space. The tenant expects to take occupancy of the space on October 15, 2017, with an outside date of December 1, 2017 and will receive one month of free rent in the month they take occupancy. All gap rent and free rent has been reserved.

For mortgage loan #22 (AeroPlex II), the third largest tenant, (37,500 square feet), representing 12.5% of net rentable square feet of the property, has taken possession of its space and is paying rent, but is not yet open for business. The third largest tenant is expected to open for business by October 20, 2017.

For mortgage loan #26 (215 South Brea Boulevard), the largest tenant (6,611 square feet), representing 17.8% of net rentable square feet, is paying reduced rent. U/W Revenues reflect the reduced rent.

For mortgage loan #28 (Island Palm Shoppes), the largest tenant (2,836 square feet), representing 11.0% of net rentable square feet, is currently in bankruptcy. The tenant continues to remain in occupancy and pay rent; however its space was underwritten as vacant.

For mortgage loan #35 (Douglasville Center), the third largest tenant, (2,800 square feet), representing 11.1% of net rentable square feet, has one month of free rent annually. Rent was underwritten net of the free month.

For mortgage loan #39 (Atrisco Plaza Shopping Center), the largest tenant (80,100 square feet), representing 37.6% of net rentable square feet, subleases all of its space for an annual base rent of $600,000 ($7.49 per square foot, expiring September 30, 2031).

For mortgage loan #41 (North Park Marketplace), the fifth largest tenant (2,100 square feet), representing 4.5% of the net rentable square feet, has a rent abatement of $2,931 per month for the period December 2020 through March 2021. All abated rent amounts were deposited into escrow by the borrower on the origination date.

For mortgage loan #42 (Boulevard Square I), the third largest tenant (2,208 square feet), representing 5.1% of net rentable square feet, subleases 286 contractual square feet to two subtenants. The first subtenant leases the space for an annual base rent of $6,000 ($20.98 per square foot, expiring May 31, 2018) and the second subtenant leases the space for an annual base rent of $6,000 ($20.98 per square foot, expiring April 30, 2018).

For mortgage loan #52 (Kaysville Business Park), the largest tenant (18,381 square feet), representing 31.3% of net rentable square feet, subleases 2,500 square feet for an annual base rent of $30,000 ($12.00 per square foot, expiring May 31, 2020).

(9)	For mortgage loan #55 (The Colonnade on Lake Conroe), the Second Most Recent Financials available are the 8 months ended December 31, 2016 annualized as the operating history was missing for the period that the mortgaged property was under contract and then finally sold. The Third Most Recent Financials available are the 9 months ended September 30, 2015 annualized as the operating history was missing for the period that the mortgaged property was under contract and then finally sold.

(10)	The tenant early termination options discussed in this footnote are not intended to be an exclusive list. In particular, termination options based on co-tenancy clauses are generally included only for top five tenants by net rentable square feet if the option is currently or imminently exercisable.

For mortgage loan #1 (225 & 233 Park Avenue South), the largest tenant (266,460 square feet), representing 39.4% of net rentable square feet, has the one-time right to terminate its lease effective March 31, 2024 by providing the landlord with written notice on or before September 30, 2022 and a termination fee of $32,991,937.

A-1-32

For mortgage loan #8 (Del Amo Fashion Center), the fifth largest tenant (60,000 square feet), representing 3.4% of net rentable square feet, may terminate its lease at any time upon providing at least 270 days’ written notice.

For mortgage loan #12 (45 Eisenhower Drive), the third largest tenant (16,363 square feet), representing 9.4% of net rentable square feet, has the one-time right to terminate its lease effective September 30, 2023 by providing the landlord with written twelve months’ notice and a termination fee equal to all unamortized leasing and construction costs.

For mortgage loan #17 (North Point Village), the fifth largest tenant (5,000 square feet), representing 8.8% of net rentable square feet, may terminate its lease if gross sales, as defined in the lease, are less than $1,200,000 for the trailing 12 month period ending January 31, 2021, upon providing written notice within 60 days’ of the trailing 12 month period ending January 31, 2021 and payment of a termination fee equal to $86,083.

For mortgage loan #26 (215 South Brea Boulevard), the third largest tenant (2,519 square feet), representing 6.8% of net rentable square feet, may terminate its lease if gross sales, as defined in the lease, are no greater than $700,000 during the trailing 12 month period ending January 31, 2018, upon providing 90 days’ written notice between February and March 2018. The third largest tenant will pay an early termination fee equal to 50% of unamortized tenant improvements and leasing commissions.

For mortgage loan #30 (CIA Developers Office Portfolio), the third largest tenant at the Coastal Technology Center mortgaged property (4,500 square feet), representing 1.6% of the portfolio, may terminate its lease as of August 31, 2018, upon providing 90 days’ written notice. The fourth largest tenant at the Coastal Technology Center mortgaged property (4,500 square feet), representing 1.6% of the portfolio, may terminate its lease as of April 30, 2019 upon providing 365 days’ written notice. The largest tenant at the Dow Rodes Industrial Center mortgaged property (6,750 square feet), representing 2.4% of the portfolio, may terminate its lease as of December 31, 2017 upon providing 90 days’ written notice. The third largest tenant at the Dow Rodes Industrial Center mortgaged property (5,400 square feet), representing 1.9% of the portfolio, may terminate its lease as of March 31, 2018 or April 30, 2019 upon providing 90 days’ written notice. Rent is free in the early termination month if the early termination option is not exercised. The second largest tenant at the Trio Industrial Plaza mortgaged property (11,950 square feet), representing 4.2% of the portfolio, may terminate its lease as of September 30, 2018 upon providing 180 days’ written notice and payment of a termination fee equal to four months base rent and operating expenses.

For mortgage loan #35 (Douglasville Center), the third largest tenant, (2,800 square feet), representing 11.1% of net rentable square feet, may terminate its lease on August 19, 2018 if store sales are below $1,200,000 for the period between September 1, 2016 and August 31, 2017 with 180 days’ notice.

For mortgage loan #50 (Speedway Marketplace), the third largest tenant (2,200 square feet), representing 19.6% of net rentable square feet, may terminate its lease within 60 days’ following January 31, 2022 if sales during the full 12 calendar months ending on September 30, 2021 are less than $1 million with 120 days’ notice. The fourth largest tenant (2,000 square feet), representing 17.9% of net rentable square feet, may terminate its lease during the lease year ending in April 2022 if phone activations are less than 140 per month for the previous 12 months, upon providing 90 days’ written notice.

For mortgage loan #51 (Walgreens – Mansfield, TX), the sole tenant (14,820 square feet), representing 100.0% of net rentable square feet, may terminate its lease on or after June 30, 2032 upon providing 12 months’ written notice.

(11)	For mortgage loan #42 (Boulevard Square I), the second largest tenant (3,410 square feet), representing 7.8% of net rentable square feet, is a sponsor- affiliated lease.

(12)	For mortgage loan #30 (CIA Developers Office Portfolio), the fifth largest tenant at the Coastal Technology Center mortgaged property (4,018 square feet), representing 1.4% of the entire portfolio, has multiple leases that expire as follows: 1,018 square feet expiring on a month-to-month basis and 3,000 square feet expiring June 30, 2018.

(13)	For mortgage loan #13 (Hilton Garden Inn Chicago/North Loop), the Monthly Replacement Reserve will be adjusted to 4% of underwritten revenue for the prior month.

A-1-33

For mortgage loan #20 (Hampton Inn - Frederick), the Monthly Replacement Reserve will be adjusted to an amount equal to 4% of gross revenue for the prior calendar month.

For mortgage loan #21 (Starwood Capital Group Hotel Portfolio), on each payment date commencing on the payment date occurring in July 2017, the Monthly Replacement Reserve will be equal to 1/12th of the greater of (i) 4% of the gross income from operations for the calendar month which is two months prior to the applicable payment date and (ii) the amount of the deposit required under the Franchise Agreement for the applicable individual property.

For mortgage loan #57 (15330-15350 Nordhoff Street), the Monthly Replacement Reserve can also be used for tenant improvement and leasing commission expenses.

(14)	For mortgage loan #4 (SAVA Holdings IHG Portfolio), commencing in 2018 during the months of January through November, the monthly seasonality deposit on each payment date equals the quotient obtained by dividing the seasonality reserve aggregate shortfall amount by eleven.

For mortgage loan #18 (League City Hotel Portfolio), commencing in 2018 during the months of January through August, the monthly seasonality deposit on each payment date equals the quotient obtained by dividing the seasonality reserve aggregate shortfall amount by eight.

For mortgage loan #32 (Hampton Inn - Farmville), the monthly seasonality deposit on each payment date equals to (i) during the first four payment dates after the closing date, $1,642 on each payment date; (ii) commencing in 2018 during the months of January through November, the quotient obtained by dividing the seasonality reserve aggregate shortfall amount by eleven.

For mortgage loan #47 (Best Western Plus New Cumberland Inn & Suites), the monthly seasonality deposit on each payment date equals to (i) during the months of September and October of 2017, $22,635 on each payment date; (ii) commencing in 2018 during the months of January through October, the quotient obtained by dividing the seasonality reserve aggregate shortfall amount by ten.

(15)	For mortgage loan #55 (The Colonnade on Lake Conroe), the TI/LC Reserve Cap is inclusive of the upfront Other Escrow Reserve I deposit.

(16)	For mortgage loan #16 (Magnolia Hotel Denver), the Monthly Debt Service Amount of the Magnolia Hotel Denver Whole Loan is (i) $275,144 for the first payment, and (ii) $298,859 thereafter.

(17)	For the mortgage loan #40 (Sterling Oaks), the mortgage loan is secured by both the fee and leasehold interest in the property, subject to a ground lease that extends through 2058 between the Tidewater Investment Properties Limited Partnership, an affiliate of the borrower, and the Oakdale Apartments Associates, Limited Partnership, the borrower. The sponsor owns both the landlord and lessee interests under the ground lease, therefore, it is not necessary to pay ground rent. The fee interest is already secured by an outstanding loan with a current balance as of the origination date equal to $809,098 and a maturity date of September 1, 2028 (the “Fee Mortgage”). The Fee Mortgagee declares, agrees and acknowledges that the lien, priority and right of payment on the Fee Mortgage is subordinated to (a) the leasehold estate of the developer granted and conveyed by the ground lease, (b) the lien and priority of the mortgage loan and (c) all advances made pursuant to the mortgage loan.

A-1-34

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Commercial Mortgage Trust 2017-C40

Annex A-2: Mortgage Pool Information

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Barclays Bank PLC	17	$263,526,846	37.4%	4.087%	117	359	2.28	x	11.2%	10.5%	54.4%	49.0%
Wells Fargo Bank, National Association	17	261,105,441	37.0	4.224	117	341	2.18		11.1	10.3	55.8	51.6
Rialto Mortgage Finance, LLC	12	109,139,205	15.5	5.025	110	358	1.88		12.8	11.6	58.8	51.8
C-III Commercial Mortgage LLC	19	71,608,026	10.2	4.811	117	345	1.49		10.7	9.9	64.6	52.4
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Retail	24	$267,225,432	37.9%	4.166%	118	355	2.22	x	11.1%	10.4%	56.2%	51.4%
Anchored	4	84,600,000	12.0	3.953	119	360	2.73		12.0	10.9	52.3	51.7
Super Regional Mall	2	75,000,000	10.6	3.875	117	360	2.35		11.7	11.2	51.3	46.1
Unanchored	10	53,823,505	7.6	4.681	118	353	1.41		9.5	8.9	68.2	56.8
Outlet Center	1	25,000,000	3.5	3.995	119	0	2.66		11.2	10.8	50.0	50.0
Shadow Anchored	5	18,463,214	2.6	4.782	118	359	1.53		10.5	9.6	67.7	56.9
Single Tenant	2	10,338,713	1.5	4.660	119	298	1.54		8.3	8.2	56.4	51.7
Office	6	156,491,377	22.2	4.072	118	359	2.49		11.2	10.5	49.1	46.5
CBD	1	60,000,000	8.5	3.651	116	0	3.27		12.6	12.1	31.3	31.3
Suburban	3	58,791,377	8.3	4.321	119	359	2.07		10.9	10.0	59.4	54.2
Medical	2	37,700,000	5.3	4.355	119	360	1.91		9.6	8.9	61.3	58.9
Hospitality	76	117,972,942	16.7	5.002	110	352	1.88		13.3	11.9	59.2	50.7
Limited Service	45	42,694,630	6.1	4.972	118	343	1.99		14.1	12.5	61.9	51.6
Select Service	2	31,905,023	4.5	4.879	117	358	1.70		12.1	10.8	57.1	47.7
Extended Stay	25	28,947,116	4.1	5.062	118	359	2.07		14.1	12.7	59.1	51.8
Full Service	4	14,426,173	2.0	5.243	57	355	1.62		12.0	10.7	56.3	52.6
Industrial	11	70,707,684	10.0	4.426	119	359	1.63		11.0	9.8	65.8	55.4
Warehouse	4	39,955,975	5.7	4.340	119	359	1.54		10.2	9.2	68.5	59.2
Flex	7	30,751,709	4.4	4.537	119	359	1.75		12.1	10.6	62.3	50.5
Self Storage	10	29,671,066	4.2	4.751	118	359	1.82		10.1	9.9	61.7	54.9
Self Storage	10	29,671,066	4.2	4.751	118	359	1.82		10.1	9.9	61.7	54.9
Other	13	29,526,304	4.2	3.964	115	237	1.91		9.2	9.2	60.1	54.1
Leased Fee	13	29,526,304	4.2	3.964	115	237	1.91		9.2	9.2	60.1	54.1
Mixed Use	2	12,515,141	1.8	4.734	78	358	1.33		8.6	8.3	62.0	54.6
Multifamily/Retail	2	12,515,141	1.8	4.734	78	358	1.33		8.6	8.3	62.0	54.6
Manufactured Housing Community	4	10,670,154	1.5	4.909	118	343	1.53		10.2	10.0	61.1	48.8
Manufactured Housing Community	4	10,670,154	1.5	4.909	118	343	1.53		10.2	10.0	61.1	48.8
Multifamily	4	10,599,416	1.5	4.687	109	311	1.67		14.1	13.1	54.1	41.9
Garden	4	10,599,416	1.5	4.687	109	311	1.67		14.1	13.1	54.1	41.9
Total/Weighted Average:	150	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-1

Wells Fargo Commercial Mortgage Trust 2017-C40

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
California	26	$147,441,696	20.9%	4.209%	115	359	2.28	x	10.6%	10.1%	54.0%	52.2%
Southern	8	114,108,867	16.2	4.146	114	358	2.37		10.7	10.1	52.4	51.4
Northern	18	33,332,829	4.7	4.422	118	360	1.97		10.5	10.1	59.3	54.6
Texas	35	109,055,949	15.5	4.773	118	357	1.80		11.9	10.8	62.9	54.0
Georgia	5	63,342,577	9.0	4.115	118	360	2.25		10.8	9.8	59.7	55.6
New York	1	60,000,000	8.5	3.651	116	0	3.27		12.6	12.1	31.3	31.3
Louisiana	1	50,000,000	7.1	3.984	118	360	1.85		11.1	10.6	57.0	49.3
Wisconsin	6	47,911,840	6.8	4.100	119	360	2.15		10.7	10.1	57.3	54.5
Florida	11	26,920,113	3.8	4.761	118	353	1.65		11.2	10.4	58.9	48.3
North Carolina	2	25,955,186	3.7	3.824	119	0	3.26		13.8	12.6	45.9	45.9
Illinois	4	20,295,819	2.9	4.794	116	356	1.57		11.1	9.9	57.2	47.1
New Jersey	2	20,133,373	2.9	4.748	119	359	1.50		10.8	9.3	70.1	57.3
Michigan	7	15,963,141	2.3	4.579	118	360	1.82		11.5	10.3	61.9	53.5
Colorado	2	15,388,409	2.2	5.130	61	355	1.63		11.5	10.4	57.1	53.6
Missouri	2	14,554,989	2.1	4.572	117	279	1.49		11.0	10.8	55.8	39.4
Virginia	4	11,495,743	1.6	4.618	118	358	2.03		13.8	12.5	64.7	52.9
Maryland	3	10,796,145	1.5	4.802	119	299	1.62		12.4	10.9	67.2	50.9
Pennsylvania	5	10,109,370	1.4	5.409	118	358	1.84		13.5	12.3	63.9	53.7
Arizona	2	8,877,840	1.3	4.539	118	360	1.39		9.2	8.4	71.9	61.7
Utah	2	8,161,625	1.2	4.172	115	357	1.82		8.8	8.4	67.3	62.1
Indiana	7	7,220,813	1.0	4.414	119	359	1.76		10.9	10.2	60.2	49.8
Kansas	1	5,771,950	0.8	4.930	117	297	1.40		10.6	9.8	71.3	53.4
New Mexico	1	5,000,000	0.7	4.990	118	360	1.35		9.4	8.7	67.4	57.6
Kentucky	2	4,781,115	0.7	4.740	119	359	1.51		10.4	9.2	73.6	60.5
North Dakota	1	4,244,702	0.6	4.800	119	359	1.33		8.8	8.4	72.6	59.3
Washington	3	4,064,547	0.6	3.887	114	0	2.20		9.0	8.8	64.9	64.9
Tennessee	1	2,500,000	0.4	4.923	118	360	1.56		10.5	10.0	68.5	59.2
Idaho	1	2,300,000	0.3	4.770	119	360	1.49		9.6	9.3	65.9	56.7
Ohio	4	2,143,401	0.3	5.691	72	61	1.48		25.2	22.8	29.8	13.4
Minnesota	3	341,551	0.0	4.227	115	0	2.50		11.8	10.8	62.3	62.3
Oregon	1	228,814	0.0	4.486	116	0	2.72		13.9	12.4	60.4	60.4
Oklahoma	2	139,912	0.0	4.486	116	0	2.72		13.9	12.4	60.4	60.4
Wyoming	1	106,478	0.0	4.486	116	0	2.72		13.9	12.4	60.4	60.4
Connecticut	1	96,283	0.0	4.486	116	0	2.72		13.9	12.4	60.4	60.4
Arkansas	1	36,136	0.0	4.486	116	0	2.72		13.9	12.4	60.4	60.4
Total/Weighted Average:	150	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-2

Wells Fargo Commercial Mortgage Trust 2017-C40

Annex A-2: Mortgage Pool Information

Range of Cut-off Date Balances

				Weighted Average
Range of Cut-off Date Balances ($)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
1,293,835 - 2,000,000	6	$10,707,694	1.5%	4.928%	109	297	1.49	x	13.3%	12.5%	52.6%	40.2%
2,000,001 - 3,000,000	6	15,304,192	2.2	4.905	118	359	1.54		10.3	9.8	63.9	53.9
3,000,001 - 4,000,000	10	34,756,548	4.9	4.914	118	353	1.52		10.3	9.8	63.4	52.0
4,000,001 - 5,000,000	7	31,734,667	4.5	4.676	118	359	1.55		10.0	9.2	68.7	58.4
5,000,001 - 6,000,000	6	33,867,240	4.8	4.806	119	348	1.61		11.2	10.3	64.6	52.5
6,000,001 - 7,000,000	3	18,944,667	2.7	4.472	118	358	2.46		14.9	13.4	50.1	43.5
7,000,001 - 8,000,000	1	7,050,000	1.0	4.670	119	0	1.62		7.9	7.7	56.2	56.2
8,000,001 - 9,000,000	2	16,970,439	2.4	4.618	88	359	1.35		8.8	8.3	64.5	57.1
9,000,001 - 10,000,000	4	38,676,304	5.5	4.482	118	319	1.85		11.7	10.8	58.0	48.7
10,000,001 - 15,000,000	6	73,306,898	10.4	4.775	106	348	1.71		11.3	10.2	64.5	55.9
15,000,001 - 20,000,000	4	77,310,867	11.0	4.458	117	358	1.66		10.0	9.1	66.2	57.1
20,000,001 - 30,000,000	5	127,300,000	18.0	4.003	119	360	2.59		11.5	10.8	51.7	50.7
30,000,001 - 50,000,000	4	159,450,000	22.6	4.205	119	360	2.22		11.8	10.9	55.5	51.3
50,000,001 - 60,000,000	1	60,000,000	8.5	3.651	116	0	3.27		12.6	12.1	31.3	31.3
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
Range of Underwritten NCF DSCRs (x)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
1.16 - 1.20	1	$1,706,163	0.2%	6.000%	61	61	1.16	x	28.1%	25.5%	21.9%	1.3%
1.21 - 1.30	2	3,884,904	0.6	4.910	117	317	1.30		9.2	9.0	63.9	48.6
1.31 - 1.40	16	86,939,916	12.3	4.740	112	353	1.35		9.1	8.6	67.7	57.1
1.41 - 1.50	9	67,074,269	9.5	4.633	118	341	1.48		10.3	9.5	67.6	54.2
1.51 - 1.75	13	109,819,721	15.6	4.691	110	352	1.58		10.8	9.8	63.3	54.1
1.76 - 2.00	7	112,566,698	16.0	4.540	119	360	1.87		12.5	11.5	57.4	49.1
2.01 - 2.25	8	92,346,785	13.1	4.331	118	358	2.11		10.9	10.1	59.3	56.6
2.26 - 2.50	2	39,341,061	5.6	4.126	119	359	2.40		11.3	10.6	53.7	52.3
2.51 - 2.75	2	35,000,000	5.0	4.135	118	0	2.68		12.0	11.3	53.0	53.0
2.76 - 3.00	2	45,900,000	6.5	3.891	119	0	2.79		12.1	11.0	51.1	51.1
3.01 - 3.34	3	110,800,000	15.7	3.692	117	0	3.28		12.9	12.3	36.6	36.6
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
Range of Underwritten NOI Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
7.9 - 8.0	1	$7,050,000	1.0%	4.670%	119	0	1.62	x	7.9%	7.7%	56.2%	56.2%
8.1 - 9.0	7	63,206,209	9.0	4.367	108	359	1.58		8.5	8.2	66.7	60.2
9.1 - 10.0	19	102,198,061	14.5	4.621	118	356	1.63		9.5	9.0	65.2	57.6
10.1 - 11.0	13	152,871,171	21.7	4.476	118	354	1.77		10.5	9.5	64.0	56.1
11.1 - 12.0	7	146,935,969	20.8	4.122	112	345	2.18		11.4	10.7	54.2	49.3
12.1 - 13.0	7	117,319,355	16.6	3.927	117	336	2.92		12.7	12.0	40.2	37.3
13.1 - 14.0	6	84,479,742	12.0	4.623	119	360	2.42		13.9	12.5	54.5	49.8
14.1 - 15.0	1	5,991,508	0.8	4.100	119	359	2.09		14.4	12.2	44.1	35.2
15.1 - 16.0	3	23,621,337	3.3	4.901	118	358	2.17		15.6	13.8	56.0	46.1
16.1 - 28.1	1	1,706,163	0.2	6.000	61	61	1.16		28.1	25.5	21.9	1.3
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

A-2-3

Wells Fargo Commercial Mortgage Trust 2017-C40

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
Range of Underwritten NCF Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
7.7 - 8.0	1	$7,050,000	1.0%	4.670%	119	0	1.62	x	7.9%	7.7%	56.2%	56.2%
8.1 - 9.0	17	119,667,697	17.0	4.521	113	359	1.50		9.0	8.5	68.3	59.5
9.1 - 10.0	21	197,313,910	28.0	4.486	119	354	1.81		10.3	9.5	62.9	56.3
10.1 - 11.0	9	158,935,899	22.5	4.200	113	351	2.15		11.6	10.7	55.7	50.3
11.1 - 12.0	2	12,721,759	1.8	4.260	118	268	1.60		11.5	11.2	49.1	32.6
12.1 - 13.0	11	184,362,752	26.1	4.156	117	359	2.82		13.3	12.3	44.2	41.6
13.1 - 14.0	2	17,467,731	2.5	4.926	118	358	2.15		15.6	13.7	53.4	44.0
14.1 - 20.0	1	6,153,606	0.9	4.830	117	357	2.22		15.7	14.1	63.4	52.0
20.1 - 25.5	1	1,706,163	0.2	6.000	61	61	1.16		28.1	25.5	21.9	1.3
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
21.9 - 30.0	1	$1,706,163	0.2%	6.000%	61	61	1.16	x	28.1%	25.5%	21.9%	1.3%
30.1 - 35.0	1	60,000,000	8.5	3.651	116	0	3.27		12.6	12.1	31.3	31.3
35.1 - 40.0	1	25,000,000	3.5	3.658	116	0	3.34		12.9	12.4	39.8	39.8
40.1 - 45.0	3	18,782,569	2.7	4.236	119	359	2.42		14.5	12.8	43.9	38.1
45.1 - 50.0	5	64,817,806	9.2	4.032	119	276	2.68		12.3	11.7	47.9	44.6
50.1 - 55.0	3	46,686,365	6.6	3.925	119	358	2.63		11.9	10.8	52.3	50.8
55.1 - 60.0	15	244,489,043	34.7	4.507	113	357	1.92		11.3	10.4	57.3	52.1
60.1 - 65.0	8	42,172,504	6.0	4.811	117	354	1.87		11.8	10.9	62.9	55.1
65.1 - 70.0	17	101,823,531	14.4	4.519	118	352	1.65		10.0	9.4	66.9	58.5
70.1 - 74.4	11	99,901,536	14.2	4.636	118	356	1.43		9.8	8.9	72.2	59.4
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

Range of Loan-to-Value Ratios as of the Maturity Date or ARD

				Weighted Average
Range of Balloon or ARD LTV Ratios (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
1.3 - 25.0	1	$1,706,163	0.2%	6.000%	61	61	1.16	x	28.1%	25.5%	21.9%	1.3%
25.1 - 30.0	1	9,526,304	1.4	4.320	117	237	1.48		11.2	11.2	48.6	30.0
30.1 - 35.0	2	66,491,061	9.4	3.711	116	359	3.17		12.9	12.2	32.5	31.6
35.1 - 40.0	5	36,776,845	5.2	3.922	117	345	2.90		13.0	12.3	42.1	39.0
40.1 - 45.0	4	16,675,078	2.4	4.473	118	339	2.13		11.7	11.3	50.3	43.2
45.1 - 50.0	8	180,579,390	25.6	4.393	118	359	2.15		12.4	11.4	54.7	48.5
50.1 - 55.0	12	105,418,833	14.9	4.529	105	343	2.04		11.7	10.6	58.7	52.2
55.1 - 60.0	23	209,051,803	29.6	4.491	119	359	1.77		9.9	9.2	63.8	57.6
60.1 - 65.0	8	59,154,040	8.4	4.576	117	359	1.64		10.2	9.4	70.8	61.2
65.1 - 65.6	1	20,000,000	2.8	3.795	114	0	2.12		8.2	8.2	65.6	65.6
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

A-2-4

Wells Fargo Commercial Mortgage Trust 2017-C40

Annex A-2: Mortgage Pool Information

Range of Mortgage Rates

				Weighted Average
Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
3.651 - 3.750	2	$85,000,000	12.1%	3.653%	116	0	3.29	x	12.7%	12.2%	33.8%	33.8%
3.751 - 4.000	5	160,400,000	22.7	3.895	118	360	2.46		11.4	10.7	54.0	51.6
4.001 - 4.250	5	78,736,963	11.2	4.152	119	360	2.09		10.7	9.9	58.0	55.2
4.251 - 4.500	11	109,913,920	15.6	4.392	118	339	1.92		10.9	10.1	60.5	53.4
4.501 - 4.750	16	105,237,348	14.9	4.674	113	357	1.45		9.7	8.9	67.2	56.9
4.751 - 5.000	15	74,690,525	10.6	4.859	117	343	1.56		11.0	10.1	64.0	51.6
5.001 - 5.250	5	51,816,287	7.3	5.037	119	360	1.82		12.9	11.8	59.0	50.6
5.251 - 5.750	5	37,878,311	5.4	5.335	95	357	1.76		13.1	11.8	59.8	51.8
5.751 - 6.000	1	1,706,163	0.2	6.000	61	61	1.16		28.1	25.5	21.9	1.3
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

Mortgage Loans by Original Term to Maturity or ARD

				Weighted Average
Original Terms to Maturity or ARD (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
60	2	$22,195,940	3.1%	5.058%	56	356	1.49	x	10.6%	9.7%	56.3%	52.3%
120	62	681,477,413	96.6	4.330	118	353	2.12		11.3	10.5	56.7	50.8
240	1	1,706,163	0.2	6.000	61	61	1.16		28.1	25.5	21.9	1.3
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

Range of Remaining Terms to Maturity or ARD as of the Cut-off Date

				Weighted Average
Range of Remaining Terms to Maturity or ARD (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
55 - 60	2	$22,195,940	3.1%	5.058%	56	356	1.49	x	10.6%	9.7%	56.3%	52.3%
61 - 84	1	1,706,163	0.2	6.000	61	61	1.16		28.1	25.5	21.9	1.3
85 - 120	62	681,477,413	96.6	4.330	118	353	2.12		11.3	10.5	56.7	50.8
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

Mortgage Loans by Original Amortization Term

				Weighted Average
Original Amortization Terms (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Non-Amortizing	13	$298,925,000	42.4%	3.943%	118	0	2.74	x	11.5%	10.8%	48.7%	48.7%
240	3	12,526,302	1.8	4.618	109	213	1.42		13.4	13.1	46.4	27.1
300	3	19,293,062	2.7	4.838	118	298	1.50		11.4	10.4	66.7	49.7
360	46	374,635,153	53.1	4.653	115	359	1.65		11.2	10.2	62.8	53.2
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

A-2-5

Wells Fargo Commercial Mortgage Trust 2017-C40

Annex A-2: Mortgage Pool Information

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
Range of Remaining Amortization Terms (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Non-Amortizing	13	$298,925,000	42.4%	3.943%	118	0	2.74	x	11.5%	10.8%	48.7%	48.7%
61 - 180	1	1,706,163	0.2	6.000	61	61	1.16		28.1	25.5	21.9	1.3
181 - 240	2	10,820,139	1.5	4.400	117	237	1.46		11.1	11.1	50.3	31.1
241 - 300	3	19,293,062	2.7	4.838	118	298	1.50		11.4	10.4	66.7	49.7
301 - 360	46	374,635,153	53.1	4.653	115	359	1.65		11.2	10.2	62.8	53.2
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

(1)The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

Mortgage Loans by Amortization Type

				Weighted Average
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Interest-only, Balloon	12	$278,925,000	39.5%	3.954%	118	0	2.78	x	11.7%	11.0%	47.5%	47.5%
Amortizing Balloon	34	228,448,354	32.4	4.786	112	347	1.61		11.4	10.3	62.8	51.1
Interest-only, Amortizing Balloon	17	176,300,000	25.0	4.485	118	360	1.67		10.9	10.2	62.4	54.2
Interest-only, ARD	1	20,000,000	2.8	3.795	114	0	2.12		8.2	8.2	65.6	65.6
Fully Amortizing	1	1,706,163	0.2	6.000	61	61	1.16		28.1	25.5	21.9	1.3
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

Mortgage Loans by Loan Purpose

				Weighted Average
Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Refinance	50	$523,753,394	74.3%	4.391%	115	348	2.19	x	11.7%	10.8%	55.3%	49.4%
Recapitalization	3	95,000,000	13.5	3.947	117	360	2.12		10.5	10.1	57.0	52.9
Acquisition	12	86,626,123	12.3	4.596	118	359	1.55		9.9	9.2	64.3	56.5
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

Mortgage Loans by Lockbox Type

				Weighted Average
Type of Lockbox	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Springing	44	$340,992,508	48.3%	4.452%	117	349	1.98	x	10.9%	10.1%	60.1%	53.4%
Hard/Springing Cash Management	13	273,639,785	38.8	4.144	114	354	2.33		11.5	10.8	51.8	47.2
Hard/Upfront Cash Management	2	59,500,000	8.4	4.711	119	360	1.81		12.6	11.3	60.1	53.1
None	5	21,247,224	3.0	4.513	114	336	1.72		13.1	11.8	52.2	43.1
Soft/Springing Cash Management	1	10,000,000	1.4	4.486	116	0	2.72		13.9	12.4	60.4	60.4
Total/Weighted Average:	65	$705,379,517	100.0%	4.357%	116	352	2.10	x	11.4%	10.5%	56.6%	50.7%

A-2-6

Wells Fargo Commercial Mortgage Trust 2017-C40

Annex A-2: Mortgage Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
			Percent by			Percent by			Percent by
	Number of		Aggregate	Number of		Aggregate	Number of		Aggregate
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date
Type of Escrow	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)
Tax Escrow	47	$383,269,881	54.3%	51	$409,058,337	58.0%	14	$296,321,180	42.0%
Insurance Escrow	34	$196,447,709	27.8%	35	$170,772,709	24.2%	30	$534,606,808	75.8%
Replacement Reserve	23	$117,621,666	16.7%	51	$415,966,835	59.0%	13	$300,229,774	42.6%
TI/LC Reserve(1)	21	$231,300,312	45.6%	27	$244,667,911	48.3%	9	$214,279,774	42.3%

(1)The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of loans secured in whole or in part by office, retail, industrial and mixed-use properties.

A-2-7

Wells Fargo Commercial Mortgage Trust 2017-C40

Annex A-2: Mortgage Pool Information

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

	Oct	Oct	Oct	Oct	Oct	Oct	Oct	Oct	Oct	Oct	Oct
Prepayment Restriction	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Locked Out	99.76%	98.37%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00	0.00	88.65	88.66	88.67	88.32	88.34	88.35	88.36	88.37	0.00
Yield Maintenance	0.24	1.63	11.35	11.34	11.26	11.66	11.66	11.65	11.64	11.63	0.00
Prepayment Premium	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Open	0.00	0.00	0.00	0.00	0.07	0.02	0.00	0.00	0.00	0.00	0.00
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)	$705.38	$701.41	$696.94	$691.07	$684.02	$656.18	$648.70	$641.06	$633.00	$624.55	$0.00

Percent of Aggregate
Cut-off Date Pool Balance	100.00%	99.44%	98.80%	97.97%	96.97%	93.02%	91.97%	90.88%	89.74%	88.54%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.

(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.

A-2-8

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS OR GROUPS OF CROSS-COLLATERALIZED MORTGAGE LOANS

A-3-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-2

225 & 233 PARK AVENUE SOUTH

A-3-3

225 & 233 PARK AVENUE SOUTH

225-233 PARK AVENUE SOUTH

225
233
19
Facebook
21,063 SF 10/2027
18
Facebook
27,677 SF 10/2027
17
Facebook
27,766 SF 10/2027
16
Buzzfeed
27,766 SF 5/2026
15
Buzzfeed
27,653 SF 5/2026
14
Buzzfeed
27,044 SF 5/2026
13
Buzzfeed
2,288 SF 5/2026
Buzzfeed
27,044 SF 5/2026
12
Buzzfeed
13,343 SF 5/2026
Buzzfeed
26,921 SF 5/2026
11
Buzzfeed
13,343 SF 5/2026
Buzzfeed
26,921 SF 5/2026
10
Facebook
13,418 SF 10/2027
Facebook
27,073 SF 10/2027
9
Facebook
13,418 SF 10/2027
Facebook
26,979 SF 10/2027
8
Facebook
13,418 SF 10/2027
Facebook
26,979 SF 10/2027
7
Facebook
13,053 SF 10/2027
Facebook
26,979 SF 10/2027
6
STV
13,053 SF 5/2024
Facebook
26,979 SF 10/2027
5
STV
13,053 SF 5/2024
STV
26,996 SF 5/2024
4
STV
13,053 SF 5/2024
STV
26,996 SF 5/2024
3
STV
13,053 SF 5/2024
STV
26,996 SF 5/2024
2
T. Rowe Price
13,450 SF 3/2028
CUNY
3,790 SF 6/2021
Vacant
5,926 SF
WB Wood
13,397 SF 12/2022
1
233 PAS Restaurant Co.
9,528 SF 4/2032
Vacant
568 SF
Ainsworth
6,540 SF 10/2022
Buzzfeed
1,800 SF
5/2026
Flushing Savings Bank
7,208 SF 10/2026
Florian Cafe
6,953 SF 6/2029
Basement
233 PAS
Restaurant Co.
1,433 SF
4/2032
Ainsworth
5,200 SF 10/2022
Vacant
7,980 SF
Facebook
1,658 SF
10/2027
Vacant
2021 – 2022
2023 – 2024
2025 – 2026
2027+

A-3-4

225 & 233 PARK AVENUE SOUTH

225 & 233 Park Avenue South
225 & 233 Park Avenue South
New York, NY 10003
MANHATTAN
Midtown
East Side
Garment District
Kips Bay
Gramercy Park
Chelsea
Flatiron District
Stuyvesant Town
Alphabet City
West Village
Greenwich Village
East Village
Madison Square Park
Union Square
Gramercy Park
Tompkins Square Park
Washington Square
Bryant Park
W. 42nd St.
W. 34th St.
E. 34th St.
LONG ISLAND RAILROAD
W. 23rd St.
E. 23rd St.
W. 14th St.
E. 14th St.
Park Ave. South
FDR Drive
QUEENS
MANHATTAN
JERSEY CITY
BROOKLYN

A-3-5

No. 1 – 225 & 233 Park Avenue South

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$60,000,000			Specific Property Type:	CBD
Cut-off Date Balance(1):	$60,000,000			Location:	New York, NY
% of Initial Pool Balance:	8.5%			Size:	675,756 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$347.76
Borrower Name:	225 Fourth LLC			Year Built/Renovated:	1909/2017
Borrower Sponsor:	Orda Management Corporation			Title Vesting:	Fee
Mortgage Rate:	3.6514%			Property Manager:	Self-Managed
Note Date:	May 31, 2017			4th Most Recent Occupancy (As of)(5):	100.0% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(5):	95.8% (12/31/2014)
Maturity Date:	June 6, 2027			2nd Most Recent Occupancy (As of)(5):	49.2% (12/31/2015)
IO Period:	120 months			Most Recent Occupancy (As of)(5):	96.6% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of)(5)(6)(7):	97.9% (5/24/2017)
Seasoning:	4 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon			4th Most Recent NOI (As of)(8):	$21,053,461 (12/31/2014)
Interest Accrual Method:	Actual/360			3rd Most Recent NOI (As of)(8):	$22,749,971 (12/31/2015)
Call Protection(2):	L(28),D(87),O(5)			2nd Most Recent NOI (As of)(8):	$16,244,360 (12/31/2016)
Lockbox Type:	Hard/Springing Cash Management			Most Recent NOI (As of)(8):	$15,248,156 (TTM 3/31/2017)
Additional Debt(1):	Yes
Additional Debt Type(1)(3):	Pari Passu; Mezzanine; Future Mezzanine
				U/W Revenues:	$48,106,942
				U/W Expenses:	$18,601,103
				U/W NOI(8):	$29,505,839
Escrows and Reserves(4):				U/W NCF:	$28,439,583
				U/W NOI DSCR(1)(7):	3.39x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1)(7):	3.27x
Taxes	$0	Springing	NAP	U/W NOI Debt Yield(1)(7):	12.6%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield(1)(7):	12.1%
Replacement Reserves	$0	Springing	NAP	As-Is Appraised Value(9):	$750,000,000
TI/LC Reserve	$8,106,455	Springing	NAP	As-Is Appraisal Valuation Date:	April 1, 2017
Remaining Capital Expenditures	$11,529,288	$0	NAP	Cut-off Date LTV Ratio(1)(9):	31.3%
Free Rent Reserve	$14,864,252	$0	NAP	LTV Ratio at Maturity or ARD(1)(9):	31.3%
Buzzfeed Rollover Reserve	$0	Springing	$13,000,000

(1)	See “The Mortgage Loan” section. All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the 225 & 233 Park Avenue South Whole Loan (as defined below). The Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NOI Debt Yield based on the 225 & 233 Park Avenue South Total Debt (as defined below), including the 225 & 233 Park Avenue South Mezzanine Loan (as defined below), are 57.3%, 1.59x and 6.9%, respectively.

(2)	The lockout period will be at least 28 payments, beginning with and including the first payment date of July 6, 2017. Defeasance of the 225 & 233 Park Avenue South Mortgage Loan is permitted at any time after the earlier to occur of (i) May 31, 2020 or (ii) two years after the closing date of the securitization that includes the last note to be securitized.

(3)	See “Subordinate and Mezzanine Indebtedness” section.

(4)	See “Escrows” section.

(5)	See “Historical Occupancy” section.

(6)	Current Occupancy includes the Facebook Expansion Space (as defined below) and Facebook’s 8th floor space (40,397 square feet), which have lease commencement dates of July 1, 2018 and June 1, 2017, respectively. The tenant is currently building out both spaces. The tenant expects to take occupancy of the 8th floor space in November 2017. All free rent amounts attributable to both spaces were deposited into escrow by the borrower on the origination date.

(7)	In September 2017, the borrower indicated that two tenants, Florian Café and Ainsworth, comprising in the aggregate, 2.8% of the net rentable area and 2.6% of the underwritten rent, have vacated their respective spaces. Excluding these two tenants, the U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield is 3.29x, 3.17x, 12.2% and 11.7%, respectively. Per the borrower, it is in negotiations with two restaurant tenants for the available space, with one of the spaces expected to be signed at a similar rental rate and the other expected to be signed at a higher rental rate.

(8)	See “Cash Flow Analysis” section.

(9)	See “Appraisal” section. The As-Is Appraised Value reflects the “As-is assuming holdbacks” value for the 225 & 233 Park Avenue South Property (as defined below) which assumes that all outstanding amounts for TI/LCs, free rent and capital expenditures are deposited into escrow on the origination date. The borrower deposited all such amounts into escrow on the origination date. The “As-is” appraised value is $720,000,000, which represents a Cut-off Date LTV Ratio and an LTV at Maturity or ARD for the 225 & 233 Park Avenue South Whole Loan and 225 & 233 Park Avenue South Total Debt of 32.6% and 59.7%, respectively.

The Mortgage Loan. The mortgage loan (the “225 & 233 Park Avenue South Mortgage Loan”) is part of a whole loan (the “225 & 233 Park Avenue South Whole Loan”) evidenced by four pari passu notes secured by a first mortgage encumbering the fee interest in two, contiguous office buildings located on Park Avenue South between East 18th and East 19th streets in Manhattan, New York (the “225 & 233 Park Avenue South Property”). The 225 & 233 Park Avenue South Whole Loan was originated on May 31, 2017 by Barclays Bank PLC. The 225 & 233 Park Avenue South Whole Loan had an original principal balance of $235,000,000, has an

A-3-6

225 & 233 PARK AVENUE SOUTH

outstanding principal balance as of the Cut-off Date of $235,000,000 and accrues interest at an interest rate of 3.6514% per annum. The 225 & 233 Park Avenue South Whole Loan had an initial term of 120 months, has a remaining term of 116 months as of the Cut-off Date and requires payments of interest-only through the term of the 225 & 233 Park Avenue South Whole Loan. The 225 & 233 Park Avenue South Whole Loan matures on June 6, 2027.

Note A-3, which will be contributed to the WFCM 2017-C40 Trust, had an original principal balance of $60,000,000, has an outstanding principal balance as of the Cut-off Date of $60,000,000 and represents the non-controlling interest in the 225 & 233 Park Avenue South Whole Loan. The controlling Note A-1, had an original principal balance of $70,000,000, has an outstanding principal balance as of the Cut-off Date of $70,000,000 and was contributed to the WFCM 2017-C39 Trust. The non-controlling Note A-2, had an original principal balance of $60,000,000, has an outstanding principal balance as of the Cut-off Date of $60,000,000, is currently held by Barclays Bank PLC and is expected to be contributed to the CGCMT 2017-P8 Trust. The non-controlling Note A-4, had an original principal balance of $45,000,000, has an outstanding principal balance as of the Cut-off Date of $45,000,000 and was contributed to the WFCM 2017-C38 Trust. Each of the mortgage loans evidenced by Note A-1, A-2 and A-4 are referred to herein as the “225 & 233 Park Avenue South Companion Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$70,000,000	WFCM 2017-C39	Yes
A-2	$60,000,000	CGCMT 2017-P8 (expected)	No
A-3	$60,000,000	WFCM 2017-C40	No
A-4	$45,000,000	WFCM 2017-C38	No
Total	$235,000,000

Following the lockout period, on any date before February 6, 2027 the borrower has the right to defease the 225 & 233 Park Avenue South Whole Loan in whole, but not in part. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) May 31, 2020. The 225 & 233 Park Avenue South Whole Loan is prepayable without penalty on or after February 6, 2027.

Sources and Uses

Sources			Uses
Original whole loan amount	$235,000,000	54.7%	Loan payoff	$226,370,056	52.6%
Mezzanine Loan	195,000,000	45.3	Return of equity	159,383,488	37.1
			Reserves	34,499,995	8.0
			Closing costs	9,746,461	2.3

Total Sources	$430,000,000	100.0%	Total Uses	$430,000,000	100.0%

The Property. The 225 & 233 Park Avenue South Property comprises two contiguous Class A office buildings, totaling 675,756 square feet, located on Park Avenue South, between East 18th and East 19th Streets in Manhattan, New York. 225 Park Avenue South is a 19-story Class A office building with 503,104 square feet built in 1910. 233 Park Avenue South is a 13-story Class A office building built in 1909 with 172,652 square feet. The two buildings operate as a single property, as they are interconnected on each floor. The 225 & 233 Park Avenue South Property provides various amenities, including, but not limited to, exclusive outdoor spaces on the roof of each building, bike storage and separate entrances, one on Park Avenue South and one on East 18th Street. The 225 & 233 Park Avenue South Property is located one block north of Union Square and one block south of Gramercy Park. According to the appraisal, the 225 & 233 Park Avenue South Property is considered to be located in a trendy, upscale neighborhood with access to restaurants, nightclubs, galleries, theaters and universities. As of May 24, 2017, the 225 & 233 Park Avenue South Property was 97.9% leased to 10 tenants.

Prior to 2014, the 225 & 233 Park Avenue South Property was 100.0% occupied by the Port Authority of New York and New Jersey (the “Port Authority”), STV and a few other tenants. Once the Port Authority elected to leave the building in 2015, the borrower sponsor commenced an approximately $133 million capital improvement plan for the 225 & 233 Park Avenue South Property. Of the $133 million, approximately $113.6 million had been spent as of the origination date on various hard and soft improvements and tenant improvements and leasing costs for Facebook, Buzzfeed, T. Rowe Price and the new ground floor restaurant. The remaining $19.6 million was deposited into escrow by the borrower on the origination date. The outstanding hard and soft improvements include upgrading the elevators, building out the 19th floor garden courtyard/rooftop and finishing the build-out of the ground floor retail.

The 225 & 233 Park Avenue South Property’s largest tenant is Facebook, a technology company whose platforms allow users to communicate with family, friends and coworkers. Facebook utilizes the 225 & 233 Park Avenue South Property as its marketing headquarters and leases 39.4% of net rentable area through October 2027. Facebook has been a tenant at the 225 & 233 Park Avenue South Property since October 2016 and has invested approximately $60 million in excess of its initial tenant improvement allowance into its respective space. The build-out includes a sit-down restaurant and garden courtyard/rooftop on the 19th floor, a contiguous staircase between the 8th, 9th and 10th floors and interior design by Frank Gehry. On May 26, 2017, Facebook exercised an expansion option to lease a portion of the 6th floor and the entire 7th floor, an increase of 67,011 square feet. The tenant is currently engaged in the build-out of the expansion space and is expected to take occupancy in July 2018. As of December 31, 2016, Facebook had approximately 1.23 billion daily active users.

A-3-7

225 & 233 PARK AVENUE SOUTH

The second largest tenant, Buzzfeed, leases 28.7% of net rentable area through May 2026 (see “Escrows” below). Buzzfeed is an independent digital media company delivering news and entertainment to millions of users globally. Buzzfeed, who has its headquarters at 225 & 233 Park Avenue South, has been a tenant at the 225 & 233 Park Avenue South Property since June 2015 and has spent approximately $23.9 million in excess of its initial tenant improvement allowance into its space. Buzzfeed has its own separate building entrance on East 18th street and has a garden courtyard/rooftop on the 13th floor (the top floor of the 233 Park Avenue South Property). As of November 2016, Buzzfeed raised approximately $200 million from NBCUniversal, increasing the company’s investment in Buzzfeed to approximately $400 million. Based on the terms of the NBCUniversal investment, Buzzfeed would be valued at approximately $1.7 billion.

The third largest tenant is STV, a firm offering engineering, architectural, planning, environmental and construction management services. STV leases 19.7% of net rentable area through May 2024, has been a tenant at the 225 & 233 Park Avenue South Property since 1983 and recently expanded into a portion of the fourth floor totaling 13,053 square feet.

The following table presents certain information relating to the tenancy at the 225 & 233 Park Avenue South Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Facebook(2)(3)	NR/NR/NR	266,460	39.4%	$79.36	$21,146,899	45.1%	10/31/2027(4)(5)
Buzzfeed(6)(7)	NR/NR/NR	194,123	28.7%	$76.28	$14,808,325	31.6%	5/31/2026
STV	NR/NR/NR	133,200	19.7%	$45.33	$6,037,948	12.9%	5/31/2024(8)
233 PAS Restaurant Co.(9)	NR/NR/NR	10,961	1.6%	$100.36	$1,100,000	2.3%	4/30/2032(10)
T. Rowe Price(11)	NR/NR/NR	13,450	2.0%	$78.00	$1,049,100	2.2%	3/31/2028(12)
Total Major Tenants		618,194	91.5%	$71.41	$44,142,272	94.2%

Non-Major Tenants		43,088	6.4%	$63.64	$2,742,314	5.8%

Occupied Collateral Total		661,282	97.9%	$70.90	$46,884,586	100.0%

Vacant Space		14,474	2.1%

Collateral Total		675,756	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Facebook recently exercised its expansion option at the 225 & 233 Park Avenue South Property for a portion of the 6th floor and the entire 7th floor totaling 67,011 square feet (the “Facebook Expansion Space”).

(3)	Facebook is entitled to 19 months of free rent through December 2018 for the Facebook Expansion Space (9.9% of net rentable area), 12 months of free rent through May 2018 for the 8th floor, totaling 40,397 square feet (6.0% of net rentable area) and five months of free rent through October 2017 for the 18th and 19th floors, totaling 48,740 square feet (7.2% of net rentable area). Such free rent amount was deposited into escrow by the borrower on the origination date.

(4)	Facebook has one five-year lease renewal option on the (i) 8th, 9th, 10th, 17th, 18th and 19th floors, (ii) 9th and 10th floors, (iii) 17th, 18th and 19th floors or (iv) 9th, 10th, 17th, 18th and 19th floors.

(5)	Facebook has a one-time right to terminate its lease effective March 31, 2024 by providing 18 months’ written notice and delivering a termination payment of $32,991,937. However, the termination payment will be increased by seven months of fixed rent with respect to the Facebook Expansion Space and the unamortized value of the transaction costs with respect to the Facebook Expansion Space amortized at a 6% interest rate over the term of the Facebook Expansion Space.

(6)	Buzzfeed currently subleases the entire 11th floor of the 225 building (26,921 square feet) to Teacher Synergy, LLC, through June 30, 2019. The sublease will automatically renew on a month-to-month basis after the expiration date until either Buzzfeed or Teacher Synergy, LLC give six months’ termination notice to one another.

(7)	Buzzfeed is entitled to 16 months of free rent through September 2018 on 2,288 square feet (0.3% of the net rentable area). Such free rent amount was deposited into escrow by the borrower on the origination date.

(8)	STV has one, ten-year lease renewal option. The renewal may apply to all or a part of the STV premises, provided that the renewal may not consist of less than two full contiguous floors within the 225 & 233 Park Avenue South Property.

(9)	233 PAS Restaurant Co. is entitled to 10 months of free rent through March 2018 on 9,488 square feet (1.4% of net rentable area). Such free rent amount was deposited into escrow by the borrower on the origination date.

(10)	233 PAS Restaurant Co. has one, five-year lease renewal option.

(11)	T. Rowe Price is entitled to nine months of free rent through February 2018 on 13,450 square feet (2.0% of net rentable area). Such free rent amount was deposited into escrow by the borrower on the origination date.

(12)	T. Rowe Price has one, five-year lease renewal option.

A-3-8

225 & 233 PARK AVENUE SOUTH

The following table presents certain information relating to the lease rollover schedule at the 225 & 233 Park Avenue South Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	1	3,790	0.6%	3,790	0.6%	$287,547	0.6%	$75.87
2022	2	25,137	3.7%	28,927	4.3%	$1,353,139	2.9%	$53.83
2023	0	0	0.0%	28,927	4.3%	$0	0.0%	$0.00
2024	1	133,200	19.7%	162,127	24.0%	$6,037,948	12.9%	$45.33
2025	0	0	0.0%	162,127	24.0%	$0	0.0%	$0.00
2026	2	201,331	29.8%	363,458	53.8%	$15,309,953	32.7%	$76.04
2027	1	266,460	39.4%	629,918	93.2%	$21,146,899	45.1%	$79.36
Thereafter	3	31,364	4.6%	661,282	97.9%	$2,749,100	5.9%	$87.65
Vacant	0	14,474	2.1%	675,756	100.0%	$0	0.0%	$0.00
Total/Weighted Average	10	675,756	100.0%			$46,884,586	100.0%	$70.90

(1)	Information obtained from the underwritten rent roll and includes rent steps through April 2018.

(2)	Certain tenants may have lease termination or contraction options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents historical occupancy percentages at the 225 & 233 Park Avenue South Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)(2)	12/31/2015(1)(2)	12/31/2016(1)	5/24/2017(3)(4)(5)
100.0%	95.8%	49.2%	96.6%	97.9%

(1)	Information obtained from the borrower.

(2)	The decrease in occupancy from year-end 2014 to year-end 2015 is a result of Port Authority vacating its premises at the 225 & 233 Park Avenue South Property, except for Floors 4 and 8 in the 233 Park Avenue South building. The borrower sponsor commenced gut renovating the space made available after Port Authority vacated.

(3)	Information obtained from the underwritten rent roll.

(4)	Current Occupancy includes the Facebook Expansion Space and Facebook’s 8th floor space (40,397 square feet), which have a lease commencement date of July 1, 2018 and June 1, 2017, respectively. The tenant is currently building out both spaces. The tenant expects to take occupancy of the 8th floor space in November 2017. All free rent amounts attributable to both spaces were deposited into escrow by the borrower on the origination date.

(5)	In September 2017, the borrower indicated that two tenants, Florian Café and Ainsworth, comprising in the aggregate 2.8% of the net rentable area and 2.6% of the underwritten rent, have vacated their respective spaces. Per the borrower, it is in negotiations with two restaurant tenants for the available space, with one of the spaces expected to be signed at a similar rental rate and the other expected to be signed at a higher rental rate.

A-3-9

225 & 233 PARK AVENUE SOUTH

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the 225 & 233 Park Avenue South Property:

Cash Flow Analysis

	2014	2015(1)	2016(1)(2)	TTM 3/31/2017(2)	U/W(3)	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(4)	$34,757,905	$36,390,135	$30,962,652	$31,901,632	$45,723,854	95.0%	$67.66
Grossed Up Vacant Space	0	0	0	0	977,863	2.0	1.45
Rent Steps	0	0	0	0	445,767	0.9	0.66
Total Reimbursables	5,329,836	5,220,534	4,283,556	2,896,654	2,082,476	4.3	3.08
Other Income(5)	311,227	271,394	248,411	245,387	245,387	0.5	0.36
Less Vacancy & Credit Loss	0	0	0	0	(1,368,405)	(2.8)	(2.02)
Effective Gross Income	$40,398,967	$41,882,063	$35,494,619	$35,043,673	48,106,942	100.0%	$71.19

Total Operating Expenses	$19,345,506	$19,132,092	$19,250,259	$19,795,518	$18,601,103	38.7%	$27.53

Net Operating Income	$21,053,461	$22,749,971	$16,244,360	$15,248,156	$29,505,839	61.3%	$43.66
TI/LC	0	0	0	0	991,923	2.1	1.47
Capital Expenditures	0	0	0	0	74,333	0.2	0.11
Net Cash Flow	$21,053,461	$22,749,971	$16,244,360	$15,248,156	$28,439,583	59.1%	$42.09

NOI DSCR(6)	2.42x	2.61x	1.87x	1.75x	3.39x
NCF DSCR(6)	2.42x	2.61x	1.87x	1.75x	3.27x
NOI DY(6)	9.0%	9.7%	6.9%	6.5%	12.6%
NCF DY(6)	9.0%	9.7%	6.9%	6.5%	12.1%

(1)	The decrease in Net Operating Income from 2015 to 2016 is primarily due to the Port Authority of New York and New Jersey vacating its premises in March 2015, with the exception of Floors 4 and 8. The Port Authority of New York and New Jersey previously occupied 305,426 square feet and at rental rates between $56 and $62 per square foot on a modified gross basis.

(2)	The decrease in Net Operating Income from 2016 to TTM 3/31/2017 is a result of the borrower sponsor’s gut renovation of the space previously occupied by the Port Authority of New York and New Jersey. Additionally, two tenants, Buzzfeed and Facebook, totaling 186,368 square feet (27.6% of the net rentable area) were in free rent periods.

(3)	The increase in Effective Gross Income from TTM 3/31/2017 to U/W is primarily due to (i) Facebook’s signed-not-occupied rent of $8,163,008 for the Facebook Expansion Space and its space on the 8th floor, (ii) three tenants (Buzzfeed, Facebook and STV) totaling 198,791 square feet (29.4% of net rentable area) concluding their rent abatement period and (iii) rent steps taken through April 2018.

(4)	Underwritten Base Rent is inclusive of a rent credit of $714,965 for Facebook who is reimbursed $2.70 per square foot for cleaning costs.

(5)	Other Income consists of cleaning income and other miscellaneous items.

(6)	Debt service coverage ratios and debt yields are based on the 225 & 233 Park Avenue South Whole Loan.

Appraisal. As of the appraisal valuation date of April 1, 2017 the 225 & 233 Park Avenue South Property had an “as-is” appraised value of $720,000,000, which equates to an “as-is” Cut-off Date LTV of 32.6% and 59.7% for the 225 & 233 Park Avenue South Whole Loan and the 225 & 233 Park Avenue South Total Debt, respectively. The appraiser also concluded to an “as-is assuming holdbacks” value of $750,000,000 as of April 1, 2017, which equates to an “as-is assuming holdbacks” Cut-off Date LTV Ratio of 31.3% and 57.3% for the 225 & 233 Park Avenue South Whole Loan and the 225 & 233 Park Avenue South Total Debt, respectively. The “as-is assuming holdbacks” value presumes that all outstanding amounts related to the TI/LCs, free rent and capital expenditures are deposited into escrow on the origination date. The borrower deposited all such amounts into escrow on the origination date.

Environmental Matters. According to a Phase I environmental site assessment dated April 13, 2017, there was no evidence of any recognized environmental conditions at the 225 & 233 Park Avenue South Property.

Market Overview and Competition. The 225 & 233 Park Avenue South Property is located in the Madison/Union Square office submarket of the Midtown South Manhattan market, a block north of Union Square and a few blocks south of Madison Square Park. The 225 & 233 Park Avenue South Property is located within “Silicon Alley”, the stretch of Broadway from the Flatiron District to SoHo, and is also considered a hub for startups and tech companies. A few of the corporate neighbors to the 225 & 233 Park Avenue South Property are Tumblr, Sony, MasterCard and Digitas. The 225 & 233 Park Avenue South Property also benefits from its vicinity to numerous retailers and various fine and casual dining options. Proximity to Union Square provides access to multiple subway lines, including the 4, 5, 6, N, Q, R, W and L, all of which connect to various parts of New York City.

As of the first quarter of 2017, the Madison/Union Square office submarket had approximately 32.0 million square feet of office inventory, direct weighted average Class A asking rents of $84.23 per square foot and a vacancy rate of 3.9%. According to the appraisal, average Class A office rents in the Madison/Union Square submarket are $81.83 per square foot, with multiple spaces in the market exceeding $90.00 per square foot.

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225 & 233 PARK AVENUE SOUTH

The following table presents certain information relating to comparable leases to the 225 & 233 Park Avenue South Property:

Comparable Leases(1)

Property Name/Location	Year Built	Stories	Floor	Total GLA (SF)	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
412 West 13th Street New York, NY	1900/2001	8	3 – 6	80,330	1.5 miles	Bumble & Bumble	Feb 2017 / 15 Yrs	41,210	$93.00	Gross
853 Broadway New York, NY	1929	21	21	126,000	0.3 miles	21st Century Fox / True XMedia	Jan 2017 / 10 Yrs	5,864	$110.00	Gross
413 West 14th Street New York, NY	2017	5	3, 4, PH	110,358	1.4 miles	Argo Group	Feb 2017 / 15 Yrs	45,495	$92.00	Gross
430 West 15th Street New York, NY	1950/2016	7	2 – 7	98,087	1.4 miles	Live Nation Entertainment, Inc.	Jan 2017 / 15 Yrs	76,915	$98.66	Gross
315 Park Avenue South New York, NY	1928/2007	20	11 – 12	276,000	0.3 miles	BDG Media	Nov 2016 / 10 Yrs	34,100	$85.00	Gross
330 Hudson Street New York, NY	2013	13	Pt. 9 - 10	394,315	2.0 miles	Deloitte Digital	Nov 2016 / 12 Yrs	37,356	$80.00	Gross
250 Hudson Street New York, NY	1928	14	8	30,000	2.3 miles	Lieff Cabraser Heimann & Bernstein	Sept 2016 / 10 Yrs	27,778	$78.00	Gross
315 Park Avenue South New York, NY	1928/2007	20	19 – 20	276,000	0.3 miles	Winton Capital	July 2016 / 10 Yrs	34,844	$100.00	Gross
200 Park Avenue South New York, NY	1908	17	6 – 7	225,000	0.05 miles	Elizabeth Arden	Mar 2016 / 10 Yrs	35,698	$64.00	Gross
770 Broadway New York, NY	1905	15	14	911,213	0.5 miles	Facebook	Feb. 2016 / 12 Yrs	79,998	$105.00	Gross

(1)	Information obtained from the appraisal.

The Borrower. The borrower for the 225 & 233 Park Avenue South Whole Loan is 225 Fourth LLC, a Delaware limited liability company and a special purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 225 & 233 Park Avenue South Whole Loan. Morton F. Silver and Orda Management Corporation are the guarantors of certain nonrecourse carveouts under the 225 & 233 Park Avenue South Whole Loan. Morton F. Silver’s carveouts under the 225 & 233 Park Avenue South Whole Loan are limited to transfers of the 225 & 233 Park Avenue South Property and bankruptcy.

The Borrower Sponsor. The borrower sponsor is Orda Management Corporation (“ORDA”). ORDA is a New York-based family-owned business organized in New York in 1952 as a company and incorporated in 1956. ORDA predominantly develops, manages and owns residential and commercial real estate in the New York metropolitan area. ORDA has also gained a reputation for developing and renovating historic buildings. ORDA, in conjunction with the Related Companies, has developed the Armory, The Sierra, the Tate and the Westport.

Escrows. The loan documents provide for upfront reserves in the amount of $14,864,252 for free rent, $11,529,288 for remaining base building costs and fees and $8,106,455 for outstanding tenant improvements and leasing commissions.

The loan documents do not require monthly reserve deposits for real estate taxes, replacement reserves and TI/LCs so long as no Trigger Period (as defined below) has occurred and is continuing. The loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no Trigger Period is in effect and (ii) the borrower provides the lender with evidence that the 225 & 233 Park Avenue South Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect. Following the occurrence and during the continuance of a Trigger Period, the borrower is required to make monthly deposits of one-twelfth of the real estate taxes due, one-twelfth of the estimated insurance premiums, $11,176 (approximately $0.20 per square foot annually) for replacement reserves and $55,878 (approximately $1.00 per square foot annually) for TI/LCs.

The borrower is required, no later than one business day after receipt of the Facebook lease termination payment, to deposit such lease termination payment into the TI/LC reserve (“Facebook Rollover Reserve Fund”). The Facebook Rollover Reserve Fund will be used for tenant improvements and leasing commissions incurred in connection with the re-leasing of the Facebook space.

On the payment date occurring in June 2018 and each payment date thereafter prior to the occurrence of a Buzzfeed Trigger Period (as defined below), the borrower will be required to deposit $112,623 into a reserve (the “Buzzfeed Rollover Reserve”) and on each payment date during the continuation of a Buzzfeed Trigger Period, the borrower will be required to sweep all excess cash flow from the 225 & 233 Park Avenue South Property into the Buzzfeed Rollover Reserve until the amounts on deposit equal or exceed $13,000,000 (the “Buzzfeed Rollover Cap”).

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225 & 233 PARK AVENUE SOUTH

A “Trigger Period” means the occurrence of a (i) Default Trigger Period, (ii) Buzzfeed Trigger Period, (iii) Mezzanine Trigger Period or (iv) DSCR Trigger Period.

A “Default Trigger Period” will commence upon the occurrence and continuance of an event of default under the 225 & 233 Park Avenue South Whole Loan documents and expire upon the cure of such event of default.

A “Buzzfeed Trigger Period” will commence on April 1, 2025, the date that is 14 months prior to the scheduled expiration of the Buzzfeed lease, and terminate upon (i) Buzzfeed renewing or extending its lease in accordance with the 225 & 233 Park Avenue South Whole Loan documents and (a) Buzzfeed paying full, unabated rent under such renewed or extended lease or (b) Buzzfeed being obligated to begin paying full unabated rent under such renewed or extended lease if the borrower reserves with the lender the amount equal to the aggregate amount of the rent that would accrue during such free rent period, (ii) (1) the borrower leasing the entire Buzzfeed space to one or more tenants pursuant to replacement lease(s) acceptable to the lender, (2) such tenants being in physical occupancy of their space, (3) such tenants being open for business and the landlord’s leasing obligations for such replacement lease(s) having been paid and (4) the applicable replacement tenant(s) paying full, unabated rent equaling or exceeding the rent payable under the Buzzfeed lease or (iii) the amount reserved in the Buzzfeed Rollover Reserve equaling or exceeding the Buzzfeed Rollover Cap. However, if clauses (i) and (ii) above occur prior to April 1, 2025, a Buzzfeed Trigger Period will not commence.

A “Mezzanine Trigger Period” will commence upon the date that the lender has received written notice from the mezzanine lender that an event of default under the 225 & 233 Park Avenue South Mezzanine Loan exists and expire upon the date that the lender has received written notice from the mezzanine lender that such event of default no longer exists.

A “DSCR Trigger Period” will commence upon the debt service coverage ratio (on the 225 & 233 Park Avenue South Total Debt), as calculated in the loan documents, being less than 1.20x and expire upon the date that the debt service coverage ratio (on the 225 & 233 Park Avenue South Total Debt) is equal to or greater than 1.25x for two consecutive quarters.

Lockbox and Cash Management. The 225 & 233 Park Avenue South Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to deliver letters to all tenants at the 225 & 233 Park Avenue South Property directing them to pay all rents directly into a lender-controlled lockbox account. All funds received by the borrower or manager are required to be deposited in the lockbox account within two business days following receipt, unless a Trigger Period has occurred, in which event such funds are required to be swept each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents.

Property Management. The 225 & 233 Park Avenue South Property is managed by an affiliate of the borrower.

Assumption. The borrower has, at any time (other than the period 90 days prior to a securitization of a note or the period 90 days after a securitization of a note) the right to transfer the 225 & 233 Park Avenue South Property, provided that certain conditions are satisfied, including: (i) no event of default has occurred and is continuing, (ii) the borrower has provided the lender with 30 days’ prior written notice, (iii) the proposed transferee qualifies as a qualified transferee under the loan documents, (iv) the payment of an assumption fee of $136,628 for the first such assumption of the 225 & 233 Park Avenue South Whole Loan and $273,256 for each subsequent assumption of the 225 & 233 Park Avenue South Whole Loan, and (v) the lender has received confirmation from KBRA, Fitch and Moody’s that such assumption will not result in a downgrade of the respective ratings assigned to the Series 2017-C40 certificates and similar confirmations from each rating agency rating any securities backed by any of the 225 & 233 Park Avenue South Companion Loans.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Barclays Bank PLC funded a $195,000,000 mezzanine loan (the “225 & 233 Park Avenue South Mezzanine Loan” and together with the 225 & 233 Park Avenue South Whole Loan, the “225 & 233 Park Avenue South Total Debt”) with the origination of the 225 & 233 Park Avenue South Whole Loan. Of the $195,000,000, $153,000,000 was sold to Hangang US Real Estate Fund No.2 and Barclays currently holds the remaining $42,000,000 and expects to sell the remaining portion to one or more third party investors. The 225 & 233 Park Avenue South Mezzanine Loan was further split into a mezzanine A loan equal to $80,000,000, a mezzanine B loan equal to $75,000,000 and a mezzanine C loan equal to $40,000,000. The 225 & 233 Park Avenue South mezzanine loans are coterminous with the 225 & 233 Park Avenue South Whole Loan and accrue interest at a blended fixed per annum rate equal to 4.6700%. The Cut-off Date LTV, UW NCF DSCR and UW NOI Debt Yield on the 225 & 233 Park Avenue South Total Debt is 57.3%, 1.59x and 6.9%, respectively. An intercreditor agreement is in place with respect to the 225 & 233 Park Avenue South Whole Loan and the 225 & 233 Park Avenue South Mezzanine Loan.

Provided no event of default has occurred and is continuing, the borrower is permitted to incur future mezzanine indebtedness, provided (a) prior written notice of not less than 45 days, but not more than 90 days, is provided to the lender specifying the origination date of the permitted mezzanine loan, (b) the mezzanine lender enters into an intercreditor agreement acceptable to the rating agencies and reasonably acceptable to the lender, (c) the mezzanine loan will have a term that is at least coterminous with the 225 & 233 Park Avenue South Whole Loan, (d) the mezzanine loan will be current pay and will not be a payment in kind structure, (e) the combined loan-to-value ratio for the 225 & 233 Park Avenue South Total Debt and permitted mezzanine loan will not be greater than 54.46%, (f) the debt service coverage ratio of the 225 & 233 Park Avenue South Total Debt and the permitted mezzanine loan is equal to or greater than 1.67x, (g) if the mezzanine loan is floating rate, the borrower is required to acquire and maintain an interest rate cap or swap agreement from a counterparty reasonably acceptable to the lender, (h) a rating agency confirmation from each of KBRA, Fitch and Moody’s that the future mezzanine indebtedness will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-C40 Certificates and similar ratings confirmations

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225 & 233 PARK AVENUE SOUTH

from each rating agency rating any securities backed by the 225 & 233 Park Avenue South Companion Loans with respect to the ratings of such securities, and (i) any other requirements as stated under the 225 & 233 Park Avenue South Whole Loan documents are met.

Ground Lease. None.

Terrorism Insurance. The 225 & 233 Park Avenue South Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 225 & 233 Park Avenue South Property, or that if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect and such policies contain an exclusion for acts of terrorism, the borrower will obtain, to the extent available, a stand-alone policy that provides the same coverage as the policies would have if such exclusion did not exist.

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A-3-14

MALL OF LOUISIANA

A-3-15

MALL OF LOUISIANA

A-3-16

MALL OF LOUISIANA

POWER CENTER

DICK'S
rack
ULTA
DSW

LIFESTYLE CENTER

CHICO'S
LOFT
SEPHORA
MAIN EVENT
verizon
RED ROBIN

A-3-17

MALL OF LOUISIANA

A-3-18

MALL OF LOUISIANA

Central
Merrydale
Monticello
Mississippi River
Woodale East
West Sherwood Forest
Downtown
BATON ROUGE
Zeeland Place
Westminster
Inniswold
Highlands/Perkins
EAST BATON ROUGE PARISH
Mall of Louisiana
Baton Rouge, LA 70836
Oak Hills Place
Village St. George
Gardere
South Baton Rouge
SHREVEPORT
JACKSON
LAFAYETTE
NEW ORLEANS

A-3-19

No. 2 – Mall of Louisiana

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance(1):	$50,000,000			Specific Property Type:	Super Regional Mall
Cut-off Date Balance(1):	$50,000,000			Location:	Baton Rouge, LA
% of Initial Pool Balance:	7.1%			Size:	776,789 SF
Loan Purpose:	Recapitalization			Cut-off Date Balance Per SF(1):	$418.39
Borrower Name:	Mall of Louisiana, LLC; Mall of Louisiana Land, LLC			Year Built/Renovated:	1997/2008
Sponsor:	GGP Real Estate Holding I, Inc.			Title Vesting:	Fee
Mortgage Rate:	3.984%			Property Manager:	Self-managed
Note Date:	July 26, 2017			4th Most Recent Occupancy (As of)(4):	93.9% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(4):	96.5% (12/31/2014)
Maturity Date:	August 1, 2027			2nd Most Recent Occupancy (As of (4):	96.6% (12/31/2015)
IO Period:	36 months			Most Recent Occupancy (As of)(4):	94.4% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of)(4):	91.8% (6/30/2017)
Seasoning:	2 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$33,541,166 (12/31/2014)
Call Protection(2):	L(26),D(90),O(4)			3rd Most Recent NOI (As of):	$34,580,536 (12/31/2015)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of):	$35,038,477 (12/31/2016)
Additional Debt(1):	Yes			Most Recent NOI (As of):	$34,995,624 (TTM 4/30/2017)
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$43,215,234
				U/W Expenses:	$7,152,311
				U/W NOI:	$36,062,923
				U/W NCF:	$34,433,637
				U/W NOI DSCR(1):	1.94x
				U/W NCF DSCR(1):	1.85x
Escrows and Reserves(3):				U/W NOI Debt Yield(1):	11.1%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1):	10.6%
Taxes	$0	Springing	NAP	As-Is Appraised Value:	$570,000,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	June 23, 2017
Replacement Reserves	$0	Springing	$155,169	Cut-off Date LTV Ratio(1):	57.0%
TI/LC Reserve	$0	Springing	$1,551,690	LTV Ratio at Maturity or ARD(1):	49.3%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the funded outstanding principal balance of the Mall of Louisiana Whole Loan (as defined below).

(2)	The defeasance lockout period will be at least 26 payment dates beginning with and including the first payment date of September 1, 2017. Defeasance of the Mall of Louisiana Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized, and (ii) August 1, 2020. The assumed lockout period of 26 payments is based on the expected WFCM 2017-C40 Trust closing date in October 2017.

(3)	See “Escrows” section.

(4)	Current Occupancy includes Main Event (6.0% of NRA) which has a signed lease but is not expected to take occupancy until August 2018 and excludes temporary tenants. The Mall of Louisiana Whole Loan guarantor has provided a guaranty for all outstanding landlord obligations and fifteen months of gap rent specific to Main Event.

The Mortgage Loan. The mortgage loan (the “Mall of Louisiana Mortgage Loan”) is part of a whole loan (the “Mall of Louisiana Whole Loan”) evidenced by nine pari passu promissory notes, secured by the fee interest in a 776,789 square foot portion of a super-regional mall and adjacent power center in Baton Rouge, Louisiana (the “Mall of Louisiana Property”). The Mall of Louisiana Whole Loan was co-originated on July 26, 2017 by Barclays Bank PLC, Bank of America, N.A. and Citi Real Estate Funding Inc. The Mall of Louisiana Whole Loan had an original principal balance of $325,000,000, has an outstanding principal balance as of the Cut-off Date of $325,000,000 and accrues interest at an interest rate of 3.984% per annum. The Mall of Louisiana Whole Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires payments of interest-only until August 1, 2020, after which payments of interest and principal based on a 30-year amortization schedule are required through its term. The Mall of Louisiana Whole Loan matures on August 1, 2027.

Notes A-6 and A-7, which will be contributed to the WFCM 2017-C40 Trust, had an aggregate original principal balance of $50,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000 and represent non-controlling interests in the Mall of Louisiana Whole Loan. The controlling Note A-1 had an original principal balance of $65,000,000, has an outstanding principal balance as of the Cut-off Date of $65,000,000, is currently held by Bank of America, N.A. and is expected to be contributed to the BANK 2017-BNK7 Trust. The non-controlling Notes A-3-1 and A-5-2 had an aggregate original principal balance of $47,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $47,000,000, are currently held by Barclays

A-3-20

MALL OF LOUISIANA

Bank PLC and Citi Real Estate Funding Inc., respectively, and are expected to be contributed to the CGCMT 2017-P8 Trust. The non-controlling Note A-4 had an original principal balance of $50,000,000, has an outstanding principal balance as of the Cut-off Date of $50,000,000, is currently held by Citi Real Estate Funding Inc. and is expected to be contributed to the COMM 2017-COR2 Trust. The remaining Notes A-2, A-3-2 and A-5-1 from the Mall of Louisiana Whole Loan, which had an aggregate original principal balance of $113,000,000, are expected to be contributed to future securitization trusts. The following table presents a summary of the promissory notes comprising the Mall of Louisiana Whole Loan. The lender provides no assurances that any non-securitized notes will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$65,000,000	BANK 2017-BNK7 (expected)	Yes
A-2	$44,000,000	Bank of America, N.A.	No
A-3-1 and A-5-2	$47,000,000	CGCMT 2017-P8 (expected)	No
A-4	$50,000,000	COMM 2017-COR2 (expected)	No
A-3-2	$28,000,000	Citi Real Estate Funding Inc.	No
A-5-1	$41,000,000	Barclays Bank PLC	No
A-6 and A-7	$50,000,000	WFCM 2017-C40	No
Total	$325,000,000

Following the lockout period, the Mall of Louisiana Borrower has the right to defease the Mall of Louisiana Whole Loan in whole, but not in part. In addition, the Mall of Louisiana Whole Loan is prepayable without penalty on or after May 1, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) August 1, 2020.

Sources and Uses

Sources			Uses
Original whole loan amount	$325,000,000	100.0%	Closing costs	$1,411,459	0.4%
			Return of equity(1)	323,588,541	99.6
Total Sources	$325,000,000	100.0%	Total Uses	$325,000,000	100.0%

(1)	The Mall of Louisiana Property was previously unencumbered. The Mall of Louisiana Whole Loan sponsor acquired the Mall of Louisiana Property for approximately $265 million in 2004 and including the $100 million spent on the 2008 property expansion, maintains a cost basis of approximately $413 million.

The Property. The Mall of Louisiana Property consists of a two-story enclosed super-regional mall known as Mall of Louisiana, which contains a total of 1,593,545 square feet and is anchored by non-collateral anchors Dillard’s, Dillard’s Men’s & Home, JC Penney, Macy’s and Sears. The 776,789 square foot portion of the Mall of Louisiana that serves as collateral for the Mall of Louisiana Whole Loan was 91.8% leased as of June 30, 2017 by 135 retail and restaurant tenants. The largest tenants by size are AMC Theatres (9.6% of NRA, 5.9% of underwritten base rent, expiring July 2026), Dick’s Sporting Goods (9.5% of NRA, 3.3% of underwritten base rent, expiring January 2019), Nordstrom Rack (3.9% of NRA, 2.0% of underwritten base rent, expiring September 2025) and Forever 21 (3.5% of NRA, 5.1% of underwritten base rent, expiring January 2019). Main Event (6.0% of NRA, 4.0% of underwritten base rent, expiring June 2028) has a signed lease but is not expected to take occupancy until August 2018. The Mall of Louisiana Whole Loan guarantor has provided a guaranty for all outstanding landlord obligations and fifteen months of gap rent specific to Main Event.

No other tenant represents more than 1.9% of NRA or 2.6% of underwritten rent. Other notable tenants at the Mall of Louisiana Property include: Apple, DSW, Lush Handmade Cosmetics, Michael Kors, Pandora, Pottery Barn and Williams Sonoma. The Mall of Louisiana Property features an 11-bay food court and nine full service restaurants. Inline sales at the Mall of Louisiana Property as of May 31, 2017 were approximately $183 million with an average of $585 PSF ($496 PSF excluding Apple), resulting in an occupancy cost of 13.6% (16.1% excluding Apple).

The Mall of Louisiana Property was built in 1997 and renovated in 2008 with a $100 million expansion project which added over 330,000 square feet, comprised of a 125,000 square foot lifestyle component, a 140,000 square foot power center and 15-screen stadium seating cinema with IMAX – 3D. The Mall of Louisiana features the only Sears within 40 miles and the only Macy’s, Dick’s Sporting Goods and Nordstrom Rack within 60 miles. The Mall of Louisiana Property includes 8,404 surface parking spaces (approximately 5.3 per 1,000 square feet).

A-3-21

MALL OF LOUISIANA

The following table presents certain information relating to the tenancy at the Mall of Louisiana Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF(2)(3)	% of NRSF(2)	Annual U/W Base Rent PSF(4)	Annual U/W Base Rent(4)	% of Total Annual U/W Base Rent	5/30/2017 TTM Sales PSF(3)	5/30/2017 TTM Occupancy Cost	Lease Expiration Date

Major Tenants
AMC Theatres	B/B1/B+	74,400	9.6%	$23.38	$1,739,472	5.9%	$560,583(5)	22.6%	7/21/2026
Forever 21	NR/NR/NR	26,885	3.5%	$55.20	$1,483,980	5.1%	$183	28.6%	1/31/2019
Main Event(6)	NR/NR/NR	46,900	6.0%	$25.00	$1,172,500	4.0%	N/A	N/A	6/30/2028
Dick’s Sporting Goods	NR/NR/NR	74,061	9.5%	$13.00	$962,793	3.3%	$131	11.9%	1/31/2019
Nordstrom Rack	BBB+/Baa1/BBB+	30,002	3.9%	$19.25	$577,500	2.0%	N/A	N/A	9/30/2025
Total Major Tenants		252,248	32.5%	$23.53	$5,936,245	20.2%

Other Tenants		460,886	59.3%	$50.73	$23,378,585	79.8%
Occupied Total		713,134	91.8%	$41.11	$29,314,830	100.0%

Vacant Retail Space		63,655	8.2%
Collateral Total		776,789	100.0%

Non-Collateral Anchor Tenants
Dillard’s / Dillard’s Men’s and Home(7)	BBB-/Baa3/BBB-	370,655					$148	N/A	N/A
Macy’s	BBB/Baa3/BBB-	204,890					$166	N/A	N/A
JC Penney	B+/B1/B+	116,568					$309	N/A	N/A
Sears / Sears Auto Center	CC/Caa2/CCC+	113,517					$123	N/A	N/A

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Tenant NSRF and % of NSFR are based on the underwritten rent roll.

(3)	Tenant NRSF and Sales PSF for the Non-Collateral Anchor Tenants are as of 2016 as reported in the appraisal.

(4)	Annual U/W Base Rent includes contractual rent increases through August 2018.

(5)	Sales PSF is shown as Sales per screen (15 screens).

(6)	Main Event has an executed lease but is not expected to take occupancy until August 2018. The Mall of Louisiana Whole Loan guarantor has provided a guaranty for all outstanding landlord obligations and fifteen months of gap rent specific to Main Event.

(7)	Dillard’s / Dillard’s Men’s and Home stores have been combined for this table.

The following table presents certain information relating to the historical sales and occupancy costs at the Mall of Louisiana Property:

Historical Tenant Sales (PSF) and Occupancy Costs

Historical Tenant Sales (PSF)
	2014	2015	2016	5/31/2017 TTM	5/31/2017 TTM Occupancy Cost
Total In-Line
Comparable Sales PSF w/Apple	$557	$568	$571	$585	13.6%
Comparable Sales PSF w/o Apple	$481	$493	$488	$496	16.1%

A-3-22

MALL OF LOUISIANA

The following table presents certain information relating to the lease rollover schedule at the Mall of Louisiana Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
2017	11	27,967	3.6%	27,967	3.6%	$2,330,756	8.0%	$83.34
2018	23	82,248	10.6%	110,215	14.2%	$3,354,434	11.4%	$40.78
2019	17	165,390	21.3%	275,605	35.5%	$4,979,391	17.0%	$30.11
2020	14	43,189	5.6%	318,794	41.0%	$2,581,653	8.8%	$59.78
2021	16	60,190	7.7%	378,984	48.8%	$2,840,401	9.7%	$47.19
2022	10	32,000	4.1%	410,984	52.9%	$1,317,420	4.5%	$41.17
2023	11	39,863	5.1%	450,847	58.0%	$2,544,415	8.7%	$63.83
2024	7	32,366	4.2%	483,213	62.2%	$1,357,288	4.6%	$41.94
2025	9	58,878	7.6%	542,091	69.8%	$1,792,374	6.1%	$30.44
2026	6	88,514	11.4%	630,605	81.2%	$2,885,732	9.8%	$32.60
2027	6	11,360	1.5%	641,965	82.6%	$1,081,295	3.7%	$95.18
Thereafter	5	71,169	9.2%	713,134	91.8%	$2,249,670	7.7%	$31.61
Vacant	0	63,655	8.2%	776,789	100.0%	$0	0.0%	$0.00
Total/Wtd. Avg.	135	776,789	100.0%			$29,314,830	100.0%	$41.11

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination or contraction options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Mall of Louisiana Property:

Historical Occupancy

12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	6/30/2017(2)
96.5%	96.6%	94.4%	91.8%

(1)	Information obtained from the Mall of Louisiana Borrower and includes temporary tenants.

(2)	Information obtained from the underwritten rent roll and includes Main Event (6.0% of NRA) which has a signed lease but is not expected to take occupancy until August 2018 and excludes temporary tenants.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Mall of Louisiana Property:

Cash Flow Analysis

	2014	2015	2016	TTM 4/30/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(1)	$27,008,300	$27,841,212	$28,448,668	$28,641,673	$30,002,849(2)	69.4%	$38.62
Grossed Up Vacant Space	0	0	0	0	3,395,375	7.9	4.37
Total Reimbursables	10,554,704	10,707,373	10,410,615	10,242,969	10,408,010	24.1	13.40
Specialty Leasing	3,089,790	3,046,453	3,044,110	2,921,431	2,956,431	6.8	3.81
Other Income(3)	402,762	384,936	331,822	399,049	384,049	0.9	0.49
Less Vacancy & Credit Loss	0	0	0	0	(3,931,479)	(9.1)	(5.06)
Effective Gross Income	$41,055,555	$41,979,974	$42,235,214	$42,205,123	$43,215,234	100.0%	$55.63
							0.00
Total Operating Expenses	7,514,389	7,399,438	7,196,737	7,209,498	7,152,311	16.6	9.21
Net Operating Income	$33,541,166	$34,580,536	$35,038,477	$34,995,624	$36,062,923	83.4%	$46.43

TI/LC	0	0	0	0	1,473,928	3.4	1.90
Capital Expenditures	0	0	0	0	155,358	0.4	0.20
Net Cash Flow	$33,541,166	$34,580,536	$35,038,477	$34,995,624	$34,433,637	79.7%	$44.33

NOI DSCR(4)	1.80x	1.86x	1.89x	1.88x	1.94x
NCF DSCR(4)	1.80x	1.86x	1.89x	1.88x	1.85x
NOI DY(4)	10.3%	10.6%	10.8%	10.8%	11.1%
NCF DY(4)	10.3%	10.6%	10.8%	10.8%	10.6%

(1)	Base Rent includes percentage rent.

(2)	U/W Base Rent includes all tenants with signed leases and contractual rent steps through August 2018.

(3)	Other Income includes carousel revenue, rebates, and miscellaneous non-rental income.

(4)	Based on the Mall of Louisiana Whole Loan amount of $325,000,000.

A-3-23

MALL OF LOUISIANA

Appraisal. As of the appraisal valuation date of June 23, 2017, the Mall of Louisiana Property had an “as-is” appraised value of $570,000,000.

Environmental Matters. According to the Phase I environmental report dated July 24, 2017, there was no evidence of any recognized environmental conditions at the Mall of Louisiana Property.

Market Overview and Competition. The Mall of Louisiana Property is located in East Baton Rouge Parish within the greater Baton Rouge metropolitan statistical area (“MSA”) of Louisiana. The Mall of Louisiana Property is located approximately six miles southeast of the Baton Rouge central business district, immediately south of Interstate 10, which connects to Interstate 12 approximately three miles north and connects to the New Orleans metropolitan area to the southeast. East Baton Rouge Parish includes the City of Baton Rouge and other established neighborhoods including Mid-City, the Garden District and Spanish Town, and is home of the capital of Louisiana, Louisiana State University, Southern University and Baton Rouge Community College. There are two hospitals located within approximately two miles of the Mall of Louisiana Property: Baton Rouge General Medical Center and Our Lady of the Lake Regional Medical Center. East Baton Rouge Parish’s top employers include Turner Industries Group LLC (9,875 employees), LSU System (6,250 employees), Performance Contractors (5,500 employees), Our Lady of the Lake Regional Medical Center (4,500 employees) and ExxonMobil (4,214 employees). IBM recently developed a $55 million office and residential building in downtown Baton Rouge and has committed to maintain 800 new jobs through 2023 in downtown Baton Rouge. The Baton Rouge MSA had a 2016 unemployment rate of 5.2% continuing year over year declines since 2011.

According to the appraisal, the primary trade area for the Mall of Louisiana Property encompasses an approximately fifteen-mile radius. The estimated 2016 population within a five-, ten- and fifteen-mile radius around the Mall of Louisiana Property was 169,831, 406,664 and 603,052, respectively. The estimated 2016 average household income within the same radii was $90,572, $76,294 and $74,587, respectively. The 2016 fifteen-mile radius population and average household income reflects a compound annual growth rate from 2000-2016 of 1.0% and 2.4%, respectively. Estimated 2016 average retail sales per household within a fifteen-mile radius of the Mall of Louisiana Property was $48,449.

The Mall of Louisiana Property is located in the Baton Rouge retail market which had 2017 first quarter-end average asking rents of $11.32 per square foot and a vacancy rate of 4.5%, a 1.3% decrease from the first quarter-end 2016, with only 11,581 square feet vacant in the market. There are currently six lifestyle centers and regional malls in the Baton Rouge retail market with 2017 first quarter-end average asking rents of $19.61 per square foot and a vacancy rate of 8.6%, a 1.7% decrease from the first quarter-end 2016, with 74,739 square feet of positive absorption. There is no proposed new competitive supply noted by the appraisal.

The following table presents certain information relating to competitive properties for the Mall of Louisiana Property:

Competitive Properties(1)

Property / Location	Property Type	Year Built/ Renovated	Total GLA (SF)	Est. Sales PSF	Occupancy	Distance	Major/Anchor Tenants
Mall of Louisiana Baton Rouge, LA	Super Regional Mall	1997/2008	776,789(1)	$585(1)(2)	91.8%(1)(3)	--	Dillard’s (non-collateral), Dillard’s Men’s (non-collateral), JC Penney (non-collateral), Macy’s (non-collateral), Sears (non-collateral), AMC Theatres

Perkins Rowe Baton Rouge, LA	Lifestyle Center	2006/N/A	749,300	$420	85%	1.5 miles	Cinemark, LA Fitness, Barnes & Noble, Fresh Market

Town Center at Cedar Lodge Baton Rouge, LA	Lifestyle Center	2007/N/A	410,000	$400	98%	5.0 miles	Whole Foods, Books A Million, LOFT, Gap

Siegen Lane Marketplace Baton Rouge, LA	Power Center	1994/2002	462,150	N/A	100%	3.0 miles	Walmart, Lowes, Bed Bath Beyond, TJMaxx

Cortana Mall(4) Baton Rouge, LA	Super Regional Mall	1976/2010	1,360,000	$250	30%	6.5 miles	Dillard’s, JC Penney

(1)	Information obtained from the appraisal and underwritten rent roll for the subject collateral. Total GLA, Est. Sales PSF and Occupancy are shown for the collateral portion of the Mall of Louisiana.

(2)	Comparable inline sales shown as of May 2017. Comparable inline sales excluding Apple for that period were $496 per square foot.

(3)	Occupancy as of June 30, 2017 and includes Main Event (6.0% of NRA) which has a signed lease but is not expected to take occupancy until August 2018 and excludes temporary tenants. The Mall of Louisiana Whole Loan guarantor has provided a guaranty for all outstanding landlord obligations and fifteen months of gap rent specific to Main Event.

(4)	Cortana Mall is the only other enclosed shopping mall in Baton Rouge. Only two of the six anchor units at Cortana Mall are currently occupied and approximately 45 of 110 inline stores are occupied.

A-3-24

MALL OF LOUISIANA

The Borrower. The borrowers are Mall of Louisiana, LLC and Mall of Louisiana Land, LLC (individually and collectively, the “Mall of Louisiana Borrower”), each a single-purpose Delaware limited liability company, with at least two independent directors. Legal counsel to the Mall of Louisiana Borrower delivered a non-consolidation opinion in connection with the origination of the Mall of Louisiana Whole Loan.

The Sponsor. The loan sponsor and nonrecourse carveout guarantor is GGP Real Estate Holding I, Inc., wholly owned by GGP Inc. GGP Inc. (NYSE: GGP) is an S&P 500 company focused exclusively on owning, managing, leasing and redeveloping retail properties throughout the United States. GGP Inc.’s portfolio as of March 2017 included 127 properties (121 million square feet) in 40 states with an enterprise value of approximately $39 billion. See “Description of the Mortgage Pool— Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

GGP Real Estate Holding I, Inc. has provided a guaranty for payment of $1,726,914 in unfunded tenant allowances for ten various tenants and a guaranty related to the tenant Main Event for payment of $8,519,922 comprised of unfunded tenant allowances ($3,986,500), landlord work ($3,067,797) and gap rent ($1,465,625).

Escrows. During a Trigger Period (as defined below), unless there are sufficient funds in the lockbox account to make the deposits, the Mall of Louisiana Borrower is required to deposit monthly (i) 1/12th of the estimated annual real estate taxes and 1/12th of the estimated annual insurance premiums (unless the Mall of Louisiana Property is covered by a blanket insurance policy and the premiums for the blanket policy are prepaid for at least one year in advance), (ii) $12,931 to a replacement reserve subject to a cap of $155,169 and (iii) $129,308 to a tenant improvement and leasing commissions reserve subject to a cap of $1,551,690.

A “Trigger Period” will commence upon (i) an event of default or (ii) the debt service coverage ratio being less than 1.15x. A Trigger Period will end upon (i) the cure or waiver of the event of default and (ii) the debt service coverage ratio being equal to or greater than 1.15x.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Mall of Louisiana Whole Loan. Funds deposited to the lockbox will be swept daily to the Mall of Louisiana Borrower’s operating account unless a Trigger Period exists. During a Trigger Period, funds in the lockbox are required to be transferred daily to a cash management account under the sole control of the lender for the payment of, among other things, debt service, monthly escrows and operating expenses with all excess cash being deposited to an excess cash reserve to be held as additional security for the Mall of Louisiana Whole Loan.

Property Management. The Mall of Louisiana Property is managed by an affiliate of the Mall of Louisiana Borrower.

Assumption. The Mall of Louisiana Borrower has the right to transfer the Mall of Louisiana Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the Mall of Louisiana Property will be managed by a qualifying manager; (iii) a replacement guarantor has assumed the obligations of the Mall of Louisiana Whole Loan guarantor; (iv) the lender has received a non-consolidation opinion; and (v) the transferee is a qualified transferee.

Partial Release. The Mall of Louisiana Borrower may obtain the release of any vacant, non-income producing, unimproved parcel or outlot (including “air rights” parcels), any expansion parcel or the Picardy Street Extension Parcel (as defined below) in connection with a transfer to a person other than a person owned or controlled by the Mall of Louisiana Borrower, provided among other conditions that the following are satisfied: (i) no event of default has occurred and is continuing, and (ii)(A) as it relates to any parcel release other than an expansion parcel release: (a) the lender receives evidence that the parcel is not necessary for the operation of the Mall of Louisiana Property and that it may be readily separated from the Mall of Louisiana Property without material diminution of the value of the Mall of Louisiana Property, (b) lender receives rating agency confirmation (except with respect to a release of the Picardy Street Expansion Parcel so long as it remains vacant, non-income producing and unimproved), (c) the loan to value ratio for the remaining property is less than or equal to 125% provided that the Mall of Louisiana Borrower may prepay the Mall of Louisiana Whole Loan and pay the associated yield maintenance premium in order to meet the required loan to value ratio, or (B) as it relates to the release of an expansion parcel: (x) lender receives evidence that (I) during the time that the expansion parcel was a part of the Mall of Louisiana Property, any tenants that were relocated to the expansion parcel from other areas of the Mall of Louisiana Property have been replaced with tenants of comparable credit quality and paying equal or better rent than the relocated tenants or (II) to the extent existing tenants proposed to be relocated to the expansion parcel after its release, the Mall of Louisiana Borrower has entered into fully executed replacement leases with replacement tenants of comparable credit quality and on rental terms equal or better than the existing tenant, and (y) the release of the expansion parcel does not have a material adverse effect on the use or value of the Mall of Louisiana Property, the priority of the lien of the mortgage, the enforcement of the Mall of Louisiana Whole Loan documents, or the Mall of Louisiana Borrower’s ability to repay the Mall of Louisiana Whole Loan.

The “Picardy Street Extension Parcel” is the portion of land subject to the extension and/or widening of Picardy Street by the City of Baton Rouge.

Real Estate Substitution. The Mall of Louisiana Borrower may obtain the release of a vacant, non-income producing, unimproved parcel, provided among other conditions that the following are satisfied: (i) no event of default has occurred or is continuing, (ii) simultaneous with the substitution, the Mall of Louisiana Borrower acquires an exchange parcel at or adjacent to the Mall of Louisiana Property of reasonably equivalent value to the release parcel, (iii) rating agency confirmation is obtained, and (iv) the loan to value ratio immediately after the substitution is less than or equal to 125%, provided that the Mall of Louisiana Borrower may prepay the Mall of Louisiana Whole Loan and pay the associated yield maintenance premium in order to meet the required loan to value ratio.

Real Estate Expansion. The Mall of Louisiana Borrower may acquire one or more expansion parcels, provided among other conditions that the following are satisfied: (i) no event of default has occurred or is continuing, and (ii) the Mall of Louisiana Borrower acquires fee simple or leasehold interest in the expansion parcel. Any expansion parcel may be released (see “Partial Release” above.)

A-3-25

MALL OF LOUISIANA

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Mall of Louisiana Borrower is required to obtain and maintain property insurance, commercial general liability insurance and business interruption insurance that covers acts of terrorism in an amount determined by the lender in its sole discretion (but not to exceed the full replacement cost of the Mall of Louisiana Property and 18-months of business interruption insurance), provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any extension thereof or substantially similar program (“TRIPRA”) is in effect, the Mall of Louisiana Whole Loan documents provide for an annual terrorism premium cap of two times the cost of the annual premiums for property and business interruption insurance required under the related Mall of Louisiana Whole Loan documents.

A-3-26

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-27

MARKETPLACE AT MILLCREEK

Marshalls

REI
CAMP CLIMB CYCLE TRAVEL

DSW SHOE

Michaels

ROSS
DRESS FOR LESS
Stein Mart
Marshalls
MALL OF GEORGIA
Burlington
BED BATH &
BEYOND

A-3-28

MARKETPLACE AT MILLCREEK

Marketplace at Millcreek
1600-1700 Mall of Georgia Boulevard
Buford, GA 30515
Lake Lanier
Lake Lanier Islands
Lake Lanier Islands Park
Lanier Islands Pkwy.
Flowery Branch
985
13
HALL COUNTY
McEver Rd.
Atlanta Hwy.
Buford Dam Rd.
Legion Fields
Friendship Rd.
Buford
Buford Hwy.
Lanier Pkwy
Peachtree Industrial Blvd.
Buford Community Center
Office Depot Distribution Center
Thompson Mill Rd.
FORSYTH COUNTY
Cumming Hwy. NE
Sugar Hill
Bogan Rd.
Chattahoochee River
Suwanee Dam Rd.
20
Buford Crossroads
Village Square
Buford Mall
Hamilton Mill Rd.
Price Rd.
Mill Creek Crossing
Olde Atlanta Golf Course
Buford Dr.
Woodward Mill Rd.
Satellite Blvd. NE
23
The Mall of GA Crossing
Gravel Springs Rd.
Hamilton Mill Village
Mall of Georgia
85
Hamilton Mill Golf Club
Auburn Rd.
George Pierce Park
McGinnis Ferry Rd
Johns Creek
FULTON COUNTY
Suwanee
GWINNETT COUNTY
Braselton Hwy.
Rock Springs Park
Suwanee Crossroads
Old Peachtree Rd.
Chattahoochee River National Recr. Area
Horizon Village
Collins Hill Park
Collins Hill Golf Club
124
Trophy Club of Apalachee
Old Fountain Rd.
Peachtree Ridge Park
Sugarloaf Pkwy.
Duluth
TPC at Sugarloaf
Dean Rd.
Shops at Huntcrest
Suwanee Rd.
Russell Rd.
Braselton Hwy.
Hurricane Shoals Rd.
Rabbitt Hill Park
Dacula
Infinite Energy Center
Sever Rd.
Hudgens Center for the Arts
Georgia Gwinnett College
316
The Home Depot Distribution Ctr.
Sugarloaf Mills
120
University Pkwy.
Gwinnett County Airport
Duluth Hwy.
Lawrenceville Market Shopping Ctr.
29
McDaniel Farm Park
Gwinnett Technical College
River Exchange Shopping Ctr.
Crogan St.
Gwinnett Place Mall
Gwinnett Medical Center - Lawrenceville
Lawrenceville
Sugarloaf Pkwy
Atlanta 22 miles
Gainesville
Oakwood
Cumming
Milton
Alpharetta
Roswell
Sandy Springs
Dunwoody
Norcross
Doraville
Chamblee
Lilburn
Tucker
Mountain Park
Snellville
Grayson
Loganville
Monroe
Braselton
Auburn
Winder
ATLANTA

A-3-29

No. 3 – Marketplace at Millcreek

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance:	$39,600,000			Specific Property Type:	Anchored
Cut-off Date Balance:	$39,600,000			Location:	Buford, GA
% of Initial Pool Balance:	5.6%			Size:	401,947 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$98.52
Borrower:	DDRTC Marketplace at Mill Creek LLC			Year Built/Renovated:	2003/NAP
Borrower Sponsors:	DDR & TIAA-CREFF JV			Title Vesting:	Fee
Mortgage Rate:	3.820%			Property Manager:	Self-managed
Note Date:	August 14, 2017			4th Most Recent Occupancy (As of):	97.7% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	92.3% (12/31/2014)
Maturity Date:	September 11, 2027			2nd Most Recent Occupancy (As of):	100.0% (12/31/2015)
IO Period:	120 months			Most Recent Occupancy (As of):	100.0% (10/6/2016)
Loan Term (Original):	120 months			Current Occupancy (As of):	97.2% (7/6/2017)
Seasoning:	1 month
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$4,362,551 (12/31/2014)
Call Protection:	L(25),D(88),O(7)			3rd Most Recent NOI (As of):	$4,452,382 (12/31/2015)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$4,891,676 (12/31/2016)
Additional Debt:	None			Most Recent NOI (As of):	$4,913,376 (TTM 6/30/2017)
Additional Debt Type:	NAP			U/W Revenues:	$6,395,033
				U/W Expenses:	$1,669,652
				U/W NOI:	$4,725,381
				U/W NCF:	$4,251,374
				U/W NOI DSCR:	3.08x
				U/W NCF DSCR:	2.77x
Escrows and Reserves(1):				U/W NOI Debt Yield:	11.9%
				U/W NCF Debt Yield:	10.7%
Type:	Initial	Monthly	Cap (If Any)	As-Is Appraised Value:	$75,800,000
Taxes	$0	Springing	NAP	As-Is Appraisal Valuation Date:	July 9, 2017
Insurance	$0	Springing	NAP	Cut-off Date LTV Ratio:	52.2%
Replacement Reserve	$0	Springing	NAP	LTV Ratio at Maturity:	52.2%

(1)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (the “Marketplace at Millcreek Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in an anchored retail center located in Buford, Georgia (the “Marketplace at Millcreek Property”). The Marketplace at Millcreek Mortgage Loan was originated on August 14, 2017 by Wells Fargo Bank, National Association. The Marketplace at Millcreek Mortgage Loan had an original principal balance of $39,600,000, has an outstanding principal balance as of the Cut-off Date of $39,600,000 and accrues interest at an interest rate of 3.820% per annum. The Marketplace at Millcreek Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments through the term of the Marketplace at Millcreek Mortgage Loan. The Marketplace at Millcreek Mortgage Loan matures on September 11, 2027.

Following the lockout period, the borrower has the right to defease the Marketplace at Millcreek Mortgage Loan in whole, but not in part, on any date before March 11, 2027. In addition, the Marketplace at Millcreek Mortgage Loan is prepayable without penalty on or after March 11, 2027.

Sources and Uses

Sources			Uses
Original loan amount	$39,600,000	68.7%	Loan payoff(1)	$57,307,446	99.4%
Borrower sponsors’ new cash contribution	18,042,994	31.3	Closing costs	335,548	0.6
Total Sources	$57,642,994	100.0%	Total Uses	$57,642,994	100.0%

(1)	The Marketplace at Millcreek Property was previously securitized in BACM 2007-3.

A-3-30

MARKETPLACE AT MILLCREEK

The Property. The Marketplace at Millcreek Property is a 401,947 square foot anchored retail center situated on a 54.6-acre site and located in Buford, Georgia approximately 30 miles northeast of Atlanta central business district. Constructed in 2003, the Marketplace at Millcreek Property is situated directly across from the Simon-owned Mall of Georgia, which is the largest shopping mall in the state of Georgia in terms of leasable retail space, and is rated “A” by a third party research report. The Marketplace at Millcreek Property is anchored by Ross Dress for Less, Marshalls, Burlington Coat Factory (currently subleasing the Toys “R” Us space), Bed Bath & Beyond, and Stein Mart. The Marketplace at Millcreek Property is also shadow anchored by Costco, which is not part of the collateral. The remainder of the rent roll is granular with 24 tenants comprising no more than 5.9% of the net rentable area or 7.2% of the annual base rent, individually. The Marketplace at Millcreek Property contains 2,214 surface parking spaces, resulting in a parking ratio of 5.5 spaces per 1,000 square feet. As of July 6, 2017, the Marketplace at Millcreek Property was 97.2% occupied by 29 tenants. Since 2007, the Marketplace at Millcreek Property has averaged 95.4% occupancy.

The following table presents certain information relating to the tenancy at the Marketplace at Millcreek Property:

Major Tenants(1)

Tenant Name	Credit Rating (Fitch/Moody’s / S&P)(2)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF	Occupancy Cost	Lease Expiration Date

Shadow Anchor
Costco	A+/A1/A+				Shadow Anchor – Not Part of the Collateral

Anchor Tenants
Ross Dress for Less	NR/A3/A-	30,093	7.5%	$11.75	$353,593	7.2%	NAV	NAV	1/31/2023(3)
Marshalls	NR/A2/A+	30,000	7.5%	$11.00	$330,000	6.7%	$259(4)	5.6%(4)	5/31/2022(5)
Toys “R” Us(6)	CC/B3/CCC-	50,000	12.4%	$5.88(6)	$294,250(6)	6.0%	NAV	NAV	1/31/2020(7)
Stein Mart	NR/NR/NR	30,000	7.5%	$9.25	$277,500	5.6%	$135(8)	9.5%(8)	9/30/2023(9)
Bed Bath & Beyond	NR/Baa1/BBB+	33,889	8.4%	$8.00	$271,112	5.5%	NAV	NAV	1/31/2020(9)
Total Anchor Tenants		173,982	43.3%	$8.77	$1,526,455	30.9%

Major Tenants
DSW	NR/NR/NR	23,783	5.9%	$15.00	$356,745	7.2%	$174(10)	10.6%(10)	1/31/2024(11)
Michael’s	NR/NR/BB-	23,582	5.9%	$13.06	$307,981	6.2%	$189(8)	8.8%(8)	2/29/2020(11)
Cost Plus World Market	NR/Baa1/BBB+	18,225	4.5%	$16.75	$305,269	6.2%	NAV	NAV	1/31/2018(11)
Total Major Tenants		65,590	16.3%	$14.79	$969,995	19.6%

Non-Major Tenants		151,176	37.6%	$16.15	$2,441,259	49.4%

Occupied Collateral Total		390,748	97.2%	$12.64	$4,937,708	100.0%

Vacant Space		11,199	2.8%

Collateral Total		401,947	100.0%

(1)	Information obtained from the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	Ross Dress for Less has two, five-year extension option.

(4)	Sales PSF and Occupancy Costs are for the trailing twelve months as of January 31, 2017.

(5)	Marshalls has one, five-year extension option.

(6)	Toys “R” Us currently subleases its space to Burlington Coat Factory. The Annual U/W Base Rent and Annual U/W Base Rent PSF is based on the rent Toys “R” Us paying to the borrower. The appraiser concluded to a market rent of $10.00 per square foot for the Toys “R” us space, which is approximately 70% higher than the underwritten base rent. Toys “R” Us filed for Chapter 11 bankruptcy protection on or about September 19, 2017. See “Risk Factors – Risks Related to the Mortgage Loans – Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases – Tenant Bankruptcy Could Result in a Rejection of the Related Lease” in the Preliminary Prospectus..

(7)	Toys “R” Us has five, five-year extension options.

(8)	Sales PSF and Occupancy costs are for the trailing 12 months as of December 31, 2016

(9)	Tenant has four, five-year extension options.

(10)	Sales PSF and Occupancy Costs are for the trailing twelve months as of May 31, 2017.

(11)	Tenant has two, five-year extension options.

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MARKETPLACE AT MILLCREEK

The following table presents certain information relating to the lease rollover schedule at the Marketplace at Millcreek Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	1	1,473	0.4%	1,473	0.4%	$32,627	0.7%	$22.15
2017	2	33,072	8.2%	34,545	8.6%	$417,141	8.4%	$12.61
2018	1	18,225	4.5%	52,770	13.1%	$305,269	6.2%	$16.75
2019	3	24,197	6.0%	76,967	19.1%	$355,766	7.2%	$14.70
2020	9	146,662	36.5%	223,629	55.6%	$1,572,438	31.8%	$10.72
2021	2	4,611	1.1%	228,240	56.8%	$100,236	2.0%	$21.74
2022	4	40,759	10.1%	268,999	66.9%	$543,185	11.0%	$13.33
2023	2	60,093	15.0%	329,092	81.9%	$631,093	12.8%	$10.50
2024	2	29,264	7.3%	358,356	89.2%	$493,712	10.0%	$16.87
2025	1	4,787	1.2%	363,143	90.3%	$86,166	1.7%	$18.00
2026	1	23,450	5.8%	386,593	96.2%	$304,850	6.2%	$13.00
2027	0	0	0.0%	386,593	96.2%	$0	0.0%	$0.00
Thereafter	1	4,155	1.0%	390,748	97.2%	$95,226	1.9%	$22.92
Vacant	0	11,199	2.8%	401,947	100.0%	$0	0.0%	$0.00
Total/Weighted Average	29	401,947	100.0%			$4,937,708	100.0%	$12.64

(1)	Information obtained from the underwritten rent roll.

(2)	Total Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Marketplace at Millcreek Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	10/6/2016(1)	7/6/2017(2)
97.7%	92.3%	100.0%	100.0%	97.2%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at The Marketplace at Millcreek Property:

Cash Flow Analysis

	2014	2015	2016	TTM 6/30/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$4,658,124	$4,650,491	$5,102,916	$5,141,903	$5,190,468	81.2%	$12.91
Percent Rent	54,897	68,659	70,168	69,511	69,511	1.1	0.17
Total Reimbursables	1,119,345	1,107,802	1,111,941	1,096,567	1,343,158	21.0	3.34
Other Income	41,714	111,257	38,957	13,751	51,420	0.8	0.13
Less Vacancy & Credit Loss	0	0	0	0	(259,523)(1)	(4.1)	(0.65)
Effective Gross Income	$5,874,080	$5,938,209	$6,323,982	$6,321,731	$6,395,033	100.0%	$15.91

Total Operating Expenses	$1,511,529	$1,485,827	$1,432,307	$1,408,354	$1,669,652	26.1%	$4.15

Net Operating Income	$4,362,551	$4,452,382	$4,891,676	$4,913,376	$4,725,381	73.9%	$11.76
Replacement Reserves	0	0	0	0	148,720	2.3	0.37
TI/LC	0	0	0	0	325,287	5.1	0.81
Net Cash Flow	$4,362,551	$4,452,382	$4,891,676	$4,913,376	$4,251,374	66.5%	$10.58

NOI DSCR	2.84x	2.90x	3.19x	3.20x	3.08x
NCF DSCR	2.84x	2.90x	3.19x	3.20x	2.77x
NOI DY	11.0%	11.2%	12.4%	12.4%	11.9%
NCF DY	11.0%	11.2%	12.4%	12.4%	10.7%

(1)	The underwritten economic vacancy is 5.0%. Marketplace at Millcreek Property was 97.2% physically occupied as of July 6, 2017.

Appraisal. As of the appraisal valuation date of July 9, 2017, the Marketplace at Millcreek Property had an “as-is” appraised value of $75,800,000.

Market Overview and Comparable Properties. The Marketplace at Millcreek Property is located in the city of Buford, Georgia, approximately 30.0 miles northeast of the Atlanta central business district. The Marketplace at Millcreek Property is located along Buford Drive, and directly across from the Simon-owned Mall of Georgia, which is rated “A” by a third party research report. Mall of Georgia is a 1.7 million square foot super regional mall with more than 200 local, national and international stores, and is the largest shopping mall in the state of Georgia in terms of leasable retail space. The Marketplace at Millcreek Property benefits from its location along Buford Drive, which connects with Interstate 85 and Lawrenceville to the south, and Interstate 985 and Sugar Hill to

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MARKETPLACE AT MILLCREEK

the north. According to the appraisal, the surrounding neighborhood is part of the rapidly expanding commercial development along Interstate 85, and residential development is concentrated in all directions around the Marketplace at Millcreek Property. The population within the surrounding neighborhood has shown moderate growth over the past seven years and experienced substantial growth from 2000 to 2010.

According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the Marketplace at Millcreek Property was 3,145, 51,522 and 146,855, respectively; while the 2017 estimated average household income within the same radii was $78,807, $92,199 and $92,933, respectively. According to a third party market research report, the Marketplace at Millcreek Property is located within the Gwinnett Mall/Duluth submarket which contains approximately 16.9 million square feet of retail space with a 6.8% vacancy rate and an average asking rental rate of $16.03 per square foot, gross.

The following table presents certain information relating to comparable properties to the Marketplace at Millcreek Property:

Competitive Properties(1)

	Marketplace at Millcreek (Subject)	Mill Creek Station	Mill Creek Crossing	Mall of Georgia Shops	Lawrenceville Market	North Point Market Center
Location	Buford, GA	Buford, GA	Buford, GA	Buford, GA	Lawrenceville, GA	Alpharetta, GA
Distance from Subject	--	0.9 miles	1.9 miles	Adjacent	8.5 miles	21.0 miles
Year Built/Renovated	2003/NAP	2000/NAP	1998/NAP	2003/NAP	1995/NAP	1994/NAP
Anchors	Ross Dress for Less, Marshalls, Toys “R” Us, Stein Mart, Bed Bath & Beyond	NAP	Walmart, Lowes	NAP	Home Depot, Target, Hobby Lobby, AMC, Marshalls, Old Navy, PetsMart, Ross Dress for Less	Babies “R” Us, Dick’s Sporting Goods, Marshalls, Bed Bath & Beyond
Total GLA	401,947 SF(2)	35,975 SF	383,532 SF	18,430 SF	499,749 SF	427,053 SF
Total Occupancy	97.2%(2)	100.0%	99.0%	94.0%	100.0%	95.0%

(1)	Information obtained from the appraisal.

(2)	Information obtained from the underwritten rent roll.

The Borrower. The borrower is DDRTC Marketplace at Mill Creek LLC, a Delaware limited liability company and single purpose entity with one independent director. DDRTC Marketplace at Mill Creek LLC is 100.0% indirectly owned by DDRTC Core Retail Fund, LLC, a joint venture between TREA Retail Property Portfolio 2006 LLC (“TREA”), a wholly-owned subsidiary of Teachers Insurance and Annuity Association (“TIAA”) (85.0% membership interest), and DDR TC LLC, a wholly-owned subsidiary of DDR Corp. (“DDR”) (15.0% membership interest). Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Marketplace at Millcreek Mortgage Loan. DDRTC Core Retail Fund, LLC is the guarantor of certain nonrecourse carveouts under the Marketplace at Millcreek Mortgage Loan.

The Borrower Sponsors. The borrower sponsor is DDR & TIAA CREFF JV. DDR (NYSE: DDR) is a self-administered and self-managed real estate investment trust in the business of acquiring, owning, developing, redeveloping, expanding, leasing and managing shopping centers. Headquartered in Beachwood, Ohio, DDR’s shopping center portfolio features open-air, value-oriented neighborhood and community centers, mixed-use centers and lifestyle centers located in prime markets with stable populations and high-growth potential. As of February 10, 2017, DDR’s portfolio consisted of 317 shopping centers (including 152 centers owned through joint ventures) and more than 650 acres of undeveloped land (of which approximately 100 acres are owned through unconsolidated joint ventures) throughout 35 states as well as Puerto Rico (14 assets). TIAA serves approximately 5.0 million active and retired employees participating at more than 15,000 institutions and had over $938.0 billion in combined assets under management as of the first quarter of 2017. As of June 30, 2017, TIAA’s Real Estate Account had $24.8 billion in net assets.

Escrows. The loan documents do not require ongoing monthly escrows for taxes as long as (i) no event of default has occurred and is continuing and (ii) the borrower provides the lender with evidence that the Marketplace at Millcreek Property taxes have been paid. The loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing and (ii) the borrower provides the lender with evidence that the Marketplace at Millcreek Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect. The loan documents do not require ongoing monthly escrows for replacement reserves as long as (i) no event of default has occurred and is continuing, and (ii) the Marketplace at Millcreek Property is being adequately maintained as determined by the lender based on annual site inspections.

Lockbox and Cash Management. Upon the occurrence and during the continuance of a Cash Trap Event Period (as defined below), the borrower will be required to establish a lender-controlled lockbox account and direct all tenants to deposit all rents directly into such lockbox account. Additionally, all revenues and other monies received by the borrower or property manager relating to the Marketplace at Millcreek Property are required to be deposited into the lockbox account within one business day of receipt. During a Cash Trap Event Period, all excess cash flow after payment of all sums due and payable under the Marketplace at Millcreek Mortgage Loan documents and all operating expenses will be retained by the lender as additional collateral.

A “Cash Trap Event Period” means the occurrence of (i) an event of default or (ii) the trailing 12-month net operating income (“NOI”) debt yield falling below 7.75% for two consecutive calendar quarters. A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default, and with respect to clause (ii), upon the trailing 12-month NOI debt yield being greater than or equal to 8.25% for two consecutive calendar quarters.

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MARKETPLACE AT MILLCREEK

In lieu of a cash flow sweep, the borrower may provide a letter of credit, or a guaranty from DDRTC Core Retail Fund, LLC, or post cash, equal to an amount that would have otherwise been swept in a cash flow sweep event, but not less than the amount swept assuming an NOI that yields a 7.75% NOI debt yield, refreshed annually on the anniversary of the trigger event.

Property Management. The Marketplace at Millcreek Property is managed by an affiliate of the borrower.

Assumption. The borrower has the two-time right to transfer the Marketplace at Millcreek Property provided that certain conditions are satisfied, including (i) no event of default under the Marketplace at Millcreek Mortgage Loan documents has occurred and is continuing; (ii) in the event that in connection with such transfer, the manager will not thereafter continue to manage the Marketplace at Millcreek Property, then a replacement management agreement with a qualified manager must be executed acceptable to lender; (iii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iv) if requested by lender, rating agency confirmation from Fitch, KBRA and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the WFCM 2017-C40 certificates.

Partial Release. Not permitted

Real Estate Substitution. Not permitted

Subordinate and Mezzanine Indebtedness. Not permitted

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Marketplace at Millcreek Property, as well as business interruption insurance covering no less than an amount equal to 100% of the projected gross income from the Marketplace at Millcreek Property on an actual loss sustained basis for a period beginning on the date of business interruption and continuing until the restoration of the Marketplace at Millcreek Property is completed, or the 18-month period following the occurrence of a casualty event, together with a twelve-month extended period of indemnity.

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SAVA HOLDINGS IHG PORTFOLIO

CANDLEWOOD
SUITES

Candlewood Suites DFW South

Holiday Inn DFW Airport South

STAYBRIDGE
SUITES

Staybridge Suites Plano

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SAVA HOLDINGS IHG PORTFOLIO

Grapevine
Dallas - Fort Worth Intl. Airport
International Pkwy
TARRANT COUNTY
Euless
DALLAS
Las Colinas
IRVING
Airport Frwy
FORT WORTH
ARLINGTON
Grand Prairie
Downtown Irving
DALLAS COUNTY
TRINITY RIVER EXPRESS
Turnpike
Pres. G. Bush

SAVA Holdings IHG Portfolio

1 Candlewood Suites DFW South	Fort Worth, TX
2 Holiday Inn DFW Airport South	Fort Worth, TX
3 Staybridge Suites Plano	Plano, TX

Park Blvd
Downtown Plano
COLLIN COUNTY
Bob Woodruff Park
PLANO
Plano Pkwy
Pres. George Bush Tpke
Far North Dallas
Richardson
Campbell Rd
DALLAS
DALLAS COUNTY
GARLAND
DFW Chinatown

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No. 4 – SAVA Holdings IHG Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Rialto Mortgage Finance, LLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Hospitality
Original Principal Balance:	$37,000,000			Specific Property Type:	Various
Cut-off Date Balance:	$37,000,000			Location:	Various
% of Initial Pool Balance:	5.2%			Size:	429 Rooms
Loan Purpose:	Refinance			Cut-off Date Balance Per Room:	$86,247
Borrower Name:	Four2nine Holdings, LLC			Year Built/Renovated:	Various
Borrower Sponsor:	Suhas S. Naik			Title Vesting:	Fee
Mortgage Rate:	5.0100%			Property Manager:	Self-managed
				4th Most Recent Occupancy (As of):	NAV
Note Date:	August 31, 2017			3rd Most Recent Occupancy (As of):	85.3% (12/31/2014)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	87.0% (12/31/2015)
Maturity Date:	September 6, 2027			Most Recent Occupancy (As of):	90.0% (12/31/2016)
IO Period:	24 months			Current Occupancy (As of):	89.9% (TTM 7/31/2017)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months			4th Most Recent NOI (As of):	$4,047,326 (12/31/2014)
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$4,712,578 (12/31/2015)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$5,180,258 (12/31/2016)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of):	$5,226,587 (TTM 7/31/2017)
Lockbox Type:	Hard/Upfront Cash Management
Additional Debt:	None			U/W Revenues:	$13,439,151
Additional Debt Type:	NAP			U/W Expenses:	$8,261,742
				U/W NOI:	$5,177,409
				U/W NCF:	$4,639,843
				U/W NOI DSCR:	2.17x
Escrows and Reserves(1):				U/W NCF DSCR:	1.94x
				U/W NOI Debt Yield:	14.0%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	12.5%
Taxes	$470,193	$49,756	NAP	As-Is Appraised Value(2):	$64,900,000
Insurance	$96,409	Springing	NAP	As-Is Appraisal Valuation Dates:	Various
FF&E	$0	$44,797	NAP	Cut-off Date LTV Ratio(2):	57.0%
PIP Reserve	$4,507,400	NAP	NAP	LTV Ratio at Maturity or ARD:	49.3%
Seasonality Reserve	$67,129	Springing	NAP

(1)	See “Escrows” section.

(2)	See “Appraisal” section.

The Mortgage Loan. The mortgage loan (the “SAVA Holdings IHG Portfolio Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering three select service hotel properties located in Fort Worth, Texas and Plano, Texas (the “SAVA Holdings IHG Portfolio Properties”). The SAVA Holdings IHG Porfolio Mortgage Loan was originated on August 31, 2017 by Rialto Mortgage Finance, LLC. The SAVA Holdings IHG Portfolio Mortgage Loan had an original principal balance of $37,000,000, has an outstanding principal balance as of the Cut-off Date of $37,000,000 and accrues interest at an interest rate of 5.0100% per annum. The SAVA Holdings IHG Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of interest-only for the first 24 payments following origination and thereafter requires payments of principal and interest based on a 30-year amortization schedule. The SAVA Holdings IHG Portfolio Mortgage Loan matures on September 6, 2027.

Following the lockout period, the borrower has the right to defease the SAVA Holdings IHG Portfolio Mortgage Loan in whole, and in part (see “Partial Release” section), on any date before June 6, 2027. In addition, the SAVA Holdings IHG Portfolio Mortgage Loan is prepayable without penalty on or after June 6, 2027.

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SAVA HOLDINGS IHG PORTFOLIO

Sources and Uses

Sources			Uses
Original loan amount	$37,000,000	80.4%	Loan payoff	$28,476,419	61.9%
Borrower sponsor’s new cash contribution	9,014,365	19.6	Reserves	5,141,131	11.2
			Closing Costs	1,104,469	2.4
			Membership Buyout(1)	11,292,346	24.5
Total Sources	$46,014,365	100.0%	Total Uses	$46,014,365	100.0%

(1)	$11.29 million was used to buy out a previous member and admit a new preferred member of indirect equity, who contributed the borrower sponsor’s new cash contribution at the Sava Holdings IHG Portfolio Mortgage Loan origination.

The Properties. The SAVA Holdings IHG Portfolio Properties are comprised of one extended stay hotel, one select service hotel and one limited service hotel built between 2007 and 2008 totaling 429 rooms that as of July 31, 2017, were 89.9% occupied with individual hotel occupancies ranging from 85.4% to 94.7%.

The following table presents certain information relating to the unit mix of the SAVA Holdings IHG Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy	Year Built/Renovated	No. of Units	Appraised Value(1)	Allocated Cut-off Date LTV
Candlewood Suites DFW South	$13,000,000	35.1%	94.7%	2007/NAP	174	$25,800,000	50.4%
Holiday Inn DFW Airport South	$12,000,000	32.4%	85.4%	2008/NAP	143	$19,100,000	62.8%
Staybridge Suites Plano	$12,000,000	32.4%	88.1%	2007/NAP	112	$20,000,000	60.0%
Total/Weighted Average	$37,000,000	100.0%	89.9%		429	$64,900,000	57.0%

(1)	The Appraised Value for the Candlewood Suites DFW South property and the Staybridge Suites Plano property is based on the “as complete” value. See “Appraisal” section.

Candlewood Suites DFW South

The Candlewood Suites DFW South property is a 174-room, four-story, extended-stay hotel located in Fort Worth, Texas. The Candlewood Suites DFW South property is situated on a 4.3-acre lot and has 140 parking spaces, resulting in a parking ratio of approximately 0.8 spaces per room. The Candlewood Suites DFW South property opened in 2007. The Candlewood Suites DFW South property largely accommodates training programs for American Airlines, as 100 of the 174 rooms are under contract by American Airlines Group since the hotel’s opening. The most recent contract with American Airlines Group has a three-year term for the period of November 1, 2017 through October 31, 2020. The Candlewood Suites DFW South property has a required property improvement plan (“PIP”) to be completed from 2017 through 2019 at an estimated cost of $1,113,853 ($6,401 per room), for which $1,280,931 ($7,362 per room) was reserved upfront.

The Candlewood Suites DFW South property guestroom configuration includes 158 studio suites and 16 one-bedroom suites. Guestroom amenities include a kitchenette, a refrigerator, a coffeemaker and a safe. Other amenities include a large fitness room, lobby workstation, market pantry, lending locker, guest laundry area and an outdoor patio and barbecue area. The Candlewood Suites DFW South property also provides an 800 square foot meeting room.

The franchise agreement expires June 8, 2032.

Holiday Inn DFW Airport South

The Holiday Inn DFW Airport South property is a 143-room, six-story select-service hotel located in Fort Worth, Texas. The Holiday Inn DFW Airport South property is situated on a 3.0-acre lot and has 145 parking spaces, resulting in a parking ratio of approximately 1.0 space per room. The Holiday Inn DFW Airport South property opened in 2008. The Holiday Inn DFW Airport South Property has a required property improvement plan (“PIP”) to be completed in 2019 at an estimated cost of $1,395,863 ($9,761 per room), for which $1,605,242 ($11,225 per room) was reserved upfront.

The Holiday Inn DFW Airport South property guestroom configuration includes 84 king rooms, 49 double-queen rooms and 10 one-bedroom suites. Guest room amenities include a mini-refrigerator, microwave, coffeemaker and a safe. The Holiday Inn DFW Airport South property features a market pantry and One Bar & Bistro restaurant with seating capacity of 90. Other amenities include a fitness center, business center, outdoor swimming pool, and guest laundry area and airport/local shuttle. The Holiday Inn DFW Airport South property also provides two meeting rooms, a 2,100 square foot meeting room that can be divided into three separate rooms and a 350 square foot meeting room.

The franchise agreement expires November 5, 2018. The sponsor is in process of extending the franchise agreement for a period of 15 years. The SAVA Holdings IHG Portfolio Mortgage Loan will be full recourse if the franchise agreement is not renewed or is terminated for any reason.

Staybridge Suites Plano

The Staybridge Suites Plano property is a 112-room, four-story, limited-service hotel located in Plano, Texas. The Staybridge Suites Plano property is situated on a 2.6-acre lot and has 114 parking spaces, resulting in a parking ratio of 1.0 space per room. The Staybridge Suites Plano property opened in 2007. The Staybridge Suites Plano property has a required property improvement plan

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(“PIP”) to be completed in 2018 and 2019 at an estimated cost of $1,409,763 ($12,587 per room), for which $1,621,227 ($14,475 per room) was reserved upfront.

The Staybridge Suites Plano property guestroom configuration includes 62 queen rooms, 25 one-bedroom suites, 10 king rooms, eight double rooms and seven two-bedroom suites. Guest room amenities include a mini-kitchen equipped with a refrigerator, dishwasher, a two-burner stove, a microwave and a coffeemaker. The Staybridge Suites Plano property features a market pantry and a 40-seat complimentary services area which serves daily complimentary breakfast and a complimentary evening manager’s reception Monday-Wednesday. Other amenities include an indoor swimming pool and whirlpool, fitness room, guest laundry area, business center, a sport court, outdoor patio and barbecue area and guest storage rooms. The Staybridge Suites Plano property also provides a 1,200 square foot meeting room and a 240 square foot meeting room.

The franchise agreement expires March 19, 2032.

2017 Accommodated Room Night Demand(1)

Property	Commercial	Group	Contract	Leisure	Extended Stay
Candlewood Suites DFW South	15%	0%	15%	10%	60%
Holiday Inn DFW Airport South	50%	10%	10%	30%	0%
Staybridge Suites Plano	25%	10%	0%	15%	50%

(1)	Information obtained from the appraisals dated from May 22, 2017 through May 23, 2017.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the SAVA Holdings IHG Portfolio Properties:

Cash Flow Analysis

	2014	2015	2016	TTM 7/31/2017	U/W	% of U/W Total Revenue	U/W $ per Room(1)
Occupancy	85.3%	87.0%	90.0%	89.9%	86.2%
ADR	$82.31	$86.35	$88.78	$89.50	$93.31
RevPAR	$70.19	$75.11	$79.90	$80.44	$80.44

Room Revenue	$10,990,667	$11,761,635	$12,511,152	$12,595,275	$12,595,275	93.7%	$29,360
F&B Revenue	560,309	638,151	613,577	641,835	641,835	4.8	1,496
Other Revenue(2)	228,285	219,209	200,442	202,041	202,041	1.5	471
Total Department Expenses	3,222,916	3,349,047	3,439,892	3,399,181	3,399,181	25.3	7,923
Gross Operating Profit	$8,556,345	$9,269,948	$9,885,279	$10,039,970	$10,039,970	74.7%	$23,403

Total Undistributed Expenses	3,879,861	3,925,622	4,026,167	4,127,633	4,127,763	30.7	9,622
Profit Before Fixed Charges	$4,676,484	$5,344,326	$5,859,112	$5,912,337	$5,912,207	44.0%	$13,781

Total Fixed Charges	629,158	631,748	678,854	685,750	734,798	5.5	1,713

Net Operating Income	$4,047,326	$4,712,578	$5,180,258	$5,226,587	$5,177,409	38.5%	$12,069
FF&E	0	0	0	0	537,566	4.0	1,253
Net Cash Flow	$4,047,326	$4,712,578	$5,180,258	$5,226,587	$4,639,843	34.5%	$10,815

NOI DSCR	1.70x	1.97x	2.17x	2.19x	2.17x
NCF DSCR	1.70x	1.97x	2.17x	2.19x	1.94x
NOI DY	10.9%	12.7%	14.0%	14.1%	14.0%
NCF DY	10.9%	12.7%	14.0%	14.1%	12.5%

(1)	Based on 429 rooms.

(2)	Other Revenue consists of revenue from meeting rooms, sundry shop, telephone, and guest laundry.

Appraisal. As of the appraisal valuation dates of May 9, 2017 through May 10, 2017, the SAVA Holdings IHG Portfolio Properties had a portfolio aggregate “as-is” appraised value of $59,400,000. The appraiser also concluded a portfolio aggregate “when complete” appraised value of $67,800,000 for the SAVA Holdings IHG Portfolio Properties as of June 1, 2018. For purposes of calculating the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD, the “as-is” value of $19,100,000 was used for the Holiday Inn DFW Airport South property and “as-complete” values of $25,800,000 and $20,000,000 for the Candlewood Suites DFW South property and Staybridge Suites Plano property, respectively, were used. Based on the “as-is” appraised value of each of the individual Mortgaged Properties, the Cut-off Date LTV Ratio and LTV Ratio at Maturity, based on the sum of each individual “as-is” value (which value is $59,400,000), are 62.3% and 53.9%, respectively.

Environmental Matters. According to Phase I environmental assessments, each dated May 5, 2017, there was no evidence of any recognized environmental conditions at the SAVA Holdings IHG Portfolio Properties.

Market Overview and Competition. The SAVA Holdings IHG Portfolio Properties are located in two diverse markets.

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Candlewood Suites DFW South

The Candlewood Suites DFW South property is located in Fort Worth, Tarrant County, Texas, within the Dallas-Fort Worth, TX-OK metropolitan statistical area. Arlington is the seventh-largest city in Texas and is located twelve miles east of Downtown Fort Worth and 20 miles west of Downtown Dallas. Major employers include AMR/American Airlines, Lockheed Martin, Fort Worth Independent School District, Texas Health Resources, NAS-Fort Worth-JRB and Arlington Independent School District. Other businesses in the area include Globe Life Park in Arlington, Six Flags Over Texas, Six Flags Hurricane Harbor, The University of Texas at Arlington, and the AT&T Stadium. According to the appraisal, the 2017 estimated population within a one-, three-, and five-mile radius of the Candlewood Suites DFW South property was 9,459, 67,930, and 233,065, respectively. The estimated average household income within the same radii is $55,620, $64,366, and $70,032.

Primary regional access routes serving the Dallas/Fort Worth Metroplex include Interstates 20, 30, 35, and 45, as well as U.S. Highways 67, 75, and 287. Interstate 20 traverses the southern sector of the metro area and extends to such cities as Abilene and Midland to the west and Shreveport, Louisiana to the east. Interstate 30 commences in west Fort Worth and, after serving as a major east/west route through the metro area, extends in a northeasterly direction to Greenville and Texarkana. Interstate 35, which divides into eastern and western sections when passing through the respective Dallas and Fort Worth metro areas, provides access to Oklahoma City to the north and Austin and San Antonio to the south. Interstate 45 commences near Downtown Dallas and extends in a southeasterly direction, providing access to the Houston metropolitan area. Primary access to the Candlewood Suites DFW South property is provided by Reggis Court. Access is also available from Center Station Drive. The Candlewood Suites DFW South property is located near the intersection of State Highways 360 and 183, which are the nearest major highways. Overall, the Candlewood Suites DFW South property benefits from very good accessibility and good visibility attributes. The Candlewood Suites DFW South property’s neighborhood is generally defined by State Highway 183 to the north, State Highway 161 to the east, the DART rail lines to the south, and State Highway 360 to the west. The neighborhood is characterized by quick-service restaurants, hotels, office buildings, and multi-family housing. Other businesses and entities in the area include Bank of America mortgage call center, Kubota Tractor Corporation, AT&T Stadium and Six Flags Over Texas. In addition, American Airlines operation center is located just west of the Candlewood Suites DFW South property’s neighborhood. Restaurants located near the Candlewood Suites DFW South property include Taco Bell, McDonald’s, and Starbucks. Hotels near the Candlewood Suites DFW South property include Hampton Inn & Suites, Candlewood Suites, and Marriott.

Holiday Inn DFW Airport South

The Holiday Inn DFW Airport South property is located in Fort Worth, Tarrant County, Texas, within the Dallas-Fort Worth, TX-OK metropolitan statistical area. Arlington is the seventh-largest city in Texas and is located twelve miles east of Downtown Fort Worth and 20 miles west of Downtown Dallas. Major employers include AMR/American Airlines, Lockheed Martin, Fort Worth Independent School District, Texas Health Resources, NAS-Fort Worth-JRB and Arlington Independent School District. Oher businesses in the area include Globe Life Park in Arlington, Six Flags Over Texas, Six Flags Hurricane Harbor, The University of Texas at Arlington, and the AT&T Stadium. According to the appraisal, the 2017 estimated population within a one-, three-, and five-mile radius of the Holiday Inn DFW Airport South property was 7,777, 69,003 and 236,953, respectively. The estimated average household income within the same radii is $56,409, $64,237, and $69,446.

Primary regional access routes serving the Dallas/Fort Worth Metroplex include Interstates 20, 30, 35, and 45, as well as U.S. Highways 67, 75, and 287. Interstate 20 traverses the southern sector of the metro area and extends to such cities as Abilene and Midland to the west and Shreveport, Louisiana to the east. Interstate 30 commences in west Fort Worth and, after serving as a major east/west route through the metro area, extends in a northeasterly direction to Greenville and Texarkana. Interstate 35, which divides into eastern and western sections when passing through the respective Dallas and Fort Worth metro areas, provides access to Oklahoma City to the north and Austin and San Antonio to the south. Interstate 45 commences near Downtown Dallas and extends in a southeasterly direction, providing access to the Houston metropolitan area. Primary access to the Holiday Inn DFW Airport South property is provided by Center Station Drive. Access is also available from Centreport Drive. The Holiday Inn DFW Airport South property is located near a busy intersection and is relatively simple to locate from State Highways 360 and 183, which are the nearest major highways. Overall, the Holiday Inn DFW Airport South property benefits from very good accessibility and good visibility attributes. The Holiday Inn DFW Airport South property’s neighborhood is generally defined by State Highway 183 to the north, State Highway 161 to the east, the DART rail lines to the south, and State Highway 360 to the west. The neighborhood is characterized by quick-service restaurants, hotels, office buildings, and multi-family housing. Other businesses and entities in the area include AMR corporate headquarters, Bank of America mortgage call center, Kubota Tractor Corporation, AT&T Stadium and Six Flags Over Texas. In addition, American Airlines operation center is located just west of the Holiday Inn DFW Airport South property’s neighborhood. Restaurants located near the Holiday Inn DFW Airport South property include Taco Bell, McDonald’s, and Starbucks. Hotels near the Holiday Inn DFW Airport South property include Hampton Inn & Suites, Candlewood Suites, and Marriott.

Staybridge Suites Plano

The Staybridge Suites Plano property is located in Plano, Collin County, Texas, within the Dallas-Fort Worth-Arlington, TX metropolitan statistical area. Plano is located between the suburbs of Richardson and Frisco. The area features a unique combination of office towers, upscale shopping, urban residential communities, and restaurants. This region is home to a multitude of global corporate headquarters and technology-related companies. Major employers include Plano ISD, Capital One Finance, Bank of America Home Loans, HP Enterprise Services, and Ericsson. Other businesses in the greater Plano area include J.C. Penney Company, Dr. Pepper Snapple Group (DPS), and Frito-Lay, PepsiCo, FedEx, Toyota Motor Company. According to the appraisal, the 2017 estimated population within a one-, three-, and five-mile radius of the Staybridge Suites Plano property was 8,196, 119,999 and 342,337, respectively. The estimated average household income within the same radii is $66,089, $106,940 and $102,318.

Primary regional access routes serving the Dallas/Fort Worth Metroplex include Interstates 20, 30, 35, and 45, as well as U.S. Highways 67, 75, and 287. Interstate 20 traverses the southern sector of the metro area and extends to such cities as Abilene and

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Midland to the west and Shreveport, Louisiana, to the east. Interstate 30 commences in west Fort Worth and, after serving as a major east/west route through the metro area, extends in a northeasterly direction to Greenville and Texarkana. Interstate 35, which divides into eastern and western sections when passing through the respective Dallas and Fort Worth metro areas. Interstate 45 commences near Downtown Dallas and extends in a southeasterly direction, providing access to the Houston metropolitan area. Primary access to the Staybridge Suites Plano property is provided by Silverglen Drive. The Staybridge Suites Plano property is located near a major north/south arterial in Plano and is accessible via the Dallas North Tollway, U.S. Highway 75, and President George Bush Turnpike. The Staybridge Suites Plano property is served by the Dallas/Fort Worth International Airport and Dallas Love Field airport, which is located approximately 14 miles to the southwest approximately eleven miles southwest of the hotel, respectively. The Staybridge Suites Plano property’s neighborhood is generally defined by Park Boulevard to the north, Dallas North Tollway to the west, Campbell Road to the south, and Custer Road to the east. The neighborhood is characterized by restaurants, hospitals, office buildings, higher-education institutions, apartment complexes, single-family homes, and retail shopping centers. Other businesses and entities in the area include Atmos Energy, Collin County Community College, The University of Texas at Dallas, and Baylor Scott & White Medical Center - Plano. Restaurants located near the Staybridge Suites Plano property include Cafe Brazil, Geisha Steak & Sushi, and McDonald’s. Hotels near the Staybridge Suites Plano property include the existing Hilton Garden Inn Dallas/Richardson and a Residence Inn by Marriott which is under construction.

The following tables present certain information relating to the SAVA Holdings IHG Portfolio Properties historical occupancy, ADR RevPAR and penetration rates:

Historical Occupancy, ADR and RevPAR(1)

	TTM July 2015			TTM July 2016			TTM July 2017
Property	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Candlewood Suites DFW South	92.6%	$61.62	$57.07	93.0%	$64.52	$59.99	94.3%	$67.41	$63.57
Holiday Inn DFW Airport South	77.9%	$103.71	$80.76	85.2%	$101.60	$86.55	85.4%	$102.66	$87.66
Staybridge Suites Plano	83.1%	$104.79	$87.08	86.9%	$109.84	$95.41	88.1%	$111.15	$97.95

(1)	Information obtained from a third party hospitality research report dated August 16, 2017.

Historical Penetration Rates(1)

	TTM July 2015			TTM July 2016			TTM July 2017
Property	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Candlewood Suites DFW South	135.6%	68.6%	93.0%	121.9%	69.0%	84.1%	121.7%	71.1%	86.5%
Holiday Inn DFW Airport South	107.5%	86.3%	92.8%	115.4%	81.1%	93.6%	116.6%	81.0%	94.4%
Staybridge Suites Plano	106.1%	100.0%	106.0%	105.4%	99.6%	105.0%	112.0%	100.9%	113.1%

(1)	Information obtained from a third party hospitality research report dated August 16, 2017.

The Borrower. The borrower is Four2nine Holdings, LLC, a single purpose Delaware limited liability company, with two independent directors in its organizational structure. The borrower is owned by Three429, LLC, the sole member and manager of the borrower. Three429, LLC is managed by Suhas S. Naik and Ajay Kothari. Suhas S. Naik, is the guarantor of certain nonrecourse carveouts under the SAVA Holdings IHG Portfolio Mortgage Loan and the full recourse guarantor of a portion of the loan equal to $9,250,000.

The Borrower Sponsor. The borrower sponsor of the SAVA Holdings IHG Portfolio Mortgage Loan is Suhas S. Naik. Mr. Naik has more than 25 years of real estate experience. Sava Holdings, Ltd. is a boutique hotel development company headquartered in Irving, Texas with 745 rooms currently under management in the Dallas Fort Worth Metroplex and another 427 rooms under construction. The company specializes in the acquisition, design, development, construction, and management of hospitality projects. Entities controlled by Suhas S. Naik filed Chapter 11 bankruptcy in 2010 in connection with a maturity default on the construction financing on three hotels, including two of the Sava Hotel IHG Portfolio Properties (the Candlewood Suites DFW South property and the Staybridge Suites Plano property). See “Description of the Mortgage Pool-Loan Purpose, Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows. The loan documents provided for upfront escrows in the amount of $470,193 for real estate taxes, $96,409 for insurance, $67,129 for a seasonality reserve, and $4,507,400 for a PIP reserve. The loan documents also provide for monthly escrows in the amount of $49,756 for real estate taxes and the applicable seasonality reserve monthly deposit (as defined below). The loan documents do not require monthly escrows for insurance provided that the SAVA Holdings IHG Portfolio Properties are (i) insured via an acceptable blanket insurance policy and the borrower provides the lender with evidence of renewal of the insurance policies and proof of payment of the insurance premiums when due; and (ii) no event of default exists.

The borrower is required to pay monthly seasonality reserves commencing in 2018 for the months of January – November of each year for the term of the SAVA Holdings IHG Portfolio Mortgage Loan. The monthly amount will be equal to the quotient of (i) the aggregate amount of monthly net cash flow shortfall of the most recent trailing 12-month period through January multiplied by 1.20, divided by (ii) 11.

The borrower is required to pay monthly FF&E reserves of (i) an amount equal to one-twelfth 4% of gross income and (ii) the aggregate amount, if any, required to be reserved under the management agreement and the franchise agreement. During the initial

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24 months of the SAVA Holdings IHG Portfolio Mortgage Loan a portion of the monthly FF&E reserves equal to 2% of the gross income shall be retained by the lender and will not be disbursed to the borrower until after (i) the initial 24 month period; (ii) delivery of an officer’s certificate and other documentation confirming completion of all property improvement plan work for each individual property; and (iii) no event of default exists.

Lockbox and Cash Management. The SAVA Holdings IHG Portfolio Mortgage Loan requires a lender-controlled lockbox account, which is already in place. The borrower has directed all tenants to pay their rents and all credit card companies under merchant agreements to pay receipts directly into such lockbox account. Funds in the lockbox are transferred daily into the cash management account, where they are applied in accordance with the loan documents. All excess cash flow will be applied as follows (i) to the property improvement plan reserve account following loan closing until the renewal of the Holiday Inn DFW Airport South property franchise agreement and completion of the related PIP Work, and following the occurrence and continuance of a Franchise Trigger Event; (ii) to the excess cash flow subaccount during any other Cash Sweep Event (as defined below), and/or (iii) if no Cash Sweep Event period is continuing, excess funds are released to the Borrower.

Additionally, following the completion of all the property improvement for all the individual properties, the borrower may request any remaining property improvement reserve funds be released to the borrower provided that (i) no Cash Sweep Event period is continuing, and (ii) the debt yield for the SAVA Holdings IHG Portfolio Mortgage Loan is not less than 12.0%.

A “Cash Sweep Event” will commence upon the occurrence of (i) an event of default; (ii) any bankruptcy action of borrower, guarantor or property manager; (iii) a Cash Sweep DSCR Trigger Event (as defined below) or (iv) the occurrence of a Franchise Trigger Event. A Cash Sweep Event will expire, with respect to clause (i) when such event of default has been cured or waived; and with respect to clause (ii), when such bankruptcy petition has been discharged, stayed, or dismissed within 30 days of such filing among other conditions for the borrower or guarantor and within 120 days for the property manager. Clause (ii) may also be cured when the borrower has replaced the property manager with a qualified property manager acceptable to the lender. Clause (iii) may be cured, once the trailing 12-month amortizing net operating income debt service coverage ratio (based on the current amortization schedule) is greater than 1.15x for two consecutive quarters or the date on which the low debt service coverage ratio cure shall have occurred, among other conditions. Clause (iv) may be cured if the Cash Sweep Event is caused solely by the occurrence by a Franchise Trigger Event (as defined below), which may be cured by the occurrence of the applicable Franchise Trigger Event cure (as defined below).

A “Cash Sweep DSCR Trigger Event” occurs upon any date the amortizing net operating income debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination, is less than 1.15x.

A “Franchise Trigger Event” will occur (i) twelve months prior to the applicable expiration date under the franchise agreement; (ii) any failure to complete any property improvement plan work for the Candlewood Suites DFW South property or the Staybridge Suites Plano property by the earlier of (a) the date required by the franchisor and (b) the date that is twelve months after the origination date, and (iii) for the Holiday Inn DFW Airport South property (a) by the date required by the franchisor, or (b) from and after the origination date until the cure of a Cash Sweep Event.

A Franchise Trigger Event will expire, if the lender has received an acceptable comfort letter from the franchisor and, (A) with respect clause (i), (ii) or (iii) borrower has entered into an extension of the existing franchise agreement or a new franchise agreement has been executed with franchisor or a replacement franchisor acceptable to the lender and all related property improvement plan requirements have been completed and paid in full or (B) with respect to clause (ii) all related property improvement plan work being completed and paid in full.

Property Management. The SAVA Holdings IHG Portfolio Properties are managed by Aquila Lodging, LLC an affiliate of the borrower.

Assumption. The borrower has a right to transfer the SAVA Holdings IHG Portfolio Properties, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from Fitch, KBRA and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-C40 Certificates.

Partial Release. Following the second anniversary of the issuance of the WFCM Series 2017-C40 Certificates and prior to June 6, 2027, the borrower is permitted to obtain the release of one or more individual properties in connection with a partial defeasance, subject to certain conditions, including (i) no event of default has occurred and is continuing; (ii) delivery of defeasance collateral in an amount equal to 120.0% of the released property’s original allocated loan balance; (iii) the amortizing debt service coverage ratio (based upon the trailing 12-month period immediately preceding the date of such determination) with respect to the remaining properties will be no less than the greater of (a) 1.94x and (b) the amortizing debt service coverage ratio immediately prior to the release; and (iv) the loan to value ratio with respect to the remaining properties will be no greater than the lesser of (a) 57.0% and (b) the loan to value ratio immediately prior to the release.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

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Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the SAVA Holdings IHG Portfolio Properties, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

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WILSHIRE PACIFIC PLAZA

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WILSHIRE PACIFIC PLAZA

Wilshire Pacific Plaza
12301 Wilshire Boulevard
Los Angeles, CA 90025
LOS ANGELES
SANTA MONICA
Bel Air
Bel Air Country Club
UCLA Anderson School of Management
University of California - Los Angeles
Drake Track Stadium
Fowler Museum at UCLA
Schoenberg Hall
Pauley Pavilion
UCLA Planetarium
David Geffen School of Medicine at UCLA
Mildred E. Mathias Botanical Garden
Ronald Reagan UCLA Medical Plaza
Geffen Playhouse Theater
W Los Angeles-Beverly Hills
Beverly Hills 2.5 miles
WESTWOOD VILLAGE
Hammer Museum
Kimpton Hotel Palomar
Oppenheimer Tower
Westwood
Westwood Park
Veterans Affairs Dept.
Consulate General of the Czech Republic
LOS ANGELES NATIONAL CEMETERY
Southern Regional Library
The Getty
Getty Center South Bldg.
Luxe Sunset Blvd. Hotel
San Diego Fwy
405
Montana Ave
Gayley Ave
Veteran Ave
Westwood Plaza
Sunset Blvd
BRENTWOOD VILLAGE
Brentwood Heights
Jackie Robinson Stadium
Veterans Home of California
Brentwood Branch Library
LA Natl. Veterans Park
VA Greater Los Angeles Healthcare
Sepulveda Blvd
Westwood Blvd
Wilshire Blvd
Pacific Palisades
San Vicente Blvd
Riviera Country Club
Brentwood Country Club
Brentwood
Barrington Ave
Bundy Dr.
Brentwood Place Shopping Center
Santa Monica Blvd
2
Hollywood 7 miles
26th St
14th St
Sawtelle
SAWTELLE JAPANTOWN
Olympic Blvd
One Westside Shopping Center
Stoner Recr. Center
LOS ANGELES COUNTY
West L.A.
Douglas Park
Sawtelle
METRO EXPO LINE
BUNDY
Pico Blvd
St. Johns Health Ctr.
Hulu
Comedy Central
Red Bull North America
Amazon Studios
CBS Television
AMC Networks
BERGAMOT
10
Downtown Los Angeles 7 miles
Wilshire Montana
MONTANA AVENUE
UCLA Medical Center Santa Monica
Lincoln Blvd
Santa Monica Fwy
17TH ST./ SMC
Gateway Blvd
National Blvd
Virginia Ave. Park
Ocean Park Blvd
3RD STREET PROMENADE
WOODLAWN CEMETERY
Santa Monica College
Santa Monica Airport
Mar Vista
Clover Park
Venice Reservoir Site
1
PCH
Santa Monica State Beach
Santa Monica Place
DOWNTOWN SANTA MONICA
Santa Monica City Hall
Santa Monica Courthouse
Memorial Open Air Theatre
RAND Corporation
Santa Monica Civic Auditorium
Santa Monica Pier/Pacific Place
Santa Monica International Chess Park
MAIN STREET SANTA MONICA
Pacific Coast Hwy
Ocean Park
LA Intl. Airport 6 miles
Penmar Golf Course
Beethoven St
Centinela Ave
Oakwood
SAN GABRIEL MTS.
SANTA SUSANA MTS.
SAN MONICA MTS.
Santa Clarita
Simi Valley
Northridge
Thousand Oaks
Burbank
Glendale
Pasadena
LOS ANGELES
Santa Monica
Inglewood
Downey
Norwalk
Fullerton
Torrance
Carson
Lakewood
ANAHEIM
LONG BEACH
Huntington Beach
Pacific Ocean

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No. 5 – Wilshire Pacific Plaza

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance:	$32,850,000			Specific Property Type:	Suburban
Cut-off Date Balance:	$32,850,000			Location:	Los Angeles, CA
% of Initial Pool Balance:	4.7%			Size:	107,737 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$304.91
Borrower Names(1):	Various			Year Built/Renovated:	1974/2010
Borrower Sponsors:	Bruce Abrams; Robert Hanasab; Paul Minoo; Robert Hanasab as trustee of the Robert Hanasab Trust			Title Vesting:	Fee
Mortgage Rate:	4.100%			Property Manager:	Self-managed
Note Date:	August 30, 2017			4th Most Recent Occupancy (As of):	81.0% (12/31/2014)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	78.0% (12/31/2015)
Maturity Date:	September 11, 2027			2nd Most Recent Occupancy (As of):	81.0% (12/31/2016)
IO Period:	120 Months			Current Occupancy (As of):	92.7% (9/1/2017)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	NAP			4th Most Recent NOI(3):	NAV
Loan Amortization Type:	Interest-only, Balloon			3rd Most Recent NOI (As of):	$2,395,745 (12/31/2015)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$2,520,352 (12/31/2016)
Call Protection:	L(25),D(90),O(5)			Most Recent NOI (As of)(4):	$2,888,235 (TTM 7/31/2017)
Lockbox Type:	Springing			U/W Revenues:	$4,696,734
Additional Debt:	None			U/W Expenses:	$1,265,398
Additional Debt Type:	NAP			U/W NOI(4):	$3,431,335
				U/W NCF:	$3,298,854
				U/W NOI DSCR:	2.51x
Escrows and Reserves(2):				U/W NCF DSCR:	2.42x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	10.4%
Taxes	$257,898	$42,983	NAP	U/W NCF Debt Yield:	10.0%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$59,000,000
Replacement Reserves	$0	$2,243	$80,730	As-Is Appraisal Valuation Date:	July 18, 2017
TI/LC Reserve	$500,000	$13,455	$500,000	Cut-off Date LTV Ratio:	55.7%
Rent Concession Reserve	$122,576	$0	NAP	LTV Ratio at Maturity or ARD:	55.7%

(1)	See “The Borrowers” section.

(2)	See “Escrows” section.

(3)	Historical operating history prior to 2015 is not available as the borrower acquired the property in 2014 and such information was not provided by the seller.

(4)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Wilshire Pacific Plaza Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering an office building located in Los Angeles, California (the “Wilshire Pacific Plaza Property”). The Wilshire Pacific Plaza Mortgage Loan was originated on August 30, 2017 by Wells Fargo Bank, National Association. The Wilshire Pacific Plaza Mortgage Loan had an original principal balance of $32,850,000, has an outstanding principal balance as of the Cut-off Date of $32,850,000 and accrues interest at an interest rate of 4.100% per annum. The Wilshire Pacific Plaza Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments through the loan term. The Wilshire Pacific Plaza Mortgage Loan matures on September 11, 2027.

Following the lockout period, the borrower has the right to defease the Wilshire Pacific Plaza Mortgage Loan in whole, but not in part, on any date before May 11, 2027. In addition, the Wilshire Pacific Plaza Mortgage Loan is prepayable without penalty on or after May 11, 2027.

Sources and Uses

Sources			Uses
Original loan amount	$32,850,000	100.0%	Loan payoff	$25,583,228	77.9%
			Upfront reserves	880,474	2.7
			Closing costs	271,864	0.8
			Return of equity	6,114,434	18.6
Total Sources	$32,850,000	100.0%	Total Uses	$32,850,000	100.0%

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WILSHIRE PACIFIC PLAZA

The Property. The Wilshire Pacific Plaza Property comprises a six-story office building totaling 107,737 square feet of rentable area and located in the Brentwood District of West Los Angeles, California, approximately 14.0 miles west of the Los Angeles central business district (“CBD”). Built in 1974 and renovated in 2010, the Wilshire Pacific Plaza Property is situated on a 0.8-acre parcel that also includes a three-level subterranean parking garage. The 2010 renovation totaled approximately $4.2 million and consisted of significant interior and exterior upgrades, including a modern glass façade on the ground floor, elevator modernization, completely renovated lobby and upgrades to the common areas and outdoor plaza. The Wilshire Pacific Plaza Property has a diverse tenant base, which includes medical offices, dental offices, law firms, private equity firms, and a ground floor bank branch. Approximately 18.7% of the net rentable area of the Wilshire Pacific Plaza Property is occupied by medical office tenants. The Wilshire Pacific Plaza Property features 45 surface parking spaces and 169 parking spaces in the below-grade parking structure, resulting in 214 total parking spaces and a parking ratio of 2.0 spaces per 1,000 square feet of net rentable area. As of September 1, 2017, the Wilshire Pacific Plaza Property was 92.7% occupied by 48 tenants.

The largest tenant at the Wilshire Pacific Plaza Property is Open Road Films, LLC (“Open Road Films”), which is headquartered at the property (11.8% of net rentable area; 12.1% of underwritten base rent). Open Road Films is a leading independent motion picture company that was founded in 2011 by AMC Entertainment Inc. and Regal Entertainment Group, the two largest theatrical exhibition companies in the United States. The company is known as a filmmaker-focused distributor that supports both box office hits and top prestige titles. Other than Open Road Films, no tenant accounts for more than 7.5% of the total net rentable area or 7.8% of total rent.

The following table presents certain information relating to the tenancy at the Wilshire Pacific Plaza Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Open Road Films	NR/NR/NR	12,740	11.8%	$39.51	$503,361	12.1%	7/31/2018(3)
Atkins North America(4)	NR/NR/BBB	8,049	7.5%	$40.44	$325,502	7.8%	3/31/2019
Biren Law Group	NR/NR/NR	5,062	4.7%	$43.80	$221,716	5.3%	4/30/2028
American Bullion, LLC	NR/NR/NR	4,726	4.4%	$36.00	$170,136	4.1%	10/31/2018
Cramer & Tynan, LLP	NR/NR/NR	3,748	3.5%	$34.80	$130,430	3.1%	7/31/2020
Total Major Tenants		34,325	31.9%	$39.36	$1,351,145	32.4%

Non-Major Tenants		65,504	60.8%	$42.95	$2,813,071	67.6%

Occupied Collateral Total		99,829	92.7%	$41.71	$4,164,216	100.0%

Vacant Space		7,908	7.3%

Collateral Total		107,737	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through September 2018 of $102,226.

(3)	Open Road Films has two, five-year renewal options at 95% of fair market rent.

(4)	Atkins North America subleases its 8,049 square foot space to OmniForce, LLC, which pays $23.40 per square foot and has a lease expiration date of March 31, 2019, which is coterminous with Atkins North America’s lease. The appraisal concluded to a market rent of $44.40 per square foot for this space. The Annual U/W Base Rent PSF and Annual U/W Base Rent are based on the rent paid by Atkins North America to the borrower.

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WILSHIRE PACIFIC PLAZA

The following table presents certain information relating to the lease rollover schedule at the Wilshire Pacific Plaza Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	5	1,087	1.0%	1,087	1.0%	$28,500	0.7%	$26.22
2017	2	2,554	2.4%	3,641	3.4%	$95,795	2.3%	$37.51
2018	14	29,841	27.7%	33,482	31.1%	$1,116,820	26.8%	$37.43
2019	9	14,193	13.2%	47,675	44.3%	$577,478	13.9%	$40.69
2020	3	7,681	7.1%	55,356	51.4%	$299,200	7.2%	$38.95
2021	9	19,384	18.0%	74,740	69.4%	$898,290	21.6%	$46.34
2022	4	6,444	6.0%	81,184	75.4%	$291,915	7.0%	$45.30
2023	5	5,867	5.4%	87,051	80.8%	$259,033	6.2%	$44.15
2024	0	0	0.0%	87,051	80.8%	$0	0.0%	$0.00
2025	2	2,739	2.5%	89,790	83.3%	$135,412	3.3%	$49.44
2026	0	0	0.0%	89,790	83.3%	$0	0.0%	$0.00
2027	2	1,382	1.3%	91,172	84.6%	$70,948	1.7%	$51.34
Thereafter	2	8,657	8.0%	99,829	92.7%	$390,824	9.4%	$45.15
Vacant	0	7,908	7.3%	107,737	100.0%	$0	0.0%	$0.00
Total/Weighted Average	57(3)	107,737	100.0%			$4,164,216	100.0%	$41.71

(1)	Information obtained from the underwritten rent roll.

(2)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(3)	The Wilshire Pacific Plaza Property is occupied by 48 tenants operating on 57 leases.

The following table presents historical occupancy percentages at the Wilshire Pacific Plaza Property:

Historical Occupancy

12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	9/1/2017(2)
81.0%	78.0%	81.0%	92.7%

(1)	Information obtained from historical occupancy report

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Wilshire Pacific Plaza Property:

Cash Flow Analysis

	2015	2016	TTM 7/31/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(1)	$3,151,318	$3,179,463	$3,495,462	$4,164,216	88.7%	$38.65
Grossed Up Vacant Space	0	0	0	351,115	7.5	3.26
Total Reimbursables	184,143	183,878	188,887	107,359	2.3	1.00
Other Income(2)	19,582	17,523	12,823	10,308	0.2	0.10
Parking Income(3)	338,053	400,583	502,887	515,268	11.0	4.78
Less Vacancy & Credit Loss	0	0	0	(451,533)(4)	(9.6)	(4.19)
Effective Gross Income	$3,693,096	$3,781,447	$4,200,059	$4,696,734	100.0%	$43.59

Total Operating Expenses	$1,297,352	$1,261,095	$1,311,824	$1,265,398	26.9%	$11.75

Net Operating Income	$2,395,745	$2,520,352	$2,888,235	$3,431,335	73.1%	$31.85
TI/LC	0	0	0	110,934	2.4	1.03
Replacement Reserves	0	0	0	21,547	0.5	0.20
Net Cash Flow	$2,395,745	$2,520,352	$2,888,235	$3,298,854	70.2%	$30.62

NOI DSCR	1.75x	1.85x	2.12x	2.51x
NCF DSCR	1.75x	1.85x	2.12x	2.42x
NOI DY	7.3%	7.7%	8.8%	10.4%
NCF DY	7.3%	7.7%	8.8%	10.0%

(1)	The increase in Base Rent from TTM 7/31/2017 to U/W is due to new leases totaling $579,765 and contractual rent steps through September 2018 totaling $102,226.

(2)	Other Income consists of signage income, late charges, key fees, and miscellaneous income.

(3)	Parking Income is based on the garage income of $311,268 for the period TTM July 31, 2017 plus the $17,000 per month rental rate of United Valet Parking to operate the surface parking lot.

(4)	The underwritten economic vacancy is 10.0%. The Wilshire Pacific Plaza Property was 92.7% physically occupied as of September 1, 2017.

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WILSHIRE PACIFIC PLAZA

Appraisal. As of the appraisal valuation date of July 18, 2017, the Wilshire Pacific Plaza Property had an “as-is” appraised value of $59,000,000.

Environmental Matters. According to the Phase I environmental report dated July 25, 2017, there was no evidence of any recognized environmental conditions at the Wilshire Pacific Plaza Property.

Market Overview and Competition. The Wilshire Pacific Plaza Property is located at 12301 Wilshire Boulevard in the Brentwood District of West Los Angeles, California, approximately 2.2 miles east of Santa Monica, 4.8 miles west of Beverly Hills, 9.3 miles north of the Los Angeles International Airport, and 14.0 miles west of the Los Angeles CBD. Access to the neighborhood is provided by Wilshire Boulevard, the primary east-west roadway and main commercial corridor in the area, which runs from Santa Monica to the west and downtown Los Angeles to the east. Additionally, the Wilshire Pacific Plaza Property is located two blocks north of Santa Monica Boulevard, which serves most neighborhoods of West Los Angeles and runs east to downtown Los Angeles. The Wilshire Pacific Plaza Property is also located 1.5 miles west of Interstate-405 (the primary north-south thoroughfare in the region) and 3.5 miles north of Interstate-10 (the primary east-west thoroughfare in the region). Interstate-405 and Interstate-10 provide access to the Wilshire Pacific Plaza Property from all outlying areas of Los Angeles.

According to the appraisal, the Brentwood District is recognized as one of the most prestigious and desirable commercial and residential markets in Los Angeles. According to the appraisal, the Wilshire Pacific Plaza Property has a prominent location within the Brentwood District along Wilshire Boulevard, and has good visibility, as well as convenient access to Santa Monica, Westwood, and numerous west Los Angeles submarkets. The estimated 2016 population within a one-, three- and five-mile radius of the Wilshire Pacific Plaza Property was 44,421, 267,265, 507,174, respectively; and the estimated 2016 average household income within the same radii was $113,545, $128,399 and $128,394, respectively.

According to a third party market research report, the Wilshire Pacific Plaza Property is located in the Brentwood office submarket, which is part of the West Los Angeles office submarket cluster. As of the second quarter of 2017, the Brentwood submarket was comprised of 67 buildings totaling 4.2 million square feet and reported an 8.2% vacancy rate and an average asking rent of $46.69 per square foot gross. In addition, the appraiser identified a comp set comprising eight office buildings totaling approximately 691,614 square feet with an average occupancy rate of 93.8%.

The following table presents certain information relating to comparable office leases for the Wilshire Pacific Plaza Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/Term (Months)	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Wells Fargo Center Brentwood, CA	1983	25	500,475	88.1%	0.9 mile	NAV	Q3 2017 / 80 Months	4,182	$45.00	FSG
Wilshire Landmark II Los Angeles, CA	1989	17	412,944	94.0%	0.6 mile	NAV	Q2 2016 / 60 Months	4,932	$43.20	FSG
Wilshire Landmark I Los Angeles, CA	1986	24	328,331	92.8%	0.6 mile	NAV	Q4 2016 / 39 Months	5,727	$56.40	FSG
12100 Wilshire Los Angeles, CA	1985	19	365,000	82.7%	0.1 mile	NAV	Q1 2017 / 61 Months	3,793	$48.72	FSG
Wilshire Brentwood Plaza	1985	15	500,475	89.7%	0.1 mile	NAV	Q2 2016 / 96 Months	15,413	$43.80	FSG
Gateway LA Los Angeles, CA	1986	14	147,815	92.6%	0.1 mile	NAV	Q2 2017 / 42 Months	2,994	$42.00	FSG

(1)	Information obtained from the appraisal and third party market research reports.

The Borrowers. The borrowers comprise five tenants-in-common: 12301 Wilshire Building I, LLC; 12301 Wilshire Building II, LLC; Ekeve I Investment, LLC; Ekeve II Investment, LLC; and One Wilshire Pacific Holdings, LLC. 12301 Wilshire Building I, LLC and 12301 Wilshire Building II, LLC, each of which are California limited liability companies; and Ekeve I Investment, LLC, Ekeve II Investment, LLC, and One Wilshire Pacific Holdings, LLC, each of which are Delaware limited liability companies. Each tenant-in-common is a single purpose entity, and the managing members of each tenant-in-common are the guarantors of certain nonrecourse carveouts under the Wilshire Pacific Plaza Mortgage Loan.

The Borrower Sponsors. The borrower sponsors are Bruce Abrams, Paul Minoo, Robert Hanasab, and Robert Hanasab as trustee of the Robert Hanasab Trust. Bruce Abrams founded the Sunrise Real Estate Group, LLC, a privately-held commercial real estate company based in Los Angeles. Robert Hanasab oversees all aspects of operations for Robhana Inc. and M & Y Management, which owns and/or manages over 2,000,000 square feet of commercial real estate and 50 apartment units, and Partners Capital, which specializes in deal sourcing, acquisitions and asset management. Paul Minoo is the president of 4M Investment Corp, a private equity investment firm based in Los Angeles. Paul Minoo was involved in a mortgage default related to a construction loan on an industrial property. See “Description of the Mortgage Pool – Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

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WILSHIRE PACIFIC PLAZA

Escrows. The loan documents provide for upfront reserves of $257,898 for real estate taxes, $500,000 for tenant improvements and leasing commissions (“TI/LC”), and $122,576 for outstanding rent concessions related to multiple leases. The loan documents also provide for ongoing monthly reserves of $42,983 for real estate taxes, $2,243 for replacement reserves (subject to a cap of $80,730), and $13,455 for TI/LC (subject to a cap of $500,000, which will be increased to $1.15 million during a Cash Trap Event Period (as defined below) if the borrower deposits $800,000 in cash or provides a letter of credit in the amount of $800,000). The loan documents do not require monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing; (ii) the Wilshire Pacific Plaza Property is insured under an acceptable blanket insurance policy; and (iii) the borrower provides the lender with evidence of renewal of the policies and timely proof of the payment of insurance premiums.

Lockbox and Cash Management. Upon the occurrence and continuance of a Cash Trap Event Period, the borrower will be required to establish a lender-controlled lockbox account and direct all tenants to deposit all rents directly into such lockbox account. During a Cash Trap Event Period, all excess cash flow after payment of all sums due and payable under the Wilshire Pacific Plaza Mortgage Loan documents and all operating expenses will be retained by the lender.

A “Cash Trap Event Period” will commence upon (i) the occurrence and continuance of an event of default or (ii) the amortizing debt service coverage ratio (based on a hypothetical 30-year amortization period) being less than 1.10x (equivalent to a 1.53x debt service coverage ratio on an interest-only basis) at the end of any quarter. A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default and with respect to clause (ii), upon (a) the amortizing debt service coverage ratio (based on a hypothetical 30-year amortization period) being at least 1.15x (equivalent to a 1.60x debt service coverage ratio on an interest-only basis) for two consecutive calendar quarters, or (b) the date in which the borrowers deposit $800,000 in the leasing reserve or deliver to the lender a letter of credit in the amount of $800,000, provided no event of default has occurred and is continuing.

Property Management. The Wilshire Pacific Plaza Property is managed by an affiliate of the borrower.

Assumption. The borrower has the two-time right to transfer the Wilshire Pacific Plaza Property, provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iii) if required by the lender, rating agency confirmation from Fitch, KBRA and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-C40 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Wilshire Pacific Plaza Property (provided that the borrower is not required to pay terrorism insurance premiums in excess of two times the premium for all risk and business interruption coverage if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect). The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Earthquake Insurance. The loan documents do not require earthquake insurance. The seismic report indicated a probable maximum loss of 17.0% for the Wilshire Pacific Plaza Property.

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PINNACLE MEDICAL PLAZA

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PINNACLE MEDICAL PLAZA

A-3-56

PINNACLE MEDICAL PLAZA

Pinnacle Medical Plaza
10670-10672 Wexford Street
San Diego, CA 92131
Encinitas
Bridges at Rancho Santa Fe
Lake Hodges
Highland Valley Rd
Pomerado Rd
Del Dios Hwy
Rancho Santa Fe Golf Course
Rancho Santa Fe
Via De Santa Fe
Camino Del Sur
Rancho Bernardo Rd
W. Bernardo Dr
Rancho Bernardo Inn
Rancho Bernardo
Maderas Golf Club
StoneRidge Country Club
Espola Rd
Black Mountain Ranch
Northrop Grumman
Axis Medical Technologies
Sony
Petco HQ
Broadcom
Renovate America
BAE Systems
HP
Lake Poway
San Dieguito Rd
Bernardo Ctr. Dr
Carmel Mountain Ranch
Palomar Medical Center
Poway Center for the Performing Arts
Fairbanks Ranch
Morgan Run Resort and Club
The Farms Golf Club
Hitachi
Camino del Norte
Carmel Valley Rd
Black Mountain Park
Black Mtn.
Carmel Mtn. Plaza
Carmel Mtn. Ranch Town Center
The Courtyard
Twin Peaks
Poway
Fairbanks Ranch Country Club
Del Mar Country Club
Torrey Highlands
Rancho Peñasquitos
Old Poway Park
Poway Rd
Old Poway Shopping Village
Torrey Highlands Park
Carmel Mtn. Rd
Midland Rd
Pomerado Rd
Carmel Valley
Ted Williams Fwy
Sabre Springs
Community Pkwy
Garden Rd
Poway Shopping Plaza
Creekside Plaza
Black Mtn. Rd
SAN DIEGO COUNTY
Poway Promenade
The Grand Golf Club
Intel SD
GEICO Corp. Office
Scripps Poway Pkwy
Escondido Fwy
MedImpact
Sysco San Diego
HM Electronics
General Atomics - Poway
Los Penasquitos Canyon Preserve
Mira Mesa
Camino Ruiz
Scripps Ranch
Spring Canyon Rd
Mira Mesa Market Center
Mira Mesa Shopping Center
Scripps Ranch Shopping Ctr.
Lake Miramar
Sorrento Valley Blvd
Mira Mesa Blvd
San Diego Miramar College
Paychex
Sorrento Valley
Lockheed Martin
SAN DIEGO
Mitchell International
Alliant International University - San Diego
Miramar Rd
Scripps Memorial Hospital-La Jolla
Miramar
UCSD Thornton Hospital
La Jolla Village Drive
Miramar Way
USMC Air Station Miramar
Westfield University Towne Ctr.
Costa Verde Shopping Ctr.
Jacob Dekema Fwy
Kearny Villa Rd
COASTER
University City
Governor Dr
Mt. Soledad Fwy
Marian Bear Mem. Natural Park
Clairemont Mesa Blvd
Genesee Ave
Kearny Mesa
Cabrillo Fwy
Clairemont Mesa Blvd
Santo Rd
Clairemont Town Square
Downtown San Diego 10 miles
Tierrasanta Blvd
Clairemont
Balboa Ave
Montgomery Field
15
805
163
52
56
S4
S5
S6
S8
S9
Camp Pendleton Marine Corps Base
Vista
Oceanside
San Marcos
Carlsbad
Escondido
Cal State University-San Marcos
San Pasqual Valley
Ramona
Encinitas
Solana Beach
Rancho Bernardo
Poway
Del Mar
SAN DIEGO COUNTY
Torrey Pines
Carmel Valley
Pacific Ocean
Mira Mesa
Santee
Miramar
La Jolla
Pacific Beach
SAN DIEGO
El Cajon
Ocean Beach
La Mesa
San Diego Intl. Airport
Downtown
Lemon Grove
Spring Valley
Jamul
Coronado
National City
Chula Vista
Imperial Beach
San Ysidro
UNITED STATES
MEXICO
TIJUANA
CLEVELAND NATIONAL FOREST

A-3-57

No. 6 - Pinnacle Medical Plaza

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance:	$29,000,000			Specific Property Type:	Medical
Cut-off Date Balance:	$29,000,000			Location:	San Diego, CA
% of Initial Pool Balance:	4.1%			Size:	80,402 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$360.69
Borrower Name:	LP Scripps Lot I LLC			Year Built/Renovated:	2008/NAP
Borrower Sponsor:	Reza Paydar; Robert V. Lankford; Alex Roudi; JW Investments Trust; Lankford Family Trust; The Zayanderoudi Family Trust			Title Vesting:	Fee
Mortgage Rate:	4.300%			Property Manager:	Self-managed
Note Date:	August 30, 2017			4th Most Recent Occupancy (As of):	84.0% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	88.0% (12/31/2014)
Maturity Date:	September 11, 2027			2nd Most Recent Occupancy (As of):	100.0% (12/31/2015)
IO Period:	120 months			Most Recent Occupancy (As of):	100.0% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of):	100.0% (8/1/2017)
Seasoning:	1 month
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of)(2):	$1,647,903 (12/31/2014)
Call Protection:	L(25),D(91),O(4)			3rd Most Recent NOI (As of)(2):	$2,318,062 (12/31/2015)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$2,740,438 (12/31/2016)
Additional Debt:	None			Most Recent NOI (As of):	$2,794,493 (TTM 4/30/2017)
Additional Debt Type:	NAP

				U/W Revenues:	$3,668,639
				U/W Expenses:	$862,149
				U/W NOI:	$2,806,490
				U/W NCF:	$2,627,524
				U/W NOI DSCR:	2.22x
Escrows and Reserves(1):				U/W NCF DSCR:	2.08x
				U/W NOI Debt Yield:	9.7%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	9.1%
Taxes	$187,218	$31,203	NAP	As-Is Appraised Value:	$49,950,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	May 24, 2017
TI/LC Reserve	$0	$6,700	$250,000(1)	Cut-off Date LTV Ratio:	58.1%
Replacement Reserves	$0	$1,340	$50,000(1)	LTV Ratio at Maturity:	58.1%

(1)	See “Escrow” section.

(2)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Pinnacle Medical Plaza Mortgage Loan”) is evidenced by a promissory note secured by a first mortgage encumbering a class A medical office property located in San Diego, California (“Pinnacle Medical Plaza Property”). The Pinnacle Medical Plaza Mortgage Loan was originated on August 30, 2017 by Wells Fargo Bank, National Association. The Pinnacle Medical Plaza Mortgage Loan had an original principal balance of $29,000,000, has an outstanding principal balance as of the Cut-off Date of $29,000,000 and accrues interest at an interest rate of 4.300% per annum. The Pinnacle Medical Plaza Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments through the loan term. The Pinnacle Medical Plaza Mortgage Loan matures on September 11, 2027.

Following the lockout period, the borrower has the right to defease Pinnacle Medical Plaza Mortgage Loan in whole, but not in part, on any date before June 11, 2027. In addition, the Pinnacle Medical Plaza Mortgage Loan is prepayable without penalty on or after June 11, 2027.

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PINNACLE MEDICAL PLAZA

Sources and Uses

Sources			Uses
Original Mortgage Loan amount	$29,000,000	100.0%	Loan payoff	$25,632,152	88.5%
			Reserves	187218	0.6
			Closing costs	717,482	2.5
			Return of equity	2,463,148	8.5
Total Sources	$29,000,000	100.0%	Total Uses	$29,000,000	100.0%

The Property. The Pinnacle Medical Plaza Property is a two-story, class A medical office building totaling 80,402 square feet located in San Diego, California, approximately 18.0 miles northeast of the San Diego central business district. The Pinnacle Medical Plaza Property was built by the sponsor in 2008 and is situated on a 9.8-acre site including 402 surface parking spaces, resulting in a parking ratio of 5.0 spaces per 1,000 square feet of rentable area. Since construction, the sponsor has invested approximately $6.5 million ($81 per square foot) of capital improvements into the Pinnacle Medical Plaza Property, consisting primarily of dentistry and medical office build-outs. As of August 1, 2017, Pinnacle Medical Plaza Property was 100.0% occupied by nine tenants.

The largest tenant at the Pinnacle Medical Plaza Property is Sharp Health Care (“Sharp”; rated ‘Aa3’/’AA-’ by Moody’s/S&P), a not-for-profit regional health care delivery system headquartered in San Diego, California. Sharp initially signed a 10-year lease for 41,896 square feet in 2008 and expanded three times in 2012, 2015 and 2016. Sharp currently occupies 62,710 square feet at the Pinnacle Medical Plaza Property, representing 78.0% of the net rentable area and 79.7% of the underwritten base rent. The Sharp network includes four acute-care hospitals, three specialty hospitals and three affiliated medical groups with a total of 3,135 beds. In total, Sharp has more than 18,000 employees, including 2,600 physicians on staff and more than 1,500 physicians in affiliated medical groups. Sharp offers 36 diversified services and programs such as cancer treatment, heart and vascular care, orthopedics, mental health and pregnancy/childbirth. At the Pinnacle Medical Plaza Property, Sharp offers services in various fields, including pediatrics, OB/GYN, family medicine, gastroenterology, urology, dermatology and neurology, among others.

Sharp has successfully increased revenues from approximately $1.8 billion in 2006 to $3.4 billion in 2015, representing a compounded annual growth rate of approximately 6.6%. The Pinnacle Medical Plaza Property is located within 13.0 miles of three Sharp Hospitals totaling over 1,000 beds: Sharp Memorial Hospital (656 beds), Sharp Mary Birch Hospital for Women & Newborns (206 beds) and Sharp Mesa Vista Hospital (158 beds).

The following table presents certain information relating to the tenancy at Pinnacle Medical Plaza Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Sharp	NR/Aa3/AA-	62,710	78.0%	$38.39(1)	$2,407,495(1)	79.7%	11/30/2027(2)
San Diego Surgical Arts	NR/NR/NR	3,859	4.8%	$29.50	$113,855	3.8%	9/30/2028(3)
Home Dialysis Therapies	NR/NR/NR	2,988	3.7%	$33.09	$98,873	3.3%	12/31/2024(4)
Total Major Tenants		69,557	86.5%	$37.67	$2,620,223	86.8%

Non-Major Tenants		10,845	13.5%	$36.82	$399,366	13.2%

Occupied Collateral Total		80,402	100.0%	$37.56	$3,019,589	100.0%

Vacant Space		0	0.0%

Collateral Total		80,402	100.0%

(1)	Sharp’s Annual U/W Base Rent represents its average rent over the term of the Pinnacle Medical Plaza Mortgage Loan. Sharp has a current Annual U/W Base Rent of $34.76 per square foot.

(2)	Sharp has three, five-year renewal options.

(3)	San Diego Surgical Arts has two, five-year renewal options.

(4)	Home Dialysis Therapies has one, five-year renewal option.

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PINNACLE MEDICAL PLAZA

The following table presents certain information relating to the lease rollover schedule at Pinnacle Medical Plaza Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	1	55	0.1%	55	0.1%	$0	0.0%	$0.00
2017	0	0	0.0%	55	0.1%	$0	0.0%	$0.00
2018	1	1,999	2.5%	2,054	2.6%	$79,160	2.6%	$39.60
2019	0	0	0.0%	2,054	2.6%	$0	0.0%	$0.00
2020	1	1,037	1.3%	3,091	3.8%	$41,065	1.4%	$39.60
2021	2	4,102	5.1%	7,193	8.9%	$141,519	4.7%	$34.50
2022	0	0	0.0%	7,193	8.9%	$0	0.0%	$0.00
2023	1	2,004	2.5%	9,197	11.4%	$72,361	2.4%	$36.11
2024	1	2,988	3.7%	12,185	15.2%	$98,873	3.3%	$33.09
2025	1	1,648	2.0%	13,833	17.2%	$65,261	2.2%	$39.60
2026	0	0	0.0%	13,833	17.2%	$0	0.0%	$0.00
2027	2	62,710	78.0%	76,543	95.2%	$2,407,495	79.7%	$38.39
Thereafter	1	3,859	4.8%	80,402	100.0%	$113,855	3.8%	$29.50
Vacant	0	0	0.0%	80,402	100.0%	$0	0.0%	$0.00
Total/Weighted Average	11	80,402	100.0%			$3,019,589	100.0%	$37.56

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at Pinnacle Medical Plaza Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	8/1/2017(2)
84.0%	88.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at Pinnacle Medical Plaza Property:

Cash Flow Analysis

	2014(1)	2015(1)	2016	TTM 4/30/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$1,808,323	$2,370,642	$2,756,182	$2,761,912	$2,864,324(2)	78.1%	$35.63
Grossed Up Vacant Space	0	0	0	0	155,264(3)	4.2	1.93
Total Reimbursables	605,543	788,884	857,654	872,118	804,315	21.9	10.00
Other Income	60	95	0	19,112	0	0.0	0.00
Less Vacancy & Credit Loss	0	0	0	0	(155,264)(3)	(4.2)	(1.93)
Effective Gross Income	$2,413,926	$3,159,621	$3,613,836	$3,653,142	$3,668,639	100.0%	$45.63

Total Operating Expenses	$766,023	$841,559	$873,398	$858,649	$862,149	23.5%	$10.72
Net Operating Income	$1,647,903	$2,318,062	$2,740,438	$2,794,493	$2,806,490	76.5%	$34.91
TI/LC	0	0	0	0	162,885	4.4	2.03
Capital Expenditures	0	0	0	0	16,080	0.4	0.20
Net Cash Flow	$1,647,903	$2,318,062	$2,740,438	$2,794,493	$2,627,524	71.6%	$32.68

NOI DSCR	1.30x	1.83x	2.17x	2.21x	2.22x
NCF DSCR	1.30x	1.83x	2.17x	2.21x	2.08x
NOI DY	5.7%	8.0%	9.4%	9.6%	9.7%
NCF DY	5.7%	8.0%	9.4%	9.6%	9.1%

(1)	The Net Operating Income increased from 2014 to 2015 because Sharp received 18 months of 50.0% rent abatement following its expansion in 2012. In addition, San Diego Surgical Arts began its lease in 2014 and was provided 10 months of rental abatements.

(2)	U/W Base Rent includes Sharp’s average rent over the term of the Pinnacle Medical Plaza Mortgage Loan.

(3)	The underwritten economic vacancy is 5.1%. The Pinnacle Medical Plaza Property was 100.0% physically occupied as of August 1, 2017.

Appraisal. As of the appraisal valuation date of May 24, 2017, Pinnacle Medical Plaza Property had an “as-is” appraised value of $49,950,000.

Environmental Matters. According to a Phase I environmental site assessment dated May 31, 2017, there was no evidence of any recognized environmental conditions at Pinnacle Medical Plaza Property.

Market Overview and Competition. The Pinnacle Medical Plaza Property is located in northern San Diego, California, approximately 17.9 miles northeast of the San Diego central business district, along Interstate-15. The Pinnacle Medical Plaza

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PINNACLE MEDICAL PLAZA

Property is located in the 266-acre Scripps Ranch Business Park, which is part of the larger 4,365-acre Scripps Ranch master-planned community. Large corporate users within the Scripps Ranch Business Park include Lockheed, MedImpact, Hitachi, Mitchell International, and Paychex, among others. According to the appraisal, Pinnacle Medical Plaza Property is one of the few class A medical and dental office properties in the Scripps Ranch submarket. According to the appraisal, the 2016 estimated population within a one-, three- and five- mile radius of Pinnacle Medical Plaza Property was 12,651, 136,188 and 246,143, respectively; and the average household income within the same radii was $141,252, $122,604 and $123,871, respectively.

According to the appraisal, the Pinnacle Medical Plaza Property is located within the Central County area of the San Diego County Medical Office Building market. As of the first quarter of 2017, the Central County area comprised approximately 113 medical office properties totaling 4.0 million square feet with a 5.7% vacancy rate. The appraiser concluded to market rents for the Pinnacle Medical Plaza Property of $37.80 per square foot, triple-net, for medical office space less than 10,000 square feet; and $33.00 per square foot, triple-net, for medical office space greater than 10,000 square feet, all with 3.0% annual escalations. Overall, the appraiser concluded that the in-place rent at Pinnacle Medical Plaza Property is 0.1% below market levels.

The following table presents certain information relating to comparable medical office leases for Pinnacle Medical Plaza Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/ Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Genesee Plaza San Diego, CA	1983/NAP	161,184	97%	10.5 miles	Roy Davis, MD	Feb. 2017 / 10.4 Years	5,315	$45.00	Modified Gross
Genesee Plaza San Diego, CA	1983/NAP	161,184	97%	10.5 miles	Scripps Health	Feb. 2016 / 4.0 Years	6,957	$47.40	Modified Gross
Torrey Reserve San Diego, CA	1999/NAP	10,774	71%	11.2 miles	Rady Children’s Hospital	Feb. 2016 / 5.0 Years	7,612	$45.00	NNN

Chancellor Park San Diego, CA	1989/NAP	195,733	95%	10.1 miles	UCSD Health	Mar. 2015 / 10.0 Years	34,316	$37.80	Modified Gross
Pacific Medical Plaza San Diego, CA	2009/NAP	50,925	100%	8.6 miles	UCSD MC/Family Practice	Dec. 2013 / 10.0 Years	17,794	$39.00	NNN

Lewis Medical Building San Diego, CA	1992/NAP	22,461	100%	15.9 miles	Regents of the University of CA	Oct. 2015 / 10.0 Years	22,461	$34.20	NNN

University Pacific Center San Diego, CA	1986/NAP	51,367	63%	17.1 miles	The Regents of UCSD	May. 2015 / 10.0 Years	15,601	$45.00	Modified Gross

(1)	Information obtained from the appraisal.

The Borrower. The borrower is LP Scripps Lot I LLC, a Delaware limited liability company. Reza Paydar, Robert V. Lankford, Alex Roudi, JW Investments Trust, Lankford Family Trust and The Zayanderoudi Family Trust are the guarantors of certain nonrecourse carveouts under the Pinnacle Medical Plaza Mortgage Loan.

The Borrower Sponsors. The borrower sponsors are Reza Paydar, Robert V. Lankford, Alex Roudi, JW Investments Trust, Lankford Family Trust, and The Zayanderoudi Family Trust. Mr. Paydar is a founding partner of Interwest Capital Corporation (“ICC”). Established in 2003, ICC’s commercial real estate portfolio consists of over $700.0 million in assets including more than 4,000 multifamily units and 1,000 hotel rooms. Mr. Paydar is a claimant in an arbitration proceeding alleging breach of contract by an affiliate of Mr. Roudi, unrelated to the Pinnacle Medical Plaza Property (see “Description of the Mortgage Pool – Litigation and Other Considerations” in the Preliminary Prospectus).

Escrows. The Pinnacle Medical Plaza Mortgage Loan documents provide for an upfront escrow at origination in the amount of $187,218 for real estate taxes. The Pinnacle Medical Plaza Mortgage Loan documents provide for ongoing monthly escrows of $31,203 for real estate taxes, $6,700 for tenant improvements and leasing commissions (subject to a cap of $250,000 so long as no event of default is continuing and the debt yield is no less than 7.0%), $1,340 for replacement reserves (subject to a cap of $50,000 so long as no event of default is continuing and the Pinnacle Medical Plaza Property is being adequately maintained as reasonably determined by the lender). The Pinnacle Medical Plaza Mortgage Loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing and (ii) the borrower provides the lender with evidence that the Pinnacle Medical Plaza Property’s insurance coverage is included in a blanket policy and such policy is in full force and effect and (iii) the borrower pays all applicable insurance premiums and provides the lender with evidence of renewals.

Lockbox and Cash Management. Upon the occurrence and during the continuance of a Cash Trap Event Period (as defined below), the Pinnacle Medical Plaza Mortgage Loan documents requires that the borrower establish a lockbox account and direct all tenants to deposit all rents directly into such lockbox account. Additionally, all revenues and other monies received by the borrower or property manager relating to the Pinnacle Medical Plaza Property will be deposited into the lockbox account. During a Cash Trap Event Period, all excess cash flow after payment of all sums due and payable under the Pinnacle Medical Plaza Mortgage Loan documents and all operating expenses will be retained by the lender.

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PINNACLE MEDICAL PLAZA

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the debt yield being less than 7.0% at the end of any calendar quarter; (iii) the date Sharp provides notice of its intention not to renew its lease or fails to exercise its extension option or renew its lease prior to May 31, 2025; (iv) the date that Sharp discontinues its business (i.e. “goes dark”) at the Pinnacle Medical Plaza Property; or (v) a decline in Sharp’s credit rating below ‘BBB-’ (or equivalent) by any of Fitch, Moody’s, S&P, Kroll, Morningstar or DBRS. A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default; with respect to clause (ii), upon the debt yield being equal to or greater than 7.0% for two consecutive calendar quarters; with respect to clause (iii), either (A) the occurrence of a Sharp Re-Tenanting Event (as defined below) or (B) the lender receiving satisfactory evidence that Sharp has exercised its extension or renewal option pursuant to the terms reasonably satisfactory to the lender; with respect to clause (iv), either (A) the occurrence of a Sharp Re-Tenanting Event (as defined below) or Sharp resuming its normal business operations at the Pinnacle Medical Plaza Property for two consecutive calendar quarters; and with respect to clause (v), upon the date the credit rating of Sharp has been restored to investment-grade by the relevant rating agencies. If the Cash Trap Event Period is continuing solely as a result of clause (iii) or clause (iv), then the sum of all excess cash flow held by the lender and the amount of funds then on deposit in the tenant improvements and leasing commissions reserve account is subject to a cap of $4,500,000 and all swept funds above the cap are required to be disbursed to the borrower.

A “Sharp Re-Tenanting Event” shall mean that the lender has received satisfactory evidence that the entire Sharp space has been leased to one or more satisfactory replacement tenants that have taken occupancy of the applicable space, are conducting normal business operations in such space and are paying full, unabated rent pursuant to the terms of a lease reasonably satisfactory to the lender under which all tenant improvement costs and leasing commissions have been paid or are adequately reserved for by the lender, such evidence to include, without limitation, a satisfactory estoppel from each such replacement tenant(s) affirming the foregoing.

Property Management. Pinnacle Medical Plaza Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Pinnacle Medical Plaza Property provided that certain conditions are satisfied, including (i) no event of default under the Pinnacle Medical Plaza Mortgage Loan documents has occurred and is continuing; (ii) in the event that in connection with such transfer, the manager will not thereafter continue to manage the Pinnacle Medical Plaza Property, then a replacement management agreement with a qualified manager must be executed acceptable to the lender; (iii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iv) if requested by the lender, rating agency confirmation from Fitch, KBRA and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the WFCM 2017-C40 certificates.

Rights of First Offer. Sharp has a right of first offer to purchase the Pinnacle Medical Plaza Property if the borrower markets the property for sale (the “Sharp ROFO”). The Sharp ROFO is not extinguished by foreclosure; however, the Sharp ROFO does not apply to foreclosure or deed-in-lieu thereof.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Pinnacle Medical Plaza Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Pinnacle Medical Plaza Property, as well as loss of rents and/or business interruption insurance for a period no less than 12 months following the occurrence of a casualty event together with a six-month extended period of indemnity.

Windstorm and Flood Insurance. The loan documents require windstorm and flood insurance covering the full replacement cost of Pinnacle Medical Plaza Property during the loan term. At the time of loan closing, Pinnacle Medical Plaza Property had windstorm insurance coverage and flood insurance in the maximum limit available under the National Flood Insurance Program together with excess coverage.

Earthquake Insurance. The loan documents do not require earthquake insurance. The seismic report indicated a probable maximum loss of 5.0% for the Pinnacle Medical Plaza Property.

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WINSLOW BAY COMMONS

T·J·maxx

T·J·MAXX
HomeGoods
PETSMART
WORLD MARKET
Pier 1 Imports
ROSS

WORLD MARKET

ROSS
DRESS FOR LESS
HomeGoods

DICK'S
SPORTING GOODS

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WINSLOW BAY COMMONS

Lake Norman State Park
Troutman
Winslow Bay Commons
IREDELL COUNTY
Mooresville
Mt. Mourne
Lake Norman
Davidson
Cornelius
MECKLENBURG COUNTY
CHARLOTTE

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No. 7 – Winslow Bay Commons

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance:	$25,800,000			Specific Property Type:	Anchored
Cut-off Date Balance:	$25,800,000			Location:	Mooresville, NC
% of Initial Pool Balance:	3.7%			Size:	255,598 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$100.94
Borrower Name:	DDRTC Winslow Bay Commons LLC			Year Built/Renovated:	2003/NAP
Borrower Sponsors:	DDRTC Core Retail Fund, LLC			Title Vesting:	Fee
Mortgage Rate:	3.820%			Property Manager:	Self-managed
Note Date:	August 14, 2017			4th Most Recent Occupancy (As of):	98.9% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	97.7% (12/31/2014)
Maturity Date:	September 11, 2027			2nd Most Recent Occupancy (As of):	97.6% (12/31/2015)
IO Period:	120 months			Most Recent Occupancy (As of):	98.6% (9/30/2016)
Loan Term (Original):	120 months			Current Occupancy (As of):	99.4% (7/6/2017)
Seasoning:	1 month
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$3,521,217 (12/31/2014)
Call Protection:	L(25),D(88),O(7)			3rd Most Recent NOI (As of):	$3,509,635 (12/31/2015)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$3,578,409 (12/31/2016)
Additional Debt:	None			Most Recent NOI (As of):	$3,552,567 (TTM 6/30/2017)
Additional Debt Type:	NAP			U/W Revenues:	$4,485,287
				U/W Expenses:	$914,550
				U/W NOI:	$3,570,737
				U/W NCF:	$3,258,501
				U/W NOI DSCR:	3.57x
				U/W NCF DSCR:	3.26x
Escrows and Reserves(1):				U/W NOI Debt Yield:	13.8%
				U/W NCF Debt Yield:	12.6%
Type:	Initial	Monthly	Cap (If Any)	As-Is Appraised Value:	$56,350,000
Taxes	$0	Springing	NAP	As-Is Appraisal Valuation Date:	July 17, 2017
Insurance	$0	Springing	NAP	Cut-off Date LTV Ratio:	45.8%
Replacement Reserves	$0	Springing	$0	LTV Ratio at Maturity:	45.8%

(1)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (“Winslow Bay Commons Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in an anchored retail center located in Mooresville, North Carolina (“Winslow Bay Commons Property”). The Winslow Bay Commons Mortgage Loan was originated on August 14, 2017 by Wells Fargo Bank, National Association. The Winslow Bay Commons Mortgage Loan had an original principal balance of $25,800,000, has an outstanding principal balance as of the Cut-off Date of $25,800,000 and accrues interest at an interest rate of 3.820% per annum. Winslow Bay Commons Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments throughout the term of the Winslow Bay Commons Mortgage Loan. The Winslow Bay Commons Mortgage Loan matures on September 11, 2027.

Following the lockout period, the borrower has the right to defease Winslow Bay Commons Mortgage Loan in whole, but not in part, on any date before March 11, 2027. In addition, the Winslow Bay Commons Mortgage Loan is prepayable without penalty on or after March 11, 2027.

Sources and Uses

Sources			Uses
Original Mortgage Loan amount	$25,800,000	68.0%	Loan payoff(1)	$37,680,787	99.4%
Borrower sponsor’s new cash equity	12,117,347	32.0	Closing costs	236,560	0.6
Total Sources	$37,917,347	100.0%	Total Uses	$37,917,347	100.0%

(1)	The previous loan on the Subject was securitized in BACM 2007-3.

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WINSLOW BAY COMMONS

The Property. The Winslow Bay Commons Property is a 255,598 square foot anchored retail center situated on a 39.1-acre site and located in Mooresville, North Carolina. The Winslow Bay Commons Property consists of six buildings, five of which were built in 2003 and one of which was built in 2005. The Winslow Bay Commons Property is anchored by Dick’s Sporting Goods and Ross Dress for Less, and other major tenants include Cost Plus World Market, T.J. Maxx, HomeGoods, Petsmart and Michaels. The remainder of the rent roll is granular with no other tenant making up more than 5.0% of the underwritten income. The Winslow Bay Commons Property is also shadow anchored by a SuperTarget, which is not part of the collateral. Investment grade tenants account for approximately 40.2% of the net rentable area and 30.5% of the underwritten rent at the Winslow Bay Commons Property. The Winslow Bay Commons Property has 1,456 surface parking spaces, resulting in a parking ratio of 5.7 spaces per 1,000 square feet. As of July 6, 2017, the Winslow Bay Commons Property was 99.4% occupied by 29 tenants. Since 2007, the Winslow Bay Commons Property has averaged 97.0% occupancy.

The following table presents certain information relating to the tenancy at Winslow Bay Commons Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF(2)	Occupancy Cost(2)	Lease Expiration Date

Shadow Anchor
SuperTarget	A-/A2/A				Shadow Anchor – Not Part of the Collateral

Anchor Tenants
Dick’s Sporting Goods	NR/NR/NR	45,644	17.9%	$12.75	$581,961	15.0%	NAV	NAV	1/31/2019(3)
Ross Dress For Less	NR/A3/A-	30,187	11.8%	$11.00	$332,057	8.6%	NAV	NAV	1/31/2019 (4)
Total Anchor Tenants		75,831	29.7%	$12.05	$914,018	23.6%

Major Tenants
Cost Plus World Market	NR/Baa1/BBB+	18,300	7.2%	$17.00	$311,100	8.0%	$149	13.3%	1/31/2019 (5)
T.J. Maxx	NR/A2/A+	30,000	11.7%	$9.35	$280,500	7.3%	$358	3.4%	3/31/2018(6)
HomeGoods	NR/A2/A+	24,335	9.5%	$10.50	$255,518	6.6%	$235	5.6%	4/30/2022 (7)
Petsmart	NR/B1/B+	19,435	7.6%	$12.95	$251,683	6.5%	NAV	NAV	1/31/2019 (8)
Michaels	NR/NR/BB-	21,300	8.3%	$11.75	$250,275	6.5%	$213	6.6%	3/31/2023 (9)
Total Major Tenants		113,370	44.4%	$11.90	1,349,076	34.9%

In Place Tenants		64,897	25.4%	$24.72	$1,604,562	41.5%

Occupied Collateral Total		254,098	99.4%	$15.22	$3,867,656	100.0%

Vacant Space		1,500	0.6%

Collateral Total		255,598	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Sales PSF and Occupancy Costs are for the trailing 12 months as of December 31, 2016.

(3)	Dick’s Sporting Goods has four, five-year renewal options.

(4)	Ross Dress for Less has three, five-year renewal options.

(5)	Cost Plus World Market has two, five-year renewal option.

(6)	T.J. Maxx has two, five-year renewal option.

(7)	HomeGoods has four, five-year renewal options.

(8)	Petsmart has four, five-year renewal options.

(9)	Michaels has two, five-year renewal options.

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WINSLOW BAY COMMONS

The following table presents certain information relating to the lease rollover schedule at Winslow Bay Commons Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	1	1,400	0.5%	1,400	0.5%	$38,472	1.0%	$27.48
2017	0	0	0.0%	1,400	0.5%	$0	0.0%	$0.00
2018	6	61,772	24.2%	63,172	24.7%	$884,262	22.9%	$14.31
2019	13	132,866	52.0%	196,038	76.7%	$1,934,717	50.0%	$14.56
2020	1	1,400	0.5%	197,438	77.2%	$35,000	0.9%	$25.00
2021	1	1,400	0.5%	198,838	77.8%	$49,896	1.3%	$35.64
2022	2	25,735	10.1%	224,573	87.9%	$277,358	7.2%	$10.78
2023	3	25,525	10.0%	250,098	97.8%	$431,579	11.2%	$16.91
2024	1	0	0.0%	250,098	97.8%	$108,372	2.8%	$0.00
2025	0	0	0.0%	250,098	97.8%	$0	0.0%	$0.00
2026	0	0	0.0%	250,098	97.8%	$0	0.0%	$0.00
2027	1	4,000	1.6%	254,098	99.4%	$108,000	2.8%	$27.00
Thereafter	0	0	0.0%	254,098	99.4%	$0	0.0%	$0.00
Vacant	0	1,500	0.6%	255,598	100.0%	$0	0.0%	$0.00
Total/Weighted Average	29	255,598	100.0%			$3,867,656	100.0%	$15.22

(1)	Information obtained from the underwritten rent roll.

(2)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at Winslow Bay Commons Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	9/30/2016(1)(2)	7/6/2017(3)
98.9%	97.7%	97.6%	98.6%	99.4%

(1)	Information obtained from the borrower.

(2)	2016 historical vacancy is taken as of third quarter.

(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at Winslow Bay Commons Property:

Cash Flow Analysis

	2014	2015	2016	TTM 6/30/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$3,726,712	$3,739,956	$3,749,355	$3,777,884	$3,867,656	86.2%	$15.13
Grossed Up Vacant Space	0	0	0	0	$42,900	1.0	.17
Total Reimbursables	551,517	581,729	604,843	626,341	698,382	15.6	2.73
Other Income	26,055	20,455	72,708	71,878	71,878	1.6	0.28
Less Vacancy & Credit Loss	0	0	0	0	(195,528)(1)	(4.4)	(.76)
Effective Gross Income	$4,304,283	$4,342,140	$4,426,906	$4,476,103	$ 4,485,287	100.0%	$17.55

Total Operating Expenses	$783,067	$832,505	$848,497	$923,536	$914,550	20.4%	$3.58

Net Operating Income	$3,521,217	$3,509,635	$3,578,409	$3,552,567	$ 3,570,737	79.6%	$13.97
TI/LC	0	0	0	0	225,293	5.0	0.88
Replacement Reserves	0	0	0	0	86,943	1.9	0.34
Net Cash Flow	$3,521,217	$3,509,635	$3,578,409	$3,552,567	$3,258,501	72.6%	$12.75

NOI DSCR	3.52x	3.51x	3.58x	3.56x	3.57x
NCF DSCR	3.52x	3.51x	3.58x	3.56x	3.26x
NOI DY	13.6%	13.6%	13.9%	13.8%	13.8%
NCF DY	13.6%	13.6%	13.9%	13.8%	12.6%

(1)	The underwritten economic vacancy is 5.0%. The Winslow Bay Commons Property was 99.4% physically occupied as of July 6, 2017.

Appraisal. As of the appraisal valuation date of July 17, 2017, The Winslow Bay Commons Property had an “as-is” appraised value of $56,350,000. The appraised value includes $750,000 attributed to the Release Parcel (see “Partial Release” section).

Environmental Matters. According to a Phase I environmental site assessment dated November 11, 2016, there was no evidence of any recognized environmental conditions at the Winslow Bay Commons Property.

Market Overview and Competition. The Winslow Bay Commons Property is located in Mooresville, North Carolina, approximately 27.9 miles north of Charlotte, North Carolina. The Winslow Bay Commons Property benefits from its location at the intersection of

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Interstate 77 and Route 150, which experiences an average daily traffic count of 28,000 vehicles. The surrounding area is improved with complementary retail and commercial uses, including Sam’s Club, Lowe’s and a Walmart Superstore. According to a third party market research report, the 2017 estimated population within a one-, three- and five-mile radius of the Winslow Bay Commons Property was 4,988, 28,593, and 65,502, respectively. The 2017 estimated average household income within the same radii was $102,869, $89,644, and $90,508, respectively. Per the appraisal, the surrounding area is a very attractive residential area for commuters to Charlotte and those wanting to live on or near Lake Norman. Homes on Lake Norman and within developments with lake access are some of the most desired neighborhoods in the Charlotte region with approximately 195 homes priced above $1 million within a three-mile radius of the Winslow Bay Commons Property.

According to the appraisal, the Winslow Bay Commons Property is located in the Iredell County submarket of the Charlotte retail market. As of mid-year 2017, the submarket reported total inventory of approximately 10.5 million square feet with a current vacancy rate of 5.1%. The appraiser concluded to market rents for the Winslow Bay Commons Property of $12.00 per square foot for anchor space, $16.50 per square foot for junior anchor space, $20.00 per square foot for in-line space over 4,000 square feet, and $25.00 per square foot for in-line space less than 2,500 square feet, all on a triple-net basis. In total, the appraiser concluded that the in-place rents at the Winslow Bay Commons Property are approximately 2.7% below market.

The following table presents certain information relating to comparable properties the Winslow Bay Commons Property:

Comparable Properties(1)

	Winslow Bay Commons (Subject)	Mooresville Crossing I & II	Plantation Pointe	Mooresville Crossings	Consumer Square	Mooresville Festival
Location	Mooresville, NC	Mooresville, NC	Mooresville, NC	Mooresville, NC	Mooresville, NC	Mooresville, NC
Distance from Subject	--	0.1 miles	0.1 miles	0.3 miles	0.8 miles	0.8 miles
Year Built/Renovated	2003	2007/2009	2005/2014	1998/2016	1999/NAP	1990/2004
Anchors	Target, (Shadow Anchor), Dick’s Sporting Goods, Ross Dress for Less	Best Buy, Bed, Bath & Beyond, Old Navy, Staples, Petco, Ashley Furniture	Sam’s Club	Lowe’s Home Improvement, Hobby Lobby	Walmart, Gander Mountain, Ollie’s Bargain Outlet, Planet Fitness, Rugged Wearhouse, Dollar Tree, Jo-Ann	Belk, Kohl’s, Big Lots
Total GLA	255,598 SF(2)	238,698 SF	154,730 SF	178,827 SF	579,391 SF	215,935 SF
Total Occupancy	99.4%(2)	99.0%	100.0%	100.0%	96.0%	97.0%

(1)	Information obtained from the appraisal.

(2)	Information obtained from underwritten rent roll.

The Borrower. The borrower is DDRTC Winslow Bay Commons LLC, a Delaware limited liability company and single purpose entity with one independent director. DDRTC Winslow Bay Commons LLC is 100.0% indirectly owned by DDRTC Core Retail Fund, LLC, a joint venture between TREA Retail Property Portfolio 2006 LLC (“TREA”), a wholly-owned subsidiary of Teachers Insurance and Annuity Association (“TIAA”) (85.0% membership interest), and DDR TC LLC, a wholly-owned subsidiary of DDR Corp. (“DDR”) (15.0% membership interest). DDRTC Core Retail Fund, LLC is the guarantor of certain nonrecourse carveouts under the Winslow Bay Commons Mortgage Loan.

The Borrower Sponsors. The borrower sponsors are DDRTC Core Retail Fund, LLC. DDR is a self-administered and self-managed real estate investment trust in the business of acquiring, owning, developing, redeveloping, expanding, leasing and managing shopping centers. Headquartered in Beachwood, Ohio, DDR’s shopping center portfolio features open-air, value-oriented neighborhood and community centers, mixed-use centers and lifestyle centers located in prime markets with stable populations and high-growth potential. As of February 10, 2017, DDR’s portfolio consisted of 317 shopping centers (including 152 centers owned through joint ventures) and more than 650 acres of undeveloped land (of which approximately 100 acres are owned through unconsolidated joint ventures) throughout 35 states as well as Puerto Rico (14 assets). TIAA serves approximately 5.0 million active and retired employees participating at more than 15,000 institutions and had over $938.0 billion in combined assets under management as of the first quarter of 2017. As of June 30, 2017, TIAA’s Real Estate Account had $24.8 billion in net assets.

Escrows. The Winslow Bay Commons Mortgage Loan documents do not require ongoing monthly escrows for taxes as long as (i) no event of default has occurred and is continuing and (ii) the borrower provides the lender with evidence that the Winslow Bay Commons Property taxes have been paid. The Winslow Bay Commons Mortgage Loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing and (ii) the borrower provides the lender with evidence that the Winslow Bay Commons Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect. The Winslow Bay Commons Mortgage Loan documents do not require ongoing monthly escrows for replacement reserves as long as (i) no event of default has occurred and is continuing, and (ii) the Winslow Bay Commons Property is being adequately maintained as determined by the lender based on annual site inspections.

Lockbox and Cash Management. Upon the occurrence and during the continuance of a Cash Trap Event Period (as defined below), the borrower will be required to establish a lender-controlled lockbox account and direct all tenants to deposit all rents directly into such lockbox account. Additionally, all revenues and other monies received by the borrower or property manager relating to the Winslow Bay Commons Property will be deposited into the lockbox account within one business day of receipt. During a Cash Trap

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Event Period, all excess cash flow after payment of all sums due and payable under the Winslow Bay Commons Mortgage Loan documents and all operating expenses will be retained by the lender as additional collateral.

A “Cash Trap Event Period” means the occurrence of (i) an event of default or (ii) the trailing 12-month net operating income (“NOI”) debt yield falling below 7.75% for two consecutive calendar quarters. A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default, and with respect to clause (ii), upon the trailing 12-month NOI debt yield being greater than or equal to 8.25% for two consecutive calendar quarters.

In lieu of a cash flow sweep, the borrower may provide a letter of credit, or a guaranty from DDRTC Core Retail Fund, LLC, or post cash, equal to an amount that would have otherwise been swept in a cash flow sweep event, but not less than the amount swept assuming an NOI that yields a 7.75% NOI debt yield, refreshed annually on the anniversary of the trigger event.

Property Management. The Winslow Bay Commons Property is managed by an affiliate of the borrower.

Assumption. The borrower has the two-time right to transfer Winslow Bay Commons Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iii) if requested by lender, rating agency confirmation that the sale and assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-C40 certificates.

Partial Release. As long as no event of default has occurred and is continuing, the borrower has the right to the free release of a certain unimproved outparcel (the “Release Parcel”) at the Winslow Bay Commons Property in connection with the sale of the Release Parcel (see “Appraisal” section).

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Winslow Bay Commons Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Winslow Bay Commons Property, as well as business interruption insurance covering no less than an amount equal to 100% of the projected gross income from the Winslow Bay Commons Property on an actual loss sustained basis for a period beginning on the date of business interruption and continuing until the restoration of the Winslow Bay Commons Property is completed, or the 18-month period following the occurrence of a casualty event, together with a twelve-month extended period of indemnity.

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DEL AMO FASHION CENTER

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DEL AMO FASHION CENTER

Los Angeles International Airport
Inglewood
El Segundo
Hawthorne
Del Aire
Compton
Gardena
Lawndale
Alondra Park
Manhattan Beach
Hermosa Beach
Redondo Beach
Torrance
Del Amo Fashion Center
LOS ANGELES COUNTY
Pacific Ocean
Carson
LOS ANGELES
Palos Verdes Estates
Lomita
Pacific Coast Hwy
Wilmington
Rolling Hills Estates
Rolling Hills
Rancho Palos Verdes
San Pedro
PORT OF LOS ANGELES
Terminal Island

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No. 8 – Del Amo Fashion Center

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance(1):	$25,000,000			Specific Property Type:	Super Regional Mall
Cut-off Date Balance(1):	$25,000,000			Location:	Torrance, CA
% of Initial Pool Balance:	3.5%			Size:	1,769,525 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$259.56
Borrower Names:	Del Amo Fashion Center Operating Company, L.L.C.			Year Built/Renovated:	1961/2017
Borrower Sponsor:	Simon Property Group, L.P.; Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, N.A.			Title Vesting:	Fee
Mortgage Rate:	3.6575%			Property Manager:	Self-managed
Note Date:	May 12, 2017			4th Most Recent Occupancy (As of)(3):	93.5% (12/31/2014)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(3):	86.1% (12/31/2015)
Maturity Date:	June 1, 2027			2nd Most Recent Occupancy (As of) (3):	91.5% (12/31/2016)
IO Period:	120 months			Most Recent Occupancy (As of) (3):	85.2% (5/15/2017)
Loan Term (Original):	120 months			Current Occupancy (As of)(3):	85.2% (5/15/2017)
Seasoning:	4 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$28,984,156 (12/31/2014)
Call Protection:	L(28),D(85),O(7)			3rd Most Recent NOI (As of):	$35,039,436 (12/31/2015)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of):	$51,101,092 (12/31/2016)
Additional Debt(1):	Yes			Most Recent NOI (As of):	$53,218,707 (TTM 3/31/2017)
Additional Debt Type(1):	Pari Passu; Subordinate Secured Debt
				U/W Revenues:	$81,259,520
				U/W Expenses:	$21,915,628
				U/W NOI(4):	$59,343,892
				U/W NCF(4):	$56,965,434
Escrows and Reserves(2):				U/W NOI DSCR(1):	3.48x
				U/W NCF DSCR(1):	3.34x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield(1):	12.9%
Taxes	$0	Springing	NAP	U/W NCF Debt Yield(1):	12.4%
Insurance	$0	Springing	NAP	As-Is Appraised Value(5):	$1,155,000,000
Replacement Reserves	$0	Springing	$446,400	As-Is Appraisal Valuation Date(5):	April 23, 2017
TI/LC Reserve	$0	Springing	$6,465,600	Cut-off Date LTV Ratio(1)(5):	39.8%
Other	$8,071,240	$0	NAP	LTV Ratio at Maturity or ARD(1)(5):	39.8%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the funded outstanding principal balance of the Del Amo Fashion Center Senior Loan (as defined below).

(2)	See “Escrows” section.

(3)	See “Historical Occupancy” section.

(4)	See “Cash Flow Analysis” section.

(5)	As of the appraisal valuation date of April 23, 2017, the Del Amo Fashion Center Property had an “as-is” appraised value of $1,155,000,000. The appraiser also concluded to an “as-stabilized” value of $1,255,000,000 as of May 1, 2019, which equates to an “as-stabilized” loan-to-value-ratio of 36.6% and an “as-stabilized” loan-to-value ratio at maturity of 36.6%.

The Mortgage Loan. The mortgage loan (the “Del Amo Fashion Center Mortgage Loan”) is part of a whole loan (the “Del Amo Fashion Center Whole Loan”) that is evidenced by 17 pari passu promissory A-notes in the aggregate original principal amount of $375,800,000, which are pari passu with each other, 17 promissory B-Notes in the aggregate original amount of $83,500,000, which are subordinate to the A-Notes and pari passu with each other (such A-Notes and B-Notes, collectively, the “Del Amo Fashion Center Senior Loan”) and twelve subordinate promissory notes in the aggregate original principal amount of $125,700,000, which are evidenced by four notes from each of three tranches (C-Notes, D-Notes and E-Notes, each of which is subordinate to the Del Amo Fashion Center Senior Loan and to each other such tranche with a prior alphabetical designation (collectively, the “Del Amo Fashion Center Subordinate Loan”), which are secured by a first priority fee mortgage encumbering 1,769,525 square feet of a super regional mall in Torrance, California (the “Del Amo Fashion Center Property”). Promissory Notes A-2-4 and B-2-4, in the aggregate principal amount of $25,000,000, are from each of the A and B tranches of pari passu components that comprise the Del Amo Fashion Center Senior Loan and represent the Del Amo Fashion Center Mortgage Loan and will be included in the WFCM 2017-C40 Trust.

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DEL AMO FASHION CENTER

The Del Amo Fashion Center Whole Loan was co-originated on May 12, 2017 by Wells Fargo Bank, National Association, Bank of America, N.A., Barclays Bank PLC, and Société Générale. The Del Amo Fashion Center Whole Loan had an original principal balance of $585,000,000, has an outstanding principal balance as of the Cut-off Date of $585,000,000 and accrues interest at an interest rate of 3.6575% per annum. The Del Amo Fashion Center Whole Loan had an initial term of 120 months, has a remaining term of 116 months as of the Cut-off Date and requires payments of interest only through the term of the Del Amo Fashion Center Whole Loan. The Del Amo Fashion Center Whole Loan matures on June 1, 2027.

Notes A-2-4 and B-2-4, which will be contributed to the WFCM 2017-C40 Trust, had an aggregate original principal balance of $25,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $25,000,000 and represent a non-controlling interest in the Del Amo Fashion Center Whole Loan. The following table presents a summary of the promissory notes comprising the Del Amo Fashion Center Whole Loan. The Del Amo Fashion Center Whole Loan is expected to be serviced pursuant to the trust and servicing agreement for the DAFC 2017-AMO transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Del Amo Fashion Center Whole Loan” in the Preliminary Prospectus.

Note Summary(1)(2)

Notes	Original Balance	Note Holder	Controlling Interest
A-1-1	$12,125,000	DAFC 2017-AMO	Yes
A-1-2	$36,821,000	BANK 2017-BNK5	No
A-1-3	$24,547,000	BANK 2017-BNK6	No
A-1-4	$20,457,000	CGCMT 2017-B1	No
A-2-1	$12,125,000	DAFC 2017-AMO	No
A-2-2-A	$24,547,333	WFCM 2017-C39	No
A-2-2-B	$12,273,667	Barclays Bank PLC	No
A-2-3	$24,547,000	WFCM 2017-C38	No
A-2-4	$20,457,000	WFCM 2017-C40	No
A-3-1	$12,125,000	DAFC 2017-AMO	No
A-3-2	$40,912,500	UBS 2017-C3	No
A-3-3	$36,821,250	UBS 2017-C2	No
A-3-4	$4,091,250	UBS 2017-C4 (expected)	No
A-4-1	$12,125,000	DAFC 2017-AMO	No
A-4-2	$36,821,000	BANK 2017-BNK5	No
A-4-3	$24,547,000	WFCM 2017-C38	No
A-4-4	$20,457,000	BANK 2017-BNK6	No
B-1-1	$2,700,000	DAFC 2017-AMO	No
B-1-2	$8,179,000	BANK 2017-BNK5	No
B-1-3	$5,453,000	BANK 2017-BNK6	No
B-1-4	$4,543,000	BANK 2017-BNK6	No
B-2-1	$2,700,000	DAFC 2017-AMO	No
B-2-2-A	$5,452,667	WFCM 2017-C39	No
B-2-2-B	$2,726,333	Barclays Bank PLC	No
B-2-3	$5,453,000	WFCM 2017-C38	No
B-2-4	$4,543,000	WFCM 2017-C40	No
B-3-1	$2,700,000	DAFC 2017-AMO	No
B-3-2	$9,087,500	UBS 2017-C3	No
B-3-3	$8,178,750	UBS 2017-C2	No
B-3-4	$908,750	UBS 2017-C4 (expected)	No
B-4-1	$2,700,000	DAFC 2017-AMO	No
B-4-2	$8,179,000	BANK 2017-BNK5	No
B-4-3	$5,453,000	WFCM 2017-C38	No
B-4-4	$4,543,000	BANK 2017-BNK6	No
Subordinate Loan	$125,700,000	DAFC 2017-AMO	No
Total	$585,000,000
(1)	The promissory notes currently held by Wells Fargo Bank, National Association, Bank of America, N.A., Barclays Bank PLC, and Société Générale and are expected to be contributed to future securitization transactions or may be otherwise transferred at any time. The lender provides no assurances that any non-securitized pari passu note will not be split further.

(2)	The B-Notes are subordinate to the A-Notes.

Following the lockout period, the borrower has the right to defease the Del Amo Fashion Center Whole Loan in whole, but not in part, on any date before December 1, 2026. In addition, the Del Amo Fashion Center Whole Loan is prepayable without penalty on or after December 1, 2026. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) May 2, 2020.

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DEL AMO FASHION CENTER

Sources and Uses

Sources			Uses
Original whole loan amount(1)	$585,000,000	100.0%	Loan payoff	$511,127,344	87.4%
			Closing Costs	3,288,487	0.6
			Return of Equity	70,584,168	12.1
Total Sources	$585,000,000	100.0%	Total Uses	$585,000,000	100.0%

(1)	The Del Amo Fashion Center Mortgage Loan is part of the Del Amo Fashion Center Whole Loan, which is comprised of seventeen promissory A-Notes (which are pari passu with each other) with an aggregate principal balance of $375,800,000, seventeen promissory B-Notes (which are subordinate to the A-Notes and pari passu with each other) with an aggregate principal balance of $83,500,000, and twelve subordinate mortgage notes with an aggregate principal balance of $125,700,000.

The Property. The Del Amo Fashion Center Property consists of 1,769,525 square feet of traditional mall, open air lifestyle and entertainment space which together with the non-collateral Macy’s and Sears anchors comprise the 2.51 million square feet Del Amo Fashion Center mall, the largest shopping center in the western United States. The Del Amo Fashion Center Property is located in the suburban community of Torrance, California, at the intersection of Hawthorne and Sepulveda Boulevards. Hawthorne Boulevard is a ten-lane arterial providing access to the Pacific Coast Highway to the south and I-105 to the north. Sepulveda Boulevard is an eight-lane thoroughfare that provides access between Redondo Beach and I-110.

The Del Amo Fashion Center Property is a two-level super regional mall with a diverse tenancy including large chain stores such as Dick’s Sporting Goods, H&M, XXI Forever and Crate & Barrel, restaurants including P.F. Chang’s China Bistro, Lazy Dog Cafe, Great Maple and Din Tai Fung (a Michelin-starred restaurant), entertainment options including the 18-screen AMC Theatres and Dave & Buster’s (not yet open), as well as over 100 in-line retailers and brands including 25 first-to-market brands including Arhaus Furniture, Kate Spade New York, Hugo Boss, J. Crew, Lululemon and Michael Kors. Collateral anchors include J.C. Penney and Nordstrom. The Del Amo Fashion Center Property was 85.2% leased as of May 15, 2017 to 208 retail and restaurant tenants. Included in the collateral are 11,892 parking spaces (approximately 6.7 spaces per 1,000 square feet).

The Del Amo Fashion Center Property is currently undergoing a $423 million redevelopment that started in 2013. The multi-phased project includes (i) the renovation of the north mall area and creation of the new Patio Café Dining Pavilion which opened in 2014 and includes ten eateries, seating for 700, floor to ceiling living plant walls, skylights and lounge areas with complimentary Wi-Fi, (ii) the addition of approximately 350,000 square feet of in-line shops, the Nordstrom anchor and a multi-level parking deck, delivered in 2015, (iii) the renovation of the south mall area, completed in November 2016, (iv) the construction of the Dick’s Sporting Goods store, which opened in June 2017, and additional adjacent in-line stores and renovation of neighboring in-line stores, which construction and renovation was expected to have been completed in May 2017, (v) the build-out of two restaurant pads, BRIO Tuscan Grille and EMC Seafood & Raw Bar (which is expected to be completed in 2017), and (vi) the construction of the Marshalls and Dave & Buster’s which is expected to be completed in May 2018. The remaining cost of the redevelopment has not been reserved for under the Del Amo Fashion Center Whole Loan documents and such redevelopment is not required to be completed by the Del Amo Fashion Center Borrower.

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The following table presents certain information relating to the tenancy at the Del Amo Fashion Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF(3)	Occupancy Cost(3)	Lease Expiration Date
Anchor Tenants – Not Part of Collateral
Macy’s	BBB/Baa3/BBB-	423,307		ANCHOR OWNED – NOT PART OF THE COLLATERAL
Sears	CC/Caa2/CCC+	313,495

Anchor Tenants
J.C. Penney	B+/B1/B+	163,346	9.2%	$2.80	$457,325	0.9%	$129	N/A	12/31/2018
Nordstrom	BBB+/Baa1/BBB+	138,000	7.8%	$0(4)	$0(4)	0.0%(4)	$373	N/A	2/28/2031
AMC Theaters	NR/B1/NR	76,800	4.3%	$39.93	$3,066,624	6.1%	$961,500(6)	17.7%	9/30/2021
Total Anchor Tenants		378,146	21.4%	$14.67(5)	$3,523,949	7.0%

Major Tenants
LA Fitness	NR/NR/NR	47,137	2.7%	$38.02	$1,792,237	3.6%	N/A	N/A	1/31/2022
Dave & Buster’s(7)	NR/NR/NR	42,336	2.4%	$34.00	$1,439,424	2.9%	N/A	N/A	4/30/2033
Dick’s Sporting Goods	NR/NR/NR	83,210	4.7%	$16.25	$1,352,163	2.7%	N/A	N/A	4/30/2027
H&M	NR/NR/NR	25,086	1.4%	$42.90	$1,076,189	2.1%	N/A	N/A	1/31/2026
Zara	NR/NR/NR	26,802	1.5%	$39.20	$1,050,625	2.1%	$328	12.0%	10/31/2027
Burlington Coat Factory	NR/NR/NR	60,000	3.4%	$14.00	$840,000	1.7%	N/A	N/A	1/31/2025(8)
Marshalls(7)	NR/A2/A+	30,716	1.7%	$24.50	$752,542	1.5%	N/A	N/A	2/29/2028
Express	NR/NR/NR	11,208	0.6%	$66.19	$741,858	1.5%	N/A	N/A	1/31/2026
Old Navy	BB+/Baa2/BB+	17,990	1.0%	$39.62	$712,799	1.4%	$433	9.7%	1/31/2024
XXI Forever	NR/NR/NR	20,217	1.1%	$35.00	$707,595	1.4%	$377	13.4%	1/31/2018
Total Major Tenants		364,702	20.6%	$28.70	10,465,431	20.8%

Non-Major Tenants(9)		764,810	43.2%	$47.61	$36,415,851	72.2%

Occupied Collateral Total		1,507,658	85.2%	$33.43	$50,405,231	100.0%

Vacant Space		261,867	14.8%

Collateral Total		1,769,525	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through July 1, 2018.

(3)	Sales PSF and Occupancy Costs are for the trailing 12-month period ending March 31, 2017 for Old Navy and XXI Forever, and 2016 for all other tenants.

(4)	Nordstrom opened in October 2015 and does not pay base rent but pays percentage rent equivalent to 2% of sales over a $60.0 million breakpoint.

(5)	The Total Anchor Tenants Annual U/W Base Rent PSF excludes Nordstrom square footage. Including Nordstrom, the Annual U/W Base Rent PSF is $9.32.

(6)	Sales PSF represents Sales per screen, based on 18 screens.

(7)	Dave & Buster’s and Marshalls have executed leases with expected May 2018 commencement dates. The Del Amo Fashion Center Whole Loan guarantor has signed a ten-year master lease which provides for the annual rent obligations for these tenants.

(8)	Burlington Coat Factory has the option to terminate its lease at any time upon at least 270 days’ prior written notice.

(9)	Non-Major Tenants include eleven tenants (2.1% of NRA and 3.4% of underwritten rent) with signed leases with future commencement dates (June 13, 2017 to January 1, 2018).

As of the trailing-twelve-month period that ended on March 31, 2017, the Del Amo Fashion Center Property had total comparable in-line sales of $124.3 million, with average in-line sales of $611 PSF and an occupancy cost of 13.7%. While the renovations and redevelopment have been ongoing at the Del Amo Fashion Center Property since 2013, in-line sales per square foot have grown from $441 per square foot to $611 per square foot, representing a 39% increase from 2013 to the trailing twelve month period that ended on March 31, 2017.

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DEL AMO FASHION CENTER

The following table presents a summary of historical comparable in-line sales at the Del Amo Fashion Center Property:

Comparable In-Line Sales Summary(1)

	2013	2014	2015	2016	3/31/2017 TTM
In-Line Sales PSF	$441	$449	$499	$560	$611
Occupancy Cost	14.3%	14.7%	15.9%	14.4%	13.7%

(1)	Information as provided by the borrower sponsor and only include tenants reporting comparable sales.

The following table presents certain information relating to the historical anchor sales at the Del Amo Fashion Center Property:

Anchor Sales Summary

Tenant Name	2014	2015	2016	Sales PSF(1)
Macy’s (non-collateral)(2)(3)	$75,100,000	$62,000,000	$73,895,000	$175
Sears (non-collateral) (2)(4)	$32,500,000	$30,200,000	NAV(5)	$96
Nordstrom(6)	NAV	NAV	$51,480,000	$373
J.C. Penney	$23,689,000	$24,372,000	$21,061,000	$129
AMC Theaters(7)	$17,979,000	$18,114,000	$17,307,000	$961,500

(1)	Sales (PSF) reflects most recent year-end sales figures available.

(2)	Sales figures reflect estimates for non-collateral anchors.

(3)	Macy’s currently operates two stores at the Del Amo Fashion Center Property, totaling 423,307 square feet. Sales figures are representative of both stores. The 2014 sales figures represents three Macy’s stores.

(4)	Sears occupies 313,495 square feet, with approximately two levels being used for merchandizing and one level being used for office space. When excluding the office space, the adjusted estimated Sales figure is approximately $144 per square feet.

(5)	2016 sales data not yet available.

(6)	Nordstrom opened in October 2015.

(7)	AMC Theaters Sales PSF reflects sales per screen, based on 18 screens.

The following table presents certain information relating to the lease rollover schedule at the Del Amo Fashion Center Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM/2017	8	26,342	1.5%	26,342	1.5%	$1,040,552	2.1%	$39.50
2018	11	204,233	11.5%	230,575	13.0%	$2,054,097	4.1%	$10.06
2019	16	45,696	2.6%	276,271	15.6%	$2,051,118	4.1%	$44.89
2020	12	88,993	5.0%	365,264	20.6%	$2,174,566	4.3%	$24.44
2021	10	115,598	6.5%	480,862	27.2%	$4,593,303	9.1%	$39.74
2022	11	67,982	3.8%	548,844	31.0%	$3,243,680	6.4%	$47.71
2023	4	75,763	4.3%	624,607	35.3%	$1,365,309	2.7%	$18.02
2024	17	51,974	2.9%	676,581	38.2%	$3,595,680	7.1%	$69.18
2025	44	176,862	10.0%	853,443	48.2%	$8,913,244	17.7%	$50.40
2026	56	222,472	12.6%	1,075,915	60.8%	$11,548,229	22.9%	$51.91
2027	22	202,821	11.5%	1,278,736	72.3%	$6,772,847	13.4%	$33.39
Thereafter	6	228,922	12.9%	1,507,658	85.2%	$3,052,606	6.1%	$13.33
Vacant	0	261,867	14.8%	1,769,525	100.0%	$0	0.0%	$0.00
Total/Weighted Average	217	1,769,525	100.0%			$50,405,231	100.0%	$33.43

(1)	Information was obtained from the underwritten rent roll and includes ten tenants (1.7% of NRA and 2.5% of underwritten rent) with signed leases with future commencement dates (June 13, 2017 to January 1, 2018) and three tenants (4.5% of NRA and 5.3% of underwritten rent) with signed leases that are not yet in occupancy (Dave & Buster’s (expected lease commencement date of May 2018), Marshalls (expected lease commencement date of May 2018) and EMC Seafood & Raw Bar (expected lease commencement date of January 2018)), for which a ten-year master lease was signed by the Del Amo Fashion Center Whole Loan guarantor which provides for annual rent equivalent to the tenants’ combined annual rent.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Del Amo Fashion Center Property:

Historical Occupancy

12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	5/15/2017(2)(3)
93.5%	86.1%	91.5%	85.2%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

(3)	The May 15, 2017 underwritten rent roll includes ten tenants (1.7% of NRA and 2.5% of underwritten rent) with signed leases with future commencement dates (June 13, 2017 to January 1, 2018). It also includes three tenants (4.5% of NRA and 5.3% of underwritten rent) with signed leases not yet in occupancy: Dave & Buster’s (expected lease commencement date of May 2018), Marshalls (expected lease commencement date of May 2018) and EMC Seafood & Raw Bar (expected lease commencement date of January 2018), for which a ten-year master lease was signed by the Del Amo Fashion Center Whole Loan guarantor which provides for annual rent equivalent to the tenants’ combined annual rent.

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DEL AMO FASHION CENTER

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Del Amo Fashion Center Property:

Cash Flow Analysis

	2014	2015	2016	TTM 3/31/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(1)(2)	$29,467,993	$33,241,859	$45,831,077	$46,804,573	$51,545,895	63.4%	$29.13
Grossed Up Vacant Space(3)	0	0	0	0	11,430,694	14.1	6.46
Total Reimbursables	12,142,979	15,224,540	25,514,526	26,374,801	25,211,150	31.0	14.25
Specialty Leasing Income(4)	1,960,645	2,348,117	3,373,175	3,266,342	3,366,899	4.1	1.90
Other Income(5)	584,173	964,983	1,396,597	1,359,783	1,135,576	1.4	0.64
Less Vacancy & Credit Loss	(316,274)	(134,368)	(441,700)	(630,344)	(11,430,694)	(14.1)	(6.46)
Effective Gross Income	$43,839,516	$51,645,131	$75,673,675	$77,175,155	$81,259,520	100.0%	$45.92

Total Operating Expenses	$14,855,360	$16,605,695	$24,572,583	$23,956,448	$21,915,628	27.0%	$12.39

Net Operating Income	$28,984,156	$35,039,436	$51,101,092	$53,218,707	$59,343,892	73.0%	$33.54
Capital Expenditures	0	0	0	0	223,460	0.3	0.13
TI/LC	0	0	0	0	2,154,999	2.7	1.22
Net Cash Flow	$28,984,156	$35,039,436	$51,101,092	$53,218,707	$56,965,434	70.1%	$32.19

NOI DSCR(6)	1.70x	2.06x	3.00x	3.12x	3.48x
NCF DSCR(6)	1.70x	2.06x	3.00x	3.12x	3.34x
NOI DY(6)	6.3%	7.6%	11.1%	11.6%	12.9%
NCF DY(6)	6.3%	7.6%	11.1%	11.6%	12.4%

(1)	U/W Base Rent includes contractual rent steps through July 1, 2018.

(2)	The increase in U/W Base Rent from TTM 3/31/2017 Base Rent is partially due to the inclusion of ten tenants (1.7% of NRA and 2.5% of underwritten rent) with signed leases with future commencement dates (June 13, 2017 to January 1, 2018) and three tenants (4.5% of NRA and 5.3% of underwritten rent) with signed leases not yet in occupancy: Dave & Buster’s (expected lease commencement date of May 2018), Marshalls (expected lease commencement date of May 2018) and EMC Seafood & Raw Bar (expected lease commencement date of January 2018), for which a ten-year master lease was signed by the Del Amo Fashion Center Whole Loan guarantor which provides for annual rent equivalent to the tenants’ combined annual rent.

(3)	Grossed up vacant space includes gross-up rent and recoveries.

(4)	Specialty leasing income includes income from temporary rental of available in-line space, kiosks, and carts as well as miscellaneous sources such as special events.

(5)	Other income includes income from storage, stroller rentals, ATMs and other miscellaneous rental income.

(6)	Debt service coverage ratios and debt yields are based on the Del Amo Fashion Center Senior Loan and exclude the Del Amo Fashion Center Subordinate Loan.

Appraisal. As of the appraisal valuation date of April 23, 2017, the Del Amo Fashion Center Property had an “as-is” appraised value of $1,155,000,000. The appraiser also concluded to an “as-stabilized” value of $1,255,000,000 as of May 1, 2019, which equates to an “as-stabilized” loan-to-value-ratio of 36.6%.

Environmental Matters. According to a Phase I environmental site assessment dated April 17, 2017, there was no evidence of any recognized environmental conditions at the Del Amo Fashion Center Property.

Market Overview and Competition. The Del Amo Fashion Center Property is located in Torrance, California, in the coastal area of Los Angeles’ South Bay. Family-friendly destinations such as Disneyland Resort and Santa Catalina Island as well as the numerous local beaches provide tourist attractions within a short distance of Torrance. Torrance is also the U.S. home base for the Japanese corporations Honda, Mitsuwa and All Nippon Airways, as well as Honeywell and Robinson Helicopters.

According to the appraisal, the Del Amo Fashion Center Property is located within 4.5 miles of the Kings Harbor Marina, within 10.5 miles of the Los Angeles Airport (LAX), in close proximity to I-110 and I-405, and near high income demographic areas including Palos Verdes Peninsula, Redondo Beach, Hermosa and Manhattan Beach. Demographics surrounding the Del Amo Fashion Center Property include a 5-mile radius population of 504,851 with an average household income of $112,287 as of December 2016.

The Del Amo Fashion Center Property is located in the South Bay/Torrance submarket of Los Angeles, which as of year-end 2016 contained 6,154,000 square feet (9.1% of the broader Los Angeles retail market inventory) with a vacancy rate of 3.9% and average asking rents of $35.43 per square foot, as compared to the Los Angeles retail market which had a vacancy rate of 6.2% and average asking rents of $32.00 per square foot. According to the appraisal, there is no proposed new competitive supply within the submarket and none of the proposed supply within the broader Los Angeles market would be competitive with the Del Amo Fashion Center Property.

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DEL AMO FASHION CENTER

The following table presents certain information relating to comparable properties to the Del Amo Fashion Center Property:

Competitive Set(1)

	Del Amo Fashion Center (Subject)	South Bay Galleria	Promenade on the Peninsula	Manhattan Village	South Bay Pavilion
Location	Torrance, CA	Redondo Beach, CA	Rancho Palos Verdes, CA	Manhattan Beach, CA	Carson, CA
Distance from Subject	--	3.5 miles	5.4 miles	7.5 miles	8.5 miles
Property Type	Super Regional Mall	Super Regional Mall	Regional Center	Super Regional Mall	Super Regional Mall
Year Built/Renovated	1961/2017	1984/2014	1981/NAP	1981/NAP	1973/NAP
Anchors	Macy’s (non-collateral), Sears (non-collateral), Nordstrom, J.C. Penney	Macy’s, Kohl’s, Cinemas	Equinox Fitness, Cinemas	Macy’s, Fry’s Electronics, Ralph’s/CVS	J.C. Penney, Target, IKEA, 24-Hour Fitness, Cinemas
Total GLA	1,769,525 SF	960,200 SF	374,186 SF	620,008 SF	1,016,554 SF
Total Occupancy	85.2%(2)	84.9%	80.6%	99.4%	82.2%

(1)	Information obtained from the appraisal.

(2)	As of May 15, 2017 which includes (i) ten tenants (1.7% of NRA and 2.5% of underwritten rent) with signed leases with future commencement dates (June 13, 2017 to January 1, 2018) and (ii) three tenants (4.5% of NRA and 5.3% of underwritten rent) with signed leases not yet in occupancy: Dave & Buster’s (expected lease commencement date of May 2018), Marshalls (expected lease commencement date of May 2018) and EMC Seafood & Raw Bar (expected lease commencement date of January 2018), for which a ten-year master lease was signed by the Del Amo Fashion Center Whole Loan guarantor which provides for annual rent equivalent to the tenants’ combined annual rent. See “Cash Flow Analysis” section.

The Borrower. The borrower is Del Amo Fashion Center Operating Company, L.L.C. (the “Del Amo Fashion Center Borrower”), a Delaware limited liability company and single-purpose entity with at least two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Del Amo Fashion Center Whole Loan. Simon Property Group, L.P. is the non-recourse carveout guarantor. The Del Amo Fashion Center Whole Loan will be recourse to the guarantor pursuant to standard non-recourse carveouts, however, the non-recourse carveout guaranty and the environmental indemnity agreement provide that so long as Simon Property Group, L.P. is the guarantor (or SPF (as defined below) or certain affiliates of SPF should it be a replacement guarantor), its liability may not exceed $117,000,000 plus all reasonable out-of-pocket costs and expenses incurred by the lender in the enforcement of the guaranty and the environmental indemnity agreement or the preservation of the lender’s rights thereunder. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Preliminary Prospectus.

The Borrower Sponsor. The sponsor is a 50/50 joint venture between subsidiaries of Simon Property Group, L.P. and Commingled Pension Trust Fund (Strategic Property) of J.P. Morgan Chase Bank, N.A. (“SPF”).

Simon Property Group, L.P. is the operating partnership of Simon Property Group, Inc. (“Simon”) (NYSE: SPG, rated A3/A by Moody’s and S&P). Simon is a publicly-traded, self-administered and self-managed real estate investment trust focused on retail property ownership and management. Simon is one of the largest publicly-traded owners, operators and developers of retail assets in the United States. As of March 31, 2017, Simon owned or had an interest in 206 properties consisting of 108 malls, 67 Premium Outlet-branded centers, 14 Mills-branded centers, four lifestyle centers and thirteen other retail properties in 37 states and Puerto Rico, as well as redevelopment and expansion projects underway at 25 properties in the United States, Canada and Europe. Simon has sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure. See “Description of the Mortgage Pool—Loan Purpose, Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

SPF is a JPMorgan Asset Management fund with a reported net asset value of approximately $30.9 billion and a gross asset value of approximately $41.7 billion as of March 31, 2017. SPF’s investment portfolio focuses on office, retail, residential and industrial investments.

Escrows. No upfront escrows were collected at origination.

During either an event of default or a DSCR Reserve Trigger Period (as defined below), the Del Amo Fashion Center Borrower is required to deposit monthly escrows for real estate taxes, insurance premiums (unless the Del Amo Fashion Center Property is insured under an acceptable blanket insurance policy), $18,600 for replacement reserves, capped at $446,400, and $179,600 for tenant improvement and leasing commissions, capped at $6,465,600. The Del Amo Fashion Center Borrower will additionally be required to deposit monthly escrows for real estate taxes if the Del Amo Fashion Center Borrower fails to provide evidence that the real estate taxes have been paid prior to the assessment of any penalty for late charges.

At loan origination, the Del Amo Fashion Center Whole Loan guarantor provided guarantees in the amount of $7,242,346 for outstanding landlord obligations relating to fourteen tenants and $828,894 for abated rent periods relating to eleven tenants which continue through as late as February 1, 2018.

A “DSCR Reserve Trigger Period” will commence upon the debt service coverage ratio for the Del Amo Fashion Center Whole Loan being less than 1.50x for two consecutive quarters based on the trailing four quarters and will end (provided no event of default has occurred and is continuing) upon the debt service coverage ratio for the Del Amo Fashion Center Whole Loan being equal to or greater than 1.50x for two consecutive quarters based on the trailing four quarters.

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DEL AMO FASHION CENTER

Lockbox and Cash Management. The Del Amo Fashion Center Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower directs tenants to pay all rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within two business day of receipt. Upon the occurrence of a Lockbox Event (as defined below), the Del Amo Fashion Center Borrower is required to establish a lender-controlled cash management account to which all amounts in the lockbox account are required to be automatically transferred weekly for the payment of, among other things, debt service, monthly escrows and operating expenses pursuant to an approved annual budget, with all excess cash being deposited to an excess cash reserve to be held as additional collateral for the Del Amo Fashion Center Whole Loan until the Lockbox Event ends.

A “Lockbox Event” will occur upon (i) an event of default, (ii) a bankruptcy action involving the Del Amo Fashion Center Borrower, (iii) a bankruptcy action involving Simon Management Associates II, LLC (or a borrower-affiliated manager) without the manager being replaced within 60 days, (iv) a DSCR Trigger Period, or (v) a Nordstrom Trigger Event (as defined below).

A Lockbox Event will end, provided no event of default is continuing, upon, as applicable, (i) the lender’s acceptance of a cure of the event of default, (ii) Simon Management Associates II, LLC (or a borrower-affiliated manager) being replaced with a qualified manager or the bankruptcy involving the manager being discharged or dismissed, (iii) the end of a DSCR Trigger Period, or (iv) the end of a Nordstrom Trigger Event. A Lockbox Event may not be cured if triggered by a bankruptcy action of the Del Amo Fashion Center Borrower.

A “DSCR Trigger Period” will commence upon the debt service coverage ratio for the Del Amo Fashion Center Whole Loan being less than 1.40x for two consecutive quarters based on the trailing four quarters and will end upon the debt service coverage ratio for the Del Amo Fashion Center Whole Loan being equal to or greater than 1.40x for two consecutive quarters based on the trailing four quarters.

A “Nordstrom Trigger Event” will occur upon Nordstrom (i) vacating or terminating or giving notice to vacate or terminate its lease or (ii) commencing to exercise remedies pursuant to its lease in connection with the Del Amo Fashion Center Borrower’s failure to complete the removal of the former TJ Maxx/Marshalls space from the Del Amo Fashion Center Property, and will end upon the earlier of (i) at least 75% of Nordstrom’s leased space being re-leased to one or more replacement tenants, which tenant(s) are in occupancy, open for business and paying full unabated rent with no outstanding landlord obligations, or (ii) the balance collected to the excess cash flow reserve during the Nordstrom Trigger Event being equal to or greater than $1,380,000.

Property Management. The Del Amo Fashion Center Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Del Amo Fashion Center Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) in the event that in connection with such transfer, the manager will not thereafter continue to manage the Del Amo Fashion Center Property, then a replacement management agreement with a qualified manager must be executed acceptable to lender; (iii) the transferee must not have been a party to any bankruptcy action within the previous seven years and there is no material litigation or regulatory action pending against the transferee unreasonable to lender; and (iv) the transferee is a qualified transferee meeting the requirements set forth in the loan documents or the lender receives rating agency confirmation that the sale and assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-C40 certificates and similar confirmations from each rating agency rating any securities backed by any of the Del Amo Fashion Center Companion Loans with respect to the ratings of such securities.

Partial Release. The borrower is permitted to release certain unimproved, non-incoming producing parcels of the Del Amo Fashion Center Property, subject to certain conditions including (i) no event of default has occurred and is continuing; (ii) the proposed release not having a material adverse effect on property value, the borrower’s business operations or financial condition, or borrower’s ability to repay the Del Amo Fashion Center Whole Loan; (iii) a borrower certificate that such release will not violate any major lease or reciprocal easement-related provisions; and (iv) an opinion of counsel a that the REMIC trust will not fail to maintain its REMIC status due to the unimproved property free release, among other things.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The Del Amo Fashion Center Whole Loan includes twelve subordinate promissory notes in the aggregate original principal amount of $125,700,000 that are expected to be contributed to the DAFC 2017-AMO transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—Del Amo Fashion Center Whole Loan” in the Preliminary Prospectus.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of Del Amo Fashion Center Property. The loan documents also require business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a 365-day extended period of indemnity. Should the policy contain an exclusion for acts of terrorism, the loan documents require the borrower to obtain to the extent available a stand-alone policy providing the same coverage as previously in place prior to the exclusion, with a premium cap of two times the then current annual insurance premiums for the policy insuring the Del Amo Fashion Center Property only (excluding the wind, flood and earthquake components of the premiums) on a stand-alone basis, with a deductible no greater than $5,000,000.

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A-3-86

PLEASANT PRAIRIE PREMIUM OUTLETS

PREMIUM
OUTLETS
Eatery

POLO RALPH LAUREN

adidas

UNDER ARMOUR
FACTORY HOUSE

NIKE FACTORY STORE

BROOKS BROTHERS
FACTORY STORE
ST. JOHN

GUESS
FACTORY STORE
Calvin Klein

A-3-87

PLEASANT PRAIRIE PREMIUM OUTLETS

RADISSON HOTEL
NOT A PART OF SITE
CORPORATE DRIVE
120TH AVENUE
Nike Factory Store
Levi's
Justice
LANE BRYANT
AMERICAN EAGLE OUTFITTERS
GAP OUTLET
WILSONS LEATHER
TOMMY HILFIGER
PUMA
Calvin Klein
GUESS
ALDO
OshKosh B'gosh
SKECHERS
THE NORTH FACE
MICHAEL KORS
adidas
ROCKPORT
Timberland
UNDER ARMOUR
CONVERSE
zumiez
PACSUN
Famous Footwear
OLD NAVY
Columbia
Reebok
dressbarn
carter's
COACH
Eddie Bauer
EXPRESS
LOFT
DXL
christopher&banks
NEW YORK & COMPANY
VAN HEUSEN
TUMI
KAY JEWELERS
JOCKEY
Hanes
Bass
HUGO BOSS
chico's
Brooks Brothers
FILA
Cole Haan
ST. JOHN
POLO RALPH LAUREN
ANN TAYLOR
UGG
J.CREW
BANANA REPUBLIC
INTERSTATE 94
120TH AVENUE
N
Major
In-Line
Food Court
Vacant

A-3-88

PLEASANT PRAIRIE PREMIUM OUTLETS

Pleasant Prairie Premium Outlets
11211 120th Avenue; 11601 108th Street; 110th Street
Pleasant Prairie, WI 53158
KENOSHA
Pleasant Prairie
Bristol
KENOSHA COUNTY
WISCONSIN
ILLINOIS
Antioch
Winthrop Harbor
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A-3-89

No. 9 – Pleasant Prairie Premium Outlets

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance(1):	$25,000,000			Specific Property Type:	Outlet Center
Cut-off Date Balance(1):	$25,000,000			Location:	Pleasant Prairie, WI
% of Initial Pool Balance:	3.5%			Size:	402,615 SF
Loan Purpose:	Recapitalization			Cut-off Date Balance Per SF(1):	$360.15
Borrower Name:	Pleasant Prairie Premium Outlets, LLC			Year Built/Renovated:	1987/NAP
Borrower Sponsor:	Simon Property Group, L.P.			Title Vesting:	Fee
Mortgage Rate:	3.995%			Property Manager:	Self-managed
Note Date:	August 16, 2017			4th Most Recent Occupancy (As of):	100.0% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	97.0% (12/31/2014)
Maturity Date:	September 1, 2027			2nd Most Recent Occupancy (As of):	96.3% (12/31/2015)
IO Period:	120 months			Most Recent Occupancy (As of):	96.1% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of):	93.0% (7/26/2017)
Seasoning:	1 month
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection:	L(25),D(88),O(7)			4th Most Recent NOI (As of):	$13,920,618 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			3rd Most Recent NOI (As of):	$14,589,102(12/31/2015)
Additional Debt(1):	Yes			2nd Most Recent NOI (As of):	$15,157,388(12/31/2016)
Additional Debt Type(1):	Pari Passu			Most Recent NOI (As of):	$15,826,567 (TTM 6/30/2017)
				U/W Revenues:	$22,589,594
				U/W Expenses:	$6,316,284
				U/W NOI:	$16,273,310
				U/W NCF:	$15,604,536
Escrows and Reserves(2):				U/W NOI DSCR(1):	2.77x
				U/W NCF DSCR(1):	2.66x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield(1):	11.2%
Taxes	$0	Springing	NAP	U/W NCF Debt Yield(1):	10.8%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$290,000,000
Replacement Reserve	$0	Springing	NAP	As-Is Appraisal Valuation Date:	July 20, 2017
TI/LC Reserve	$0	Springing	NAP	Cut-off Date LTV Ratio(1):	50.0%
				LTV Ratio at Maturity(1):	50.0%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Pleasant Prairie Premium Outlets Whole Loan (as defined below).

(2)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (the “Pleasant Prairie Premium Outlets Mortgage Loan”) is part of a whole loan (the “Pleasant Prairie Premium Outlets Whole Loan”) evidenced by four pari passu promissory notes, secured by the fee interest in a 402,615 square foot outlet center located in Pleasant Prairie, Wisconsin (the “Pleasant Prairie Premium Outlets Property”). The Pleasant Prairie Premium Outlets Whole Loan was co-originated on August 16, 2017 by Citi Real Estate Funding Inc. and Wells Fargo Bank, National Association. The Pleasant Prairie Premium Outlets Whole Loan had an original principal balance of $145,000,000, has an outstanding principal balance as of the Cut-off Date of $145,000,000 and accrues interest at an interest rate of 3.995% per annum. The Pleasant Prairie Premium Outlets Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of interest only through its term. The Pleasant Prairie Premium Outlets Whole Loan matures on September 1, 2027.

The Pleasant Prairie Premium Outlets Mortgage Loan, evidenced by Note A-4, will be contributed to the WFCM 2017-C40 Trust, had an original principal balance of $25,000,000 and has an outstanding principal balance as of the Cut-off Date of $25,000,000. The controlling Note A-1 had an original principal balance of $34,000,000 and is expected to be contributed to the CGCMT 2017-P8 Trust. Notes A-2 and A-3, with an aggregate original principal balance of $86,000,000, are currently held by Citi Real Estate Funding Inc. and Wells Fargo Bank, National Association, respectively, and are expected to contributed to one or more future securitizations. Each of the mortgage loans evidenced by Note A-1, A-2 and A-3 are referred to herein as the “Pleasant Prairie Premium Outlets Companion Loans”. The lender provides no assurances that any non-securitized notes will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” in the Preliminary Prospectus. The following table presents a summary of the promissory notes comprising the Pleasant Prairie Premium Outlets Whole Loan.

A-3-90

PLEASANT PRAIRIE PREMIUM OUTLETS

Note Summary(1)

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$34,000,000	CGCMT 2017-P8 (expected)	Yes
A-2	$41,000,000	Citi Real Estate Funding Inc.	No
A-3	$45,000,000	Wells Fargo Bank, National Association	No
A-4	$25,000,000	WFCM 2017-C40	No
Total	$145,000,000

Following the lockout period, the borrower has the right to defease the Pleasant Prairie Premium Outlets Whole Loan in whole, but not in part, on any date before March 1, 2027. In addition, The Pleasant Prairie Premium Outlets Premium Outlets Property Whole Loan is prepayable without penalty on or after March 1, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 1, 2020. If October 1, 2020 occurs prior to two years after securitization of the last note, the borrower has the right to prepay the Pleasant Prairie Premium Outlets Whole Loan prior to the expiration of the lockout period with payment of the greater of 1.0% or a yield maintenance premium, provided the remaining notes are defeased at the same time.

Sources and Uses

Sources			Uses
Original loan amount	$145,000,000	100.0%	Recapitalization(1)	$144,317,359	99.5%
			Closing costs	682,641	0.5
Total Sources	$145,000,000	100.0%	Total Uses	$145,000,000	100.0%

(1)	The Pleasant Prairie Premium Outlets Property was previously unencumbered.

The Property. The Pleasant Prairie Premium Outlets Property is a 402,615 square foot outlet center located in Pleasant Prairie, Wisconsin, approximately 12.3 miles north of Chicago’s northern suburbs and 38.6 miles south of Milwaukee. The Pleasant Prairie Premium Outlets Property was built in three phases in 1987, 1989 and 2006. The five largest tenants by underwritten base rent are The North Face, Nike Factory Store, Gap Outlet, Under Armour and Banana Republic Factory; and additional tenants include Brooks Brothers, Hugo Boss, Kate Spade, Lacoste, Michael Kors, Polo Ralph Lauren and Tumi. The Pleasant Prairie Premium Outlets Property is positioned along the east side of Interstate-94 (which runs south from Wisconsin to Indiana and through downtown Chicago) and benefits from the local sales tax rate of 5.50% compared to Chicago’s sales tax rate of 10.25%. For the trailing 12-month period ending June 30, 2017, the Pleasant Prairie Premium Outlets Property reported overall sales of $509 per square foot, which equates to an 11.7% occupancy cost. The Pleasant Prairie Premium Outlets Property has 2,134 surface parking spaces, resulting in a parking ratio of 5.3 spaces per 1,000 square feet. As of July 26, 2017, the Pleasant Prairie Premium Outlets Property was 93.0% occupied by 85 tenants.

A-3-91

PLEASANT PRAIRIE PREMIUM OUTLETS

The following table presents certain information relating to the tenancy at the Pleasant Prairie Premium Outlets Property:

Major Tenants(1)

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(3)	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Sales PSF(4)	Occupancy Cost(4)	Lease Expiration Date
Major Tenants
The North Face	NR/A3/A	6,500	1.6%	$103.92	$675,481(5)	4.6%	$1,604	8.6%	9/30/2026
Nike Factory Store	NR/A1/AA-	20,200	5.0%	$28.84	$582,495(6)	4.0%	$893(7)	5.5%(7)	1/31/2028
Gap Outlet	BB+/Baa2/BB+	11,000	2.7%	$52.31	$575,460(8)	3.9%	$451	11.7%	1/31/2022
Under Armour	NR/Baa2/BB+	11,250	2.8%	$50.23	$565,051(9)	3.9%	$751	9.9%	9/30/2025
Banana Republic Factory	BB+/Baa2/BB+	7,800	1.9%	$57.12	$445,517(10)	3.0%	$466	16.5%	3/31/2021
Old Navy	BB+/Baa2/BB+	16,115	4.0%	$26.40	$425,436(11)	2.9%	$487	9.4%	1/31/2022
Michael Kors	NR/NR/NR	5,500	1.4%	$76.38	$420,116	2.9%	$1,299	8.0%	9/30/2025
Adidas/Rockport	NR/NR/NR	10,000	2.5%	$31.93	$319,300	2.2%	$654	8.5%	1/31/2027
Columbia Sportswear Company	NR/NR/NR	7,500	1.9%	$41.75	$313,125	2.1%	$706	8.8%	1/31/2019
Total Major Tenants		95,865	23.8%	$45.08	$4,321,981	29.5%

Non-Major Tenants		278,651	69.2%	$37.15	$10,351,539	70.5%

Occupied Collateral Total		374,516	93.0%	$39.18	$14,673,520	100.0%

Vacant Space		28,099	7.0%

Collateral Total		402,615	100.0%

(1)	Information obtained from the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps totaling $806,485. Approximately $589,092 is attributed to the net present value of certain tenants’ rent steps through the lesser of the tenant’s lease expiration term or the Pleasant Prairie Premium Outlets Whole Loan Maturity Date.

(4)	Sales PSF and Occupancy Cost are for the trailing 12-month period ending in June 30, 2017, unless otherwise noted.

(5)	The North Face’s Annual U/W Base Rent includes the net present value of rent steps through its lease expiration, which total $116,481. The North Face pays a current base rent of $86.00 per square foot.

(6)	Nike Factory Store’s Annual U/W Base Rent includes the net present value of rent steps through the Pleasant Prairie Premium Outlets Whole Loan Maturity Date, which total $163,547. Nike Factory Store pays a current base rent of $20.74 per square foot.

(7)	Nike Factory Store’s Sales PSF and Occupancy Cost are based on the trailing 12-month period ending April 30, 2017.

(8)	Gap Outlet’s Annual U/W Base Rent includes the net present value of rent steps through its lease expiration, which total $53,950. Gap Outlet pays a current base rent of $47.41 per square foot.

(9)	Under Armour’s Annual U/W Base Rent includes the net present value of rent steps through its lease expiration, which total $89,964. Under Armour pays a current base rent of $42.23 per square foot.

(10)	Banana Republic Factory’s Annual U/W Base Rent includes the net present value of rent steps through its lease expiration, which total $22,289. Banana Republic Factory pays a current base rent of $54.26 per square foot.

(11)	Old Navy’s Annual U/W Base Rent includes the net present value of rent steps through its lease expiration, which total $32,554. Old Navy pays a current base rent of $24.38 per square foot.

A-3-92

PLEASANT PRAIRIE PREMIUM OUTLETS

The following table presents certain information relating to the lease rollover schedule at the Pleasant Prairie Premium Outlets Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	1	1,022	0.3%	1,022	0.3%	$60,000	0.4%	$58.71
2017	7	23,080	5.7%	24,102	6.0%	$752,305	5.1%	$32.60
2018	6	31,472	7.8%	55,574	13.8%	$1,063,371	7.2%	$33.79
2019	12	40,200	10.0%	95,774	23.8%	$1,463,976	10.0%	$36.42
2020	5	16,385	4.1%	112,159	27.9%	$539,781	3.7%	$32.94
2021	20	82,892	20.6%	195,051	48.4%	$3,270,185	22.3%	$39.45
2022	8	54,211	13.5%	249,262	61.9%	$1,938,839	13.2%	$35.76
2023	6	29,081	7.2%	278,343	69.1%	$1,168,923	8.0%	$40.20
2024	0	0	0.0%	278,343	69.1%	$0	0.0%	$0.00
2025	2	16,750	4.2%	295,093	73.3%	$985,167	6.7%	$58.82
2026	7	26,693	6.6%	321,786	79.9%	$1,624,204	11.1%	$60.85
2027	10	32,530	8.1%	354,316	88.0%	$1,224,274	8.3%	$37.64
Thereafter	1	20,200	5.0%	374,516	93.0%	$582,495	4.0%	$28.84
Vacant	0	28,099	7.0%	402,615	100.0%	$0	0.0%	$0.00
Total/Weighted Average	85	402,615	100.0%			$14,673,520	100.0%	$39.18

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Pleasant Prairie Premium Outlets Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	7/26/2017(2)
100.0%	97.0%	96.3%	96.1%	93.0%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Pleasant Prairie Premium Outlets Property:

Cash Flow Analysis

	2014	2015	2016	TTM 6/30/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$12,212,614	$12,488,959	$13,535,045	$13,825,230	$15,343,467(1)	67.9%	$38.11
Total Reimbursables	6,543,670	6,659,008	6,720,028	6,837,527	7,320,293	32.4	18.18
Other Income	301,921	296,661	335,867	446,774	433,881	1.9	1.08
Percentage Rent	1,222,636	1,378,887	645,234	685,673	533,877	2.4	1.33
Less Vacancy & Credit Loss	(3,279)	12,646	(88,773)	(126,881)	(1,041,923)(2)	(4.6)	(2.59)
Effective Gross Income	$20,277,562	$20,836,161	$21,147,401	$21,668,323	$22,589,594	100.0%	$56.11

Total Operating Expenses	$6,356,944	$6,247,059	$5,990,013	$5,841,756	$6,316,284	28.0%	$15.69

Net Operating Income	$13,920,618	$14,589,102	$15,157,388	$15,826,567	$16,273,310	72.0%	$40.42
Replacement Reserves	0	0	0	0	80,523	0.4	0.20
TI/LC	0	0	0	0	588,251	2.6	1.46
Net Cash Flow	$13,920,618	$14,589,102	$15,157,388	$15,826,567	$15,604,536	69.1%	$38.76

NOI DSCR(3)	2.37x	2.48x	2.58x	2.69x	2.77x
NCF DSCR(3)	2.37x	2.48x	2.58x	2.69x	2.66x
NOI DY(3)	9.6%	10.1%	10.5%	10.9%	11.2%
NCF DY(3)	9.6%	10.1%	10.5%	10.9%	10.8%

(1)	U/W Base Rent includes contractual rent steps totaling $806,485, approximately $589,092 of which is attributed to the net present value of certain tenants’ rent steps through the lesser of the tenant’s lease expiration term or the Pleasant Prairie Premium Outlets Whole Loan Maturity Date.

(2)	The underwritten economic vacancy is 4.5%. The Pleasant Prairie Premium Outlets Property was 93.0% physically occupied as of July 26, 2017.

(3)	The debt service coverage ratios and debt yields are based on the Pleasant Prairie Premium Outlets Whole Loan.

A-3-93

PLEASANT PRAIRIE PREMIUM OUTLETS

Appraisal. As of the appraisal valuation date of July 20, 2017, the Pleasant Prairie Premium Outlets Property had an “as-is” appraised value of $290,000,000.

Environmental Matters. According to the Phase I environmental report dated July 28, 2017, there was no evidence of any recognized environmental conditions at the Pleasant Prairie Premium Outlets Property.

Market Overview and Competition. The Pleasant Prairie Premium Outlets Property is located in Pleasant Prairie, Wisconsin, within Kenosha County. Kenosha’s economy is primarily driven by the healthcare and manufacturing industries, and according to the appraisal, notable employers include United Hospital System, Aurora Health Care, Snap-on, and Birchwood Foods. Recently there has been significant development occurring in Kenosha that is enhancing the local economy. Amazon recently completed construction on a 1.5 million square foot distribution center located approximately 6.7 miles north of the Pleasant Prairie Premium Outlets Property along Interstate-94 at a total cost of approximately $250.0 million. Amazon has hired more than 1,500 new full- and part-time employees for this distribution center. Meijer also recently completed a large distribution center as it expands operations into Wisconsin. Finally, Uline, a global shipping specialization company, is headquartered in Kenosha County and is located directly across Interstate-94 from the Pleasant Prairie Premium Outlets Property.

The 2017 estimated population and average household income within a five-mile radius of the Pleasant Prairie Premium Outlets Property was 29,255 and $103,225, respectively. Additionally, the Pleasant Prairie Premium Outlets Property benefits from its location near Chicago, which has a population of approximately 9.7 million people, and Milwaukee, which has a population of approximately 1.6 million people. The Pleasant Prairie Premium Outlets Property is located approximately 38.6 miles south of Milwaukee, 12.3 miles north of Chicago’s northern suburbs and 50.9 miles north of downtown Chicago. The Pleasant Prairie Premium Outlets Property benefits from its location near the border of Illinois as the sales tax rate of 5.5% in Wisconsin is significantly lower than the sales tax rate of 10.25% in Chicago, which is a positive demand driver for shoppers to travel from Illinois to Wisconsin. The Pleasant Prairie Premium Outlets Property is adjacent to Interstate-94, which runs south from Wisconsin to Indiana and through downtown Chicago and has an average daily traffic count of 96,300 vehicles near the Pleasant Prairie Premium Outlets Property. The Pleasant Prairie Premium Outlets Property also has multiple access points from the east, north and west.

According to the appraisal, the Pleasant Prairie Premium Outlets Property is located within the Kenosha East retail submarket. As of the second quarter of 2017, the submarket reported total inventory of approximately 9.9 million square feet with a 4.6% vacancy rate. The appraiser concluded to market rents for the Pleasant Prairie Premium Outlets Property ranging from $38.00 to $100.00 per square foot.

The following table presents certain information relating to comparable properties to the Pleasant Prairie Premium Outlets Premium Outlets Property:

Competitive Properties(1)

	Pleasant Prairie Premium Outlets (Subject)	Outlet at the Dells	Johnson Creek Premium Outlets	The Outlet Shoppes at Oshkosh	Chicago Premium Outlets	Lighthouse Premium Outlets
Location	Pleasant Prairie, WI	Baraboo, WI	Johnson Creek, WI	Oshkosh, WI	Aurora, IL	Michigan City, IN
Distance from Subject	--	141 miles	72 miles	119 miles	70 miles	113 miles
Year Built/Renovated	1987/NAP	2006	1998	1970	2004	1987/1997

Anchors	The North Face, Nike Factory Store, Gap Outlet, Under Armour	Nike, Levi’s, J. Crew, GAP	GAP, Nike, Ann Taylor, Columbia	GAP, Nike, Famous Footwear, The North Face	GAP, J. Crew, Lands’ End, Levi’s, Nike	GAP, Levi’s, Nike, The North Face

Total GLA (SF)(1)	402,615	264,929	277,585	271,007	911,765	456,466
Total Occupancy(1)	93.0%	96.8%	97.5%	98.7%	97.9%	100.0%

(1)	Information obtained from the appraisal and underwritten rent roll.

The Borrower. The borrower is Pleasant Prairie Premium Outlets, LLC, a Delaware limited liability company and single purpose entity with one independent director. Pleasant Prairie Premium Outlets, LLC, is 100.0% directly owned by Simon Property Group, L.P. (“Simon”). Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Pleasant Prairie Premium Outlets Whole Loan. Simon is the guarantor of certain nonrecourse carveouts under the Pleasant Prairie Premium Outlets Whole Loan. Simon’s obligations under the guaranty are capped at $29 million; however, the liability cap does not apply to a replacement guarantor.

The Borrower Sponsor. The borrower sponsor is Simon, a self-administered and self-managed real estate investment trust. Simon owns, develops, and manages retail real estate properties, which consist primarily of malls, Premium Outlets and The Mills. As of December 31, 2016, Simon owned or held an interest in 206 income-producing properties in the United States, which consisted of 108 malls, 67 Premium Outlets, 14 Mills, four lifestyle centers, and 13 other retail properties in 37 states and Puerto Rico. Simon has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults. See “Description of the Mortgage Pool-Loan Purpose, Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows. The loan documents do not require upfront escrows. The borrower provided a guaranty for outstanding tenant improvements and leasing commissions related to tenants DXL ($177,000), Asics ($105,600), Starbucks ($79,975) and Fila ($54,000).

A-3-94

PLEASANT PRAIRIE PREMIUM OUTLETS

The loan documents do not require ongoing monthly escrows for replacement reserves and rollover reserves as long as (i) no event of default has occurred and is continuing, and (ii) the trailing four calendar quarter debt service coverage ratio (“DSCR”) is greater than or equal to 1.95x for two consecutive calendar quarters. The loan documents do not require ongoing monthly escrows for taxes as long as (a) no event of default has occurred and is continuing, (b) the DSCR is greater than or equal to 1.95x for two consecutive calendar quarters and (c) the borrower provides the lender with evidence that the Pleasant Prairie Premium Outlets Property taxes have been paid. The loan documents do not require ongoing monthly escrows for insurance premiums as long as (1) no event of default has occurred and is continuing, (2) the DSCR is greater than or equal to 1.95x for two consecutive calendar quarters and (3) borrower provides the lender with evidence that the Pleasant Prairie Premium Outlets Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect.

Lockbox and Cash Management. The Pleasant Prairie Premium Outlets Whole Loan requires a lender-controlled lockbox, which is already in place, and that the borrower direct all tenants to deposit all rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within two business day of receipt. Prior to the occurrence of a Lockbox Event Period (as defined below), all funds are required to be distributed to the borrower. During a Lockbox Event Period, all rents are required to be swept to a lender-controlled cash management account.

A “Lockbox Event Period” means the occurrence of (i) an event of default, (ii) the trailing four calendar quarter DSCR falling below 1.70x for two consecutive calendar quarters, or (iii) any bankruptcy of the borrower or manager. A Lockbox Event Period will end, with respect to clause (i), upon the cure of such event of default; with respect to clause (ii), the trailing four calendar quarter DSCR remaining equal to or greater than 1.70x for two consecutive calendar quarters; and with respect to clause (iii), the dismissal of such bankruptcy without any adverse consequences to the Pleasant Prairie Premium Outlets Property or manager’s ability to perform in accordance with the loan documents.

Property Management. The Pleasant Prairie Premium Outlets Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Pleasant Prairie Premium Outlets Property provided that certain conditions are satisfied, including (i) no event of default under the Pleasant Prairie Premium Outlets Whole Loan documents has occurred and is continuing; (ii) in the event that in connection with such transfer, the manager will not thereafter continue to manage the Pleasant Prairie Premium Outlets Property, then a replacement management agreement with a qualified manager must be executed acceptable to lender; (iii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iv) if requested by lender, rating agency confirmation that the sale and assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the WFCM 2017-C40 certificates and similar confirmations from each rating agency rating any securities backed by any of the Pleasant Prairie Premium Outlets Property Companion Loans.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Additional Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Pleasant Prairie Premium Outlets Property, subject to a cap of two times the annual insurance premiums (excluding the wind, flood and earthquake components of such insurance premiums), as well as business interruption insurance covering no less than an amount equal to 100% of the projected gross income from the Pleasant Prairie Premium Outlets Property on an actual loss sustained basis for a period beginning on the date of business interruption and continuing until the restoration of the Pleasant Prairie Premium Outlets Property is completed, or the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

A-3-95

GEHL FOODS PORTFOLIO

A-3-96

GEHL FOODS PORTFOLIO

Gehl Foods Portfolio
1 Freistadt Road Germantown, WI
2 Main Street Germantown, WI
3 Crusader Court Germantown, WI
Germantown
Mequon
Menomonee Falls
MILWAUKEE
Brown Deer
North Granville
Lannon
Land Bank
WASHINGTON COUNTY
WAUKESHA COUNTY
MILWAUKEE COUNTY
Sherman Rd.
Western Ave.
Pioneer Rd.
Holy Hill Rd.
W. Freistadt Rd.
Mequon Rd.
County Line Rd.
Menomonee Ave.
Good Hope Rd.
Mill Rd.
Silver Spring Dr.
W. Brown Deer Rd.
W. Bradley Rd.
Fond Du Lac Ave.
Appleton Ave.
Lannon Rd.
Division Rd.
Maple Rd.
County Aire Dr.
Pilgrim Rd.
Lilly Rd.
N. 107th St.
N. Swan Rd.
N. Wauwatosa Rd.
N. 60th St.
JW Speaker Corporation
GERMANTOWN INDUSTRIAL PARK
Blackstone Creek Golf Club
Friedenfeld Park
Wilderness Park
GERMANTOWN BUSINESS PARK
Germantown Plaza
Crossroads Shopping Center
Harley Davidson Powertrain Operations
Pilgrim Shopping Center
North Lake Park
Menards
Brown Deer Center
Northridge Plaza
GE Healthcare
Dretzka Park Golf Course
Little Menomonee River Pkwy
North Hills Country Club
North Pointe Centre
Menomonee Park
Tamarack Park
Little League Complex
Silver Spring Golf Club
Timmerman Airport
General Mitchell Intl. Airport 19 miles
Downtown Milwaukee 7 miles
Lake Superior
Lake Michigan
MICHIGAN
WISCONSIN
MINNESOTA
IOWA
ILLINOIS
MINNEAPOLIS
ST. PAUL
Duluth
Superior
Marquette
Eau Claire
Wausau
Stevens Point
Green Bay
Appleton
Manitowoc
Rochester
Winona
Oshkosh
Fond du Lac
Sheboygan
La Crosse
Albert Lea
Portage
Madison
Germantown
MILWAUKEE
Waukesha
Bridgeport
Waterloo
Dubuque
Janesville
Racine
Kenosha
Holland
Rockford
Waukegan
Elgin
Cedar Rapids
CHICAGO

A-3-97

No. 10 – Gehl Foods Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Portfolio
				Property Type:	Industrial
Original Principal Balance:	$22,500,000			Specific Property Type:	Warehouse
Cut-off Date Balance:	$22,500,000			Location:	Germantown, WI
% of Initial Pool Balance:	3.2%			Size:	628,657 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF:	$35.79
Borrower:	AGNL Dairy, L.L.C.			Year Built/Renovated:	Various – See Table
Borrower Sponsors:	AG Net Lease III Corp.; AG Net Lease III (SO) Corp.			Title Vesting:	Fee
Mortgage Rate:	4.220%			Property Manager:	Self-managed
Note Date:	September 14, 2017			4th Most Recent Occupancy(3):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy(3):	NAV
Maturity Date:	October 11, 2027			2nd Most Recent Occupancy(3):	NAV
IO Period:	60 months			Most Recent Occupancy(3):	NAV
Loan Term (Original):	120 months			Current Occupancy (As of):	100.0% (10/1/2017)
Seasoning:	0 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(3):	NAV
Call Protection:	L(24),GRTR 1% or YM(92),O(4)			3rd Most Recent NOI(3):	NAV
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI(3):	NAV
Additional Debt(1):	Yes			Most Recent NOI(3):	NAV
Additional Debt Type(1):	Future Mezzanine			U/W Revenues:	$2,958,752
				U/W Expenses:	$664,174
				U/W NOI:	$2,294,578
				U/W NCF:	$2,110,139
				U/W NOI DSCR:	1.73x
				U/W NCF DSCR:	1.59x
Escrows and Reserves(2):				U/W NOI Debt Yield:	10.2%
				U/W NCF Debt Yield:	9.4%
Type:	Initial	Monthly	Cap (If Any)	As-Is Appraised Value:	$34,500,000
Taxes	$0	Springing	NAP	As-Is Appraisal Valuation Date:	July 13, 2017
Insurance	$0	Springing	NAP	Cut-off Date LTV Ratio:	65.2%
Replacement Reserve	$0	Springing	$188,597	LTV Ratio at Maturity:	59.4%

(1)	See “Subordinate and Mezzanine Indebtedness” section.

(2)	See “Escrows” section.

(3)	The borrower sponsors recently acquired the Gehl Foods Portfolio Properties from the tenant and a lease was not previously in-place.

The Mortgage Loan. The mortgage loan (the “Gehl Foods Portfolio Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in three industrial warehouse facilities in Germantown, Wisconsin (collectively the “Gehl Foods Portfolio Properties”). The Gehl Foods Portfolio Mortgage Loan was originated on September 14, 2017 by Wells Fargo Bank, National Association. The Gehl Foods Portfolio Mortgage Loan had an original principal balance of $22,500,000, has an outstanding principal balance as of the Cut-off Date of $22,500,000 and accrues interest at an interest rate of 4.220% per annum. The Gehl Foods Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires interest-only payments during the first 60 payment periods, followed by payments of principal and interest based on a 30-year amortization schedule. The Gehl Foods Portfolio Mortgage Loan matures on October 11, 2027.

Following the lockout period, the borrower has the right to prepay the Gehl Foods Portfolio Mortgage Loan in whole, or in part (see “Partial Release” section), on any date before July 11, 2027, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. In addition, the Gehl Foods Portfolio Mortgage Loan is prepayable without penalty on or after July 11, 2027.

A-3-98

GEHL FOODS PORTFOLIO

Sources and Uses

Sources			Uses
Original loan amount	$22,500,000	64.4%	Purchase price	$34,420,000	98.6%
Borrower sponsors’ new cash contribution	12,416,733	35.6	Closing costs	496,733	1.4
Total Sources	$34,916,733	100.0%	Total Uses	$34,916,733	100.0%

The Properties. The Gehl Foods Portfolio Properties comprise three industrial warehouse buildings totaling approximately 628,657 square feet and located in Germantown, Wisconsin, approximately 18 miles northwest of Milwaukee. As of October 1, 2017 the properties were 100.0% occupied by Gehl Foods LLC (“Gehl Foods”) under a triple net master lease (the “Gehl Foods Lease”). The Gehl Foods Lease commenced on May 4, 2017 and has an initial term of 20 years expiring June 30, 2037, along with four, five-year renewal options that extend the lease to 2057.

Gehl Foods is known for its technical expertise in aseptic food and beverage processing, a capital-intensive process that allows food products to maintain a longer shelf life without refrigeration or preservatives. The company has two primary segments: the beverage segment and the cheese sauce segment. Gehl Foods’ beverage segment includes nutritional protein drinks, weight loss shakes, sports drinks, organic milk, pudding, and iced coffees, which are either private label or co-manufactured. Gehl Foods has an estimated 5%-15% market share in the beverage segment. Gehl Foods’ cheese sauce segment includes products that are sold to convenience stores, food service distributors, concession providers, cinemas, and restaurants. Gehl Foods is a top producer in the cheese sauce segment with an estimated 30%-40% market share.

The Gehl Foods Portfolio Properties are mission-critical facilities that represent the tenant’s entire production and distribution footprint. Over the last 10 years, Gehl Foods has invested over $100 million in equipment at the Gehl Foods Portfolio Properties, including $20 million in 2017 for an additional bottling and labeling line. The Gehl Foods Portfolio Properties comprise the Crusader Court, Main Street and Freistadt Road properties (see table below). The Crusader Court property is used for storage and mixing of raw materials that are then transported to the Main Street property. After batching and bottling at the Main Street property, all products are then transported to the Freistadt Road property for labeling, storage and distribution.

In March 2015, Wind Point Partners (“Wind Point”), a private equity firm based in Chicago, acquired Gehl Foods from the Gehl family. Since 1984, Wind Point has raised over $3 billion in commitments and acquired more than 100 companies. Wind Point is an experienced investor in the food and beverage industry with a current portfolio that also includes Nonni’s and Evans Food Group.

The Freistadt Road property comprises 287,863 square feet of rentable area and is situated on a 29.7-acre site. Built in 2005, the Freistadt Road property contains 1.1% office space, 22-foot clear heights and 13 dock high overhead doors. The Freistadt Road property comprises 83 surface parking spaces, equating to a parking ratio of 0.3 spaces per 1,000 square feet of rentable area.

The Main Street property comprises 233,652 square feet of rentable area and is situated on a 10.1-acre site. Built in phases from 1917 to 2012, the Main Street property contains 3.9% office space, 12- to 20-foot clear heights and 13 dock high overhead doors. The Main Street property comprises 172 surface parking spaces, equating to a parking ratio of 0.7 spaces per 1,000 square feet of rentable area.

The Crusader Court property comprises 107,142 square feet of rentable area and is situated on a 7.2-acre site. Built in 2002, the Crusader Court property contains 5.3% office space, 14- to 20-foot clear heights and 8 dock high overhead doors. The Crusader Court property comprises 45 parking spaces, equating to a parking ratio of 0.4 spaces per 1,000 square feet of rentable area.

The following table presents certain information relating to the Gehl Foods Portfolio Properties:

Property Name	Location	Allocated Cut- Off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value	Allocated LTV
Freistadt Road	Germantown, WI	$10,700,000	47.6%	100.0%	2005/NAP	287,863	$16,450,000	65.0%
Main Street	Germantown, WI	$7,800,000	34.7%	100.0%	1917/NAP	233,652	$11,950,000	65.3%
Crusader Court	Germantown, WI	$4,000,000	17.8%	100.0%	2002/NAP	107,142	$6,100,000	65.6%
Total/Weighted Average		$22,500,000	100.0%	100.0%		628,657	$34,500,000

A-3-99

GEHL FOODS PORTFOLIO

Major Tenant

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Gehl Foods	NR/NR/NR	628,657	100.0%	$3.84(1)	$ 2,415,345	100.0%	6/30/2037(2)
Occupied Collateral Total		628,657	100.0%	$3.84	$ 2,415,345	100.00%

Vacant Space		0	0.0%

Collateral Total		628,657	100.00%

(1)	The Annual U/W Base Rent PSF shown represents allocated rental rates of $4.00 per square foot for the Crusader Court and Freistadt Road properties and $3.58 per square foot for the Main Street property.

(2)	Gehl Foods has four, 5-year lease extension options.

The following table presents certain information relating to the lease rollover schedule at the Gehl Foods Portfolio Properties:

Lease Expiration Schedule (1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	3	628,657	100.0%	628,657	100.0%	$2,415,345	100.0%	$3.84
Vacant	0	0	0.0%	628,657	100.0%	$0	0.0%	$0.00
Total/Weighted Average	3	628,657	100.0%			$2,415,345	100.0%	$3.84

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Gehl Foods Portfolio Properties:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	10/1/2017(2)
NAV	NAV	NAV	NAV	100.0%

(1)	The borrower sponsors recently acquired the Gehl Foods Portfolio Properties from the tenant and a lease was not previously in-place.

(2)	Information obtained from the underwritten rent roll.

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GEHL FOODS PORTFOLIO

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Gehl Foods Portfolio Properties:

Cash Flow Analysis(1)

	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$2,415,345	81.6%	$3.84
Total Reimbursables	664,174	22.4	1.06
Less Vacancy & Credit Loss	(120,767)(2)	(4.1)	(0.19)
Effective Gross Income	$2,958,752	100.0%	$4.71

Total Operating Expenses	$664,174	22.4%	$1.06

Net Operating Income	$2,294,578	77.6%	$3.65
Replacement Reserves	94,299	3.2	0.15
TI/LC	90,141	3.0	0.14
Net Cash Flow	$2,110,139	71.3%	$3.36

NOI DSCR	1.73x
NCF DSCR	1.59x
NOI DY	10.2%
NCF DY	9.4%

(1)	Historical statements are unavailable as the borrower sponsors recently acquired the Gehl Foods Portfolio Properties from the tenant and a lease was not previously in-place.

(2)	The underwritten economic vacancy is 5.0%. The Gehl Foods Portfolio Properties were 100.0% physically occupied as of October 1, 2017.

Appraisal. As of the appraisal valuation date of July 13, 2017, the Gehl Foods Portfolio Properties had an aggregate “as-is” appraised value of $34,500,000. As of the same date, the appraiser also concluded to an aggregate “go-dark” appraised value for the Gehl Foods Portfolio Properties of $23,450,000.

Environmental Matters. According to the Phase I environmental site assessment (“ESA”) reports dated March 6, 2017, March 10, 2017 and March 13, 2017, there was no evidence of any recognized environmental conditions at the Gehl Foods Portfolio Property. The ESAs did, however, identify a controlled recognized environmental condition due to prior on-site site industrial operations and former underground storage tanks. A Phase II ESA conducted in 2014 revealed residual contamination at the Main Street property, but no contamination at the Crusader Court property. The Wisconsin Department of Natural Resources (“WDNR”) issued a final case closure letter in May 2017 for the Main Street property and the Crusader Court property that notes no further investigation or remediation is required at this time and imposed certain conditions to maintaining closure status, including (i) managing contaminated soil if disturbed; (ii) paving over or establishing engineered barriers over contamination areas; (iii) WDNR’s approving any changes in use to the affected sites and any well installed on the affected properties; and (iv) keeping a maintenance plan and inspection log on-site for annual submission to and inspection by WDNR.

Market Overview and Comparable Properties. The Gehl Foods Portfolio Properties are located in the city of Germantown, Wisconsin, approximately 18 miles northwest of the Milwaukee central business district. All three of the Gehl Foods Portfolio Properties are located within three miles of Interstate 41 (the Freistadt Road property is approximately 1.5 miles east of Interstate 41, while the Main Street and Crusader Court properties are approximately 2.7 miles east of Interstate 41); and the three properties are all within 2.0 miles of one another (the Main Street and Crusader Court properties are adjacent to one another, while the Freistadt Road property is approximately 2.0 miles northwest). Within a five-mile radius of the Gehl Foods Portfolio Properties, the 2017 estimated population ranged from 41,186 to 46,186; and within the same radius, the average household income ranged from $91,984 to $95,147.

According to a third party market research report, the Gehl Foods Portfolio Properties are located within the Washington submarket of the Milwaukee industrial market. As of the second quarter of 2017, the submarket reported total inventory of 19.7 million square feet with a 3.4% vacancy rate and average asking rent of $4.13 per square foot. For the same period, the overall Milwaukee industrial market reported total inventory of 198.2 million square feet with a 4.5% vacancy rate and average asking rent of $3.95 per square foot. In addition, according to a third party research provider, within a three-mile radius of the Gehl Foods Portfolio Properties (radius measured from the Crusader Court property), there are 181 industrial properties totaling 7.1 million square feet with an average occupancy rate of 99.2%. Further, over the past five years, the average industrial occupancy rate within the same three-mile radius has averaged 97.3%.

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GEHL FOODS PORTFOLIO

The following table presents certain information relating to comparable industrial leases to the Gehl Foods Portfolio Properties:

Comparable Leases(1)

Property Name/Location	Year Built	Tenant Name	Total SF	Distance to Subject	Clear Height (ft)	Dock Doors	Rent PSF	Lease Type
Former Harley Davidson Warehouse / Franklin, WI	1996	Baptista’s Bakery	246,348	30.3 miles	30-31’	22 ext	$3.79	NNN
5401 W. Donges Bay Rd. / Mequon, WI	1971	Almo Distribution	442,188	7.9 miles	24-26’	41 ext	$3.50	NNN
Former Sam’s Club / Milwaukee, WI	1991	Sellars Absorbant Materials, Inc.	138,330	9.7 miles	16-24’	6 ext	$3.00	NNN
West Bend Distribution Facility / West Bend, WI	2004	Gardner Pet Group, Inc.	160,000	17.2 miles	28-28’	15 ext	$3.75	NNN
1630 Enterprise / Sturtevant, WI	1998	Goodwill Retail	237,900	45.1 miles	24’	16 ext	$4.50	NNN

(1)	Information obtained from the appraisal.

The Borrower. The borrower is AGNL Dairy, L.L.C. a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Gehl Foods Portfolio Mortgage Loan. AG Net Lease III Corp. and AG Net Lease III (SO) Corp. are the guarantors of certain nonrecourse carveouts under the Gehl Foods Portfolio Mortgage Loan. The guarantors’ liability related to environmental matters is capped at $22.5 million.

The Borrower Sponsors. The sponsors are AG Net Lease III Corp. and AG Net Lease III (SO) Corp., which are each owned and controlled by Angelo, Gordon & Co, L.P. (“Angelo Gordon”). Founded in 1988, Angelo Gordon is a privately-held registered investment advisor with approximately $28.0 billion assets under management. Angelo Gordon engages in all aspects of real estate investment and management, including acquisition, financing, disposition, leasing and construction management. The firm has real estate professionals in New York, Los Angeles, London, Hong Kong, Seoul, Tokyo and Shanghai and since 1993 has acquired properties valued at over $13.0 billion.

Escrows. The loan documents do not require ongoing monthly escrows for taxes as long as (i) no event of default has occurred and is continuing, (ii) the borrower provides the lender with evidence that the Gehl Foods Portfolio Properties’ taxes have been paid and (iii) the Gehl Foods Lease is not in full force and effect. The loan documents do not require ongoing monthly escrows for insurance premiums as long as (a) no event of default has occurred and is continuing, (b) the borrower provides the lender with evidence that the Gehl Foods Portfolio Properties are insured via an acceptable blanket insurance policy and such policy is in full force and effect and (c) the Gehl Foods Lease is not in full force and effect. The loan documents do not require ongoing replacement reserves as long as no Cash Trap Event Period (as defined below) has occurred and is continuing, subject to a cap of $188,597.

Lockbox and Cash Management. The Gehl Foods Portfolio Mortgage Loan requires a lender-controlled lockbox account, which is already in-place, and that the borrower directs the tenant to pay its rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business day of receipt. Prior to the occurrence of a Cash Trap Event Period, all excess cash flow is required to be distributed to the borrower. During a Cash Trap Event Period, all excess funds will be retained by the lender as additional collateral for the Gehl Foods Portfolio Mortgage Loan.

A “Cash Trap Event Period” will commence upon the earlier of: (i) an event of default or; (ii) the amortizing debt service coverage ratio being less than 1.20x for one calendar quarter; (iii) the date that Gehl Foods discontinues its business (i.e. “goes dark”) at 50% of the total leasable area of either the Freistadt Road or Main Street properties; (iv) the date that Gehl Foods (or its parent) becomes insolvent or a debtor in any action or proceeding under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors; or (v) the Gehl Foods Lease is terminated as a result of a default beyond any applicable notice and cure period set forth in such lease.

A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default; with respect to clause (ii), upon the amortizing debt service coverage ratio being equal to or greater than 1.20x for one calendar quarter; with respect to clause (iii) upon the occurrence of a Gehl Foods Go Dark Trigger Cure Event (as defined below); with respect to clause (iv) upon the occurrence of a Gehl Foods Bankruptcy Trigger Cure Event (as defined below); or with respect to clause (v) upon the occurrence of a Gehl Foods Lease Cure Event (as defined below).

A “Gehl Foods Go Dark Trigger Cure Event” will occur upon the earlier of (i) a Gehl Foods Lease Cure Event; (ii) recommencement of operations by Gehl Foods at the applicable property; (iii) the deposits of excess cash flow equaling two years of underwritten base rent and recoveries under the Gehl Foods Lease; or (iv) the borrower depositing with the lender a letter of credit in the amount of rent and reimbursements under the Gehl Foods Lease for the succeeding 18-month period.

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GEHL FOODS PORTFOLIO

A “Gehl Foods Bankruptcy Trigger Cure Event” will occur upon the earlier of (i) the date on which the borrower has delivered evidence to the lender that the Gehl Foods Lease has been assumed by or assigned to one or more replacement tenants satisfactory to the lender, without any modifications to the Gehl Foods Lease, pursuant to a valid bankruptcy court order; (ii) the date on which Gehl Foods ceases to be a debtor in any action or proceeding under creditors rights laws and has not otherwise rejected the Gehl Foods Lease; or (iii) in the event the Gehl Foods Lease is rejected by Gehl Foods in any action or proceeding under creditors rights laws, upon a Gehl Foods Lease Cure Event.

A “Gehl Foods Lease Cure Event” will occur upon (A) the borrower entering into one or more leases with one or more replacement tenants acceptable to the lender, each at a net effective rental rate of not less than the net effective rental rate under the Gehl Foods Lease, for a term of not less than the term remaining under the Gehl Foods Lease, (B) the borrower delivering to the lender a copy of each replacement lease and a subordination, non-disturbance and attornment agreement from each replacement tenant, (C) each replacement tenant occupying all of its space, being open for business and paying full unabated rent, (D) all tenant improvement work to be performed by borrower has been completed and paid in full and (E) the borrower having paid all leasing brokerage commissions in connection with each replacement lease.

Property Management. The Gehl Foods Portfolio Properties are managed by an affiliate of the borrower.

Assumption. The borrower has the three-time right to transfer the Gehl Foods Portfolio Properties, provided that certain other conditions are satisfied, including, but not limited to: (i) no event of default has occurred and is continuing; (ii) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) if requested by the lender, rating agency confirmation from Fitch, KBRA and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-C40 Certificates.

Partial Release. The Gehl Foods Portfolio Mortgage Loan permits the release of any of the Gehl Foods Portfolio Properties in connection with a sale of such property, upon satisfaction of the following conditions (among others): (i) payment of a release price equal to 115% of the allocated amount for the release property (along with any applicable yield maintenance); (ii) the debt service coverage ratio following the release is no less than the greater of the debt service coverage ratio immediately preceding the release and 1.40x; (iii) the LTV following the release is no greater than the lesser of the LTV prior to the release and 65.0%; and (iv) the debt yield following the release is no less than the greater of the debt yield prior to the release and 8.5%.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Provided no event of default has occurred and is continuing, the borrower is permitted to incur future mezzanine indebtedness, provided (i) prior written notice of 30 days is provided to the lender specifying the origination date of the permitted mezzanine loan, (ii) the mezzanine lender enters into an intercreditor agreement acceptable to the rating agencies and reasonably acceptable to the lender, (iii) the mezzanine loan will have a term that is at least coterminous with the Gehl Foods Portfolio Mortgage Loan, (iv) the combined loan-to-value ratio for the Gehl Foods Portfolio Mortgage Loan and permitted mezzanine loan will not be greater than 65%, (v) the debt service coverage ratio of the Gehl Foods Portfolio Mortgage Loan and the permitted mezzanine loan is equal to or greater than 1.20x, (vi) the combined debt yield for the Gehl Foods Portfolio Mortgage Loan and permitted mezzanine loan is equal to or greater than 8.0%; and (vii) a rating agency confirmation from each of Fitch, KBRA, and Moody’s that the future mezzanine indebtedness will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-C40 Certificates.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Gehl Foods Portfolio Properties (provided that the borrower is not required to pay terrorism insurance premiums in excess of two times the premium for all risk and business interruption coverage if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect). The loan documents also require business interruption insurance covering no less than an amount equal to 100% of the projected gross income from the Gehl Foods Portfolio Properties on actual loss sustained basis for a period beginning on the date of business interruption and continuing until the restoration of the Gehl Foods Portfolio Properties is completed, or the 12-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

A-3-103

No. 11 – iStar Leased Fee Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Other
Original Principal Balance(1):	$20,000,000			Specific Property Type:	Leased Fee
Cut-off Date Balance(1):	$20,000,000			Location(6):	Various
% of Initial Pool Balance:	2.8%			Size(6):	Various
Loan Purpose:	Recapitalization			Cut-off Date Balance Per SF/Room:	NAP
Borrowers:	Various			Year Built/Renovated(6):	Various/Various
Borrower Sponsor(2):	iStar Inc.			Title Vesting(6):	Various
Mortgage Rate:	3.795%			Property Manager:	NAP
Note Date:	March 30, 2017			4th Most Recent Occupancy:	NAP
Anticipated Repayment Date:	April 6, 2027			3rd Most Recent Occupancy:	NAP
Maturity Date:	April 6, 2028			2nd Most Recent Occupancy:	NAP
IO Period:	120 months			Current Occupancy:	NAP
Loan Term (Original):	120 months
Seasoning:	6 months			Underwriting and Financial Information:
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, ARD			4th Most Recent NOI:	NAP
Interest Accrual Method:	Actual/360			3rd Most Recent NOI:	NAP
Call Protection:	L(30),GRTR 1% or YM or D(85),O(5)			2nd Most Recent NOI:	NAP
Lockbox Type:	Hard/Springing Cash Management			Most Recent NOI:	NAP
Additional Debt(1):	Yes
Additional Debt Type(1):	Pari Passu			U/W Revenues(7):	NAP
				U/W Expenses(7):	NAP
				U/W NOI(7):	$18,511,396
				U/W NCF(7):	$18,511,396
				U/W NOI DSCR(1):	2.12x
				U/W NCF DSCR(1):	2.12x
Escrows and Reserves:				U/W NOI Debt Yield(1):	8.2%
				U/W NCF Debt Yield(1):	8.2%
Type:	Initial	Monthly	Cap (If Any)	As-Is Appraised Value(8):	$346,160,000
Taxes(3)	$0	Springing	NAP	As-Is Appraisal Valuation Date(8):	Various
Insurance(4)	$0	Springing	NAP	Cut-off Date LTV Ratio(1)(8):	65.6%
Ground Rent Funds(5)	$0	Springing	NAP	LTV Ratio at Maturity(1)(8):	65.6%

(1)	See “The Mortgage Loan” section. All statistical information related to loan-to-value ratios, debt service coverage ratios and debt yields are based on the iStar Leased Fee Portfolio Whole Loan (as defined below).

(2)	The guarantor of certain nonrecourse carveouts under the iStar Leased Fee Portfolio Whole Loan is iStar Inc. The iStar Leased Fee Portfolio Whole Loan documents provide for Safety, Income and Growth Inc. (“SAFE”) to become the non-recourse carveout guarantor under the iStar Leased Fee Portfolio Whole Loan in lieu of iStar Inc., provided that SAFE has a market capitalization in excess of $500,000,000 or net worth in excess of $250,000,000. There can be no assurance as to whether, or when, any of these transactions will occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Non-Recourse Carveout Limitations” in the Preliminary Prospectus.

(3)	During the continuance of a Trigger Period (as defined in the iStar Leased Fee Portfolio Whole Loan documents) (and to the extent that a Borrower Reserve Period (as defined in the iStar Leased Fee Portfolio Whole Loan documents) caused by a Tax Reserve Trigger Event (as defined in the iStar Leased Fee Portfolio Whole Loan documents) or a Ground Lease Termination Event (as defined in the iStar Leased Fee Portfolio Whole Loan documents) is continuing), the iStar Leased Fee Portfolio Borrowers are required to escrow monthly 1/12th of the annual estimated tax payments with respect to each individual property for which a Borrower Reserve Period caused by a Tax Reserve Trigger Event or a Ground Lease Termination Event is continuing.

(4)	During the continuance of a Trigger Period (and to the extent that a Borrower Reserve Period caused by an Insurance Reserve Trigger Event (as defined in the iStar Leased Fee Portfolio Whole Loan documents) or a Ground Lease Termination Event is continuing), the iStar Leased Fee Portfolio Borrowers are required to escrow monthly 1/12th of the annual estimated insurance premiums (unless the iStar Leased Fee Portfolio Borrowers maintain an acceptable blanket policy) with respect to each individual property for which a Borrower Reserve Period caused by an Insurance Reserve Trigger Event or a Ground Lease Termination Event is continuing.

(5)	During the continuance of a Trigger Period (and to the extent that a Borrower Reserve Period caused by a Ground Rent Reserve Trigger Event (as defined in the iStar Leased Fee Portfolio Whole Loan documents) or a Ground Lease Termination Event is continuing), the iStar Leased Fee Portfolio Borrowers are required to escrow monthly 1/12th of the amount that would be sufficient to pay the ground rent payable during the next 12 months with respect to each individual property for which a Borrower Reserve Period caused by a Ground Rent Reserve Trigger Event or a Ground Lease Termination Event is continuing.

(6)	See “The Properties” section.

(7)	See “Cash Flow Analysis” section. Underwriting and Financial Information is based on the current annual ground lease payments due under the ground leases described under “The Properties” below and is inclusive of approximately $1,256,456 of straight line rent representing the present value of contractual rent increases through the term of each respective ground lease based on a 6.0% discount rate. The estimated “Look Through” DSCR and “Look Through” DY based on the U/W estimated NOI of the non-collateral improvements on the iStar Leased Fee Portfolio Properties is approximately 7.26x and 27.9% respectively.

(8)	The iStar Leased Fee Portfolio Properties valued individually reflect a cumulative “as-is” appraised value of $346,160,000. The appraiser also concluded to an appraised value of $360,100,000 for the portfolio if sold in its entirety to a single buyer, which would result in a Cut-off Date LTV Ratio of 63.0%. Additionally, the appraiser concluded to an estimated fee simple appraised value of $714,450,000 (i.e. assuming that the iStar Leased Fee Portfolio Properties were unencumbered by the ground leases), which would result in a Cut-off Date LTV Ratio of 31.8%.

The mortgage loan (the “iStar Leased Fee Portfolio Mortgage Loan”) is part of a whole loan (the “iStar Leased Fee Portfolio Whole Loan”), that is evidenced by six senior pari passu notes (Notes A-1-1, A-1-2, A-1-3-1, A-1-3-2, A-2 and A-3) secured by (a) a first priority fee mortgage encumbering the land under seven hotel properties, three office properties, one multifamily property and one

A-3-104

ISTAR LEASED FEE PORTFOLIO

self storage property and (b) a first priority fee and leasehold mortgage encumbering a leasehold interest and a portion of the fee interest in the land under one hotel site, all of which land is encumbered by ground leases (collectively, the “iStar Leased Fee Portfolio Properties”). The iStar Leased Fee Portfolio Whole Loan was originated on March 30, 2017 by Barclays Bank PLC, JPMorgan Chase Bank, National Association and Bank of America, N.A. The iStar Leased Fee Portfolio Whole Loan had an original principal balance of $227,000,000, has an outstanding principal balance as of the Cut-off Date of $227,000,000 and and accrues interest at an interest rate of 3.795% per annum (the “Initial Interest Rate”). The iStar Leased Fee Portfolio Whole Loan had an initial term of 120 months, has a remaining term of 114 months as of the Cut-off Date and requires interest-only payments through the anticipated repayment date (“ARD”). The ARD is April 6, 2027 and the final maturity date is April 6, 2028. In the event that the iStar Leased Fee Portfolio Whole Loan is not repaid in full on or prior to the ARD, the iStar Leased Fee Portfolio Whole Loan will accrue interest at a per annum rate equal to the greater of (i) 3.0% above the interpolated U.S. treasury swap rate, (ii) 3.0% above the interpolated U.S. treasury rate and (iii) 6.795%. (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued Interest”) will be deferred. In addition, from and after the ARD, all excess cash flow from the iStar Leased Fee Portfolio Properties after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (a) first to repay the principal balance of the iStar Leased Fee Portfolio Whole Loan until paid in full and (b) second to the payment of Accrued Interest.

Note A-1-3-2, which will be contributed to the WFCM 2017-C40 Trust, had an original principal balance of $20,000,000 and has an outstanding principal balance as of the Cut-off Date of $20,000,000 and represents a non-controlling interest in the iStar Leased Fee Portfolio Whole Loan. Note A-1-1, which had an original principal balance of $55,000,000 was contributed to the MSC 2017-H1 Trust. Note A-1-1 represents the controlling interest in the iStar Leased Fee Portfolio Whole Loan. The non-controlling Note A-1-2, which had an original principal balance of $40,600,000, was contributed to the WFCM 2017-C38 Trust. The non-controlling Note A-1-3-1, which had an original principal balance of $20,600,000, was contributed to the WFCM 2017-C39 Trust. The non-controlling Note A-2, which had an original principal balance of $45,400,000, was contributed to the DBJPM 2017-C6 Trust. The non-controlling Note A-3, which had an original principal balance of $45,400,000, was contributed to the BANK 2017-BNK5 Trust. Notes A-1-1, A-1-2, A-1-3-1, A-1-3-2, A-2 and A-3 are collectively referred to as the “iStar Leased Fee Portfolio Pari Passu Companion Loans”. The See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

Note Summary(1)

Notes	Original Balance	Note Holder	Controlling Interest
A-1-1	$55,000,000	MSC 2017-H1	Yes
A-1-2	$40,600,000	WFCM 2017-C38	No
A-1-3-1	$20,600,000	WFCM 2017-C39	No
A-1-3-2	$20,000,000	WFCM 2017-C40	No
A-2	$45,400,000	DBJPM 2017-C6	No
A-3	$45,400,000	BANK 2017-BNK5	No
Total	$227,000,000

Following the lockout period, the borrower has the right to defease the iStar Leased Fee Portfolio Whole Loan in whole on any date before November 9, 2026. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) March 30, 2020. In addition, following the lockout period, on any date prior to November 9, 2026, the borrower has the right to prepay the iStar Leased Fee Portfolio Whole Loan in whole as long as such prepayment is accompanied with the payment of the greater of a yield maintenance premium or 1.0% of the amount being prepaid. Following the lockout period, the iStar Leased Fee Portfolio may be prepaid in part in connection with a partial release (see “Partial Release” section). The iStar Leased Fee Portfolio Whole Loan is prepayable without penalty on or after November 9, 2026.

Sources and Uses(1)

Sources			Uses
Original whole loan amount	$227,000,000	100.0%	Return of equity	$221,757,129	97.7%
			Closing costs	5,242,871	2.3
Total Sources	$227,000,000	100.0%	Total Uses	$227,000,000	100.0%

(1)	Immediately after loan origination, 51.0% of the equity interest in the borrowers was sold to two entities, GIC (Realty) Private Limited and Lubert-Adler, L.P. in two separate transactions, for an aggregate purchase price of $57.5 million or an implied value of the iStar Leased Fee Portfolio Properties of approximately $339.7 million, which would result in a Cut-off Date LTV Ratio of 66.8% and a Maturity Date or ARD LTV ratio of 66.8%.

The iStar Leased Fee Portfolio Properties are located in ten different states and underlie improvements consisting of seven hotels (2,488 keys, 78.1% of allocated loan amount (“ALA”)), three offices (1,169,928 SF, 19.7% of ALA), one multifamily complex (207 units, 1.6% of ALA) and one self-storage facility (104,000 SF, 0.6% of ALA). Five of the properties (74.6% of the ALA) (the “Hilton Properties”) are ground leased under a single lease to HLT Operate DTWC LLC. Park Intermediate Holdings LLC is the guarantor of the master lease from the borrower to HLT Operate DTWC LLC. Park Intermediate Holdings LLC is a subsidiary of Park Hotels & Resorts Inc. and one of two Hilton Worldwide Holdings Inc. spin-offs. The Hilton Properties lease will expire in approximately nine years on December 31, 2025 and may be extended with respect to any or all of the Hilton Properties, with two additional five year extension periods remaining. One Ally Center (14.1% of ALA) is ground leased to 500 Webward LLC with an initial lease expiration date in March 2114 with two 30 year renewal options. No other leasehold owner accounts for more than 3.3% of ALA. The iStar Leased Fee Portfolio Properties have a weighted average age of approximately 18 years and an average remaining initial ground lease term of approximately 28 years, or approximately 48 years when fully extended.

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ISTAR LEASED FEE PORTFOLIO

The following table presents certain information relating to the iStar Leased Fee Portfolio Properties:

Property Name	Whole Loan Cut-off Date ALA	Ownership Interest	Leasehold Owner	Initial Leasehold Expiration	Final Leasehold Expiration	Leased Fee NOI	Leased Fee Appraised Value
Hilton Salt Lake	$55,312,000	Fee	HLT Operate DTWC LLC	12/31/2025(2)	12/31/2035	$3,300,706	$79,900,000
DoubleTree Seattle Airport	$40,000,000	Fee / Leasehold(1)	HLT Operate DTWC LLC	12/31/2025(2)	12/31/2035	$5,374,280	$75,700,000
DoubleTree Mission Valley	$38,084,000	Fee	HLT Operate DTWC LLC	12/31/2025(2)	12/31/2035	$1,776,034	$55,000,000
One Ally Center	$31,961,000	Fee	500 Webward LLC	3/31/2114(3)	3/31/2174	$3,353,970	$46,140,000
DoubleTree Sonoma	$19,300,000	Fee	HLT Operate DTWC LLC	12/31/2025(2)	12/31/2035	$1,157,870	$27,700,000
DoubleTree Durango	$16,604,000	Fee	HLT Operate DTWC LLC	12/31/2025(2)	12/31/2035	$1,155,514	$24,400,000
Northside Forsyth Hospital Medical Center	$7,577,000	Fee	Forsyth Physicians Center SPE 1, LLC	4/25/2115(4)	4/25/2175	$654,595	$11,000,000
NASA/JPSS Headquarters	$5,190,000	Fee	DRV Greentec, LLC	10/31/2075(5)	10/31/2105	$472,292	$7,550,000
Dallas Market Center: Sheraton Suites	$4,151,000	Fee	Dallas Suites RE, LLC	9/30/2114	9/30/2114	$524,334	$6,000,000
Dallas Market Center: Marriott Courtyard	$3,736,000	Fee	ARC Hospitality Portfolio I DLGL Owner, LP	1/2/2026(6)	1/2/2066	$297,000	$5,400,000
The Buckler Apartments	$3,633,000	Fee	CA / Phoenix 401 Property Owner, LLC	11/30/2112	11/30/2112	$312,186	$5,300,000
Lock-Up Self Storage Facility	$1,452,000	Fee	Lock Up - Evergreen Development Series LLC	9/30/2037	9/30/2037	$132,615	$2,070,000
Total:	$227,000,000					$18,511,396	$346,160,000

(1)	The DoubleTree Seattle Airport collateral is comprised of both a portion of the fee interest and a leasehold interest in the fee portion that is not collateral, which together are leased to HLT Operate DTWC LLC which operates the hotel. The portion of the collateral which consists of a leasehold interest is owned in fee by a third party and underlies the majority of the DoubleTree Seattle Airport hotel’s improvements. The fee collateral includes approximately a third of the hotel parking and one wing of rooms which contains a total of 180 rooms and the leasehold collateral includes the remainder of the property.

(2)	HLT Operate DTWC LLC has two, five year renewal options.

(3)	500 Webward LLC has two, 30 year renewal options.

(4)	Forsyth Physicians Center SPE 1, LLC has two, 30 year renewal options.

(5)	DRV Greentec LLC has two, 15 year renewal options.

(6)	ARC Hospitality Portfolio I DLGL Owner, LP has four, 10 year renewal options.

The following table presents certain information relating to the improvements which underlie the iStar Leased Fee Portfolio Properties:

Property Name	Location	Property Type	Year Built / Renovated	Look-Through NOI	Units / SF / Rooms	Look Through Most Recent Occupancy(1)	Fee Simple Appraised Value(2)
Hilton Salt Lake	Salt Lake City, UT	Hotel	1983 / 2012	$9,778,443	499	72.0%	$105,100,000
DoubleTree Seattle Airport	Seattle, WA	Hotel	1969 / 2011	$14,682,914	850	85.0%	$140,000,000
DoubleTree Mission Valley	San Diego, CA	Hotel	1991 / 2012	$7,804,702	300	87.0%	$82,000,000
One Ally Center	Detroit, MI	Office	1992 / NAP	$13,920,739	957,355	100.0%	$174,620,000
DoubleTree Sonoma	Rohnert Park, CA	Hotel	1987 / 2016	$4,153,633	245	75.0%	$41,600,000
DoubleTree Durango	Durango, CO	Hotel	1986 / 2009	$3,379,284	159	79.0%	$36,400,000
Northside Forsyth Hospital Medical Center	Cumming, GA	Office	2017 / NAP	$901,501	92,573	95.0%	$15,730,000
NASA/JPSS Headquarters	Lanham, MD	Office	1994 / NAP	$1,221,724	120,000	100.0%	$17,100,000
Dallas Market Center: Sheraton Suites	Dallas, TX	Hotel	1989 / 2017	$2,438,398	251	79.0%	$20,900,000
Dallas Market Center: Marriott Courtyard	Dallas, TX	Hotel	1989 / 2015	$2,254,686	184	72.0%	$27,300,000
The Buckler Apartments	Milwaukee, WI	Multifamily	1977 / 2016	$2,103,422	207	75.0%	$39,900,000
Lock-Up Self Storage Facility	Bloomington, MN	Self Storage	2008 / NAP	$754,685	104,000	84.0%	$13,800,000
Total:				$63,394,131			$714,450,000

(1)	The hotel occupancy rates shown are the average occupancy rates of the hotels for the 12 months ending December 31, 2016. Construction at Northside Forsyth Hospital Medical Center was recently completed and occupancy reflects pre-leased percentage as of December 31, 2016. The occupancy rate of The Buckler Apartments is as of March 15, 2017. The occupancy rate of Lock-Up Self Storage Facility is as of June 30, 2016.

(2)	The Fee Simple Appraised Value assumes the properties are unencumbered by the ground leases.

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ISTAR LEASED FEE PORTFOLIO

Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the iStar Leased Fee Portfolio Properties:

Cash Flow Analysis

Property Name	U/W Base Rent(1)	Overage Rent(2)	U/W NOI	% of U/W NOI	U/W NOI DSCR	“Look Through” Fee Simple U/W NOI	“Look Through” Fee Simple U/W NOI DSCR
Hilton Salt Lake	$2,687,691	$613,015	$3,300,706	17.8%	1.55x	$9,778,443	4.59x
DoubleTree Seattle Airport	$4,503,580	$870,700	$5,374,280	29.0%	3.49x	$14,682,914	9.54x
DoubleTree Mission Valley	$1,122,198	$653,836	$1,776,034	9.6%	1.21x	$7,804,702	5.33x
One Ally Center	$3,353,970	$0	$3,353,970	18.1%	2.73x	$13,920,739	11.32x
DoubleTree Sonoma	$733,106	$424,764	$1,157,870	6.3%	1.56x	$4,153,633	5.59x
DoubleTree Durango	$860,668	$294,846	$1,155,514	6.2%	1.81x	$3,379,284	5.29x
Northside Forsyth Hospital Medical Center	$654,595	$0	$654,595	3.5%	2.25x	$901,501	3.09x
NASA/JPSS Headquarters	$472,292	$0	$472,292	2.6%	2.37x	$1,221,724	6.12x
Dallas Market Center: Sheraton Suites	$524,334	$0	$524,334	2.8%	3.28x	$2,438,398	15.27x
Dallas Market Center: Marriott Courtyard	$125,000	$172,000	$297,000	1.6%	2.07x	$2,254,686	15.68x
The Buckler Apartments	$312,186	$0	$312,186	1.7%	2.23x	$2,103,422	15.05x
Lock-Up Self Storage Facility	$132,615	$0	$132,615	0.7%	2.37x	$754,685	13.51x
Total:	$15,482,235	$3,029,161	$18,511,396	100.0%	2.12x	$63,394,131	7.26x

(1)	U/W Base Rent is inclusive of approximately $1,256,456 of straight line rent representing the present value of contractual rent increases through the term of each respective ground lease based on a 6.0% discount rate.

(2)	Overage Rent is based on 7.5% of gross sales over a breakpoint of $32,979,294 for DoubleTree Seattle Airport, $20,688,611 for Hilton Salt Lake, $12,392,794 for DoubleTree Mission Valley, $9,293,520 for DoubleTree Sonoma and $6,037,795 for DoubleTree Durango. Overage Rent for Dallas Market Center: Marriott Courtyard is calculated as 5.0% of gross room sales in excess of $125,000.

The iStar Leased Fee Portfolio is comprised of 12 properties located in ten states and eleven distinct markets, listed below by descending Allocated Cut-off Date Loan Amount.

Property Name	Address	Estimated 2016 Population (five-mile radius)(1)	Estimated Average 2016 Household Income (five-mile radius)(1)
Hilton Salt Lake	255 South West Temple, Salt Lake City, UT	230,805	$69,217
DoubleTree Seattle Airport	18740 International Boulevard, Seattle, WA	219,802	$70,608
DoubleTree Mission Valley	7450 Hazard Center Drive, San Diego, CA	520,204	$75,313
One Ally Center	500 Woodward Avenue, Detroit, MI	189,959	$36,581
DoubleTree Sonoma	1 DoubleTree Drive, Rohnert Park, CA	118,400	$74,918
DoubleTree Durango	501 Camino Del Rio, Durango, CO	23,216	$72,938
Northside Forsyth Hospital Medical Center	4150 Deputy Bill Cantrell Memorial Road, Cumming, GA	98,372	$113,511
NASA/JPSS Headquarters	7700 and 7720 Hubble Drive, Lanham, MD	170,176	$101,951
Dallas Market Center: Sheraton Suites	2101 North Stemmons Freeway, Dallas, TX	351,125	$94,722
Dallas Market Center: Marriott Courtyard	2150 Market Center Boulevard, Dallas, TX	351,125	$94,722
The Buckler Apartments	401 West Michigan Street, Milwaukee, WI	457,329	$53,318
Lock-Up Self Storage Facility	221 American Boulevard West, Bloomington, MN	232,507	$97,793

(1)	Based on various appraisal reports for the iStar Leased Fee Portfolio Properties.

A-3-107

No. 12 – 45 Eisenhower Drive

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance:	$19,975,000			Specific Property Type:	Suburban
Cut-off Date Balance:	$19,949,869			Location:	Paramus, NJ
% of Initial Pool Balance:	2.8%			Size:	174,912 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$114.06
Borrower:	45 Eisenhower Venture, LLC			Year Built/Renovated:	1986/2016
Borrower Sponsors:	Steven Bergman; Michael Bergman			Title Vesting:	Leasehold
Mortgage Rate:	4.750%			Property Manager:	Self-managed
Note Date:	September 8, 2017			4th Most Recent Occupancy(4):	83.9% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy(4):	78.1% (12/31/2014)
Maturity Date:	September 6, 2027			2nd Most Recent Occupancy(4):	77.5% (12/31/2015)
IO Period:	NAP			Most Recent Occupancy (As of)(4):	79.9% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of)(4)(5):	90.0% (7/1/2017)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(4):	$1,889,063 (12/31/2014)
Call Protection:	L(25),D(91),O(4)			3rd Most Recent NOI(4):	$1,730,813 (12/31/2015)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI(4):	$1,751,577 (12/31/2016)
Additional Debt:	None			Most Recent NOI(4):	$2,193,727 (TTM 7/31/2017)
Additional Debt Type:	NAP

				U/W Revenues:	$3,991,814
				U/W Expenses:	$1,833,588
Escrows and Reserves:				U/W NOI:	$2,158,225
				U/W NCF:	$1,863,413
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR:	1.73x
Taxes	$69,175	$34,587	NAP	U/W NCF DSCR:	1.49x
Insurance(1)	$0	Springing	NAP	U/W NOI Debt Yield:	10.8%
Replacement Reserves	$0	$2,915	NAP	U/W NCF Debt Yield:	9.3%
TI/LC Reserve(2)	$900,000	$21,864	$900,000	As-Is Appraised Value:	$28,400,000
Deferred Maintenance	$9,375	$0	NAP	As-Is Appraisal Valuation Date:	June 13, 2017
Ground Rent Reserve	$76,089	$0	NAP	Cut-off Date LTV Ratio:	70.2%
Other(3)	$143,901	$0	NAP	LTV Ratio at Maturity or ARD:	57.3%

(1)	Ongoing monthly reserves for insurance are not required so long as (i) no event of default has occurred and is continuing, (ii) insurance requirements are being satisfied by a blanket policy acceptable to the lender; and (iii) the borrower provides the lender with evidence of renewal of the policies and timely proof of payment of the insurance premiums.

(2)	Ongoing monthly TI/LC reserves are not required so long as no event of default has occurred and is continuing and to the extent that the balance of the TI/LC reserves is at least (i) $900,000 prior to the satisfaction of the M&T Renewal Criteria (as defined) or (ii) $700,000 after the satisfaction of the M&T Renewal Criteria. A “M&T Renewal Criteria” will mean that the lender will have received (i) reasonably satisfactory evidence that M&T Bank has renewed its lease in accordance with the term set forth in such lease for a term of not less than five years and (ii) an updated tenant estoppel certificate from M&T Bank confirming that, among other things (a) such renewal and terms of such renewal, (b) the M&T Bank lease is in full force and effect, (c) M&T Bank is in physical occupancy of its respectable space and paying full contractual rent and (d) there is no default by the borrower under the M&T Bank lease.

(3)	The Upfront Other Reserve represents $35,182 for outstanding gap and free rent for M&T Bank and $108,719 for outstanding tenant improvements.

(4)	See “Historical Occupancy” and “Cash Flow Analysis” sections.

(5)	Current Occupancy includes 4,308 square feet occupied by M&T Bank (the “Expansion Space”), which has a lease commencement date of August 1, 2017; however, the tenant is in the process of building out the space. The tenant expects to take occupancy by October 15, 2017, but no later than December 1, 2017. M&T Bank will also receive one month of free rent. All gap and free rent amounts were deposited into escrow by the borrower on the origination date.

The mortgage loan is evidenced by a single promissory note secured by the leasehold interest in a suburban office building located in Paramus, New Jersey (the “45 Eisenhower Drive Property”), approximately 12.0 miles west of midtown Manhattan. The 45 Eisenhower Drive Property was built in 1986, and according to the borrower, renovated between 2004 and 2016 at a cost of approximately $2.3 million, and is situated on a 9.7-acre site. Major tenants at the 45 Eisenhower Drive Property include M&T Bank/Hudson Savings (“M&T Bank”), Koch Modular Process Systems (“KMPS”) and Camerican International (“Camerican”). The property serves as the northern New Jersey headquarters for M&T Bank, and serves as the headquarters for KMPS and Camerican. Amenities at the property include a full-service café with patio seating, a day-care center (which is also a tenant at the 45 Eisenhower Drive Property), on-site property management and full-time lobby personnel. The 45 Eisenhower Drive Property contains 664 surface parking spaces, resulting in a parking ratio of 3.8 spaces per 1,000 square feet of rentable area. As of July 1, 2017, the 45 Eisenhower Drive Property was 90.0% occupied by 21 tenants.

A-3-108

45 EISENHOWER DRIVE

The 45 Eisenhower Drive Property is located in Paramus, New Jersey, adjacent to the Garden State Parkway, 0.7 miles from Route 17 and 12.0 miles west of Manhattan. Additional access to the 45 Eisenhower Drive Property is provided by State Route 4 located to the south. State Route 17 and State Route 4 connect the property to Interstate 80, which provides east/west access to the surrounding area. The 45 Eisenhower Drive Property is located proximate to the Arcola Country Club, the Ridgewood Country Club, the Paramus Golf Course and the Garden State Plaza Shopping Center. According to the appraisal, the estimated 2017 population within a three- and five-mile radius of the 45 Eisenhower Drive Property was 149,073, and 566,159, respectively. The estimated 2017 median household income within the same radii was $88,655 and $71,508, respectively. According to a third party market research report, the 45 Eisenhower Drive Property is located in the Route 4/17 office submarket within the Bergen Central office submarket cluster in the Northern New Jersey office market. As of the first quarter of 2017, the Route 4/17 office submarket comprised 193 buildings totaling 6.1 million square feet with a reported vacancy rate of 12.4% and an asking rent of $27.57 PSF. For the same period, the Route 4/17 class B office submarket comprised 82 buildings totaling 2.4 million square feet with a reported vacancy rate of 6.5% and an asking rent of $25.05 PSF. As of the first quarter of 2017, the Bergen Central submarket cluster reported an overall inventory of 11.0 million square feet with a reported vacancy rate of 12.9%. The appraiser concluded to a market rent of $24.00 per square foot, modified gross, with $0.50 per square foot annual rent increase.

Sources and Uses(1)

Sources			Uses
Original loan amount	$19,975,000	100.0%	Loan payoff	$17,906,675	89.6%
			Reserves	1,198,540	6.0
			Closing costs	452,776	2.3
			Return of equity	417,010	2.1
Total Sources	$19,975,000	100.0%	Total Uses	$19,975,000	100.0%

(1)	The 45 Eisenhower Property was previously securitized in the PFP 2014-1 transaction.

The following table presents certain information relating to the tenancy at the 45 Eisenhower Drive Property:

Major Tenant

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
M&T Bank(3)(4)	NR/NR/A-	42,609	24.4%	$24.50	$1,043,921	27.6%	7/31/2019(5)(6)
KMPS	NR/NR/NR	20,564	11.8%	$24.00	$493,536	13.0%	2/28/2023(7)
Camerican	NR/NR/NR	16,363	9.4%	$19.75	$323,169	8.5%	9/30/2026(8)(9)
Cloud Akademie / Lightbridge	NR/NR/NR	12,728	7.3%	$24.00	$305,472	8.1%	2/28/2031(10)
Wealth Preservation	NR/NR/NR	8,098	4.6%	$24.50	$198,401	5.2%	8/31/2023(11)
Total Major Tenants		100,362	57.4%	$23.56	$2,364,499	62.5%

Non-Major Tenants		57,078	32.6%	$24.86	$1,418,801	37.5%

Occupied Collateral Total		157,440	90.0%	$24.03	$3,783,300	100.0%

Vacant Space		17,472	10.0%

Collateral Total		174,912	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through August 2018, totaling $33,479.

(3)	M&T Bank recently expanded at the 45 Eisenhower Drive Property for a portion of the 5th floor totaling 4,308 square feet.

(4)	M&T Bank is entitled to one month of free rent for the Expansion Space.

(5)	A cash flow sweep will commence if the borrower fails to satisfy the M&T Renewal Criteria on or before the date that is 12 months prior to the expiration of the M&T Bank lease.

(6)	M&T Bank has two, five-year lease renewal options on its fourth floor space (38,301 square feet).

(7)	KMPS has one, five-year lease renewal option.

(8)	Camerican has the one-time right to terminate its lease as of the end of the 84th month of the lease term (September 30, 2023), with 12 months’ written notice and a termination fee equal to the unamortized tenant improvements and leasing costs, amortized over the original term of the lease at a 5% interest rate.

(9)	Camerican has one, five-year lease renewal option.

(10)	Cloud Akademie / Lightbridge has two, five-year lease renewal options.

(11)	Wealth Preservation has one, five-year lease renewal option.

A-3-109

45 EISENHOWER DRIVE

The following table presents certain information relating to the lease rollover schedule at the 45 Eisenhower Drive Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	1	1	0.0%	1	0.0%	$2,400	0.1%	$2,400.00
2017	0	0	0.0%	1	0.0%	$0	0.0%	$0.00
2018	3	11,714	6.7%	11,715	6.7%	$318,821	8.4%	$27.22
2019(4)	2	45,532	26.0%	57,247	32.7%	$1,116,996	29.5%	$24.53
2020	2	7,080	4.0%	64,327	36.8%	$177,183	4.7%	$25.03
2021	4	13,752	7.9%	78,079	44.6%	$328,709	8.7%	$23.90
2022	2	6,561	3.8%	84,640	48.4%	$156,375	4.1%	$23.83
2023	3	31,419	18.0%	116,059	66.4%	$756,727	20.0%	$24.08
2024	2	12,290	7.0%	128,349	73.4%	$297,449	7.9%	$24.20
2025	0	0	0.0%	128,349	73.4%	$0	0.0%	$0.00
2026	1	16,363	9.4%	144,712	82.7%	$323,169	8.5%	$19.75
2027	0	0	0.0%	144,712	82.7%	$0	0.0%	$0.00
Thereafter	1	12,728	7.3%	157,440	90.0%	$305,472	8.1%	$24.00
Vacant	0	17,472	10.0%	174,912	100.0%	$0	0.0%	$0.00
Total/Weighted Average	21	174,912	100.0%			$3,783,300	100.0%	$24.03

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average U/W Base Rent PSF excludes vacant space.

(4)	The roll in 2019 is driven by M&T Bank’s lease expiration. A cash flow sweep will commence if the borrower fails to satisfy the M&T Renewal Criteria on or before the date that is 12 months prior to the expiration of the M&T Bank lease.

The following table presents historical occupancy percentages at the 45 Eisenhower Drive Property:

Historical Occupancy

12/31/2013(1)(2)	12/31/2014(1)(2)	12/31/2015(1)	12/31/2016(1)(3)	7/1/2017(3)(4)(5)
83.9%	78.1%	77.5%	79.9%	90.0%

(1)	Information obtained from the borrower.

(2)	The decrease in occupancy from 2013 to 2014 is driven by two tenants vacating, SuperMedia (14,030 square feet), who had filed for bankruptcy and Trans Systems (14,000 square feet), whose business model forced them to move to a more urban location, Newark, New Jersey.

(3)	The increase in occupancy from 2016 to July 1, 2017 is primarily due to three new leases executed by the borrower totaling 9,940 square feet and M&T Bank executing a lease for the Expansion Space.

(4)	Information obtained from the underwritten rent roll.

(5)	Occupancy as of July 1, 2017 includes 4,308 square feet occupied by M&T Bank, which has a lease commencement date of August 1, 2017; however, the tenant is in the process of building out the space. The tenant expects to take occupancy by October 15, 2017, but no later than December 1, 2017. M&T Bank will also receive one month of free rent. All gap and free rent amounts were deposited into escrow by the borrower on the origination date.

A-3-110

45 EISENHOWER DRIVE

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the 45 Eisenhower Drive Property:

Cash Flow Analysis

	2014(1)	2015(1)	2016(2)	TTM 7/31/2017(2)	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(3)	$3,410,111	$3,185,883	$3,147,768	$3,609,213	$3,783,300	94.8%	$21.63
Grossed Up Vacant Space	0	0	0	0	418,576	10.5	2.39
Total Reimbursables	253,923	329,121	356,797	400,902	311,651	7.8	1.78
Other Income(4)	39,483	35,664	22,510	22,625	22,625	0.6	0.13
Less Vacancy & Credit Loss	0	0	0	0	(544,338)(5)	(13.6)	(3.11)
Effective Gross Income	$3,703,518	$3,550,669	$3,527,075	$4,032,740	$3,991,814	100.0%	$22.82

Total Operating Expenses	$1,814,455	$1,819,856	$1,775,498	$1,839,013	$1,833,588	45.9%	$10.48

Net Operating Income	$1,889,063	$1,730,813	$1,751,577	$2,193,727	$2,158,225	54.1%	$12.34
TI/LC	0	0	0	0	259,830(6)	6.5	1.49
Capital Expenditures	0	0	0	0	34,982	0.9	0.20
Net Cash Flow	$1,889,063	$1,730,813	$1,751,577	$2,193,727	$1,863,413	46.7%	$10.65

NOI DSCR	1.51x	1.38x	1.40x	1.75x	1.73x
NCF DSCR	1.51x	1.38x	1.40x	1.75x	1.49x
NOI DY	9.5%	8.7%	8.8%	11.0%	10.8%
NCF DY	9.5%	8.7%	8.8%	11.0%	9.3%

(1)	The decrease in Net Operating Income from 2014 to 2015 is attributable to two tenants vacating, SuperMedia (14,030 square feet), who had filed for bankruptcy and Trans Systems (14,000 square feet), whose business model forced them to move to a more urban location, Newark, New Jersey.

(2)	The increase in Net Operating Income from 2016 to TTM 7/31/2017 is primarily driven by three new leases executed by the borrower totaling $234,701 in base rent.

(3)	U/W Base Rent includes include contractual rent steps through August 2018, totaling $33,479.

(4)	Other Income comprises antenna income from Nextel/Sprint.

(5)	The underwritten economic vacancy is 12.0%. The 45 Eisenhower Drive Property was 90.0% leased as of July 1, 2017.

(6)	U/W TI/LC is inclusive of a TI/LC credit equivalent to one-tenth of the upfront TI/LC reserve of $90,000.

The following table presents certain information relating to comparable office leases for the 45 Eisenhower Drive Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Class	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Heights Plaza 777 Terrace Ave. Hasbrouck Heights, NJ	1980/NAP	6	199,000	A	5.3 miles	WTEC Energy	April 2017 / 10.6 Yrs	17,215	$22.50	MG
461 From Road 461 From Road Paramus, NJ	1988/NAP	5	253,554	A	2.9 miles	IBM	May 2016 / 5.6 Yrs	7,884	$26.50	MG
The Atrium 80 Route 4 East Paramus, NJ	1984/NAP	4	165,212	B	1.8 miles	Worldwide Logistic	April 2016 / 7.6 Yrs	9,620	$22.00	MG
Two University Plaza 2 University Plaza Hackensack, NJ	1978/NAP	6	148,403	A	4.4 miles	Osen, LLC	April 2015 / 3.0 Yrs	3,500	$22.50	MG
Park 80 West Plaza I & II 250 Pehle Ave. Saddle Brook, NJ	1972/2005	6	493,856	A	4.2 miles	JP Morgan	April 2015 / 10.0 Yrs	13,633	$26.50	MG

(1)	Information obtained from the appraisal and third party reports.

Ground Lease. The 45 Eisenhower Drive Property is subject to a ground lease with Quad Associates. The ground lease at 45 Eisenhower Drive Property expires on January 1, 2058 and the borrower is obligated to pay an annual ground rent of $304,075. The ground rent is subject to escalations every five years equal to the percentage increase in the Consumer’s Price Index; however, the escalation will not exceed 10.0% for any adjustment period. See “Description of the Mortgage Pool – Mortgage Pool Characteristics – Fee & Leasehold Estates; Ground Leases” in the Preliminary Prospectus.

A-3-111

No. 13 – Hilton Garden Inn Chicago/North Loop

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Hospitality
Original Principal Balance(1):	$20,000,000			Specific Property Type:	Select Service
Cut-off Date Balance(1):	$19,905,023			Location:	Chicago, IL
% of Initial Pool Balance:	2.8%			Size:	191 Rooms
Loan Purpose:	Acquisition			Cut-off Date Balance Per Room(1):	$177,165
Borrower Name:	AFP 110 Corp.; AFP Thirty Eight LLC; AFP Thirty Nine LLC			Year Built/Renovated:	2015/NAP
Sponsor:	United Capital Corp.			Title Vesting:	Fee
Mortgage Rate:	4.800%			Property Manager:	Self-managed
Note Date:	June 7, 2017			3rd Most Recent Occupancy(4):	NAV
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy(4):	NAV
Maturity Date:	June 11, 2027			Most Recent Occupancy (As of):	75.7% (12/31/2016)
IO Period:	NAP			Current Occupancy (As of):	77.1% (6/30/2017)
Loan Term (Original):	120 months
Seasoning:	4 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Amortizing Balloon			4th Most Recent NOI(4):	NAV
Interest Accrual Method:	Actual/360			3rd Most Recent NOI(4):	NAV
Call Protection:	L(28),D(88),O(4)			2nd Most Recent NOI (As of):	$3,601,992 (12/31/2016)
Lockbox Type:	Hard/Springing Cash Management			Most Recent NOI (As of):	$3,739,909 (TTM 6/30/2017)
Additional Debt(1):	Yes			U/W Revenues:	$10,141,170
Additional Debt Type(1):	Pari Passu			U/W Expenses:	$6,423,078
				U/W NOI:	$3,718,092
				U/W NCF:	$3,312,445
				U/W NOI DSCR(1):	1.74x
Escrows and Reserves:				U/W NCF DSCR(1):	1.55x
				U/W NOI Debt Yield(1):	11.0%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1):	9.8%
Taxes	$118,556	$44,449	NAP	As-Is Appraised Value:	$59,300,000
Insurance	$0	Springing(2)	NAP	As-Is Appraisal Valuation Date:	April 21, 2017
Replacement Reserve	$0	$33,648	NAP	Cut-off Date LTV Ratio(1):	57.1%
Seasonality Reserve	$0	Springing(3)	NAP	LTV Ratio at Maturity or ARD(1):	46.8%

(1)	The Hilton Garden Inn Chicago/North Loop Whole Loan (as defined below), which had an original principal balance of $34,000,000, is comprised of two pari passu notes (Notes A-1 and A-2). The controlling Note A-1 had an original principal balance of $20,000,000, has an outstanding principal balance of $19,905,023 as of the Cut-Off Date and will be contributed to the WFCM 2017-C40 Trust. The non-controlling Note A-2 had an original principal balance of $14,000,000 and was contributed to the WFCM 2017-C39 Trust. All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Hilton Garden Inn Chicago/North Loop Whole Loan.

(2)	Ongoing monthly reserves for insurance are not required so long as (i) no event of default has occurred and is continuing; (ii) Hilton Garden Inn Chicago/North Loop Property is insured via an acceptable blanket insurance policy; and (iii) the borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums.

(3)	Monthly seasonality reserves of $178,386 from August through October are not required so long as (i) no event of default has occurred and is continuing and (ii) the amortizing debt service coverage ratio from the preceding December through February is greater than or equal to 1.00x.

(4)	The Hilton Garden Inn Chicago/North Loop Property was built in 2015.

The Hilton Garden Inn Chicago/North Loop Mortgage Loan is part of a whole loan (the “Hilton Garden Inn/North Loop Whole Loan”) that is evidenced by two promissory notes (Notes A-1 and A-2) secured by a first mortgage encumbering the fee interest in a 191-room select service hotel located in Chicago, Illinois (the “Hilton Garden Inn Chicago/North Loop Property”).

The Hilton Garden Inn Chicago/North Loop Property was built in 2015 and is situated on a 0.1-acre site. The Hilton Garden Inn Chicago/North Loop Property is comprised of 39 standard double queen guestrooms and 152 standard king guestrooms. The guestrooms are equipped with a desk with chair, dresser, lounge chair, flat-screen television, mini-fridge, microwave and coffee maker. Amenities at the Hilton Garden Inn Chicago/North Loop Property include a restaurant and lounge, 24-hour grab-and-go Pavilion Pantry market, approximately 266 square feet of meeting space, fitness center and business center. The Hilton Garden Inn Chicago/North Loop Property is located in downtown Chicago, along the southern bank of the Chicago River in the North Loop neighborhood of the central business district. According to the appraisal, the market segmentation at the Hilton Garden Inn Chicago/North Loop Property is 55% corporate, 10% meeting and group, and 35% leisure. The franchise agreement expires on March 31, 2035.

A-3-112

HILTON GARGEN INN CHICAGO/NORTH LOOP

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$20,000,000	WFCM 2017-C40	Yes
A-2	$14,000,000	WFCM 2017-C39	No
Total	$34,000,000

Sources and Uses

Sources			Uses
Original loan amount	$34,000,000	58.3%	Purchase Price	$58,000,000	99.4%
Borrower sponsors’ new cash contribution	24,326,504	41.7	Closing Costs	326,504	0.6
Total Sources	$58,326,504	100.0%	Total Uses	$58,326,504	100.0%

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Hilton Garden Inn Chicago/North Loop			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
TTM 6/30/2017	78.8%	$190.31	$150.00	77.1%	$179.30	$138.23	97.8%	94.2%	92.2%
TTM 6/30/2016	76.8%	$190.35	$146.12	63.7%	$183.57	$116.97	83.0%	96.4%	80.1%
TTM 6/30/2015(2)	80.4%	$191.43	$153.89	NAV	NAV	NAV	NAV	NAV	NAV

(1)	Information obtained from a third party hospitality report dated July 18, 2017. The competitive set includes the following hotels: Courtyard Chicago Downtown River North, Hilton Garden Inn Chicago Downtown Magnificent Mile, Hampton Inn Majestic Chicago Theatre District, aloft Hotel Chicago City Center, Comfort Suites Michigan Avenue Loop Chicago, Hyatt Place Chicago Downtown River North, and Hampton Inn Chicago Downtown North Loop Michigan Avenue.
(2)	The Hilton Garden Inn Chicago/North Loop Property was built in 2015.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Hilton Garden Inn Chicago/North Loop Property:

Cash Flow Analysis

	2016	TTM 6/30/2017	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	75.7%	77.1%	77.1%
ADR	$179.58	$177.91	$177.91
RevPAR	$135.95	$137.23	$137.23

Room Revenue	$9,477,968	$9,567,147	$9,567,147	94.3%	$50,090
F&B Revenue	245,152	273,288	273,288	2.7	1,431
Other Revenue(1)	169,543	300,735	300,735	3.0	1,575
Total Revenue	$9,892,663	$10,141,170	$10,141,170	100.0%	$53,095

Total Department Expenses	2,596,410	2,589,924	2,589,924	25.5	13,560
Gross Operating Profit	$7,296,253	$7,551,246	$7,551,246	74.5%	$39,535

Total Undistributed Expenses	2,590,100	2,700,153	2,721,970	26.8	14,251
Profit Before Fixed Charges	$4,706,153	$4,851,093	$4,829,276	47.6%	$25,284

Total Fixed Charges	1,104,161	1,111,184	1,111,184	11.0	5,818

Net Operating Income	$3,601,992	$3,739,909	$3,718,092	36.7%	$19,466
FF&E	0	0	405,647	4.0	2,124
Net Cash Flow	$3,601,992	$3,739,909	$3,312,445	32.7%	$17,343

NOI DSCR	1.68x	1.75x	1.74x
NCF DSCR	1.68x	1.75x	1.55x
NOI DY	10.6%	11.1%	11.0%
NCF DY	10.6%	11.1%	9.8%

(1)	Other Revenue includes parking revenue (guest fees for off-site valet parking), no shows, gift shop, meeting room rental, telephone, and miscellaneous items.

A-3-113

No. 14 – Sentinel Business Center

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Industrial
Original Principal Balance:	$17,500,000			Specific Property Type:	Warehouse
Cut-off Date Balance:	$17,455,975			Location:	San Antonio, TX
% of Initial Pool Balance:	2.5%			Size:	328,412 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$53.15
Borrower:	Sentinel Business Owner, LLC			Year Built/Renovated:	1980/2007
Borrower Sponsor:	Forester Investments			Title Vesting:	Fee
Mortgage Rate:	4.495%			Property Manager:	Self-Managed
Note Date:	August 4, 2017			4th Most Recent Occupancy (As of)(2):	92.4% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(2):	82.8% (12/31/2014)
Maturity Date:	August 6, 2027			2nd Most Recent Occupancy (As of):	100.0% (12/31/2015)
IO Period:	NAP			Most Recent Occupancy (As of):	91.7% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of):	97.4% (8/1/2017)
Seasoning:	2 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$1,534,152 (12/31/2014)
Call Protection:	L(26),D(90),O(4)			3rd Most Recent NOI (As of):	$1,512,618 (12/31/2015)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$1,738,290 (12/31/2016)
Additional Debt:	None			Most Recent NOI (As of)(3):	$1,599,638 (TTM 3/31/2017)
Additional Debt Type:	NAP
				U/W Revenues:	$2,440,438
				U/W Expenses:	$673,128
				U/W NOI(3):	$1,767,310
				U/W NCF:	$1,566,988
				U/W NOI DSCR:	1.66x
Escrows and Reserves:				U/W NCF DSCR:	1.47x
				U/W NOI Debt Yield:	10.1%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	9.0%
Taxes	$70,781	$35,391	NAP	As-Is Appraised Value:	$24,000,000
Insurance(1)	$0	Springing	NAP	As-Is Appraisal Valuation Date:	July 14, 2017
Replacement Reserve	$340,219	$4,105	NAP	Cut-off Date LTV Ratio:	72.7%
TI/LC Reserve	$164,000	$13,684	$493,000	LTV Ratio at Maturity:	58.9%

(1)	Ongoing monthly reserves for insurance are not required so long as the Sentinel Business Center Property (as defined below) is insured via an acceptable blanket insurance policy.

(2)	The decrease from 4th Most Recent Occupancy to 3rd Most Recent Occupancy is primarily attributable to tenant roll in the second half of 2014 and the subsequent re-tenanting in 2015 to 100.0% occupancy. Based on a monthly average, the Sentinel Business Center Property was 91.4% occupied in 2014 and 91.9% occupied in 2015.

(3)	The increase from Most Recent NOI to U/W NOI is primarily attributable to SERVPRO (representing 30,050 square feet) and CFI Delivery LTD (representing 11,278 square feet) which executed new leases in May 2017 representing an aggregate $203,379 of underwritten base rent.

The mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in a 328,412 square foot industrial warehouse facility known as the Sentinel Business Center located in San Antonio, Texas (the “Sentinel Business Center Property”) approximately 14 miles north of the San Antonio central business district and directly north of the San Antonio International Airport. The Sentinel Business Center Property consist of six buildings built in 1980, feature clear heights ranging from 16 to 18 feet, have approximately 25.0% office finishes and is situated on four parcels totaling approximately 18.5-acres. Major tenants at the Sentinel Business Center Property include Travis Tile Sales, SERVPRO, Dynamex, Inc., Allegiance Floors / Wagner and Printed Supply, Inc. No single tenant represents more than 9.5% of the net rentable area or 7.5% of the annual underwritten base rent. As of August 1, 2017, the Sentinel Business Center Property was 97.4% occupied by 34 tenants.

The Sentinel Business Center Property is located within Bexar County in the city of San Antonio, approximately 14 miles north of the San Antonio central business district and directly north of the San Antonio International Airport. According to the appraisal, the 2017 population within a one-, three- and five-mile radius of the Sentinel Business Center Property was 6,087, 84,640 and 268,773, respectively; and the average household income within the same radii was $71,856, $79,037 and $82,349, respectively. The Sentinel Business Center Property benefits from its proximity to several transportation arteries, including Interstate Highway 35 and Loop 1604 which circles San Antonio and provides access to all other major highways. According to a third party market research report, the Sentinel Business Center Property industrial submarket reported a total inventory of approximately 16.9 million square feet with a 4.0% vacancy rate and an average asking rent of $8.85 per square foot as of the second quarter of 2017.

A-3-114

SENTINEL BUSINESS CENTER

Sources and Uses

Sources			Uses
Original loan amount	$17,500,000	100.0%	Loan payoff(1)	$12,491,130	71.4%
			Return of Equity	4,167,486	23.8
			Reserves	575,000	3.3
			Closing Costs	266,384	1.5
Total Sources	$17,500,000	100.0%	Total Uses	$17,500,000	100.0%

(1)	The Sentinel Business Center Property was previously securitized in the BSCMS 2007-PW18 transaction. Loan Payoff represents the allocated loan amount of the previously existing debt to the Sentinel Business Center Property.

The following table presents certain information relating to the tenancy at the Sentinel Business Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Travis Tile Sales	NR/NR/NR	31,127	9.5%	$4.50	$140,072	7.5%	10/31/2024
SERVPRO	NR/NR/NR	30,050	9.2%	$4.61	$138,531	7.4%	8/31/2022
Dynamex, Inc.	NR/NR/NR	26,400	8.0%	$4.25	$112,200	6.0%	7/31/2018(2)
Allegiance Floors / Wagner	NR/NR/NR	17,200	5.2%	$5.75	$98,900	5.3%	12/31/2020(3)
Printed Supply, Inc	NR/NR/NR	13,500	4.1%	$6.44	$86,940	4.7%	3/31/2020
Total Major Tenants		118,277	36.0%	$4.88	$576,642	31.0%

Non-Major Tenants		201,435	61.3%	$6.38	$1,284,621	69.0%

Occupied Collateral Total		319,712	97.4%	$5.82	$1,861,263	100.0%

Vacant Space		8,700	2.6%

Collateral Total		328,412	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through September 2018 totaling $38,781.

(2)	Dynamex, Inc. has two, three-year lease renewal options.

(3)	Allegiance Floors / Wagner has one, five-year lease renewal option.

The following table presents certain information relating to the lease rollover schedule at the Sentinel Business Center Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	8	64,057	19.5%	64,057	19.5%	$381,021	20.5%	$5.95
2019	6	41,909	12.8%	105,966	32.3%	$275,148	14.8%	$6.57
2020	9	92,866	28.3%	198,832	60.5%	$565,045	30.4%	$6.08
2021	5	31,032	9.4%	229,864	70.0%	$193,951	10.4%	$6.25
2022	3	40,843	12.4%	270,707	82.4%	$207,519	11.1%	$5.08
2023	2	17,878	5.4%	288,585	87.9%	$98,509	5.3%	$5.51
2024	1	31,127	9.5%	319,712	97.4%	$140,072	7.5%	$4.50
2025	0	0	0.0%	319,712	97.4%	$0	0.0%	$0.00
2026	0	0	0.0%	319,712	97.4%	$0	0.0%	$0.00
2027	0	0	0.0%	319,712	97.4%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	319,712	97.4%	$0	0.0%	$0.00
Vacant	0	8,700	2.6%	328,412	100.0%	$0	0.0%	$0.00
Total/Weighted Average	34	328,412	100.0%			$1,861,263	100.0%	$5.82

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

A-3-115

SENTINEL BUSINESS CENTER

The following table presents historical occupancy percentages at the Sentinel Business Center Property:

Historical Occupancy

12/31/2013(1)(2)	12/31/2014(1)(2)	12/31/2015(1)(2)	12/31/2016(1)	8/1/2017(3)
92.4%	82.8%	100.0%	91.7%	97.4%

(1)	Information obtained from the borrower.

(2)	The decrease from 12/31/2013 Occupancy to 12/31/2014 Occupancy and increase from 12/31/2014 Occupancy to 12/31/2015 Occupancy is primarily attributable to tenant roll in the second half of 2014 and the subsequent re-tenanting in 2015 to 100.0% occupancy. Based on a monthly average, the Sentinel Business Center Property was 91.4% occupied in 2014 and 91.9% occupied in 2015.

(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Sentinel Business Center Property:

Cash Flow Analysis

	2014	2015	2016	TTM 3/31/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$1,571,613	$1,591,794	$1,746,924	$1,679,925	$1,861,263(1)	76.3%	$5.67
Grossed Up Vacant Space	0	0	0	0	53,884	2.2	0.16
Total Reimbursables	551,724	665,066	700,324	696,733	617,584	25.3	1.88
Other Income(2)	38,493	30,035	39,923	34,600	36,150	1.5	0.11
Less Vacancy & Credit Loss	0	0	0	0	(128,444)(3)	(5.3)	(0.39)
Effective Gross Income	$2,161,830	$2,286,895	$2,487,171	$2,411,258	$2,440,438	100.0%	$7.43

Total Operating Expenses	$627,678	$774,277	$748,881	$811,620	$673,128	27.6%	$2.05

Net Operating Income(4)	$1,534,152	$1,512,618	$1,738,290	$1,599,638	$1,767,310	72.4%	$5.38
TI/LC	0	0	0	0	167,480	6.9	0.51
Capital Expenditures	0	0	0	0	49,262	2.0	0.15
Free Rent Expense	0	0	0	0	(16,421)	(0.7)	(0.05)
Net Cash Flow	$1,534,152	$1,512,618	$1,738,290	$1,599,638	$1,566,988	64.2%	$4.77

NOI DSCR	1.44x	1.42x	1.63x	1.50x	1.66x
NCF DSCR	1.44x	1.42x	1.63x	1.50x	1.47x
NOI DY	8.8%	8.6%	9.9%	9.1%	10.1%
NCF DY	8.8%	8.6%	9.9%	9.1%	9.0%

(1)	U/W Base Rent include contractual rent steps through September 2018 totaling $38,781.

(2)	Other Income includes late fees and other charges.

(3)	The underwritten economic vacancy is 5.0%. The Sentinel Business Center Property was 97.4% physically occupied as of August 1, 2017.

(4)	The increase from TTM 3/31/2017 NOI to U/W NOI is primarily attributable to SERVPRO (representing 30,050 square feet) and CFI Delivery LTD (representing 11,278 square feet) which executed new leases in May 2017 representing an aggregate $203,379 of base rent.

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A-3-117

No. 15 – Southridge Plaza Austin

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance:	$14,200,000			Specific Property Type:	Anchored
Cut-off Date Balance:	$14,200,000			Location:	Austin, TX
% of Initial Pool Balance:	2.0%			Size:	144,285 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$98.42
Borrower:	Southridge Plaza WC Properties, LLC			Year Built/Renovated:	1978/NAP
Borrower Sponsor:	Starpoint Commercial Properties			Title Vesting:	Fee
Mortgage Rate:	4.200%			Property Manager:	Self-Managed
Note Date:	August 28, 2017			4th Most Recent Occupancy (As of):	93.8% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	97.8% (12/31/2014)
Maturity Date:	September 6, 2027			2nd Most Recent Occupancy (As of):	92.3% (12/31/2015)
IO Period:	120 months			Most Recent Occupancy (As of):	92.3% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of):	92.3% (7/31/2017)
Seasoning:	1 month
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$1,434,468 (12/31/2014)
Call Protection:	L(25),D(91),O(4)			3rd Most Recent NOI (As of):	$1,215,562 (12/31/2015)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of):	$1,354,481 (12/31/2016)
Additional Debt:	None			Most Recent NOI (As of):	$1,308,435 (TTM 5/31/2017)
Additional Debt Type:	NAP
				U/W Revenues:	$2,358,838
				U/W Expenses:	$925,089
				U/W NOI:	$1,433,749
				U/W NCF:	$1,306,308
Escrows and Reserves:				U/W NOI DSCR:	2.37x
				U/W NCF DSCR:	2.16x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	10.1%
Taxes	$282,929	$40,418	NAP	U/W NCF Debt Yield:	9.2%
Insurance(1)	$0	Springing	NAP	As-Is Appraised Value:	$24,000,000
Deferred Maintenance	$155,675	$0	NAP	As-Is Appraisal Valuation Date:	April 24, 2017
Replacement Reserve(2)	$344,325	$1,804	$100,000	Cut-off Date LTV Ratio:	59.2%
TI/LC Reserve(3)	$250,000	$7,815	$100,000	LTV Ratio at Maturity:	59.2%

(1)	Ongoing monthly reserves for insurance are not required so long as the Southridge Plaza Austin Property (as defined below) is insured via an acceptable blanket insurance policy.

(2)	Ongoing monthly reserves for replacement reserves are not required to the extent that the balance of the Replacement Reserve is at least $100,000.

(3)	Ongoing monthly reserves for tenant improvements and leasing commissions are not required to the extent that the balance of the TI/LC Reserve is at least $100,000.

The mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in a 144,285 square foot anchored retail center located in Austin, Texas (the “Southridge Plaza Austin Property”), approximately 7.0 miles south of Austin’s central business district. The Southridge Plaza Austin Property was built in 1978 and is situated on a 13.0-acre site. Major tenants at the Southridge Plaza Austin Property include HEB Grocery, Dollar Tree, Kidz Dental, Family Dollar Stores and Rent-A-Center. The Southridge Plaza Austin Property contains 638 surface parking spaces, resulting in a parking ratio of 4.4 spaces per 1,000 square feet of rentable area. As of July 31, 2017, the Southridge Plaza Austin Property was 92.3% occupied by 26 tenants.

The Southridge Plaza Austin Property is located within Travis County, within the Austin, Texas metropolitan statistical area. According to the appraisal, the 2016 population within a one-, three- and five-mile radius of the Southridge Plaza Austin Property was 20,827, 129,313 and 289,660, respectively; and the average household income within the same radii was $52,455, $60,181 and $72,512, respectively. The Southridge Plaza Austin Property benefits from its location at the intersection of two primary thoroughfares in the neighborhood, West William Cannon Drive and South 1st Street. These provide access to several transportation arteries, including Intestate Highway 35 and Ben White Boulevard, which connects the Southridge Plaza Austin Property with San Antonio to the south and with Waco to the north. According to a third party market research report, the Southridge Plaza Austin Property is located within the South submarket of the Austin retail market. As of the first quarter of 2017, the submarket reported a total inventory of approximately 12.9 million square feet, with a 2.6% vacancy rate and an average asking rent of $24.07 per square foot.

A-3-118

SOUTHRIDGE PLAZA AUSTIN

Sources and Uses

Sources			Uses
Original loan amount	$14,200,000	99.6%	Loan payoff(1)	$12,762,042	89.6%
Borrower Sponsor’s new cash contribution	50,000	0.4	Reserves	1,032,929	7.2
			Closing Costs	455,029	3.2

Total Sources	$14,250,000	100.0%	Total Uses	$14,250,000	100.0%

(1)	The Southridge Plaza Austin Property was previously securitized in the MLCFC 2007-8 transaction. Prior to the origination of the Southridge Plaza Austin Mortgage Loan, the previously existing debt was in maturity default but was paid off in full.

The following table presents certain information relating to the tenancy at the Southridge Plaza Austin Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
HEB Grocery	NR/NR/NR	46,096	31.9%	$8.62	$397,126	25.0%	01/31/2023(2)
Dollar Tree	NR/Ba1/BB+	13,975	9.7%	$8.00	$111,800	7.0%	09/30/2018
Kidz Dental	NR/NR/NR	13,544	9.4%	$5.19	$70,274	4.4%	05/31/2018(3)
Family Dollar Stores	NR/Baa3/NR	11,400	7.9%	$9.50	$108,300	6.8%	12/31/2019
Rent-A-Center	NR/B2/B-	6,000	4.2%	$12.50	$75,000	4.7%	10/31/2021(4)
Total Major Tenants		91,015	63.1%	$8.38	$762,501	48.0%

Non-Major Tenants		42,166	29.2%	$19.56	$824,606	52.0%

Occupied Collateral Total		133,181	92.3%	$11.92	$1,587,107	100.0%

Vacant Space		11,104	7.7%

Collateral Total		144,285	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through September 2018 totaling $18,826.

(2)	HEB Grocery has two, five-year lease renewal options.

(3)	Kidz Dental has three, five-year lease renewal options.

(4)	Rent-A-Center has one, five-year lease renewal option.

The following table presents certain information relating to the lease rollover schedule at the Southridge Plaza Austin Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	1	1,250	0.9%	1,250	0.9%	$26,731	1.7%	$21.38
2017	0	0	0.0%	1,250	0.9%	$0	0.0%	$0.00
2018	7	35,171	24.4%	36,421	25.2%	$350,415	22.1%	$9.96
2019	7	26,484	18.4%	62,905	43.6%	$335,239	21.1%	$12.66
2020	4	11,519	8.0%	74,424	51.6%	$224,209	14.1%	$19.46
2021	3	6,000	4.2%	80,424	55.7%	$120,120	7.6%	$20.02
2022	3	6,661	4.6%	87,085	60.4%	$133,267	8.4%	$20.01
2023	1	46,096	31.9%	133,181	92.3%	$397,126	25.0%	$8.62
2024	0	0	0.0%	133,181	92.3%	$0	0.0%	$0.00
2025	0	0	0.0%	133,181	92.3%	$0	0.0%	$0.00
2026	0	0	0.0%	133,181	92.3%	$0	0.0%	$0.00
2027	0	0	0.0%	133,181	92.3%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	133,181	92.3%	$0	0.0%	$0.00
Vacant	0	11,104	7.7%	144,285	100.0%	$0	0.0%	$0.00
Total/Weighted Average	26	144,285	100.0%			$1,587,107	100.0%	$11.92

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

A-3-119

SOUTHRIDGE PLAZA AUSTIN

The following table presents historical occupancy percentages at the Southridge Plaza Austin Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	7/31/2017(2)
93.8%	97.8%	92.3%	92.3%	92.3%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Southridge Plaza Austin Property:

Cash Flow Analysis

	2014	2015	2016	TTM 5/31/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$1,532,263	$1,489,836	$1,493,827	$1,516,209	$1,587,107(1)	67.3%	$11.00
Grossed Up Vacant Space	0	0	0	0	244,288	10.4	1.69
Percentage Rent(2)	34,642	50,091	48,053	53,669	51,665	2.2	0.36
Total Reimbursables	472,720	396,851	638,163	596,007	838,849	35.6	5.81
Other Income(3)	284	132	0	0	0	0.0	0.00
Less Vacancy & Credit Loss	0	0	0	0	(363,072)(4)	(15.4)	(2.52)
Effective Gross Income	$2,039,909	$1,936,910	$2,180,043	$2,165,885	$2,358,838	100.0%	$16.35

Total Operating Expenses	$605,441	$721,348	$825,562	$857,450	$925,089	39.2%	$6.41

Net Operating Income	$1,434,468	$1,215,562	$1,354,481	$1,308,435	$1,433,749	60.8%	$9.94
TI/LC	0	0	0	0	127,441(5)	5.4	0.88
Capital Expenditures	0	0	0	0	0(6)	0.0	0.00
Net Cash Flow	$1,434,468	$1,215,562	$1,354,481	$1,308,435	$1,306,308	55.4%	$9.05

NOI DSCR	2.37x	2.01x	2.24x	2.16x	2.37x
NCF DSCR	2.37x	2.01x	2.24x	2.16x	2.16x
NOI DY	10.1%	8.6%	9.5%	9.2%	10.1%
NCF DY	10.1%	8.6%	9.5%	9.2%	9.2%

(1)	U/W Base Rent include contractual rent steps through September 2018 totaling $18,826.
(2)	Percentage Rent represents 1% of HEB Grocery’s sales over the breakpoint of $20.0MM. As of January 2017, HEB reported trailing-12 sales of $25,166,502.

(3)	Other Income includes late fees and other charges.

(4)	The underwritten economic vacancy is 13.3%. The Southridge Plaza Austin Property was 92.3% physically occupied as of July 31, 2017.

(5)	Includes a $25,000 credit for one-tenth of the upfront TI/LC reserve.

(6)	Includes a full $20,672 credit for Capital Expenditures, as one-tenth of the upfront capital expenditures reserve is in excess of the amount underwritten for Capital Expenditures.

A-3-120

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations
Reviewer/Operating Advisor

Wells Fargo Commercial Mortgage Securities, Inc.	Wells Fargo Bank, National Association	C-III Asset Management LLC	Pentalpha Surveillance LLC

301 South College St	Three Wells Fargo, MAC D1050-084	5221 N. O’Connor Blvd., Suite 600	375 North French Road
Charlotte, NC 28288-0166	401 S. Tryon Street, 8th Floor	Irving, TX 75039	Suite 100
	Charlotte, NC 28202		Amherst, NY 14228

Contact: ream_investorrelations@wellsfargo.com	Contact: REAM_InvestorRelations@wellsfargo.com	Contact: CMBS SS Group	Contact: Don Simon
Phone Number: (704) 374-6161		Phone Number: (972) 868-5300	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date
Controlling Class Information

Controlling Class:
Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Fees

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee -Pentalpha Surveillance	0.00
Net Prepayment Interest Shortfall	0.00		LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used.

To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property“ stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code
MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Historical Detail

Delinquencies							Prepayments				Rate and Maturities
Distribution	30-59 Days	60-89 Days	90 Days or More	Foreclosure	REO	Modifications	Curtailments		Payoff		Next Weighted Avg.
Date	#	#	#	#	#	#	#	Amount	#	Amount	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code
1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code
1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Wells Fargo Commercial Mortgage Trust 2017-C40 Commercial Mortgage Pass-Through Certificates Series 2017-C40	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Supplemental Reporting

EU Securitization Retention Compliance

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com <http://www.ctslink.com/>, specifically under the “Risk Retention Compliance” tab for the Wells Fargo Commercial Mortgage Trust 2017-C40 transaction, certain Information provided to the Certificate Administrator regarding each Retaining Party’s compliance with the Retention Covenant and the Hedging Covenant under the EU Securitization Retention Requirements. Investors should refer to the Certificate Administrator’s website for all such information.

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ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of October 1, 2017 (the “Pooling and Servicing Agreement”).

Transaction: Wells Fargo Commercial Mortgage Trust 2017-C40,

Commercial Mortgage Pass-Through Certificates

Series 2017-C40

Operating Advisor: Pentalpha Surveillance

Special Servicer as of December 31, [INSERT DATE]: C-III Asset Management LLC

Directing Certificateholder: RCC Real Estate, Inc. or an affiliate

I.          Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.         Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based solely on such limited review and the assumptions, limitations and qualifications set forth herein, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its duties under the Pooling and Servicing Agreement during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the Special Servicer is responsible for servicing under Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction

[1]	This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

3.	Appraisal Reduction Amount calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.       Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

4.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

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ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.  Intentionally Omitted.

2.  Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation (other than a Mortgage Loan that is part of a Whole Loan) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.  Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and

D-1-1

(ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.  Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.  Intentionally Omitted.

6.  Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any material respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.  Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by

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the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.  Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the

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property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.   Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

10. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

11. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12. Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material

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damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13. Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15. Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents; or (f) the current principal use of the Mortgaged Property.

16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer.

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

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18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake.

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In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged

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Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each

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related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee, and, except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid or such fees as required by the applicable jurisdiction which are to be paid by the Mortgagor in accordance with the Mortgage Loan Documents.

26. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property.

27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and requires the Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

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28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property.

29. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal

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proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of

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the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of

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conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of situations where default interest is imposed.

36. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b) The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the

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Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e) Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)  The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g) The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h) A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)  The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)  Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by

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it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)  Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37. Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

38. Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39. Intentionally Omitted.

40. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject

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of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

44. Intentionally Omitted.

45. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12

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months of the Cut-off Date. The appraisal is signed by an appraiser that (i) was engaged directly by the originator of the Mortgage Loan or the Mortgage Loan Seller, or a correspondent or agent of the originator of the Mortgage Loan or the Mortgage Loan Seller, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48. Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49. Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these

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representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Wells Fargo Bank, National Association	Barclays Bank PLC	Rialto Mortgage Finance, LLC	C-III Commercial Mortgage LLC

N/A	225 & 233 Park Avenue South (Loan No. 1)	N/A	N/A

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Wells Fargo Bank, National Association	Barclays Bank PLC	Rialto Mortgage Finance, LLC	C-III Commercial Mortgage LLC

Gehl Foods Portfolio (Loan No. 10)	225 & 233 Park Avenue South (Loan No. 1) Starwood Capital Group Hotel Portfolio (Loan No. 21)	N/A	N/A

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

Island Palm Shoppes
Runway Plaza

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS(1)

Wells Fargo Bank, National Association	Barclays Bank PLC	Rialto Mortgage Finance, LLC	C-III Commercial Mortgage LLC
Marketplace at Millcreek (Loan No. 3) Winslow Bay Commons (Loan No. 7) Creekview Apartments (Loan No. 61) Pomona Townhomes (Loan No. 62)	Sentinel Business Center (Loan No. 14) Blossom Business Center (Loan No. 19)	Salida & Manteca Secured Storage (Loan No. 31) Candlewood Suites Harrisburg-Hershey (Loan No. 34) A-1 Secure Storage (Loan No. 43) Best Western Plus New Cumberland Inn & Suites (Loan No. 47)	N/A

(1) All of the Mortgage Loans identified under the name of a particular mortgage loan seller have affiliated borrowers.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Del Amo Fashion Center (Loan No. 8)

Tenant (Charles Schwab) has a Right of First Offer (“ROFO”) to purchase its premises if borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.

(8) Permitted Liens; Title Insurance	Starwood Capital Group Hotel Portfolio (Loan No. 21)

The developer of the Holiday Inn Express & Suites Terrell Mortgaged Property maintains an option to repurchase the Mortgaged Property in the event that the covenants, conditions and restrictions of that certain declaration and agreement between the developer and the Mortgagor are violated.  In the event the developer exercises such repurchase right, the Mortgagor must promptly cause the Mortgaged Property to be released from the lien of the security instrument in accordance with the terms of the Mortgage Loan documents, including, without limitation, payment of the applicable release price and the applicable yield maintenance premium if such release occurs prior to the permitted prepayment date.  The Mortgage Loan is full recourse to the Mortgagor and the guarantor for any losses incurred in connection with the exercise by the developer of such repurchase right.

(8) Permitted Liens; Title Insurance	Starwood Capital Group Hotel Portfolio – Various (Loan No. 21)

With respect to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or its affiliates, the franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the Borrower’s interest in the franchise agreement, an ownership interest in the Borrower or a controlling direct or indirect interest in the Borrower to a competitor of the franchisor. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a “competitor” or an affiliate of a “competitor” as defined under the franchise agreement.

(8) Permitted Liens; Title Insurance	iStar Leased Fee Portfolio (Loan No. 11)

The tenant at the One Ally Center Mortgaged Property has a right of first refusal to purchase the Mortgaged Property at any time during the term of the lease.  If the Mortgagor receives a bona fide offer from a third party to purchase the Mortgaged Property which the Mortgagor desires to accept, the Mortgagor will give notice to the tenant describing the terms of the offer and the tenant has 18 days to exercise its purchase right. If exercised, the tenant must purchase the Mortgaged Property on the terms set forth in the third party offer within 60 days after the date of the tenant’s acceptance of the offer. The tenant’s right of first refusal does not apply in connection with a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage Loan documents provided, however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.

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(8) Permitted Liens; Title Insurance	iStar Leased Fee Portfolio (Loan No. 11)

The tenant at the Northside Forsyth Hospital Medical Center Mortgaged Property has a right of first refusal to purchase the Mortgaged Property if the Mortgagor receives a bona fide offer to sell the Mortgaged Property to a third party not affiliated with the Mortgagor, the tenant or the guarantor, which the Mortgagor desires to accept.  Tenant must exercise such right to purchase within 20 days of receipt of notice of such offer. Tenant’s right of first refusal will not apply to any transfer or other conveyance of the Mortgaged Property as part of a transfer by the Mortgagor and its affiliates of not less than three other real properties in a combined sale of such parcels under a contract. The tenant’s right of first refusal will also not apply to any conveyance due to a condemnation, foreclosure or deed-in-lieu of foreclosure.

(8) Permitted Liens; Title Insurance	iStar Leased Fee Portfolio (Loan No. 11)

If the Mortgagor decides to sell the NASA/JPSS Headquarters Mortgaged Property, the Mortgagor is required to notify the tenant of its intent to sell the Mortgaged Property and the terms of such sale prior to soliciting offers for the sale of such Mortgaged Property. The tenant may accept such offer within 10 days after such notice is given, with purchase of the Mortgaged Property to be completed within 60 days after the tenant accepts such offer. Such right of first offer is not applicable to the grant of any security, any mortgage, any sale of the Mortgaged Property after the foreclosure of any mortgage or deed in lieu of foreclosure of any mortgage.

(8) Permitted Liens; Title Insurance	iStar Leased Fee Portfolio (Loan No. 11)

The tenant at the Buckler Apartments Mortgaged Property has a right of first offer and a right of first refusal with respect to the Mortgaged Property. If at any time during the term of the lease, the Mortgagor desires to sell the Mortgaged Property, the Mortgagor must, prior to soliciting offers for the sale of the Mortgaged Property, provide notice to the tenant of its intent to sell and the terms of its offer. Tenant will have 10 business days from receipt of such notice to accept the offer, and 60 calendar days from the date of acceptance to complete the sale of the Mortgaged Property. If the Mortgagor receives an offer for the purchase of 50% or more of the Mortgaged Property which the Mortgagor wishes to accept, the Mortgagor will notify the tenant with the terms of such offer and tenant will have 10 calendar days from the date of notice to accept such offer. Tenant’s right of first offer and right of first refusal will not apply to any transfer or other conveyance of the Mortgaged Property as part of a transfer by the Mortgagor and its affiliates of not less than three other real properties in a combined sale of such parcels under a contract. The tenant’s right of first refusal will also not apply to any conveyance due to a condemnation, foreclosure or deed-in-lieu of foreclosure.

(7) Lien; Valid Assignment (8) Permitted Liens; Title Insurance (9) Junior	Sterling Oaks (Loan No. 40)	The Mortgaged Property is ground leased to the Mortgagor however, the related Mortgage creates a lien on a combination of the fee simple and leasehold estate in the Mortgaged Property. The fee simple is encumbered by an outstanding loan (the “Other Indebtedness”) in the original principal balance of $1,400,000, with a current outstanding balance equal to $809,098. The lender of the Other Indebtedness entered into a subordination agreement subordinating the lien, priority and right of payment of the Other Indebtedness to the Mortgage

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Liens		Loan.
(18) Insurance	Mall of Louisiana (Loan No. 2)

The Mortgage Loan documents require that the Mortgagor maintain insurance coverage provided by insurance companies having a rating of “A” or better by S&P,”A2” or better by Moody’s or “A: VIII” or better by A.M. Best, however, if the Mortgagor elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, at least 60% of the primary layers of insurance coverage (or 75% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining 40% (or the remaining 25% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P.

The Mortgage Loan documents permit that the comprehensive all risk property insurance coverage provides for no deductible in excess of $100,000.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 3% of the principal balance of the Mortgage Loan, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

(18) Insurance	Del Amo Fashion Center (Loan No. 8)

The Mortgage Loan documents permit a property insurance deductible of up to $500,000. The in-place property insurance deductible is $100,000.

The Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse casualty proceeds for repair or restoration is $45 million, or, during the continuance of a Control Event (as defined the related Mortgage Loan documents), $17.5 million.

Nordstrom (#2 tenant) parcel is a leased fee, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.

(18) Insurance	225 & 233 Park Avenue South (Loan No. 1)

The Mortgage Loan documents require that the Mortgagor maintain insurance coverage provided by insurance companies having a rating of “A” or better by S&P, however, if the Mortgagor elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining 40% (or the remaining 25% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

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(18) Insurance	Starwood Capital Group Hotel Portfolio (Loan No. 21)

The threshold at or above which the Mortgagee has the right to hold and disburse insurance proceeds in respect of a casualty loss is 5% of the original allocated Mortgage Loan amount for the applicable individual Mortgaged Property, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

If the Mortgagors elect to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, at least 60% of the insurance coverage and 100% of the primary layer of coverage (or 75% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining insurers are required to have a claims paying ability rating of “BBB” or better by S&P. The Mortgagors may maintain a portion of the coverage required under the Mortgage Loan documents with insurance companies which do not meet the requirements set forth in the Mortgage Loan documents (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) the Mortgagors are required to replace the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth in the Mortgage Loan documents and (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, the Mortgagors are required to replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents.

(18) Insurance	iStar Leased Fee Portfolio (Loan No. 11)

The Mortgage Loan documents require “all risk” property insurance coverage in an amount equal to the “Full Replacement Cost,” which means the actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings, with a waiver of depreciation, subject to a loss limit of $150,000,000 per occurrence.

Any insurance policies provided in accordance with the Mortgage Loan documents may not be materially changed (other than to increase the coverage thereby), terminated or cancelled without at least 30 days’ prior written notice to the Mortgagee.

The Mortgage Loan documents permit the Mortgagor to maintain policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements specified in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”), provided that the Mortgagor has received Mortgagee’s prior written consent thereto and the Mortgagee has received a rating agency confirmation with respect to any such Non-Conforming Policy.

(18) Insurance	iStar Leased Fee Portfolio (Loan No. 11)	The Mortgage Loan is secured by the Mortgagor’s leased fee interest in the DoubleTree Seattle Airport, Hilton Salt Lake, DoubleTree Mission Valley, DoubleTree Durango and DoubleTree Sonoma Mortgaged Properties. In the event no leasehold mortgage is in place at such Mortgaged Property and so long as a tenant maintains property insurance coverage that (1) satisfies

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the requirements under the related leased fee lease with respect to such Mortgaged Property and (2) satisfies the insurance requirements under the Mortgage Loan documents (except that a $500,000 property and terrorism deductible under the master program maintained by Hilton Worldwide Holdings Inc. is permitted under the Mortgage Loan documents), the tenant’s property insurance will serve as the primary insurance and the Mortgagor may, but is not required to, maintain property insurance insuring the improvements at the Mortgaged Property.

(18) Insurance	iStar Leased Fee Portfolio (Loan No. 11)

The Mortgage Loan is secured by the Mortgagor’s leased fee interest in The Buckler Apartments Mortgaged Property. The Mortgagor’s obligation to maintain the following insurance coverage is suspended for so long (a) as no Leased Fee Lease Termination Period (as defined below) has occurred and is continuing and (b) the tenant at such Mortgaged Property maintains the insurance coverage required by the leased fee lease as of the origination date: (i) property insurance, (ii) business interruption insurance, (iii) insurances during times of structural construction, (iv) boiler and machinery insurance, (v) flood insurance and (vi) earthquake insurance. A “Leased Fee Lease Termination Period” means the period beginning when any leased fee lease either (i) is terminated, cancelled or otherwise ceases to remain in full force and effect as to any portion of the Mortgaged Property, and/or (ii) title to and/or possession of all or any of the leasehold or subleasehold, as applicable, interest created by the leased fee lease (including any improvements owned by the tenant thereunder) has been returned or otherwise acquired by the Mortgagor. Such Leased Fee Lease Termination Period will end upon the Mortgagor’s entrance into, and the commencement of the tenant paying unabated rent under a triple net leased fee lease entered into in accordance with the terms and conditions set forth in the Mortgage Loan documents and for which no free rent, tenant improvements, tenant allowances or leasing commissions are owed by the Mortgagor to such tenant.

(18) Insurance	iStar Leased Fee Portfolio (Loan No. 11)	The Mortgage Loan is secured by the Mortgagor’s leased fee interest in the Northside Forsyth Hospital Medical Center, One Ally Center, Dallas Market Center: Marriott Courtyard, Dallas Market Center: Sheraton Suites, NASA/JPSS Headquarters and Lock-Up Self-Storage Facility Mortgaged Properties. The Mortgagor’s obligation to maintain the following insurance coverage is suspended for so long (a) as no Leased Fee Lease Termination Period (as defined below) has occurred and is continuing and (b) the tenant at such Mortgaged Property maintains the insurance coverage required by the leased fee lease as of the origination date: (i) property insurance, (ii) business interruption insurance, (iii) insurances during times of structural construction, (iv) boiler and machinery insurance, (v) flood insurance and (vi) earthquake insurance. With respect to clause (b) in this paragraph, if the tenant does not maintain the insurance required by the leased fee lease as of the origination date, the Mortgagor will only be required to purchase property insurance coverage at the individual Mortgaged Property in which the Mortgagor has an insurable interest and can purchase such commercial property insurance coverage at commercially

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reasonable rates.
(27) Licenses and Permits	Heacock Business Center (Loan No. 33)

Certain tenants at the Mortgaged Property are in the process of obtaining a certificate of occupancy. The Mortgage Loan is recourse to the Mortgagor and guarantor for losses in connection with the absence of a final certificate of occupancy for each tenant at the Mortgaged Property as required by the City of Moreno Valley (“City”) until receipt of confirmation of compliance with this requirement from the City.

(28) Recourse Obligations	Mall of Louisiana (Loan No. 2)

The provision in the Mortgage Loan document for recourse to the related Mortgagor and guarantor arising out of or in connection with a transfer of the Mortgaged Property or Mortgagor made in violation of the Mortgage Loan documents is limited to actual losses incurred by the related lender arising out of or in connection with such transfer.  If such violation arises solely from a failure of the Mortgagor to provide notice to the related lender, no recourse liability arises if the Mortgagor promptly provides such notice or delivers such notice upon notice from the related lender.

(28) Recourse	Del Amo Fashion Center (Loan No. 8)

The guarantors’ obligations, including environmental cleanup costs or liabilities, are capped at $117 million, plus reasonable out-of-pocket costs and expenses related to guaranty enforcement. The aggregate LTV at origination was 53.2%.

(28) Recourse Obligations	Starwood Capital Group Hotel Portfolio (Loan No. 21)

The related guaranty provides that the liability of the nonrecourse carve-out guarantor for breaches or violations of the full recourse provisions related to bankruptcy or insolvency actions under the Mortgage Loan documents are capped at 20% of the Whole Loan at the time of the occurrence of such action plus reasonable third party costs and expenses actually incurred by the lender in connection with the enforcement of any rights under the guaranty or the other Mortgage Loan documents.

The indemnification obligations of the Mortgagors and guarantor under the related environmental indemnity will cease and terminate (a) with respect to the Mortgaged Properties at any time after the second anniversary of repayment in full of the Whole Loan, whether at maturity, as a result of acceleration, in connection with prepayment or otherwise, or (b) with respect to any individual Mortgaged Property that is released from the lien of the applicable security instrument in accordance with the terms of the Mortgage Loan documents, at any time after the second anniversary of the effective date of such prepayment, provided that the lender is provided with an updated environmental report of the Mortgaged Properties (or, in the case of a release, the related individual Mortgaged Property) indicating to lender’s reasonable satisfaction that there are no hazardous substances located on, in, above or under such Mortgaged Property(ies) in violation of any applicable environmental laws.

No liability will result for the recourse carveout for any act of intentional, physical waste if such waste results from lender’s failure or refusal to allow the Mortgagor to use net cash flow for

D-2-6

such purpose.
(28) Recourse Obligations	225 & 233 Park Avenue South (Loan No. 1)	The Mortgage Loan is full recourse to a guarantor which is a natural person that has assets other than equity in the related Mortgaged Property that are not de minimis only with respect to (i) a Transfer by the Mortgagor of ownership of all or any material portion of the real property comprising part of the Mortgaged Property, (ii) a sale, assignment, pledge or other encumbrance by Mortgagor of the rents and (iii) bankruptcy related carveouts. All recourses for losses are recourse to another entity guarantor that does not have significant assets other than equity in the related Mortgaged Property.
(28) Recourse Obligations	iStar Leased Fee Portfolio (Loan No. 11)	The Mortgage Loan is full recourse to the Mortgagor and the guarantor for voluntary transfers of any material portion of any individual Mortgaged Property in the portfolio or any voluntary act that causes a change (directly or indirectly) in the ownership of any Mortgagor and/or any general partner (if the Mortgagor is a partnership) or member (if the Mortgagor is a limited liability company) to the extent such ownership change required Mortgagee’s consent under the Mortgage Loan documents.
(28) Recourse Obligations	45 Eisenhower Drive (Loan No. 12)	No liability will result for the recourse carveout for any act of intentional, physical waste if either there was (i) insufficient revenue from the Mortgaged Property to prevent such waste or (ii) sufficient revenue from the Mortgaged Property to prevent such waste and such waste was preventable by the payment of money, but lender refuses to allow the Mortgagor to such revenue for such purpose.
(28) Recourse Obligations	Shea Medical Plaza (Loan No. 25)	The mortgage loan is recourse to the borrower and guarantor for losses due to material physical waste of the mortgaged property, but only to the extent that such waste is not caused by the insufficiency of cash flow from the operation of the mortgaged property to avoid such waste from occurring.
(29) Mortgage Releases	Starwood Capital Group Hotel Portfolio (Loan No. 21)

The Mortgagors are permitted to release individual Mortgaged Properties from the lien of the related security instruments upon satisfaction of the REMIC requirements, with a prepayment of a portion of the Whole Loan in accordance with the Whole Loan documents, which includes, without limitation, payment of the Release Price (as defined below) and the yield maintenance premium, if applicable.

“Release Price” means the following amount: (i) if less than $57,727,000 has been prepaid, then 105% of the allocated Whole Loan amount of each such individual Mortgaged Property(ies) being released, (ii) if less than $86,590,500 has been prepaid, then 110% of the allocated Whole Loan amount of each such individual Mortgaged Property(ies) being released, (iii) if less than $115,454,000 has been prepaid, then 115% of the allocated Whole Loan amount of each such individual Mortgaged Property(ies) being released and (iv) (A) after $115,454,000 has been prepaid or (B) notwithstanding anything to the contrary, if such individual Mortgaged Property(ies) being released are to be conveyed to an affiliate of the Mortgagors, their single purpose entity principal(s), any operating lessees or the guarantor, then the “Release Price” means in each case 120% of the allocated Whole Loan amount of each such Mortgaged Property(ies) being released.

D-2-7

If the release of any Mortgaged Property causes the aggregate prepaid original Whole Loan amount to exceed any of the prepayment release dollar thresholds set forth above, then the “Release Price” for such Mortgaged Property is required to equal the sum of (x) the portion of the allocated Whole Loan amount for such Mortgaged Property which is less than the first-applicable prepayment release dollar threshold set forth above multiplied by the applicable percentage set forth in such clause and (y) the portion of the allocated Whole Loan amount for such Mortgaged Property which is greater than or equal to the first-applicable prepayment release dollar threshold applied in clause (x) multiplied by the applicable percentage above.

(33) Single-Purpose Entity	225 & 233 Park Avenue South (Loan No. 1); Mall of Louisiana (Loan No. 2); Del Amo Fashion Center (Loan No. 8); iStar Leased Fee Portfolio (Loan No. 11); 45 Eisenhower Drive (Loan No. 12); Starwood Capital Group Hotel Portfolio (Loan No. 21); Heacock Business Center (Loan No. 33); Sterling Oaks (Loan No. 40); North Park Marketplace (Loan No. 41); Boulevard Square I (Loan No. 42); Advanced Mini Storage (Loan No. 60)	The Mortgagor is a recycled single purpose entity that has never owned other property. There are no exceptions to the standard “backward” representations.
(36) Ground Leases	Del Amo Fashion Center (Loan No. 8)	The Mortgaged Property includes a sub-leasehold estate in an unimproved portion of land (approximately 2,600 square feet) that was previously used as in-line space connecting the Mortgaged Property and the adjacent parcel occupied by Sears (currently the lessee and sub-ground lessor of the parcel). The sub-ground lease parcel is not considered to be material to the operations of the Mortgaged Property, and was not assigned separate value in the appraisal. The borrower has paid rent for the sub- ground leased space for the entire term of the sub-ground lease. Upon expiration of the sub-ground lease term, the area will become part of the common area under the reciprocal easement agreement between the Mortgagor and Sears. Variations: (A) – (L). A Short Form Lease memorializing the sublease was recorded in 1980, however, the instrument is not assumed to contain the lender protection provisions contemplated by the related ground lease representations.
(36) Ground Leases	Starwood Capital Group Hotel Portfolio (Loan No. 21)

With respect to the Hilton Garden Inn Edison Raritan Center Mortgaged Property:

(G) The ground lease is silent, however, under the ground lease estoppel, (i) the cure periods available to lender shall not begin until either the cure period available to the Tenant expires or the date on which lender receives its copy of the default notice, whichever is later, and (ii) the ground lessor agrees not to terminate the ground lease without having first given to lender notice and opportunity to cure defaults.

(L) If the ground lease is rejected or otherwise terminated in connection with a tenant bankruptcy, the lender is entitled to a new ground lease upon satisfaction of customary conditions (i.e., notice, cure defaults), and the new lease will be on the same terms and conditions and priority of the ground lease as of the

D-2-8

date of such rejection or termination. As to any other termination of the ground lease, the lender is not entitled to a new lease but is provided notice and cure rights.
(36) Ground Leases	iStar Leased Fee Portfolio (Loan No. 11)	(c) The ground lease on a portion of the DoubleTree Seattle Airport Mortgaged Property expires on January 31, 2044, which is less than 20 years from the stated maturity date of the Mortgage Loan.
(43) Environmental Considerations	Del Amo Fashion Center (Loan No. 8)	The Phase I environmental site assessment obtained at loan origination identified the following recognized environmental conditions at the Mortgage Property: (i) elevated vapor concentrations in connection with the existence of a prior on-site dry cleaners; (ii) the existence of a former steel distribution facility with metal fabrication activities, (iii) the existence of 17 oil wells previously located on the property; (iv) the existence of a prior diesel storage tank, and (v) the existence of a former auto repair facility. The environmental consultant estimated remedial costs in connection with the identified RECs could range between $849,000 and $7,089,000. An environmental indemnity was provided by Simon Property Group, L.P.; however, its liability for all non-recourse carve-out obligations is capped at $117 million. The aggregate loan amount is $585 million ($375.8 million senior loan and $125.7 million subordinate loan).

D-2-9

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Pinnacle Medical Plaza (Loan No. 6)	Largest tenant (Sharp HealthCare) has Right of First Offer (ROFO) to purchase the property if borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.
(8) Permitted Liens; Title Insurance	Gehl Foods Portfolio (Loan No. 10)	The mortgaged property consists of three constituent properties. With respect to the Main Street property (having an allocated loan amount equal to 34.7% of the total loan amount) and the Crusader Court property (having an allocated loan amount equal to 17.8% of the total loan amount), the Phase I environmental site assessment (ESA) identified a controlled recognized environmental condition (CREC) due to prior on-site site industrial operations and former underground storage tanks. A Phase II ESA conducted in 2014 revealed residual contamination at the Main Street property, but no contamination at the Crusader Court property. The Wisconsin Department of Natural Resources issued a Final Case Closure letter in May, 2017 that imposed certain conditions to maintaining closure status (affects both properties), including managing contaminated soil if disturbed, paving over or establishing engineered barriers over contamination areas; Wisconsin DNR’s approving any changes in use to the affected sites and any well installed on the affected properties; and keeping a maintenance plan and inspection log on-site for annual submission to and inspection by Wisconsin DNR.
(8) Permitted Liens; Title Insurance	Walgreens – Mansfield, TX (Loan No. 51)	Walgreen Co. (single tenant) has Right of First Refusal (ROFR) to purchase its related property if offer is received that borrower is otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.
(12) Condition of Property	Marketplace at Millcreek (Loan No. 3)	The lender’s property inspection was conducted contemporaneously with the Property Condition Report, dated November 14, 2016, more than 6 months prior to the August 14, 2017 loan origination. Based on the existing PCR information, updated rent rolls, updated estoppels from all tenants and updated appraisal information, a more recent lender property inspection was not required.
(12) Condition of Property	Winslow Bay Commons (Loan No. 7)	The lender’s property inspection was conducted contemporaneously with the Property Condition Report, dated November 14, 2016, more than 6 months prior to the August 14, 2017 loan origination. Based on the existing PCR information, updated rent rolls, updated estoppels from all tenants and updated appraisal information, a more recent lender property inspection was not required.
(12) Condition of Property	CIA Developers Office Portfolio (Loan No. 30)	The mortgaged property consists of 4 constituent properties located in Melbourne, FL that were impacted by Hurricane Irma on or about September 10, 2017. In-place property insurance includes coverage for named storms (subject to a 5% deductible); also, $11 million aggregate flood coverage. The borrower’s report as of September 15, 2017 indicates that (i) power has been restored to all 4 properties; (ii) there is some standing water in areas but no major flooding; (iii) there is debris that requires clean-up, but is not expected to impact tenants’ ability to use the space; (iv) there are minor roof leaks in some portions of the properties, which will require some maintenance to replace ceiling tiles and the like; and (v) portions of the roof membrane and HVAC systems at Dow Rodes Industrial Center property were damaged or destroyed from winds during the storm. The report continued that roofers have started work to replace the roof membrane at the Dow Rodes Industrial Center property, anticipating completion in

D-2-10

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
the coming week or two; and that HVAC repairs or replacement will begin next week, with completion expected by the end of the week. Tenants totaling 10,000 sf – 15,000 sf will have their ability to use the space interrupted until this work is complete. The Dow Rodes Industrial Center property contains 66,500 sf, and the mortgaged property contains 284,500 sf in the aggregate.
(15) Actions Concerning Mortgage Loan	Pinnacle Medical Plaza (Loan No. 6)	Guarantor (Reza Paydar) is a claimant in an arbitration proceeding alleging breach of contract against affiliate of another guarantor (Alex Roudi), unrelated to the mortgaged property. Mr. Paydar is an investor in the venture in question, and Mr. Roudi is the CEO of the investment vehicle. The arbitration involves the production of documents and information necessary for an accounting of income, and no damages are currently alleged. With respect to the mortgage loan, Mr. Paydar and Mr. Roudi provided signed statements at closing stating that the suit, regardless of the adjudicated outcome, would not materially adversely interfere with the parties’ ability to act in a commercially reasonable manner with respect to the loan, the operation of the property and all business decisions to be made in connection therewith. The loan documents require that Mr. Paydar and another guarantor (Robert V. Lankford) maintain control of the borrower and its day-to-day operations. Pursuant to the terms of the organizational documents of the borrower and related entities, Mr. Lankford and entities controlled by him would exercise sole control of the borrower in the event of a deadlock between Mr. Paydar and Mr. Roudi.
(18) Insurance	Marketplace at Millcreek (Loan No. (No. 3)	(i) Property Insurance Deductible. Loan documents permit a property insurance deductible of up to $100,000. The in-place coverage provides for a $100 deductible, except $10,000 for terrorism. (ii) Liability Insurance Deductible. Loan documents permit a liability insurance deductible of up to $150,000. The in-place coverage provides for no deductible. The in-place coverage does not include a deductible. (iii) Leased Fees. Pad site tenant (La Madeline) is a leased fee where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
(18) Insurance	Winslow Bay Commons (Loan No. 7)	(i) Property Insurance Deductible. Loan documents permit a property insurance deductible of up to $100,000. The in-place coverage provides for a $100 deductible, except $10,000 for terrorism. (ii) Liability Insurance Deductible.. The loan documents permit a property insurance deductible up to $150,000. The in-place coverage does not include a deductible. (iii) Leased Fees. Pad site tenants (Discount Tire and O’Charley’s) are leased fees, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
(18) Insurance	Pleasant Prairie Premium Outlets (Loan No. 9)	The aggregate loan amount is $145 million. (i) Property Insurance Deductible. The loan documents permit a property insurance deductible of up to $500,000. The in-place property insurance deductible is $250,000. (ii) Insurance Syndicate. The loan documents permit insurance to be obtained through a syndicate of insurers, provided that, at least 75% of the insured amount (if there are four (4) or fewer members of the syndicate) or at least 60% of the insured amount (if there are

D-2-11

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
5 or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.
(18) Insurance	Gehl Foods Portfolio (Loan No. 10)	The loan documents permit insurance to be obtained through a syndicate of insurers, provided that, at least 75% of the insured amount (if there are four (4) or fewer members of the syndicate) or at least 60% of the insured amount (if there are 5 or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.
(18) Insurance	St. Louis Ground Lease (Loan No. 23)	Each of two constituent properties is a leased fee, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
(18) Insurance	Shady Willow Plaza (Loan No. 24)	i) Leased Fees. Bank of America (#3 tenant) and Carl’s Jr. (#4 tenant) are leased fees, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee. (ii) Seismic Zone 3 or 4. CA property (seismic zone 3 or 4). 12% PML.
(18) Insurance	Walgreens - Mansfield, TX (Loan No. 51)	Borrower’s obligation to provide required insurance (including property, rent loss, and terrorism coverage) is suspended if tenant (Walgreen Co.) elects to provide third party insurance or self-insure in accordance with its lease. The lease provides that tenant may self-insure if its net worth exceeds $100,000,000. Tenant has provided notice of its election to self-insure. The tenant has no rent abatement or termination remedies for any reason during the loan term. Further, in the event of a casualty, the tenant controls the disbursement of available casualty proceeds.
(18) Insurance	15330 – 15350 Nordhoff Street (Loan No. 57)	Del Taco (#3 tenant) parcel is a leased fee, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
(28) Recourse Obligations	All Wells Fargo Loans (Loan No. 3, 5, 6, 7, 9, 10, 13, 17, 20, 23, 24, 26, 30, 51, 57, 61, 62)	With respect to actions or events triggering recourse to the borrower or guarantor, the loan documents may provide additional qualifications or limitations, or recast the effect of a breach from springing recourse to a losses carve-out, in circumstances where, apart from identified bad acts of the borrower or guarantor, the property cash flow is inadequate for debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower’s access to adequate property cash flow for such purposes, inadequate property cash flow results in involuntary liens from other creditors, or there are lesser violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower’s inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.
(28) Recourse Obligations	Pleasant Prairie Premium Outlets (Loan No. 9)	The non-recourse carve-out guarantor is Simon Property Group, L.P. Variations: The aggregate loan amount is $145 million. The guarantor’s obligations under the guaranty are

D-2-12

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
capped at $29 million, plus reasonable out-of-pocket costs and expenses related to guaranty enforcement. The liability cap does not apply to a replacement guarantor. The Phase I environmental site assessment performed in connection with loan origination did not identify any recognized environmental conditions. The aggregate LTV at origination was 50%.
(28) Recourse Obligations	Gehl Foods Portfolio (Loan No. 10)	The non-recourse carve-out guarantors are AG Net Lease (SO) Corp (currently holding an approximate 7.3% indirect ownership interest in the borrower) and AG Net Lease III Corp. (currently holding an approximate 92.7% indirect ownership interest in the borrower). Each guarantor has a stated net worth in excess of the original principal amount of the loan as of March 31, 2017. Each guarantor’s liability for the borrower’s recourse obligations is several according to its relative indirect ownership percentage in the borrower inter se at the time of determination, and, for environmental liability only, is capped on an aggregate basis at $22,500,000 (the original principal amount of the loan). The loan documents require that the guarantors’ maintain an aggregate net worth of $5,000,000 for the life of the loan.
(31) Acts of Terrorism Exclusion	All Wells Fargo Loans (Loan No. 3, 5, 6, 7, 9, 10, 13, 17, 20, 23, 24, 26, 30, 51, 57, 61, 62)	To the extent exceptions have been taken to the Insurance representation (#18) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation
(33) Single-Purpose Entity	Pomona Townhomes (Loan No. 62)	Borrower is recycled SPE that previously owned property other than the mortgaged property. Borrower previously owned two residential units that it conveyed to a third party, and were subsequently redeveloped as four single family homes. An environmental database review on the prior owned property was conducted at loan origination, and no recognized environmental conditions were identified. In addition, the loan documents provide for personal liability to borrower and guarantor for losses related to the prior owned property.
(43) Environmental Conditions	Creekview Apartments (Loan No. 61); Pomona Townhomes (Loan No. 62)	In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $2,250,000 group lender environmental collateral protection and liability-type environmental insurance policy with $2,250,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.
(45) Appraisal	15330 – 15350 Nordhoff Street (Loan No. 57)	The appraisal is dated 12.22.2016, more than 6 months’ prior to the loan origination date (06.30.2017). The Cut-Off Date LTV Ratio is 47.7%.

D-2-13

Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment	Magnolia Hotel Denver (Loan No. 16)	A portion of the Mortgaged Property consists of a leasehold interest (such interest, the “Ballroom Leasehold Interest”) in a commercial space located in a non-contiguous third-party owned building, which building does not constitute collateral for the Mortgage Loan. The commercial space is leased by the Mortgagor for use as a ballroom. The third-party owner of the space has encumbered the related fee estate with a mortgage and such mortgage is superior to the Mortgagor’s Ballroom Leasehold Interest and the lien of the Mortgage.
(8) Permitted Liens; Title Insurance	Magnolia Hotel Denver (Loan No. 16)	The portion of the Mortgaged Property consisting of a leasehold interest in a commercial space is not covered under the title policy.
(18) Insurance	Magnolia Hotel Denver (Loan No. 16)	The common elements of the related condominium regime are not insured by the Mortgagor but are currently insured by the third-party owner of eleven (11) of the eighteen (18) total condominium units. While the Mortgagor is named as an additional insured, the lender currently is not.
(26) Local Law Compliance	Salida & Manteca Secured Storage Portfolio (Loan No. 31)	Secured Self Storage of Manteca – The use of the Mortgaged Property as self-storage is a pre-existing legally non-conforming use, a self-storage facility is not a permitted use under current zoning laws. In the event of the Mortgaged Property is involuntarily damaged or destroyed by fire, collapse, flood, wind, earthquake, explosion, act of God, or act of the public enemy that damages more than 50% of the assessed value of the structures on the Mortgaged Property, the Mortgaged Property may only be restored in accordance with the current zoning laws. If the legally non-conforming use ceases for a continuous period of six months or more, such use may not be restored.
(31) Acts of Terrorism Exclusion	Magnolia Hotel Denver (Loan No. 16)	The common elements of the related condominium regime are not insured by the Mortgagor but are currently insured by the third-party owner of eleven (11) of the eighteen (18) total condominium units. While the Mortgagor is named as an additional insured, the lender currently is not.
(33) Single Purpose Entity	SAVA Holdings IHG Portfolio (Loan No. 4)	(Single-Purpose Entity) – A non-consolidation opinion was not delivered at closing of the Mortgage Loan.
(33) Single Purpose Entity	Magnolia Hotel Denver (Loan No. 16)

The Mortgage Loan documents and the organizational documents of the Mortgagor require the Mortgagor to meet the Single-Purpose Entity requirements, except as provided below:

A portion of the Mortgaged Property consists of the Mortgagor’s interest in seven (7) of eighteen (18) total condominium units in a parking garage structure. The Mortgagor previously owned a fee simple interest in the entire parking garage structure and in 1997 subjected such structure to a condominium regime. The Mortgagor subsequently sold eleven (11) of the eighteen (18) condominium units to a third party.

D-2-14

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Seneca Broadview Hills Townhomes (Loan No. 64)	The related title policy does not contain same as survey or contiguity endorsements. In addition, the related Mortgaged Property consists of two or more noncontiguous parcels.
(12) Condition of Property	Douglasville Center (Loan No. 35)	The related Mortgaged Property was not inspected within 6 months of origination of the related Mortgage Loan, but was inspected within 7 months of origination of the related Mortgage Loan.
(12) Condition of Property	Seneca Broadview Hills Townhomes (Loan No. 64)

The subject Mortgage Loan was originated in 2002 and the related Mortgaged Property was not inspected within 6 months of origination by the related Mortgage Loan Seller; however, it was inspected within 12 months of the Cut-off Date.

In addition, no escrow exists for the immediate repairs recommended under the related engineering report.

(15) Actions Concerning Mortgage Loan	Seneca Broadview Hills Townhomes (Loan No. 64)	The subject Mortgage Loan was originated in 2002 by JPMorgan Chase Bank and was purchased by the related Mortgage Loan Seller in March 2017. Any arbitration or governmental investigation regarding the mortgagor, the guarantor, or the mortgagor’s interest in the related Mortgaged Property at the time of origination is unknown.
(18) Insurance	Wayside MHC (Loan No. 48)	A concrete building and an undetermined number of pads are located in a flood zone, and the business interruption insurance does not include flood coverage.
(18) Insurance	Brown and Bermuda MHCs (Loan No. 63)	The related borrower’s windstorm coverage deductible is $50,000.
(18) Insurance	Seneca Broadview Hills Townhomes (Loan No. 64)	The related Mortgage Loan documents do not expressly require, and the related Mortgaged Property may not be covered by, windstorm insurance.
(20) No Encroachments	Wayside MHC (Loan No. 48)	Four mobile homes encroach over the western boundary of the related Mortgaged Property by 6.9 feet, 27.7 feet, 17.2 feet and 31.4 feet, respectively.
(20) No Encroachments	Seneca Broadview Hills Townhomes (Loan No. 64)	A survey has not been obtained for the related Mortgaged Property since origination of the subject Mortgage Loan in 2002 by JPMorgan Chase Bank.
(20) No Encroachments	Lloyds MHC (Loan No. 65)	Certain mobile homes, accessory buildings and fences encroach over the boundary line on the eastern portion of the related Mortgaged Property.
(26) Local Law Compliance	AeroPlex II (Loan No. 22); Island Palm Shoppes (Loan No. 28); Runway Plaza (Loan No. 29); Country Cove MHP (Loan No. 45); Wayside MHC (Loan No. 48); Affordable Self Storage (Loan No. 49); Eau Gallie Self Storage (Loan No. 53); Seneca Broadview Hills Townhomes (Loan No. 64); Lloyds MHC (Loan No. 65)	For each of the subject Mortgage Loans, the related Mortgaged Property constitutes (or, if applicable, one or more of the related Mortgaged Properties constitute) a legal nonconforming use and/or structure which, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the prior use is not resumed (or certain key steps in connection therewith are not taken) within a specified time frame. In each case, law and ordinance insurance coverage was obtained, but such insurance only covers (i) the loss to the subject structure when it must be demolished to comply with code requirements, (ii) the cost to demolish and clear the site of

D-2-15

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
the undamaged portions of the covered structure, where the law requires its demolition, and (iii) increased cost of construction, to the extent such cost is a consequence of the enforcement of an ordinance or law.
(26) Local Law Compliance	Douglasville Center (Loan No. 35)	Code violations exist within the tenant spaces. A post-closing agreement allowing 90 days to cure has been entered into by the related borrower. Examples of the violations include but are not limited to: provide cover on drain line in restroom; repair emergency lights; hood suppression system service is overdue; and mount fire extinguisher.
(27) Licenses and Permits	Seneca Broadview Hills Townhomes (Loan No. 64)

The related loan documents do not contain any requirement regarding the related borrower’s qualification to do business beyond a general covenant to comply with laws having jurisdiction over the related Mortgaged Property or the use thereof.

In addition, there are outstanding code violations at the related Mortgaged Property.

(29) Mortgage Releases	Island Palm Shoppes (Loan No. 28); Runway Plaza (Loan No. 29)	The subject Mortgage Loans are cross-collateralized and cross-defaulted. However, the cross-collateralization and cross-default feature can be terminated based upon the satisfaction of, among others, conditions relating to maximum loan-to-value ratios and minimum debt service coverage ratios and debt yields for each of the subject Mortgage Loans, without any repayment of principal or Defeasance.
(32) Due on Sale or Encumbrance	Island Palm Shoppes (Loan No. 28); Runway Plaza (Loan No. 29)	Up to 80% of the equity interest in the related borrower may be transferred provided that there is no change in control and Robert Duncan retains a 20% interest.
(33) Single-Purpose Entity	Island Palm Shoppes (Loan No. 28); Runway Plaza (Loan No. 29)	The same borrower owns the Mortgaged Properties for both of the subject Mortgage Loans. If the cross-collateralization between the two subject Mortgage Loans is severed in connection with a total defeasance of either such Mortgage Loan, the fully defeased Mortgaged Property will be required to be transferred.
(33) Single-Purpose Entity	Brown and Bermuda MHCs (Loan No. 63)	The related borrower is currently the subject of a personal injury lawsuit.
(34) Defeasance	AeroPlex II (Loan No. 22); Island Palm Shoppes (Loan No. 28); Runway Plaza (Loan No. 29); Douglasville Center (Loan No. 35); Wanamaker Crossing (Loan No. 36); Stockton Self Storage (Loan No. 37); Ellenwood Town Center (Loan No. 44); Country Cove MHP (Loan No. 45); Wayside MHC (Loan No. 48); Affordable Self Storage (Loan No. 49); Speedway Marketplace (Loan No. 50); Eau Gallie Self Storage (Loan No. 53); Highland Plaza (Loan No. 54); Brown and Bermuda MHCs (Loan No. 63)	The related loan documents do not require that the defeased note be assumed by, or that the defeasance collateral be transferred to, a Single-Purpose Entity. However, in such cases, the successor borrower must be an entity established or designated by the lender or its designee.
(37) Servicing	Seneca Broadview Hills Townhomes (Loan No. 64)	The subject Mortgage Loan was purchased by the related Mortgage Loan Seller in March 2017; the servicing practices of the previous servicer are unknown and no representation or warranty is made with respect thereto.

D-2-16

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(38) Origination and Underwriting	Seneca Broadview Hills Townhomes (Loan No. 64)	The subject Mortgage Loan was originated in 2002 by JPMorgan Chase Bank and was purchased by the related Mortgage Loan Seller in March 2017. The origination practices of JPMorgan Chase Bank are unknown and no representation or warranty is made with respect thereto.
(42) Organization of Mortgagor	Island Palm Shoppes (Loan No. 28); Runway Plaza (Loan No. 29)	The same borrower owns the Mortgaged Properties for both of the subject Mortgage Loans.
(43) Environmental Conditions	Island Palm Shoppes (Loan No. 28)	The Phase I environmental site assessment (“ESA”) obtained in connection with the origination of the related cross-collateralized group of Mortgage Loans stated that: (a) a gasoline station present on a property adjacent to the related Mortgaged Property was identified for a petroleum release detected in 2003; and (b) extensive subsurface investigations and remedial activities have been performed at the adjacent property in question between 2003 and 2016, including the use of monitoring wells. Based on, among other things, the level of xylenes most recently detected in close proximity to the related Mortgaged Property, and the hydraulic gradient of the adjacent property in question relative to the related Mortgaged Property, this release case is considered to represent a recognized environmental condition (“REC”) in connection with the related Mortgaged Property. However, because of the active remediation, regulatory oversight, sampling data for on-site wells, distance of impacts from the buildings at the related Mortgaged Property, and the related Mortgaged Property’s connection to the municipal water and sewer system, no on-site remedial or investigative action was currently recommended by the environmental consultant with respect to the related Mortgaged Property.
(43) Environmental Conditions	Stockton Self Storage (Loan No. 37)	The Phase I ESA obtained in connection with the origination of the related Mortgage Loan indicated that: (a) a property adjacent to the related Mortgaged Property that was occupied by a subsidiary of Occidental Chemical Corporation (“Oxychem”), was the subject of a release of hazardous materials; (b) from 1955 to 1993 (i) the adjacent property in question was formerly used as an agricultural chemical distribution facility, (ii) dry and liquid chemicals (such as herbicides, pesticides, insecticides, fumigants and fertilizers) were stored at the site in drums, bulk containers and aboveground and underground storage tanks, (iii) the chemical storage structures were removed from the site in 1993 and (iv) upon removal of the chemical storage structures, a release of agricultural chemicals was discovered that affected the soil and groundwater; and (c) the release also appears to have impacted the groundwater at the related Mortgaged Property. According to the Phase I ESA, since 1994, the adjacent property in question has undergone several subsurface investigations, with several groundwater monitoring wells installed at the site, and remediation activities have been performed, including the excavation and treatment of 2,900 tons of contaminated soil, the planting of eucalyptus trees to control the hydraulic gradient and to remove nitrogen from soil and groundwater, and the injection of emulsified oil to accelerate the degradation of chlorinated pollutants in the groundwater. Based on the assessment of the related Mortgaged Property, the on-going remedial activities at the adjacent property in question and

D-2-17

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
the identification of the Oxychem subsidiary as a contaminating party, the environmental consultant concluded that it is unlikely that the related Mortgaged Property would be investigated as a source of this contamination. The environmental consultant further concluded that vapor intrusion at the related Mortgaged Property is unlikely based on the distance (greater than 300 feet) of the leasing office and manager’s residence at the related Mortgaged Property from the area of the impacted groundwater. The Phase I ESA indicated that no further action or investigation at the related Mortgaged Property appeared to be then warranted.
(45) Appraisal	Seneca Broadview Hills Townhomes (Loan No. 64)	The subject Mortgage Loan was originated in 2002 by JPMorgan Chase Bank and was purchased by the related Mortgage Loan Seller in March 2017. The related Mortgage Loan Seller is not in possession of an appraisal within 6 months of origination; however, a new appraisal was procured within 12 months of the Cut-off Date.

D-2-18

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
November 2017	32,869,000.00
December 2017	32,869,000.00
January 2018	32,869,000.00
February 2018	32,869,000.00
March 2018	32,869,000.00
April 2018	32,869,000.00
May 2018	32,869,000.00
June 2018	32,869,000.00
July 2018	32,869,000.00
August 2018	32,869,000.00
September 2018	32,869,000.00
October 2018	32,869,000.00
November 2018	32,869,000.00
December 2018	32,869,000.00
January 2019	32,869,000.00
February 2019	32,869,000.00
March 2019	32,869,000.00
April 2019	32,869,000.00
May 2019	32,869,000.00
June 2019	32,869,000.00
July 2019	32,869,000.00
August 2019	32,869,000.00
September 2019	32,869,000.00
October 2019	32,869,000.00
November 2019	32,869,000.00
December 2019	32,869,000.00
January 2020	32,869,000.00
February 2020	32,869,000.00
March 2020	32,869,000.00
April 2020	32,869,000.00
May 2020	32,869,000.00
June 2020	32,869,000.00
July 2020	32,869,000.00
August 2020	32,869,000.00
September 2020	32,869,000.00
October 2020	32,869,000.00
November 2020	32,869,000.00
December 2020	32,869,000.00
January 2021	32,869,000.00
February 2021	32,869,000.00
March 2021	32,869,000.00
April 2021	32,869,000.00
May 2021	32,869,000.00
June 2021	32,869,000.00
July 2021	32,869,000.00
August 2021	32,869,000.00
September 2021	32,869,000.00
October 2021	32,869,000.00
November 2021	32,869,000.00
December 2021	32,869,000.00
January 2022	32,869,000.00
February 2022	32,869,000.00
March 2022	32,869,000.00
April 2022	32,869,000.00
May 2022	32,869,000.00
June 2022	32,869,000.00
July 2022	32,869,000.00
August 2022	32,869,000.00

Distribution Date	Class A-SB Planned Principal Balance ($)
September 2022	32,869,000.00
October 2022	32,869,000.00
November 2022	32,868,842.49
December 2022	32,279,809.18
January 2023	31,731,975.76
February 2023	31,181,964.29
March 2023	30,499,785.29
April 2023	29,944,869.85
May 2023	29,344,579.90
June 2023	28,785,069.53
July 2023	28,180,315.07
August 2023	27,616,173.49
September 2023	27,049,788.55
October 2023	26,438,354.63
November 2023	25,867,284.20
December 2023	25,251,297.78
January 2024	24,675,504.86
February 2024	24,097,421.92
March 2024	23,432,204.25
April 2024	22,849,173.20
May 2024	22,221,565.62
June 2024	21,633,717.62
July 2024	21,001,429.80
August 2024	20,408,726.81
September 2024	19,813,666.04
October 2024	19,174,370.17
November 2024	18,574,397.45
December 2024	17,930,329.02
January 2025	17,325,405.54
February 2025	16,718,075.33
March 2025	15,983,917.19
April 2025	15,371,245.20
May 2025	14,714,837.91
June 2025	14,097,114.82
July 2025	13,435,799.78
August 2025	12,812,985.69
September 2025	12,187,693.17
October 2025	11,519,023.52
November 2025	10,888,580.20
December 2025	10,214,905.93
January 2026	9,579,271.10
February 2026	8,941,106.46
March 2026	8,178,986.26
April 2026	7,535,244.21
May 2026	6,848,648.61
June 2026	6,199,609.94
July 2026	5,507,868.05
August 2026	4,853,490.91
September 2026	4,196,508.84
October 2026	3,497,048.96
November 2026	2,834,665.63
December 2026	2,129,957.79
January 2027	1,462,130.52
February 2027	791,644.41
March 2027	213.57
April 2027 and thereafter	0.00

E-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	24
Risk Factors	61
Description of the Mortgage Pool	155
Transaction Parties	254
Credit Risk Retention	310
Description of the Certificates	313
Description of the Mortgage Loan Purchase Agreements	355
Pooling and Servicing Agreement	367
Certain Legal Aspects of Mortgage Loans	493
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	512
Pending Legal Proceedings Involving Transaction Parties	515
Use of Proceeds	515
Yield and Maturity Considerations	515
Material Federal Income Tax Considerations	528
Certain State and Local Tax Considerations	542
Method of Distribution (Underwriter)	543
Incorporation of Certain Information by Reference	545
Where You Can Find More Information	545
Financial Information	546
Certain ERISA Considerations	546
Legal Investment	551
Legal Matters	552
Ratings	553
Index of Defined Terms	556

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$588,021,000
(Approximate)

Wells Fargo
Commercial Mortgage
Securities, Inc.
Depositor

Wells Fargo
Commercial Mortgage
Trust 2017-C40
Issuing Entity

Commercial Mortgage
Pass-Through Certificates,
Series 2017-C40

Class A-1	$23,786,000
Class A-2	$23,626,000
Class A-SB	$32,869,000
Class A-3	$185,000,000
Class A-4	$203,796,000
Class X-A	$469,077,000
Class X-B	$118,944,000
Class A-S	$56,122,000
Class B	$32,668,000
Class C	$30,154,000

PROSPECTUS

Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner

Barclays
Co-Lead Manager and Joint Bookrunner

Academy Securities, Inc.
Co-Manager

September , 2017